Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-252374 and 333-252374-01

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF THUNDER BRIDGE ACQUISITION II, LTD.

AND

PROSPECTUS FOR SHARES OF CLASS A COMMON STOCK AND WARRANTS OF THUNDER BRIDGE II SURVIVING PUBCO, INC.

Proxy Statement/Prospectus dated May 14, 2021
and first mailed to shareholders on or about May 17, 2021

To the Shareholders of Thunder Bridge Acquisition II, Ltd.:

On behalf of the board of directors of Thunder Bridge Acquisition II, Ltd. (“Thunder Bridge II”), we are pleased to enclose the proxy statement/prospectus relating to the proposed business combination of Thunder Bridge II and Ay Dee Kay, LLC d/b/a indie Semiconductor (“indie,”) pursuant to a Master Transactions Agreement dated effective as of December 14, 2020 (as may be further amended or supplemented from time to time, the “MTA”) among Thunder Bridge II Surviving Pubco, Inc. (“Surviving Pubco”), Thunder Bridge II, indie and certain other parties to the MTA. It is proposed that, simultaneously with the effectiveness of the Business Combination (the “Closing”), among other things, (1) Thunder Bridge II will transfer by way of continuation and domesticate from the Cayman Islands as an exempted company to the State of Delaware as a corporation (the “Domestication”), (2) a merger subsidiary of Surviving Pubco will merge with and into Thunder Bridge II pursuant to which Thunder Bridge II equity holders will receive corresponding shares and warrants of Surviving Pubco, with Surviving Pubco continuing as the successor public company to Thunder Bridge II and will change its name to indie Semiconductor, Inc., (3) a merger subsidiary of Surviving Pubco will merge with and into indie, with indie continuing as the surviving limited liability company (the Domestication, the mergers and the transactions contemplated by the MTA are collectively referred to as the “Business Combination”). Surviving Pubco, as the successor to Thunder Bridge II following the Business Combination, is referred to herein as the “Company.” This document is both a proxy statement/prospectus containing information about Thunder Bridge II’s extraordinary general meeting and a prospectus of Surviving Pubco with respect to the securities to be issued to Thunder Bridge II’s securityholders and indie’s equityholders in the Business Combination.

In connection with the Domestication, the Business Combination and the other matters described herein, you are cordially invited to attend the extraordinary general meeting (the “Shareholders Meeting”) of Thunder Bridge II to be held at 101 Constitution Ave., NW, Suite 900, Washington, DC 20001, USA at 11:00 a.m. Eastern Time, on June 9, 2021. Only shareholders who held ordinary shares of Thunder Bridge II at the close of business on May 10, 2021 will be entitled to vote at the Shareholders Meeting and at any adjournments thereof.

The Shareholders Meeting will be held at 101 Constitution Ave., NW, Suite 900, Washington, DC 20001, USA and will also be available by way of a virtual meeting conducted via live webcast. You will be able to attend the Shareholders Meeting online, vote and submit your questions during the Shareholders Meeting by visiting https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021. We are pleased to utilize the virtual shareholder meeting technology to (i) provide ready access and cost savings for our shareholders and Thunder Bridge II, and (ii) promote social distancing pursuant to guidance provided by the Center for Disease Control and Prevention and the U.S. Securities and Exchange Commission due to the novel coronavirus. The virtual meeting format allows attendance from any location in the world. The meeting may solely be attended virtually online via the internet.

Thunder Bridge II is a blank check company incorporated on February 13, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Thunder Bridge II’s units, ordinary shares and warrants are traded on the Nasdaq Stock Market (“Nasdaq”) under the symbols “THBRU,” “THBR” and “THBRW,” respectively. On May 10, 2021 the closing sale prices of Thunder Bridge II’s units, Class A ordinary shares and warrants were $10.99, $10.12 and $1.70, respectively. At the closing of the Business Combination, the units will separate into their component shares of Class A common stock and warrants so that the units will no longer trade separately under “THBRU.” Surviving Pubco has applied for the listing of the Class A common stock and warrants of the Company on Nasdaq following the completion of the Business Combination under the symbols “INDI” and “INDIW,” respectively.

          indie offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems (ADAS), including LiDAR, connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. indie is an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, indie has design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations throughout China. If the proposed Business Combination is not consummated, indie would require additional funding to sustain operations over the next twelve months and execute its business plan. Accordingly, indie’s auditor’s report includes an explanatory paragraph expressing substantial doubt about indie’s ability to continue as a going concern.

At the Shareholders Meeting, Thunder Bridge II’s shareholders will be asked to vote on the following proposals, as more fully described (and defined) in the accompanying proxy statement/prospectus: (i) the Domestication Proposal; (ii) the Merger Proposal; (iii) the Equity Incentive Plan Proposal; (iv) the Director Election Proposal; (v) the Nasdaq Proposal; (vi) the Advisory Charter Proposals; and (vii) the Shareholder Adjournment Proposal, if presented (collectively, the “Shareholder Proposals”).

Thunder Bridge II’s board of directors has unanimously determined that the Shareholder Proposals are advisable, fair to and in the best interests of Thunder Bridge II and its shareholders and unanimously recommends that Thunder Bridge II’s shareholders vote “FOR” each of the Shareholder Proposals to be presented to them.

If the Thunder Bridge II shareholders approve the Merger Proposal and the parties consummate the Business Combination: (i) the holders of Thunder Bridge II Shares (as defined below) issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of class A common stock of the Company (“Class A common stock”) in exchange for each Thunder Bridge II Share held by them, (ii) the holders of each whole warrant to purchase Thunder Bridge II Class A ordinary shares will receive one warrant to purchase Class A common stock at an exercise price of $11.50 per share, and (iii) the stakeholders of indie will receive an aggregate of up to approximately 90,000,000 shares of the Company, and up to an additional 10,000,000 shares of Class A common stock issuable upon the achievement of certain stock price performance thresholds of the Company by December 31, 2027, subject to adjustment as more fully described herein. As a result of the Business Combination, indie will become a controlled 72.8% owned subsidiary of the Company.

In connection with the execution of the MTA, Thunder Bridge II entered into the Sponsor Support Agreement, dated December 14, 2020, with the Sponsor (as defined below), pursuant to which, among other thing, the Sponsor agreed to vote its Founder Shares (as defined below) in favor of the Shareholder Proposals.

In connection with the execution of the MTA, certain securityholders of indie entered into a Company Support Agreement, dated December 14, 2020, pursuant to which such securityholders of indie agreed to approve the MTA and the Business Combination.

It is anticipated that, upon completion of the Business Combination, Thunder Bridge II’s Public Shareholders (as defined below) will own approximately 23.3% of the outstanding shares of the Company, the Sponsor will own approximately 5.8% of the outstanding shares of the Company, indie’s existing security holders will own approximately 60.8% of the outstanding shares of the Company (on an as-exchanged basis) and approximately 10.1% of the outstanding shares of the Company will be held by the PIPE Investors. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the MTA. These relative percentages assume that none of Thunder Bridge II’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination. If any of Thunder Bridge II’s Public Shareholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Pursuant to Thunder Bridge II’s current Memorandum and Articles of Association, a holder of Public Shares may demand that Thunder Bridge II redeem such shares for cash if the Business Combination is consummated. Holders of Public Shares will be entitled to receive cash for these shares only if, no later than the second business day prior to the date of the Shareholders Meeting, they demand that Thunder Bridge II redeem their shares for cash and deliver their shares to Thunder Bridge II’s transfer agent. If the Business Combination is not completed, these shares will not be redeemed. If a holder of Public Shares properly demands redemption, regardless of whether such holder votes for or against the Merger Proposal, Thunder Bridge II will redeem each Public Share for a full pro rata portion of the trust account (as defined in the accompanying proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Shareholders Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

The obligations of Thunder Bridge II to complete the Business Combination are subject to a number of conditions set forth in the MTA and are summarized in the accompanying proxy statement/prospectus. More information about Thunder Bridge II and indie, the Shareholders Meeting, and the transactions contemplated by the MTA, is contained in the accompanying proxy statement/prospectus. You are encouraged to read the accompanying proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 44.

Your vote is very important.    As a condition to the completion of the Business Combination, an affirmative vote of holders of a majority of the voting power of the ordinary shares of Thunder Bridge II entitled to vote on the Shareholder Proposals, who are present and vote at the Shareholders Meeting is required with respect to the Shareholder Proposals (other than (i) the Domestication Proposal, which requires the approval of the holders of at least two-thirds of the voting power of the outstanding ordinary shares entitled to vote on such proposal that are present and vote at the Shareholders Meeting, and (ii) the election of directors pursuant to the Director Election Proposal, which requires each director to be approved by holders of not less than a majority of the Class B ordinary shares of Thunder Bridge II that are present and vote at the Shareholders Meeting).

Thunder Bridge II’s board of directors strongly supports the Business Combination and the other transactions contemplated by the MTA and recommends that you vote in favor of the Shareholder Proposals presented for your approval.

Very truly yours,
/s/ Gary A. Simanson
Gary A. Simanson
President and Chief Executive Officer
Thunder Bridge Acquisition II, Ltd.
May 14, 2021

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Thunder Bridge II for the Shareholders Meeting and the prospectus for the securities of Surviving Pubco following the Domestication and the Business Combination. This registration statement and the accompanying proxy statement/prospectus is available without charge to shareholders of Thunder Bridge II upon written or oral request. This document and other filings by Thunder Bridge II with the Securities and Exchange Commission may be obtained by either written or oral request to Gary A. Simanson, Thunder Bridge Acquisition II, Ltd., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 or by telephone at (202) 431-0507.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the Shareholder Proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, the proxy solicitor for Thunder Bridge II, toll-free at (800) 662-5200 or collect at (203) 658-9400. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the indie website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholders Meeting, or no later than June 2, 2021.

THUNDER BRIDGE ACQUISITION II, LTD.
9912 Georgetown Pike
Suite D203
Great Falls, Virginia 22066

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON JUNE 9, 2021.

TO THE SHAREHOLDERS OF THUNDER BRIDGE ACQUISITION II, LTD.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Shareholders Meeting”) of Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (“Thunder Bridge II”), will be held at 101 Constitution Ave., NW, Suite 900, Washington, DC 20001, USA, at 11:00 a.m. Eastern Time, on June 9, 2021. You will be able to attend, vote your shares, and submit questions during the Shareholders Meeting via a live webcast available at https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021. The Shareholders Meeting will be held for the sole purpose of considering and voting upon the following proposals:

(1)    The Domestication Proposal — To consider and vote upon a proposal by special resolution to change the corporate structure and domicile of Thunder Bridge II by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”), the replacement of the existing Amended and Restated Memorandum and Articles of Association of Thunder Bridge II with the post-domestication and post-merger Certificate of Incorporation for Surviving Pubco and the change of name of Thunder Bridge II. The Domestication will be effected simultaneously with the Business Combination (as defined below) by Thunder Bridge II filing a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Thunder Bridge II will become a Delaware corporation and will change its corporate name to “Indie Acquisition Company II, Corp.” We refer to this proposal as the “Domestication Proposal.” Simultaneous with the Domestication, a wholly-owned subsidiary of Thunder Bridge II Surviving Pubco, Inc. (“Surviving Pubco”) will merge with and into Thunder Bridge II, with all outstanding securities of Thunder Bridge II being exchanged for corresponding securities in Surviving Pubco, with Surviving Pubco succeeding as successor registrant and public company issuer pursuant to the federal securities laws. As a result of the Domestication and the Business Combination, holders of Thunder Bridge II ordinary shares will receive Class A common stock of Surviving Pubco, and holders of Thunder Bridge II warrants will receive warrants of Surviving Pubco with substantively identical terms. See “Shareholder Proposal 2: The Merger Proposal” for more information. A copy of the post-domestication and post-merger charter for Surviving Pubco is attached hereto as Annex A.

(2)    The Merger Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Master Transactions Agreement dated effective as of December 14, 2020 (as amended or supplemented from time to time, the “MTA”) by and among: (a) Surviving Pubco; (b) Thunder Bridge II; (c) TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Surviving Pubco (“TBII Merger Sub”); (d) ADK Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Surviving Pubco (“ADK Merger Sub”); (e) ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Surviving Pubco (“ADK Service Provider Merger Sub”); (f) ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Surviving Pubco (“ADK Blocker Merger Sub,” and collectively with TBII Merger Sub, ADK Merger Sub and ADK Service Provider Merger Sub, the “Merger Subs”); (g) Ay Dee Kay LLC, a California limited liability company (“indie”); (h) the corporate entities listed in the MTA (the “ADK Blocker Group”); (i) ADK Service Provider Holdco, LLC, a Delaware limited liability company (“ADK Service Provider Holdco”); and (j) solely in his capacity as the indie securityholder representative hereunder, Donald McClymont (the “indie Securityholder Representative”), and the transactions contemplated by the MTA, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the MTA, among other things, Thunder Bridge II will complete the Domestication, and immediately following the completion of the Domestication, (1) TBII Merger Sub will merge with and into Thunder Bridge II, with all outstanding securities of Thunder Bridge II being exchanged for corresponding securities in Surviving Pubco, and Surviving Pubco succeeding as successor registrant and public company issuer pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc., (2) ADK Merger Sub will merge with and into indie, with indie surviving as a controlled 72.8% owned subsidiary of Surviving Pubco, (3) the entities in the ADK Blocker Group will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company, and (4) ADK Service Provider Holdco will merge with and into ADK Service Provider Merger Sub ((1) through (4) collectively, the “Mergers”). We refer to this proposal as the “Merger Proposal.” A copy of the MTA is attached to the accompanying proxy statement/prospectus as Annex B.

(3)    The Equity Incentive Plan Proposal — To consider and vote upon a proposal by ordinary resolution to approve the 2021 Equity Incentive Plan to be effective after the closing of the Business Combination. We refer to this proposal as the “Equity Incentive Plan Proposal.” A copy of the 2021 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex C.

(4)    The Director Election Proposal — To consider and vote upon a proposal by ordinary resolution to elect nine directors to serve staggered terms on the Company’s board of directors until the 2022, 2023 and 2024 annual meeting of stockholders of the Company, respectively, and until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

(5)     The Nasdaq Proposal — To consider and vote upon a proposal by ordinary resolution to approve, (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purposes of complying with Nasdaq Listing Rules 5635(d) the issuance of more than 20% of the issued and outstanding Class A ordinary shares in the PIPE Financing (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination. We refer to this as the “Nasdaq Proposal.”

(6)    The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between Thunder Bridge II’s current Memorandum and Articles of Association (the “existing charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as nine separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

(A)    Advisory Charter Proposal A — provide that the total number of shares of all classes of capital stock which the Company will have authority to issue is 300,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 40,000,000 shares of Class V common stock, no par value, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

(B)    Advisory Charter Proposal B — provide that special meetings of stockholders of the Company may be called only (i) by the chairman of the board of directors, (ii) by the chief executive officer, or (iii) by the secretary acting at the request of a majority of the total number of directors that the Company would have if there were no vacancies.

(C)    Advisory Charter Proposal C — provide that any action of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(D)    Advisory Charter Proposal D — provide that the Company’s board of directors will be divided into three classes designated as Class I, Class II and Class III.

(E)    Advisory Charter Proposal E — provide that directors may be elected by the stockholders only at an annual meeting of stockholders by a plurality of the votes cast.

(F)    Advisory Charter Proposal F — provide that any director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class.

(G)    Advisory Charter Proposal G — provide that the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, provisions relating to calling special meetings of stockholders and stockholder action by written consent. Except as provided in the foregoing, the affirmative vote of the holders of at least a majority in voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions of the Certificate of Incorporation, including provisions relating to limiting liability of and indemnifying directors, amending the Certificate of Incorporation and the forum for certain actions involving the Company.

(H)    Advisory Charter Proposal H — provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.

(I)     Advisory Charter Proposal I — provide that the Company will not be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the Company for a period of time unless certain conditions are met.

(7)    The Shareholder Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the Shareholders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge II that more time is necessary or appropriate to approve one or more proposals at the Shareholders Meeting. We refer to this proposal as the “Shareholder Adjournment Proposal” and, together with the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, and the Nasdaq Proposal as the “Shareholder Proposals.”

The Shareholder Proposals are more fully described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. As of May 10, 2021 (the “Record Date”), there were 34,500,000 issued and outstanding Class A ordinary shares of Thunder Bridge II and 8,625,000 issued and outstanding Class B ordinary shares of Thunder Bridge II. Only holders of record of ordinary shares of Thunder Bridge II at the close of business on the Record Date are entitled to notice of the Shareholders Meeting and to vote and have their votes counted at the Shareholders Meeting and any adjournments of the Shareholders Meeting.

After careful consideration, Thunder Bridge II’s board of directors has determined that the Shareholder Proposals are fair to and in the best interests of Thunder Bridge II and its shareholders and unanimously recommends that the holders of Thunder Bridge II’s ordinary shares entitled to vote on the Shareholder Proposals, vote or give instruction to vote “FOR” the Domestication Proposal, “FOR” the Merger Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the election of each of the director nominees pursuant to the Director Election Proposal, “FOR” the Nasdaq Proposal and “FOR” the Shareholder Adjournment Proposal, if presented.

The existence of any financial and personal interests of one or more of Thunder Bridge II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Thunder Bridge II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals. See the section entitled “Shareholder Proposal 2: The Merger Proposal — Interests of Thunder Bridge II’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of this.

Each of the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, and the Nasdaq Proposal is interdependent upon the others and must be approved in order for Thunder Bridge II to complete the Business Combination contemplated by the MTA. The Merger Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Advisory Charter Proposals and the Shareholder Adjournment Proposal must be approved by ordinary resolution, being the approval of the holders of a majority of the ordinary shares of Thunder Bridge II as of the Record Date that are present and vote at the Shareholders Meeting. The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being the approval of the holders of at least two-thirds of the ordinary shares of Thunder Bridge II as of the Record Date that are present and vote at the Shareholders Meeting. The election of directors pursuant to the Director Election Proposal must be approved by an ordinary resolution of the holders of the Class B ordinary shares of Thunder Bridge II, being the approval of the holders of not less than a majority of such shares as of the Record Date that are present and vote at the Shareholders Meeting.

YOUR VOTE IS VERY IMPORTANT TO US. PLEASE VOTE YOUR SHARES PROMPTLY.

All shareholders of Thunder Bridge II are cordially invited to attend the Shareholders Meeting. To ensure your representation at the Shareholders Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a shareholder of record of Thunder Bridge II ordinary shares, you may also cast your vote at the https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021. In light of the novel coronavirus pandemic and to support the well-being of Thunder Bridge II shareholders, the Shareholders Meeting will be utilizing a virtual shareholder meeting format. If you grant a proxy, you may still vote your shares virtually at https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021 if you revoke your proxy before the Shareholders Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to vote at the Shareholders Meeting, obtain a proxy from your broker, bank or nominee. If any of the Domestication Proposal, Merger Proposal, Director Election Proposal, or Nasdaq Proposal fails to receive the required approval by the shareholders of Thunder Bridge II at the Shareholders Meeting, the Business Combination will not be completed.

Whether or not you plan to attend the Shareholders Meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus.

Your vote is important regardless of the number of shares you own.    Whether you plan to attend the Shareholders Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ Gary A. Simanson
Chief Executive Officer and President
May 14, 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. YOU MAY EXERCISE YOUR RIGHTS TO DEMAND THAT THUNDER BRIDGE II REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT WHETHER YOU VOTE FOR OR AGAINST THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST TENDER YOUR SHARES TO THUNDER BRIDGE II’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE SHAREHOLDERS MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SHAREHOLDERS MEETING — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Thunder Bridge II” refer to Thunder Bridge Acquisition II, Ltd. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware).

In this document:

“2021 Equity Incentive Plan” means the indie Semiconductor, Inc. 2021 Omnibus Equity Incentive Plan, which will become effective following the Business Combination. A copy of the 2021 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

“Adjournment Proposal” means the proposal by ordinary resolution to be considered at the Shareholders Meeting to adjourn the Shareholders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge II that more time is necessary or appropriate to approve one or more proposal at the Shareholders Meeting.

“ADK Principal Owners” means Donald McClymont, Ichiro Aoki, Scott Kee, David Kang and Bison Capital Partners IV, L.P.

“Advisory Charter Proposals” means the proposals by non-binding ordinary resolution to approve certain governance provisions contained in the proposed charter.

“Amended Operating Agreement” means the Eighth Amended and Restated Operating Agreement of indie to be in place upon the completion of the Business Combination. A copy of the Amended Operating Agreement is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

“Business Combination” means the transactions contemplated by the MTA.

“Bylaws” mean the proposed bylaws of the Company to be in effect as of the Closing of the Business Combination, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Certificate of Incorporation” means the proposed amended and restated certificate of incorporation of the Company to be in effect following the Domestication and the Business Combination. A copy of the Certificate of Incorporation is attached to this proxy statement/prospectus as Annex A

“Class A common stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Class A ordinary shares” means the Class A ordinary shares of Thunder Bridge II, par value $0.0001 per share.

“Class B ordinary shares” means the Class B ordinary shares of Thunder Bridge II, par value $0.0001 per share.

“Class V common stock” means the Class V common stock of the Company, no par value.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Cayman Islands Companies Act (As Revised).

“Company” means Surviving Pubco, as a Delaware corporation by way of continuation following the Domestication and the Business Combination. Coincident with the Domestication and simultaneously with the Business Combination, Surviving Pubco will change its corporate name to “indie Semiconductor, Inc.” and will be the successor registrant and public company to Thunder Bridge II pursuant to the federal securities laws.

“Company Board” means the board of directors of the Company subsequent to the completion of the Business Combination.

“Company Shares” means, collectively, all shares of the Class A common stock and Class V common stock of the Company.

“CRULLCA” means the California Revised Uniform Limited Liability Company Act, as amended.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Director Election Proposal” means the proposal by ordinary resolution to be considered at the Shareholders Meeting to elect nine directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meeting of stockholders, respectively and until their respective successors are duly elected and qualified.

“Domestication” means the continuation of Thunder Bridge II by way of domestication of Thunder Bridge II into a Delaware corporation, with the ordinary shares of Thunder Bridge II becoming shares of Class A common stock of the Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Certificate of Incorporation for the Company (as attached hereto at Annex A) consistent with the DGCL and changing the name and registered office of Thunder Bridge II.

“Domestication Proposal” means the proposal by special resolution to be considered at the Shareholders Meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Equity Incentive Plan Proposal” means the proposal by ordinary resolution to be considered at the Shareholders Meeting to approve the 2021 Equity Incentive Plan of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement to be entered into among the Company, indie and certain indie Equity Holders upon the completion of the Business Combination, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Founder Shares” means the 8,625,000 currently outstanding Class B ordinary shares of Thunder Bridge II owned by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“indie” means Ay Dee Kay, LLC, a California limited liability company.

“indie Equity Holder” means a member of indie prior to the Closing of the Business Combination.

“indie Securityholder Representative” means Donald McClymont, acting in his capacity as the representative of the securityholders of indie as set forth in the MTA.

“Insider Letter Agreement” means Thunder Bridge II’s letter agreement with its Sponsor, directors and officers, dated August 8, 2019, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account.

“IPO” means Thunder Bridge II’s initial public offering of its units, consisting of Class A ordinary shares and warrants, pursuant to a registration statement on Form S-1 declared effective by the SEC on August 8, 2019 (SEC File No. 333-232688). On August 13, 2019, Thunder Bridge II completed its initial public offering.

“Memorandum and Articles of Association” means Thunder Bridge II’s current amended and restated Memorandum and Articles of Association, as may hereafter be amended.

“Mergers” means the following statutory mergers pursuant to the terms of the MTA and under the applicable provisions of the DGCL, DLLCA, and the CRULLCA, (1) the TBII Merger Sub merger with and into Thunder Bridge II, with all outstanding securities of Thunder Bridge II being exchanged for corresponding securities in Surviving Pubco, and Surviving Pubco succeeding as successor registrant and public company issuer pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc., (2) the ADK Merger Sub merger with and into indie, with indie surviving as a controlled 72.8% owned subsidiary of Surviving Pubco, (3) the merger of the entities in the ADK Blocker Group with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company, and (4) the ADK Service Provider Holdco merger with and into ADK Service Provider Merger Sub, with ADK Service Provider Merger Sub being the surviving limited liability company.

“Merger Proposal” means the proposal by ordinary resolution to be considered at the Shareholders Meeting to approve the Business Combination.

“Merger Subs” means TBII Merger Sub, ADK Merger Sub, ADK Blocker Merger Sub and ADK Service Provider Merger Sub.

“MTA” means the Master Transactions Agreement, dated effective as of December 14, 2020 by and among Surviving Pubco, Thunder Bridge II, the Merger Subs, indie, ADK Blocker Group, ADK Service Provider Holdco and, solely in his capacity as the indie Securityholder Representative thereunder, Donald McClymont, as it may be amended and supplemented from time to time. A copy of the MTA is attached to this proxy statement/prospectus as Annex B-1 and a copy of the Amendment to the Master Transactions Agreement, dated effective May 3, 2021, is attached to this proxy statement/prospectus as Annex B-2.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Nasdaq Proposal” means the proposal by ordinary resolution to be considered at the Shareholders Meeting to approve, (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purposes of complying with Nasdaq Listing Rules 5635(d) the issuance of more than 20% of the issued and outstanding Class A ordinary shares in the PIPE Financing (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination.

“Phantom Equity Plan” means indie’s Phantom Equity Plan pursuant to the terms of such plan and award agreements, certain employees and consultants of indie may be issued Phantom Equity Units, which upon vesting, will entitle the holder to receive shares of Class A common stock or, at the discretion of Surviving Pubco, cash equivalent to the fair market value of a specified number of shares of Class A common stock.

“Phantom Equity Units” means units issued under the Phantom Equity Plan.

“PIPE Financing” means the expected issuance and sale of $150 million of Thunder Bridge II’s Class A ordinary shares in a private placement to the PIPE Investors pursuant to the Subscription Agreements.

“PIPE Investors” means the accredited investors and qualified institutional buyers who entered into the Subscription Agreements with Thunder Bridge II for the PIPE Financing.

“Post-Merger indie Units” means units representing limited liability company interests of indie as the surviving company following the merger of ADK Merger Sub with and into indie.

“Private Placement Warrants” means the 8,650,000 private placement warrants, each exercisable for one Class A ordinary share of Thunder Bridge II at $11.50 per share, purchased by the Sponsor for a purchase price of $8,650,000, or $1.00 per warrant.

“Public Shareholders” means the holders of Thunder Bridge II Class A ordinary shares (whether such shares were purchased in the IPO or thereafter in the open market).

“Public Shares” means the 34,500,000 Thunder Bridge II Class A ordinary shares (whether such shares were purchased in the IPO or thereafter in the open market).

“Public Warrants” means the 17,250,000 Thunder Bridge II warrants (whether such warrants were purchased in the IPO or thereafter in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Record Date” means May 10, 2021.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Memorandum and Articles of Association (as equitably adjusted for share subdivisions, share dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two days prior to the completion of the Business Combination in accordance with Thunder Bridge II’s Memorandum and Articles of Association, as currently in effect.

“Redemption Rights” means the rights of the Thunder Bridge II Public Shareholders to demand Redemption of their Public Shares for cash in accordance with the procedures set forth in the Memorandum and Articles of Association and this proxy statement/prospectus.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Proposals” means, collectively, (i) the Domestication Proposal, (ii) the Merger Proposal, (iii) the Equity Incentive Plan Proposal, (iv) the Director Election Proposal, (v) the Nasdaq Proposal, (vi) the Advisory Charter Proposal, and (vii) the Shareholder Adjournment Proposal, if presented.

“Shareholders Meeting” means the extraordinary general meeting of Thunder Bridge II, to be held at 101 Constitution Ave., NW, Suite 900, Washington, DC 20001, USA and utilizing a virtual shareholder meeting format at 11:00 a.m. Eastern Time on June 9, 2021, and any adjournments thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Thunder Bridge Acquisition II LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means that certain Sponsor Earnout Letter, dated December 14, 2020, by and among Sponsor, Thunder Bridge II and indie.

“Subscription Agreements” means the Subscription Agreements, each dated December 14, 2020, entered into between Thunder Bridge II and each of the PIPE Investors for the PIPE Financing.

“Surviving Pubco” means, prior to the Business Combination, Thunder Bridge II Surviving Pubco, Inc., and after giving effect to the Business Combination, indie Semiconductor, Inc., the successor registrant to Thunder Bridge II for the purposes of the federal securities laws.

“Target Companies” means indie and its subsidiaries.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into between the Company and certain indie Equity Holders upon the completion of the Business Combination, a form of which is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Thunder Bridge II” means Thunder Bridge Acquisition II, Ltd.

“Thunder Bridge II Board” means the board of directors of Thunder Bridge II.

“Thunder Bridge II Shares” means, collectively, the Class A ordinary shares and the Class B ordinary shares of Thunder Bridge II.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of Thunder Bridge II, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of a Class A ordinary share of Thunder Bridge II and one half of one Warrant.

“Warrants” means the Private Placement Warrants and the Public Warrants.

“Warrant Agreement” means the Warrant Agreement, dated August 8, 2019, between Thunder Bridge II and the Transfer Agent, which governs Thunder Bridge II’s outstanding Warrants.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Company’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.       No Public Shareholders exercise their Redemption Rights in connection with the Closing of the Business Combination, and the balance of the Trust Account as of the Closing is the same as its balance on December 31, 2020 of $349.6 million. Please see the section entitled “Shareholders Meeting — Redemption Rights.”

2.      No Thunder Bridge II warrant holders exercise any of the 17,250,000 Public Warrants or the 8,650,000 Private Placement Warrants that will remain outstanding following the Business Combination.

3.      All Post-Merger indie Units and Phantom Equity Units are exchanged for Class A common stock at such time (even if not yet permitted under the terms of the Exchange Agreement or vested, as applicable). The exact number of Post-Merger indie Units actually exchanged at the Closing will depend upon the election of the holders of such securities prior to the Closing. The Phantom Equity Units will not be exchanged for Class A common stock until six months after the Closing. Please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Exchange Agreement.”

4.      All warrants to purchase indie units will be exercised in full for cash immediately prior to the Closing of the Business Combination.

5.      The 3.45 million shares of Class A common stock to be held in escrow in accordance with the Sponsor Letter Agreement are treated as if owned by the Sponsor, although they will be held in escrow and subject to return and cancellation by the Company if the stock price performance thresholds are not met as further described in the Sponsor Letter Agreement. Please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Sponsor Letter Agreement.”

6.      No Earn-Out Shares are issued. Please see the section entitled “Shareholder Proposal 2: The Merger Proposal — The MTA — The Earn-Out.”

7.      The PIPE Financing is consummated in accordance with its terms for $150 million, with Thunder Bridge II issuing 15 million shares of Class A ordinary shares to the PIPE Investors. Please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Subscription Agreements; Lock-up Agreements.”

8.      Assumes no Closing Adjustment (in other words, the expected indebtedness of the Target Companies as of the Closing does not exceed the amount of cash and cash equivalents of the Target Companies immediately prior to the Effective Time). Please see the section entitled “Shareholder Proposal 2: The Merger Proposal — The MTA — Merger Consideration.”

9.      Other than the PIPE Financing, there are (a) no other issuances of equity securities of Thunder Bridge II prior to or in connection with the Closing, and (b) no issuance of any equity awards that may be issued under the proposed 2021 Equity Incentive Plan following the Business Combination, which may include the 3,013,391 shares of Class A restricted stock units currently expected to be issued to certain employees and directors of indie or that may be issued to directors of the Company after the Closing as described under the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal” and the section entitled “Executive Compensation of indie — Key Compensation Actions in 2021 — Equity Grants.”

Market and Industry Data

Information contained in this proxy statement/prospectus concerning the market and the industry in which indie competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by indie based on such sources and indie’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. The industry in which indie operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to indie’s Business” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business and indie’s business, and the timing and ability for Thunder Bridge II and indie to complete the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Thunder Bridge II and indie managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Thunder Bridge II, indie and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Thunder Bridge II’s views as of any subsequent date. Thunder Bridge II does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the Shareholder Proposals. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Thunder Bridge II and Surviving Pubco and the following:

•        indie’s future capital requirements and sources and uses of cash;

•        indie’s ability to obtain funding for its operations and future growth;

•        changes in the market for indie’s products and services;

•        expansion plans and opportunities;

•        the above-average industry growth of product and market areas that indie has targeted;

•        indie’s plan to increase revenue through the introduction of new products within its existing product families as well as in new product categories and families;

•        the cyclical nature of the semiconductor industry;

•        indie’s ability to successfully introduce new technologies and products;

•        the demand for the goods into which indie’s products are incorporated;

•        indie’s ability to accurately estimate demand and obtain supplies from third-party producers;

•        indie’s ability to win competitive bid selection processes;

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the MTA;

•        the outcome of any legal proceedings that may be instituted against indie or Thunder Bridge II following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the Thunder Bridge II shareholders, the inability to complete the PIPE Financing, the failure of Thunder Bridge II to retain sufficient cash in the Trust Account or find replacement cash to meet the requirements of the MTA or the failure to meet other conditions to closing in the MTA;

•        the inability to maintain the listing of the Class A common stock of the Company on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably;

•        costs related to the Business Combination; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Thunder Bridge II and indie prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Thunder Bridge II, indie or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Thunder Bridge II and indie undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Shareholder Proposals to be considered at the Shareholders Meeting, including the Merger Proposal, whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 44. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Thunder Bridge II

Thunder Bridge II was incorporated as a Cayman Islands exempted company on February 13, 2019 as a blank check company whose sole purpose is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more businesses or entities. On February 19, 2019, the Founder Shares (an aggregate of 8,625,000 Class B ordinary shares) were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. Such shares had an aggregate market value of approximately $87.3 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021.

On August 8, 2019, Thunder Bridge II completed its IPO of 34,500,000 units. Each unit consists of one Class A ordinary share and one-half of a redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per Unit, generating gross proceeds to Thunder Bridge II of $345,000,000. As a result of the underwriters exercising the over-allotment in full, no Founder Shares were forfeited. In addition, Thunder Bridge II completed the sale of the Private Placement Warrants (8,650,000 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $8,650,000. Such warrants had an aggregate market value of approximately $14.7 million based on the last sale price of $1.70 per warrant on Nasdaq on May 10, 2021. A total of $345,000,000 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest except those certain amounts withdrawn in order to pay tax obligations. As of December 31, 2020, there was approximately $349.6 million held in the Trust Account. Thunder Bridge II estimates that it has incurred approximately $570,000 in expenses directly attributable to due diligence and negotiating expenses in connection with the Business Combination, which was or will be borne by Thunder Bridge II and not its Sponsor, officers or directors.

Thunder Bridge II’s principal executive offices are located at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 and its phone number is (202) 431-0507.

Surviving Pubco

Surviving Pubco is a Delaware corporation formed on December 4, 2020 for the purpose of facilitating the Business Combinations. As a result of the Domestication and Mergers, Surviving Pubco will succeed to Thunder Bridge II as registrant and public company pursuant to the federal securities laws, and will change its name to indie Semiconductor, Inc. Prior to the Business Combination, Surviving Pubco has had no business activity or operations other than in preparation for the Business Combination.

Surviving Pubco’s principal executive offices are located at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 and its phone number is (202) 431-0507.

Merger Subs

TBII Merger Sub is a Delaware corporation and wholly-owned subsidiary of Surviving Pubco. Each of ADK Merger Sub, ADK Blocker Merger Sub, and ADK Service Provider Merger Sub is a Delaware limited liability company and wholly-owned subsidiary of Surviving Pubco formed on December 4, 2020. In the Mergers, TBII Merger Sub will merge with and into Thunder Bridge II, ADK Blocker Group will merge with and into ADK Merger Sub, ADK Service Provider Holdco will merge with and into ADK Service Provider Merger Sub, and ADK Merger Sub will merge with and into indie with indie being the surviving entity and becoming a 72.8% owned subsidiary of the Company. Prior to the Business Combination, no Merger Sub has had any business activity or operations other than in preparation for the Business Combination.

Each Merger Sub’s principal executive offices are located at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 and its phone number is (202) 431-0507.

indie

indie offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems (ADAS), including LiDAR, connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. indie is an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, indie has design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations throughout China.

indie’s principal executive offices are located at 32 Journey, Aliso Viejo, California 92656 and its phone number is (949) 608-0854.

The Proposals to be Submitted at the Shareholders Meeting

Shareholder Proposal 1: The Domestication Proposal

Thunder Bridge II is proposing to change its corporate structure and domicile by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. The Domestication will become effective simultaneously with the completion of the Business Combination and will be effected by the filing of a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and the filing of an application to de-register with the Registrar of Companies of the Cayman Islands and all outstanding securities of Thunder Bridge II will convert to outstanding securities of the continuing Delaware corporation, as described in more detail in this proxy statement/prospectus. As a result of the Domestication and Business Combination, former holders of securities of Thunder Bridge II will hold corresponding securities in Surviving Pubco, with Surviving Pubco succeeding as successor registrant and public company issuer to Thunder Bridge II pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc. Please read the section entitled “Shareholder Proposal 1: The Domestication Proposal.”

Shareholder Proposal 2: The Merger Proposal

Thunder Bridge II and indie have agreed to the Business Combination under the terms the MTA. Pursuant to the terms set forth in the MTA, and subject to the satisfaction or waiver of the conditions to the Closing therein, immediately following the completion of the Domestication, (1) TBII Merger Sub will merge with and into Thunder Bridge II, with all outstanding securities of Thunder Bridge II being exchanged for corresponding securities in Surviving Pubco, and Surviving Pubco succeeding as successor registrant and public company issuer pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc., (2) ADK Merger Sub will merge with and into indie, with indie surviving as a controlled 72.8% owned subsidiary of Surviving Pubco, (3) the entities in the ADK Blocker Group will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company, and (4) ADK Service Provider Holdco will merge with and into ADK Service Provider Merger Sub, with ADK Service Provider Holdco being the surviving limited liability company.

Master Transactions Agreement

In connection with the completion of the Mergers, the indie Equity Holders will collectively receive as consideration for their existing limited liability company interests of indie:

(i)     a number of shares of Class A common stock of the Company or Post-Merger indie Units (in each case calculated based on a value of $10.00 per security) equal or exchangeable, as the case may be, for up to 90,000,000 shares of Class A common stock of the Company less the Class A common stock reserved for future issuance upon the vesting of the Phantom Equity Units, valued at $10.00 per share, as may be adjusted downward by an amount equal to the amount that indebtedness of the Target Companies exceeds the amount of cash held by the Target Companies at the Closing; the Post-Merger indie Units will be exchangeable from time to time at the option of the holder for shares of Class A common stock on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications and other terms of the Exchange Agreement); and

(ii)    the contingent right to receive a number of shares of Class A common stock of the Company or Post-Merger indie Units equal to, or exchangeable for, up to 10,000,000 shares of Class A common stock of the Company, less shares of Class A common stock reserved for possible issuance to the holders of Phantom Equity Units, subject to the satisfaction of certain stock-price based performance thresholds (such Class A common stock of Post-Merger indie Units, as the case may be are collectively referred to as the “Earn-Out Shares”).

Additionally, immediately following the completion of the Mergers, (i) the Company will issue to indie 34,021,833 shares of Class V common stock of the Company and (ii) indie will distribute the number of shares of Class V common stock to the ADK Principal Holders equal to the number of Post-Merger indie Units held by such holder (the “Class V Holders”). The Class V common stock provides no economic rights in the Company to the holder thereof; however, each Class V Holder will be entitled to vote with the holders of Class A common stock of the Company, with each Class V share entitling the holder to per each Class V share at the time of such vote (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).

The obligations of the parties to the MTA to effect the Closing are subject to a number of closing conditions, including, among others:

With respect to the obligations of all of the parties to the MTA:

•        termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”),

•        approval by Thunder Bridge II’s shareholders of the Domestication Proposal, the Merger Proposal, the Director Election Proposal and the Nasdaq Proposal,

•        approval by the indie Equity Holders of the Business Combination,

•        the contribution of certain holders of Class B Units of indie of their Class B Units to ADK Service Provider Holdco, in exchange for interests in ADK Service Provider Holdco, which contribution has already occurred,

•        the effectiveness of the registration statement (of which this proxy statement/prospectus forms a part), and

•        immediately prior to the Closing, after giving effect to the completion of the Redemptions, Thunder Bridge II, without regard to any assets or liabilities of the Target Companies, having net tangible assets of at least $5,000,001.

With respect to the obligations of indie, among others:

•        the accuracy of representations, warranties and covenants,

•        Thunder Bridge II having delivered the Merger Consideration (as defined below),

•        after giving effect to the completion of the Closing, the Company having no indebtedness,

•        upon the completion of the Closing, no person or group (excluding any indie Equity Holder, the Sponsor or any PIPE Investor) owning in excess of 9.9% of the issued and outstanding shares of Company Shares, and no three persons or groups (excluding any indie Equity Holder, the Sponsor or any PIPE Investor) owning in the aggregate in excess of 25% of the issued and outstanding Company Shares,

•        the Class A common stock (including the shares of Class A common stock issuable in connection with the Domestication and upon exchange of Post-Merger indie Units) having been listed on Nasdaq and being eligible for continued listing on Nasdaq following the Closing and after giving effect to the Redemptions (as if it were a new initial listing by an issuer that had never been listed prior to Closing),

•        the existing directors of Thunder Bridge II having resigned and nine directors as set forth in the MTA having been appointed or elected to the Company Board in accordance with the DGCL,

•        the completion of the Domestication immediately prior to the Business Combination,

•        after giving effect to the Redemptions, there being at least $262,185,126 remaining in the Trust Account, before expenses,

•        the PIPE Financing shall have raised at least $75,000,000,

•        after giving effect to any Redemptions and the PIPE Financing, Surviving Pubco having at least $250,000,000 in cash and cash equivalents, and

•        the Sponsor has delivered the shares into escrow to be held subject to earnout conditions.

See the section entitled “Shareholder Proposal 2: The Merger Proposal” for a summary of the terms of the MTA and additional information regarding the terms of the Merger Proposal.

Organizational Structure

Prior to the Business Combination

The diagrams below depict simplified versions of the current organizational structures of Surviving Pubco, Thunder Bridge II and indie, respectively.

Contributing Service Provider Owners
Non-Contributing Service Provider Owners
ADK Service Provider HoldCo LLC (Delaware)
Ay Dee Kay Blocker Group
Principal Class A Unitholders
Legacy Other Owners
100%
Ay Dee Kay LLC (California) d/b/a indie Semiconductor
Indie Semiconductor Subsidiaries

After the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination.

Our organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership-C (or Up-C) corporation structure. This organizational structure will allow certain indie Equity Holders to retain their equity ownership in indie, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Post-Merger indie Units. Those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Thunder Bridge II will, by contrast, hold their equity ownership in Surviving Pubco, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe that the indie Equity Holders that retain Post-Merger indie Units will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our Up-C corporation structure will give rise to any significant business or strategic benefit or detriment to us. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” for additional information on our organizational structure, including the Tax Receivable Agreement and Exchange Agreement.

Other Agreements Relating to the Business Combination

Tax Receivable Agreement

Following the Closing, pursuant to a Tax Receivable Agreement between the Company and certain holders of Post-Merger indie Units, the Company will pay to such holders 85% of the tax savings that the Company realizes due to increases in the tax basis in indie’s assets as a result of the exchange of the Post-Merger indie Units for shares of Class A common stock and certain tax attributes of the ADK Blocker Group and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Tax Receivable Agreement.”

Exchange Agreement

Following the Closing, pursuant to an Exchange Agreement between the Company and certain holders of Post-Merger indie Units, at any time after the six month anniversary of the Closing, each such holder of Post-Merger indie Units (including Post-Merger indie Units received as Earn Out Shares) will be entitled to exchange such units for Class A common stock of the Company on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications). Based on the assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” the total number of Post-Merger indie Units issuable will be 40,243,644, entitling such holders collectively to exchange them for 27.2% of the Company’s Class A common stock in the aggregate (assuming no redemptions). For more information on the Exchange Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Exchange Agreement.”

Sponsor Letter Agreement

In connection with the Business Combination, the Sponsor has agreed pursuant to the Sponsor Letter Agreement, to hold 3,450,000 of its shares of Class B common stock in escrow subject to forfeiture if the Company does not satisfy the same stock-price based performance thresholds to which the Earn-Out Shares are subject. For more information on the Sponsor Letter Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Sponsor Letter Agreement.”

Sponsor Support Agreement

Simultaneously with the execution of the MTA, the Sponsor entered into the Sponsor Support Agreement, dated December 14, 2020 (the “Sponsor Support Agreement”) in favor of indie, where the Sponsor agreed to vote all of its Thunder Bridge II ordinary shares in favor of the Business Combination and related transactions and to take certain other actions in support of the MTA and related transactions. The Sponsor Support Agreement also prevents the Sponsor from transferring its voting rights with respect to its Thunder Bridge II ordinary shares or otherwise transferring its Thunder Bridge II ordinary shares prior to the Shareholders Meeting, except for certain permitted transfers. For more information on the Sponsor Support Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Sponsor Support Agreement.”

Company Support Agreement

Simultaneously with the execution of the MTA, certain officers and directors of indie and certain indie Equity Holders entered into support agreements (collectively, the “Company Support Agreements”) in favor of Thunder Bridge II and the Company and their present and future successors and subsidiaries.

In the Company Support Agreements, the officers and directors and indie Equity Holders party thereto, each agreed to vote all of their indie membership interests in favor of the Business Combination and related transactions and to take certain other actions in support of the MTA and related transactions. The Support Agreements also prevent them from transferring their voting rights with respect to their indie membership interests or otherwise transferring their indie membership interests prior to the meeting of indie’s Equity Holders to approve the MTA and related transactions, except for certain permitted transfers. For more information on the Company Support Agreements, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Company Support Agreements.”

Subscription Agreements

Contemporaneously with the execution of the MTA, Thunder Bridge II entered into separate Subscription Agreements with a number of subscribers (the “PIPE Investors”), pursuant to which the subscribers agreed to purchase, and Thunder Bridge II agreed to sell, an aggregate of up to 15,000,000 shares of Class A common stock of the Company (the “PIPE Shares”), in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of $150 million (the “PIPE Financing”). Such shares, if unrestricted and freely tradable, would have an aggregate market value of approximately $151.8 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the Company following the Closing.

Pursuant to the Subscription Agreements, Thunder Bridge II agreed that, within 30 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the Closing and (ii) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

For more information on the Subscription Agreements, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Subscription Agreements.”

Shareholder Proposal 3: The Equity Incentive Plan Proposal

Thunder Bridge II is proposing that its shareholders approve the 2021 Equity Incentive Plan, which will become effective upon the Closing and will be used by the Company on a going-forward basis following the Closing. A summary of the 2021 Equity Incentive Plan is set forth in the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal” of this proxy statement/prospectus and a complete copy of the 2021 Equity Incentive Plan is attached hereto as Annex C.

Shareholder Proposal 4: The Director Election Proposal

Thunder Bridge II is proposing that its shareholders approve the election of nine directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified. A summary of the Director Election Proposal is set forth in the section entitled “Shareholder Proposal 4: The Director Election Proposal” of this proxy statement/prospectus.

Shareholder Proposal 5: The Nasdaq Proposal

Thunder Bridge II is proposing that its shareholders approve, (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purposes of complying with Nasdaq Listing Rules 5635(d) the issuance of more than 20% of the issued and outstanding Class A ordinary shares in the PIPE Financing (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination. A summary of the Nasdaq Proposal is set forth in the section entitled “Shareholder Proposal 5: The Nasdaq Proposal” of this proxy statement/prospectus.

Shareholder Proposal 6: The Advisory Charter Proposals

Thunder Bridge II is proposing that its shareholders vote to approve and adopt, on a non-binding advisory basis, certain differences between Thunder Bridge II’s current Memorandum and Articles of Association (the “existing charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as nine separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”). By presenting these proposals separately, we intend to provide stockholders a means to communicate their separate views on important governance provisions to the Board:

(A)    Advisory Charter Proposal A — provide that the total number of shares of all classes of capital stock which the Company will have authority to issue is 300,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 40,000,000 shares of Class V common stock, no par value, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

(B)    Advisory Charter Proposal B — provide that special meetings of stockholders of the Company may be called only (i) by the chairman of the board of directors, (ii) by the chief executive officer, or (iii) by the secretary acting at the request of a majority of the total number of directors that the Company would have if there were no vacancies.

(C)    Advisory Charter Proposal C — provide that any action of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(D)    Advisory Charter Proposal D — provide that the Company’s board of directors will be divided into three classes designated as Class I, Class II and Class III.

(E)    Advisory Charter Proposal E — provide that directors may be elected by the stockholders only at an annual meeting of stockholders by a plurality of the votes cast.

(F)    Advisory Charter Proposal F — provide that any director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class.

(G)    Advisory Charter Proposal G — provide that the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, provisions relating to calling special meetings of stockholders and stockholder action by written consent. Except as provided in the foregoing, the affirmative vote of the holders of at least a majority in voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions of the Certificate of Incorporation, including provisions relating to limiting liability of and indemnifying directors, amending the Certificate of Incorporation and the forum for certain actions involving the Company.

(H)    Advisory Charter Proposal H — provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.

(I)     Advisory Charter Proposal I — provide that the Company will not be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the Company for a period of time unless certain conditions are met.

Shareholder Proposal 7: The Shareholder Adjournment Proposal

The Shareholder Adjournment Proposal, if adopted, will allow the Thunder Bridge II Board to adjourn the Shareholders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge II that more time is necessary or appropriate to approve one or more Shareholder Proposals at the Shareholders Meeting. A summary of the Shareholder Adjournment Proposal is set forth in the section entitled “Shareholder Proposal 6: The Shareholder Adjournment Proposal” of this proxy statement/prospectus.

The Shareholders Meeting

Date, Time and Place of Shareholders Meeting

The Shareholders Meeting will be held at 101 Constitution Ave, NW, Suite 900, Washington, DC 20001, USA at 11:00 a.m. Eastern Time, on June 9, 2021, or at such other date, time and place to which such meeting may be adjourned and also via live webcast at https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021 to consider and vote upon the Shareholder Proposals, as a virtual meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Thunder Bridge II has fixed the close of business on May 10, 2021, as the Record Date for determining the Thunder Bridge II shareholders entitled to notice of and to attend and vote at the Shareholders Meeting.

As of the close of business on such date, there were 34,500,000 Class A ordinary shares and 8,625,000 Founder Shares outstanding and entitled to vote. The Class A ordinary shares and the Founder Shares vote together as a single class, except in the election of directors, as to which only the Founder Shares vote, and each share is entitled to one vote per share at the Shareholders Meeting. The Sponsor owns 8,625,000 Founder Shares, which are Class B ordinary shares of Thunder Bridge II. Pursuant to the Insider Letter Agreement among Thunder Bridge II, the Sponsor and Thunder Bridge II’s directors and officers, (i) the 8,625,000 Founder Shares owned by the Sponsor and (ii) any other ordinary shares of Thunder Bridge II owned by the Sponsor or Thunder Bridge II’s officers and directors will be voted in favor of the Merger Proposal at the Shareholders Meeting. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Founder Shares and any other ordinary shares of Thunder Bridge II owned by it in favor of each of the Shareholder Proposals.

Proxy Solicitation

Proxies with respect to the Shareholders Meeting may be solicited by telephone, by facsimile, by mail, on the internet or in person. Thunder Bridge II has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares at the virtual meeting if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Shareholders Meeting — Revoking Your Proxy — Changing Your Vote.”

Quorum and Required Vote

A quorum of Thunder Bridge II shareholders is necessary to hold the Shareholders Meeting. The presence, in person or by proxy, of Thunder Bridge II shareholders representing a majority of the ordinary shares issued and outstanding on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the Shareholders Meeting will constitute a quorum for the Shareholders Meeting.

Each of the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, and the Nasdaq Proposal is interdependent upon the others and must be approved in order for Thunder Bridge II to complete the Business Combination as contemplated by the MTA. The Merger Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Advisory Charter Proposals and the Shareholder Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Shares that are present and vote at the Shareholders Meeting. The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Thunder Bridge II Shares as of the Record Date that are present and vote at the Shareholders Meeting. The election of directors pursuant to the Director Election Proposal will require an ordinary resolution of the holders of the Founder Shares only as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Class B ordinary shares that are present and vote at the Shareholders Meeting.

Regulatory Approvals

The Business Combination and the transactions contemplated by the MTA are not subject to any regulatory requirement or approval, except for (i) filings with the Cayman Islands and the State of Delaware necessary to effectuate the Domestication, (ii) filings with the State of Delaware to effect the Mergers, (iii) filings required with the SEC pursuant to the reporting requirements applicable to Thunder Bridge II and Surviving Pubco, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Thunder Bridge II’s shareholders and (iv) filings required under the HSR Act in connection with the Business Combination. Thunder Bridge II must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication and Business Combination, among other things.

Appraisal Rights

Thunder Bridge II’s shareholders do not have appraisal rights under the Companies Act or otherwise in connection with the Merger Proposal or the other Shareholder Proposals.

Redemption Rights

Under Section 49.2 of Thunder Bridge II’s Memorandum and Articles of Association, prior to the completion of the Business Combination, Thunder Bridge II will provide all of the Public Shareholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that Thunder Bridge II may not redeem such shares to the extent that such Redemption would result in Thunder Bridge II having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Thunder Bridge II ordinary shares as of the Record Date or acquired their shares after the Record Date. The Redemptions will be effectuated in accordance with the Memorandum and Articles of Association and Cayman Islands law. Any Public Shareholder who holds ordinary shares of Thunder Bridge II on or before June 7, 2021 (two business days before the Shareholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination); provided that such Public Shareholders follow the procedures provided for exercising such Redemption as set forth in the Memorandum and Articles of Association, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Merger Proposal and whether such holders are holders of Thunder Bridge II ordinary shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed.

Material U.S. Federal Income Tax Consequences

As discussed more fully under the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders” below, it is intended that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of Thunder Bridge II Shares will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Thunder Bridge II’s earnings in income;

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will generally recognize gain (but not loss) on the exchange of Thunder Bridge II Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Thunder Bridge II Shares, provided certain other requirements are satisfied. Thunder Bridge II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Thunder Bridge II Shares, provided certain other requirements are satisfied. Thunder Bridge II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Thunder Bridge II Shares may still recognize gain (but not loss) upon the exchange of its Thunder Bridge II Shares for the common stock of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Thunder Bridge II Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in the common stock of the Delaware corporation received in connection with the Domestication should be the same as the aggregate tax basis of Thunder Bridge II Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders — U.S. Holders PFIC Considerations.”

For a description of the tax consequences for Public Shareholders holders exercising Redemption Rights in connection with the Business Combination, see the sections entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders and Warrant Holders — Tax Consequences to U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash” and “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders and Warrant Holders — Tax Consequences to Non-U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Thunder Bridge II will issue shares for outstanding equity interests of indie in the Business Combination, Thunder Bridge II will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of indie issuing stock for the net assets of Thunder Bridge II, accompanied by a recapitalization. The net assets of Thunder Bridge II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of indie.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Thunder Bridge II Board in favor of adoption of the Domestication Proposal and the Merger Proposal, you should keep in mind that Thunder Bridge II’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. The existence of any financial and personal interests of one or more of Thunder Bridge II’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Thunder Bridge II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals. See the section entitled “Shareholder Proposal 2: The Merger Proposal — Interests of Thunder Bridge II’s Directors and Officers and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of such interests and potential conflicts of interest.

Going Concern

Primarily as a result of ongoing product development investments, indie has incurred recurring losses and negative cash flows from operating activities since its inception, including net operating losses of $19.2 million and $18.9 million for the years ended December 31, 2020 and 2019, respectively. Net losses, which among other things include the impact of fair value changes in indie’s SAFE liabilities and interest expenses, were $98.4 million and $20.9 million, for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, indie had an accumulated deficit of $153.3 million. indie expects to continue to invest in product development and generate operating losses in the future.

If the proposed Business Combination is not consummated, indie would require additional funding to sustain operations over the next twelve months and execute its business plan. Accordingly, indie’s auditor’s report includes an explanatory paragraph expressing substantial doubt about indie’s ability to continue as a going concern. See “Risk Factors — Risks Related to indie’s Business — indie’s independent registered public accounting firm, KPMG LLP’s, report contains an explanatory paragraph that expresses substantial doubt about indie’s ability to continue as a ‘going concern.’”

Risk Factors

In evaluating the Shareholder Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 44.

Risk Factors Summary

The transactions described in this proxy statement/consent solicitation statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks.

Risks Related to the Domestication and the Business Combination

•        Thunder Bridge II’s shareholders will experience dilution due to the issuance of shares of Class A common stock securities convertible into the shares of Class A common stock of the Company to the indie Equity Holders as consideration in the Mergers, the issuance of shares to the PIPE Investors in the PIPE Financing.

•        The ability of Thunder Bridge II’s shareholders to exercise Redemption Rights with respect to Thunder Bridge II’s Public Shares may prevent Thunder Bridge II from completing the Business Combination or optimizing its capital structure.

•        Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

•        The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and indie’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

•        The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in indie, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

•        Under the Tax Receivable Agreement, the Company will be required to pay 85% of the tax benefits relating to tax depreciation or amortization deductions as a result of the tax basis step-up and certain tax attributes of the ADK Blocker Group the Company receives in connection with the exchanges of Post-Merger indie Units into the Company’s Class A common stock and related transactions, those payments may be substantial, and in certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or may be accelerated.

•        Some of Thunder Bridge II’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination.

•        Thunder Bridge II has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Thunder Bridge II from a financial point of view.

•        There is a minimum cash requirement and maximum redemption threshold and other conditions in the MTA, and failure to satisfy these conditions will stop our ability to consummate the Business Combination.

•        Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

•        The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

•        Thunder Bridge II will not be able to enter into a business combination with another party because of restrictions in the MTA and certain provisions of the MTA will discourage third parties from submitting superior alternative takeover proposals.

•        Because Thunder Bridge II is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

•        There is a risk that a U.S. Holder may recognize taxable gain with respect to its Thunder Bridge II Shares at the effective time of the Domestication and the rights of holders of the Company’s common stock arising under the DGCL after the Business Combination will differ from and may be less favorable to the rights of holders of Thunder Bridge II’s ordinary shares arising under the Cayman Islands Companies Act.

•        Delaware law and the Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favourable, and will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers or other employees.

•        The Certificate of Incorporation will not limit the ability of the Sponsor to compete with us.

•        Thunder Bridge II’s officers and directors and/or their affiliates may enter into agreements concerning Thunder Bridge II’s securities prior to the Shareholders Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Thunder Bridge II Shares.

•        The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

Risks Related to indie’s Business

•        The cyclical nature of the semiconductor industry may limit indie’s ability to maintain or improve its net sales and profitability.

•        Downturns or volatility in general economic conditions could have a material adverse effect on indie’s business, financial condition, results of operations and liquidity.

•        The semiconductor industry is highly competitive. If indie fails to introduce new technologies and products in a timely manner, it could adversely affect business.

•        The average selling prices of products in indie’s markets have historically decreased over time and could do so in the future, which could adversely impact indie’s revenue and profitability.

•        Much of indie’s business depends on winning competitive bid selection processes, and failure to be selected could adversely affect business in those market segments.

•        The demand for indie’s products depends to a significant degree on the demand for its customers’ end products and any downturn in the automotive market could significantly harm indie’s financial results.

•        indie may be unsuccessful in developing and selling new products with profit margins similar to or better than what it has experienced in the past, which would impact indie’s overall financial performance.

•        indie’s failure to comply with the large body of laws and regulations to which it is subject could have a material adverse effect its business and operations.

•        indie may require additional capital to support business, and this capital might not be available on acceptable terms, if at all.

•        indie may face risks related to cyber security, information technology systems, protecting its intellectual property and risks of third parties alleging infringement of intellectual property rights.

•        indie may rely on strategic partnerships, joint ventures and alliances for manufacturing and research and development and actions taken by any of its partners or the termination of these partnerships or joint ventures could adversely affect business.

•        indie may from time to time desire to exit certain programs or businesses, or to restructure its operations, but may not be successful in doing so.

•        indie’s working capital levels are difficult to manage and predict.

•        indie’s business may be adversely affected by costs relating to product defects, and indie could be faced with product liability claims and warranty claims.

•        indie’s business could be adversely affected by losses of key employees, key customers, suppliers or third-party manufacturing partners.

•        Significant litigation could impair indie’s reputation and cause it to incur substantial costs.

•        indie faces risks related to export controls and trade regulation, tax, and related regulations.

•        indie may pursue mergers, acquisitions, investments and joint ventures, which could adversely affect its results of operations.

•        Inadequate internal controls could result in inaccurate financial reporting.

•        Amounts disclosed as “strategic backlog” and “design win pipeline” may not result in actual revenue or translate into profits.

•        Conflict minerals disclosure regulations may force indie to incur additional expenses, may result in damage to its business reputation and may adversely impact its ability to conduct its business.

•        indie could be adversely affected by violations of applicable anti-corruption laws or violations of its internal policies designed to ensure ethical business practices.

•        Fluctuations in foreign exchange rates could have an adverse effect on indie’s results of operations.

•        Certain software that indie uses in its products is licensed from third parties and may not be available to indie in the future, which may delay product development and production or cause indie to incur additional expense.

•        indie’s worldwide operations are subject to political, economic and health risks and natural disasters, which could have a material adverse effect on business operations.

•        indie’s operating results are subject to substantial quarterly and annual fluctuations.

Risks Related to Thunder Bridge II

•        You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.

•        Thunder Bridge II’s shareholders may be held liable for claims by third parties against Thunder Bridge II to the extent of distributions received by them upon Redemption of their shares or in the event of bankruptcy.

•        If third parties bring claims against Thunder Bridge II, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

•        Thunder Bridge II’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Thunder Bridge II’s Public Shareholders and the Insider Letter Agreement may be amended without shareholder approval.

•        Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Thunder Bridge II.

•        Thunder Bridge II’s founder and chief executive officer controls a substantial interest in Thunder Bridge II and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

•        The terms of the Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants and the Warrant may have an adverse effect on the market price of the Company’s Class A common stock.

•        Your unexpired Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

•        indie and Thunder Bridge II each qualify as an “emerging growth company” within the meaning of the Securities Act, and if they takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make its securities less attractive to investors and may make it more difficult to compare its performance to the performance of other public companies.

•        Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Thunder Bridge II to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Recommendation to Shareholders of Thunder Bridge II

The Thunder Bridge II Board has unanimously approved the Shareholder Proposals.

The Thunder Bridge II Board unanimously recommends that shareholders:

•        Vote “FOR” the Domestication Proposal;

•        Vote “FOR” the Merger Proposal;

•        Vote “FOR” the Equity Incentive Plan Proposal;

•        Vote “FOR” the election of each of the directors pursuant to the Director Election Proposal;

•        Vote “FOR” the Nasdaq Proposal;

•        Vote “FOR” each of the Advisory Charter Proposals; and

•        Vote “FOR” the Shareholder Adjournment Proposal, if it is presented at the Shareholders Meeting.

QUESTIONS AND ANSWERS

Q.     Why am I receiving this proxy statement/prospectus?

A.     You are receiving this proxy statement/prospectus in connection with the virtual extraordinary general meeting of Thunder Bridge II. Thunder Bridge II is holding the Shareholders Meeting to consider and vote upon the Shareholder Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Thunder Bridge II’s shareholders are being asked to consider and vote upon the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Advisory Charter Proposals and, if presented, the Shareholder Adjournment Proposal. Holders of Thunder Bridge II’s Class B ordinary shares are also being asked to consider and vote upon the Director Election Proposal.

The presence, in person or by proxy, of Thunder Bridge II shareholders representing a majority of the issued and outstanding ordinary shares on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the Shareholders Meeting, including a majority of the issued and outstanding Class B ordinary shares as of the Record Date in the case of the Director Election Proposal, will constitute a quorum for the Shareholders Meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What is being voted on at the Shareholders Meeting?

A:     At the Shareholders Meeting, the shareholders of Thunder Bridge II are being asked to vote on the following Shareholder Proposals:

•        Proposal 1 — The Domestication Proposal;

•        Proposal 2 — The Merger Proposal;

•        Proposal 3 — The Equity Incentive Plan Proposal;

•        Proposal 4 — The Director Election Proposal;

•        Proposal 5 — The Nasdaq Proposal;

•        Proposal 6 — The Advisory Charter Proposals; and

•        Proposal 7 — The Shareholder Adjournment Proposal, if presented.

Q:     Are the Shareholder Proposals conditioned on one another?

A:     Each of the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, and the Nasdaq Proposal is interdependent upon the others and each must be approved in order for Thunder Bridge II to complete the Business Combination contemplated by the MTA.

Q:     What vote is required to approve the Shareholder Proposals?

A:     Proposal 1 — The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Thunder Bridge II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting.

Proposal 2 — The Merger Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders a majority of the Thunder Bridge II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting.

Proposal 3 — The Equity Incentive Plan Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders a majority of the Thunder Bridge II ordinary shares as of the Record Date s that are present and vote at the Shareholders Meeting.

Proposal 4 — The election of directors pursuant to the Director Election Proposal will require must be approved by an ordinary resolution by the holders of the Thunder Bridge II Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Class B ordinary shares that are present and vote at the Shareholders Meeting.

Proposal 5 — The Nasdaq Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders a majority of the Thunder Bridge II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting.

Proposal 6 — Each of the Advisory Charter Proposals, each of which is a non-binding vote, must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders a majority of the Thunder Bridge II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting.

Proposal 7 — The Shareholder Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders a majority of the Thunder Bridge II ordinary shares as of the Record Date that are present and vote at the Shareholders Meeting.

Q.     Why is Thunder Bridge II proposing the Domestication?

A.     The Thunder Bridge II Board believes that it would be in the best interests of Thunder Bridge II to effect the Domestication to enable the Company to lessen certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Thunder Bridge II Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. In addition, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Thunder Bridge II is proposing.

The Domestication will not occur unless the Thunder Bridge II shareholders have approved the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, and the Nasdaq Proposal. The Domestication will only occur simultaneously with the Business Combination.

Q.     What is involved with the Domestication?

A.     The Domestication will require Thunder Bridge II to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the effective time of the Business Combination, Thunder Bridge II will cease to be a company incorporated under the laws of the Cayman Islands and in connection with Domestication, Thunder Bridge II will continue as a Delaware corporation and will change its corporate name to “Indie Acquisition Company II, Corp.” The Memorandum and Articles of Association will be replaced by the Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law. Simultaneous with the Domestication, in connection with the Business Combination, the securities of Thunder Bridge II will be exchanged for corresponding securities in the Company, with the Company succeeding as successor registrant and public company issuer pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc.

Q.     When do you expect that the Domestication will be effective?

A.     The Domestication is expected to become effective simultaneously with the completion of the Business Combination.

Q.     How will the Domestication and Business Combination affect my securities of Thunder Bridge II?

A.     Pursuant to the Domestication and Business Combination and without further action on the part of Thunder Bridge II’s shareholders, each outstanding Class A ordinary share and Class B ordinary share of Thunder Bridge II will be exchanged for one outstanding share of the Company’s Class A common stock, and each warrant to purchase Thunder Bridge II Class A ordinary shares will be exchanged for one warrant to purchase Company Class A common stock at an exercise price of $11.50 per share. Although it will not be necessary for you to exchange your certificates representing ordinary shares after the Domestication, the Company will, upon request, exchange your Thunder Bridge II share certificates for certificates representing the applicable number of shares of Company’s Class A common stock and all certificates for securities issued after the Domestication and Business Combination will be certificates representing securities of the Company.

Q.     What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of Thunder Bridge II Shares?

A.     The Domestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the Domestication qualifies as a reorganization within the meaning of Section 368(a), a U.S. Holder of Thunder Bridge II Shares will be subject to Section 367(b) of the Code and as a result:

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Thunder Bridge II’s earnings in income;

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will generally recognize gain (but not loss) on the exchange of Thunder Bridge II Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Thunder Bridge II Shares, provided certain other requirements are satisfied. Thunder Bridge II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its Thunder Bridge II Shares, provided certain other requirements are satisfied. Thunder Bridge II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a reorganization, the Domestication may be a taxable event to U.S. Holders of Thunder Bridge II Shares under special rules applicable to U.S. Holders who hold shares of a “passive foreign investment company,” or “PFIC” as described in “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders — U.S. Holders — PFIC Considerations.” Thunder Bridge II believes it has been treated as a PFIC since its inception. If the Domestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of Thunder Bridge II Shares generally would recognize gain or loss with respect to its Thunder Bridge II Shares in an amount equal to the difference, if any, between the fair market value of the corresponding Company Shares received in the Domestication and the U.S. Holder’s adjusted tax basis in its Thunder Bridge II Shares surrendered. For a more complete discussion of the material U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders and Warrant Holders.”

Q.     What are the material U.S. federal income tax consequences to U.S. Holders that exercise their Redemption Rights?

A.     U.S. Holders that elect to exercise their Redemption Rights generally will recognize capital gain or loss equal to the difference between the amount of cash received on the Redemption of the Thunder Bridge II Shares and such U.S. Holder’s adjusted tax basis in such Thunder Bridge II Shares, which generally will be equal to the cost of such Thunder Bridge II Shares. A U.S. Holder who purchased Thunder Bridge II Shares in the IPO generally will have a tax basis in the Thunder Bridge II Shares that were part of the units equal to the portion of the purchase price of such units allocated to the Thunder Bridge II Shares (such allocation based on the relative fair market value of the Thunder Bridge II Shares and the Warrants at the time). However, in certain circumstances, the cash paid to such U.S. Holders will be treated as dividend income for U.S. federal income tax purposes. Moreover, because Thunder Bridge II should be considered a PFIC for U.S. federal income tax purposes, such U.S. Holders may be subjected to special rules applicable to PFICs as described in “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders — U.S. Holders — PFIC Considerations.” For a more complete discussion of the material U.S. federal income tax consequences to U.S. Holders that elect to exercise their Redemption Rights, see the discussion in the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash.”

Q.     What are the material U.S. federal income tax consequences of the Business Combination to U.S. Holders?

A.     Pursuant to the terms set forth in the MTA, subject to the satisfaction or waiver of the conditions to the Closing therein, simultaneously with completion of the Domestication, (1) TBII Merger Sub will merge with and into Thunder Bridge II, with all outstanding securities of Thunder Bridge II being exchanged for corresponding securities in Surviving Pubco, and Surviving Pubco succeeding as successor registrant and public company issuer pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc., (2) ADK Merger Sub will merge with and into indie, with indie surviving as a controlled 72.8% owned subsidiary of Surviving Pubco, (3) the entities in the ADK Blocker Group will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company, (4) ADK Service Provider Merger Sub will merge with and into ADK Service Provider Holdco. Each of these steps (1) through (4) should be considered for U.S. federal income tax purposes as integrated steps in a single transaction which qualifies as a transfer of property to a corporation (Surviving Pubco) tax free to the shareholders and each of the corporate parties under Section 351 of the Code. indie will continue as a limited liability company classified as a partnership for U.S. federal income tax purposes, controlled and consolidated by Surviving Pubco and for financial statement purposes under GAAP.

Q.     Why is Thunder Bridge II proposing the Business Combination?

A.     Thunder Bridge II was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Since Thunder Bridge II’s organization, the Thunder Bridge II Board has sought to identify suitable candidates in order to effect such a transaction. In its review of indie, the Thunder Bridge II Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Thunder Bridge II Board has determined that the Business Combination presents a highly-attractive business combination opportunity and is in the best interests of Thunder Bridge II shareholders. The Thunder Bridge II Board believes that, based on its review and consideration, the Business Combination with indie presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Thunder Bridge II shareholder approval of the Business Combination is required by the MTA and the Memorandum and Articles of Association as well as to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Q.     What will happen in the Business Combination?

A.     The Business Combination consists of a series of transactions pursuant to which (i) Thunder Bridge II will complete the Domestication, (ii) TBII Merger Sub will merge with and into Thunder Bridge II, with all outstanding securities of Thunder Bridge II being exchanged for corresponding securities in Surviving Pubco, and Surviving Pubco succeeding as successor registrant and public company issuer pursuant to the federal securities laws and changing its name to indie Semiconductor, Inc., (iii) ADK Merger Sub will merge with and into indie, with indie surviving as a controlled 72.8% owned subsidiary of Surviving Pubco, (iv) the entities in the ADK Blocker Group will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company, (v) ADK Service Provider Merger Sub will merge with and into ADK Service Provider Holdco. Upon the completion of the Domestication and the Business Combination, each issued and outstanding Class A ordinary share and Class B ordinary share of Thunder Bridge II will become a share of Class A common stock of the Company, and each issued and outstanding warrant to purchase Class A ordinary shares of Thunder Bridge II will become a warrant to purchase an equal number of shares of Class A common stock of the Company.

Q.     What is the form of consideration that the indie Equity Holders and holders of Phantom Equity Units will receive in return for the acquisition of indie by Thunder Bridge II?

Upon the Closing, the indie Equity Holders and holders of indie Phantom Equity Units will have the right to receive (A) $900 million in aggregate value (as adjusted for any amount that Target Companies’ indebtedness exceeds Target Companies’ cash and cash equivalents at Closing) as set forth in the MTA, in the form of (i) shares of Company Class A common stock (valued at $10.00 per share); (ii) Post-Merger indie Units (valued at $10.00 per unit); or (iii) the right to receive shares of Company Class A common stock, or other consideration pursuant to indie’s Phantom Equity Plan, plus (B) the contingent right to receive up to an aggregate of 10,000,000 additional shares of Class A common stock of the Company or Post-Merger indie Units, as applicable, as an earn-out under the MTA after the Closing. Each share of Class A common stock of the Company will provide the holder the right to vote, receive dividends, and share in distributions in connection with a liquidation, and other stockholder rights with respect to the Company.

Pursuant to the Exchange Agreement, at any time after the six month anniversary of the Closing, each holder of Post-Merger indie Units will be entitled to exchange such units for Class A common stock of the Company on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications). Based on the assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” the total number of Post-Merger indie Units issuable to the indie Equity Holders will be up to 40,243,644, entitling such members collectively to exchange them for 27.2% of the Company’s Class A common stock in the aggregate.

Pursuant to a Tax Receivable Agreement between the Company and certain indie Equity Holders, the Company will pay to such holders 85% of the tax savings that the Company realizes as a result of increases in tax basis in indie’s assets as a result of the exchange of the Post-Merger indie Units for shares of Class A common stock and certain tax attributes of the ADK Blocker Group and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Tax Receivable Agreement.”

Additionally, in connection with the Mergers, the Company will issue to the ADK Principal Owners 34,021,833 shares of Class V common stock of the Company, in the aggregate. The Class V common stock provides no economic rights in the Company to the Class V Holders; however, each Class V Holder will be entitled to vote as a common stockholder of the Company, with one vote per share of Class V common stock of the Company. If, at any time, a Class V Holder exchanges any Post-Merger indie Units for Class A common stock of the Company pursuant to the Exchange Agreement, an equivalent number of such holder’s share of Class V common stock will automatically be canceled.

In connection with the Business Combination, the Sponsor has agreed pursuant to the Sponsor Letter Agreement, to hold 3,450,000 of its shares of Class B common stock in the Company in escrow subject to forfeiture if the Company does not satisfy the same stock-price based performance thresholds to which the Earn-Out Shares are subject. For more information on the Sponsor Letter Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Sponsor Letter Agreement.”

Q.     How much consideration will the indie Equity Holders receive in connection with the acquisition of indie by Thunder Bridge II?

A.     Pursuant to the MTA, the indie Equity Holders and holders of Phantom Equity Units will collectively be entitled to receive consideration (the “Merger Consideration”) in an amount equal to $900 million, which is subject to adjustment downward to the extent that the Target Companies’ indebtedness exceeds the Target Companies’ cash and cash equivalents at Closing. For more information on the adjustments to the Merger Consideration, see the section entitled “Shareholder Proposal 2: The Merger Proposal — The MTA — Merger Consideration.”

After the Closing, the indie Equity Holders at Closing will also have a contingent earn-out right to receive up to an additional 10,000,000 shares of Class A common stock of the Company (or additional Post-Merger indie Units exchangeable into Class A common stock pursuant to the Exchange Agreement, collectively referred to as the “Earn-Out Shares,” subject to the occurrence of certain stock price performance thresholds of the Company by December 31, 2027.

In connection with the Business Combination, the Sponsor has agreed pursuant to the Sponsor Letter Agreement, to hold 3,450,000 of its shares of Class B common stock in the Company in an escrow account with Continental Stock Transfer & Trust Company, as escrow agent, subject to forfeiture if the Company does not satisfy the same stock-price based performance thresholds to which the Earn-Out Shares are subject. For more information on the Earn-Out Shares, see “Shareholder Proposal 2: The Merger Proposal — The MTA — Earn Out Shares.”

Q.     What is the Tax Receivable Agreement?

A.     In connection with the Business Combination, the Company will enter into the Tax Receivable Agreement with certain Post-Merger indie Unit holders. Pursuant to the Tax Receivable Agreement, the Company will pay to such holders 85% of certain tax savings that the Company realizes due to increases in the tax basis in indie’s assets as a result of the exchange of such Post-Merger indie Units for shares of Class A common stock and certain tax attributes of the ADK Blocker Group and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Tax Receivable Agreement.”

Q.     What equity stake will current Thunder Bridge II shareholders and indie Equity Holders hold in the Company immediately after the completion of the Business Combination?

A.     Upon the completion of the Business Combination (assuming, among other things, that no Thunder Bridge II shareholders exercise Redemption Rights with respect to their ordinary shares upon completion of the Business Combination and the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), Public Shareholders will own approximately 23.3% of the outstanding shares of the Company, the Sponsor will own approximately 5.8% of the outstanding shares of the Company, indie’s existing security holders will own approximately 60.8% of the outstanding shares of the Company (on an as-exchanged basis) and approximately 10.1% of the outstanding shares of the Company will be held by the PIPE Investors.

If any of the Public Shareholders exercise their Redemption Rights, the percentage of the Company’s outstanding common stock held by the current holders of Thunder Bridge II ordinary shares will decrease and the percentages of the Company’s outstanding common stock held by the indie Equity Holders will increase, in each case relative to the percentage held if none of the Thunder Bridge II ordinary shares are redeemed.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q.     Did the Thunder Bridge II Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     No. The Thunder Bridge II Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Thunder Bridge II’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Thunder Bridge II’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, Thunder Bridge II shareholders will be relying solely on the judgment of the Thunder Bridge II Board in valuing indie’s business and assuming the risk that the Thunder Bridge II Board may not have properly valued such business.

Q.     What happens to the funds deposited in the Trust Account after completion of the Business Combination?

A.     After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights and, after paying the Redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination, including deferred IPO underwriting fees to Thunder Bridge II’s investment bankers and for working capital and general corporate purposes of the Company and its subsidiaries. Such funds may also be used to reduce the indebtedness and certain other liabilities of the Company and its subsidiaries. As of December 31, 2020, there were cash and marketable securities held in the Trust Account of approximately $349.6 million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if Thunder Bridge II is unable to complete a Business Combination by August 13, 2021 (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any franchise or income taxes and up to $100,000 in liquidation expenses). Thunder Bridge II estimates that it has incurred approximately $570,000 in out-of-pocket expenses directly attributable to performing due diligence on acquisition targets and negotiating the Business Combination, which will be borne by Thunder Bridge II and not its Sponsor, officers or directors.

Q.     What happens if a substantial number of Public Shareholders vote in favor of the Merger Proposal and exercise their Redemption Rights?

A.     Public Shareholders may vote in favor of the Business Combination and still exercise their Redemption Rights, provided that Thunder Bridge II (without regard to any assets or liabilities of the Target Companies) after payment of all such Redemptions, has at least $5,000,001 in net tangible assets immediately prior to the Closing. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemptions by Public Shareholders. It is a condition to indie’s obligations to close the transactions under the MTA that cash equal to at least $250 million (after expenses) be available after the Business Combination from funds in the Trust Account and the PIPE Financing, and that no more than 25% of the Trust Account shall be paid to redeeming shareholders, and that at least $75,000,000 is raised in the PIPE Financing. Such conditions to indie’s obligations to close may be waived by indie in its sole discretion. If the Business Combination is completed notwithstanding Redemptions, the Company will have fewer Public Shares and Public Shareholders, the trading market for the Company’s securities may be less liquid and the Company may not be able to meet the minimum listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Company after the Business Combination may not be sufficient for its future operations and may not allow the Company to reduce indie’s indebtedness and/or pursue its strategy for growth.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     Unless waived by the parties to the MTA, and subject to applicable law, the completion of the Business Combination is subject to a number of conditions set forth in the MTA, including, among others, with respect to the obligations of all of the parties to the MTA:

•        termination or expiration of the waiting period under the HSR Act,

•        approval by Thunder Bridge II’s shareholders of the Domestication Proposal, the Merger Proposal, the Director Election Proposal and the Nasdaq Proposal,

•        approval by the indie Equity Holders of the Business Combination,

•        the contribution of certain holders of Class B Units of indie of their Class B Units to ADK Service Provider Holdco, in exchange for interests in ADK Service Provider Holdco,

•        the effectiveness of the registration statement (of which this proxy statement/prospectus forms a part), and

•        immediately prior to the Closing, after giving effect to the completion of the Redemptions, Thunder Bridge II, without regard to any assets or liabilities of the Target Companies, having net tangible assets of at least $5,000,001.

With respect to the obligations of indie, among others:

•        the accuracy of representations, warranties and covenants,

•        Thunder Bridge II having delivered the Merger Consideration to indie,

•        after giving effect to the completion of the Closing, the Company having no indebtedness,

•        upon the completion of the Closing, no person or group (excluding any indie Equity Holder, the Sponsor or any PIPE Investor) owning in excess of 9.9% of the issued and outstanding shares of Company common stock, and no three persons or groups (excluding any indie Equity Holder, the Sponsor or any PIPE Investor) owning in the aggregate in excess of 25% of the issued and outstanding shares of Company common stock,

•        the Class A common stock (including the shares of Class A common stock issuable in connection with the Domestication and upon exchange of Post-Merger indie Units) having been listed on Nasdaq and being eligible for continued listing on Nasdaq following the Closing and after giving effect to the Redemptions (as if it were a new initial listing by an issuer that had never been listed prior to Closing),

•        the existing directors of Thunder Bridge II having resigned and the nine directors set forth in the MTA (or their replacements) having been appointed or elected to the Company Board in accordance with the DGCL,

•        the completion of the Domestication simultaneously with the Business Combination,

•        after giving effect to the Redemptions, there being at least $262,185,126 remaining in the Trust Account, before expenses,

•        the PIPE Financing shall have raised at least $75,000,000,

•        after giving effect to any Redemptions and the PIPE Financing, Surviving Pubco has at least $250,000,000 in cash and cash equivalents after expenses, and

•        the Sponsor shall have delivered 3,450,000 shares of its Class B common stock into an escrow account with Continental Stock Transfer & Trust, as escrow agent, to be held subject to the earnout conditions described herein.

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled, “Shareholder Proposal 2: The Merger Proposal — The MTA — Closing Conditions.”

Q.     When do you expect the Business Combination to be completed?

A.     It is currently anticipated that the Business Combination will be completed in Spring 2021. This timing depends, among other things, on the approval of the Shareholder Proposals to be presented at the Shareholders Meeting. However, such meeting could be adjourned if the Shareholder Adjournment Proposal is adopted at the Shareholders Meeting, and Thunder Bridge II elects to adjourn the Shareholders Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by Thunder Bridge II.

Q.     Will Thunder Bridge II enter into any equity financing arrangements in connection with the Business Combination?

A.     Yes. On December 14, 2020, Thunder Bridge II entered into the Subscription Agreements with certain investors for the PIPE Financing, pursuant to which Thunder Bridge II agreed to issue and sell to the PIPE Investors $150 million of Thunder Bridge II’s Class A ordinary shares, at a price of $10.00 per Class A ordinary share, simultaneously with or immediately prior to the Closing. The PIPE Financing is conditioned on the Closing being scheduled to occur concurrently with or immediately following the closing of the PIPE Financing and other customary closing conditions. Such shares, if unrestricted and freely tradable, would have an aggregate market value of approximately $151.8 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021.

Despite the PIPE Financing, Thunder Bridge II may not be able to complete the Business Combination under the terms of the MTA in the event that too many of its Public Shareholders exercise their Redemption Rights and Thunder Bridge II cannot satisfy the conditions to closing set forth above (unless indie waives such requirements). Thunder Bridge II may determine prior to the Closing that it wants to seek additional equity financing in order to ensure that it has sufficient cash at the Closing, although indie has consent rights under the MTA with respect to any additional equity financing.

Q.     Why is Thunder Bridge II proposing the Equity Incentive Plan Proposal?

A.     The purpose of the 2021 Equity Incentive Plan is to enable the Company to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and the Company’s stockholders. For more information, see the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal.”

Q.     Why is Thunder Bridge II proposing the Director Election Proposal?

A.     The MTA requires that the initial Company Board following the completion of the Business Combination be comprised of nine individuals, consisting of five individuals selected by indie, three individuals selected by Thunder Bridge II, and one individual mutually agreed upon by indie and Thunder Bridge II. To this end, the parties have selected Sonalee Parekh, Ichiro Aoki and Jeffrey Owens to serve as Class I directors for a term expiring at the Company’s 2022 annual meeting of stockholders, William Woodward, Karl-Thomas Neumann and Diane Brink to serve as Class II directors for a term expiring at the Company’s 2023 annual meeting of stockholders and Donald McClymont, Peter Kight and David Aldrich to serve as Class III directors for a term expiring at the Company’s 2024 annual meeting of stockholders. The Director Election Proposal is being presented to implement the requirement of the MTA to install the Company Board. See the section entitled “Shareholder Proposal 4: The Director Election Proposal” for additional information.

Q.     Why is Thunder Bridge II proposing the Nasdaq Proposal?

A.     Thunder Bridge II is proposing the Nasdaq Proposal in order to comply with the Nasdaq Listing Rules. Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by any issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the closing price of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. For more information, see the section entitled “Shareholder Proposal 5: The Nasdaq Proposal.”

Q.     Why is Thunder Bridge II proposing the Advisory Charter Proposals?

A.     Thunder Bridge II is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the proposed charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on Surviving Pubco, Thunder Bridge II or our Board (separate and apart from the approval of the Domestication Proposal and the Merger Proposal). By presenting these proposals separately, we intend to provide stockholders a means to communicate their separate views on important governance provisions to the Board. In the judgment of the Board, these provisions are necessary to adequately address the needs of the combined company. Please see the section entitled “Shareholder Proposal 6: The Advisory Charter Proposals” for additional information.

Q.     Why is Thunder Bridge II proposing the Shareholder Adjournment Proposal?

A.     Thunder Bridge II is proposing the Shareholder Adjournment Proposal to allow the adjournment of the Shareholders Meeting to a later date or dates, including if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge II that more time is necessary or appropriate to approve one or more of the Shareholder Proposals at the Shareholders Meeting. Please see the section entitled “Shareholder Proposal 7: The Shareholder Adjournment Proposal” for additional information.

Q.     When and where will the Shareholders Meeting be held?

A.     The Shareholders Meeting will be held at 11:00 a.m. Eastern Time on June 9, 2021 at 101 Constitution Ave., NW, Suite 900, Washington, DC 20001, USA and via live webcast at https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021. Only shareholders who held ordinary shares of Thunder Bridge II at the close of business on May 10, 2021 will be entitled to vote at the Shareholders Meeting and at any adjournments thereof.

As a registered shareholder, you received a proxy card from the Transfer Agent, which contains instructions on how to attend the Shareholders Meeting in person online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Shareholders Meeting. If you do not have your 12-digit meeting control number, contact the Transfer Agent at (917) 262-2373 or e-mail the Transfer Agent at proxy@continentalstock.com.

You can pre-register to attend the Shareholders Meeting in person online starting May 17, 2021. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Shareholders Meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote in person online during the Shareholders Meeting. Thunder Bridge II recommends that you log in at least 15 minutes before the Shareholders Meeting to ensure you are logged in when the special meeting starts.

If your shares are held in “street name,” you may attend the Shareholders Meeting. You will need to contact the Transfer Agent at the number or email address above, to receive a 12-digit meeting control number and gain access to the Shareholders Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the special meeting for processing your 12-digit meeting control number.

Q.     Who is entitled to vote at the Shareholders Meeting?

A.     Thunder Bridge II has fixed May 10, 2021 as the Record Date. If you were a shareholder of Thunder Bridge II at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholders Meeting except that only holders of Founder Shares as of the Record Date are entitled to vote on the Director Election Proposal.

Q.     How do I vote?

A.     If you are a record owner of your shares, there are two ways to vote your Thunder Bridge II Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Thunder Bridge II Board “FOR” the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, and the Shareholder Adjournment Proposal (if presented). Only holders of Thunder Bridge II’s Class B ordinary shares may vote for the election of each of the directors pursuant to The Director Election Proposal

You Can Attend the Shareholders Meeting and Vote via Live Webcast.    If you choose to participate in the Shareholders Meeting, you can vote your shares electronically during the Shareholders Meeting via live webcast by visiting https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Shareholders Meeting. Thunder Bridge II recommends that you log in at least 15 minutes before the Shareholders Meeting to ensure you are logged in when the Shareholders Meeting starts.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person via the live webcast and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Thunder Bridge II can be sure that the broker, bank or nominee has not already voted your shares.

Q:     What if I do not vote my Thunder Bridge II Shares or if I abstain from voting?

A:     If you abstain from voting on the Shareholder Proposals, your Thunder Bridge II Shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the Memorandum and Articles of Association), but the abstention will have no effect on the outcome of such proposal.

Q:     What Shareholder Proposals must be passed in order for the Business Combination to be completed?

A:     The Business Combination will not be completed unless the Domestication Proposal, the Merger Proposal, the Director Election Proposal, and the Nasdaq Proposal, are approved. If Thunder Bridge II does not complete a Business Combination by August 13, 2021, Thunder Bridge II will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its Public Shareholders unless Thunder Bridge II submits and its shareholders approve an extension.

Q:     How does the Thunder Bridge II Board recommend that I vote on the Shareholder Proposals?

A:     The Thunder Bridge II Board unanimously recommends that the holders of Thunder Bridge II’s ordinary shares entitled to vote on the Shareholder Proposals, vote as follows:

“FOR” approval of the Domestication Proposal;

“FOR” approval of the Merger Proposal;

“FOR” approval of the Equity Incentive Plan Proposal;

“FOR” approval of the election of each of the director nominees pursuant to the Director Election Proposal;

“FOR” approval of the Nasdaq Proposal;

“FOR” approval of the Advisory Charter Proposals; and

“FOR” approval of the Shareholder Adjournment Proposal, if presented.

Q:     How many votes do I have?

A:     Thunder Bridge II shareholders have one vote per each ordinary share of Thunder Bridge II held by them on the Record Date for each of the Shareholder Proposals to be voted upon.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the ordinary shares represented by your proxy will be voted in favor of each Shareholder Proposal. Proxy cards that are returned without a signature will not be counted as present at the Shareholder Meeting and cannot be voted.

Q.     How will the Sponsor and Thunder Bridge II’s officers and directors vote in connection with the Shareholder Proposals?

A.     As of the Record Date, the Sponsor owned of record an aggregate of 8,625,000 Founder Shares, representing 20% of the issued and outstanding Thunder Bridge II Shares. Pursuant to the Sponsor Support Letter and the Insider Letter Agreement, the Sponsor and Thunder Bridge II’s directors and officers have agreed to vote the ordinary shares owned by them (including the Founder Shares) in favor of the Shareholder Proposals. The Sponsor and Thunder Bridge II’s officers and directors, as of the Record Date, have not acquired any Thunder Bridge II ordinary shares during or after our IPO in the open market. However, any subsequent purchases of Thunder Bridge II ordinary shares prior to the Record Date by the Sponsor or Thunder Bridge II’s officers and directors in the aftermarket will make it more likely that the Shareholder Proposals will be approved as such shares would be voted in favor of the Shareholder Proposals. As of the Record Date, there were 43,125,000 ordinary shares of Thunder Bridge II outstanding.

Q.     Do the Sponsor and Thunder Bridge II’s officers and directors have any conflicts of interests that may influence them to support the Business Combination?

A.     Thunder Bridge II’s Sponsor owns 8,625,000 Class B ordinary shares, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and Thunder Bridge II’s directors and officers have pecuniary interests in such ordinary shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $87.3 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021. In addition, the Sponsor purchased an aggregate of 8,650,000 Private Placement Warrants, each exercisable for one Class A ordinary share of Thunder Bridge II at $11.50 per share, for a purchase price of $8,650,000, or $1.00 per warrant. Such warrants had an aggregate market value of approximately $14.7 million based on the last sale price of $1.81 per warrant on Nasdaq on May 10, 2021. The Memorandum and Articles of Association require Thunder Bridge II to complete an initial business combination prior to August 13, 2021 (unless Thunder Bridge II submits and its shareholders approve an extension of such date). If the Business Combination is not completed and Thunder Bridge II is forced to wind up, dissolve and liquidate in accordance with the Memorandum and Articles of Association, the 8,625,000 ordinary shares currently held by Thunder Bridge II’s Sponsor and the Private Placement Warrants purchased by Sponsor will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).

Certain officers and directors of Thunder Bridge II also participate in arrangements that may be argued to provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Company.

These interests, among others, may influence or have influenced the Sponsor and the officers and directors of Thunder Bridge II and indie to support or approve the Business Combination. See “Risk Factors — Risks Related to the Domestication and the Business Combination — Some of Thunder Bridge II’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether indie is appropriate for Thunder Bridge II’s initial business combination.”

Q.     Do I have Redemption Rights with respect to my Thunder Bridge II Shares?

A.     Under Section 49.2 of the Memorandum and Articles of Association, prior to the completion of the Business Combination, Thunder Bridge II will provide all of the Public Shareholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that Thunder Bridge II may not redeem such shares to the extent that such Redemption would result in Thunder Bridge II having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Thunder Bridge II ordinary shares as of the Record Date or acquired their shares after the Record Date. The Redemptions will be effectuated in accordance with the Memorandum and Articles of Association and Cayman Islands law. Any Public Shareholder who holds ordinary shares of Thunder Bridge II on or before June 7, 2021 (two business days before the Shareholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination); provided that such Public Shareholders follow the procedures provided for exercising such Redemption as set forth in the Memorandum and Articles of Association, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Merger Proposal and whether such holders are holders of Thunder Bridge II ordinary shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed.

Q:     May the Sponsor, Thunder Bridge II’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     The Sponsor and Thunder Bridge II’s directors, officers, advisors or their affiliates may purchase Thunder Bridge II Shares in privately negotiated transactions or in the open market either prior to or after the Closing of the Business Combination, including from Thunder Bridge II shareholders who would have otherwise exercised their Redemption Rights. However, the Sponsor, directors and officers have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus. If Thunder Bridge II engages in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of Thunder Bridge II Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event the Sponsor or Thunder Bridge II’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount then on deposit in the Trust Account.

Pursuant to the Insider Letter Agreement, the Sponsor and Thunder Bridge II’s directors and officers have agreed to waive their Redemption Rights with respect to (i) the 8,625,000 Founder Shares owned by the Sponsor and (ii) any other Thunder Bridge II ordinary shares owned by the Sponsor or Thunder Bridge II’s directors and officers, and such shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. However, if the Sponsor or Thunder Bridge II’s directors, officers and their affiliates acquired Public Shares in or after the IPO (or acquire Public Shares following the date of this proxy statement/prospectus), they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Thunder Bridge II fails to complete a Business Combination by August 13, 2021.

Q.     Is there a limit on the number of shares I may redeem?

A.     Each Public Shareholder, together with any affiliate or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Thunder Bridge II. Any Public Shareholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.     How do I exercise my Redemption Rights?

A.     If you are a Public Shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on June 7, 2021 (two (2) business days before the Shareholders Meeting), that Thunder Bridge II redeem your shares for cash; (ii) affirmatively certify in your request to Thunder Bridge II’s Transfer Agent for Redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other Public Shareholders and (iii) submit your request in writing to the Transfer Agent, at the address listed at the end of this section and deliver your shares to the Transfer Agent physically or electronically using The Depository Trust Company’s DWAC system at least two business days prior to the vote at the Shareholders Meeting.

Any request for Redemption, once made by a Public Shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the Merger Proposal at the Shareholders Meeting. In addition, if you deliver your shares for Redemption to Thunder Bridge II’s Transfer Agent and later decide prior to the Shareholders Meeting not to elect Redemption, you may request that Thunder Bridge II’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Thunder Bridge II’s Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of Redemption Rights must be received by Thunder Bridge II’s secretary two business days prior to the vote taken on the Merger Proposal at the Shareholders Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Shareholders Meeting.

Public Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Thunder Bridge II’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Thunder Bridge II does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands Redemption as described above, then, if the Business Combination is completed, Thunder Bridge II will redeem the shares subject to the Redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Thunder Bridge II Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any Thunder Bridge II warrants that you may hold. Your Thunder Bridge II warrants will continue to be outstanding following a Redemption of your Thunder Bridge II Shares and will become exercisable in connection with the completion of the Business Combination.

If you intend to seek Redemption of your Public Shares, you will need to deliver your shares (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Q.     What happens if the Business Combination is not completed?

A.     If a Public Shareholder has tendered shares to be redeemed but the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate. The current deadline set forth in the Memorandum and Articles of Association for Thunder Bridge II to complete its initial Business Combination is August 13, 2021 (24 months after the closing of the IPO).

Q:     What happens if I sell my shares before the Shareholders Meeting?

A:     The Record Date for the Shareholders Meeting is earlier than the date of the Shareholders Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your ordinary shares after the Record Date, but before the Shareholders Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Shareholders Meeting, but will transfer ownership of the shares and will not hold an interest in the Company after the Business Combination is consummated.

SELECTED HISTORICAL FINANCIAL DATA OF THUNDER BRIDGE II

The following table sets forth selected historical financial data derived from Thunder Bridge II’s audited financial statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, each of which is included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Thunder Bridge II” and Thunder Bridge II’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	At or for the Year Ended December 31, 2020 (Restated)	At or for the Period from February 13, 2019 (Inception) to December 31, 2019 (Restated)
Statement of Operations Data:
Operating expenses
Formation costs and other operating expenses	$1,620,837	$379,352
Loss from operations	(1,620,837)	(379,352)
Other income
Interest and unrealized gains on marketable securities	2,122,286	2,460,851
Changes in fair value of warrant liability	(73,794,379)	1,538,409
Net (loss) income	$(73,292,930)	$3,619,908
Basic net loss per share attributable to ordinary shares	$(8.74)	$0.14
Weighted average shares outstanding, basic and diluted	8,625,000	8,437,500

Cash Flow Data:
Net cash used in operating activities	$(663,852)	$(768,913)
Net cash used in investing activities	—	(345,000,000)
Net cash provided by (used in) financing activities	300,000	346,266,462

Balance Sheet Data:
Cash	$133,695	$497,549
Cash and investments held in Trust Account	349,583,138	347,460,852
Total assets	349,776,163	348,389,695
Total liabilities	110,183,544	35,504,147
Ordinary shares subject to possible redemption	349,583,138	347,460,852
Total shareholders’ equity (deficit)	(109,990,519)	(34,575,303)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF INDIE

The selected historical consolidated statements of operations data of indie for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from indie’s audited consolidated financial statements included elsewhere in this prospectus/proxy statement. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of indie” and indie’s consolidated financial statements and related notes included elsewhere in this prospectus/proxy statement.

	Year Ended December 31,
	2020	2019
	(in thousands, except unit and per unit data)
Statement of Operations Data:
Revenue:
Product revenue	$19,488	$20,814
Contract revenue	3,122	1,898
Total revenue	22,610	22,712
Operating expenses:
Cost of goods sold	13,042	15,717
Research and development	22,013	20,186
Selling, general, and administrative	6,796	5,719
Total operating expenses	41,851	41,622
Loss from operations	(19,241)	(18,910)
Other income (expense), net:
Interest income	25	180
Interest (expense)	(2,193)	(2,215)
Other income (expense), net	(76,926)	16
Total other income (expense), net	(79,094)	(2,019)
Net loss before income taxes	(98,335)	(20,929)
Income tax expense	29	11
Net loss	(98,364)	(20,940)
Less: Net loss attributable to non-controlling interest	(866)	(486)
Net loss attributable to Ay Dee Kay, LLC	$(97,498)	$(20,454)

Net loss per unit attributable to common unitholders – basic and diluted(1)	$(86.68)	$(18.59)

Weighted average common units outstanding – basic and diluted	1,124,864	1,100,423

____________

(1)      See indie’s audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus for an explanation of the calculations of our net loss per unit attributable to common unitholders, basic and diluted.

	Year Ended December 31,
	2020	2019
	(in thousands)
Cash Flow Data:
Net cash used in operating activities	$(21,218)	$(14,875)
Net cash used in investing activities	(771)	(2,200)
Net cash provided by (used in) financing activities	33,474	125
	As of December 31,
	2020	2019
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18,698	$7,155
Working capital	(92,223)	823
Total assets	35,126	21,373
Long-term debt, net of current portion	12,345	11,416
Convertible debt, net of current portion	—	3,375
Total members’ deficit	(101,492)	(10,582)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on Thunder Bridge II’s historical financial statements and indie’s historical consolidated financial statements as adjusted to give effect to the Business Combination, the PIPE Financing, and the issuance of a simple agreement for future equity (SAFE) in the second quarter of 2021 (the “Additional SAFE Agreement”). The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination, treated as a reverse recapitalization for accounting purposes, the PIPE Financing, and the Additional SAFE Agreement as if they had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, gives effect to the Business Combination, the PIPE Financing, and the Additional SAFE Agreement as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Thunder Bridge II has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination, the PIPE Financing, and the Additional SAFE Agreement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Thunder Bridge II and indie have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with Thunder Bridge II’s and indie’s historical financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Thunder Bridge II,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of indie,” and other financial information relating to Thunder Bridge II and indie included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•        Assuming no Redemptions:    This presentation assumes that no Thunder Bridge II Public Shareholders exercise their Redemption Rights demanding Redemption of their Class A ordinary shares for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination; and

•        Assuming maximum Redemptions:    This presentation assumes that Thunder Bridge II Public Shareholders holding 8,625,220 Class A ordinary shares of Thunder Bridge II will exercise their Redemption Rights demanding Redemption of their Class A ordinary shares for a pro rata portion of the funds in the Trust Account. Under the MTA, it is a condition to indie’s obligations to close that, after giving effect to the Redemptions, there is at least $262.2 million remaining in the Trust Account before expenses, and after giving effect to any Redemptions and the PIPE Financing, Surviving Pubco has at least $250 million in cash and cash equivalents. This scenario gives effect to Redemptions of 8,625,220 Class A ordinary shares of Thunder Bridge II for aggregate Redemption payments of $87.4 million using a per-share Redemption Price of $10.13 (due to investment-related gains in the Trust Account).

	Pro Forma
	Year Ended December 31, 2020
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except per share amounts)
Combined Statement of Operations data:
Total revenue	$22,610	$22,610
Loss from operations	(21,805)	(21,805)
Net loss	(97,403)	(97,403)
Net loss attributable to common shareholders	(96,537)	(96,537)
Basic and diluted net loss per share	$(0.65)	$(0.69)
	Pro Forma
	As of December 31, 2020
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Combined Balance Sheet data:
Total assets	$469,941	$382,543
Current debt obligations	459	459
Total liabilities	109,856	109,856
Total shareholders’ equity	360,085	272,687

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative per share information of Thunder Bridge II and indie, each on a stand-alone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination, the PIPE Financing, and the Additional SAFE Agreement, assuming no Redemptions and maximum Redemptions, respectively.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Data of Thunder Bridge II” and “Selected Historical Consolidated Financial Data of indie” and the historical financial statements of Thunder Bridge II and indie included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of the Company would have been had the Business Combination been completed or to project Thunder Bridge II’s and the Company’s results of operations that may be achieved after the Business Combination.

(in thousands, except share and per share amounts)	Historical		Pro Forma
For the year ended December 31, 2020	Thunder Bridge II	indie	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
Net income (loss)	$(73,293)	$(98,364)	$(97,403)	$(97,403)
Net loss available to ordinary shares	(75,415)	(97,498)	(96,537)	(96,537)
Weighted average ordinary shares outstanding, basic and diluted	8,625,000	1,124,864	148,125,000	139,499,780
Net loss per share attributable to ordinary shares, basic and diluted	$(8.74)	$(86.68)	$(0.65)	$(0.69)

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Thunder Bridge II and indie.

Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries as the context so requires.

Risks Related to the Domestication and the Business Combination

Thunder Bridge II’s shareholders will experience dilution due to the issuance of securities convertible into the shares of Class A common stock of the Company to the indie Equity Holders as consideration in the Merger, the issuance of shares to the PIPE Investors in the PIPE Financing and the issuance to the indie Equity Holders of securities entitling them to a significant voting stake in the Company.

Based on indie’s and Thunder Bridge II’s current capitalization (and the assumptions regarding the Merger Consideration paid at Closing described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), we anticipate issuing to the indie Equity Holders an aggregate of 90,000,000 shares of Class A common stock of the Company to be issued in the Business Combination (which includes the right to receive such shares from the exchange of Phantom Equity Units and Post-Merger indie Units pursuant to the Exchange Agreement). Additionally, certain holders of Post-Merger indie Units will be issued a share of Class V common stock of the Company, entitling such member to a number of votes on matters subject to the vote of the Company common stockholders equal to the number of Post-Merger indie Units held by such indie Equity Holder. Furthermore, if the Equity Incentive Plan Proposal is approved, a number of shares equal to 7% of the sum of (i) the number of issued and outstanding shares of Class A common stock immediately after the Closing, and (ii) the number of issued and outstanding Post-Merger indie Units immediately after the Closing, excluding those held by the Company, will be authorized for issuance under the 2021 Equity Incentive Plan, which using the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” would be 10,368,750 shares of Class A common stock, and it is currently expected that shortly after the Closing, the Company plans to issue approximately 3,013,391 Class A restricted stock units to the Company’s employees and directors following the Merger (see the section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal”). In addition, Thunder Bridge II will issue 15 million shares of Class A common stock to the PIPE Investors pursuant to the PIPE Financing simultaneously with or immediately prior to the Closing. Based on the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” Thunder Bridge II’s current shareholders would hold in the aggregate approximately 29.1% of the outstanding Class A common stock (23.3% held by the Public Shareholders and 5.8% held by the Sponsor), the PIPE Investors are expected to own approximately 10.1% of the Company’s outstanding Class A common stock and the current indie Equity Holders holding approximately 60.8% of the outstanding Class A common stock (on an as-exchanged basis). Without limiting the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” these ownership percentages do not take into account:

•        any warrants or options to purchase the Class A common stock that will be outstanding following the Business Combination;

•        any equity awards that may be issued under the proposed 2021 Equity Incentive Plan following the Business Combination, including approximately 3,013,391 shares Class A common restricted stock units currently expected to be issued to the Company’s employees and directors shortly after the Closing, which number of restricted shares represents approximately 29.1% of the total number of shares currently expected to be authorized for issuance under the 2021 Equity Incentive Plan using the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” (See the

section entitled “Shareholder Proposal 3: The Equity Incentive Plan Proposal” for more information and the section entitled “Executive Compensation of indie — Key Compensation Actions in 2021 — Equity Grants”); or

•        the Earn-Out Shares or any adjustments to the Merger Consideration pursuant to the MTA not reflected in our assumptions described above and in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of the outstanding Class A ordinary shares held by the Public Shareholders will decrease and the percentages of the outstanding Class A common stock held immediately following the Business Combination by the Sponsor and the percentage of voting power of Class A common stock issuable to the indie Equity Holders upon exchange of Post-Merger indie Units will increase. To the extent that any of the outstanding Warrants are exercised for shares of Class A common stock, or additional awards are issued under the proposed 2021 Equity Incentive Plan, Thunder Bridge II’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Thunder Bridge II’s current shareholders to influence the Company’s management through the election of directors following the Business Combination.

The ability of Thunder Bridge II’s shareholders to exercise Redemption Rights with respect to Thunder Bridge II’s Public Shares may prevent Thunder Bridge II from completing the Business Combination or optimizing its capital structure.

Thunder Bridge II does not know how many shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Thunder Bridge II’s expectations (and those of the other parties to the MTA) as to the number of shares that will be submitted for Redemption.

It is a condition to indie’s obligations to close that: (1) after giving effect to the Redemptions, there is at least $262,185,126 remaining in the Trust Account before expenses; and (2) after giving effect to any Redemptions and the PIPE Financing, Surviving Pubco has at least $250,000,000 in cash and cash equivalents after expenses. If too many Public Shareholders elect to redeem their shares or indie does not waive these conditions to closing, the PIPE Financing alone may be insufficient to complete the Business Combination, and additional third-party financing may not be available to Thunder Bridge II. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “Shareholder Proposal 2: The Merger Proposal — The MTA — Covenants of the Parties” and “Shareholder Proposal 2: The Merger Proposal — The MTA — Closing Conditions.”

Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Thunder Bridge II.”

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Thunder Bridge II cannot assure you that the due diligence Thunder Bridge II has conducted on indie will reveal all material issues that may be present with regard to indie, or that factors outside of Thunder Bridge II’s or indie’s control will not later arise. As a result of unidentified issues or factors outside of Thunder Bridge II’s or indie’s control, the Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Thunder Bridge II’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Thunder Bridge II. Even though these charges may be non-cash items that would not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and indie’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Company Board and key personnel. Thunder Bridge II cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective or successful or remain with the Company.

The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in indie, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its ownership of Post-Merger indie Units and its managing member interest in indie. As a result, the Company will have no independent means of generating revenue or cash flow. The Company’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of indie and its subsidiaries and the distributions it receives from indie. Deterioration in the financial condition, earnings or cash flow of indie and its subsidiaries for any reason could limit or impair indie’s ability to pay such distributions. Additionally, to the extent that the Company needs funds and indie and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or indie is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

indie will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Post-Merger indie Units. Accordingly, the Company will be required to pay income taxes on its allocable share of any net taxable income of indie. Under the terms of the Amended Operating Agreement, indie is obligated to make tax distributions to holders of Post-Merger indie Units (including the Company) calculated at certain assumed tax rates. In addition to tax expenses, the Company will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant. See the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Tax Receivable Agreement.” The Company intends to cause indie to make distributions to holders of Post-Merger indie Units in amounts sufficient to cover all applicable taxes (calculated at assumed tax rates), relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by indie. However, as discussed below, indie’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which indie is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering indie insolvent. If the Company’s cash resources are insufficient to meet its obligations under the Tax Receivable Agreement and to fund its obligations, the Company may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject the Company to various restrictions imposed by any such lenders. To the extent that the Company is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement.

Additionally, although indie generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event indie’s calculations of taxable income are incorrect, its members, including the Company, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

The Company anticipates that the distributions it will receive from indie may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to acquire additional newly issued Post-Merger indie Units from indie at a per unit price determined by reference to the market value of the Class A common stock; to pay dividends, which may include special dividends, on the Company’s Class A common stock; to fund repurchases of Class A common stock; or any combination of the foregoing. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. To the extent that the Company does not distribute such excess cash as dividends on Class A common stock or otherwise undertake ameliorative actions between Post-Merger indie Units and shares of Class A common stock and instead, for example, holds such cash balances, holders of Post-Merger indie Units that hold interests in indie pre-Business Combination may benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following an exchange of their Post-Merger indie Units, notwithstanding that such holders may previously have participated as holders of Post-Merger indie Units in distributions by indie that resulted in such excess cash balances at the Company. See the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Amended Operating Agreement.”

Dividends on the Company’s common stock, if any, will be paid at the discretion of the Company Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, indie is generally prohibited under state law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of indie (with certain exceptions) exceed the fair value of its assets. indie’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to indie. If indie does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Under the Tax Receivable Agreement, the Company will be required to pay 85% of the tax benefits relating to tax depreciation or amortization deductions as a result of the tax basis step-up the Company receives in connection with the exchanges of Post-Merger indie Units into the Company’s Class A common stock and related transactions, and those payments may be substantial.

The indie Equity Holders may exchange their Post-Merger indie Units for shares of Class A common stock pursuant to the Exchange Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Amended Operating Agreement. These exchanges are expected to result in increases in the Company’s allocable share of the tax basis of the tangible and intangible assets of indie. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that the Company would otherwise be required to pay in the future had such exchanges never occurred.

In connection with the Business Combination, the Company will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax benefits, if any, that the Company realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain tax attributes of the ADK Blocker Group and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Company and not of indie. The actual increase in the Company’s allocable share of indie’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of the Company’s income. While many of the factors that will determine the amount of payments that the Company will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition. Any payments made by the Company under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Furthermore, the Company’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or may be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge.

In the event any tax benefits initially claimed by the Company are disallowed, the current indie Equity Holders will not be required to reimburse the Company for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by the Company, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual income or franchise tax savings, which could materially impair the Company’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Company exercise its early termination rights under the Tax Receivable Agreement, (ii) the Company becomes bankrupt or undergoes a similar insolvency event, (iii) certain changes of control of the Company occur (as described in the Tax Receivable Agreement) or (iv) the Company is more than three months late in making of a payment due under the Tax Receivable Agreement (unless the Company in good faith determines that it has insufficient funds to make such payment), the Company’s obligations under the Tax Receivable Agreement will accelerate and the Company will be required to make an immediate lump-sum cash payment to the indie Equity Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s future taxable income. The lump-sum payment to the indie Equity Holders could be substantial and could exceed the actual tax benefits that the Company realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company would be able to use the assumed potential tax benefits in future years, and that tax rates applicable to the Company would be the same as they were in the year of the termination.

There may be a material negative effect on the Company’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company realizes. Furthermore, the Company’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. The Company may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. Such indebtedness may have a material adverse effect on the Company’s financial condition.

Some of Thunder Bridge II’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether indie is appropriate for Thunder Bridge II’s initial business combination.

The personal and financial interests of Thunder Bridge II’s Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for a business combination, their support for completing the Business Combination and the operation of the Company following the Business Combination.

Thunder Bridge II’s Sponsor owns 8,625,000 Class B ordinary shares, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and Thunder Bridge II’s directors and officers have pecuniary interests in such ordinary shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $87.3 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021. In addition, the Sponsor purchased an aggregate of 8,650,000 Private Placement Warrants, each exercisable for one Class A ordinary share of Thunder Bridge II at $11.50 per share, for a purchase price of $8,650,000, or $1.00 per warrant. Such warrants had an aggregate market value of approximately $14.7 million based on the last sale price of $1.70 per warrant on Nasdaq on May 10, 2021.

The Memorandum and Articles of Association require Thunder Bridge II to complete an initial business combination prior to August 13, 2021 (unless Thunder Bridge II submits and its shareholders approve an extension of such date). If the Business Combination is not completed and Thunder Bridge II is forced to wind up, dissolve and liquidate in accordance with the Memorandum and Articles of Association, the 8,625,000 ordinary shares currently held by Thunder Bridge II’s Sponsor and the Private Placement Warrants purchased by Sponsor will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).

Certain officers and directors of Thunder Bridge II also participate in arrangements that may be argued to provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Company. Thunder Bridge II’s Sponsor, officers and directors have not incurred material out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations or the negotiation of the Business Combination.

Further, Thunder Bridge II’s Sponsor has pursuant to the Sponsor Support Agreement, and Sponsor, officers and directors have pursuant to the Insider Letter Agreement, each agreed (A) to vote any Thunder Bridge II shares owned by them in favor of the Business Combination and (B) not to redeem any shares in connection with a shareholder vote to approve the Business Combination.

These interests, among others, may influence or have influenced the Sponsor and the officers and directors of Thunder Bridge II and indie to support or approve the Business Combination. For more information concerning the interests of Thunder Bridge II’s officers and directors, see the section entitled “Shareholder Proposal 2: The Merger Proposal — Interests of Thunder Bridge II’s Directors and Officers and Others in the Business Combination” and the risk factor entitled “— Risks Related to Thunder Bridge II — Thunder Bridge II’s founder and chief executive officer controls a substantial interest in Thunder Bridge II and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support” in this proxy statement/prospectus.

Thunder Bridge II has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Thunder Bridge II from a financial point of view.

The Thunder Bridge II Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Thunder Bridge II is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Thunder Bridge II from a financial point of view. In analyzing the Business Combination, the Thunder Bridge II Board and Thunder Bridge II’s management conducted due diligence on indie and researched the industry in which indie operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, Thunder Bridge II’s shareholders will be relying solely on the judgment of the Thunder Bridge II Board in determining the value of the Business Combination, and the Thunder Bridge II Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “Shareholder Proposal 2: The Merger Proposal — Thunder Bridge II Board’s Reasons for the Approval of the Business Combination.”

There is a minimum cash requirement and maximum redemption threshold in the MTA, and failure to satisfy these conditions will stop our ability to consummate the Business Combination

The Memorandum and Articles of Association does not provide a specified maximum Redemption threshold, except that in no event will Thunder Bridge II redeem its Public Shares in an amount that would cause its net tangible assets, without regard to any assets or liabilities of the Target Companies, to be less than $5,000,001 immediately prior to the completion of the Business Combination (such that Thunder Bridge II is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement contained in the MTA. This minimum net tangible asset condition is a condition to the obligations of both indie and Thunder Bridge II to complete the Business Combination under the MTA. Furthermore, the MTA provides that it is a condition to indie’s obligations under the MTA that Thunder Bridge II have minimum cash not less than $250,000,000 from the funds remaining in the Trust Account after giving effect to the Redemption and the PIPE Financing and expenses, and also requires that no more than 25% of the funds in the Trust Account shall be paid to redeeming shareholders. If we are not able to satisfy the cash requirement, or redemptions are greater than 25% of the funds in the Trust Account, then indie will not be obligated to consummate the Business Combination.

Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

Thunder Bridge II’s Public Shares and Public Warrants are currently listed on Nasdaq and it is a condition to indie’s obligations to complete the Business Combination that the Company’s Class A common stock shall have been listed on Nasdaq and will be eligible for continued listing on Nasdaq immediately following the Business Combination after giving effect to the Redemptions (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

However, Thunder Bridge II cannot assure you that the Company’s securities will continue to be listed on Nasdaq in the future. In addition, in connection with the Business Combination and as a condition to indie’s obligations to complete the Business Combination, the Company is required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of the Company’s securities on Nasdaq. For instance, the Company’s stock price would generally be required to be at least $4 per share and its stockholders’ equity would generally be required to be at least $5 million and the Company would be required to have a minimum of 300 public holders of “round lots” of 100 shares. In addition to the listing requirements for the Company’s Class A common stock, Nasdaq imposes listing standards on warrants. Thunder Bridge II cannot assure you that the Company will be able to meet those initial listing requirements, in which case indie will not be obligated to complete the Business Combination. In addition, it is possible that the Company’s Class A common stock and Public Warrants will cease to meet the Nasdaq listing requirements following the Business Combination.

Thunder Bridge II expects that if Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, then the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the Company’s Class A common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

Thunder Bridge II and indie currently operate as separate companies and have had no prior history as a combined entity, and indie’s and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Thunder Bridge II’s and indie’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, Thunder Bridge II will not be able to enter into a business combination with another party because of restrictions in the MTA. Furthermore, certain provisions of the MTA will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the MTA.

Covenants in the MTA impede the ability of Thunder Bridge II to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Thunder Bridge II may be at a disadvantage to its competitors during that period. In addition, while the MTA is in effect, neither Thunder Bridge II nor indie may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to Thunder Bridge II’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the MTA due to the passage of time during which these provisions have remained in effect.

If the conditions to the MTA are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the shareholders of Thunder Bridge II and the members of indie, specified conditions must be satisfied or waived before the parties to the MTA are obligated to complete the Business Combination. For a list of the material closing conditions contained in the MTA, see the section entitled “Shareholder Proposal 2: The Merger Proposal — The MTA — Closing Conditions.” Thunder Bridge II and indie may not satisfy all of the closing conditions in the MTA. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Thunder Bridge II and indie to each lose some or all of the intended benefits of the Business Combination.

Because Thunder Bridge II is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because Thunder Bridge II is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. Thunder Bridge II is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Thunder Bridge II’s directors or officers, or enforce judgments obtained in the United States courts against Thunder Bridge II’s directors or officers.

Until the Domestication is effected, Thunder Bridge II’s corporate affairs are governed by the Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Thunder Bridge II under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Thunder Bridge II’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Thunder Bridge II judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Thunder Bridge II predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Thunder Bridge II Board or controlling shareholders than they would as public shareholders of a United States company.

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Thunder Bridge II Shares at the effective time of the Domestication.

The Thunder Bridge II Board believes the Domestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the Domestication should fail to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder (as that term is defined in the section entitled “Shareholder Proposal 2: The Merger Proposal — Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders”) of Thunder Bridge II Shares generally would recognize a gain or loss with respect to its Thunder Bridge II Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in its Thunder Bridge II Shares surrendered.

As discussed more fully under the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders” below, it is intended that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of Thunder Bridge II Shares will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Thunder Bridge II’s earnings in income;

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will generally recognize gain (but not loss) on the exchange of Thunder Bridge II Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Thunder Bridge II Shares, provided certain other requirements are satisfied. Thunder Bridge II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

•        A U.S. Holder of Thunder Bridge II Shares whose Thunder Bridge II Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its Thunder Bridge II Shares, provided certain other requirements are satisfied. Thunder Bridge II does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Thunder Bridge II Shares may still recognize gain (but not loss) upon the exchange of its Thunder Bridge II Shares for the common stock of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Thunder Bridge II Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in the common stock of the Delaware corporation received in connection with the Domestication should be the same as the aggregate tax basis of Thunder Bridge II Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders — U.S. Holders — PFIC Considerations.”

Upon completion of the Business Combination, the rights of holders of the Company’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of Thunder Bridge II’s ordinary shares arising under the Cayman Islands Companies Act.

Upon completion of the Business Combination, the rights of holders of the Company’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of the Company’s common stock could differ from the rights that holders of Thunder Bridge II ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company.

For a more detailed description of the rights of holders of the Company’s common stock under the DGCL and how they may differ from the rights of holders of Thunder Bridge II ordinary shares under the Companies Act, please see the section entitled “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

Delaware law and the Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Certificate of Incorporation and Bylaws that will be in effect upon completion of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of the Company’s Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Certificate of Incorporation and Bylaws include provisions regarding:

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;

•        the ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•        the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

•        the requirement that directors may only be removed from the Company Board for cause;

•        the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or the Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

•        the requirement for the affirmative vote of holders of 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class to amend, alter, change or repeal certain provisions in the Certificate of Incorporation and the Bylaws, respectively, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Company Board to amend the Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.

In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. Although the Company will elect not to be governed by Section 203 of the DGCL, certain provisions of the Certificate of Incorporation will, in a manner substantially similar to Section 203 of the DGCL, prohibit certain Company stockholders (other than those stockholders who are party to a stockholders’ agreement with the Company) who hold 15% or more of the Company’s outstanding capital stock from engaging in certain business combination transactions with the Company for a specified period of time unless certain conditions are met. See the section entitled “Description of Thunder Bridge II’s and the Company’s Securities — Capital Stock of the Company after the Business Combination — Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law — Business Combinations.”

Any provision of the Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

The form of the Certificate of Incorporation is attached as Annex A to this proxy statement/prospectus and we urge you to read it.

Our Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers or other employees.

Our Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our Company to our Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our Company or any director or officer of our Company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our bylaws, or (4) action asserting a claim against us or any director or officer of our Company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the inclusion of such provision in our Certificate of Incorporation will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Certificate of Incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company or its directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The Certificate of Incorporation will not limit the ability of the Sponsor to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its stockholders. The Certificate of Incorporation will provide that neither Sponsor nor its affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor also may pursue, in its capacities other than as directors of the Company Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, each of the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Thunder Bridge II’s officers and directors and/or their affiliates may enter into agreements concerning Thunder Bridge II’s securities prior to the Shareholders Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Thunder Bridge II Shares.

At any time prior to the Shareholders Meeting, during a period when they are not then aware of any material nonpublic information regarding Thunder Bridge II or its securities, Thunder Bridge II’s officers and directors and/or their affiliates may enter into a written plan to purchase Thunder Bridge II’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Shareholders Meeting, during a period when they are not then aware of any material nonpublic information regarding Thunder Bridge II or its securities, Thunder Bridge II’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal or the other Shareholder Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Merger Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that Thunder Bridge II’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by Thunder Bridge II’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of Thunder Bridge II Shares present and voting at the Shareholders Meeting vote in favor of the Merger Proposal and the other Shareholder Proposals and/or (y) that Thunder Bridge II will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing after taking into account holders of Public Shares that properly demanded Redemption of their shares for cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Thunder Bridge II Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Shareholders Meeting.

As of the date of this proxy statement/prospectus, except as noted above, Thunder Bridge II’s directors and officers and their affiliates have not entered into any such agreements. Thunder Bridge II will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Company’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to indie’s Business

Following the Business Combination, the Company will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from indie and its subsidiaries to pay dividends, pay expenses and meet its other obligations. Accordingly, the Company’s stockholders and warrant holders will be subject to all of the risks of indie’s business following the Business Combination.

Throughout this section, unless otherwise noted, “indie” refers to Ay Dee Kay, LLC and its consolidated subsidiaries.

The cyclical nature of the semiconductor industry may limit indie’s ability to maintain or improve its net sales and profitability.

The semiconductor industry is highly cyclical and is prone to significant downturns from time to time. Cyclical downturns can result in substantial declines in semiconductor demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Such downturns result from a variety of market forces including constant and rapid technological change, quick product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.

Recently, downturns in the semiconductor industry have been attributed to a variety of factors including the current COVID-19 pandemic, ongoing trade disputes between the United States and China, weakness in demand and pricing for semiconductors across applications, and excess inventory. These downturns have directly impacted indie’s business, suppliers, distributors and customers.

Conversely, significant upturns could cause indie to be unable to satisfy demand in a timely and cost-efficient manner, and could result in increased competition for access to third-party foundry, assembly and testing capacity. In the event of such an upturn, indie may not be able to expand its workforce and operations in a sufficiently timely manner, procure adequate resources and raw materials, or locate suitable suppliers or other subcontractors to respond effectively to changes in demand for its existing products or to the demand for new products. Accordingly, indie’s business, financial condition and results of operations could be materially and adversely affected.

Downturns or volatility in general economic conditions could have a material adverse effect on indie’s business, financial condition, results of operations and liquidity.

indie’s net sales and profitability depend significantly on general economic conditions and the demand for the end products in the markets in which indie’s customers compete. Weaknesses in the global economy and financial markets, including the current weaknesses resulting from the ongoing COVID-19 pandemic, have led to lower automotive demand. A decline in end-user demand can affect the need that customers have for indie’s products, as well as the ability of customers to obtain credit or meet their payment obligations to indie, and may increase the likelihood of customers canceling or deferring existing orders. Any further adverse changes in economic conditions, including any recession, economic slowdown or disruption of credit markets, may also lead to lower demand for indie’s products. Volatile and uncertain economic conditions can make it difficult to accurately forecast and plan future business activities. This could result in an oversupply of products relative to customer demand.

In addition, any disruption in the credit markets, including as a result of the current COVID-19 pandemic, could impede indie’s access to capital. If there is limited access to additional financing sources, indie may be required to defer capital expenditures or seek other sources of liquidity, which may not be available on acceptable terms or at all. Similarly, if indie’s suppliers face challenges in obtaining credit or other financial difficulties, they may be unable to provide the necessary materials or services to indie.

All of these factors related to global economic conditions, which are beyond indie’s control, could adversely impact indie’s business, financial condition, results of operations and liquidity.

The semiconductor industry is highly competitive. If indie fails to introduce new technologies and products in a timely manner, it could adversely affect business.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion, and evolving standards for quality. Accordingly, the success of indie’s business depends, to a large extent, on its ability to meet evolving industry requirements and introduce new products and technologies, both in a timely manner and at prices that are acceptable to customers.

Moreover, the costs related to the research and development necessary to develop new technologies and products are significant and some of indie’s competitors may have greater resources than indie. If they significantly increase the resources that they devote to developing and marketing their products, indie may not be able to compete effectively.

Further, industry consolidation could enhance competitors’ product offerings and financial resources, strengthening their competitive position.

As a result of these competitive pressures, indie may face declining sales volumes or lower prices for its products, and may not be able to reduce total costs in line with declining revenue. If any of these risks materialize, they could have a material adverse effect on indie’s business, financial condition and results of operations.

The average selling prices of products in indie’s markets have historically decreased over time and could do so in the future, which could adversely impact indie’s revenue and profitability.

Average selling prices of semiconductor products in the markets indie serves have historically decreased over time. Profit margins and financial results may suffer if indie is unable to offset any reductions in average selling prices by reducing costs, developing new or enhanced products on a timely basis with higher selling prices or profit margins, or increasing sales volumes. Although indie has contractual agreements with customers, there is no assurance that those price agreements will be honored. As a result, indie’s average selling prices may decline faster than forecasted.

Much of indie’s business depends on winning competitive bid selection processes, and failure to be selected could adversely affect business in those market segments.

The competitive selection processes often require an investment of significant time and capital resources, with no guarantee of winning the contract and generating revenue. In the automotive semiconductor market in which indie competes, due to the longer design cycles involved, failure to win a design-in could prevent access to a customer for several years. indie’s failure to win a significant number of these bids could result in reduced revenues, and hurt its competitive position for future selection processes, which could have a material adverse effect on business, financial condition and results of operations.

The demand for indie’s products depends to a significant degree on the demand for its customers’ end products.

The vast majority of indie’s revenue is derived from sales to manufacturers in the automotive industry. Demand in this market fluctuates significantly, driven by consumer spending, consumer preferences, the development of new technologies and prevailing economic conditions. In addition, the end products in which its semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that could affect the price manufacturers are willing to pay. Such customers have in the past, and may in the future, vary order levels significantly from period to period, request postponements of scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during periods of low demand. This can make managing business difficult, as it limits the predictability of future revenue. It can also affect the accuracy of indie’s financial forecasts.

Furthermore, developing industry trends, including customers’ use of outsourcing and new and revised supply chain models, may affect indie’s revenue, costs and working capital requirements.

indie’s sales are made primarily to Tier 1 suppliers. Any downturn in the automotive market could significantly harm indie’s financial results.

This automotive concentration of sales exposes indie to the risks associated with the automotive market. For example, indie’s anticipated future growth is highly dependent on the adoption of ADAS, user interface, connectivity and electrification technologies, which are expected to have increased sensor and power product content. A downturn in the automotive market could delay automakers’ plans to introduce new vehicles with these features, which would negatively impact the demand for products and indie’s ability to grow its business.

The automotive industry continues to undergo consolidation and reorganization. Further such changes in the automotive market could have a material adverse effect on business, financial condition and results of operations.

Moreover, recent governmental actions to contain the spread of the COVID-19 pandemic has adversely affected the automotive industry, including manufacturers, dealers, distributors and third-party suppliers. For example, many automotive manufacturers were forced to suspend manufacturing operations and have only recently resumed production. While demand in the automotive industry is dependent on a number of factors, automotive manufacturers expect the impact of COVID-19 to be highly dependent on its duration and severity.

The foregoing operational and economic impacts and other adverse effects on the automotive industry could have a material adverse effect on indie’s business, financial condition and results of operations.

indie may be unsuccessful in developing and selling new products with profit margins similar to or better than what it has experienced in the past, which would impact indie’s overall financial performance.

Should indie fail to improve its profit margin in the future, and accordingly develop and introduce sufficiently unique products, indie’s business and financial results of operations could be materially and adversely affected.

The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

One of the results of the rapid innovation in the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Product life cycles are relatively short, and as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis. In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously.

In order to continue profitably supplying these products, indie must reduce its product costs in line with the lower revenue it can expect to generate. Usually, this must be accomplished through improvements in process technology and production efficiencies. If indie cannot advance its process technologies or improve its efficiencies to a degree sufficient to maintain required margins, it will no longer be able to make a profit from the sale of these products. Moreover, indie may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may be required to bear a loss on such products. indie cannot guarantee that competition in its core product markets will not lead to price erosion, lower revenue or lower margins in the future. Should reductions in indie’s manufacturing costs fail to keep pace with reductions in market prices for the products it sell, this could have a material adverse effect on indie’s business, financial condition and results of operations.

indie may pursue mergers, acquisitions, investments and joint ventures, which could adversely affect its results of operations.

indie’s growth strategy includes acquiring or investing in businesses that offer complementary products, services and technologies, or enhance its market coverage or technological capabilities. Any acquisitions indie may undertake and their integration involve risks and uncertainties. There could be unexpected delays, challenges and related expenses, and disruption of indie’s business. Inaccuracies in indie’s estimates and assumptions used to assess a transaction may result in indie not realizing the expected financial or strategic benefits of any such transaction. In addition, U.S. and foreign regulatory approvals required in connection with an acquisition may take longer than anticipated to obtain, may not be forthcoming or may contain burdensome conditions, which may jeopardize, delay or reduce the anticipated benefits to indie of the transaction.

indie’s independent registered public accounting firm, KPMG LLP’s, report contains an explanatory paragraph that expresses substantial doubt about indie’s ability to continue as a “going concern.”

Primarily as a result of ongoing product development investments, indie has incurred recurring losses and negative cash flows from operating activities since its inception, including net operating losses of $19.2 million and $18.9 million for the years ended December 31, 2020 and 2019, respectively. Net losses, which among other things include the impact of fair value changes in indie’s SAFE liabilities and interest expenses, were $98.4 million and $20.9 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, indie had an accumulated deficit of $153.3 million. indie expects to continue to invest in product development and generate operating losses in the future. As of the issuance date of the annual financial statements for the year ended December 31, 2020, indie recognizes the possibility that its cash and cash equivalents will not be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments for the subsequent twelve months without raising additional capital to finance its operations. KPMG LLP’s report on indie’s financial statements includes an explanatory paragraph expressing substantial doubt about indie’s ability to continue as a going concern. indie is pursuing the Business Combination with Thunder Bridge II under the MTA. If the Business Combination is unable to be completed and indie is not able to secure alternative sources of financing, indie will be forced to reduce operating expenditures, which could adversely affect its business prospects, or indie may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that indie will be successful in obtaining sufficient funding on terms acceptable to indie to fund continuing operations, if at all.

indie’s failure to comply with the large body of laws and regulations to which it is subject could have a material adverse effect its business and operations.

indie is subject to regulation by various governmental agencies in the United States and other jurisdictions in which it operates. These include traditional automotive quality standards/regulations as well as international trade regulations.

indie’s failure to comply with any applicable regulations or requirements could subject indie to investigations, sanctions, enforcement actions, fines, damages, penalties, or injunctions. If any governmental sanctions are imposed, or if indie does not prevail in any possible civil or criminal litigation, its business, financial condition and results of operations could be materially and adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and financial resources.

Interruptions in information technology systems could adversely affect business.

indie relies on the efficient and uninterrupted operation of complex information technology applications, systems and networks to operate its business. The reliability and security of information technology infrastructure and software, and indie’s ability to expand and continually update technologies in response to changing needs is critical to indie’s business. Any significant interruption in these applications, systems or networks, including but not limited to new system implementations, computer viruses, cyberattacks, security breaches, facility issues or energy blackouts, could have a material adverse impact on indie’s business, financial condition and results of operations.

indie’s business also depends on various outsourced IT services. indie relies on third-party vendors to provide critical services and to adequately address cyber security threats to their own systems. Any failure of third-party systems and services to operate effectively could disrupt indie’s operations and could have a material adverse effect on its business, financial condition and results of operations.

indie’s computer systems and networks are subject to attempted security breaches and other cybersecurity incidents, which, if successful, could be costly and could impact indie’s business.

Cyber-attacks attempting to obtain access to indie’s computer systems and networks could result in the misappropriation of proprietary information and technology. There can be no assurance that any breach or incident will not have a material impact on indie’s operations and financial results. In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, state-sponsored intrusions, industrial espionage, employee malfeasance, and human or technological error. In the event of such breaches, indie, its customers or other third parties could be exposed to potential liability, litigation, and regulatory action, as well as the loss of existing or potential customers, damage to reputation, and other financial loss.

In addition, the cost and operational consequences of responding to breaches and implementing remediation measures could be significant. indie could also be impacted by existing and proposed laws and regulations, as well as government policies and practices related to cybersecurity, privacy and data protection.

Cyber-attacks or other catastrophic events could result in interruptions or delays to indie, its customers, or other third party operations or services, financial loss, potential liability, and damage to indie’s reputation and affect its relationships with customers and suppliers.

Further, indie may be subject to theft, loss, or misuse of personal and confidential data regarding its employees, customers and suppliers that is routinely collected, used, stored, and transferred to run its business. Such theft, loss, or misuse could result in significantly increased business and security costs or costs related to defending legal claims.

Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. In addition, even inadvertent failure to comply with federal, state, or international privacy-related or data protection laws and regulations could result in proceedings against indie by governmental entities or others.

indie’s costs to comply with and implement these privacy-related and data protection measures could be significant.

indie may require additional capital to support business, and this capital might not be available on acceptable terms, if at all.

indie intends to continue to make investments to support its business growth and may require additional capital to respond to business opportunities and challenges, including the need to develop new features and products or enhance existing services, improve operating infrastructure or acquire complementary businesses and technologies. Accordingly, indie may need to engage in debt or equity financings to secure additional funds. Any such financing secured in the future would increase expenses and could involve restrictive covenants relating to capital raising activities or create significant shareholder dilution, which may make it more difficult to obtain additional capital and to pursue business opportunities. indie may not be able to obtain additional financing on favorable terms, if at all. If indie is unable to obtain adequate financing or financing on satisfactory terms when required, indie’s ability to continue to support business growth and to respond to business challenges could be significantly impaired, and business may be harmed.

indie relies to a significant extent on proprietary intellectual property. indie may not be able to protect this intellectual property against improper use by indie’s competitors or others.

indie’s success and future revenue growth depends, in part, on its ability to protect its proprietary technology, products, designs and fabrication processes, and other intellectual property, against misappropriation by others. indie primarily relies on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its intellectual property. indie may have difficulty obtaining patents and other intellectual property rights to protect its proprietary products, technology and intellectual property, and the patents and other intellectual property rights received may be insufficient to provide it with meaningful protection or commercial advantage. indie may not obtain patent protection or secure other intellectual property rights in all the countries in which it operates, and under the laws of such countries, patents and other intellectual property rights may be or become unavailable or limited in scope. Even if new patents are issued, the claims allowed may not be sufficiently broad to effectively protect proprietary technology, processes and other intellectual property. In addition, any of indie’s existing patents, and any future patents issued may be challenged, invalidated or circumvented.

Further, proprietary technology, designs and processes and other intellectual property may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose indie’s proprietary technologies, products, designs, processes and other intellectual property despite efforts to protect intellectual property. While indie has a number of patent filings in process, there can be no assurances that these patents will be issued or that any rights will be granted and provide meaningful protection against misappropriation of intellectual property. Competitors may also be able to develop similar technology independently or design around indie’s patents. indie may not have or pursue patents or pending applications in all the countries in which it operates corresponding to all primary patents and applications. Even if patents are granted, effective enforcement in some countries may not be available. In particular, intellectual property rights are difficult to enforce in countries where the application and enforcement of the laws governing such rights may not have reached the same level as compared to other jurisdictions where indie operates. Consequently, operating in some countries may subject indie to an increased risk that unauthorized parties may attempt to copy or otherwise use intellectual property or the intellectual property of suppliers or other parties with whom indie engages. There is no assurance that indie will be able to protect its intellectual property rights or have adequate legal recourse in the event that it seeks legal or judicial enforcement of its intellectual property rights under the laws of such countries. Any inability on indie’s part to adequately protect its intellectual property may have a material adverse effect on is business, financial condition and results of operations.

indie may become party to intellectual property claims or litigation that could cause it to incur substantial costs, pay substantial damages or prohibit it from selling its products.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. From time to time, indie may receive communications from third parties that allege that its products or technologies infringe their patent or other intellectual property rights. Lawsuits or other proceedings resulting from allegations of infringement could subject indie to significant liability for damages, invalidate its proprietary rights and adversely affect its business. In the event that any third-party succeeds in asserting a valid claim against indie or any of its customers, indie could be forced to do one or more of the following:

•        discontinue selling, importing or using certain technologies that contain the allegedly infringing intellectual property which could cause indie to stop manufacturing certain products;

•        seek to develop non-infringing technologies, which may not be feasible;

•        incur significant legal expenses;

•        pay substantial monetary damages to the party whose intellectual property rights indie may be found to be infringing; and/or

•        indie or its customers could be required to seek licenses to the infringed technology that may not be available on commercially reasonable terms, if at all.

If a third-party causes indie to discontinue the use of any technologies, indie could be required to design around those technologies. This could be costly and time consuming and could have an adverse effect on financial results. Any significant impairments of intellectual property rights from any litigation indie faces could materially and adversely impact indie’s business, financial condition, results of operations and its ability to compete.

From time to time, indie may rely on strategic partnerships, joint ventures and alliances for manufacturing and research and development. However, indie does not control these partnerships and joint ventures, and actions taken by any of its partners or the termination of these partnerships or joint ventures could adversely affect business.

As part of indie’s strategy, indie may enter into a number of long-term strategic partnerships and alliances, including mergers and acquisitions. There can be no assurances that they will be successful. If any of indie’s current strategic partners or alliances it may engage with in the future were to encounter financial difficulties or change their business strategies, they may no longer be able or willing to participate in these groups or alliances, which could have a material adverse effect on indie’s business, financial condition and results of operations.

indie may from time to time desire to exit certain programs or businesses, or to restructure its operations, but may not be successful in doing so.

From time to time, indie may decide to divest certain businesses or restructure its operations, including through the contribution of assets to joint ventures. However, its ability to successfully exit businesses, or to close or consolidate operations, depends on a number of factors, many of which are outside of indie’s control. For example, if indie is seeking a buyer for a particular business, none may be available, or it may not be successful in negotiating satisfactory terms with prospective buyers. In addition, indie may face internal obstacles to its efforts. In some cases, particularly with respect to European operations, there may be laws or other legal impediments affecting indie’s ability to carry out such sales or restructuring.

If indie is unable to exit a business in a timely manner, or to restructure its operations in a manner it deems to be advantageous, this could have a material adverse effect on indie’s business, financial condition and results of operations. Even if a divestment is successful, indie may face indemnity and other liability claims by the acquirer or other parties.

indie’s working capital levels are difficult to manage and predict.

indie’s working capital needs are difficult to predict and may fluctuate. The comparatively long period between the time at which it commences the manufacturing process and the time at which a product may be delivered to a customer leads to high inventory and work-in-progress levels. The volatility of indie’s customers’ businesses and the time required to manufacture products also makes it difficult to manage inventory levels.

indie’s business may be adversely affected by costs relating to product defects, and indie could be faced with product liability claims.

There is a risk that defects may occur in indie’s products. indie makes highly complex integrated circuits and its customers typically integrate the semiconductors it sells into numerous automotive products, which are then sold into the marketplace. A defect in any of indie’s products could give rise to significant costs, including expenses relating to recalling the products, replacing defective items and writing down defective inventory as well as lead to the loss of potential sales.

In addition, the occurrence of such defects may give rise to product liability claims, including liability for damages caused by such defects if indie’s semiconductors or the consumer products based on them malfunction and result in personal injury or death. Such claims could result in significant costs and expenses relating to damages and attorneys’ fees. Moreover, since the cost of replacing defective semiconductor devices is often much higher than the value of the devices themselves, indie may at times face damage claims from customers that are in excess of the amounts paid to indie for products, including consequential damages. indie may be even named in product liability claims where there is no evidence that its products caused the damage in question.

Additionally, customers may recall their end products if they prove to be defective or they may make compensatory payments in accordance with industry or business practice or in order to maintain good customer relationships. If such a recall or payment is caused by a defect in one of indie’s products, customers may seek to recover all or a portion of their losses from indie. If any of these risks materialize, indie’s reputation would be harmed and there could be a material adverse effect on business, financial condition and results of operations.

indie may face significant warranty claims.

indie’s semiconductor devices are sold with warranties. The warranty for its products requires indie to repair or replace products that are deficient. As a result, indie bears the risk of warranty claims on all products it supplies, including those manufactured by third parties. There can be no assurance that indie will be successful in claiming under any warranty or indemnity provided to indie by its suppliers or vendors in the event of a successful warranty claim against it by a customer, or that any recovery from such vendor or supplier would be adequate. There is a risk that warranty claims made against indie will exceed its warranty reserve and could have a material adverse effect on its financial condition, results of operations, business and/or prospects.

indie’s business could suffer from third party manufacturing problems.

The manufacture of indie’s products, including the fabrication of semiconductor wafers, and the assembly and testing of products, involve highly complex processes. For example, minute levels of contaminants in the manufacturing environment, difficulties in the wafer fabrication process or other factors can cause a substantial portion of the components on a wafer to be nonfunctional. These problems may be difficult to detect at an early stage of the manufacturing process and often are time-consuming and expensive to correct.

From time to time, indie has experienced problems achieving acceptable yields at its third-party wafer fabrication partners, resulting in delays in the availability of components. Moreover, an increase in the rejection rate of products during the quality control process before, during or after manufacture and/or shipping of such products, results in lower yields and margins.

In addition, changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically significantly reduced manufacturing yields, resulting in low or negative margins on those products. Poor manufacturing yields over a prolonged period of time could adversely affect indie’s ability to deliver products on a timely basis and harm relationships with its customers, which could materially and adversely affect its business, financial condition and results of operations.

indie relies on the timely supply of materials and could suffer if suppliers fail to meet their delivery obligations or raise prices. Certain materials needed in indie’s manufacturing operations are only available from a limited number of suppliers.

indie’s manufacturing operations depend on deliveries of materials in a timely manner and, in some cases, on a just-in-time basis. From time to time, suppliers may extend lead times, limit the amounts supplied or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials or components. Because indie’s products are complex, it is frequently difficult or impossible to substitute one type of material with another. A failure by suppliers to deliver requirements could result in disruptions to indie’s third party manufacturing operations. indie’s business, financial condition and results of operations could be harmed if it is unable to obtain adequate supplies of materials in a timely manner or if there are significant increases in the costs of materials.

Loss of key management or other highly skilled personnel, or an inability to attract such management and other personnel, could adversely affect indie’s business.

indie depends on key management to run its business and on development engineers to develop new products and technologies. The loss of any key personnel could have a material adverse effect on indie’s business. In addition, the market for qualified employees, including skilled engineers and other individuals with the required technical expertise to succeed in business, is highly competitive and an inability to attract, retain and motivate the employees required for the operation of its business could hinder indie’s ability to successfully conduct research activities or develop marketable products.

Generally, indie’s employees are not bound by obligations that require them to continue to work for any specified period and, therefore, they could terminate their employment at any time. Moreover, indie’s employees are generally not subject to non-competition agreements.

In addition, indie must attract and retain highly qualified personnel, including certain foreign nationals who are not U.S. citizens or permanent residents, many of whom are highly skilled and constitute an important part of indie’s U.S. workforce, particularly in the areas of engineering and product development. indie’s ability to hire and retain these employees and their ability to remain and work in the U.S. are impacted by laws and regulations, as well as by procedures and enforcement practices of various government agencies. Changes in immigration laws, regulations or procedures, including those that may be enacted by the current U.S. presidential administration, may adversely affect its ability to hire or retain such workers, increase operating expenses and negatively impact its ability to deliver products and services, any of which would adversely affect indie’s business, financial condition and results of operations.

The loss of one or more of indie’s executive officers or other key personnel or its inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on indie’s business, financial condition and results of operations.

Disruptions in indie’s relationships with any one of its key customers could adversely affect business.

A substantial portion of indie’s revenue is derived from top customers. indie cannot guarantee that it will be able to generate similar levels of revenue from its largest customers in the future. If one or more of these customers substantially reduce their purchases from indie, it could have a material adverse effect on indie’s business, financial condition and results of operations.

Significant litigation could impair indie’s reputation and cause it to incur substantial costs.

indie may be party to various lawsuits and claims arising in the ordinary course of business, including claims relating to intellectual property, customer contracts, employment matters, third-party manufacturers or subcontractors, or other aspects of its business. Litigation, regardless of outcome, could result in substantial costs, reputational harm and a diversion of management’s attention and resources. The outcome of litigation is often difficult to predict, and any litigation may have a material adverse effect on its business, financial condition, results of operations and cash flows.

indie is subject to export restrictions and laws affecting trade and investments that could materially and adversely affect its business and results of operations.

Since the beginning of 2018, there have been several instances of U.S. tariffs on Chinese goods, some of which prompted retaliatory Chinese tariffs on U.S. goods. In May 2019, the U.S. president issued an executive order that invoked national emergency economic powers to implement a framework to regulate the acquisition or transfer of information communications technology in transactions that imposed undue national security risks. These actions could lead to additional restrictions on the export of products that include or enable certain technologies, including products indie provides to China-based customers.

The institution of trade tariffs both globally and between the U.S. and China specifically carries the risk of negatively affecting China’s overall economic condition, which could have a negative impact on indie as it has significant operations in China.

Furthermore, the imposition of tariffs could cause a decrease in the sales of products to customers located in China or other customers selling to Chinese end users, which could materially and adversely affect indie’s business, financial condition and results of operations.

indie is subject to U.S. laws and regulations that could limit and restrict the export of some products and services and may restrict transactions with certain customers, business partners and other persons, including, in certain cases, dealings with or between its employees and subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies and in other circumstances indie may be required to obtain an export license before exporting the controlled item. Compliance with these laws and regulations could materially limit operations or sales, which would materially and adversely affect indie’s business and results of operations.

In addition, U.S. laws and regulations and sanctions, or threat of sanctions, that could limit and restrict the export of some of indie’s products and services to customers, may also encourage customers to develop their own solutions to replace indie’s products, or seek to obtain a greater supply of similar or substitute products from competitors that are not subject to these restrictions, which could materially and adversely affect indie’s business, financial condition and results of operations.

indie could be subject to domestic or international changes in tax rates or the adoption of new tax legislation, or it could otherwise have exposure to additional tax liabilities, which could adversely affect results of operations or financial condition.

indie is subject to income and other taxes in both the United States and various foreign jurisdictions. Changes to sustained yield or regulations in the jurisdictions in which it operates, or in the interpretation of such laws or regulations, could, significantly increase its effective tax rate and reduce cash flow from operating activities, and otherwise have a material adverse effect on indie’s financial condition. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of income and other activities among tax jurisdictions, and changes in tax rates, could also increase indie’s effective tax rate.

indie’s tax filings are subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and foreign taxing authorities. It exercises significant judgment in determining its worldwide provision for taxes and, in the ordinary course of business, there may be transactions and calculations where the proper tax treatment is uncertain. indie’s determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in its tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on indie’s business, financial condition, results of operations and cash flows.

In order to comply with environmental and occupational health and safety laws and regulations, indie may need to modify its activities or incur substantial costs, and such laws and regulations, including any failure to comply with such laws and regulations, could subject indie to substantial costs, liabilities, obligations and fines, or require it to have suppliers alter their processes.

The semiconductor industry is subject to a variety of international, federal, state, local and non-U.S. laws and regulations governing pollution, environmental protection and occupational health and safety. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict indie’s ability to expand its business or require it to modify processes or incur other substantial expenses which could harm business. Environmental and occupational health and safety laws and regulations have tended to become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm business.

Inadequate internal controls could result in inaccurate financial reporting.

If indie fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results. As a result, indie’s stakeholders could lose confidence in its financial reporting, which could adversely affect results of its business and its enterprise value.

indie will need to undertake significant efforts to strengthen its processes and systems and adapt them to changes as its business evolves (including with respect to becoming part of a publicly traded company). This continuous process of maintaining and adapting indie’s internal controls is expensive and time-consuming, and requires significant management attention. indie cannot be certain that its internal control measures will, in the future, provide adequate control over its financial processes and reporting. Furthermore, as indie’s business evolves and if it expands through acquisitions of other companies or make significant investments in other companies or enters into joint development and similar arrangements, its internal controls may become more complex and it will require significantly more resources to ensure its internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm indie’s operating results or cause it to fail to meet its reporting obligations. If indie or its independent registered public accounting firm identify material weaknesses, the disclosure of that fact, even if quickly remediated, could reduce the market’s confidence in indie’s financial statements and harm its enterprise value.

Servicing indie’s debt, and other payment obligations requires a significant amount of cash, and indie may not have sufficient cash flow from its business to pay its debts.

indie’s ability to make scheduled payments or to refinance its obligations under its debt arrangements depends on its future performance and available cash, which is subject to economic, financial, competitive and other factors beyond its control. indie’s business may not generate cash flow from operations in the future sufficient to service its debt, other repayment obligations and/or make necessary investments or capital expenditures. If indie is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional capital on terms that may be onerous or highly dilutive. indie’s ability to refinance its indebtedness will depend on the capital markets and indie’s financial condition at such time. indie may not be able to engage in any of these activities or engage in these activities on favorable terms, which could result in a default on its debt or repayment obligations.

Amounts disclosed as “strategic backlog” and “design win pipeline” may not result in actual revenue or translate into profits.

As used in this proxy statement/prospectus, “strategic backlog” and “design win pipeline” are non-GAAP and unaudited measures. indie has derived strategic backlog by projecting future potential revenues attributable to historical contracts, setting forth product designs and pricing terms, based on historic production trends of its customers. indie’s historical contracts do not constitute customer purchase commitments as order volumes are not specified nor assured. indie has derived design win pipeline by projecting future potential revenues attributable to identified market opportunities for existing and new products in development based on volume and pricing estimates. indie cannot provide any assurance that its strategic backlog or design win pipeline will result in actual revenue in future periods, or at all. In addition, the strategic backlog and design win pipeline may not generate positive profit margins. If indie’s strategic backlog or design win pipeline fails to result in revenue in a timely manner, or at all, indie could experience a reduction in revenue, profitability, and liquidity. Strategic backlog and design win pipeline are not terms recognized under United States generally accepted accounting principles (“GAAP”) and indie’s methodology for determining strategic backlog and design win pipeline may not be comparable to the methodologies used by other companies or a reliable indicator of future revenue.

Conflict minerals disclosure regulations may force indie to incur additional expenses, may result in damage to its business reputation and may adversely impact its ability to conduct its business.

The SEC has disclosure requirements for companies that use conflict minerals in their products. Some of these metals are commonly used in semiconductors devices, including indie’s products. These SEC rules require companies to investigate, disclose and report whether or not such metals originated from the Democratic Republic of Congo or adjoining countries. indie has numerous foreign suppliers, many of whom are not obligated by law to investigate their own supply chains. As a result, indie may incur significant costs to comply with the diligence and disclosure requirements, including costs related to determining the source of any of the relevant metals used in its products. In addition, because indie’s supply chain is with third parties, it may not be able to sufficiently verify the origin of all the relevant metals used in its products through the due diligence procedures it implements. indie may also face difficulties in satisfying its customers if they require that indie prove or certify that its products are “conflict free.” Key components and parts that can be shown to be “conflict free” may not be available to indie in sufficient quantity, or at all, or may only be available at significantly higher cost to indie. If indie is not able to meet customer requirements, customers may discontinue purchasing from it. Any of these outcomes could adversely impact indie’s business, financial condition or operating results.

indie could be adversely affected by violations of applicable anti-corruption laws or violations of its internal policies designed to ensure ethical business practices.

indie operates in a number of countries throughout the world, including in countries that do not have as strong a commitment to anti-corruption and ethical behavior that is required by U.S. laws or by corporate policies. indie is subject to the risk that it, its U.S. employees or its employees located in other jurisdictions or any third parties that it engages to do work on its behalf in foreign countries may take action determined to be in violation of anti-corruption laws in any jurisdiction in which indie conducts business, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). In

addition, indie operates in certain countries in which the government may take an ownership stake in an enterprise and such government ownership may not be readily apparent (thereby increasing potential FCPA violations). Any violation of the FCPA or any similar anti-corruption law or regulation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might adversely affect indie’s business, results of operations or financial condition. In addition, indie has internal ethics policies that it requires its employees to comply with in order to ensure that its business is conducted in a manner that its management deems appropriate. If these anti-corruption laws or internal policies were to be violated, indie’s reputation and operations could also be substantially harmed.

indie’s actual operating results may differ significantly from its guidance.

From time to time, indie provides forward looking estimates regarding its future performance that represent its management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by indie’s management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither its independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on indie’s projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond indie’s control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that indie provides forward looking information is to provide a basis for its management to discuss its business outlook with stakeholders. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of its forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, indie’s forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from indie’s forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, indie’s guidance in making investment decisions.

Fluctuations in foreign exchange rates could have an adverse effect on indie’s results of operations.

indie operates in various worldwide locations and its consolidated financial results are reported in U.S. dollars. However, some of the revenue and expenses of its foreign subsidiaries are denominated in local currencies. Fluctuations in foreign exchange rates against the U.S. dollar could result in changes in reported revenues and operating results due to the foreign exchange impact of translating these transactions into U.S. dollars. Currency fluctuations could decrease revenue and increase indie’s operating costs. Though we have exposure to fluctuations in currency exchange rates, historically, the impact has generally not been material to our consolidated results of operations or financial position.

Certain software that indie uses in its products is licensed from third parties and may not be available to indie in the future, which may delay product development and production or cause indie to incur additional expense.

Some of indie’s solutions contain software licensed from third parties, some of which may not be available to it in the future on terms that are acceptable to indie or allow indie’s products to remain competitive. The loss of these licenses or the inability to maintain any of them on commercially acceptable terms could delay development of future products or the enhancement of existing products.

indie’s worldwide operations are subject to political, economic and health risks and natural disasters, which could have a material adverse effect on business operations.

indie’s offices in California, the production facilities of third-party wafer suppliers, IC testing and manufacturing facilities, a portion of its assembly and research and development activities, and certain other critical business operations are located in or near seismically active regions and are subject to periodic earthquakes. indie does not maintain earthquake insurance and could be materially and adversely affected in the event of a major earthquake.

Much of indie’s revenue, as well as its manufacturers and assemblers, are concentrated in Asia, particularly in China. Such concentration increases the risk that natural disasters, labor strikes, terrorism, war, intensified political unrest, epidemics, and/or health advisories could damage, destroy or disrupt indie’s suppliers or contract manufacturing facilities, disrupt operations, delay new production and shipments of existing products or result in costly repairs, replacements or other costs, all of which would negatively impact indie’s business. A large natural disaster may result in disruptions in distribution channels or supply chains and significant increases in the prices of raw materials used for manufacturing processes. Furthermore, any disaster affecting customers (or their respective customers) may significantly negatively impact the demand for indie’s products and therefore its revenue. There is increasing concern that climate change is occurring that may cause a rising number of natural disasters with potentially dramatic effects on human activity.

The COVID-19 outbreak first identified in China in December 2019 has resulted in significant disruptions in business operations and other economic activities in many parts of the country. The World Health Organization has declared the growing disease to be a global health emergency, and the U.S. government has issued travel restrictions to and from China. Any prolonged health threat from COVID-19 globally could have a material adverse impact on business operations and results of operations.

In addition, indie relies heavily on internal information and communications systems and on systems or support services from third parties to manage its operations efficiently and effectively. Any of these are subject to failure due to a natural disaster or other disruptions. System-wide or local failures that affect its information processing could have material adverse effects on business, financial condition, results of operations and cash flows.

indie qualifies as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make its securities less attractive to investors and may make it more difficult to compare its performance to the performance of other public companies.

indie qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, it is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. indie will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in Thunder Bridge II’s initial public offering of units, consummated on August 13, 2019 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. indie has elected not to opt out of such extended transition period and, therefore, it may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find indie’s securities less attractive because it will rely on these exemptions, which may result in a less active trading market for its securities.

The unaudited pro forma financial information included herein is not indicative of what indie’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what indie’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

indie’s operating results are subject to substantial quarterly and annual fluctuations.

indie’s operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations may occur on a quarterly or annual basis and are due to a number of factors, many of which are beyond indie’s control and often difficult to predict. In addition, a significant amount of indie’s operating expenses are relatively fixed in nature. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on indie’s results of operations. As a result, quarter-to-quarter comparisons of indie’s revenue and operating results may not be meaningful or a reliable indicator of its future performance.

Risks Related to Thunder Bridge II

You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon (i) such shareholder’s exercise of Redemption Rights in connection with Thunder Bridge II’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those ordinary shares of Thunder Bridge II that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Memorandum and Articles of Association to (A) modify the substance or timing of Thunder Bridge II’s obligation to redeem 100% of the Public Shares if Thunder Bridge II does not complete an initial business combination by August 13, 2021 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the Redemption of Public Shares if Thunder Bridge II is unable to complete an initial business combination by August 13, 2021, subject to applicable law and as further described herein. In addition, if Thunder Bridge II’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by August 13, 2021 is not completed for any reason, compliance with applicable law and the Memorandum and Articles of Association may require that Thunder Bridge II submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in Thunder Bridge II’s Trust Account. In that case, Public Shareholders may be forced to wait beyond August 13, 2021 before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.

If you or a “group” of shareholders are deemed to hold in excess of 15% of Thunder Bridge II’s Public Shares, you will lose the ability to redeem all such shares in excess of 15% of Thunder Bridge II’s Public Shares.

The Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in Thunder Bridge II’s IPO, which is referred to as the “Excess Shares.” However, such shareholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over Thunder Bridge II’s ability to complete the Business Combination and you could suffer a material loss on your investment in Thunder Bridge II if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if Thunder Bridge II completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

Thunder Bridge II’s shareholders may be held liable for claims by third parties against Thunder Bridge II to the extent of distributions received by them upon Redemption of their shares.

If Thunder Bridge II is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Thunder Bridge II was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Thunder Bridge II’s shareholders. Furthermore, Thunder Bridge II’s directors may be viewed as having breached their fiduciary duties to Thunder Bridge II or Thunder Bridge II’s creditors and/or having acted in bad faith, and thereby exposing themselves and Thunder Bridge II to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Thunder Bridge II for these reasons. Thunder Bridge II and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while Thunder Bridge II was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,292.68 and to imprisonment for five years in the Cayman Islands.

Although Thunder Bridge II seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Thunder Bridge II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Thunder Bridge II’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

If third parties bring claims against Thunder Bridge II, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

Thunder Bridge II’s placing of funds in the Trust Account may not protect those funds from third-party claims against Thunder Bridge II. Although Thunder Bridge II seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Thunder Bridge II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Thunder Bridge II’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Thunder Bridge II’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Thunder Bridge II’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Thunder Bridge II than any alternative.

Examples of possible instances where Thunder Bridge II may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Thunder Bridge II and will not seek recourse against the Trust Account for any reason. Upon Redemption of Thunder Bridge II’s Public Shares, if Thunder Bridge II is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Thunder Bridge II will be required to provide for payment of claims of creditors that were not waived that may be brought against Thunder Bridge II within the ten years following Redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to Thunder Bridge II if and to the extent any claims by a vendor (other than the independent auditors) for services rendered or products sold to Thunder Bridge II, or a prospective target business with which Thunder Bridge II has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Thunder Bridge II’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Thunder Bridge II believes that the Sponsor’s only assets are securities of Thunder Bridge II, and Thunder Bridge II has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, Thunder Bridge II may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of Thunder Bridge II’s officers or directors will indemnify Thunder Bridge II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Thunder Bridge II’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Thunder Bridge II’s Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Thunder Bridge II’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Thunder Bridge II currently expects that its independent directors would take legal action on behalf of Thunder Bridge II against the Sponsor to enforce their indemnification obligations to Thunder Bridge II, it is possible that Thunder Bridge II’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Thunder Bridge II’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to Thunder Bridge II’s Public Shareholders.

If, after Thunder Bridge II distributes the proceeds in the Trust Account to its Public Shareholders, Thunder Bridge II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Thunder Bridge II that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the Thunder Bridge II Board may be viewed as having breached their fiduciary duties to Thunder Bridge II’s creditors, thereby exposing the members of the Thunder Bridge II Board and Thunder Bridge II to claims of punitive damages.

If, after Thunder Bridge II distributes the proceeds in the Trust Account to its Public Shareholders, Thunder Bridge II files a bankruptcy petition or an involuntary bankruptcy petition is filed against Thunder Bridge II that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Thunder Bridge II’s shareholders. In addition, the Thunder Bridge II Board may be viewed as having breached its fiduciary duty to Thunder Bridge II’s creditors and/or having acted in bad faith, thereby exposing itself and Thunder Bridge II to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Thunder Bridge II.

Thunder Bridge II is subject to laws and regulations enacted by national, regional and local governments. In particular, Thunder Bridge II is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of Thunder Bridge II. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Thunder Bridge II’s business and results of operations.

The Insider Letter Agreement may be amended without shareholder approval.

The Insider Letter Agreement with Thunder Bridge II’s Sponsor, directors and officers contains provisions relating to transfer restrictions of Thunder Bridge II’s Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. The Insider Letter Agreement may be amended without shareholder approval. While Thunder Bridge II does not expect the Thunder Bridge II Board to approve any amendment to this agreement prior to the Business Combination, it may be possible that the Thunder Bridge II Board, in exercising its business judgment and subject to its fiduciary duties and any restrictions under the MTA, chooses to approve one or more amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in Thunder Bridge II’s securities.

Thunder Bridge II’s founder and chief executive officer controls a substantial interest in Thunder Bridge II and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

Thunder Bridge II’s founder and chief executive officer controls the Sponsor and has the ability to vote the Sponsor’s Founder Shares, constituting 20% of Thunder Bridge II’s issued and outstanding ordinary shares. Control of the Founder Shares entitles the Sponsor to elect all of Thunder Bridge II’s directors prior to an initial business combination, including in the Director Election Proposal in connection with the Business Combination. Holders of Public Shares will have no right to vote on the election of directors during such time. The provisions of the Memorandum and Articles of Association that grant the holders of the Founder Shares the ability to elect directors may only be amended by a special resolution passed by at least 90% of Thunder Bridge II’s ordinary shares voting in a Shareholders Meeting. Accordingly, the Sponsor (and through his control of the Sponsor, Thunder Bridge II’s founder and chief executive officer) may exert a substantial influence on actions requiring a shareholder vote, including the matters to be considered at the Shareholders Meeting, potentially in a manner that you do not support. If Thunder Bridge II’s Sponsor, its founder and chief executive officer, and any other Thunder Bridge II directors or officers (or their affiliates) purchase any additional ordinary shares in the aftermarket or in privately negotiated transactions, this would increase their control of Thunder Bridge II. Neither Thunder

Bridge II’s Sponsor nor, to Thunder Bridge II’s knowledge, any of Thunder Bridge II’s officers or directors, have any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of Thunder Bridge II’s Class A ordinary shares. Thunder Bridge II will not hold an annual general meeting to elect new directors prior to the completion of the Business Combination, in which case all of the current directors will continue in office until at least the completion of the Business Combination. Accordingly, Thunder Bridge II’s Sponsor will continue to exert control at least until the completion of the Business Combination. For more information, see the risk factor entitled “— Risks Related to the Domestication and Business Combination — Some of Thunder Bridge II’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether indie is appropriate for Thunder Bridge II’s initial business combination.”

The terms of the Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Warrants were issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Thunder Bridge II. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Thunder Bridge II or the Company may amend the terms of the Public Warrants with the consent of at least a majority of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Thunder Bridge II or the Company purchasable upon exercise of a Warrant.

Thunder Bridge II’s Warrants may have an adverse effect on the market price of the Company’s Class A common stock.

Thunder Bridge II issued Public Warrants to purchase 17,250,000 ordinary shares as part of the Units offered in its IPO, and, simultaneously with the closing of the IPO, Thunder Bridge II issued in a private placement an aggregate of 8,650,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Thunder Bridge II Class A ordinary share at $11.50 per share. The Sponsor and the PIPE Investors who will receive Private Placement Warrants have waived their rights to receive the $1.50 cash payment for each of their Private Placement Warrants. Upon the Domestication, the Warrants will entitle the holders to purchase shares of Class A common stock of the Company. Such Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the Company’s Class A common stock.

Your unexpired Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of Redemption to the Warrant holders. If and when the warrants become redeemable by the Company, the Company may not exercise its Redemption Rights if the issuance of shares of Class A common stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or Thunder Bridge II is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the shares of Class A common stock under the blue sky laws of the state of residence in those states in which the Warrants were initially offered by Thunder Bridge II in its IPO. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Warrants.

Thunder Bridge II’s warrants are accounted for as derivative liabilities and are recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock or may make it more difficult for us to consummate an initial business combination.

Thunder Bridge II has issued 17,250,000 public warrants and, simultaneously with the closing of its initial public offering, issued in a private placement, 8,650,000 private placement warrants. Thunder Bridge II is accounting for the warrants as a warrant liability. At each reporting period (1) the accounting treatment of the warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public and private warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. Changes in the inputs and assumptions for the valuation model the Company uses to determine the fair value of such liability may have a material impact on the estimated fair value of the embedded derivative liability. The share price of the Company’s common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of the Company’s stock price, discount rates and stated interest rates. As a result, the Company’s financial statements and results of operations will fluctuate quarterly, based on various factors, such as the share price of its common stock, many of which are outside of its control. In addition, the Company may change the underlying assumptions used in its valuation model, which could in result in significant fluctuations in its results of operations. If the Company’s stock price is volatile, it expects that it will recognize non-cash gains or losses on its warrants or any other similar derivative instruments each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of the Company’s common stock.

Thunder Bridge II is an emerging growth company within the meaning of the Securities Act and Thunder Bridge II has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

Thunder Bridge II is (and the Company following the Business Combination will be) an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Thunder Bridge II’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, Thunder Bridge II’s shareholders may not have access to certain information they may deem important. Thunder Bridge II and the Company may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the common stock of the Company held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case the Company would no longer be an emerging growth company as of the following December 31. Thunder Bridge II cannot predict whether investors will find its (or the Company’s) securities less attractive because Thunder Bridge II (or the Company) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Thunder Bridge II has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, Thunder Bridge II (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of Thunder Bridge II’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Thunder Bridge II to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that Thunder Bridge II evaluate and report on its system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2020. Following the initial Business Combination, if the Company is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as the Company remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, the Company will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of the Company following the Business Combination.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Following the issuance of the SEC Statement, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the year ended December 31, 2020. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this Annual Report, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.

SHAREHOLDERS MEETING

Date, Time and Place of Shareholders Meeting

The Shareholders Meeting will be held at 101 Constitution Ave., NW, Suite 900, Washington, DC 20001, USA at 11:00 a.m. Eastern time, on June 9, 2021 and via live webcast at https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021, or at such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Shareholder Proposals.

Purpose of the Shareholders Meeting

At the Shareholders Meeting, Thunder Bridge II is asking holders of its ordinary shares:

•        To consider and vote upon the Domestication Proposal. The form of the proposed Certificate of Incorporation of the Company to become effective upon the Domestication and the Business Combination, is attached to this proxy statement/prospectus as Annex A;

•        To consider and vote upon a proposal by ordinary resolution to adopt and approve the Business Combination. A copy of the MTA is attached to this proxy statement/prospectus as Annex B;

•        To consider and vote upon the approval of the 2021 Equity Incentive Plan. A copy of the 2021 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C;

•        To consider and vote upon the proposal by ordinary resolution to elect nine directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meeting of stockholders, respectively and until their respective successors are duly elected and qualified;

•        To consider and vote upon the Nasdaq Proposal;

•        To consider and vote upon the Advisory Charter Proposals; and

•        To consider and vote upon the Shareholder Adjournment Proposal, if it is presented at the Shareholders Meeting.

Recommendation of the Thunder Bridge II Board with Respect to the Shareholder Proposals

The Thunder Bridge II Board has unanimously approved each of the Shareholder Proposals.

The Thunder Bridge II Board unanimously recommends that shareholders:

•        Vote “FOR” the Domestication Proposal;

•        Vote “FOR” the Merger Proposal;

•        Vote “FOR” the Equity Incentive Plan Proposal;

•        Vote “FOR” the election of each of the directors pursuant to the Director Election Proposal;

•        Vote “FOR” the Nasdaq Proposal;

•        Vote “FOR” the Advisory Charter Proposals; and

•        Vote “FOR” the Shareholder Adjournment Proposal, if it is presented at the Shareholders Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Thunder Bridge II has fixed the close of business on May 10, 2021, as the Record Date for determining the Thunder Bridge II shareholders entitled to notice of and to attend and vote at the Shareholders Meeting. As of the close of business on such date, there were 34,500,000 Class A ordinary shares and 8,625,000 Founder Shares outstanding and entitled to vote. The Class A ordinary shares and the Founder Shares vote together as a single class, except in the election of directors, as to which only the Founder Shares vote, and each share is entitled to one vote per share at the Shareholders Meeting.

The Sponsor owns 8,625,000 Founder Shares, which are Class B ordinary shares of Thunder Bridge II. Pursuant to the Insider Letter Agreement among Thunder Bridge II, the Sponsor and Thunder Bridge II’s directors and officers, (i) the 8,625,000 Founder Shares owned by the Sponsor and (ii) any other ordinary shares of Thunder Bridge II owned by the Sponsor or Thunder Bridge II’s officers and directors will be voted in favor of the Merger Proposal at the Shareholders Meeting. Under the MTA, Thunder Bridge II agreed to enforce the voting obligations contained in the Insider Letter Agreement against the Sponsor and the Thunder Bridge II officers and directors.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Public Shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Thunder Bridge II can be sure that the broker, bank or nominee has not already voted your shares.

Quorum and Required Vote

A quorum of Thunder Bridge II shareholders is necessary to hold the Shareholders Meeting. The presence, in person or by proxy, of Thunder Bridge II shareholders representing a majority of the ordinary shares issued and outstanding on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the Shareholders Meeting will constitute a quorum for the Shareholders Meeting.

Each of the Domestication Proposal, the Merger Proposal, the Director Election Proposal, the Equity Plan Proposal, and the Nasdaq Proposal is interdependent upon the others and must be approved in order for Thunder Bridge II to complete the Business Combination as contemplated by the MTA. The Merger Proposal, the Equity Incentive Plan Proposal, the Shareholder Adjournment Proposal, the Nasdaq Proposal, and the non-binding Advisory Charter Proposals will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Shares that are present and vote at the Shareholders Meeting. The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Thunder Bridge II Shares as of the Record Date that are present and vote at the Shareholders Meeting. The election of directors pursuant to the Director Election Proposal will require an ordinary resolution of the holders of the Thunder Bridge II Class B ordinary shares as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Class B ordinary shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Merger Proposal, or the Director Election Proposal fails to receive the required approval, none of the Shareholder Proposals will be approved and the Business Combination will not be completed.

Voting Your Shares

Each Thunder Bridge II Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your Thunder Bridge II Shares at the Shareholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, this will be treated as an abstention for the Domestication Proposal, the Merger Proposal, the 2021 Equity Incentive Plan Proposal, in the case of holders of Class B ordinary shares only, the election of each of the director nominees pursuant to the Director Election Proposal, the Nasdaq Proposal and the Shareholder Adjournment Proposal (if presented).

You Can Attend the Shareholders Meeting and Vote via Live Webcast.    If you choose to participate in the Shareholders Meeting, you can vote your shares electronically during the extraordinary general meeting via live webcast by visiting https://www.cstproxy.com/thunderbridgeacquisitionii/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Shareholders Meeting. Thunder Bridge II recommends that you log in at least 15 minutes before the Shareholders Meeting to ensure you are logged in when the special meeting starts.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Shareholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Thunder Bridge II can be sure that the broker, bank or nominee has not already voted your shares.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Shareholder Proposals.

Ownership of and Voting by Thunder Bridge II’s Sponsor, Directors and Officers

The Sponsor owns 8,625,000 Founder Shares, which are Class B ordinary shares of Thunder Bridge II. Pursuant to the Sponsor Support Agreement and the Insider Letter Agreement among Thunder Bridge II, the Sponsor and Thunder Bridge II’s directors and officers, (i) the 8,625,000 Founder Shares owned by the Sponsor and (ii) any other ordinary shares of Thunder Bridge II owned by the Sponsor or Thunder Bridge II’s officers and directors, will be voted in favor of the Merger Proposal at the Shareholders Meeting.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Thunder Bridge II’s secretary in writing before the Shareholders Meeting that you have revoked your proxy; or

•        you may attend the Shareholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Redemption Rights

Public Shareholders may seek to have their shares redeemed by Thunder Bridge II, regardless of whether they vote for or against the Business Combination or any other Shareholder Proposals and whether they held Thunder Bridge II ordinary shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds ordinary shares of Thunder Bridge II on or before June 7, 2021 (two (2) business days before the Shareholders Meeting) will have the right to demand that his or her shares be redeemed for a full pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $349.6 million on December 31, 2020 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.13. A Public Shareholder that has properly tendered his or her shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.

Thunder Bridge II shareholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern time on June 7, 2021 (two (2) business days before the Shareholders Meeting) by (A) submitting a written request to the Transfer Agent that Thunder Bridge II redeem such holder’s Public Shares for cash; (B) affirmatively certifying in such request to the Transfer Agent for Redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares of Thunder Bridge II and (C) delivering their ordinary shares, either physically or electronically using The Depository Trust Company’s DWAC System, at the holder’s option, to the Transfer Agent prior to the Shareholders Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

Any demand to redeem such shares once made may be withdrawn at any time up to the vote on the Business Combination. Furthermore, if a Public Shareholder demands Redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).

A Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is completed. Redemption amounts will be paid promptly after completion of the Business Combination. If a Public Shareholder properly seeks Redemption and the Business Combination is completed, Thunder Bridge II will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the Public Shareholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, Thunder Bridge II will promptly return any shares delivered by the Public Shareholders. Thunder Bridge II and indie will not complete the Business Combination if, immediately prior to the Closing and after payment of all transaction and other expenses payable by Thunder Bridge II and payments for Redemptions (but without regard to any assets or liabilities of the Target Companies), Thunder Bridge II does not have net tangible assets of at least $5,000,001. It is also a condition to indie’s obligations to complete the Merger that not less than $250 million (after expenses) remains to the Company after the Business Combination, including in the Trust Account and the PIPE Financing, and that not more than 25% of the funds in the Trust Account be paid to redeeming stockholders. However, indie may waive these conditions in whole or in part. For more information, see the section entitled “Shareholder Proposal 2: The Merger Proposal — The MTA — Closing Conditions.”

The closing price of Thunder Bridge II Class A ordinary shares on May 10, 2021 was $10.12. The cash held in the Trust Account as of December 31, 2020 was approximately $10.13 per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of Thunder Bridge II Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption price. Thunder Bridge II cannot assure its shareholders that they will be able to sell their Thunder Bridge II Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who properly exercises its Redemption Rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay Thunder Bridge II’s taxes.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of Thunder Bridge II’s Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Thunder Bridge II.

Pursuant to the Insider Letter Agreement, the Thunder Bridge II Sponsor, officers or directors have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Thunder Bridge II Shares owned by them, directly or indirectly.

Appraisal Rights

Thunder Bridge II’s shareholders do not have appraisal rights under the Companies Act or otherwise in connection with the Merger Proposal or the other Shareholder Proposals.

Proxy Solicitation

Thunder Bridge II is soliciting proxies on behalf of the Thunder Bridge II Board. This solicitation is being made by mail but also may be made by telephone or in person. Thunder Bridge II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Thunder Bridge II will bear all of the costs of the solicitation, which Thunder Bridge II estimates will be approximately $25,000 in the aggregate. Thunder Bridge II has engaged Morrow Sodali LLC as proxy solicitor to assist in the solicitation of proxies.

Thunder Bridge II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Thunder Bridge II will reimburse them for their reasonable expenses.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy.”

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Thunder Bridge II, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this proxy statement/prospectus to any household at which two or more Thunder Bridge II shareholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding ordinary shares of Thunder Bridge II, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Who Can Answer Your Questions About Voting Your Shares?

If you are a holder of Thunder Bridge II’s ordinary shares and have any questions about how to vote or direct a vote in respect of your securities, you may call Morrow Sodali LLC, Thunder Bridge II’s proxy solicitor, at (800) 662-5200 (toll free); (203) 658-9400 (collect) or email at THBR.info@morrowsodali.com.

SHAREHOLDER PROPOSAL 1: THE DOMESTICATION PROPOSAL

Summary of the Proposal

Thunder Bridge II is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Thunder Bridge II under the applicable laws of Cayman Islands and the State of Delaware as described under “— Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of a Certificate of Corporate Domestication and the Certificate of Incorporation with the Delaware Secretary of State and filing an application to de-register Thunder Bridge II with the Registrar of Companies of the Cayman Islands. In connection with the Domestication, all outstanding securities of Thunder Bridge II will convert to outstanding securities of the continuing Delaware corporation. The Domestication will become effective immediately prior to the completion of the Business Combination. The proposed Certificate of Incorporation, which will become effective upon the Business Combination, is attached to this proxy statement/prospectus as Annex A.

At the effective time of the Domestication and the Business Combination, the separate existence of Thunder Bridge II will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The Memorandum and Articles of Association will be replaced by the Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and, pursuant to the simultaneous Mergers, your securities in Thunder Bridge II will automatically be exchanged for securities in Surviving Pubco, you will become a stockholder of Surviving Pubco with all rights as such governed by Delaware law, and Surviving Pubco will change its name to indie Semiconductor, Inc.

Reasons for the Domestication

The Thunder Bridge II Board believes that it would be in the best interests of Thunder Bridge II, simultaneously with the completion of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable the Company to lessen certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, because the Company will operate within the United States following the Business Combination, it was the view of the Thunder Bridge II Board that the Company should also be structured as a corporation organized in the United States. In addition, the Thunder Bridge II Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by the Company’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. In addition, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Thunder Bridge II is proposing.

Reasons for the Name Change

The Thunder Bridge II Board believes that it would be in the best interests of Thunder Bridge II to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name of Surviving Pubco to “indie Semiconductor, Inc.” in order to more accurately reflect the business purpose and activities of the Company.

Regulatory Approvals; Third Party Consents

Thunder Bridge II is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication; however, because the Domestication must occur simultaneously with the Mergers, it will not occur unless the Mergers can be completed, which will require the approvals as described below under the section entitled “Shareholder Proposal 2: The Merger

Proposal.” Thunder Bridge II must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Thunder Bridge II and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation and Bylaws

Commencing with the effective time of the Domestication and the Business Combination, the Certificate of Incorporation and Bylaws will govern the rights of stockholders in the Company.

A chart comparing your rights as a holder of ordinary shares of Thunder Bridge II as a Cayman Islands exempted company with your rights as a holder of the Company’s Class A common stock as a Delaware corporation can be found below in “— Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication and Business Combination.”

Directors and Officers Following the Domestication and the Business Combination

The directors and the Company following the simultaneous completion of the Domestication and the Business Combination will be the nine directors approved by the Thunder Bridge II shareholders pursuant to the Director Election Proposal. The officers of the Company following the simultaneous completion of the Domestication and the Business Combination will be the officers of indie who held such positions immediately prior to the completion of the Business Combination and the Domestication. See the section entitled “Shareholder Proposal 4: The Director Election Proposal — Information about Officers, Directors and Nominees.”

Tax Consequences to Holders of Thunder Bridge II Shares Who Receive Company Common Stock as a Result of the Domestication

If the Shareholder Proposals described in this proxy statement/prospectus are approved, then holders of Thunder Bridge II Shares who do not elect to exercise their Redemption Rights will receive shares of Company common stock as a result of the Domestication. For a discussion of the material U.S. federal income tax consequences of the Domestication, see the section entitled “Shareholder Proposal 2: The Merger Proposal — Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate and the Certificate of Incorporation must be approved by the same authorization required to approve the Domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Thunder Bridge II will also apply to deregister as a Cayman Islands exempted company pursuant to Section 206 of the Companies Act. Upon the deregistration, Thunder Bridge II will no longer be subject to the provisions of the Companies Act. Except as provided in the Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Thunder Bridge II or any other person.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication and Business Combination

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the Company Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Company as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised)
General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No Similar Provision

Provision	Delaware	Cayman Islands
Appraisal Rights

Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Requirements for Stockholder/Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares entitled to vote thereon; most other stockholder approvals, other than the election of directors, require a majority of those present and entitled to vote, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Provision	Delaware	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Provision	Delaware	Cayman Islands
Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or willful default.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

Immediately prior to the consummation of the Business Combination, the Company will amend and restate its certificate of incorporation. Upon completion of the Business Combination, your rights as a security holder of the Company will be governed by the Company’s Certificate of Incorporation. The following table sets forth a summary of the material differences between the Company’s Certificate of Incorporation and Thunder Bridge II’s Memorandum and Articles of Association. This summary is qualified by reference to the complete text of the proposed Certificate of Incorporation, which we sometimes refer to as the “proposed charter,” a copy of which is attached to this proxy statement/prospectus as Annex A. All shareholders are encouraged to read the proposed charter in its entirety for a complete description of its terms.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association
Corporate Name
The proposed charter provides that the name of the Company will be “indie Semiconductor, Inc.” See Article I of the proposed charter.	The name of Thunder Bridge II under the existing charter is “Thunder Bridge Acquisition II, Ltd.” See Clause 1 of the memorandum.
Capital Stock

The total number of shares of all classes of capital stock which the Company will have authority to issue is 300,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 40,000,000 shares of Class V common stock, no par value, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share. See Section 1 of Article IV of the proposed charter.

Thunder Bridge II’s authorized share capital consists US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each. See Clause 5 of the memorandum

Preferred Stock. The Company’s board of directors may issue shares of preferred stock, in one or more series, and fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof as may be stated or expressed in the resolutions adopted by the Company’s board of directors providing for the issuance of such preferred stock (a “Preferred Stock Designation”). The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the Class A common stock, Class V common stock or preferred stock, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or any Preferred Stock Designation. See Section 3 of Article IV of the proposed charter.

Preferred Shares. The Directors may allot, issue, grant options over or otherwise dispose of Preferred Shares (including fractions of a Preferred Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the articles of association) vary such rights. See Regulation 3.1 of the articles of association.

Common Stock. Each holder of Class A common stock and Class V common stock will be entitled to one vote for each share of Class A common stock and Class V common stock, as such, held of record by such holder. The holders of shares of Class A Common Stock and Class V Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Company generally. There will be no cumulative voting.

Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of ordinary shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the articles of association) vary such rights. See Regulation 3.1 of the articles of association.

Class V Common Stock. The Company will not be authorized to declare or pay dividends or make other distributions on the Class V common stock. In addition, the holders of shares of Class V common stock, as such, will not be entitled to receive any assets of the Company in the event of any liquidation, dissolution or winding up of the affairs of the Company. A holder of Class V common stock shall not be permitted to consummate a transfer of Class V common stock other than as permitted

The Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters (except as provided in the articles of association) with the exception that the holder of Class B ordinary shares has certain conversion rights. Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one basis on the day of the closing of a Business Combination. See Regulation 17 of the articles of association.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association

pursuant to that certain exchange agreement to which such holder is a party. The Company shall not issue additional shares of Class V common stock after the effectiveness of the Certificate of Incorporation. See Section 2 of Article IV of the proposed charter.

Special Meetings

Special meetings of stockholders of the Company may be called only (i) by the chairman of the board of directors, (ii) by the chief executive officer, or (iii) by the secretary acting at the request of a majority of the total number of directors that the Company would have if there were no vacancies. See Section 1 of Article V of the proposed charter.

The existing charter provides that the directors, the chief executive officer or the chairman of the board of directors may call a general meeting, including an extraordinary general meeting, and that an extraordinary general meeting shall be convened if requested by shareholders holding at least 30% in par value of the issued shares entitled to voting at general meetings. See Regulation 20 of the articles of association.

Stockholder Actions by Written Consent

The proposed charter provides that any action of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. See Section 2 of Article V of the proposed charter.

The existing charter provides that a resolution (including a Special Resolution) in writing signed by all of the shareholders entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. See Regulation 22.3 of the articles of association.

Classified Board

The Company’s board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors shall initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders. See Sections 2 and 3 of Article VI of the proposed charter.

The Directors are of a single class. Commencing at the first annual general meeting, and at each annual general meeting thereafter, Directors will be elected for a term of office to expire at the second succeeding annual general meeting after their election. All Directors will hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. See Regulation 49.10 of the articles of association.

Director Election

Directors may be elected by the stockholders only at an annual meeting of stockholders by a plurality of the votes cast. See Section 3(c) of Article VI of the proposed charter and Section 5 of Article II of the proposed bylaws.

Prior to the closing of a Business Combination, the holders of Class B ordinary shares may by Ordinary Resolution appoint any person to be a Director. Prior to the closing of a Business Combination, the holders of Class A ordinary shares have no right to vote on the appointment of any Director. See Regulation 29.1 of the articles of association.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association
Director Removal

Any director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class. See Section 6 of Article VI of the proposed charter.

Prior to the closing of a Business Combination, the holders of Class B ordinary shares may by Ordinary Resolution remove any Director. Prior to the closing of a Business Combination, the holders of Class A ordinary shares have no right to vote on the removal of any Director. See Regulation 29.1 of the articles of association.

In addition, any Director may be removed by the other Directors at a meeting of Directors duly convened and held in accordance with the articles or by a written resolution of all of the other Directors. See Article 30 of the articles of association.

Required Vote to Amend the Governing Documents

The affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, provisions relating to calling special meetings of stockholders and stockholder action by written consent. Section 1 of Article V of the proposed charter.

Except as provided in the foregoing, the affirmative vote of the holders of at least a majority in voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions of the Certificate of Incorporation, including provisions relating to limiting liability of and indemnifying directors, amending the Certificate of Incorporation and the forum for certain actions involving the Company. See Article IX of the proposed charter.

The existing charter may be amended by Ordinary Resolution to: (a) increase its share capital, (b) consolidate and divide its share capital, (c) convert or reconvert its paid-up capital into stock, (d) subdivide its existing shares and (e) cancel any shares that have not been taken.

Subject to the provisions of the Companies Act, Thunder Bridge II may by Special Resolution: (a) change its name; (b) alter or add to the articles; (c) alter or add to the memorandum; and (d) reduce its share capital or any capital redemption reserve fund.

“Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

“Special Resolution” has the same meaning as in the Companies Act, being a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. See Regulations 1.1 and 18 of the articles of association.

Exclusive Forum

The proposed charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court. See Article X of the proposed charter.

No Similar Provision

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association
Transactions with Certain Stockholders

The Company has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the Company for a period of time unless certain conditions are met. See Article XI of the proposed charter.

No Similar Provision
Removal of Blank Check Company Provisions
No Similar Provision	The existing charter contains various provisions applicable only to blank check companies.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Thunder Bridge II. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Thunder Bridge II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Thunder Bridge II immediately following the Domestication will be the same as those immediately prior to the Domestication.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as special resolution that Thunder Bridge Acquisition II, Ltd. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Thunder Bridge Acquisition II, Ltd. and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Thunder Bridge Acquisition II, Ltd. in the State of Delaware as a corporation, the Amended and Restated Memorandum and Articles of Association of Thunder Bridge Acquisition II, Ltd. to be amended so as to be replaced in their entirety with the certificate of incorporation attached as Annex A to this proxy statement/prospectus, with the laws of the State of Delaware, the name of the corporation be changed to ‘Indie Acquisition Company II, Corp.’”

Required Vote with Respect to the Domestication Proposal

The approval of the Domestication Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Thunder Bridge II Shares as of the Record Date that are present and vote at the Shareholders Meeting.

The Domestication Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Thunder Bridge II’s shareholders.

Recommendation of the Thunder Bridge II Board with Respect to the Domestication Proposal

THE THUNDER BRIDGE II BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE DOMESTICATION PROPOSAL.

SHAREHOLDER PROPOSAL 2: THE MERGER PROPOSAL

Thunder Bridge II is asking its shareholders to approve the MTA, the Mergers and the transactions contemplated thereby, which we refer to as the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the MTA, which is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “— The MTA” below, for additional information and a summary of certain terms of the MTA. You are urged to read the MTA in its entirety before voting on this proposal.

We may complete the Business Combination only if it is approved by holders of a majority of the Thunder Bridge II Shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Merger Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, or the Nasdaq Proposal fails to receive the required Thunder Bridge II shareholder approval, the Business Combination will not be completed.

The MTA

This section describes the material provisions of the MTA, but does not purport to describe all of the terms of the MTA. The following summary is qualified in its entirety by reference to the complete text of the MTA and any amendments thereto and the related agreements. Thunder Bridge II’s shareholders, warrant holders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Shareholder Proposal 2: The Merger Proposal — The MTA” are defined in the MTA.

The MTA contains representations, warranties and covenants that the respective parties made to each other as of the date of the MTA or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the MTA. The representations, warranties and covenants in the MTA are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. We will provide additional disclosure in our public reports to the extent we become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the MTA and will update such disclosure as required by federal securities laws.

General Description of the MTA and Post-Closing Organizational Structure

On December 14, 2020, Thunder Bridge II entered into the MTA with Surviving Pubco, the Merger Subs, indie, the ADK Blocker Group, ADK Service Provider Holdco and the indie Securityholder Representative. This proxy statement/prospectus describes the terms of the MTA.

As a result of the Domestication and the Business Combination, each issued and outstanding Class A ordinary share and Class B ordinary share of Thunder Bridge II will convert into a share of Class A common stock of the Company, and each issued and outstanding warrant to purchase Class A ordinary shares of Thunder Bridge II will be exercisable by its terms to purchase an equal number of shares of Class A common stock of the Company. Pursuant to the Amended Operating Agreement to be entered into in connection with the Closing, the Company will be appointed as the sole manager of indie, with all management rights with respect to indie.

Subject to the terms and conditions set forth in the MTA, at the Effective Time, the limited liability company interests of each indie Equity Holder will automatically convert into the right to receive (i) the Merger Consideration (as may be adjusted) consisting of either Class A common stock of the Company or the right to exchange Post-Merger indie Units into Class A common stock of the Company, and (ii) any shares of Class A common stock of the Company or Post-Merger indie Units issued pursuant to an earn-out as discussed below under the caption “— The Earn-Out.” In addition, commencing on the six month anniversary of the Closing, holders of Phantom Equity Units will be permitted to exchange their units into their portion of Merger Consideration consisting of Class A common stock of the Company, or other cash consideration, pursuant to the terms of the Phantom Equity Plan and applicable award agreements.

Each share of Class A common stock will provide the holder with the rights to vote, receive dividends, share in distributions in connection with a liquidation and other stockholder rights with respect to the Company. See the section entitled “Description of Thunder Bridge II’s and the Company’s Securities.”

Pursuant to the Exchange Agreement to be entered into at Closing, at any time after the six month anniversary of the Closing, certain holders of Post-Merger indie Units will be entitled to exchange such units for Class A common stock of the Company on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications). Based on the assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” the total number of Post-Merger indie Units issuable to the indie Equity Holders will be 40,243,644, entitling such members collectively to exchange them for 27.2% of the Company’s Class A common stock in the aggregate. The percentage contained in the preceding sentence does not take into account (i) any warrants or options to purchase the Class A common stock that will be outstanding following the Merger; (ii) any equity awards that may be issued under the 2021 Equity Incentive Plan following the Merger, including approximately 3,013,391 shares of Class A common restricted stock units currently expected to be issued to Company’s employees and that may be issued to directors of the Company shortly after the Closing, which number of restricted shares issued represents approximately 29.1% of the total number of shares currently expected to be authorized for issuance under the 2021 Equity Incentive Plan using the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” (See the section entitled “Shareholder Proposal 3: The 2021 Equity Incentive Plan Proposal” for more information); (iii) the Earn-out Shares or any adjustments to the Merger Consideration pursuant to the MTA not reflected in the assumptions described above and in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”; or (iv) any forfeiture of Class A common stock held by certain indie Equity Holders which are subject to forfeiture. Using the same assumptions, except instead assuming (i) the Earn-Out Shares are issued and (ii) the 3,450,000 shares of Class A common stock to be held in escrow in accordance with the Sponsor Letter Agreement are outstanding and not forfeited for failing to vest, the total number of Post-Merger indie Units issued to the indie Equity Holders will be 2.3% of the Class A common stock in the aggregate.

On May 3, 2021, Surviving Pubco, Thunder Bridge II and the indie Securityholder Representative, entered into an amendment to the MTA. The amendment reflects that the limited liability company interests of indie held by members who did not contribute their Class B Units in indie to ADK Service Provider Holdco in exchange for units of ADK Service Provider Holdco (“ADK Non-Contributing Service Providers”) have the right to elect whether they want to enter into the Exchange Agreement or to execute the Letter of Transmittal to have such limited liability company interests converted as of the Effective Time into the right to receive Class A common stock in Surviving Pubco. The amendment further provides that if the ADK Non-Contributing Service Provider fails to make the election, its limited liability company interests shall not be converted in connection with the Mergers, and shall remain issued and outstanding and subject to the Amended Operating Agreement.

Pursuant to a Tax Receivable Agreement to be entered into at the Closing, the Company will pay to certain holders of Post-Merger indie Units who exchange their units pursuant to the Exchange Agreement 85% of the tax savings that the Company realizes due to increases in the tax basis in indie’s assets as a result of the exchange of the Post-Merger indie Units for shares of Class A common stock pursuant to the Exchange Agreement and certain tax attributes of the ADK Blocker Group and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “— Related Agreements — Tax Receivable Agreement.”

The ADK Principal Owners will also receive one share of Class V common stock of the Company, which will have no economic rights in the Company but will entitle the holder to vote as a stockholder of the Company, with the number of votes equal to the number of Post-Merger indie Units held by such indie Equity Holder. If, at any time, a Class V Holder exchanges any Post-Merger indie Units for Class A common stock of the Company pursuant to the Exchange Agreement, an equivalent number of such holder’s shares of Class V common stock will automatically be canceled.

Immediately following the Business Combination, certain indie Equity Holders will continue to own the Post-Merger indie Units that they received in exchange for their existing membership interests in indie and will have no economic interest in the Company despite their ownership of the Class V common stock of the Company. In addition, the Company will be a holding company and its principal asset will be its membership interests of indie, directly or indirectly through one of its wholly-owned subsidiaries. As the sole manager of indie, the Company will operate and control all of the business and affairs of indie, even if the Company only has a minority economic interest in indie after the Closing. As a result, the Company will consolidate indie in its consolidated financial statements and will report a non-controlling interest related to the Post-Merger indie Units held by the indie Equity Holders on its consolidated financial statements.

Existing Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Thunder Bridge II, Surviving Pubco and indie, respectively.

Organizational Structure Following the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination.

Our organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership-C (or Up-C) corporation structure. This organizational structure will allow certain indie Equity Holders to retain their equity ownership in indie, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Post-Merger indie Units. Those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Thunder Bridge II will, by contrast, hold their equity ownership in Surviving Pubco, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe that the indie Equity Holders that retain Post-Merger indie Units will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our Up-C corporation structure will give rise to any significant business or strategic benefit or detriment to us. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” for additional information on our organizational structure, including the Tax Receivable Agreement and Exchange Agreement.

Merger Consideration

The Merger Consideration to be paid by Thunder Bridge II pursuant to the MTA will be an amount equal to $900 million, subject to adjustment as described below, paid as an aggregate 90,000,000 shares of Class A common stock of the Company or rights to receive such shares (valued at $10.00 per share) or Post-Merger indie Units (valued at $10.00 per unit) (each of which units will be exchangeable on a one-for-one basis for shares of Class A common stock pursuant to the Exchange Agreement, subject to customary conversion rate adjustments, including common stock splits, stock dividends and reclassifications) (the “Merger Consideration”). The Merger Consideration will be reduced by any amount that the Target Companies’ indebtedness at Closing exceeds the Target Companies’ cash. Additionally, certain recipients of Post-Merger indie Units will receive an identical amount of shares of Class V common stock of the Company having no economic rights, each of which shares of Class V common stock entitles the holder thereof the right to one vote as a stockholder of the Company. After the six month anniversary of the Closing, (i) holders of Post-Merger indie Units will be permitted to exchange such units for shares of Class A common stock of the Company on a one-for-one basis pursuant to the Exchange Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications), and upon any such conversion an identical number of Class V common stock shall be automatically cancelled, and (ii) holders of Phantom Equity Units will be permitted to exchange such units for shares of Class A common stock of the Company, or other cash consideration, pursuant to the terms of the Phantom Equity Plan and applicable award agreement.

The Earn-Out

In addition to the consideration set forth above, the indie Equity Holders and holders of Phantom Equity Units (once vested) will also have a contingent earn-out right to receive the Earn-Out Shares after the Closing based on the stock price of the Company at any time prior to December 31, 2027 as set forth below:

•        If prior to December 31, 2027, the volume weighted average price of the Class A common stock is greater than or equal to $12.50 over any 20 trading days within any 30 trading day period, the indie Equity Holders will be entitled to receive 5,000,000 Earn-Out Shares; and

•        If prior to December 31, 2027, the volume weighted average price of the Class A common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period, the indie Equity Holders will be entitled to receive another 5,000,000 Earn-Out Shares.

Certain indie Equity Holders who hold Post-Merger indie Units and holders of Phantom Equity Units shall receive their respective share of the Earn-Out Shares as additional Post-Merger indie Units, calculated in accordance with the MTA and subject to exchange into Class A common stock pursuant to the Exchange Agreement.

Notwithstanding the foregoing, if there is a Company Sale (as defined in the MTA) after the Closing and prior to December 31, 2027, where the implied per share consideration received by the stockholders of the Company in such sale is greater than $10.00 per share, then all of the remaining unpaid Earn-Out Shares will be deemed to be earned and paid out to the indie Equity Holders (less any Earn-Out Shares paid in satisfaction of certain transaction expenses).

Representations and Warranties

Under the MTA, each of Thunder Bridge II, Merger Sub and indie make customary representations and warranties.

The representations and warranties of indie relate to, among other things, with respect to the Target Companies:

•        due organization;

•        authorization and validity of the MTA and power and authority to enter into the MTA and to complete the transactions contemplated thereby;

•        capitalization;

•        subsidiaries;

•        no conflict and no additional governmental approvals or filings or third-party consents required;

•        financial statements, indebtedness and the absence of undisclosed liabilities;

•        the absence of a certain changes or events since December 31, 2019;

•        compliance with legal requirements;

•        possession of permits and licenses;

•        litigation;

•        material contracts;

•        intellectual property;

•        real property;

•        personal property;

•        title to and sufficiency of assets;

•        employee benefit matters;

•        environmental matters;

•        transaction with related parties;

•        insurance;

•        books and records;

•        top customers and suppliers;

•        compliance-related business practices;

•        Paycheck Protection Program loan;

•        the Investment Company Act;

•        brokers fees or agents; and

•        taxes.

The representations of Thunder Bridge II, Surviving Pubco and Merger Subs relate to the following:

•        due organization;

•        power and authority of Thunder Bridge II, Surviving Pubco and Merger Subs to enter into the MTA and to complete the transactions contemplated thereby;

•        no conflict and no additional governmental approvals or filings or third-party consents required;

•        capitalization;

•        SEC documents and financial statements, indebtedness and the absence of undisclosed liabilities;

•        the absence of a certain changes or events since formation;

•        compliance with legal requirements and permits;

•        taxes;

•        employees and benefit plans;

•        properties;

•        material contracts;

•        transactions with affiliates;

•        limited activities of Surviving Pubco and Merger Subs;

•        the Investment Company Act;

•        finders and brokers;

•        ownership of Merger Consideration;

•        compliance-related business practices;

•        insurance;

•        trust account; and

•        board approval.

The representations and warranties set forth in the MTA are made by and to indie, Thunder Bridge II, Surviving Pubco and the Merger Subs as of specific dates. The statements embodied in those representations and warranties were made for purposes of the MTA between the parties and certain of the representations are subject to specified exceptions and qualifications contained in the MTA or in information provided pursuant to certain disclosure schedules to the MTA agreed to by the parties in connection with negotiating the terms of the MTA, may or may not be accurate as of the date they were made, and do not purport to be accurate as of the date of this proxy statement/prospectus.

Material Adverse Effect

Many of the representations and warranties are qualified by materiality or Material Adverse Effect with respect to indie or Thunder Bridge II Material Adverse Effect with respect to Thunder Bridge II, Surviving Pubco and Merger Sub.

“Material Adverse Effect” as used in the MTA means any result, occurrence, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the indie and its subsidiaries, taken as a whole, or (b) the ability of indie, the indie Securityholder Representative or any indie Equity Holder to complete the transactions contemplated by the MTA or to perform their respective obligations thereunder or under the other transaction documents to which they are a party or bound, in each case with respect to clause (a) above subject to certain customary exceptions, including:

(i)     changes generally affecting generally the industries or markets in which indie and its subsidiaries operate, including changes in the financial markets, credit markets or capital markets in the United States or any other country or region);

(ii)    acts of God, or a changes in national or international political or social conditions (including international hostilities, national emergencies, war, and terrorist attacks);

(iii)   changes in GAAP;

(iv)   changes in applicable law, rules, regulations, orders, or other directives issued by any governmental authority;

(v)    indie’s failure to meet internal or external operating projections or forecasts or revenue or earnings predictions;

(vi)   the taking of any action expressly required to be taken under the MTA; and

(vii)  the public announcement or pendency of the MTA or any of the transactions contemplated thereby (including but not limited to impact on indie’s relationships with its subsidiaries with merchants or other customers, vendors, referral partners or employees, including voluntary departures of employees in anticipation of the transactions contemplated by the MTA).

The exceptions contained in items (i), (ii), (iii) or (iv) above only apply if they do not affect indie and its subsidiaries in a disproportionate manner relative to others operating in the industries or markets in which indie and its subsidiaries operate.

“Thunder Bridge II Material Adverse Effect” as used in the MTA means any Event that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of Thunder Bridge II, Surviving Pubco and their respective subsidiaries, taken as a whole, or (b) the ability of Thunder Bridge II, Surviving Pubco or Merger Sub to complete the transactions contemplated by the MTA or to perform their respective obligations thereunder or under the other transaction documents to which they are a party or bound, in each case with respect to clause (a) above subject to certain customary exceptions including:

(i)     changes generally affecting the industries or markets in which Thunder Bridge II, Surviving Pubco and their respective subsidiaries operate (including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region);

(ii)    acts of God, or a changes in national or international political or social conditions (including international hostilities, national emergencies, war, and terrorist attacks);

(iii)   changes in GAAP;

(iv)   changes in applicable law, rules, regulations, orders, or other directives issued by any governmental authority;

(v)    the taking of any action expressly required by the MTA;

(vi)   the public announcement or pendency of the MTA or any of the transactions contemplated thereby; and

(vii)  the completion and effects of the Redemption.

The exceptions contained in items (i), (ii), (iii) or (iv) above, only apply if they do not affect Thunder Bridge II, Surviving Pubco and their respective subsidiaries in a disproportionate manner relative to other persons operating in the industries or markets in which they operate.

For complete definitions of “Material Adverse Effect” and “Thunder Bridge II Material Adverse Effect” please refer to the MTA, attached to this proxy statement/prospectus as Annex B.

Survival

The representations, warranties, covenants and agreements made by the parties in the MTA or in the ancillary documents do not survive beyond the Closing, except for, indemnification claims related to the Fraud Claims (as defined below), representations and warranties in the letter of transmittal to be delivered by certain the indie Equity Holders and those covenants in the MTA or ancillary documents to be performed after the Closing (or representations and warranties made after the Closing in an ancillary document), and each party waived any rights to any claims after the Closing except for such specifically excluded matters. A “Fraud Claim” refers to a claim against a person for actual intentional fraud (not constructive fraud or negligent misrepresentation) with respect to representations and warranties of indie, Thunder Bridge II, Surviving Pubco and Merger Subs in the MTA when made. For the complete definition of Fraud Claims, please refer to the MTA, attached to this proxy statement/prospectus as Annex B.

Covenants of the Parties

In General

Each party agreed in the MTA to use its reasonable best efforts to effect the Closing. The MTA also contains certain customary covenants by each of the parties during the period between the signing of the MTA and the earlier of the Closing or the termination of the MTA in accordance with its terms, including covenants relating to the conduct of the parties’ respective businesses, provision of information, notification of certain matters, obligations with respect to governmental consents (including making any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and termination of affiliate contracts. The MTA also contains covenants that will continue after the Closing, including obligations to maintain books and records, obligations with respect to tax matters, publicity, and employee matters. Thunder Bridge II also agreed to use its reasonable best efforts to cause the shares of the Class A common stock of the Company to be approved for listing on Nasdaq as of the Closing.

Registration Statement on Form S-4; Shareholders Meeting; Approval of the Thunder Bridge II Shareholders

The MTA and the completion of the transactions contemplated thereby requires the approval of both Thunder Bridge II’s shareholders and the indie Equity Holders. In connection with the Business Combination, Thunder Bridge II has agreed to, with the assistance, cooperation and reasonable best efforts of indie, prepare and file with the SEC a registration statement on Form S-4 (as such filing is amended or supplemented, and including the proxy statement/prospectus contained therein, the “Registration Statement”) of which this proxy statement/prospectus forms a part, and to solicit Thunder Bridge II’s shareholders to approve the Shareholder Proposals set forth in the proxy statement/prospectus to be presented to them.

Thunder Bridge II has agreed, with the assistance of indie, to use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective as promptly as reasonably practicable following the date of the MTA. The proxy statement/prospectus may also be used as an information statement by indie in connection with the consideration and vote by its members on the MTA and transactions contemplated thereby.

Directors and Officers of the Company

The Parties also agreed to take all necessary action so that the Company Board following the Closing will consist of nine individuals, five of whom are selected by indie, three of whom are selected by Thunder Bridge II, and one of whom is selected by mutual agreement of indie and Thunder Bridge II (a majority of whom will be independent directors in accordance with Nasdaq requirements). The directors are initially expected to be as listed below:

Class I

•        Sonalee Parekh

•        Ichiro Aoki

•        Jeffrey Owens

Class II

•        William Woodward

•        Karl-Thomas Neumann

•        Diane Brink

Class III

•        Donald McClymont

•        Peter Kight

•        David Aldrich

The parties also agreed to take all necessary actions so that the individuals serving as executive officers of the Company immediately after the Closing will be the same individuals (in the same offices) as those of indie immediately prior to the Closing.

For more information about the Company Board and officers following the completion of the Business Combination, please refer to the section entitled “Management of the Company Following the Business Combination.”

No Solicitation of Acquisition Proposals

During the period beginning at the signing of the MTA and ending at the earlier of (x) the Closing or (y) the Termination of the MTA (the “Interim Period”), each of the parties to the MTA agree that they will not, without prior written consent of indie and Thunder Bridge II, take any of the following actions:

•        solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal,

•        furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, to any person or group (other than a party to the MTA) in connection with or in response to an Acquisition Proposal,

•        engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal,

•        approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal,

•        negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or

•        release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

Under the MTA, an “Acquisition Proposal” means any inquiry, proposal or offer, or indication of interest in making an offer or proposal, from any person or group at any time relating to an alternative business transaction, meaning, with respect to indie a transaction (other than the Business Combination) involving a sale of all or a material part of the Target Companies’ business or assets, or a material portion of the equity interest or profits of the Target Companies, or with respect to Thunder Bridge II and its Affiliates, a transaction concerning any business combination other than the Business Combination.

Each of indie, Thunder Bridge II and Merger Sub further agrees to notify the other parties as promptly as practical (and within 48 hours), and keep the other parties updated as to the status of, of any bona fide inquiries, proposals or requests for information or discussions regarding an Acquisition Proposal or that could reasonably be expected to result in an acquisition proposal or any request for confidential information of such party. Each of indie, Thunder Bridge II and Merger Sub also agreed to immediately terminate any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and will, and will direct its Representatives (as defined in the MTA) to, cease and terminate any such solicitations, discussions or negotiations.

Conduct of indie and Thunder Bridge II Pending Closing

Under the MTA, during the Interim Period, indie has agreed, except as expressly contemplated by other provisions of the MTA, required by applicable law, or unless Surviving Pubco or Thunder Bridge II otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), to, and to cause each of its subsidiaries to, conduct its business in the ordinary course and in material compliance with law and to in all material respects use commercially reasonable efforts to maintain its business and organization and existing relationships intact, including refraining from doing any of the following (subject to certain exceptions contained in the MTA and the disclosure schedules thereto):

•        change or amend any of the organizational documents of the indie or its subsidiaries;

•        issue or sell any equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities;

•        declare or pay any distribution;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $1,000,000 in the aggregate;

•        make a loan or advance to or investment in any third party (other than (i) loans or advances to or investments in indie or any of its subsidiaries thereof or (ii) in the ordinary course of business);

•        make or agree to make any capital expenditures other than in the ordinary course of business;

•        increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any of its employee benefit plans;

•        sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material intellectual property) of indie or its subsidiaries;

•        acquire any business or initiate the start-up of any new business or business line or acquire any securities or material assets in excess of consideration of $500,000 in the aggregate;

•        merge or consolidate, or agree to merge or consolidate with or into any other Person;

•        enter into or modify a material contract or permit, other than in the ordinary course of business;

•        commence a lawsuit or settle, compromise, release or waive its rights under any claim or litigation, other than routine matters;

•        enter into, amend or terminate (other than terminations in accordance with their terms) any contract with any related person;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

•        make any material changes to tax elections or GAAP;

•        close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business consistent with past practice.

Additionally, under the MTA, during the Interim Period, Thunder Bridge II has agreed, except as expressly contemplated by other provisions of the MTA, required by applicable law, or unless indie otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), to, and to cause Surviving Pubco and Merger Subs to, conduct their respective business in the ordinary course and in material compliance with law and to use commercially reasonable efforts to maintain their respective business and organization and existing relationships intact, including refraining from doing any of the following (subject to certain exceptions contained in the MTA and the disclosure schedules thereto):

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        issue or sell any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, except certain expenses in connection with an extension of the period in which Thunder Bridge II may consummate a business combination;

•        make any material change to taxes;

•        amend, waive or otherwise change the trust agreement in any manner adverse to Thunder Bridge II;

•        terminate, waive or assign any material right under any material contract;

•        fail to maintain its books and records;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies;

•        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

•        waive, release, assign, settle or compromise any claim, action or proceeding, other than as involve only the payment of monetary damages not in excess of $100,000 (individually or in the aggregate);

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        make capital expenditures in excess of $100,000 individually for any project or $250,000 in the aggregate, except for certain expenses;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Business Combination;

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, except for certain expenses and pursuant to existing contracts;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to its voting securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the MTA.

Additional Covenants and Agreements

indie, Thunder Bridge II, Surviving Pubco and the Merger Subs have agreed to additional covenants under the MTA and in connection with the Business Combination, including, among others:

•        Each of indie and Thunder Bridge II will allow other party reasonable access to their own assets, employees, books and records, and other reasonably requested information and books, subject to certain confidentiality restrictions;

•        During the Interim Period, giving prompt notification of any event that would reasonably be expected to cause the closing conditions to be unfulfilled or materially delayed;

•        Each party to the MTA will use reasonable best efforts to cause all of the Closing conditions to be satisfied;

•        indie and Thunder Bridge II will make all necessary filings under the HSR Act and make any other filings required under other antitrust or competition laws and cooperate in good faith with any governmental authority;

•        indie, Thunder Bridge II and the indie Securityholder Representative will enter into the paying agent and exchange agent agreements as of the Closing;

•        indie will terminate certain contracts between indie and its affiliates;

•        Thunder Bridge II will use its reasonable best efforts to cause the Company common stock following the Domestication and Business Combination (including the shares to be exchanged for Post-Merger indie Units under the Exchange Agreement) to be listed on Nasdaq;

•        Thunder Bridge II will cause the Trust Account to be disbursed concurrently with the Closing;

•        indie will not trade in any securities of Thunder Bridge II in violation of applicable law;

•        Thunder Bridge II will take the necessary steps to and will accomplish the Domestication;

•        Thunder Bridge II will adopt the 2021 Equity Incentive Plan;

•        indie shall cause each ADK Blocker, each ADK Legacy Owner and each ADK Contributing Service Provider (the “Lock-up Signatories”) to enter into a lock-up restricting trading of Company securities for a period of six months from the date of Closing;

•        The Company will preserve the historical information and books and records of indie and its subsidiaries for a period of seven years following the Closing; and

•        The parties to the MTA agree to cooperate on certain tax matters, including obtaining tax treatment for the Domestication as a reorganization and continuation under United States tax laws, and to prepare and cooperate on the filing of tax returns and in certain tax proceedings.

Closing Conditions

The obligations of the parties to complete the Closing are subject to various conditions, including the following mutual conditions of the parties unless waived:

•        the absence of any law that would prohibit the completion of the Merger or the other transactions contemplated by the MTA;

•        termination or expiration of the waiting period under the HSR Act;

•        the indie Equity Holders having approved the Merger, the MTA and the other Transaction Documents and transactions contemplated thereby in accordance with the CRULLCA and the organizational documents of indie;

•        the Thunder Bridge II shareholders having approved (i) (A) the Mergers and the issuance of stock pursuant to the MTA by a majority of the outstanding Thunder Bridge II ordinary shares as of the Record Date that are present at the Shareholders Meeting; (ii) the Domestication by a two-thirds majority of the outstanding Thunder Bridge II ordinary shares as of the Record Date that are present for and vote at the Shareholders Meeting; and (iii) the election of directors pursuant to the Director Election Proposal by a majority of the outstanding Thunder Bridge II Class B ordinary shares as of the Record Date that are present at the Shareholders Meeting;

•        the effectiveness of the registration statement (of which this proxy statement/prospectus forms a part);

•        immediately prior to the Closing, after giving effect to the completion of the Redemptions, Thunder Bridge II, without regard to any assets or liabilities of the Target Companies, having net tangible assets of at least $5,000,001; and

•        each ADK Contributing Service Provider having contributed their Class B Units in indie to ADK Service Provider Holdco in exchange for units of ADK Service Provider Holdco.

In addition, unless waived by Thunder Bridge II and Merger Subs, the obligations of Thunder Bridge II and Merger Subs to effect the Closing are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries:

•        the representations and warranties of indie being true and correct as of the date of the MTA and as of the Closing, except as would not have a Material Adverse Effect (with certain representations regarding capitalization and no occurrence of a Material Adverse Effect instead being subject to de minimis inaccuracies and certain fundamental representations of indie instead being subject to a requirement that they be true and correct in all material respects);

•        indie having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the MTA required to be performed or complied with on or prior the date of the Closing;

•        Surviving Pubco having received executed lock-up letters from the Lock-up Signatories; and

•        Thunder Bridge II having received copies of the related agreements set forth in the MTA executed by indie.

Unless waived by indie, the obligations of indie to effect the Closing are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries:

•        the representations and warranties of Thunder Bridge II and Merger Subs being true and correct as of the date of the MTA and as of the Closing, except as would not have a Thunder Bridge II Material Adverse Effect (with certain representations regarding capitalization and no occurrence of a Thunder Bridge II Material Adverse Effect instead being subject to de minimis inaccuracies and certain fundamental representations of Thunder Bridge II and Merger Subs instead being subject to a requirement that they be true and correct in all material respects);

•        Thunder Bridge II and Merger Subs having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the MTA required to be performed or complied with on or prior to the date of the Closing;

•        there being no indebtedness of the Company upon consummation of the Closing;

•        upon the Closing, (i) no person or group (excluding any indie Equity Holder, the Sponsor or any PIPE Investor) owning more than 9.9% of the issued and outstanding shares of the Company and (ii) no three persons or groups (excluding any indie Equity Holder, the Sponsor or any PIPE Investor) owning in the aggregate more than 25% of the issued and outstanding shares of the Company;

•        the Class A common stock (including the shares of Class A common stock issuable upon exchange of Post-Merger indie Units) will have been listed on Nasdaq and will be eligible for continued listing on Nasdaq following the Closing and after giving effect to the Redemptions (as if it were a new initial listing by an issuer that had never been listed prior to Closing);

•        the post-Closing Company Board will have been appointed or elected as described above;

•        the Domestication will be completed immediately prior to the completion of the Business Combination;

•        no less than $250 million in cash (after expenses) must be available to the Company following the Business Combination consisting of funds in the Trust Account and the PIPE Financing;

•        not more than 25% of the funds in the Trust Account shall be paid to redeeming shareholders;

•        not less than $75 million is raised in the PIPE Financing;

•        Sponsor has delivered 3,450,000 Class B ordinary shares to an escrow account pursuant to the Sponsor Letter Agreement; and

•        indie will have received copies of the related agreements set forth in the MTA, executed by Thunder Bridge II and Merger Sub (as applicable).

Termination

The MTA may be terminated under certain limited circumstances at any time as follows:

•        by mutual written consent of Thunder Bridge II and indie;

•        by either Thunder Bridge II or indie if the Closing has not occurred on or prior to June 30, 2021 (so long as the terminating party’s breach of the MTA or other action was not the cause of, or resulting in, the failure of the Closing to occur by such date);

•        by either Thunder Bridge II or indie if a governmental authority of competent jurisdiction has issued a final, non-appealable order, decree or ruling, or any law exists, in each case, that permanently prohibits, makes illegal, enjoins or prevents the completion of the Closing (so long as the terminating party’s breach of or failure to fulfill any representation, warranty, covenant or obligation in the MTA or other action was not the cause of, or did not result in in, such order, decree, ruling or law);

•        by either Thunder Bridge II or indie if the Shareholders Meeting has been held (including any adjournment thereof as permitted by the MTA), has concluded, the Thunder Bridge II shareholders have duly voted, and the requisite Thunder Bridge II shareholder vote has not been obtained;

•        by Thunder Bridge II (so long as Thunder Bridge II and Merger Sub are not then in material breach of the MTA) if there has been a breach by indie of any of its representations, warranties, covenants or agreements contained in the MTA, such that the related closing condition would not be met if uncured as of June 30, 2021, and such breach has not been cured or satisfied within 30 business days after indie’s receipt of written notice of such breach from Thunder Bridge II;

•        by indie (so long as indie is not then in material breach of the MTA) if there has been a breach by Thunder Bridge II or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in the MTA, such that the related closing condition would not be met if uncured as of June 30, 2021, and such breach has not been cured or satisfied within 30 business days after Thunder Bridge II’s receipt of written notice of such breach from indie; or

•        by indie if (i) all of the closing conditions the required for Thunder Bridge II and Merger Sub to effect the Closing have been waived or satisfied (other than the conditions by their terms or nature are satisfied at the Closing) on the date that the Closing would have been completed, (ii) indie has irrevocably confirmed by written notice to Thunder Bridge II and Merger Sub that all conditions required for indie to complete the Closing have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such conditions and that indie is ready, willing and able to complete the Closing and (iii) Thunder Bridge II has failed to complete the Closing by the earlier of (x) 30 Business Days after the day the Closing is required to occur or (y) 5 Business Days prior to June 30, 2021.

If the MTA is terminated, all further obligations of the parties under the MTA will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination, waiver of claims against the trust, and certain general provisions will continue in effect), and, no party will have any further liability to any other party thereto except for liability for any Fraud Claims or willful and intentional breach of the MTA prior to such termination.

Trust Account Waiver

indie has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Thunder Bridge II’s Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) except, in each case with respect to claims that indie or its affiliates may have in the future against Thunder Bridge II’s assets or funds that are not held in the Trust Account (other than distributions to Public Shareholders) and claims against any other Person (or any affiliate thereof) that is party to an alternative business combination consummated by Thunder Bridge II.

Representatives

Donald McClymont is serving as the indie Securityholder Representative under the MTA, and in such capacity will represent the interests of the indie Equity Holders prior to and following the Closing with respect to certain matters under the MTA, including the determination of any Merger Consideration adjustments and Earn-Out Shares after the Closing.

After the Closing, a majority of the disinterested independent directors then serving on the Company Board will make any determinations or take any actions on behalf of the Company with respect to any post-Closing Merger Consideration adjustments and related escrow provisions, Fraud Claims brought against indie Equity Holders, or amendments or waivers of the MTA after the Closing.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the MTA (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the MTA. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Amended Operating Agreement

Concurrently with the completion of the Merger, the existing amended and restated limited liability company agreement of indie will be further amended and restated in its entirety to become the Amended Operating Agreement.

Rights of the Units

The Post-Merger indie Units will be entitled to share in the profits and losses of indie and to receive distributions as and if declared by the managing member of indie and will have no voting rights.

Management

The Company, as the manager of indie, will have the sole vote on all matters that require a vote of members under the Amended Operating Agreement or applicable law. The business, property and affairs of indie will be managed solely by the manager.

Distributions

The Company, as managing member of indie may, in its sole discretion, authorize distributions to the indie members. All such distributions will be made pro rata in accordance with each member’s interest in indie.

The Amended Operating Agreement will provide for cash distributions, which we refer to as “tax distributions,” to the holders of Post-Merger indie Units if the Company, as the sole manager of indie, reasonably determines that a holder, by reason of holding Post-Merger indie Units, incurs an income tax liability. Generally, these tax distributions will be computed based on the Company’s estimate of the net taxable income of indie multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for a corporate resident in California (taking into account the non-deductibility of certain expenses and the character of the Company’s income).

Upon the liquidation or winding up of indie, all net proceeds thereof will be distributed one hundred percent (100%) to the holders of Post-Merger indie Units, pro rata based on their percentage interests.

Transfer Restrictions

The Amended Operating Agreement will contain restrictions on transfers of units and will require the prior consent of the manager for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Post-Merger indie Units for Class A common stock pursuant to the Exchange Agreement as described below.

The Amended Operating Agreement is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Exchange Agreement

Concurrently with the completion of the Mergers, the Company will enter into the Exchange Agreement with certain holders of Post-Merger indie Units, which will provide for the exchange of such holders’ Post-Merger indie Units into shares of Class A common stock.

Exchange Mechanics

Certain holders of Post-Merger indie Units will, from and after the six-month anniversary of the Closing, at any time and from time to time, be able to exchange all or any portion of their Post-Merger indie Units for shares of Class A common stock by delivering a written notice to both indie and the Company by surrendering such Post-Merger indie Units to the Company; provided, that the Company may, at its sole and absolute discretion, in lieu of delivering shares of Class A common stock for any Post-Merger indie Units surrendered for exchange, pay an amount in cash per Post-Merger indie Unit equal to the volume weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

The initial exchange ratio will be one Post-Merger indie Unit for one share of Class A common stock. The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Post-Merger indie Units that is not accompanied by an identical subdivision or combination of the Class A common stock or, by any such subdivision or combination of the Class A common stock that is not accompanied by an identical subdivision or combination of the Post-Merger indie Units. If the Class A common stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging Post-Merger indie Unitholder will be entitled to receive such security, securities or other property. The exchange ratio will also adjust in certain circumstances when the Company acquires Post-Merger indie Units other than through an exchange for its shares of Class A common stock.

Restrictions on Exchange

The Company may refuse to effect an exchange if the Company determines that an exchange would violate applicable law (including securities laws). The Company may also limit the rights of holders of Post-Merger indie Units to exchange their Post-Merger indie Units under the Exchange Agreement if the Company determines in good faith that such restrictions are necessary so that indie will not be treated as a “publicly traded partnership” under applicable tax laws and regulations.

Expenses

indie and each holder of Post-Merger indie Units will bear its own expense regarding the exchange except that indie will be responsible for transfer taxes, stamp taxes and similar duties (unless the holder has requested the shares of Class A common stock to be issued in the name of another holder).

The form of Exchange Agreement is attached to this proxy statement/prospectus as Annex D and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The form-of Exchange Agreement is subject to amendment by indie prior to the Closing to decrease the frequency of exchanges, increase minimum required amounts for exchanges and to make other changes for the benefit of the Company.

Tax Receivable Agreement

Concurrently with the completion of the Business Combination and as a condition precedent for the Closing, the Company will enter into the Tax Receivable Agreement with certain indie Equity Holders.

Holders of Post-Merger indie Units that are party to the Exchange Agreement (other than the Company) may, subject to certain conditions, from and after the six-month anniversary of the date of the completion of the Business

Combination, exchange their Post-Merger indie Units for shares of Class A common stock of the Company on a one-for-one basis, subject to the terms of the Exchange Agreement, including in certain cases, adjustments as set forth therein. indie intends to have in effect an election under Section 754 of the Code for each taxable year in which an exchange of Post-Merger indie Units for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of indie at the time of an exchange of Post-Merger indie Units. The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of indie. These increases in tax basis may reduce the amount of tax that the Company would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

The Tax Receivable Agreement provides for the payment by the Company to exchanging holders of Post-Merger indie Units of 85% of the tax benefits, if any, that the Company realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain tax attributes of the ADK Blocker Group and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. This payment obligation is an obligation of the Company and not of indie. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of the Company (calculated with certain assumptions) to the amount of such taxes that the Company would have been required to pay had there been no increase (or decrease) to the tax basis of the assets of indie as a result of the exchanges and had the Company not entered into the Tax Receivable Agreement. Such increase or decrease will be calculated under the Tax Receivable Agreement without regard to any transfers of Post-Merger indie Units or distributions with respect to Post-Merger indie Units before the exchange under the Exchange Agreement.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits of the Tax Receivable Agreement is otherwise accelerated (as described in more detail below). Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•        the timing of exchanges — for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of indie at the time of each exchange;

•        the price of shares of the Company’s Class A common stock at the time of each exchange — the increase in any tax deductions, as well as the tax basis increase in other assets of indie, is directly proportional to the price of shares of the Company’s Class A common stock at the time of each exchange;

•        the extent to which such exchanges are taxable — if an exchange is not taxable for any reason, increased deductions will not be available; and

•        the amount and timing of our income — the Company will be required to pay 85% of tax benefits as and when realized, under the terms of the Tax Receivable Agreement. Except as discussed below with respect to a material breach of a material obligation under the Tax Receivable Agreement, a change of control, or other circumstances requiring an early termination of the tax receivable agreement, if the Company does not have taxable income, it generally will not be required to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have actually been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivables agreement.

We anticipate that we will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future exchanges as follows:

•        we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the exchange;

•        to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance;

•        we will record the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement; and

•        all of the effects of changes in any of our estimates after the date of the exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

The Company expects that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of indie, the payments that we may make under the Tax Receivable Agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by indie are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes. Late payments under the Tax Receivable Agreement generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by holders of Post-Merger indie Units. The rights of each party under the Tax Receivable Agreement other than the Company are assignable.

In addition, the Tax Receivable Agreement provides that, if we materially breach any of our obligations under the Tax Receivable Agreement of if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, the Company’s (or its successor’s) obligations with respect to exchanged or acquired Post-Merger indie Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including the Company would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Furthermore, the Company may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (i) that any Post-Merger indie Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination, (ii) the Company will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (iii) the tax rates for future years will be those specified in the law as in effect at the time of termination and (iv) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points. If the Company were to elect to terminate the Tax Receivable Agreement immediately after the Business Combination, Thunder Bridge II currently estimates that it would be required to pay approximately $97 million to satisfy its total Tax Receivable Agreement liability.

As a result of the change of control provisions and the early termination right, the Company could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual cash tax savings that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.

Decisions made by the Company in the course of running the business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement are based on the tax reporting positions that we will determine. The Company will not be reimbursed for any payments previously made under the Tax Receivable Agreement if a tax item is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the Company’s cash tax savings.

The form of Tax Receivable Agreement is attached to this proxy statement/prospectus as Annex E and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Support Agreements

Simultaneously with the execution of the MTA, each of the Sponsor, officers and directors of indie, and certain indie Equity Holders entered into support agreements (collectively, the “Support Agreements”) in favor of Thunder Bridge II and indie and their present and future successors and subsidiaries (collectively, the “Covered Parties”).

Voting and Lockup

In the Support Agreements executed by the officers and directors of indie and the certain indie Equity Holders, they each agreed to vote all of their indie membership interests in favor of the MTA and related transactions. They also agreed to take certain other actions in support of the MTA and related transactions. The Support Agreements also prevent them from transferring their voting rights with respect to their indie membership interests or otherwise transferring their indie membership interests prior to the meeting of the indie Equity Holders to approve the MTA and related transactions, except for certain permitted transfers.

In the Sponsor Support Agreement, the Sponsor agreed to vote all of its Thunder Bridge II ordinary shares in favor of the MTA and related transactions. It also agreed to take certain other actions in support of the MTA and related transactions. The Sponsor Support Agreement also prevent the Sponsor from transferring its voting rights with respect to its Thunder Bridge II equity interests or otherwise transferring its Thunder Bridge II equity interests prior to the Shareholder Meeting to approve the MTA and related transactions, except for certain permitted transfers.

The Support Agreements are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Sponsor Letter Agreement

Simultaneously with the execution of the MTA, the Sponsor entered into a letter agreement with Thunder Bridge II and indie (the “Sponsor Letter Agreement”), pursuant to which the Sponsor agreed at the Closing to deposit with Continental Stock Transfer and Trust, as escrow agent (the “Sponsor Escrow Agent”), 3,450,000 of the shares of Class A common stock of the Company to be received for its Class B ordinary shares of Thunder Bridge II in the Domestication and Business Combination to be held in escrow by the Escrow Agent (the “Escrow Shares”), along with any earnings or proceeds thereon. At any time subsequent to the Closing, the Sponsor may liquidate pursuant to its organizational documents and the DLLCA and distribute the rights to the Escrow Shares among its members in accordance with its operating agreement, subject to the escrow. Following this dissolution, Mr. Simanson will have the authority to act on behalf of the Sponsor’s members, subject to an escrow agreement, in releasing from escrow or otherwise disposing of the Escrow Shares. While the Escrow Shares are held in escrow, the Sponsor’s members will have full ownership rights to the Escrow Shares, including voting rights, but any earnings or proceeds from the Escrow Shares will be retained in the escrow account, and neither the Sponsor’s members nor Mr. Simanson following the Sponsor dissolution will have the right to transfer the Escrow Shares.

Release Escrow Shares

Fifty percent of the Escrow Shares will be released from escrow to the Sponsor (along with any related earnings and proceeds) if at any time prior to December 31, 2027 the closing price of shares of Class A common stock (or any successor equity security) on the principal exchange on which such securities are then listed or quoted will have been at or above $12.50 for 20 trading days over a 30 trading day period (subject to equitable adjustment for stock splits, stock dividends, reorganizations or extra ordinary dividends), and 100% of the remaining Escrow Shares will vest and be released from escrow to the Sponsor (along with any related earnings and proceeds) if at any time prior to December 31, 2027 the closing price of shares of Class A common stock (or any successor equity security) on the principal exchange on which such securities are then listed or quoted will have been at or above $15.00 for 20 trading days over a 30 trading day period (subject to equitable adjustment for stock splits, stock dividends, reorganizations or extra ordinary dividends).

Additionally, all of the Escrow Shares will vest and be released from escrow to the Sponsor (along with any related earnings and proceeds) if prior to December 31, 2027, (i) the Company engages in a going private transaction or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, (ii) shares of Class A common stock or successor securities cease to be listed on a national securities exchange other than due to a violation of (x) minimum exchange listing requirements (including minimum round lot holder requirements), unless such failure is caused by an action or omission of the Company with the primary intent to cause, or that would reasonably be expected to cause, the delisting or (y) a minimum price per share requirement or (iii) there is a change of control of the Company.

In the event that the Escrow Shares (and related escrow property) are not released from escrow prior to December 31, 2027, they will be forfeited to the Company and cancelled.

Subscription Agreements;

On December 14, 2020, Thunder Bridge II entered into the Subscription Agreements with the investors named therein (the “PIPE Investors”), pursuant to which Thunder Bridge II agreed to issue and sell to the PIPE Investors an aggregate of 15,000,000 of Thunder Bridge II Class A ordinary shares, at a price of $10.00 per Class A ordinary share, simultaneously with or immediately prior to the Closing (the “PIPE Financing”). The PIPE Financing is conditioned on the Closing being scheduled to occur concurrently with or immediately following the closing of the PIPE Financing and other customary closing conditions. The proceeds from the PIPE Financing will be used to fund a portion of other payments required in connection with the Business Combination. Excess proceeds will be paid by Thunder Bridge II to indie pursuant to the MTA and will be available for corporate purposes including funding future acquisitions.

Pursuant to the Subscription Agreements, Thunder Bridge II agreed that, within 30 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the Closing and (ii) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Letter of Transmittal

At the Closing, each indie Equity Holder will provide the Company with a completed and duly executed Letter of Transmittal, in substantially the form attached to the MTA (each, a “Letter of Transmittal”), with respect to their indie membership interests. In the Letter of Transmittal, each such holder makes customary representations and warranties, surrenders its indie membership interests, appoints the indie Securityholder Representative to act on its behalf in accordance with the terms of the MTA, and provides a release of persons other than Thunder Bridge II and indie in connection with the MTA and ancillary documents except for Fraud Claims and those covenants in the MTA or ancillary documents to be performed after the Closing (or representations and warranties made after the Closing in an ancillary document).

Interests of Thunder Bridge II’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Thunder Bridge II Board in favor of approval of the Merger Proposal, you should keep in mind that an argument could be made that Thunder Bridge II’s directors and officers, have interests in such proposal that are different from, or in addition to, those of Thunder Bridge II shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        If Thunder Bridge II does not complete a business combination transaction by August 13, 2021 (unless Thunder Bridge II submits and its shareholders approve an extension of such date), Thunder Bridge II will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of the Thunder Bridge II Board and Thunder Bridge II’s remaining shareholders, dissolving and liquidating, subject in each case to its obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,625,000 Founder Shares owned by the Sponsor would be worthless because, following the Redemption of the Public Shares, Thunder Bridge II would likely have few, if any, net assets and because the Sponsor and Thunder Bridge II’s directors and officers have agreed, in the Insider Letter Agreement, to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Thunder Bridge II fails to complete a Business Combination within the required period. The Sponsor purchased the Founder Shares prior to Thunder Bridge II’s IPO for an aggregate purchase price of $25,000, or approximately $0.003 per share. Such Founder Shares had an aggregate market value of $87.3 million based upon the closing price of $10.12 per share on Nasdaq on May 10, 2021, the most recent closing price.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Thunder Bridge II if and to the extent any claims by a vendor for services rendered or products sold to Thunder Bridge II, or a prospective target business with which Thunder Bridge II has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below (i) $10.00 per public share (or such higher amount then held in trust) or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Thunder Bridge II’s indemnity of the underwriters of Thunder Bridge II’s IPO against certain liabilities, including liabilities under the Securities Act.

•        Following completion of the Business Combination, the Sponsor, Thunder Bridge II’s officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by Thunder Bridge II from time to time, made by the Sponsor or certain of Thunder Bridge II’s officers and directors to finance transaction costs in connection with an intended initial business combination. If Thunder Bridge II fails to complete a Business Combination within the required period, the Sponsor and Thunder Bridge II’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•        In connection with the MTA, the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed to subject 3,450,000 of its Founder Shares to vesting and forfeiture if certain stock price performance thresholds of the Company are not achieved by December 31, 2027, subject to vesting and release upon certain other specified events. For more information, please see the section entitled “— Related Agreements — Sponsor Letter Agreement.”

Exchange Listing

Thunder Bridge II’s units (each consisting of one Class A ordinary share and one warrant), Class A ordinary shares and warrants (each to purchase one Class A ordinary share) are currently traded on Nasdaq under the symbols “THBRU,” “THBR” and “THBRW.” At the closing of the Business Combination, Thunder Bridge II’s units will separate into their component shares of the Company’s Class A common stock and warrants so that the units will no longer trade separately under “THBRU,” Thunder Bridge II has applied for the continued listing of the Company’s Class A common stock and warrants on Nasdaq under the ticker symbols “INDI” and “INDIW,” respectively.

Background of the Business Combination

Thunder Bridge II is a blank check company incorporated on February 13, 2019, as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Prior to the consummation of the IPO on August 13, 2019, neither Thunder Bridge II, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Thunder Bridge II.

The following chronology summarizes the key meetings and events that led to the signing of the MTA. The following chronology does not purport to catalogue every conversation among representatives of Thunder Bridge II, indie and other parties.

After the IPO, Thunder Bridge II’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with the evaluating potential business combinations, members of Thunder Bridge II management contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities.

Between August 13, 2019 and the date Thunder Bridge entered into a term sheet with indie, representatives of Thunder Bridge II considered over 100 potential acquisition targets in a wide variety of industries and sectors, including payments, software, fintech, automotive, supply chain, billing services, lending and leasing, and executed non-disclosure agreements (“NDAs”) with approximately 22 companies (including indie). Thunder Bridge II conducted additional due diligence and/or held detailed discussions with the management teams and delivered six term sheets or indications of interest with potential acquisition targets other than indie. Compared to indie, Thunder Bridge II did not consider the other alternative acquisition targets that it evaluated to be as compelling when taking into consideration their respective business prospects, strategy, management teams, structure, growth potential, likelihood of execution and valuation considerations.

On February 11, 2020, May 12, 2020 and August 12, 2020, Mr. Simanson and/or Mr. Kight gave the Thunder Bridge II Board general updates on business combination discussions during the quarterly meetings of the Thunder Bridge II Board.

On September 21, 2020, representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”) had a telephonic meeting with Mr. Simanson regarding a potential business combination with an Autotech semiconductor company, which would later be revealed to be indie. Mr. Simanson and Mr. Kight discussed the opportunity via email and agreed to explore the opportunity further. Thunder Bridge II executed and delivered an NDA on September 23, 2020.

On September 24, 2020, Mr. Simanson and Mr. Kight had a telephonic meeting with indie’s management, including Mr. Donald McClymont, Chairman and CEO, and Mr. Thomas Schiller, CFO and Executive Vice President of Strategy. At the meeting, indie presented a detailed presentation pitch deck describing indie’s market opportunity, design win pipeline and financial outlook. After the call, Mr. Simanson and Mr. Kight decided to continue to pursue the indie opportunity in addition to continuing to look at other ongoing and potential opportunities.

On September 25, 2020, Mr. Simanson had a telephonic meeting with representatives of Deutsche Bank, where Mr. Simanson expressed an interest in pursuing discussions with indie.

Between September 25, 2020 and November 2020, representatives of Thunder Bridge II and indie continued discussions regarding the merits of a potential business combination and possible terms.

On September 25, 2020, Thunder Bridge II reached out to Morgan Stanley & Co. LLC (“Morgan Stanley”), who had a relationship with Thunder Bridge II due to its role as an underwriter in Thunder Bridge II’s IPO.

On September 28, 2020, representatives of Deutsche Bank had a telephonic meeting with Mr. Simanson to discuss in more detail a potential business combination with indie.

On September 28, 2020, and September 29, 2020, representatives of Deutsche Bank and Morgan Stanley had multiple telephonic meetings with Thunder Bridge II to discuss the current and prospective financials of indie and to discuss valuation, structure and other aspects of a potential business combination with indie.

On October 1, 2020, Mr. Simanson provided to the management of indie and its representatives a nonbinding term sheet for a proposed business combination involving Thunder Bridge II and indie, and Mr. Simanson had a telephonic conversation with the management of indie and its representatives about the term sheet.

On October 6, 2020, representatives of Thunder Bridge II and Morgan Stanley had a call with representatives of Deutsche Bank to discuss general terms of a potential transaction between Thunder Bridge II and indie.

On October 6, 2020, indie held a telephonic board meeting to review various merger proposals. On October 10, 2020, the indie board reconvened telephonically to discuss the latest Thunder Bridge II offer and on October 12, 2020, indie secured unanimous board approval to execute the updated term sheet and directed the management of indie to work towards negotiating a definitive agreement with Thunder Bridge II.

On October 8, 2020, representatives of Thunder Bridge II and Morgan Stanley had a call to discuss potential board nominees in the event of a business combination with indie. No specific nominees were identified.

On October 8, 2020, Mr. Kight met in person throughout the day with Mr. McClymont and Mr. Schiller, for a detailed discussion of indie’s history, indie’s current and prospective business activities, indie’s facilities, indie’s current and prospective financial results, and indie’s strengths and weaknesses as a company.

On October 8, 2020 Mr. Kight also met in person with Mr. McClymont, Mr. Schiller, Mr. William Woodward, a board member and an equityholder of indie, and Mr. Peter MacDonald, a board member and an equityholder of indie. At that meeting, Mr. Kight discussed the benefits of a potential business combination between Thunder Bridge II and indie as well as proposed financial and other terms of the proposed business combination between Thunder Bridge II and indie.

On October 9, 2020, representatives of Morgan Stanley provided an email introduction to Hassane El-Khoury, former CEO of Cypress Semiconductor. In the subsequent week, Mr. El-Khoury agreed to serve as advisor and assist with due diligence and evaluation of the indie opportunity.

Between September 29, 2020 and October 12, 2020, Mr. Kight and Mr. McClymont had a series of telephonic meetings in which they negotiated the potential financial and other terms of the nonbinding term sheet, and reached agreement of the financial and other terms of the business combination. During this period, through a series of conference calls between Mr. Simanson and representatives of Morgan Stanley and Deutsche Bank, the parties negotiated various business terms, including various provisions relating to the merger consideration to be delivered to the indie Equity Holders, terms of the Earn-Out, composition of the board of directors of the surviving public company, and conditions to closing, among others, with each party sharing further revisions to the proposed nonbinding term sheet, and entering to agreement on the term sheet.

Mr. Kight and Mr. McClymont had a series of telephonic meetings during each week thereafter in October 2020 and in November 2020, to discuss various aspects of the proposed business combination.

On October 12, 2020, indie and Thunder Bridge II executed the non-binding term sheet for a proposed business combination between the parties.

On October 12, 2020, Thunder Bridge II instructed its representatives to begin due diligence with respect to indie. Thunder Bridge II engaged the following third party advisors in connection with its due diligence investigation of indie: Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) (legal due diligence), Ellenoff Grossman & Schole LLP (“EGS”) (legal due diligence), Grant Thornton LLP (“GT”) (tax and financial due diligence), and Littler Mendelson P.C. (employment due diligence).

Following execution of the term sheet on October 12, 2020, Thunder Bridge II proceeded with its efforts to obtaining financing for the proposed business combination. As part of those efforts, beginning on October 30, 2020 and, Mr. Simanson held numerous calls with representatives of Morgan Stanley and Deutsche Bank regarding potential PIPE financing options and developments.

On October 13, 2020, Deutsche Bank, financial advisor to indie, provided Thunder Bridge II’s third party diligence vendors access to indie’s virtual data room. During the period from October 13, 2020 to December 1, 2020, indie and its representatives uploaded documents and materials to the data room and responded to diligence requests of the third party vendors. From October 13, 2020 through the date of this proxy statement/prospectus, Thunder Bridge II’s representatives conducted extensive due diligence with respect to indie.

Between October 13, 2020 to December 14, 2020, representatives of Thunder Bridge II and indie and their respective legal counsel and financial advisors held numerous conference calls to conduct due diligence, discuss tax structure, and negotiate the terms of the MTA and the Ancillary Documents, and corresponded and held telephonic conferences regarding the MTA and this proxy statement/prospectus.

Between October 13, 2020 and December 9, 2020, representatives of Grant Thornton and Mr. Houlihan had multiple discussions with representatives of KPMG, Mr. Schiller, and Mr. Raja Bal, indie’s Senior Vice President of Finance and Corporate Controller, as well as other advisors regarding the financial statements of indie, accounting policies, financial reporting, systems, controls, adequacy of staffing and other matters.

On October 20, 2020, Mr. Simanson met with indie’s senior management team telephonically to discuss indie’s management team, products, operations, technology, financial prospects and strategy.

Also as part of the continuing negotiations between Thunder Bridge II and indie, on November 4, 2020, Nelson Mullins sent a draft definitive merger agreement to Loeb & Loeb LLP (“Loeb”), counsel to indie, for the proposed transaction in order to incorporate the terms of the executed term sheet into the merger agreement. On November 9, 2020, Nelson Mullins sent a second draft merger agreement to Loeb to address changes to the proposed transaction tax structure. On November 16, 2020, Loeb sent its response to the draft definitive merger agreement, now called the Master Transactions Agreement. Numerous discussions among the parties and their legal counsel followed, with Nelson Mullins and Loeb exchanging numerous drafts during the period from November 4, 2020 to December 13, 2020.

During the three weeks after November 9, 2020, Mr. Simanson had multiple due diligence calls with customers of indie.

Nelson Mullins sent an initial draft of the Tax Receivables Agreement, Exchange Agreement, and Sponsor Earnout Letter to Loeb on November 10, 2020. During the period from November 10, 2020 through December 13, 2020, Nelson Mullins and Loeb negotiated the terms of those agreements and the various other Ancillary Agreements referred to in the MTA.

On November 10, 2020, the Thunder Bridge II Board held a telephonic meeting to discuss the proposed business combination with indie, including the business activities of indie, the potential risks, current and future market conditions, indie’s past and projected financial results, expected value of indie, expected timing and status, management of indie other aspects of indie and the transaction, and the financial, legal, accounting and other advisors engaged to assist in the evaluation of indie. Mr. Simanson gave a detailed verbal report but did not provide any written materials to the Thunder Bridge II Board. The Thunder Bridge II Board authorized Mr. Simanson and Mr. Kight to continue discussions and report back to the board on any material developments.

On November 13, 2020, Thunder Bridge II engaged Morgan Stanley to provide financial advice and assistance to Thunder Bridge II in connection with the proposed business combination given Morgan Stanley’s knowledge of Thunder Bridge II due to its role as an underwriter in Thunder Bridge II’s IPO. On the same date, Thunder Bridge II also engaged Morgan Stanley to act as co-placement agent for the PIPE Financing.

On November 16, 2020, Nelson Mullins delivered a preliminary legal due diligence report to members of Thunder Bridge II management.

Between November 15, 2020 and December 7, 2020, representatives of Morgan Stanley and Deutsche Bank facilitated numerous meetings between the members of the management teams of indie, including Mr. McClymont and Mr. Schiller, and Thunder Bridge II and prospective investment funds and asset managers for investor education purposes with respect to the indie business and the Business Combination and for discussions relating to the PIPE Financing.

Between November 2020 and December 14, 2020, Morgan Stanley and Deutsche Bank discussed the terms of a proposed PIPE in Thunder Bridge II with various investors.

On December 9, 2020 Nelson Mullins delivered the Master Transactions Agreement, ancillary agreements, and related board materials to the Thunder Bridge II Board for their review.

On December 10, 2020 Audit Committee Chairman Mr. Hartheimer, Mr. Simanson and Mr. Houlihan held a conference call to discuss the results of GT’s financial and tax due diligence.

On December 11, 2020, the Thunder Bridge II Board met telephonically to approve the Business Combination with indie including the approval of the MTA and all of the transactions and ancillary documents contemplated by it, subject to completion of definitive documents. Also in attendance were representatives of Morgan Stanley, GT, and Nelson Mullins. Representatives of Morgan Stanley discussed the valuation of indie and the potential valuation of the combined companies, trends in the equity market and merger market, the PIPE Financing and the feedback they received from prospective investors regarding the Business Combination. Representatives from GT discussed the tax, accounting and other financial due diligence review and Nelson Mullins summarized and explained the terms of the MTA and ancillary documents. After considering the proposed terms of the MTA and ancillary documents and asking questions to Thunder Bridge II’s management, Morgan Stanley, GT and Nelson Mullins, and taking into account the other factors described below under the caption “— Thunder Bridge II Board’s Reasons for the Approval of the Business Combination,” the Thunder Bridge II Board unanimously approved the MTA and Ancillary Documents and determined that each of the MTA and the Ancillary Documents (and the transactions contemplated by such agreements) was advisable and in the best interests of Thunder Bridge II and its shareholders. The Thunder Bridge II Board further determined that it was advisable and in the best interests of Thunder Bridge II and its shareholders to consummate the Business Combination and other transactions contemplated by the MTA and related agreements, and the Thunder Bridge II Board directed that the MTA and the other Shareholder Proposals described in this proxy statement/prospectus be submitted to Thunder Bridge II’s shareholders for approval and adoption, and recommended that Thunder Bridge II’s shareholders approve and adopt the MTA and such other Shareholder Proposals.

On December 14, 2020, the MTA was executed by the parties and the PIPE Investors entered into the Subscription Agreements with Thunder Bridge II for the PIPE Financing.

On the morning of December 15, 2020, Thunder Bridge II issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the MTA and the execution of subscription agreements with the PIPE Investors.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the MTA to facilitate the completion of the Business Combination.

Thunder Bridge II Board’s Reasons for the Approval of the Business Combination

On December 14, 2020, the MTA was executed by the parties. In reaching its decision, the Thunder Bridge II Board reviewed the results of Thunder Bridge II management’s due diligence investigation, and the due diligence investigations of Thunder Bridge II’s third party financial and legal advisors, and discussed the due diligence findings with Mr. Simanson and Mr. Kight. The Thunder Bridge II Board also received and reviewed presentations from, and discussed with, Thunder Bridge II’s third party financial and legal advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence.

The due diligence conducted by Thunder Bridge II’s management and information received included:

•        An overview of the public markets in general, the automobile and automotive technology industry, and feedback from potential investors with respect to indie;

•        Research on comparable companies and transactions;

•        A review of the transaction structure presented by Thunder Bridge II’s management and Nelson Mullins;

•        A presentation by Mr. Simanson and Mr. Kight regarding indie’s strategic direction and recent initiatives;

•        Financial, tax, and accounting due diligence review, including a quality of earnings analysis prepared by GT;

•        Legal and IT diligence review conducted by Nelson Mullins;

•        Labor, employment and employee benefit diligence review conducted by Littler Mendelson P.C.;

•        General industry research and analysis conducted by the management of Thunder Bridge II;

•        Discussions with Thunder Bridge II’s financial advisors regarding the feedback received from investors regarding the terms of the Business Combination and the equity financing;

•        A financial, operational and documentation review by management of requested materials provided by indie; and

•        Extensive meetings and calls with indie’s management, indie’s representatives and indie’s customers regarding indie’s operations, financial condition, strategy and prospects.

The Thunder Bridge II Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Thunder Bridge II Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of Thunder Bridge II’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In the prospectus for the IPO, Thunder Bridge II identified the following general criteria and guidelines that Thunder Bridge II believed would be important in evaluating prospective target businesses:

•        History of free cash flow generation.    Thunder Bridge II will seek to acquire one or more businesses or assets that have a history of, or potential for, strong, stable free cash flow generation, with predictable and recurring revenue streams.

•        Revenues and Enterprise Value.    Thunder Bridge II will seek to acquire one or more businesses with annual revenues of approximately $150 million to $750 million and an enterprise value of approximately $500 million to $1.5 billion.

•        Strong management team.    Thunder Bridge II will seek to acquire one or more businesses or assets that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. Thunder Bridge II will focus on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their shareholders.

•        Opportunities for add-on acquisitions.    Thunder Bridge II will seek to acquire one or more businesses or assets that Thunder Bridge II can grow both organically and through acquisitions. In addition, Thunder Bridge II believes that its ability to source proprietary opportunities and execute transactions will help the business Thunder Bridge II acquires grow through acquisitions, and thus serve as a platform for further add-on acquisitions.

•        Spin-offs/divestitures of non-core businesses or assets from larger companies.    Thunder Bridge II will focus on one or more businesses or assets that are part of larger companies where the owners seek to divest or spin-off such businesses in order to free up capital to focus on core activities.

•        Defensible business niche.    Thunder Bridge II will seek to acquire one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors. Thunder Bridge II anticipates that these barriers to entry will enhance the ability of these businesses or assets to generate strong profitability and free cash flow.

•        Diversified customer and supplier base.    Thunder Bridge II will seek to acquire one or more businesses or assets that have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

In considering the Business Combination, the Thunder Bridge II Board concluded that indie substantially met the above criteria. In particular, the Thunder Bridge II Board considered the following positive factors:

•        Leading Middle-Market Business at an Attractive Valuation.    The Thunder Bridge II Board took note of the fact that indie is a fast growing, next generation Autotech semiconductor and software pure-play provider. indie has a large and growing assessable market over the next five years. The Thunder Bridge II Board also noted that indie’s valuation was attractive relative to other prospective target companies.

•        Business Where Thunder Bridge II Can Add Value.    The Thunder Bridge II Board believed that Thunder Bridge II’s management will be able to provide indie with a comprehensive network of resources to support its human capital, performance improvement, strategic growth and capital markets initiatives. Thunder Bridge II’s management has an established track record of executing acquisition and consolidation focused strategies. indie’s growth is underpinned by over $2 billion in strategic backlog with multiple Tier I automotive suppliers, with strategic backlog defined as projected revenue based on existing design contracts and historical customer production trends. This position provides Thunder Bridge II with significant confidence in indie’s revenue outlook over the next five years, and Thunder Bridge II believes that indie, under new public ownership, will be able to access more capital and more efficient capital to support its growth strategy to further increase revenues and shareholder value. Thunder Bridge II and indie believe that the business combination can enable indie to capitalize on existing design win pipeline, extend indie’s product reach, drive scale and outpace each of indie’s assessable markets.

•        indie’s Products, Addressable Market and Customer Base.    The Thunder Bridge II Board took note that indie’s product focus is on edge sensors for advanced driver assistance systems, including LiDAR, connected car, user experience and electrification applications. These technologies represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces transform the in-cabin experience to mirror and seamlessly connect to existing mobile platforms on which drivers rely. The product portfolio addresses a $16 billion market, as estimated by IHS Markit, which they expect will exceed $38 billion by 2025, driven by rising demand for silicon and software content within vehicles. indie’s growth is not dependent on global automotive volumes, but rather by the increased levels of semiconductor content required in vehicles to support advanced application. indie has already shipped over 100 million devices into Tier 1 automotive supplies, has successfully partnered with leading global Tier 1 automotive suppliers, and currently has a presence on 12 approved vendor lists. This results in a strategic backlog of over $2 billion for indie, plus an incremental pipeline of $2.5 billion that indie expects to convert to revenue over time.

•        Strong Management Team.    The Thunder Bridge II Board considered the expertise and strength of the indie management team, including its Chief Executive Officer, Donald McClymont, President and Director, Ichiro Aoki, PhD, and Chief Financial Officer and Executive Vice President, Thomas Schiller.

•        Attractive Projected Financial Profile.    Based on its review of indie’s current and projected business, projected financial condition, results of operations, including indie’s projected strong margins, the Thunder Bridge II Board believed that indie had an attractive projected financial profile with strong projected free cash generation and projected highly recurring revenue.

•        Financial Terms of the MTA.    The Thunder Bridge II Board took note of the post-Closing ownership structure whereby the existing ownership group of indie, including its management team, agreed to: (i) accept a significant portion of their financial consideration for the Business Combination in 90,000,000 shares of stock; (ii) defer a portion of their financial consideration to an earn-out of 10,000,000 shares of stock to be vested based on the future market prices of the Company’s common stock; and (iii) minimum six-month lock-up period with respect to the equity consideration received from the Business Combination. The Thunder Bridge II Board also took note of the Sponsor’s agreement to deposit 3,450,000 shares (approximately 40% of the Sponsors shares) into escrow, subject to forfeiture to the extent certain market price thresholds of the Company’s common stock are not achieved.

•        Other Terms and Conditions of the MTA.    The Thunder Bridge II Board took note of the board of directors of the continuing Company, consisting of nine individuals, five selected by indie, three selected by Thunder Bridge II, and one mutually agreed upon by the indie and Thunder Bridge II. The Thunder Bridge II Board also took note of the entire senior management team of indie agreeing to enter into long-term employment agreements with the Company at closing.

•        Attractive Tax Structure.    The Thunder Bridge II Board took note that from the standpoint of the Thunder Bridge II Public Shareholders, the Mergers would not result in any gain or loss recognized by the shareholders of Thunder Bridge II upon the exchange of their shares in Thunder Bridge II for shares in Surviving Pubco, and also took note of the positive tax structure from the perspective of the indie Equity Holders.

•        Pro Forma Ownership.    The Thunder Bridge II Board took note of the fact that following completion of the Business Combination (assuming, among other things, that no Thunder Bridge II shareholders exercise redemption rights with respect to their ordinary shares upon completion of the Business Combination and the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), the indie Equity Holders are expected to own approximately 60.8% of the Company’s outstanding Class A common stock, the PIPE Investors are expected to own approximately 10.1% of the Company’s outstanding Class A common stock, the current holders of Thunder Bridge II ordinary shares are expected to own approximately 23.3% of the Company’s outstanding Class A common stock, and Thunder Bridge II Sponsor investors are expected to own 5.8% of the Company’s outstanding Class A common stock.

In making the recommendation, the Thunder Bridge II Board also considered, among other things, the following potential deterrents to the Business Combination:

•        the risk that the announcement of the Business Combination and potential diversion of indie’s management and employee attention may adversely affect indie’s operations;

•        the risk that certain key employees of indie might not choose to remain with the Company post-Closing;

•        the risk that the Thunder Bridge II Board may not have properly valued indie’s business;

•        the risks associated with the Autotech and semiconductor industries in general;

•        the risks affecting indie’s ability to realize its strategic backlog;

•        the risk associated with macroeconomic uncertainty and the effects it could have on indie’s revenues;

•        the risk of competition in the industry, including the potential for new entrants;

•        the substantial expense and human resources necessary to operate a public company;

•        the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Thunder Bridge II’s shareholders;

•        the risk that Thunder Bridge II does not have enough cash at closing or there are too many redemptions to meet the closing requirements of the MTA;

•        the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•        the inability to maintain the listing of the Company’s securities on Nasdaq following the Business Combination;

•        the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•        the potential conflicts of interest of the Sponsor and Thunder Bridge II’s officers and directors in the Business Combination; and

•        the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

The Thunder Bridge II Board concluded that these risks could be managed or mitigated by indie or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Thunder Bridge II and its shareholders. The Thunder Bridge II Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Thunder Bridge II Board is not intended to be exhaustive, but does set forth the principal factors considered by the Thunder Bridge II Board.

Certain Historical and Prospective Financial Information Provided to the Thunder Bridge II Board

Thunder Bridge II and indie do not as a practice make public projections as to future revenues, earnings or other results. However, Thunder Bridge II is including the following summary of certain indie historical and internal, unaudited prospective financial information from indie’s management’s projections solely because that information was made available to the Thunder Bridge II Board in connection with the evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

The accompanying unaudited indie historical and prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of indie’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance, in each case at the time such information was provided to the Thunder Bridge II Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying summary unaudited financial results for the year ended December 31, 2019 and the summary estimated financial results for the nine months ended September 30, 2020 and unaudited prospective financial information is the responsibility of indie’s management. Neither GT, Thunder Bridge II’s independent registered public accounting firm nor KPMG, indie’s current independent registered public accounting firm, has audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the accompanying unaudited summary estimated financial results for the nine months ended September 30, 2020 and unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information for the purpose of this proxy statement/prospectus. The GT and KPMG reports included in this proxy statement/prospectus relate solely to the previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Furthermore, the accompanying unaudited prospective financial information does not take into account any circumstances or events occurring after December 31, 2019, the date such unaudited prospective financial information was prepared.

The accompanying unaudited indie historical and prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Gross Profit, EBIT and EBITDA are non-GAAP financial measures. Gross Profit, EBIT and EBITDA are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the Shareholders Meeting will be held several months after the date the accompanying unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders and warrant holders are cautioned not to rely on the accompanying unaudited prospective financial information. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Thunder Bridge II and indie have not updated, and do not intend to update or otherwise revise, the accompanying unaudited prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Thunder Bridge II, indie nor any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Thunder Bridge II, indie or the Company.

The following table is an excerpt from indie’s Investor Presentation, which was filed with the SEC by Thunder Bridge II with the SEC on December 15, 2020 on Form 8-K and sets forth, on a Non-GAAP basis, indie’s unaudited historical results and future projections reviewed by the Thunder Bridge II Board for purposes of its consideration of the Business Combination:

Satisfaction of 80% Test

Pursuant to Nasdaq listing rules, the target business or businesses that Thunder Bridge II acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Thunder Bridge II’s initial business combination (such requirement, the “80% test”). As of the date of the execution of the MTA, the balance of the funds in the trust account was approximately $345 million (excluding $12.1 million of deferred underwriting commissions) and 80% thereof represents approximately $276 million. The Thunder Bridge II Board determined that indie’s enterprise value was $982 million, thus satisfying the 80% test.

Although the Thunder Bridge II Board did not seek a third party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the Thunder Bridge II Board has significant experience in managing and advising technology companies and other technology services companies and valuing the securities of such companies. In reaching its conclusion that the implied enterprise value of indie exceeded the 80% threshold, the Thunder Bridge II Board evaluated the following sources of information: (i) Thunder Bridge II’s due diligence of indie’s business operations, (ii) indie’s historical financial and other results set forth in “Selected Historical Consolidated Financial and Other Data of indie” and the historical financial statements of indie elsewhere in this proxy statement/prospectus, (iii) the future growth outlook of indie, including the prospective financial information of indie described under the heading “Certain Historical and Prospective Financial Information Provided to the Thunder Bridge II Board,” above, (iv) the trading performance and valuations of publicly traded companies in similar and adjacent sectors, (v) the research and data related to semiconductor and automotive technology-related sectors in which indie participates, (vi) the collective experience of the members of the Thunder Bridge II Board in indie’s sectors, in other technology sectors, and in public market transactions and (vii) discussions between the Thunder Bridge II Board and its financial advisors regarding the opportunity with indie.

In particular, the Thunder Bridge II Board determined indie’s Proposed Transaction Enterprise Value of $982 million represents 2.8x and 2.0x prospective revenue for the year ending December 31, 2024 and for the year ending December 31, 2025, respectively, and 12.8x and 6.4x prospective EBITDA for the year ending December 31, 2024 and for the year ending December 31, 2025, respectively, based on indie’s prospective financial results.

The Thunder Bridge II Board compared indie to a group of publicly traded Autotech peer companies that had completed business combinations with other Special Purpose Acquisition Companies. The Autotech peer companies were Velodyne Lidar, Inc. (VLDR) that had a publicly available prospective revenue estimate and a prospective EBITDA estimates for the year ending December 31, 2024, and Luminar Technologies, Inc. (LAZR) and Aeva, Inc. that had publicly available prospective revenue estimates and prospective EBITDA estimates for the year ending December 31, 2025. The Thunder Bridge II Board determined that the Autotech peer companies were valued at range of 8.7x to 2.4x prospective revenue for the year ending for the year ending December 31, 2024 or for the year ending December 31, 2025 and a range of 20.0x to 6.1x prospective EBITDA for the year ending December 31, 2024 or for the year ending December 31, 2025. Accordingly, indie’s Proposed Transaction Enterprise Value of $982 million reflects lower prospective revenue multiples of Autotech peer companies and lower or comparable prospective EBITDA multiples for Autotech peer companies, which supports the Thunder Bridge II Board’s determination that the Business Combination with indie presents an attractive business combination opportunity that is in the best interests of Thunder Bridge II shareholders.

The Thunder Bridge II Board also compared indie to a group of publicly traded semiconductor peer companies. The semiconductor peer companies were Allegro Microsystems, Inc. (ALGM), Ambarella, Inc. (AMBA), Cree, Inc. (CREE), Monolithic Power Systems, Inc. (MPWR), Power Integrations, Inc. (POWI), Semtech Corporation (SMTC), Silicon Laboratories Inc. (SLAB), and SiTime Corporation (SITM). The semiconductor peer companies had publicly available prospective Revenue estimates and prospective EBITDA estimates for the year ending December 31, 2022. The Thunder Bridge II Board determined that the semiconductor peer companies were valued at range of 13.1x to 5.0x prospective Revenue for the year ending December 31, 2022 and a range of 56.4x to 18.0x prospective EBITDA for the year ending December 31, 2022. Accordingly, indie’s Proposed Transaction Enterprise Value of $982 million reflects lower prospective Revenue multiples of semiconductor peer companies and lower prospective EBITDA multiples for semiconductor peer companies, which supports the Thunder Bridge II Board’s determination that the Business Combination with indie presents an attractive business combination opportunity that is in the best interests of Thunder Bridge II shareholders.

The Thunder Bridge II Board also considered a range of qualitative and quantitative factors such as the potential growth of the semiconductor and automotive technology sectors, indie’s competitive position in the semiconductor and automotive technology sectors, indie’s prospective profit margins and operating metrics, indie’s future growth opportunity, potential industry consolidation and other compelling aspects of the Business Combination.

Based on the analyses described above, the Thunder Bridge II Board determined that indie’s enterprise value was $982 million and that the Business Combination satisfied the 80% test.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding indie’s expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on our valuation and anticipated results.

Material U.S. Federal Income Tax Consequences of the Domestication to Thunder Bridge II Shareholders

The following discussion sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of Thunder Bridge II Shares. The following discussion also summarizes (i) the tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Thunder Bridge II Shares that elect to have their Thunder Bridge II Shares redeemed for cash if the Business Combination is completed, and (ii) the tax consequences for Non-U.S. Holders of owning and disposing of the Company’s common stock after the Domestication. The following discussion is the opinion of Nelson Mullins Riley & Scarborough LLP. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Thunder Bridge II Shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Thunder Bridge II Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold Thunder Bridge II Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired Thunder Bridge II Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Thunder Bridge II Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to Thunder Bridge II Shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5 percent or more of Thunder Bridge II Shares (except as specifically provided below);

•        or the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Thunder Bridge II Shares. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Thunder Bridge II Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Thunder Bridge II Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Thunder Bridge II Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Thunder Bridge II Shares will be in U.S. dollars.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF THUNDER BRIDGE SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF THUNDER BRIDGE SHARES WHO CHOOSE TO EXERCISE THEIR CONVERSION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE DOMESTICATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND OWNING AND DISPOSING OF THE COMPANY’S COMMON STOCK AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Thunder Bridge II Shares

The Domestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

If the Domestication qualifies as a reorganization within the meaning of Section 368(a), except as otherwise provided below in the section entitled “— PFIC Considerations,” a U.S. Holder of Thunder Bridge II Shares would not recognize gain or loss upon the exchange of its Thunder Bridge II Shares solely for Company Shares pursuant to the Domestication. A U.S. Holder’s aggregate tax basis in the common stock of the Company received in connection with the Domestication will generally be the same as its aggregate tax basis in the Thunder Bridge II Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. See the discussion under “PFIC Considerations,” below. In addition, the holding period of the Company Shares received in the Domestication generally should include the holding period of Thunder Bridge II Shares surrendered in the Domestication.

If the Domestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of Thunder Bridge II Shares generally would recognize gain or loss with respect to its Thunder Bridge II Shares in an amount equal to the difference, if any, between the fair market value of the corresponding Company Shares received in the Domestication and the U.S. Holder’s adjusted tax basis in its Thunder Bridge II Shares surrendered. The U.S. Holder’s basis in the Company Shares would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for the Company Shares would begin on the day following the date of the Domestication.

PFIC Considerations

Even if the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Domestication may still be a taxable event to U.S. Holders of Thunder Bridge II Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below.

Effect of PFIC Rules on the Domestication

Even if the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Thunder Bridge II Shares for Company Shares in the Domestication if Thunder Bridge II were classified as a PFIC at any time during such U.S. Holder’s holding period in the Thunder Bridge II Shares. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) should not apply to an Electing Shareholder with respect to its Thunder Bridge II Shares for which a timely QEF election, QEF election with a purging election, or MTM election is made, as each such election is described below.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income (the “gross income test”) or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income (the “asset test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. If a non-U.S. corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the non-U.S. corporation, the non-U.S. corporation generally remains thereafter classified as a PFIC with respect to that U.S. Holder.

Pursuant to a “start-up exception”, a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. As a result of the Domestication, Thunder Bridge II will not be eligible for the “start-up exception.” Therefore, Thunder Bridge II has likely been a PFIC since its inception.

If Thunder Bridge II is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Thunder Bridge II Shares and, solely with respect to the Thunder Bridge II Shares, the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for Thunder Bridge II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Thunder Bridge II Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Thunder Bridge II Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Thunder Bridge II Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Thunder Bridge II Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Thunder Bridge II Shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Thunder Bridge II’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Thunder Bridge II is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Thunder Bridge II Shares (but not its Warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Thunder Bridge II Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Thunder Bridge II as a QEF, under Section 1295 of the Code, for Thunder Bridge II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Thunder Bridge II Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.” A QEF election may not be made with respect to the Warrants.

A U.S. Holder’s ability to make a QEF election with respect to its Thunder Bridge II Shares is contingent upon, among other things, the provision by Thunder Bridge II of certain information that would enable the U.S. Holder to make and maintain a QEF election. Thunder Bridge II will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Thunder Bridge II will timely provide such information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder of Thunder Bridge II Shares has not made a timely and effective QEF election with respect to Thunder Bridge II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Thunder Bridge II Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Thunder Bridge II Shares for their fair market value on the “qualification date.” The qualification date is the first day of Thunder Bridge II’s tax year in which Thunder Bridge II qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Thunder Bridge II Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Thunder Bridge II Shares by the amount of the gain recognized and will also have a new holding period in the Thunder Bridge II Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Thunder Bridge II Shares and for which Thunder Bridge II is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Thunder Bridge II Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Thunder Bridge II Shares at the end of its taxable year over the adjusted basis in its Thunder Bridge II Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Thunder Bridge II Shares over the fair market value of its Thunder Bridge II Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Thunder Bridge II Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Thunder Bridge II Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. An MTM election may not be made with respect to the Warrants. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Thunder Bridge II Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Thunder Bridge II Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Thunder Bridge II Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Thunder Bridge II Shares on the date of the Domestication.

A.      U.S. Holders Whose Thunder Bridge II Shares Have a Fair Market Value of $50,000 or More and Who Own More Than 10 Percent of the Voting Power of Thunder Bridge II

A U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Thunder Bridge II Shares it directly owns. A U.S. Holder’s ownership of Warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Thunder Bridge II Shares is the net positive earnings and profits of Thunder Bridge II attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.

Thunder Bridge II does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Thunder Bridge II’s cumulative net earnings and profits through the date of the Domestication are less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Thunder Bridge II Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Thunder Bridge II’s cumulative net earnings and profits could be greater than expected through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication.

B.      U.S. Holders Whose Thunder Bridge II Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10 Percent of the Voting Power of Thunder Bridge II

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) Thunder Bridge II Shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power of all classes of Thunder Bridge II Shares entitled to vote will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Company Shares received in the Domestication in an amount equal to the excess of the fair market value of the Company Shares received over the U.S. Holder’s adjusted tax basis in the Thunder Bridge II Shares deemed surrendered in in the Domestication.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Thunder Bridge II Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange;

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from Thunder Bridge II establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Thunder Bridge II Shares, and (B) a representation that the U.S. Holder has notified Thunder Bridge II (or the Company) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Thunder Bridge II or the Company no later than the date such tax return is filed. In connection with this election, Thunder Bridge II may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Thunder Bridge II’s earnings and profits upon request.

Thunder Bridge II does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Thunder Bridge II has cumulative earnings and profits through the date of the Domestication that are greater than zero, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Thunder Bridge II shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.     U.S. Holders that Own Thunder Bridge II Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively) Thunder Bridge II Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Thunder Bridge II Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash

This section is addressed to U.S. Holders of Thunder Bridge II Shares that elect to have their Thunder Bridge II Shares converted for cash as described in the section entitled “Shareholders Meeting and Warrant Holders Meeting — Redemption Rights” and is subject in its entirety to the discussion of the “passive foreign investment company” or “PFIC” rules as discussed above under the section entitled “— Tax Consequences of the Domestication to U.S. Holders of Thunder Bridge II Shares — U.S. Holders — PFIC Considerations.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that so converts its Thunder Bridge II Shares into cash.

Except as discussed in the following paragraph and as discussed in the PFIC rules above, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received on the conversion and such shareholder’s adjusted basis in the Thunder Bridge II Shares exchanged if the conversion completely terminates the Converting U.S. Holder’s interest in Thunder Bridge II (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its Thunder Bridge II Shares will generally be equal to the cost of such Thunder Bridge II Shares. A U.S. Holder who purchased Thunder Bridge II Shares in the IPO generally will have a tax basis in the Thunder Bridge II Shares that were part of the units equal to the portion of the purchase price of such units allocated to the Thunder Bridge II Shares (such allocation based on the relative fair market value of the Thunder Bridge II Shares and the Warrants at the time). This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. It is possible that because of the conversion rights associated with the Thunder Bridge II Shares, the holding period of such shares may not be considered to begin until the date of such conversion (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Thunder Bridge II Shares (generally, shares of Thunder Bridge II purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options (including shares that may be acquired pursuant to the Warrants) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of Thunder Bridge II is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding Thunder Bridge II Shares (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the conversion; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of Thunder Bridge II entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of Thunder Bridge II. If the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation, and taking into account the effect of Redemptions by other shareholder’s, its percentage ownership (including constructive ownership) is reduced as a result of the Redemption, such U.S. Holder should generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any Redemption of its Thunder Bridge II Shares.

If none of the tests described above applies and subject to the PFIC rules discussed above, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of Thunder Bridge II’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Converting U.S. Holder’s basis in the Thunder Bridge II Shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the Thunder Bridge II Shares. U.S. Holders of Thunder Bridge II Shares considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of the Company’s Common Stock

Distributions on Company Shares

Distributions of cash or property to a Non-U.S. Holder in respect of Company Shares received in the Domestication will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Company Shares. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Company Shares.”

Dividends paid to a Non-U.S. Holder of Company Shares generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Company Shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Company Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Company Shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Company Shares

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Company Shares generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where Company Shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that Company Shares will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

The Company does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash

This section is addressed to Non-U.S. Holders of Thunder Bridge II Shares that elect to have their Thunder Bridge II Shares converted for cash as described in the section entitled “Shareholders Meeting and Warrant Holders Meeting — Redemption Rights.” For purposes of this discussion, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that so converts its Thunder Bridge II Shares.

Except as otherwise discussed in this section, a Converting Non-U.S. Holder who elects to have its Thunder Bridge II Shares converted for cash will generally be treated in the same manner as a Converting U.S. Holder for U.S. federal income tax purposes. See the discussion above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash.”

A Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:

•        such Converting Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Redemption takes place and certain other conditions are met; or

•        such Converting Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Converting Non-U.S. Holder will generally be subject to the same treatment as a Converting U.S. Holder with respect to the exchange, and a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any Redemption of Thunder Bridge II Shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Converting Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Converting Non-U.S. Holder), will be taxed as discussed above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Thunder Bridge II Shares Converted for Cash.” In addition, dividends received by a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Converting Non-U.S. Holders of Thunder Bridge II Shares considering exercising their Redemption Rights should consult their own tax advisors as to whether the Redemption of their shares will be treated as a sale or as a distribution under the Code.

Information Reporting and Backup Withholding

The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Company Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain Engagements in Connection with the Business Combination and Related Transactions

Morgan Stanley was engaged by Thunder Bridge II to act as financial advisor to Thunder Bridge II in connection with the Business Combination, and will receive compensation in connection therewith. In addition, Morgan Stanley was an underwriter on the initial public offering of Thunder Bridge II. Deutsche Bank was engaged by indie to act as financial advisor and capital markets advisor to indie in connection with the Business Combination and will receive compensation in connection with its role as financial advisor to indie.

Thunder Bridge II also engaged Morgan Stanley to act as co-placement agent with Deutsche Bank on its $150 million PIPE Financing. Morgan Stanley and Deutsche Bank will receive fees and expense reimbursements in connection therewith. Deutsche Bank provided the indie board of directors with a disclosure letter describing the various roles that Deutsche Bank has served in with Thunder Bridge II and any other material relationships that Deutsche Bank has with Thunder Bridge II. After carefully considering the potential benefits of engaging Deutsche Bank for both roles, Thunder Bridge II and indie each consented to Deutsche Bank’s roles as financial advisor to indie in connection with the Business Combination and as co-placement agent to Thunder Bridge II in connection with the PIPE Financing and waived any potential conflicts in connection with such dual roles.

In addition, Morgan Stanley (together with its affiliates) and Deutsche Bank (together with its affiliates) are each full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In the past, Morgan Stanley and its affiliates have provided financing services unrelated to the Business Combination or the PIPE Financing to Thunder Bridge II and its affiliates, and has received customary compensation in connection therewith. In addition, Morgan Stanley and Deutsche Bank and their respective affiliates may provide investment banking and other commercial dealings to Thunder Bridge II, indie and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Morgan Stanley, and Deutsche Bank and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Thunder Bridge II or its affiliates. Morgan Stanley and Deutsche Bank and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Company Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Company Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Company Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Company Shares.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Thunder Bridge II will issue shares for outstanding equity interests of indie in the Business Combination, Thunder Bridge II will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of indie issuing stock for the net assets of Thunder Bridge II, accompanied by a recapitalization. The net assets of Thunder Bridge II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of indie.

Regulatory Matters

The Business Combination and the transactions contemplated by the MTA are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Cayman Islands and Delaware necessary to effectuate the Domestication, (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act and (iii) filings required under the HSR Act.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Thunder Bridge II’s entry into the Master Transactions Agreement dated effective as of December 14, 2020 (as amended or supplemented from time to time, the “MTA”) by and among Thunder Bridge II, Surviving Pubco, Merger Subs, indie, the ADK Blocker Group, ADK Service Provider Holdco and, solely in its capacity as the indie Securityholder Representative thereunder, Donald McClymont, the consummation of the transactions contemplated by the MTA, including the issuance of the merger consideration thereunder, and the performance by Thunder Bridge II of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

Required Vote with Respect to the Merger Proposal

The approval of the Merger Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Shares that are present and vote at the Shareholders Meeting. If any of the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, or the Nasdaq Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

The Sponsor, directors and officers have agreed to vote any ordinary shares owned by them in favor of the Business Combination pursuant to the Sponsor Support Agreement and the Insider Letter Agreement. As of the record date, such shareholders beneficially owned 8,625,000 ordinary shares, excluding shares issuable upon the exercise of warrants. As of the date hereof, the Sponsor and Thunder Bridge II’s directors and officers have not purchased any additional ordinary shares.

Recommendation of Thunder Bridge II’s Board with Respect to the Merger Proposal

THE THUNDER BRIDGE II BOARD UNANIMOUSLY RECOMMENDS THAT THE THUNDER BRIDGE II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

SHAREHOLDER PROPOSAL 3: THE EQUITY INCENTIVE PLAN PROPOSAL

The Thunder Bridge II Board is asking shareholders to approve the proposed 2021 Omnibus Equity Incentive Plan (the “2021 Equity Incentive Plan”), that will be effective at the closing of the Business Combination. The following summary of the 2021 Equity Incentive Plan is qualified in its entirety by the complete text of the 2021 Equity Incentive Plan contained in Annex C. For the purposes of this Shareholder Proposal 3, please note that certain references to the Company and shares of the Company common stock, will mean the Company and the shares of common stock of the Company, assuming that the Business Combination is consummated. Thunder Bridge II and indie have agreed to adopt the 2021 Equity Incentive Plan and have it approved by the Thunder Bridge II shareholders now, so that it will be in place and effective for awards by the Company immediately upon the Closing of the Business Combination. After the Business Combination the 2021 Equity Incentive Plan will be called the “2021 indie Semiconductor Inc. Equity Incentive Plan.”

General Terms of the 2021 Equity Incentive Plan

The 2021 Equity Incentive Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to our officers, employees, directors, consultants and advisers. The purpose of the 2021 Equity Incentive Plan is to help us attract, motivate and retain such persons with awards under the 2021 Equity Incentive Plan and thereby enhance shareholder value.

Administration.    The 2021 Equity Incentive Plan is administered by the Company Board, and upon consummation of this offering will be administered by the compensation committee of the Company Board, which shall consist of three members of the Company Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “independent” for purposes of any applicable listing requirements. If a member of the compensation committee is eligible to receive an award under the 2021 Equity Incentive Plan, such compensation committee member shall have no authority under the plan with respect to his or her own award. Among other things, the compensation committee has complete discretion, subject to the express limits of the 2021 Equity Incentive Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted, the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The compensation committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The compensation committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2021 Equity Incentive Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2021 Equity Incentive Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A, unless such award is structured to be exempt from or comply with all requirements of Code Section 409A.

Grant of Awards; Shares Available for Awards.    The 2021 Equity Incentive Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and consultants of the Company or its affiliates. The aggregate number of shares of common stock reserved and available for grant and issuance under the 2021 Equity Incentive Plan is 10,368,750. No more than 10,368,750 shares of common stock in the aggregate may be issued under the 2021 Equity Incentive Plan in connection with incentive stock options. Shares shall be deemed to have been issued under the 2021 Equity Incentive Plan solely to the extent actually issued and delivered pursuant to an award. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Company Board. The Company Board in its discretion may terminate the 2021 Equity Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2021 Equity Incentive Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted.

Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2021 Equity Incentive Plan as well. The Company currently plans to grant approximately 3,013,391 shares of Class A restricted stock units to its employees and directors immediately upon the completion of the Business Combination, representing 29.1% of the total plan reserve. Of these restricted stock units, 1,069,465 are expected to be granted to the six outside directors and two new executive officers, representing 10.3% of the total plan reserve. The total number of grants under the 2021 Equity Incentive Plan cannot be determined at this time as it is dependent upon various factors such as hiring requirements and job performance.

Stock Options.    The 2021 Equity Incentive Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under Section 422 of the Code, or “nonqualified stock options” (“NQSOs”).

Stock options may be granted on such terms and conditions as the compensation committee may determine, which shall be specified in the option agreement; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our Company or a parent or subsidiary of our Company).

ISOs may only be granted to employees. In addition, the aggregate fair market value of common stock covered by one or more ISOs (determined at the time of grant), which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

No ISO shall be granted to an employee if, at the time the ISO is granted, such employee owns shares possessing more than ten percent (10%) of the total combined voting power of the Company, unless (i) at the time such ISO is granted the option price is at least one hundred ten percent (110%) of the fair market value of the shares subject to the ISO, and (ii) such ISO by its terms is not exercisable after the expiration of five (5) years from the date of grant.

No ISO shall be granted more than ten (10) years from the earlier of the effective date of the 2021 Equity Incentive Plan or the date on which the 2021 Equity Incentive Plan is approved by the Thunder Bridge II shareholders.

Stock Appreciation Rights.    A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. The compensation committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of a share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the compensation committee imposes on the SAR. No SAR shall be exercisable after the expiration of ten (10) years from the date of grant. SARs may be granted in tandem with, or independently of, stock options granted under the 2021 Equity Incentive Plan. A SAR granted in tandem with a stock option: (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards.    Performance share and performance unit awards entitle the participant to receive cash or shares of common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values. The compensation committee shall set forth in the applicable award agreement the performance goals and objectives and the period of time to which such goals and objectives shall apply. If such goals and objectives are achieved, such distribution of shares, or payment in cash, as the case may be, shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.

Distribution Equivalent Right Awards.    A distribution equivalent right award entitles the participant to receive bookkeeping credits, cash payments and/or common stock distributions equal in amount to the distributions that would have been made to the participant had the participant held a specified number of shares of common stock during the period the participant held the distribution equivalent right. A distribution equivalent right may be awarded as a component of another award (but not an option or SAR award) under the 2021 Equity Incentive Plan, where, if so awarded, such distribution equivalent right will expire or be forfeited by the participant under the same conditions as under such other award. The compensation committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares, or is to be entitled to choose among such alternatives.

Restricted Stock Awards.    A restricted stock award is a grant or sale of common stock to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the compensation committee or the Company Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the compensation committee or the Company Board may determine at the date of grant or purchase or thereafter. If provided for under the restricted stock award agreement, a participant who is granted or has purchased restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the compensation committee or the Company Board or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.

Restricted Stock Unit Awards.    A restricted stock unit award provides for a grant of shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The compensation committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a share of common stock, or one share of common stock, as determined in the sole discretion of the compensation committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A. A restricted stock unit shall not constitute an equity interest in the Company and shall not entitle the holder to voting rights, dividends or any other rights associated with ownership of shares prior to the time the holder shall receive a distribution of shares

Unrestricted Stock Awards.    An unrestricted stock award is a grant or sale of shares of our common stock to the employees, non-employee directors or non-employee consultants that are not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Change-in-Control Provisions.    The compensation committee may, in its sole discretion, at the time an award is granted or at any time prior to, coincident with or after the time of a change in control, cause any award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per share of common stock in the change in control over the per share exercise, base or purchase price of such award, which may be paid immediately or over the vesting schedule of the award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such change in control; (iii) to have its time periods accelerated, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an award so that any award to a holder whose employment has been terminated as a result of a change in control may be vested, exercised, paid or distributed in full on or before a date fixed by the compensation committee; (iv) to be purchased from a holder whose employment has been terminated as a result of a change in control, upon the holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such award been currently exercisable or payable; or (v) terminate any then outstanding award or make any other adjustment to the awards then outstanding as the compensation committee deems necessary or appropriate to reflect such transaction or change. The number of shares subject to any award shall be rounded to the nearest whole number.

Amendment and Termination.    The compensation committee may adopt, amend and rescind rules relating to the administration of the 2021 Equity Incentive Plan, and amend, suspend or terminate the 2021 Equity Incentive Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2021 Equity Incentive Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws.

Certain U.S. Federal Income Tax Consequences of the 2021 Equity Incentive Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to the Company (to the extent it is subject to U.S. federal income taxation on its net income) and to participants in the 2021 Equity Incentive Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of stock options which are ISOs, or stock options which are NQSOs, unrestricted stock, restricted stock, restricted stock units, performance stock, performance units, SARs, and dividend equivalent rights. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of a stock option with previously-acquired shares. This summary assumes that U.S. Participants will hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the 2021 Equity Incentive Plan, or ordinary shares issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the 2021 Equity Incentive Plan or shares issued thereunder pursuant to the 2021 Equity Incentive Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of a NQSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of a NQSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells shares acquired pursuant to the exercise of a NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and the Company will not be entitled to a deduction. However, if the U.S. Participant disposes of such shares prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and the Company generally will be entitled to deduct such amount.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and the Company generally will be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award, unrestricted stock award or dividend equivalent rights award until a cash payment or a distribution of shares is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares or the amount of cash received over any amount paid therefor, and the Company generally will be entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares at the time the restriction lapses over any amount paid for the shares. Alternatively, the U.S. Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares at the time of grant. The Company generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the U.S. Participant.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2021 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2021 Equity Incentive Plan. In addition, if a participant resides outside the U.S., the participant may be subject to taxation in other countries. The actual tax implications for any participant will depend on the legislation in the relevant tax jurisdiction for that Participant and their personal circumstances.

What Happens If Shareholders Do Not Approve This Proposal?

In the event this proposal is not approved by shareholders, Thunder Bridge II will not have the ability to grant equity compensation as a component of our executive, employee, and director compensation programs.

New Plan Benefits

Because benefits under the 2021 Equity Incentive Plan will depend on the compensation committee’s actions and the fair market value of the shares of common stock on future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2021 Equity Incentive Plan is approved by the Thunder Bridge II shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the indie Semiconductor, Inc. 2021 Omnibus Equity Incentive Plan (a copy of the 2021 Equity Incentive Plan is attached to the proxy statement/prospectus as Annex C) be adopted and approved in all respects.”

Required Vote With Respect to the Equity Incentive Plan Proposal

The approval of the Equity Incentive Plan Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Shares that are present and vote on such proposal at the Shareholders Meeting.

The Equity Incentive Plan Proposal will become effective only if the Business Combination is approved and completed. Approval of the Equity Incentive Plan Proposal is a condition to Closing under the MTA. If the Equity Incentive Plan Proposal is not approved, indie is not required to close the Business Combination.

Recommendation of the Thunder Bridge II Board with Respect to the Equity Incentive Plan Proposal

THE THUNDER BRIDGE II BOARD UNANIMOUSLY RECOMMENDS THAT THE THUNDER BRIDGE II SHAREHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL

SHAREHOLDER PROPOSAL 4: THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the MTA, Thunder Bridge II has agreed to take all necessary action, including causing the directors of Thunder Bridge II to resign, so that effective at the Closing, the entire board of directors of the Company will consist of nine individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified.

Thunder Bridge II is proposing the election by shareholders of the following nine individuals, who will take office immediately following the Closing and who will constitute all the members of the Company Board: (i) Sonalee Parekh, Ichiro Aoki and Jeffrey Owens as Class I directors, (ii) William Woodward, Karl-Thomas Neumann and Diane Brink as Class II directors, and (iii) Donald McClymont, Peter Kight and David Aldrich as Class III directors.

If elected, the Class I directors will serve until the first annual meeting of stockholders of the Company to be held following the date of Closing; the Class II directors will serve until the second annual meeting of stockholders of the Company following the date of Closing; and the Class III directors will serve until the third annual meeting of stockholders of the Company to be held following the date of Closing. In addition, Mr. Aldrich will be designated as Chairman of the Company Board. Each of Messrs. Aldrich, Kight, Neumann, Owens and Woodward and Ms. Brink and Ms. Parekh are expected to qualify as an independent director under Nasdaq listing standards.

There are no family relationships among any of the Company’s directors and executive officers.

Subject to other provisions in the Certificate of Incorporation, the number of directors that constitutes the entire board of directors of the Company will be fixed solely by resolution of its board of directors, but will not exceed nine. Each director of the Company will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Under the Certificate of Incorporation, and subject to the rights of holders of preferred stock with respect to the election of directors, the directors of the Company will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Company Board may assign members of the board of directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors of Company will expire at the first regularly-scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of Company will expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of Company will expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Company Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors for so long as the board of the Company is classified, any director may be removed from office by the stockholders of the Company only for cause. Vacancies occurring on the Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of Company, although less than a quorum, or by a sole remaining director, and not by stockholders of Company. A person so elected by the Company Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

If the Merger Proposal is not approved, the Director Election Proposal will not be presented at the Shareholders Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

The Thunder Bridge II Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from the Company’s and indie’s records.

Information about Officers, Directors and Nominees

At the effective time of the Business Combination, in accordance with the terms of the MTA and assuming the election of the nominees set forth in this section, the board of directors and officers of the Company will be as follows:

Name	Age	Position
Donald McClymont	52	Chief Executive Officer and Director
Ichiro Aoki	55	President and Director
Thomas Schiller	50	Chief Financial Officer and EVP of Strategy
Scott Kee	44	Chief Technology Officer
Steven Machuga	56	Chief Operating Officer
Ellen Bancroft	55	General Counsel
David Aldrich	63	Chairman and Independent Director
Diane Brink	62	Independent Director
Peter Kight	65	Independent Director
Karl-Thomas Neumann	59	Independent Director
Jeffrey Owens	66	Independent Director
Sonalee Parekh	48	Independent Director
William Woodward	61	Independent Director

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Donald McClymont serves as indie’s Chief Executive Officer and Chairman of the Board and is responsible for formulating its strategic vision, ensuring execution of business plans and creating shareholder value. Prior to co-founding indie, he was Vice President of Marketing at Axiom Microdevices, tasked with driving company strategy, developing sales engagements and building key industry partnerships. Prior to Axiom, he was a Product Line Director at Skyworks Solutions/Conexant and a Marketing Manager at Fujitsu. Previously, he was with Thesys (now X-FAB/Melexis), and Wolfson (now Cirrus Logic), as a design engineer. Mr. McClymont holds five patents worldwide and earned a Masters in Engineering Electronics and Electrical from the University of Glasgow. Mr. McClymont holds an M.Eng. from The University of Glasgow.

Dr. Ichiro Aoki serves as indie’s President and as a member of the Board. He works closely with indie’s executive team and Board to create, update and manage execution of indie’s strategies and technical roadmaps. Prior to co-founding indie, Dr. Aoki was a Co-founder, Board Member and Chief Architect of Axiom Microdevices, which was subsequently sold to Skyworks Solutions. Previously, Dr. Aoki founded and served as co-CEO of PST Eletronica Ltd. in Brazil, which was later sold to Stoneridge, Inc. Dr. Aoki has developed 35 patents worldwide and has authored numerous IEEE papers, two of them having over 400 citations. He is fluent in Japanese, Portuguese and English. Dr. Aoki holds a Ph.D. and Masters in Electrical Engineering from the California Institute of Technology and a Bachelor of Science in Electrical Engineering from the University of Campinas, Sao Paulo, Brazil. He serves as a California Institute of Technology Electrical Engineering Advisory Council Member and is also a California Institute of Technology Space-based Solar Power Project (SSPP) Scientific Advisory Board Member.

Thomas Schiller serves as indie’s Chief Financial Officer and Executive Vice President of Strategy. In this role, he leads all corporate financing, reporting, investor relations, treasury, tax, as well as merger and acquisition activities. Prior to joining indie in October 2019, Mr. Schiller was Vice President of Marketing at Marvell Semiconductor, from February to October of 2019. From July 2002 to February 2019, he was Vice President of Strategy and Corporate Development at Skyworks Solutions. He earned a Masters of Business Administration from the University of Southern California with specialization in Entrepreneurship and Finance and holds a Bachelor of Arts in Social Sciences with emphasis in Economics and Political Science from the University of California, Irvine. In addition, Mr. Schiller has completed executive education programs at the University of California, Los Angeles and at Suffolk University, Boston.

Dr. Scott Kee is indie’s Chief Technology Officer with responsibility for all strategic product development and roadmap alignment. Prior to co-founding indie, Dr. Kee was Chief Technology Officer at Axiom Microdevices, another company he co-founded, which was subsequently sold to Skyworks Solutions. Dr. Kee has developed 35 patents worldwide. He earned his Ph.D. in Electrical and Electronics Engineering from the California Institute of Technology, and holds a Bachelor of Science in Electrical and Electronics Engineering from the University of Delaware.

Steven Machuga has been indie’s COO since March 2021. He has over 30 years of experience in electronics and semiconductor development and high-volume operations management of the entire supply chain. Prior to joining indie, he was Vice President, Worldwide Operations, at Skyworks Solutions since 2016. Prior to that, he was Vice President, External Manufacturing Operations & Engineering at Skyworks, from 2006. He holds an M. S. in Chemical Engineering and Materials Science from the University of Minnesota and a Bachelor of Science in Chemical Engineering, from the University of Connecticut. He holds six U.S. patents and three European patents.

Ellen Bancroft joined indie in April 2021 as its General Counsel. Previously, she was a partner at the international law firm of Morgan, Lewis & Bockius LLP since 2013, where she served as Office Managing Partner for over five years. From 2003 to 2013, she was a partner and the California Corporate Group Head, at Dorsey & Whitney LLP. Prior to that, she was an associate, and later a partner, at Brobeck, Phleger & Harrison LLP. In her law firm practice, she regularly counseled corporate boards and related committees, advised various public companies on their public company reporting obligations and corporate governance matters, and handled a variety of M&A and corporate finance transactions. Ms. Bancroft holds a Juris Doctor from Vanderbilt University School of Law, and a Bachelor of Science in Business from Indiana University, Bloomington.

David Aldrich is chairman of the board of Skyworks Solutions, Inc., a position he has held since May 2014. Mr. Aldrich served as executive chairman from May 2016 to May 2018. Prior to his appointment as executive chairman, Mr. Aldrich had served as chief executive officer since the company was formed in 2002 via a merger between Alpha Industries and Conexant Systems’ wireless business. Before the creation of Skyworks, he served as president and CEO of Alpha Industries, a position he held since April 2000. He joined Alpha Industries in 1995 as vice president and chief financial officer and held various management positions in the ensuing years, including president and chief operating officer. Prior to this, he held senior management positions at Adams-Russell and M/A-COM. Mr. Aldrich received a bachelor’s of arts in political science from Providence College in 1979 and a master’s in business administration from the University of Rhode Island in 1981. In 2004, he was named Ernst & Young New England Entrepreneur of the Year in the Semiconductor category. In 2014, he was named CEO of the Year by the Massachusetts Technology Leadership Council. In addition, Mr. Aldrich is a board member of Belden (NYSE: BDC), a publicly traded provider of end-to-end signal transmission solutions, and Acacia Communications (NASDAQ: ACIA), a publicly traded provider of high-speed coherent optical interconnect products.

Diane Brink is currently an Independent Director for Belden Inc., where she is a member of the Nominating and Corporate Governance Committee and chairs the Cybersecurity Committee. Ms. Brink is also a Senior Fellow and Adjunct Professor at the Kellogg School of Management, Kellogg Markets and Customers Initiative, Northwestern University. Diane retired from IBM in February, 2015 after a successful 35-year career. She served as IBM’s Chief Marketing Officer for Global Technology Services (GTS) from September, 2008 to January, 2015. She had worldwide responsibility for the product portfolio. Her market-centric approach led to the redesign of the legacy infrastructure services business to a cloud-based, analytics driven services model, establishing market leadership in cloud computing, security, resiliency, and mobility. Diane held a variety of senior leadership positions, including leading World Wide Integrated Marketing Communications, managing, promoting and generating demand for the IBM brand. Her leadership in advancing the digital transformation of IBM through digital marketing, social media and e-commerce enabled new revenue sources, new methods of client engagement, and new approaches to sales and marketing. She was Vice President of Marketing and Strategy for IBM Americas, Vice President of Distribution Channels Management, Systems Group and General Manager, IBM Middle Markets, Midwest. Known as a forward-thinking C-suite executive, Diane has expertise in strategy, marketing, sales, business development, and general management. Diane is a passionate leader with a collaborative style. She is a skilled leader and mentor in developing talent to reach their maximum personal potential. Ms. Brink’s enterprise wide and strategic, long term approach contribute to long term value creation. Her broad experience enables her to bring market and customer-based insights, pragmatic solutions and perspective. Her expertise in large scale enterprise transformation has helped align functions for high performance, drive cultural change and achieve strategic revenue and profitability goals. Diane is a strong proponent and practitioner of corporate governance. In addition to her public company board role, she has board experience with nonprofit industry institutions including the Association of National Advertisers (ANA), the Advanced Energy Research & Technology Center (AERTC), and the Iona Preparatory School. Ms. Brink currently serves on the Dean’s Council for the College of Engineering & Applied Sciences at Stony Brook University. She is a Governance Fellow with the National Association of Corporate Directors (NACD). Ms. Brink holds an MBA in Finance from Fordham University and a BS in Computer Science from Stony Brook University.

Peter J. Kight serves as senior special advisor to Thunder Bridge II. Since 2020, he has been a senior special advisor of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider; upon such consummation, Mr. Kight remained with the combined company, Repay Holdings Corporation (NASDAQ:RPAY) as chairman of the board of directors. Mr. Kight has 34 years of industry experience. He was the founder, chairman and CEO of CheckFree (Nasdaq:CKFR), a provider of financial services technology, from 1981 until it was acquired by Fiserv (Nasdaq: FISV) in 2007. He also served as director and vice chairman (2007 to 2010) of Fiserv until 2012. Previously, Mr. Kight was co-chairman, managing partner and senior advisor at Comvest Partners. He is a board member of Bill.com Holdings, Inc. (NYSE: BILL), a provider of software that digitizes and automates back-office financial operations. Mr. Kight previously served on the boards of directors of Blackbaud (NASDAQ: BLKB), a supplier of software and services specifically designed for nonprofit organizations, from 2014 to 2020, Huntington Bancshares Incorporated (NASDAQ: HBAN), a regional bank holding company, from 2012 to 2020, Akamai Technologies, Inc. (NASDAQ GS: AKAM), distributor of computing solutions and services, from 2004 to 2012, and Manhattan Associates, Inc., (NASDAQ: MANH) a provider of supply chain planning and execution solutions, from 2007 to 2011. Mr. Kight holds more than a dozen patents and publications for electronic banking and payment systems.

Dr. Karl-Thomas Neumann has been the CEO and Founder of KTN Investment and Consulting since March 2018. From April 2018 to June 2019 he held a management position at Canoo Inc., an electric vehicles company, where his responsibilities included technology and marketing. From March 2013 to March 2018 he was Executive Vice President & President Europe for General Motors Company, where he was also a member of the GM Executive Committee. Dr. Neumann was previously with Volkswagen AG, where he was CEO and Vice President of Volkswagen Group China in Beijing from September 2010 to August 2012. Prior to that he held a number of management positions at Volkswagen, beginning in 1999 as Head of Research and Director of Electronics Strategy. From 2004 to 2009, Dr. Neumann was a member of the Executive Board at German automotive supplier Continental AG, responsible for the Automotive Systems Division. From August 2008 to September 2009, he was Chairman of the Executive Board of Continental AG. In December 2009 he returned to Volkswagen AG and took over company-wide responsibility for electric propulsion. Since March of 2019 he has served as a member of the board of directors of South Korea based Hyundai-Mobis where he serves on the audit committee, the compensation committee and the nominating and corporate governance committee. Dr. Karl-Thomas Neumann was born on April 1, 1961 in Twistringen in Lower Saxony. He holds a Ph.D. in Microelectronics from the University of Duisburg, Germany, as well as a diploma in Electrical Engineering from the University of Dortmund, Germany. He began his professional career at the Fraunhofer Institute as a research engineer before moving to Motorola Semiconductor, where he worked as an engineer and strategy director responsible for the automobile industry.

Jeffrey Owens is a retired automotive technology executive. He served as Executive Vice President and CTO of Delphi Automotive PLC, until his retirement in 2017. During his over 40-year career at Delphi, Mr. Owens served in a variety of technology, engineering and operating leadership roles, including as President of Delphi’s Electronics and Safety Division and President of Delphi Asia Pacific. Mr. Owens also has served as a director of Rogers Corporation (NYSE: ROG) since 2017 and previously served a director of Cypress Semiconductor Corporation from 2017 to 2020. Mr. Owens serves on the Board of Trustees for Kettering University, including as past Chairman. Mr. Owens brings to the Board deep experience as a technology and operating executive of a global automotive technology company.

Sonalee Parekh is the Senior Vice President of Corporate Development and Investor Relations at Hewlett Packard Enterprise (“HPE”), a Fortune 500 technology company with $30 billion in revenues. She has held that position since October 2019. As Senior Vice President of Corporate Development, Ms. Parekh is responsible for corporate strategy, mergers and acquisitions, strategic investments, business integration and performance management. In her role as Senior Vice President of Investor Relations, Ms. Parekh works directly with many of the world’s largest institutional investors and asset managers and leads HPE’s quarterly earnings process and socially responsible investing strategy. Prior to HPE, Ms. Parekh held senior leadership roles at several global investment banks, including Goldman Sachs, Barclays Capital and Jefferies International. From July 2016 to April 2019, Ms. Parekh was a Managing Director at Jefferies International, and from July 2014 to July 2016 she was an Executive Director at the Royal Bank of Canada. She currently serves as a board advisor to Bidstack Group. Ms. Parekh earned a Bachelor of Commerce from McGill University.

William Woodward is a serial entrepreneur, technology executive, and venture capitalist with over 35 years of investing and operating experience. Mr. Woodward currently serves as the managing general partner of Anthem Venture Partners, a venture capital firm that he solely founded in 1999 where he raised their initial $120 million fund. Through Anthem, Mr. Woodward has made significant early-stage direct investments in privately held companies that have achieved significant enterprise values such as: Scopely, VideoAmp, Surfair, Jiko, DailyPay and indie. Mr. Woodward has served on the board of directors or as an advisor to a number of other technology companies, including: TrueCar, InterMix “MySpace,” Cognet Microsystems, Android (acquired by Google), Advanced Cell Technologies, Celenex, Launch Music and NevenVision. Prior to founding Anthem, Mr. Woodward was a part of Avalon, a $100 million venture capital fund where he served as a general partner managing the West Coast in the late 1990’s. Mr. Woodward founded Celenex, a gene-therapy company with a mission to cure neurodegenerative disorders in pediatrics in 2017 which was acquired by Amicus Therapeutics in 2018. In addition to Celenex, Mr. Woodward founded ImmunoVec Inc, a venture-backed gene-therapy company with a focus on curing rare pediatric genetic disorders of the immune system. Prior to Celenex and ImmunoVec, Mr. Woodward was also a co-founder Cognet Microsystems, a company building fiberoptic networks based on technology from the University of California Los Angeles, prior to its sale to Intel in 2001. Mr. Woodward also co-founded NevenVision in 2003 which was acquired by Google in 2006. In 1994, Mr. Woodward founded Pulse Entertainment, a maker of 3D games and character authoring software. Mr. Woodward served as the chief executive officer and chairman of the board through 1998. In addition to Pulse Entertainment, Mr. Woodward co-founded Launch Media Inc, which went public in 1999 and was later acquired by Yahoo in 2001 and became Yahoo Music. Mr. Woodward began his career in technology as the sole founder of Paracomp, a San Francisco based software publisher that was known for developing early desktop multimedia software applications, which he created in 1986. In 1991, Paracomp merged with Macromind to form MacroMedia. Mr. Woodward served as the chairman of the board and ran business development for the company prior to their acquisition by Adobe in in 2005.

Committee Appointments

There will be three standing committees of the board of directors of the Company: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. It is expected that the following appointments will be made:

Audit Committee: Ms. Parekh (Chair), Mr. Aldrich and Mr. Owens;

Compensation Committee: Mr. Aldrich (Chair), Ms. Brink, Mr. Neumann, and Ms. Parekh;

Nominating and Corporate Governance Committee: Ms. Brink (Chair), Mr. Kight and Mr. Woodward.

All the nominees are “independent” under the revised listing standards of Nasdaq. Ms. Parekh is also a “financial expert” under the listing requirements of Nasdaq.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Sonalee Parekh, Ichiro Aoki and Jeffrey Owens be appointed as directors of the Company to serve until the 2022 annual meeting of stockholders, William Woodward, Karl-Thomas Neumann and Diane Brink be appointed as directors of the Company to serve until the 2023 annual meeting of stockholders, and Donald McClymont, Peter Kight and David Aldrich be appointed as directors of the Company to serve until the 2024 annual meeting of stockholders.”

Required Vote With Respect to the Director Election Proposal

The election of directors pursuant to the Director Election Proposal will require an ordinary resolution of the holders of the Thunder Bridge II Class B ordinary shares as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Class B ordinary shares that are present and vote at the Shareholders Meeting.

If the Merger Proposal is not approved, the Director Election Proposal will not be presented at the Shareholders Meeting. The Director Election Proposal will only become effective if the Business Combination is completed. Approval of the Director Election Proposal is a condition to Closing under the MTA. If the Director Election Proposal is not approved, indie is not required to close the Merger.

Recommendation of the Thunder Bridge II Board with Respect to the Director Election Proposal

THE THUNDER BRIDGE II BOARD UNANIMOUSLY RECOMMENDS THAT THE
THUNDER BRIDGE II SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN
THE DIRECTOR ELECTION PROPOSAL.

SHAREHOLDER PROPOSAL 5: THE NASDAQ PROPOSAL

Background and Overview

On December 14, 2020, Thunder Bridge II entered into the MTA, which, among other things, provides for the issuance of an aggregate of 90,000,000 shares of Class A common stock of the Company and Post-Merger indie Units exchangeable into Class A common stock of the Company, plus up to an aggregate 10,000,000 additional shares of Class A common stock and Post-Merger indie Units exchangeable into Class A common stock of the Company pursuant to the earn-out.

On December 14, 2020, Thunder Bridge II entered into the Subscription Agreements with certain investors for the PIPE Financing, pursuant to which Thunder Bridge II agreed to issue and sell to the PIPE Investors 15,000,000 shares of Thunder Bridge II’s Class A ordinary shares, at a price of $10.00 per Class A ordinary share, simultaneously with or immediately prior to the Closing. The PIPE Financing is conditioned on the Closing being scheduled to occur concurrently with or immediately prior to the closing of the PIPE Financing and other customary closing conditions.

Why Thunder Bridge II Needs Shareholder Approval

We are seeking shareholder approval of (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purposes of complying with Nasdaq Listing Rules 5635(d) the issuance of more than 20% of the issued and outstanding Class A ordinary shares in the PIPE Financing upon the completion of the Business Combination.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock of another company if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance will result in a change of control of the Company. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

Currently, there are currently 34,500,000 shares of Class A ordinary shares and 8,625,000 shares of Class B ordinary shares outstanding.

The issuance of the Merger Consideration of 90,000,000 shares, plus up to an additional 10,000,000 Earn-Out Shares will be an issuance of greater than 20% and result in a change of control, requiring shareholder approval under Nasdaq Listing Rules 5635(a) and (b).

Pursuant to the Subscription Agreements, Thunder Bridge II will issue 15,000,000 Class A ordinary shares, representing approximately 34.8% of the outstanding ordinary shares of Thunder Bridge II prior to such issuance, at a price less than the market value of the shares. The closing price of the Class A ordinary shares on May 10, 2021 was $10.12. Accordingly, Thunder Bridge II is required to obtain shareholder approval of the issuance of Class A ordinary shares in the PIPE Financing pursuant to Rule 5635(d) of the Nasdaq Listing Rules.

Effect of Proposal on Current Shareholders

The issuance of the Merger Consideration, Earn-Out Shares and PIPE Shares would result in further dilution to Thunder Bridge II’s current shareholders in connection with the consummation of the Business Combination, and would afford Thunder Bridge II’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the post-Closing Company. In addition, the resale of the Merger Consideration shares, the Earn-Out Shares and the Class A ordinary shares issued in the PIPE Financing, which will automatically convert into shares of Class A common stock of the Company upon the Closing of the Business Combination, could cause the market price of the Class A common stock to decline. It is a condition to the obligations of indie under the MTA that at least $75 million is raised in the PIPE Financing. Accordingly, if the Nasdaq Proposal is not approved and Thunder Bridge II cannot consummate the PIPE Financing, the Business Combination will not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of an aggregate of 90,000,000 Merger Consideration shares, up to an aggregate of 10,000,000 Earn-Out Shares, and 15,000,000 Class A ordinary shares in the PIPE Financing be approved and adopted in all respects.”

Required Vote with Respect to the Nasdaq Proposal

The approval of the Nasdaq Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Shares that are present and vote on such proposal at the Shareholders Meeting. If any of the Domestication Proposal, the Merger Proposal, the Director Election Proposal, or the Nasdaq Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

Recommendation of Thunder Bridge II’s Board of Directors with Respect to the Nasdaq Proposal

THE Thunder Bridge II BOARD UNANIMOUSLY RECOMMENDS THAT THE Thunder Bridge II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 6 — THE ADVISORY CHARTER PROPOSALS

Overview

We are asking our stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the proposed charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on Surviving Pubco, Thunder Bridge II or our Board (separate and apart from the approval of the Domestication Proposal and the Merger Proposal). By presenting these proposals separately, we intend to provide stockholders a means to communicate their separate views on important governance provisions to the Board. In the judgment of the Board, these provisions are necessary to adequately address the needs of the combined company. Furthermore, the Merger is not conditioned upon the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Domestication Proposal and the Merger Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, Thunder Bridge II intends that the proposed charter will take effect upon consummation of the Business Combination (assuming approval of the Domestication Proposal and the Merger Proposal).

Advisory Charter Proposals

The following table sets forth a summary of the material changes proposed to be made between our existing charter and the proposed charter applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex A. We urge all stockholders to read the proposed charter in its entirety for a more complete description of its terms.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association
Advisory Proposal A — Capital Stock

The total number of shares of all classes of capital stock which the Company will have authority to issue is 300,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 40,000,000 shares of Class V common stock, no par value, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share. See Section 1 of Article IV of the proposed charter.

Thunder Bridge II’s authorized share capital consists US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each. See Clause 5 of the memorandum

Preferred Stock.    The Company’s board of directors may issue shares of preferred stock, in one or more series, and fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof as may be stated or expressed in the resolutions adopted by the Company’s board of directors providing for the issuance of such preferred stock (a “Preferred Stock Designation”). The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the Class A common stock, Class V common stock or preferred stock, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or any Preferred Stock Designation. See Section 3 of Article IV of the proposed charter.

Preferred Shares.    The Directors may allot, issue, grant options over or otherwise dispose of Preferred Shares (including fractions of a Preferred Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the articles of association) vary such rights. See Regulation 3.1 of the articles of association.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association

Common Stock.    Each holder of Class A common stock and Class V common stock will be entitled to one vote for each share of Class A common stock and Class V common stock, as such, held of record by such holder. The holders of shares of Class A Common Stock and Class V Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Company generally. There will be no cumulative voting.

Ordinary Shares.    The Directors may allot, issue, grant options over or otherwise dispose of ordinary shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the articles of association) vary such rights. See Regulation 3.1 of the articles of association.

Class V Common Stock.    The Company will not be authorized to declare or pay dividends or make other distributions on the Class V common stock. In addition, the holders of shares of Class V common stock, as such, will not be entitled to receive any assets of the Company in the event of any liquidation, dissolution or winding up of the affairs of the Company. A holder of Class V common stock shall not be permitted to consummate a transfer of Class V common stock other than as permitted pursuant to that certain exchange agreement to which such holder is a party. The Company shall not issue additional shares of Class V common stock after the effectiveness of the Certificate of Incorporation. See Section 2 of Article IV of the proposed charter.

The Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters (except as provided in the articles of association) with the exception that the holder of Class B ordinary shares has certain conversion rights. Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one basis on the day of the closing of a Business Combination. See Regulation 17 of the articles of association.

Advisory Proposal B — Special Meetings

Special meetings of stockholders of the Company may be called only (i) by the chairman of the board of directors, (ii) by the chief executive officer, or (iii) by the secretary acting at the request of a majority of the total number of directors that the Company would have if there were no vacancies. See Section 1 of Article V of the proposed charter.

The existing charter provides that the directors, the chief executive officer or the chairman of the board of directors may call a general meeting, including an extraordinary general meeting, and that an extraordinary general meeting shall be convened if requested by shareholders holding at least 30% in par value of the issued shares entitled to voting at general meetings. See Regulation 20 of the articles of association.

Advisory Proposal C — Stockholder Actions by Written Consent

The proposed charter provides that any action of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. See Section 2 of Article V of the proposed charter.

The existing charter provides that a resolution (including a Special Resolution) in writing signed by all of the shareholders entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. See Regulation 22.3 of the articles of association.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association
Advisory Proposal D — Classified Board

The Company’s board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors shall initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders. See Sections 2 and 3 of Article VI of the proposed charter.

The Directors are of a single class. Commencing at the first annual general meeting, and at each annual general meeting thereafter, Directors will be elected for a term of office to expire at the second succeeding annual general meeting after their election. All Directors will hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. See Regulation 49.10 of the articles of association.

Advisory Proposal E — Director Election

Directors may be elected by the stockholders only at an annual meeting of stockholders by a plurality of the votes cast. See Section 3(c) of Article VI of the proposed charter and Section 5 of Article II of the proposed bylaws.

Prior to the closing of a Business Combination, the holders of Class B ordinary shares may by Ordinary Resolution appoint any person to be a Director. Prior to the closing of a Business Combination, the holders of Class A ordinary shares have no right to vote on the appointment of any Director. See Regulation 29.1 of the articles of association.

Advisory Proposal F — Director Removal

Any director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class. See Section 6 of Article VI of the proposed charter.

Prior to the closing of a Business Combination, the holders of Class B ordinary shares may by Ordinary Resolution remove any Director. Prior to the closing of a Business Combination, the holders of Class A ordinary shares have no right to vote on the removal of any Director. See Regulation 29.1 of the articles of association.

In addition, any Director may be removed by the other Directors at a meeting of Directors duly convened and held in accordance with the articles or by a written resolution of all of the other Directors. See Article 30 of the articles of association.

Advisory Proposal G — Required Vote to Amend the Governing Documents

The affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, provisions relating to calling special meetings of stockholders and stockholder action by written consent. Section 1 of Article V of the proposed charter.

Except as provided in the foregoing, the affirmative vote of the holders of at least a majority in voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions of the Certificate of Incorporation, including provisions relating to limiting liability of and indemnifying directors, amending the Certificate of Incorporation and the forum for certain actions involving the Company. See Article IX of the proposed charter.

The existing charter may be amended by Ordinary Resolution to: (a) increase its share capital, (b) consolidate and divide its share capital, (c) convert or reconvert its paid-up capital into stock, (d) subdivide its existing shares and (e) cancel any shares that have not been taken.

Subject to the provisions of the Companies Act, Thunder Bridge II may by Special Resolution: (a) change its name; (b) alter or add to the articles; (c) alter or add to the memorandum; and (d) reduce its share capital or any capital redemption reserve fund.

“Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

Delaware Amended and Restated Certificate of Incorporation and Bylaws of the Company	Cayman Islands/ Memorandum and Articles of Association

“Special Resolution” has the same meaning as in the Companies Act, being a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. See Regulations 1.1 and 18 of the articles of association.

Advisory Proposal H — Exclusive Forum

The proposed charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court. See Article X of the proposed charter.

No Similar Provision
Advisory Proposal I — Transactions with Certain Stockholders

The Company has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the Company for a period of time unless certain conditions are met. See Article XI of the proposed charter.

No Similar Provision

Vote Required for Approval

Each of the Advisory Charter Proposals, each of which is a non-binding vote, assuming that a quorum is present at the Special Meeting, will be approved only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” each of the Advisory Charter Proposals. Accordingly, a stockholder’s failure to vote online during the Special Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” each of the Advisory Charter Proposals.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on Surviving Pubco, Thunder Bridge II or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Domestication Proposal and the Merger Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Thunder Bridge II intends that the proposed charter will take effect upon consummation of the Business Combination (assuming approval of the Domestication Proposal and the Merger Proposal).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADVISORY CHARTER PROPOSALS UNDER PROPOSAL 6.

SHAREHOLDER PROPOSAL 7: THE SHAREHOLDER ADJOURNMENT PROPOSAL

Overview

At the Shareholders Meeting, Thunder Bridge II will ask its shareholders to consider and vote upon a proposal by ordinary resolution to adjourn the Shareholders Meeting to a later date or dates to permit further solicitation and vote of proxies if Thunder Bridge II determines an adjournment to be reasonably necessary or appropriate to approve one or more Shareholder Proposals, or to give more time to consummate the Business Combination. In no event will Thunder Bridge II solicit proxies to adjourn the Shareholders Meeting or complete the Business Combination beyond the date by which it may properly do so.

Consequences if the Shareholder Adjournment Proposal is Not Approved

If the Shareholder Adjournment Proposal is not approved by Thunder Bridge II’s shareholders, the Thunder Bridge II Board may not be able to adjourn the Shareholders Meeting to a later date to permit further solicitation and vote of proxies if it is determined by Thunder Bridge II that more time is necessary or appropriate to approve one or more of the Shareholder Proposals at the Shareholders Meeting. It is important for you to note that in the event that the Domestication Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal do not receive the requisite vote for approval, then we may not be able to complete the Business Combination. If we do not complete the Business Combination and fail to complete an initial business combination by August 13, 2021, unless Thunder Bridge II submits and its shareholders approve an extension of such date, we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Shareholders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Thunder Bridge II that more time is necessary or appropriate to approve one or more Shareholder Proposals at the Shareholders Meeting be approved and adopted in all respects.”

Required Vote with Respect to the Shareholder Adjournment Proposal

The Shareholder Adjournment Proposal, if presented, will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Thunder Bridge II Shares that are present and vote on such proposal at the Shareholders Meeting

The Shareholder Adjournment Proposal will not be submitted if the Merger Proposal is approved.

Recommendation of the Thunder Bridge II Board with respect to the Shareholder Adjournment Proposal

THE Thunder Bridge II BOARD UNANIMOUSLY RECOMMENDS THAT Thunder Bridge II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination, the PIPE Financing, and the issuance of a simple agreement for future equity (SAFE) in the second quarter of 2021 (the “Additional SAFE Agreement”).

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the audited historical balance sheet of Thunder Bridge II as of December 31, 2020 with the audited historical consolidated balance sheet of indie as of December 31, 2020, giving effect to the Business Combination, the PIPE Financing, and the Additional SAFE Agreement as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited historical statement of operations of Thunder Bridge II and the audited historical consolidated statement of operations of indie for the year ended December 31, 2020, giving effect to the Business Combination, the PIPE Financing, and the Additional SAFE Agreement as if they had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the audited historical financial statements of Thunder Bridge II as of and for the year ended December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the audited historical consolidated financial statements of indie as of and for the year ended December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Thunder Bridge II,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of indie,” and other financial information relating to Thunder Bridge II and indie included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Financing, and the Additional SAFE Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	Historical				Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	5(A) Thunder Bridge II	5(B) indie	Additional SAFE Agreement		Business Combination and PIPE Financing		Pro Forma Balance Sheet	Additional Business Combination and PIPE Financing		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$134	$18,698	$5,000	5(a)	$431,314	5(b)	$455,146	$(87,398)	5(k)	$367,748
Accounts receivable, net	—	5,913	—		—		5,913	—		5,913
Inventory, net	—	2,900	—		—		2,900	—		2,900
Prepaid expenses and other current assets	59	2,465	—		(1,692)	5(c)	832	—		832
Total current assets	193	29,976	5,000		429,622		464,791	(87,398)		377,393
Property and equipment, net	—	2,169	—		—		2,169	—		2,169
Intangible assets, net	—	1,088	—		—		1,088	—		1,088
Goodwill	—	1,739	—		—		1,739	—		1,739
Other assets and deposits	—	154	—		—		154	—		154
Cash and marketable securities held in trust account	349,583	—	—		(349,583)	5(d)	—	—		—
Total assets	$349,776	$35,126	$5,000		$80,039		$469,941	$(87,398)		$382,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$627	$4,554	$—		$(627)	5(e)	$4,554	$—		$4,554
Accrued expenses and other current liabilities	—	2,522	—		(798)	5(f)	1,724	—		1,724
Promissory note payable – related party	300	—	—		(300)	5(e)	—	—		—
Intangible asset contract liability	—	2,270	—		—		2,270	—		2,270
Deferred revenue	—	1,665	—		—		1,665	—		1,665
Simple agreements for future equity	—	102,700	9,679	5(a)	(112,379)	5(g)	—	—		—
Current debt obligations	—	8,488	—		(8,029)	5(h)	459	—		459
Warrant liability	97,182	—	—		—		97,182	—		97,182
Total current liabilities	98,109	122,199	9,679		(122,133)		107,854	—		107,854
Long-term debt, net of current portion	—	12,345	—		(12,345)	5(h)	—	—		—
Intangible asset contract liability, net of current portion	—	400	—		—		400	—		400
Other long-term liabilities	—	1,674	—		(72)	5(f)	1,602	—		1,602
Deferred underwriting fee payable	12,075	—	—		(12,075)	5(e)	—	—		—
Total liabilities	110,184	136,618	9,679		(146,625)		109,856	—		109,856

Thunder Bridge II Ordinary shares subject to possible redemption	349,583	—	—		(349,583)	5(i)	—	—		—

Shareholders’ Equity (Deficit)
indie Class A and B units	—	—	—		—		—	—		—
indie Class C, D, E, F, G and H units	—	42,179	—		(42,179)	5(j)	—	—		—
Thunder Bridge II Preferred shares, $0.0001 par value	—	—	—		—		—	—		—
Thunder Bridge II Class A ordinary shares, $0.0001 par value	—	—	—		—		—	—		—
Thunder Bridge II Class B ordinary shares, $0.0001 par value	1	—	—		(1)	5(j)	—	—		—
Surviving Pubco Preferred stock, $0.0001 par value	—	—	—		—		—	—		—
Surviving Pubco Class A common stock, $0.0001 par value	—	—	—		15	5(j)	15	(1)	5(k)	14
Surviving Pubco Class V common stock, no par value	—	—	—		—		—	—		—
Additional paid-in capital	—	982	—		511,516	5(j)	512,498	(87,397)	5(k)	425,101
Accumulated deficit	(109,992)	(153,264)	(4,679)	5(a)	106,896	5(j)	(161,039)	—		(161,039)
Accumulated other comprehensive loss	—	(209)	—		—		(209)	—		(209)
Total shareholders’ equity attributable to common shareholders	(109,991)	(110,312)	(4,679)		576,247		351,265	(87,398)		263,867
Noncontrolling interest	—	8,820	—		—		8,820	—		8,820
Total shareholders’ equity (deficit)	(109,991)	(101,492)	(4,679)		576,247		360,085	(87,398)		272,687
Total liabilities, ordinary shares subject to possible redemption and shareholders’ equity	$349,776	$35,126	$5,000		$80,039		$469,941	$(87,398)		$382,543

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical				Scenario 1 Assuming No Redemptions				Scenario 2 Assuming Maximum Redemptions
	6(A) Thunder Bridge II	6(B) indie	Additional SAFE Agreement		Business Combination and PIPE Financing		Pro Forma Statement of Operations		Additional Business Combination and PIPE Financing	Pro Forma Statement of Operations
Revenue
Product revenue	$—	$19,488	$—		$—		$19,488		$—	$19,488
Contract revenue	—	3,122	—		—		3,122		—	3,122
Total Revenue	—	22,610	—		—		22,610		—	22,610
Operating expenses:
Cost of goods sold	—	13,042	—		—		13,042		—	13,042
Research and development	—	22,013	—		544	6(b)	22,557		—	22,557
Selling, general, and administrative	—	6,796	—		759	6(b)	7,555		—	7,555
Formation costs and other operating expenses	1,621	—	—		(360)	6(c)	1,261		—	1,261
Total operating expenses	1,621	41,851	—		943		44,415		—	44,415
Loss from operations	(1,621)	(19,241)	—		(943)		(21,805)		—	(21,805)
Other income (expense), net:
Interest income	2,122	25	—		(2,122)	6(d)	25		—	25
Interest expense	—	(2,193)	—		384	6(e)	(1,809)		—	(1,809)
Change in fair value of warrant liability	(73,794)	—	—		—		(73,794)		—	(73,794)
Other income (expense)	—	(76,926)	(4,679)	6(a)	81,614	6(f)	9		—	9
Total other income (expense), net	(71,672)	(79,094)	(4,679)		79,876		(75,569)		—	(75,569)
Income (loss) before income taxes	(73,293)	(98,335)	(4,679)		78,933		(97,374)		—	(97,374)
Income tax expense	—	(29)	—		—	6(g)	(29)		—	(29)
Net income (loss)	(73,293)	(98,364)	(4,679)		78,933		(97,403)		—	(97,403)
Net loss attributable to noncontrolling interest	—	(866)	—		—		(866)		—	(866)
Net income (loss) attributable to common shareholders	$(73,293)	$(97,498)	$(4,679)		$78,933		$(96,537)		$—	$(96,537)
Weighted average common shares outstanding, basic and diluted	8,625,000	1,124,864					148,125,000	6(h)		139,499,780	6(h)
Basic and diluted net loss per share	$(8.74)	$(86.68)					$(0.65)	6(h)		$(0.69)	6(h)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transactions

The Business Combination

On December 14, 2020, Thunder Bridge II entered into the MTA with Surviving Pubco, the Merger Subs, indie, the ADK Blocker Group, ADK Service Provider Holdco and the indie Securityholder Representative.

As a result of the Domestication and the Business Combination, each issued and outstanding Class A ordinary share and Class B ordinary share of Thunder Bridge II will convert into a share of Class A common stock of the Company, and each issued and outstanding warrant to purchase Class A ordinary shares of Thunder Bridge II will be exercisable by its terms to purchase an equal number of shares of Class A common stock of the Company.

Subject to the terms and conditions set forth in the MTA, at the Effective Time, the limited liability company interests of each indie Equity Holder will automatically convert into the right to receive (i) the Merger Consideration (as may be adjusted) consisting of either Class A common stock of the Company or the right to exchange Post-Merger indie Units into Class A common stock of the Company, and (ii) any shares of Class A common stock of the Company or Post-Merger indie Units issued pursuant to an earn-out as discussed elsewhere in this proxy statement/prospectus.

The Merger Consideration to be paid by Thunder Bridge II pursuant to the MTA will be an amount equal to $900 million, subject to adjustment, paid as an aggregate 90,000,000 shares of Class A common stock of the Company or rights to receive shares of Class A common stock of the Company (valued at $10.00 per share) or Post-Merger indie Units (valued at $10.00 per unit) (each of which units will be exchangeable on a one-for-one basis for shares of Class A common stock pursuant to the Exchange Agreement, subject to customary conversion rate adjustments, including common stock splits, stock dividends and reclassifications). The Merger Consideration will be reduced by any amount that the Target Companies’ indebtedness at Closing exceeds the Target Companies’ cash and cash equivalents at Closing. Additionally, certain recipients of Post-Merger indie Units will receive an identical amount of shares of Class V common stock of the Company having no economic rights, each of which shares of Class V common stock entitles the holder thereof the right to one vote as a stockholder of the Company. After the six-month anniversary of the Closing, holders of Post-Merger indie Units will be permitted to exchange such units for shares of Class A common stock of the Company on a one-for-one basis pursuant to the Exchange Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications), and upon any such conversion an identical number of Class V common stock shall be automatically cancelled.

The PIPE Financing

Contemporaneously with the execution of the MTA, Thunder Bridge II entered into separate Subscription Agreements with a number of subscribers (the “PIPE Investors”), pursuant to which the subscribers agreed to purchase, and Thunder Bridge II agreed to sell, an aggregate of up to 15,000,000 shares of Class A common stock of the Company (the “PIPE Shares”), in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of $150 million (the “PIPE Financing”).

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the Company following the Closing.

The Additional SAFE Agreement

During April 2021, indie entered into a simple agreement for future equity (SAFE) with a third-party investor for a total purchase amount of $5.0 million. The terms of the Additional SAFE Agreement are substantially the same as those issued in March and October 2020, except that the conversion cap is based on a $460,000,000 valuation cap. Such cap will be reduced to $350,000,000 if the Business Combination is not closed within 75 days of the funding of the Additional SAFE. The Additional SAFE Agreement issued in April 2021 has not been reflected in indie’s historical consolidated financial statements as of December 31, 2020 but is a converting security with respect to the Business Combination.

2. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Thunder Bridge II has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination, the PIPE Financing, and the Additional SAFE Agreement.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Business Combination, the PIPE Financing, and the Additional SAFE Agreement as if they occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives effect to the Business Combination, the PIPE Financing, and the Additional SAFE Agreement as if they occurred on January 1, 2020.

The pro forma adjustments reflecting the consummation of the Business Combination, the PIPE Financing, and the Additional SAFE Agreement are based on certain currently available information and certain assumptions and methodologies that Thunder Bridge II believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Thunder Bridge II believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, the PIPE Financing, and the Additional SAFE Agreement based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Thunder Bridge II and indie have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Amounts are presented in thousands, except for share and per share amounts or as otherwise specified.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming no Redemptions:    This presentation assumes that no Thunder Bridge II Public Shareholders exercise their Redemption Rights demanding Redemption of their Class A ordinary shares for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination; and

•        Assuming maximum Redemptions:    This presentation assumes that Thunder Bridge II Public Shareholders holding 8,625,220 Class A ordinary shares of Thunder Bridge II will exercise their Redemption Rights demanding Redemption of their Class A ordinary shares for a pro rata portion of the funds in the Trust Account. Under the MTA, it is a condition to indie’s obligations to close that, after giving effect to the Redemptions, there is at least $262.2 million remaining in the Trust Account before expenses, and after giving effect to any Redemptions and the PIPE Financing, Surviving Pubco has at least $250 million in cash and cash equivalents. This scenario gives effect to Redemptions of 8,625,220 Class A ordinary shares of Thunder Bridge II for aggregate Redemption payments of $87.4 million using a per-share Redemption Price of $10.13 (due to investment-related gains in the Trust Account).

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•        the audited historical financial statements of Thunder Bridge II as of and for the year ended December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the audited historical consolidated financial statements of indie as of and for the year ended December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Thunder Bridge II,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of indie,” and other financial information relating to Thunder Bridge II and indie included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Financing, and the Additional SAFE Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3. Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Thunder Bridge II will issue shares for outstanding equity interests of indie in the Business Combination, Thunder Bridge II will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of indie issuing stock for the net assets of Thunder Bridge II, accompanied by a recapitalization. The net assets of Thunder Bridge II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of indie.

indie has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under both the no and maximum Redemption scenarios:

•        The former owners of indie hold the largest portion of voting rights in the combined company;

•        indie has the right to appoint a majority of the directors in the combined company;

•        indie’s existing senior management team will comprise senior management of the combined company;

•        The operations of the combined company will represent the operations of indie;

•        The combined company will assume indie’s name and headquarters.

4. Capitalization

The following summarizes the pro forma ownership of Class A common stock of the Surviving Pubco following the Business Combination, the PIPE Financing, and the Additional SAFE Agreement under both the no and maximum Redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Equity Capitalization Summary
indie Equity Holders(2)	90,000,000	60.8%	90,000,000	64.5%
Thunder Bridge II Public Shareholders	34,500,000	23.3%	25,874,780	18.5%
Thunder Bridge II Sponsor(3)	8,625,000	5.8%	8,625,000	6.2%
PIPE Investors(4)	15,000,000	10.1%	15,000,000	10.8%
Total Class A common stock of Surviving Pubco	148,125,000	100.0%	139,499,780	100.0%

____________

(1)      Assumes Redemptions of 8,625,220 Class A ordinary shares of Thunder Bridge II for aggregate Redemption payments of $87.4 million using a per-share Redemption Price of $10.13 (due to investment related gains in the Trust Account).

(2)      In this instance, indie Equity Holders also includes service providers and employees of indie holding Phantom Equity Units in indie pursuant to indie’s Phantom Equity Plan and assumes 40,243,644 Post-Merger indie Units and 1,761,705 Phantom Equity Units are exchanged for Class A common stock at Closing (even if not yet permitted under the terms of the Exchange Agreement).

(3)      Assumes the 3,450,000 shares of Class A common stock to be held in escrow in accordance with the Sponsor Letter Agreement are treated as if owned by the Sponsor, although they will be held in escrow and subject to return and cancellation by the Company.

(4)      Assumes the PIPE Financing is consummated in accordance with its terms for $150 million, with 15,000,000 shares of Class A common stock issued to the PIPE Investors.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the audited balance sheet of Thunder Bridge II as of December 31, 2020.

(B)    Derived from the audited consolidated balance sheet of indie as of December 31, 2020.

Pro forma adjustments

(a)     To reflect the impact of the Additional SAFE Agreement issued in the second quarter of 2021, including cash proceeds of $5,000, the fair value of $9,679, and the resulting charge to Other income (expense) at issuance of $4,679.

(b)    To reflect the net cash proceeds from the Business Combination and the PIPE Financing as follows:

Release of Trust Account	$349,583	5(d)
Payment of Thunder Bridge II accounts payable	(627)	5(e)
Payment of Thunder Bridge II promissory note payable	(300)	5(e)
Payment of Thunder Bridge II deferred underwriting fee payable	(12,075)	5(e)
Proceeds from exercise of indie warrants	407	5(j)
Redemption of indie Class H Units	(900)	5(j)
Repayment of indie long-term debt	(17,543)	5(h)
Payment of accrued interest indie long-term debt	(412)	5(f)
Payment of early-payment penalties on indie long-term debt	(1,128)	5(j)
Payment of transaction expenses	(35,691)	5(j)
Proceeds from PIPE Financing	150,000	5(j)
Cash and cash equivalents	$431,314

(c)     To reflect the reclassification of $1,692 of deferred transaction expenses to additional paid-in capital (see Note 5(j)).

(d)    To reflect the release of $349,583 from the Trust Account (see Note 5(b)).

(e)     To reflect the payment of Thunder Bridge II’s pre-combination liabilities, including $627 of accounts payable, a $300 promissory note payable and the settlement of $12,075 of deferred underwriting fees incurred during Thunder Bridge II’s IPO that are contractually due upon completion of the Business Combination (see Note 5(b)).

(f)     To reflect the settlement of accrued interest as follows:

Payment of accrued interest on indie long-term debt	$(412)	5	(b)
Conversion of accrued interest on indie convertible debt	(458)	5	(j)
Accrued expenses and other current liabilities and Other long-term liabilities	$(870)

(g)    To reflect the conversion of indie’s SAFE agreements into indie membership units and simultaneous exchange for shares of Surviving Pubco common stock, including $102,700 outstanding at December 31, 2020 and $9,679 Additional SAFE Agreement issued during the second quarter of 2021 (see Notes 5(a) and 5(j)).

(h)    To reflect the repayment and conversion of indie’s long-term debt as follows:

Repayment of indie long-term debt	$(17,543)	5	(b)
Write-off of unamortized discount and debt issuance costs in connection with repayment of indie long-term debt	665	5	(j)
Conversion of indie convertible debt	(3,496)	5	(j)
Long-term debt	$(20,374)

(i)     In Scenario 1, which assumes no Thunder Bridge II Public Shares are redeemed, the Thunder Bridge II ordinary shares subject to possible redemption of $349,583 would be transferred to permanent equity immediately prior to the consummation of the Business Combination (see Note 5(j)).

(j)     To reflect the recapitalization of the combined company through the exchange of all the share capital of Thunder Bridge II and indie for common stock of Surviving Pubco and the following equity transactions:

Reclassification of ordinary shares subject to possible redemption	$349,583	5	(h)
Conversion of indie SAFE agreements	112,379	5	(f)
Conversion of indie convertible debt	3,496	5	(g)
Conversion of accrued interest on indie convertible debt	458	5	(e)
Proceeds from exercise of indie warrants	407	5	(a)
Redemption of indie Class H Units	(900)	5	(a)
Payment of early-payment penalties on indie long-term debt	(1,128)	5	(a)
Write-off of unamortized discount and debt issuance costs in connection with repayment of indie long-term debt	(665)	5	(g)
Payment of transaction expenses	(37,383)	5	(a)
Proceeds from PIPE Financing	150,000	5	(a)
Total shareholders’ equity	$576,247

(k)    In Scenario 2, which assumes the maximum number of shares are redeemed for cash by the Thunder Bridge II Public Shareholders, $87,398 would be paid out in cash. The $87,398 and 8,625,220 Thunder Bridge II Class A ordinary shares represent the maximum Redemption amount after which there is at least $262,185 remaining in the Trust Account before expenses, and after giving effect to any Redemptions and the PIPE Financing, Surviving Pubco has at least $250,000 in cash and cash equivalents.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the audited statement of operations of Thunder Bridge II for the year ended December 31, 2020.

(B)    Derived from the audited consolidated statement of operations of indie for the year ended December 31, 2020.

Pro forma adjustments

(a)     To reflect the impact of the Additional SAFE Agreement issued in the second quarter of 2021 and the resulting charge to Other income (expense) at issuance of $4,679 as of January 1, 2020.

(b)    To record share-based compensation expense related to vested indie Class B Units.

(c)     To eliminate fees incurred by Thunder Bridge II under the administrative services and advisory agreements which will cease upon closing of the Business Combination.

(d)    To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

(e)     To write off unamortized discount and debt issuance costs and recognize the payment of early-payment penalties as of January 1, 2020 and eliminate interest expense and amortization of discount and debt issuance costs on indie’s long-term debt to be repaid or converted to equity upon closing of the Business Combination.

(f)     To eliminate the loss on remeasurement of the SAFEs to be converted to equity upon closing of the Business Combination.

(g)    As a result of the combined company’s Up-C structure, the Surviving Pubco will be a tax-paying entity. However, as the Company has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

(h)    The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Surviving Pubco shares outstanding at the closing of the Business Combination, the PIPE Financing, and the Additional SAFE Agreement assuming they each occurred on January 1, 2020. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

INFORMATION ABOUT THUNDER BRIDGE II

Overview

Thunder Bridge II was incorporated as a Cayman Islands exempted company on February 13, 2019 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination, one or more businesses or entities.

Significant Activities Since Inception

On February 19, 2019, an aggregate of 8,625,000 Class B ordinary shares, or the Founder Shares, were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. Such shares had an aggregate market value of approximately $87.3 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021.

On August 8, 2019, Thunder Bridge II completed its IPO of 30,000,000 units. Each unit consists of one Class A ordinary share and one half of one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Thunder Bridge II of $300,000,000. Pursuant to an option granted to the underwriters in the IPO, on August 13, 2019, the underwriters exercised the option in full and purchased 4,500,000 Units, generating gross proceeds of $45,000,000. As a result of the underwriters exercising the over-allotment in full, no Founder Shares were forfeited. In addition, Thunder Bridge II completed the sale of 8,650,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $8,650,000. Such warrants had an aggregate market value of approximately $14.7 million based on the last sale price of $1.70 per warrant on Nasdaq on May 10, 2021. A total of $345,000,000 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the public shareholders.

Effecting a Business Combination

General

Thunder Bridge II is not presently engaged in and Thunder Bridge II will not engage in, any substantive commercial business until it completes the Business Combination with indie or another target business.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Thunder Bridge II acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Thunder Bridge II’s initial business combination. The fair market value of the target or targets will be determined by our Board of Directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of our Board of Directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “Shareholder Proposal 2: The Merger Proposal — Satisfaction of 80% Test,” Thunder Bridge II Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

Thunder Bridge II is seeking shareholder approval of the Business Combination at the Shareholders Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Memorandum and Articles of Association and the laws of the Cayman Islands. Unlike other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Thunder Bridge II’s Sponsor and its directors and officers have agreed in the Letter Agreement (i) to vote (A) the Founder Shares (all of which are held by the Sponsor) and (B) any other ordinary shares owned by the Sponsor or Thunder Bridge II’s directors and officers, in favor of the Business Combination; and (ii) to not redeem any Thunder Bridge II Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Memorandum and Articles of Association relating to shareholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Shareholders electing to exercise their Redemption Rights will not receive such payments and their shares will not be redeemed.

Thunder Bridge II will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if Thunder Bridge II has net tangible assets of at least $5,000,001 upon the completion of the Business Combination, after giving effect to payments to Public Shareholders who exercise their Redemption Rights and a majority of the outstanding Thunder Bridge II Shares voted are voted in favor of the Business Combination. Thunder Bridge II chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended. It also is a condition to the closing of the Merger that not less than $250 million be available to the Company following the Business Combination, including from the Trust Account and the PIPE Financing, that no more than 25% of the funds in the Trust Account be paid to redeeming shareholders, and that at least $75 million is raised in the PIPE Financing.

Please refer to the section entitled “Risk Factors — Risks Related to Thunder Bridge II” for more information.

Liquidation if No Business Combination

Unless Thunder Bridge II submits and Thunder Bridge II shareholders approve an extension, if the Business Combination (or combination with another target business) is not completed by August 13, 2021, such condition will trigger Thunder Bridge II’s automatic winding up, dissolution and liquidation pursuant to the terms of the Memorandum and Articles of Association. As a result, this has the same effect as if Thunder Bridge II had formally gone through a voluntary liquidation procedure under the Companies Act. Accordingly, no vote would be required from Thunder Bridge II’s shareholders to commence such a voluntary winding up, dissolution and liquidation.

The amount in the Trust Account (less approximately $3,450 representing the aggregate nominal par value of the Public Shares) under the Companies Act will be treated as share premium which is distributable under the Companies Act provided that immediately following the date on which the proposed distribution is proposed to be made, Thunder Bridge II is able to pay its debts as they fall due in the ordinary course of business. If Thunder Bridge II is forced to liquidate the Trust Account, Thunder Bridge II anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest). Prior to such distribution, Thunder Bridge II would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. Thunder Bridge II cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Thunder Bridge II enters an insolvent liquidation. Furthermore, while Thunder Bridge II has obtained and it will continue to seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business and prospective target businesses execute agreements with Thunder Bridge II waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with Thunder Bridge II, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The Sponsor and Thunder Bridge II’s directors and officers have agreed to waive their rights to participate in any liquidation of the Trust Account or other assets with respect to the Founder Shares held by them and to vote their Founder Shares in favor of any dissolution and plan of distribution which Thunder Bridge II submits to a vote of shareholders. There will be no distribution from the Trust Account with respect to Thunder Bridge II’s Warrants, which will expire worthless.

Pursuant to the MTA, indie has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Thunder Bridge II’s Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) except, in each case with respect to claims that indie or its affiliates may have in the future against Thunder Bridge II’s assets or funds that are not held in the Trust Account (other than distributions to Public Shareholders) and claims against any other Person (or any affiliate thereof ) that is party to an alternative business combination consummated by Thunder Bridge II.

If Thunder Bridge II is unable to complete the Business Combination and expends all of the net proceeds of Thunder Bridge II’s IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.13 based on the value of the Trust Account as of December 31, 2020.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Thunder Bridge II’s creditors which would be prior to the claims of the Public Shareholders. Although Thunder Bridge II has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities Thunder Bridge II engages execute agreements with Thunder Bridge II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Thunder Bridge II’s assets, including the funds held in the Trust Account.

The Sponsor has agreed that it will be liable to Thunder Bridge II if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which Thunder Bridge II has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share (or such higher amount then held in trust) or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Thunder Bridge II’s indemnity of the underwriters of Thunder Bridge II’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Additionally, if Thunder Bridge II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Thunder Bridge II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders. To the extent any bankruptcy claims deplete the Trust Account, Thunder Bridge II cannot assure you it will be able to return to the Public Shareholders at least $10.00 per public share (or such higher amount then held in trust).

Employees

Thunder Bridge II has three officers who are its only employees. These individuals are not obligated to devote any specific number of hours to Thunder Bridge II’s matters and intend to devote only as much time as they deem necessary to its affairs. Thunder Bridge II does not intend to have any full-time employees prior to the completion of a business combination. Upon completion of the Business Combination, the employment of these officers will terminate.

Facilities

Thunder Bridge II maintains its principal executive offices at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066. Thunder Bridge II considers its current office space, combined with the other office space otherwise available to its officers, adequate for its current operations. Upon completion of the Business Combination, the principal executive offices of the Company will be located at 32 Journey, Aliso Viejo, California 92656.

Legal Proceedings

From time to time, Thunder Bridge II may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating breaches of contract or warranties or related to the Business Combination.

On February 4, 2021, a purported stockholder of Thunder Bridge II filed a putative class action complaint in the Supreme Court of the State of New York, captioned Tomczak v. Thunder Bridge Acquisition II, et al. (Case No. 650808/2021) on behalf of a purported class of stockholders (the “Original Complaint”). The Original Complaint named Thunder Bridge II and each of its current directors, Gary A. Simanson, David E. Mangum, Mary Anne Gillespie, Robert Hartheimer, Stewart J. Paperin, and Allerd D. Stikker, as defendants. On February 26, 2021, the same purported stockholder of Thunder Bridge II filed an Amended Complaint in the above-captioned lawsuit, striking the allegations pertaining to any class action, and proceeding as a complaint for relief on behalf of the named purported stockholder only. In all other respects, the Amended Complaint is identical to the Original Complaint, except that it does not seek certification of a class (the “State Lawsuit”). The State Lawsuit alleges that the individual defendants breached their fiduciary duties by failing to take appropriate steps to make complete and accurate disclosure of all material information necessary for the stockholders to make an informed decision on whether to vote their shares in favor of the Business Combination. The State Lawsuit also alleges that the Company aided and abetted the individual defendants’ breaches of fiduciary duty. The State Lawsuit seeks, among other relief, injunctive relief enjoining the Business Combination and an order directing the defendants to amend this Registration Statement. It also purports to seek a declaration that the defendants violated their fiduciary duties, damages, and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The State Lawsuit is in a preliminary stage.

On March 1, 2021, another purported stockholder of Thunder Bridge II filed a separate complaint in federal court for the Southern District of New York, captioned Householder v. Thunder Bridge Acquisition II, et al. (Case No. 1:21-cv-01768) (the “Federal Lawsuit”). The Federal Lawsuit names Thunder Bridge II and each of its current directors, Gary A. Simanson, David E. Mangum, Mary Anne Gillespie, Robert Hartheimer, Stewart J. Paperin, and Allerd D. Stikker, as defendants. The Federal Lawsuit alleges that the defendants breached Section 14(a) of the Exchange Act by omitting material information from the Registration Statement. The Federal Lawsuit also alleges that the individual named defendants breached Section 20(a) of the Exchange Act as controlling persons of Thunder Bridge II and breached their fiduciary duties to plaintiff and all Thunder Bridge II stockholders. The Federal Lawsuit seeks, among other relief, injunctive relief enjoining the special meeting of shareholders to vote on the Business Combination. It also purports to seek a declaration that the defendants violated their fiduciary duties, damages, and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The Federal Lawsuit is in a preliminary stage.

Thunder Bridge II and each of the individual defendants intend to vigorously defend against each of the above lawsuits.

DIRECTORS, OFFICERS, EXECUTIVE
COMPENSATION AND CORPORATE GOVERNANCE OF THUNDER BRIDGE II
PRIOR TO THE BUSINESS COMBINATION

Management and Board of Directors of Thunder Bridge II

Thunder Bridge II’s current directors and officers are as follows:

Name	Age	Title
Gary A. Simanson	58	President, Chief Executive Officer and Director
William A. Houlihan	65	Chief Financial Officer
John Wu	48	Chief Investment Officer
David E. Mangum	53	Director
Mary Anne Gillespie	66	Director
Robert H. Hartheimer	63	Director
Stewart J. Paperin	71	Director
Allerd D. Stikker	58	Director

Gary A. Simanson has been our President, Chief Executive Officer and Director since our inception. Mr. Simanson is founder of Thunder Bridge Capital, LLC and has served as its Chief Executive Officer since 2017. In addition to serving in that capacity, Mr. Simanson serves as head of its Investment Committee, Credit Committee, Enterprise Risk Committee, Loan Review and other executive committees and is responsible for sourcing and establishing strategic loan asset purchase relationships and equity opportunities within the financial services and FinTech industries. Since 2020, Mr. Simanson has been an executive officer and director of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was an officer and director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. From 2015 through June 2017, Mr. Simanson founded and managed Endeavor Capital Management, L.L.C., Endeavor Capital Advisors, L.L.C., Endeavor Capital Fund, LP, and Endeavor Equity Fund, LP (collectively, “Endeavor”), targeting debt and equity investments in the marketplace lending industry. Prior to founding Endeavor, Mr. Simanson served as an advisor and then as a Director, President and Chief Executive Officer of First Avenue National Bank from 2013 to 2015, restructuring its balance sheet, lending practices, underwriting procedures, special credits, ALCO, corporate governance, enterprise risk, IT, retail delivery, and achieving strong regulatory results. He has been Managing Director of First Capital Group, L.L.C., an investment banking advisory firm specializing in the financial industry and bank mergers and acquisitions, strategic planning, capital raising and enterprise risk management from 1997 to the present. In such capacity, Mr. Simanson has both initiated and advised on bank mergers and acquisitions, capital raising transactions, enterprise risks and strategic initiatives around the country and has spoken nationally and internationally on enterprise risk, bank mergers and acquisitions, and also on the emerging marketplace lending and global FinTech industry, including the uses of blockchain for international asset selection and verification and income stream allocation and treasury management. Mr. Simanson previously served as the financial expert for the Audit Committee and as a member of the board of directors of First Guaranty Bancshares, Inc., with $1.4 billion in assets, and its wholly-owned subsidiary First Guaranty Bank; and as a Senior Advisor to the Chairman of Alpine Capital Bank and its related companies, operating in the commercial banking, investment advisory, merchant banking and portfolio investment areas. He was Founder, Vice Chairman and Chief Strategic Officer of Community Bankers Trust Corporation, a $1.2 billion in assets bank holding company for Essex Bank (NASDAQ NMS “ESXB”) and previously served as its President, Chief Executive and Chief Financial Officer, and as a Director since its inception in 2005 to 2011, overseeing its public offering in 2006 as a special purpose acquisition company, Community Bankers Acquisition Corp, its bank acquisitions and shareholder reformulation in 2008, and its failed bank acquisitions from the FDIC in 2008 and 2009. In addition to serving as managing director of First Capital Group, Mr. Simanson also served as Senior Vice President concentrating in bank mergers and acquisitions and capital markets with FTN Financial Capital Markets, a wholly owned investment banking and financial services subsidiary of First Horizon National Corporation (NYSE: FHS) from 1998 to 1999. From 1992 to 1995, Mr. Simanson was Associate General Counsel at Union Planters Corporation, then a NYSE-traded bank holding company (presently Regions Financial Corporation (NYSE: RF)), where his duties included the negotiation and preparation of all bank merger and acquisition transaction documents, transaction due diligence, member of integration committee, preparation of all regulatory filings, registration statements and other securities filings and other bank regulatory matters. From 1989 to 1992, he was a practicing attorney, beginning his career with Milbank, Tweed, Hadley & McCloy, LLP, specializing in the securities, bank regulatory and bank merger and acquisition areas. Mr. Simanson is licensed to practice law in the states of New York and Colorado. Mr. Simanson received his B.A. degree, majoring in Economics, from George Washington University. He earned his M.B.A., majoring in Finance, from George Washington University and holds a J.D. from Vanderbilt University. Mr. Simanson is well-qualified to serve as a member of our Board of Directors due to his extensive banking, financial and advisory experience.

William A. Houlihan has been our Chief Financial Officer since our IPO. Since 2020 he has been an executive officer of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was an officer of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. He has served since 2012 as a director and audit committee chairman for MAXEX, LLC, a privately-owned residential mortgage loan trading business. He has served since 2009 as a director and financial expert on the audit committee of First Physicians Capital Group, or FPCG, a privately-owned health care investment company, which was registered with the SEC prior to completion of a going-private transaction in 2015, from 2013 to 2014 as non-executive chairman of its board of directors and since 2013 as the chairman of its audit committee. Since 2013 he has served as a director and Audit Committee Chairman of Lument Finance Trust (NYSE: LFT), a mortgage REIT. He served from 2013 to 2015 as lead independent director and chairman of the audit committee of Tiptree, Inc. (NASDAQ:TIPTL), or Tiptree, a financial services holding company; and from 2010 to 2013 as lead independent director and chairman of the audit committee for Care Investment Trust (OTCQX: CVTR), a healthcare REIT which merged with Tiptree in 2013. From 2003 to 2010, he was a director of SNL Financial, a privately owned financial information company, and in addition, from 1998 to 2012 he was a director and shareholder of a family-owned commercial real estate investment partnership. He served from 2013 to 2014 as the chief financial officer for Amalgamated Bank, a privately owned bank. From 2001 through 2008, Mr. Houlihan was a private investor while he served as transitional Chief Financial Officer for several distressed financial services companies: Sixth Gear, Inc. from 2007 to 2008; Sedgwick Claims Management Services from 2006 until 2007; Metris Companies from 2004 to 2006; and Hudson United Bancorp from 2001 to 2003. From 1981 until 2000, and for short-term periods in 2004 and 2007, Mr. Houlihan worked for a number of investment banking companies, including Goldman Sachs (NYSE:GS), Bear Stearns, Keefe Bruyette & Woods, J.P.Morgan (NYSE:JPM) and UBS (NYSE:UBS). He also held several auditing and accounting positions from 1977 through 1981. In addition he was licensed as a Certified Public Accountant, but his license is currently inactive. Since 2017 has been an adjunct professor for the Feliciano School of Business at Montclair State University. On March 13, 2015, Mr. Houlihan settled an administrative proceeding brought by the SEC regarding his alleged failure to file on a timely basis required Schedule 13D amendments and Section 16(a) reports relating to his beneficial ownership of securities of FPCG. Mr. Houlihan is a member of the board of directors of FPCG and a greater than 10% beneficial owner of FPCG securities. In the settlement, Mr. Houlihan did not admit or deny the SEC’s allegations, consented to the entry of a cease and desist order requiring him not to cause any violation of Sections 13(d)(2) and 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and agreed to pay a civil penalty of $15,000 to the SEC. Mr. Houlihan received a B.S., magna cum laude, in Accounting from Manhattan College and received his M.B.A. in Finance from New York University Graduate School of Business.

John Wu has been our Chief Investment Officer since our IPO. Mr. Wu is a seasoned entrepreneur and alternative investment executive with over twenty years of experience investing in technology, media, telecom, and FinTech companies. He has a track record in long/short equity investing in developed and emerging markets. In addition, he has experience investing in macro assets as well as structuring derivative products and developing risk management tools. From 2018 to 2019 he was an officer of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. Currently, Mr. Wu is Chief Executive Officer of Trellis Software, a SaaS company in the alternative space. From 2018 to 2019, Mr. Wu served as the Chief Executive Officer of the Digital Assets Group of SharesPost, overseeing its expansion into digital securities and building an ecosystem around its technology and compliance platform. SharesPost provides global liquidity for private growth company securities, allowing issuers and investors to use its existing Alternative Trading System to invest and trade in aftermarket digital securities in compliance with U.S. laws and regulations. Mr. Wu also serves as the Chief Executive Officer and Portfolio Manager of SEGO, LLC, a family office investment firm, since 2014. Previously, Mr. Wu was Managing Partner and Founder

of Sureview Capital, a global multisector long-short equity hedge fund, from 2010 to 2014. While at Sureview Capital, he secured a strategic investment from The Blackstone Group and raised approximately $400 million in AUM from global institutions. Immediately prior to forming Sureview, Mr. Wu was at Kingdon Capital, a long-short hedge fund, from 2004 to 2010. At Kingdon, he was a Portfolio Manager, responsible for investing in a cross-section of industries within technology, media, telecom, consumer discretionary, business services, and FinTech. Mr. Wu was a Portfolio Manager of Weiss Multi-Strategy Advisers LLC, an asset management firm, from 2015 to 2017. Mr. Wu started his hedge fund career in 1992 at Tiger Management where he spent four years as a macro analyst and trader. He received an M.B.A. from Harvard Business School and a B.S. in Economics from Cornell University.

David E. Mangum has been one of our Directors since our IPO. Mr. Mangum is a Senior Advisor at General Atlantic, a leading global growth equity firm. Since 2020, he has been a director of Thunder Bridge Capital Partners III Inc. From 2014 until September 2018, he was President and Chief Operating Officer of Global Payments, Inc., (NYSE:GPN), a global payment technology and software company. During this time he helped lead the transformation of the company from a payment processor to a technology services and software company; prior to this he served in increasingly senior roles at Global Payments, including as Senior Executive Vice President and Chief Financial Officer from 2011 to 2014 and Executive Vice President and Chief Financial Officer from 2008 to 2011. Before this, from 2007 to 2008, he served as Executive Vice President, Fiserv Corp. (NASDAQ:FISV), a financial services technology provider which acquired CheckFree Corporation, provider of financial electronic commerce solutions in 2007. During this time, Mr. Mangum co-led the strategic integration process of CheckFree Corporation into Fiserv Corp. Prior to this acquisition, Mr. Mangum had been Executive Vice President and Chief Financial Officer or CheckFree Corporation (NASDAQ:CKFR) from 2000 to 2007 and its Senior Vice President, Finance and Accounting, from 1999 to 2000. There, he helped direct finance and administrative activities including M&A, investor relations, internal audit and enterprise risk management. Mr. Mangum received his B.A. from Carleton College. We believe that Mr. Mangum is well-qualified to serve on our board because he brings to it his extensive experience in the financial services industry as well as broad operational and public company experience.

Mary Anne Gillespie has been one of our Directors since our IPO. She is currently a consultant in the “insuretech” industry, and previously served as the Executive Vice President of Sales/Product Marketing at EIS Group, a provider of digital-ready, customer-centered core insurance systems, since 2015. Since 2020 she has been a director of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 she was an officer, and then a director, of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. She has 36 years of multichannel customer engagement experience. She has executed sales strategies and market growth in national and global territories for companies ranging from start-up to $9 billion in revenue across a broad range of industries. Ms. Gillespie previously served as Executive Vice President at TAS Group, a provider of software solutions for electronic money, payment systems, capital markets and ERP, from 2011 to 2012 and Vice President of Merchant Sales at PayPal (NASDAQ: PYPL) from 2007 to 2009. Prior to those positions, she was Vice President of Sales at Guidewire Software, a software publisher, from 2005 to 2007. Earlier, she worked in several roles at Oracle Corporation (NYSE:ORCL) leading to Senior Vice President of Sales. Ms. Gillespie received an M.B.A. degree from the University of New Hampshire and a B.A. degree from Saint Mary’s College in Notre Dame, Indiana. . We believe that Ms. Gillespie is well-qualified to serve on our board because she brings to it her extensive experience sales, marketing and customer engagement.

Robert Hartheimer has been one of our Directors since our IPO. Since 2020 he has been a director of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider; upon such consummation, Mr. Hartheimer remained with the combined company, Repay Holdings Corporation (NASDAQ:RPAY) as a Director and Chairman of Repay’s Audit Committee. Mr. Hartheimer has been an Independent Director of CardWorks, a privately held consumer lender and credit card servicer since 2017. In 2020, Mr. Hartheimer became an Organizer and Director Nominee of Monzo US in its application for a US National Bank charter. Monzo US is an affiliate of Monzo UK, a challenger bank with over four million customers. In addition to his active board roles, Mr. Hartheimer provides senior-level consulting services to banks, investment firms and financial services companies on the financial, regulatory, strategic and governance matters, since 2008. Mr. Hartheimer was Co-Founder and Chief Regulatory Officer

of CreditStacks aka Jasper, a fintech credit card originator from 2016 to 2020; Managing Director at Promontory Financial Group, a bank regulatory consulting firm from 2002 to 2008; Director of the Division of Resolutions of the Federal Deposit Insurance Corporation, where he and a small team created the division to analyze and sell failed banks from 1991 to 1996. Mr. Hartheimer’s other past positions include senior roles at investment banks, including Merrill Lynch, Smith Barney and Friedman Billings Ramsey. Mr. Hartheimer previously served on five boards of directors: Lending Club Asset Management, an investment management subsidiary of Lending Club (NYSE: LC) from 2016 to 2019; Higher One Holdings (NYSE: ONE), a payments company, from 2012 to 2016, where he served as Chairman of the Risk Committee; Sterling Financial Corporation and Sterling Bank (NASDAQ: STSA), a recapitalized regional bank in the State of Washington from 2010 to 2014; three E*Trade Banks from 2005 to 2008, where he served as Chairman of the Audit Committee for such banks for part of his tenure; and Merrick Bank, a Utah-based credit card bank, from 1997 to 2003, where he served as Chairman of its Audit Committee. Mr. Hartheimer received his B.A. from Hamilton College and his M.B.A. from The Wharton School of the University of Pennsylvania. We believe that Mr. Hartheimer is well-qualified to serve on our board because he brings to it his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Stewart J. Paperin has been one of our Directors since our IPO. Since 2020 he has been a director of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. Mr. Paperin currently serves as the managing member of Leopard Rock Property Group, a real property development and investment firm located in Los Angeles and San Diego, California. Mr. Paperin served as Executive Vice President of the Soros Foundation, a worldwide private philanthropic foundation, from 1996 to 2013, where he oversaw financial, administrative and economic development activities. From 1996 to 2005, Mr. Paperin served as a Senior Advisor and portfolio manager for Soros Fund Management LLC, a financial services company, and from 2005 to 2014, he served as a consultant to Soros Fund Management LLC. From 1996 to 2007, Mr. Paperin served as a Director of Penn Octane Corporation (NASDAQ: POCC), a company engaged in the purchase, transportation and sale of liquefied petroleum gas. Prior to joining the Soros organizations, Mr. Paperin served as President of Brooke Group International, an investment firm concentrated on the former Soviet Union, from 1990 to 1993, and as Senior Vice President and Chief Financial Officer of Western Union Corporation, a provider of money transfer and message services, which was controlled by Brooke Group, from 1988 to 1990. Prior to Western Union Corporation, Mr. Paperin served as Chief Financial Officer of Timeplex Corporation, a telecommunications equipment provider, from 1986 to 1988 and of Datapoint Corporation, a computer equipment manufacturer, from 1985 to 1986. Prior to Datapoint Corporation, Mr. Paperin served as a financial officer of Pepsico Corporation (NYSE: PEP) from 1980 to 1985 and as a management consultant at Cresap McCormick & Paget from 1975 to 1980. Mr. Paperin has been a director of ARMOUR REIT since 2009. Mr. Paperin served as a member of Enterprise’s board of directors, ARMOUR’s predecessor from its inception in 2007 to its merger with ARMOUR in 2009. Mr. Paperin was also a director of JAVELIN from 2012 until the merger in 2016. Mr. Paperin also served as a member of the board of directors of Community Bankers Acquisition Corp., a blank check company formed to acquire an operating business in the banking industry (NYSE MKT LLC: BTC). In May 2016, Mr. Paperin was named as a defendant in his capacity as a former director of JAVELIN, together with all other directors, in a consolidated class action filed in the Circuit Court for Baltimore City, Maryland, alleging, among other claims, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty and waste in connection with JAVELIN’s merger with ARMOUR and related transactions (the “JAVELIN Transactions”). The plaintiffs in the case were seeking equitable relief, including, among other relief, to enjoin consummation of the JAVELIN Transactions, or rescind or unwind the JAVELIN Transactions if already consummated, and award costs and disbursements, including reasonable attorneys’ fees and expenses. On June 27, 2016, the defendants in the case filed a motion to dismiss the complaint for failing to state a claim upon which relief can be granted. A hearing was held on the motion on March 3, 2017. In the two-year period since the hearing date, the court has not issued an order on the motion to dismiss. Mr. Paperin holds an M.S. in Management, and a B.A. in Economics Management from the State University of New York at Binghamton, and was awarded an Honorary Doctor of Humane Letters by the State University of New York. We believe that Mr. Paperin is well-qualified to serve on our board because he brings to it his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Allerd D. Stikker has been one of our Directors since our IPO. Since 2020 he has been a director of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider. Mr. Stikker started his career as a banking consultant in the United States. After moving back to Europe, he became active within the oil and gas sector and was subsequently employed in the financial services sector as Chief Financial Officer for IMC B.V. After a sabbatical period, he joined the BXR Group, an international private investment group, in 2008 as Chief Financial Officer with responsibility for its real estate division and served as Chief Operating Officer of BXR Group from 2011 until 2014. He was Chief Executive Officer of BXR Group from 2014 until 2018. Currently Mr. Stikker serves as advisor to BXR Group. During his tenure at BXR, Mr. Stikker served on numerous boards and in many occasions as chairman, such as Green Gas International, a methane processor, Advanced World Transport, a railway transporter in Eastern Europe, Tower Group A/S, a real estate investor in the German residential market and BXR Group BV, the entity within BXR that makes all major decisions. Mr. Stikker has an M.B.A. and a B.A. in Business Administration from George Washington University. We believe that Mr. Stikker is well-qualified to serve on our board due to his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Senior Special Advisor

Peter J. Kight serves as senior special advisor to Thunder Bridge II. Since 2020 he has been a senior special advisor of Thunder Bridge Capital Partners III Inc. From 2018 to 2019 he was a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider; upon such consummation, Mr. Kight remained with the combined company, Repay Holdings Corporation (NASDAQ:RPAY) as chairman of the board of directors. Mr. Kight has 34 years of industry experience. He has been an Angel Investor and Advisor to Commerce Ventures, a Silicon Valley-based venture capital firm focused on investing in innovations in the retail and financial services industries since 2012. Mr. Kight previously served as a Co-Chairman and Managing Partner at Comvest Partners, a mid-market private investment firm from 2010 to 2013. He was the founder, chairman and Chief Executive Officer of CheckFree (Nasdaq:CKFR), a provider of financial services technology, from 1981 until it was acquired by Fiserv (Nasdaq: FISV) in 2007. He then served as director and vice chairman (2007 to 2010) of Fiserv until 2012. He is a board member of Bill.com Holdings, Inc. (NYSE: BILL), a provider of software that digitizes and automates back-office financial operations. Mr. Kight previously served on the boards of directors of Blackbaud (NASDAQ: BLKB), a supplier of software and services specifically designed for nonprofit organizations, from 2014 to 2020, Huntington Bancshares Incorporated (NASDAQ: HBAN), a regional bank holding company, from 2012 to 2020, Akamai Technologies, Inc. (NASDAQ GS: AKAM), distributor of computing solutions and services, from 2004 to 2012, and Manhattan Associates, Inc., (NASDAQ: MANH) a provider of supply chain planning and execution solutions, from 2007 to 2011. Mr. Kight holds more than a dozen patents and publications for electronic banking and payment systems.

Corporate Governance

Number, Terms of Office and Election of Officers and Directors

The Thunder Bridge II Board currently consists of six members. Holders of Public Shares do not have the right to vote on the election of directors during such time. These provisions of the Memorandum and Articles of Association may only be amended by a special resolution passed by at least 90% of the ordinary shares voting in a Shareholders Meeting. Each of the directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the Thunder Bridge II Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Thunder Bridge II Board or by a majority of the holders of the Founder Shares.

The officers of Thunder Bridge II are elected by the Thunder Bridge II Board and serve at the discretion of the Thunder Bridge II Board, rather than for specific terms of office. The Thunder Bridge II Board is authorized to appoint persons to the offices set forth in the Memorandum and Articles of Association as it deems appropriate. The Memorandum and Articles of Association provide that the officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Thunder Bridge II Board.

The directors and officers following the Business Combination will be changed pursuant to the MTA as is described above under the section of this proxy statement/prospectus entitled “Management of the Company Following the Business Combination.”

Director Independence

The Nasdaq listing standards require that a majority of the Thunder Bridge II Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Thunder Bridge II Board has determined that each of Ms. Gillespie and Messrs. Mangum, Hartheimer, Paperin, and Stikker is an independent director under applicable SEC and Nasdaq rules. The independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of the officers or directors of Thunder Bridge II has received any compensation for services rendered to Thunder Bridge II. Until the earlier of completion of an initial business combination and the liquidation of Thunder Bridge II, Thunder Bridge II will pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services and an affiliate of our Chief Executive Officer and our senior special advisor $20,000 per month for advisory services related to our search for an initial business combination. The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on behalf of Thunder Bridge II, such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or Thunder Bridge II’s or their affiliates.

In connection with the Business Combination, the Company intends to adopt a non-employee director compensation policy and after the completion of the Business Combination, directors or members of the Thunder Bridge II management team who remain with the Company may be paid director compensation, consulting, management or other fees from the Company. All of these fees are fully disclosed to shareholders, to the extent then known, in this proxy statement/prospectus. However, it is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to the officers will be determined by a compensation committee constituted solely by independent directors.

Thunder Bridge II does not intend to take any action to ensure that members of its management team maintain their positions with the Company after the completion of the Business Combination, although it is possible that some or all of the officers and directors of Thunder Bridge II may negotiate employment or consulting arrangements to remain with the Company after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the Company may have influenced management’s motivation in identifying or selecting indie but Thunder Bridge II does not believe that the ability of its management to remain with the Company after the completion of the Business Combination was a determining factor in the decision to proceed with the Business Combination. Thunder Bridge II is not party to any agreements with its officers or directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The Thunder Bridge II Board currently has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The Thunder Bridge II Board has established an audit committee. The members of the audit committee are Messrs. Hartheimer, Paperin and Stikker. Mr. Hartheimer serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the Thunder Bridge II Board has determined that Mr. Hartheimer qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Thunder Bridge II has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Thunder Bridge II;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Thunder Bridge II, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with Thunder Bridge II in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Thunder Bridge II entering into such transaction; and

•        reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the financial statements of Thunder Bridge II or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Thunder Bridge II Board has established a compensation committee. The members of the Compensation Committee are Messrs. Mangum and Stikker. Mr. Mangum serves as chairman of the compensation committee. Thunder Bridge II has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all other officers;

•        reviewing executive compensation policies and plans;

•        implementing and administering incentive compensation equity-based remuneration plans;

•        assisting management in complying with proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for officers and employees;

•        producing a report on executive compensation to be included in the annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

Thunder Bridge II does not have a standing nominating committee though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Thunder Bridge II Board. The Thunder Bridge II Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Hartheimer, Paperin, Stikker and Mangum. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, Thunder Bridge II does not have a nominating committee charter in place.

Prior to the initial business combination, the Thunder Bridge II Board will also consider director candidates recommended for nomination by holders of Founder Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to the initial business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to the board.

Thunder Bridge II has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Thunder Bridge II Board considers educational background, diversity of professional experience, knowledge of Thunder Bridge II’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Thunder Bridge II’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of the officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Thunder Bridge II Board.

Code of Ethics

Thunder Bridge II has adopted a Code of Ethics applicable to its directors, officers and employees.

How to Obtain the Code of Ethics and Committee Charters

Thunder Bridge II has filed copies of its code of ethics, audit committee charter and compensation committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. See the section entitled “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF THUNDER BRIDGE II

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this section regarding Thunder Bridge II’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or Thunder Bridge II’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, Thunder Bridge II’s management. Actual results could differ materially from those contemplated by the forward- looking statements as a result of certain factors detailed in Thunder Bridge II’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on Thunder Bridge II’s behalf are qualified in their entirety by this paragraph.

Overview

Thunder Bridge II is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Thunder Bridge II intends to effectuate its initial business combination using cash from the proceeds of the IPO and the private placement, the proceeds of the sale of its securities in connection with an initial business combination, its shares, debt or a combination of cash, stock and debt.

The issuance of additional ordinary shares in a business combination:

•        may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•        may subordinate the rights of holders of ordinary shares if preference shares are issued with rights senior to those afforded the ordinary shares;

•        could cause a change of control if a substantial number of ordinary shares are issued, which may affect, among other things, Thunder Bridge II’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors;

•        may have the effect of delaying or preventing a change of control of Thunder Bridge II by diluting the share ownership or voting rights of a person seeking to obtain control of Thunder Bridge II; and

•        may adversely affect prevailing market prices for the Class A ordinary shares and/or warrants.

Similarly, if Thunder Bridge II issues debt securities, it could result in:

•        default and foreclosure on Thunder Bridge II’s assets if its operating revenues after an initial business combination are insufficient to repay Thunder Bridge II’s debt obligations;

•        acceleration of Thunder Bridge II’s obligations to repay the indebtedness even if it makes all principal and interest payments when due if it breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        Thunder Bridge II’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        Thunder Bridge II’s inability to obtain necessary additional financing if the debt security contains covenants restricting its ability to obtain such financing while the debt security is outstanding;

•        Thunder Bridge II’s inability to pay dividends on its ordinary shares;

•        using a substantial portion of Thunder Bridge II’s cash flow to pay principal and interest on Thunder Bridge II’s debt, which will reduce the funds available for dividends on Thunder Bridge II’s ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on Thunder Bridge II’s flexibility in planning for and reacting to changes in Thunder Bridge II’s business and in the industry in which Thunder Bridge II operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on Thunder Bridge II’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of Thunder Bridge II’s strategy and other purposes and other disadvantages compared to Thunder Bridge II’s competitors who have less debt.

As indicated in the accompanying financial statements, at December 31, 2020, Thunder Bridge II had $133,695 held outside of the Trust Account that is available to it to fund its working capital requirements and $349,583,139 held inside the Trust Account. Thunder Bridge II expects to continue to incur significant costs in the pursuit of its acquisition plans and cannot assure you that its plans to complete an initial business combination will be successful.

Results of Operations (Restated)

For the year ended December 31, 2020, we had a net loss of $73,292,930 and a loss from operations of $1,620,837, including a non-cash charge related to the change in the fair value of warrant liability of $73,794,379. For the period from February 13, 2019 (date of inception) through December 31, 2019, we had a net income of $3,619,908, and a loss from operations of $379,352, including a non-cash increase in the fair value of warrant liability of $1,538,409. Our entire activity from inception to August 13, 2019 was in preparation for our initial public offering. Since the consummation of our initial public offering through December 31, 2019, our activity has been limited to the evaluation of potential initial business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Liquidity and Capital Resources

Prior to the consummation of our initial public offering, our only sources of liquidity were an initial purchase of founder shares for $25,000 by the sponsor, and a total of $277,000 of loans and advances by the sponsor.

On August 13, 2019, we consummated our initial public offering in which we sold 34,500,000 Units at a price of $10.00 per Unit generating gross proceeds of $345,000,000 before underwriting fees and expenses. Simultaneously with the consummation of our initial public offering, we consummated the private placement of 8,650,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per shares, to the sponsor, at a price of $1.00 per private placement warrant, generating gross proceeds, before expenses, of $8,650,000.

In connection with our initial public offering, the Company incurred offering costs of $19,486,987 (including an underwriting fee of $6,900,000 and deferred underwriting commissions of $12,075,000). Other incurred offering costs consisted principally of formation and preparation fees related to our initial public offering. A total of $345,000,000, comprised of $338,100,000 of the proceeds from the initial public offering and $6,900,000 of the proceeds of the private placement, was placed in a U.S.-based trust account, established for the benefit of our public shareholders. Prior to the closing of our initial public offering, the sponsor had made $277,000 in loans and advances to the Company. The loans and advances were non-interest bearing and payable on the earlier of December 31, 2019 or the completion of our initial public offering. The loans of $277,000 were fully repaid upon the consummation of our initial public offering on August 13, 2019.

As of December 31, 2020, we have available to us $133,695 of cash on our balance sheet and working capital deficit of $97,915,519. We will use these funds primarily to find and evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. The interest income earn on the investments in our trust account are unavailable to fund operating expenses.

In order to finance transaction costs in connection with the initial business combination, the sponsor or an affiliate of the sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial business combination, the Company would repay such loaned amounts. In the event that the initial business combination does not occur, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the sponsor. The terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Company does not expect to seek loans from parties other than the sponsor or its directors or officers or their respective affiliates as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Off-Balance Sheet Financing Arrangements

As of December 31, 2020, we have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

At December 31, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters were paid a cash underwriting fee of 2% of gross proceeds of the initial public offering, or $6,900,000. In addition, the underwriters are entitled to aggregate deferred underwriting commissions of $12,075,000 consisting of (i) 3.5% of the gross proceeds of the initial public offering. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement by and among the Company, Morgan Stanley & Co. LLC and Cantor Fitzgerald & Co.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Income (Loss) Per Ordinary Share

Basic loss per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Consistent with FASB 480, ordinary shares subject to possible redemption, as well as their pro rata share of undistributed trust earnings consistent with the two-class method, have been excluded from the calculation of loss per ordinary share the year ended December 31, 2020 and for the period from February 13, 2019 (date of inception) through December 31, 2019. Such shares, if redeemed, only participate in their pro rata share of trust earnings. Diluted loss per share includes the incremental number of shares of ordinary shares to be issued to settle warrants, as calculated using the treasury method. For the year ended December 31, 2020 and for the period from February 13, 2019 (date of inception) through December 31, 2019, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for all periods presented.

A reconciliation of net loss per ordinary share as adjusted for the portion of income that is attributable to ordinary shares subject to redemption is as follows:

	For the Year Ended December 31, 2020 (Restated)	For the Period from February 13, 2019 (Date of Inception) through December 31, 2019 (Restated)
Net (loss) income	$(73,292,930)	$3,619,908
Less: Income attributable to ordinary shares	(2,122,286)	(2,460,851)
Net (loss) income available to ordinary shares	$(75,415,216)	$1,159,057
Weighted average shares outstanding, basic and diluted	8,625,000	8,437,500

Basic and diluted net (loss) income per ordinary share	$(8.74)	$0.14

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet primarily due to their short term nature.

Offering Cost

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to our initial public offering. Offering costs amounting to $19,483,537, of which $18,509,360 were charged to shareholders’ equity upon the completion of our initial public offering, with the balance expensed as a cost of the warrant liability.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

DESCRIPTION OF THUNDER BRIDGE’S AND THE COMPANY’S SECURITIES

Description of Thunder Bridge II Capital Stock Prior to the Business Combination

General

Thunder Bridge II is authorized to issue 221,000,000 shares, consisting of 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the Record Date, 34,500,000 Class A ordinary shares are outstanding, held by shareholders of record and 8,625,000 Class B ordinary shares are outstanding, held by one shareholder of record, and no preference shares are outstanding.

Units

Each Unit consists of one Class A ordinary share and one half of one Warrant. Each Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.

Ordinary Shares

Thunder Bridge II’s shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as Thunder Bridge II’s directors and officers, have agreed to vote their respective Founder Shares and any other ordinary shares held by them in favor of the business combination.

Thunder Bridge II will proceed with a business combination only if Thunder Bridge II has net tangible assets of at least $5,000,001 upon the completion of such business combination and a majority of the shares voted are voted in favor of the business combination. At least ten days’ notice must be given for each Shareholders Meeting (although Thunder Bridge II will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.

Only holders of Thunder Bridge II’s Class B ordinary shares are eligible to vote for the election of directors. Directors may only be elected by an ordinary resolution of the holders a majority of the Class B ordinary shares that are present and vote at a meeting.

Pursuant to the Memorandum and Articles of Association, if Thunder Bridge II does not complete a business combination by August 13, 2021, it will trigger Thunder Bridge II’s automatic winding up, dissolution and liquidation, unless Thunder Bridge II submits and its shareholders approve an extension. The Sponsor and the directors and officers of Thunder Bridge II have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon Thunder Bridge II’s winding up, dissolution and liquidation.

Thunder Bridge II’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that Public Shareholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand Redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public Shareholders who redeem their shares still have the right to exercise the Warrants that they received as part of the Units.

For additional information with respect to the Redemption Rights of Thunder Bridge II’s shareholders, see the section entitled “Questions and Answers — Q. Do I have Redemption Rights with respect to my Thunder Bridge II Shares?”

Preference Shares

The Memorandum and Articles of Association authorizes the issuance of 1,000,000 preference shares, with such designation, rights and preferences as may be determined from time to time by the Thunder Bridge II Board. Accordingly, the Thunder Bridge II Board is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares. However, the underwriting agreement for Thunder Bridge II’s IPO prohibits it, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the

Trust Account, or which vote as a class with the ordinary shares on a business combination. Thunder Bridge II may issue some or all of the preference shares to effect a business combination, but is not issuing any preference shares in connection with the Business Combination with indie. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of Thunder Bridge II. Although Thunder Bridge II does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future.

Warrants

As of the Record Date, 25,900,000 Warrants were outstanding, including 17,250,000 Public Warrants and 8,650,000 Private Placement Warrants. Each Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a Public Warrant Holder may exercise its Warrants only for a whole number of shares. This means that only an even number of Warrants may be exercised at any given time by a Public Warrant Holder. However, except as set forth below, no Public Warrants will be exercisable for cash unless Thunder Bridge II has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Thunder Bridge II’s Class A ordinary shares issuable upon exercise of the Public Warrants is not effective within 60 business days from the completion of the initial business combination, Public Warrant Holders may, until such time as there is an effective registration statement and during any period when Thunder Bridge II will have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Public Warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of Thunder Bridge II, if Thunder Bridge II fails to complete a business combination, or (iii) the redemption date as fixed by Thunder Bridge II pursuant to the Warrant Agreement, if Thunder Bridge II elects to redeem all Warrants.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (including the ordinary shares issuable upon exercise of the Private Placement Warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of Thunder Bridge II’s initial business combination, (ii) be exercisable for cash (even if a registration statement covering the Thunder Bridge II’s ordinary shares issuable upon exercise of such Warrants is not effective) or on a cashless basis, at the holder’s option, and (iii) not be redeemable by Thunder Bridge II, in each case so long as they are still held by the initial purchasers or their respective affiliates.

Thunder Bridge II may call the Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per Warrant:

•        at any time while the Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant Holder,

•        if and only if, the reported last sale price of the shares of the Thunder Bridge II’s Class A ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders, and

•        if and only if, there is a current registration statement in effect with respect to the Thunder Bridge II’s Class A ordinary shares underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price which is intended to provide Public Warrant Holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If Thunder Bridge II (or after the business combination, the Company) calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether Thunder Bridge II will exercise its option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A ordinary shares at the time the Warrants are called for redemption, Thunder Bridge II’s cash needs at such time and concerns regarding dilutive share issuances.

The Warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and Thunder Bridge II. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Class A ordinary shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Thunder Bridge II’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices. Thunder Bridge II is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a Class A ordinary share) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that Thunder Bridge II provides at least 10 business days prior written notice of such reduction to registered holders of the Warrants and that any such reduction will be applied consistently to all of the Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Thunder Bridge II, for the number of Warrants being exercised. The Public Warrant Holder will not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their Warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Public Warrants will be exercisable and Thunder Bridge II will not be obligated to issue Class A ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A ordinary shares issuable upon exercise of the Warrants is current and the Class A ordinary shares has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, Thunder Bridge II has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the Warrants until the expiration of the Warrants. However, Thunder Bridge II cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and Thunder Bridge II will not be required to settle any such warrant. If the prospectus relating to the Class A ordinary shares issuable upon the exercise of the Warrants is not current or if the Class A ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, Thunder Bridge II will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Public Warrant Holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their Warrants such that an electing Public Warrant Holder (and his, her or its affiliates) would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A ordinary shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of Thunder Bridge II, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Class A ordinary shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A ordinary shares or other similar event), Thunder Bridge II will, upon exercise, round up or down to the nearest whole number the number of Class A ordinary shares to be issued to the Public Warrant Holder.

Contractual Arrangements with respect to Certain Warrants

Thunder Bridge II has agreed that so long as the Private Placement Warrants are still held by the initial purchasers or their affiliates, Thunder Bridge II will not redeem such Warrants, Thunder Bridge II will allow the holders to exercise such Warrants on a cashless basis and such Warrants may be exercisable for cash.

Dividends

Thunder Bridge II has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination with indie, will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Company Board. It is the present intention of the Thunder Bridge II Board to retain all earnings, if any, for use in Thunder Bridge II’s business operations and, accordingly, the Thunder Bridge II Board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent, Rights Agent and Warrant Agent

The Transfer Agent for Thunder Bridge II Shares and warrant agent for its Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004.

Listing of Thunder Bridge II’s Securities

Thunder Bridge II’s Units, Class A ordinary shares and Warrants are listed on Nasdaq under the symbols “THBRU”, “THBR” and “THBRW,” respectively. At the closing of the Business Combination, the Units will separate into their component shares of the Company’s Class A common stock and Warrants so that the Units will no longer trade separately under “THBRU.” Thunder Bridge II cannot assure you that the Company’s securities will continue to be listed on Nasdaq as the Company might not in the future meet certain continued listing standards.

Certain Differences in Corporate Law

Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “Shareholder Proposal 1: The Domestication Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Domestication.”

Memorandum and Articles of Association

The Memorandum and Articles of Association contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the Memorandum and Articles of Association:

•        the right of Public Shareholders to exercise Redemption Rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

•        a prohibition against completing a business combination unless Thunder Bridge II has net tangible assets of at least $5,000,001 upon completion of such business combination;

•        a requirement that if Thunder Bridge II seeks shareholder approval of any business combination, a majority of the outstanding ordinary shares must be voted in favor of such business combination;

•        a requirement that directors may call general meetings on their own accord and are required to call a general meeting if holders of not less than 30% in par value of the issued shares request such a meeting;

•        a prohibition, prior to a business combination, against Thunder Bridge II issuing (i) any ordinary shares or (ii) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Public Shares on a business combination;

•        a requirement that Thunder Bridge II’s management take all actions necessary to liquidate the Trust Account in the event Thunder Bridge II does not complete a business combination by August 13, 2021; and

•        a limitation on shareholders’ rights to receive a portion of the Trust Account.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution under Cayman Islands law, being the approval of the holders of at least two-thirds of the Thunder Bridge II Shares as of the Record Date that are present and vote at a general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although Thunder Bridge II could amend any of the provisions relating to its structure and business plan which are contained in its Memorandum and Articles of Association, Thunder Bridge II views all of these provisions as binding obligations to its shareholders and neither Thunder Bridge II, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.

Capital Stock of the Company after the Business Combination

As a result of the Business Combination, Thunder Bridge II’s securityholders and equityholders of indie who receive shares of the Company Shares in the Business Combination will become stockholders of the Company. Your rights as stockholders of the Company will be governed by Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which will be effective upon closing of the Business Combination, as described further below. The following description of the material terms of the Company’s capital stock, including the Company Shares to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Company’s proposed Certificate of Incorporation, a form of which is attached as Annex C to this proxy statement/prospectus, and proposed Bylaws, filed as Exhibit 3.3 to the registration statement of which this proxy statement/prospectus forms a part, carefully and in their entirety because they describe your rights as a holder of the Company Shares.

Authorized and Outstanding Stock

The Certificate of Incorporation will authorize the issuance of 300,000,000 shares, consisting of:

•        10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); and

•        250,000,000 shares of Class A common stock, par value $0.0001 per share, and 40,000,000 shares of Class V common stock, no par value.

Class A Common Stock

Upon completion of the Business Combination, we expect that there will be 148,125,000 shares of Class A common stock outstanding, assuming that (i) no Public Shares are redeemed in connection with the Business Combination, (ii) all Post-Merger indie Units and Phantom Equity Units are exchanged for Class A common stock at such time (even if not yet permitted under the terms of the Exchange Agreement), and (iii) the PIPE Financing is consummated in accordance with its terms for $150 million, with Thunder Bridge II issuing 15 million shares of Class A ordinary shares to the PIPE Investors. All shares of Class A common stock are fully paid and non-assessable. In connection with the Business Combination, the Founder Shares held by the Sponsor will be converted into shares of Class A common stock of the

Company, of which 3,450,000 shares of Class A common stock held by the Sponsor will held in escrow and subject to forfeiture if certain stock price performance thresholds of the Company are not achieved by December 31, 2027. See the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Sponsor Letter Agreement.”

Voting rights.    Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.    Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights.    The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Class V Common Stock

Upon completion of the Business Combination, there will be approximately 34,021,833 shares of Class V common stock outstanding, with indie holding any shares of Class V common stock in treasury that are not issued to indie Equity Holders. All shares of Class V common stock to be issued in connection with the Business Combination will be fully paid and non-assessable.

Voting rights.    The holders of the Class V common stock are entitled to one vote for each share of Class V common stock held of record by such holders on all matters on which stockholders generally are entitled to vote. The holders of Class V common stock do not have cumulative voting rights in the election of directors. Holders of shares of Class V common stock will vote together with holders of the Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.    The holders of the Class V common stock will not participate in any dividends declared by the Company Board.

Rights upon liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class V common stock are not entitled to receive any assets of the Company.

Other rights.    The holders of shares of Class V common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V common stock.

Issuance and Retirement of Class V common stock.    In the event that any outstanding share of Class V common stock ceases to be held directly or indirectly by a holder of a Post-Merger indie Units, such share will automatically be transferred to the Company for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V common stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance or transfer of Post-Merger indie Units in accordance with the governing documents of indie.

Preferred Stock

No shares of Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination. The Certificate of Incorporation will authorize the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Company Shares by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock and the Class V common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A common stock. At present, we have no plans to issue any Preferred Stock.

Dividends

The payment of future dividends on the shares of Class A common stock will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Company Board, as described under “— Description of Thunder Bridge II Capital Stock Prior to the Business Combination.”

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its interest in indie. We intend to cause indie to make distributions to holders of Post-Merger indie Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The Amended Operating Agreement will provide that pro rata cash distributions be made to holders of Post-Merger indie Units (including the Company) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Amended Operating Agreement.” The Company anticipates that amounts it will receive may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to acquire additional newly issued Post-Merger indie Units from indie at a per unit price determined by reference to the market value of the Class A common stock; to pay dividends, which may include special dividends, on the Company’s Class A common stock; to fund repurchases of Class A common stock; or any combination of the foregoing. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Post-Merger indie Units, to maintain one-for-one parity between Post-Merger indie Units and shares of Class A common stock of the Company. See the risk factor entitled “Risk Factors — Risks Related to the Domestication and the Business Combination — The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in indie, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement or pay dividends.”

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock. See also “Risk Factors — Risks Related to the Domestication and the Business Combination — Delaware law and the Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation will provide that the Company Board will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Company Board. Upon adoption of the Certificate of Incorporation, the Company Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Company Board.

In addition, the Certificate of Incorporation will provide that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of any rights of the holders of Preferred Stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation will provide that special meetings of stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on the Company Board.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation will provide that the affirmative vote of the holders of at least 66⅔% of the capital stock of the Company, voting together as a single class, will be required to amend provisions of the Certificate of Incorporation regarding calling special meetings of stockholders and stockholder action by written consent.

The Bylaws will provide that, except as otherwise provided by law or the Certificate of Incorporation, the Bylaws may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Company Board, provided that no amendment adopted by the Company Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and the Bylaws. The Bylaws will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66⅔% in voting power all the outstanding voting capital stock of the Company, voting together as a single class:

•        the provisions regarding calling annual and special meetings of stockholders;

•        the provisions regarding the nominations of directors and the proposal of other business at an annual or special meeting of stockholders;

•        the provisions regarding the conduct of stockholder meetings;

•        the provisions providing for a classified Company Board (including the election and term of directors);

•        the provisions regarding filling vacancies on the Company Board and newly created directorships;

•        the provisions regarding removal of directors; and

•        the amendment provision requiring that the above provisions be amended only with an 66⅔% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of the Company, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation or as to which the DGCL confers jurisdiction on the Chancery Court, or (4) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the federal securities laws, including the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the inclusion of such provision in our Certificate of Incorporation will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty or other act or omission as a director of the Company, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached his or her duty of loyalty to the Company or its stockholder or for any act not in good faith or which involve intentional misconduct or a knowing violation of law.

The Certificate of Incorporation provides that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of indie’s respective directors, officers or employees for which indemnification is sought. See “Legal Proceedings” for more information about pending or threatened litigation against Thunder Bridge II’s officers and directors.

Stockholder Registration Rights

Thunder Bridge II has entered into a registration rights agreement with respect to the holders of Founder Shares, private placement warrants and warrants that may be issued on conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Thunder Bridge II will bear the expenses incurred in connection with the filing of any such registration statements.

Thunder Bridge II has also agreed to use its best efforts to file a resale registration statement covering the PIPE Shares within 30 days, and to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing, but not later than 90 days (or 120 days if the SEC notifies Thunder Bridge II that it will review the registration statement) following the filing. Thunder Bridge II will bear the expenses incurred in connection with the filing of any such registration statements.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Class A common stock and warrant agent for the Company’s warrants will be Continental Stock Transfer & Trust Company.

Listing

The Company has applied to list the Class A common stock and warrants on Nasdaq under the symbols “INDI” and “INDIW.”

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of Thunder Bridge II Units, Ordinary Shares and Warrants

Thunder Bridge II’s Units, Class A ordinary shares and Warrants are traded on Nasdaq under the symbols THBRU, THBR and THBRW, respectively. The Units began public trading on August 13, 2019 and Thunder Bridge II’s Class A ordinary shares and Warrants began public trading on October 4, 2019.

Market price information regarding Thunder Bridge II’s Class B ordinary shares is not provided here because there is no established public trading market for Thunder Bridge II’s Class B ordinary shares.

The closing price of Thunder Bridge II’s Units, Class A ordinary shares and Warrants on December 11, 2020, the last trading day before announcement of the execution of the MTA, was $11.75, $10.47 and $1.55, respectively. As of May 10, 2021, the closing price for each Unit, Class A ordinary share and Warrant of Thunder Bridge II was $10.99, $10.12 and $1.70, respectively.

Holders of Thunder Bridge II’s Units, Class A ordinary shares and Warrants should obtain current market quotations for their securities. The market price of Thunder Bridge II’s securities could vary at any time before the Business Combination.

Holders of Thunder Bridge II Securities

As of January 20, 2021, there was one holder of record of Thunder Bridge II’s Units, one holder of record of Thunder Bridge II’s Class A ordinary shares, one holder of record of Thunder Bridge II’s Class B ordinary shares and two holders of record of Thunder Bridge II’s Warrants. Thunder Bridge II believes that the number of beneficial holders of Thunder Bridge II’s Class A ordinary shares to be in excess of 300 persons.

Dividends of Thunder Bridge II Securities

Please refer to the section of this proxy statement/prospectus entitled “Description of Thunder Bridge II’s and the Company’s Securities — Description of Thunder Bridge II’s Capital Stock Prior to the Business Combination — Dividends.”

indie

Market Price of indie Securities

Market price information regarding indie is not provided because there is no public market for indie’s securities.

Holders of indie Securities

As of March 23, 2021, there are 139 holders of record of units in indie (not taking into account affiliates among such equity holders), which includes holders of Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H Units in indie.

In addition, in March 2020, October 2020, and April 2021, indie entered into Simple Agreements for Future Equity (SAFE) with third party and existing investors for a total purchase amount of $30,765,000. The SAFE agreement requires that indie issue equity to the SAFE holders in exchange for their investment upon a preferred unit capital raise of at least $35,000,000. In the event of a dissolution, the SAFE holders are entitled to receive payment in the amount of the original purchase amount, in preference to any membership units. In the event of a liquidation, the SAFE holders are entitled to redeem the SAFE for two times the original purchase amount. Certain SAFE holders may convert the SAFE into preferred units of indie if another exit event has not occurred prior to December 31, 2021. There are ten SAFEs issued and outstanding.

During April 2021, indie entered into a simple agreement for future equity (SAFE) with a third-party investor for a total purchase amount of $5.0 million. The terms of the Additional SAFE Agreement are substantially the same as those issued in March and October 2020, except that the conversion cap is based on a $460,000,000 valuation cap. Such cap will be reduced to the maximum valuation cap under indie’s other SAFEs if the Business Combination is not closed within 75 days of the funding of the Additional SAFE. The Additional SAFE Agreement issued in April 2021 has not been reflected in indie’s historical consolidated financial statements as of December 31, 2020 but is a converting security with respect to the Business Combination.

An additional 34 service providers and employees of indie hold Phantom Equity Units in indie pursuant to indie’s Phantom Equity Plan and related award agreements. Pursuant to the terms of such plan and award agreements, each Phantom Equity Unit holder, upon vesting, will be entitled to receive shares of Class A common stock or, at the discretion of Surviving Pubco, cash equivalent to the fair market value of a specified number of shares of Class A common stock.

Dividend Policy of the Company Following the Business Combination

Following completion of the Business Combination, the Company Board will consider whether or not to institute a dividend policy. It is presently intended that the Company retain its earnings for use in business operations and accordingly, we do not anticipate that the Company Board would declare any dividends in the foreseeable future. Please refer to the section of this proxy statement/prospectus entitled “Description of Thunder Bridge II’s and the Company’s Securities — Capital Stock of the Company after the Business Combination — Dividends.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of (i) Thunder Bridge II as of May 10, 2021 (pre-Business Combination) and (ii) the Company immediately following the completion of the Business Combination (post-Business Combination), assuming that no Class A ordinary shares of Thunder Bridge II are redeemed, and alternatively that 8,625,220 Class A ordinary shares of Thunder Bridge II are redeemed, by:

•        each person known by Thunder Bridge II to be the beneficial owner of more than 5% of the shares of Thunder Bridge II Shares on May 10, 2021 (pre-Business Combination) or the beneficial owner of more than 5% of the shares of the Company’s common stock upon completion of the Business Combination;

•        each of Thunder Bridge II’s named executive officers and directors;

•        each person who will become a named executive officer or is nominated to become a director of the Company upon completion of the Business Combination; and

•        all executive officers and directors of the Company as a group after completion of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the shares of Thunder Bridge II pre-Business Combination is based on 34,500,000 Class A ordinary shares and 8,625,000 Class B ordinary shares issued and outstanding as of May 10, 2021.

The expected beneficial ownership of shares of the Company’s common stock immediately following completion of the Business Combination is 140,141,481 and has been determined based on the following assumptions: (i) there will be an aggregate of 43,125,000 ordinary shares of Thunder Bridge II (including 8,625,000 Founder Shares) issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been converted into shares of Class A common stock of the Company upon completion of the Business Combination, (ii) approximately 47,994,651 shares of Class A common stock will have been issued as a portion of the Merger Consideration, (iii) approximately 34,021,833 shares of Class V common stock will have been issued upon the completion of the Business Combination, with certain Post-Merger indie Unit holders receiving one share of Class V common stock per Post-Merger indie Unit held, and (iv) each of the other assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages,” except (A) with respect to item 3 in such assumptions, the Post-Merger indie Units are subject to an exchange agreement and will not be exchanged until after the Closing (and the holders of 6,221,811 of the Post-Merger indie Units do not have Class V common stock), (B) the Phantom Equity Units are not exchanged for Class A common stock until the six month anniversary of the Closing, and (C) in the case of the columns shown under “Assuming Maximum Redemption,” the information presented assumed that Public Shareholders have exercised their Redemption Rights for 8,625,220 Class A ordinary shares, which represents the maximum number of Class A ordinary shares of Thunder Bridge II that can be redeemed while satisfying applicable closing conditions under the MTA (under the assumptions set forth in the section titled “Frequently Used Terms — Share Calculations and Ownership Percentages”).

The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Placement Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the Earn-Out Shares, and the shares expected to be issued or reserved under the 2021 Equity Incentive Plan.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066.

			Thunder Bridge II Shares Pre-Business Combination			Company Shares Post-Business Combination(2)(3)
			Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	% of Voting Control	Shares of Class A Common Stock	Post- Merger Class V Common Stock(2)	% of Total Voting Power(3)	Shares of Class A Common Stock	Post- Merger Class V Common Stock(2)	% of Total Voting Power(3)
Thunder Bridge Acquisition II LLC(4)	8,625,000	20.0%	8,625,000	—	6.2%	8,625,000	—	6.6%
Gary A. Simanson(4)(5)	8,725,000	20.2%	9,725,000	—	6.9%	9,725,000	—	7.4%
William A. Houlihan	—	—	—	—	—	—	—	—
John Wu	—	—	—	—	—	—	—	—
David E. Mangum	—	—	—	—	—	—	—	—
Mary Anne Gillespie	—	—	—	—	—	—	—	—
Robert H. Hartheimer(5)	—	—	—	—	—	—	—	—
Stewart J. Paperin	—	—	—	—	—	—	—	—
Allerd D. Stikker	—	—	—	—	—	—	—	—
All pre-Business Combination directors and officers as a group (8 individuals):	8,725,000	20.2%	9,725,000	—	6.9%	9,725,000	—	7.4%
Director Nominees and Named Executive Officers of the Company Post-Business Combination(5):
Donald McClymont			637	6,371,740	4.5%	637	6,372,377	4.8%
Ichiro Aoki			637	6,371,740	4.5%	637	6,372,377	4.8%
Thomas Schiller			2,097,326	—	1.5%	2,097,325	—	1.6%
Scott Kee			637	6,371,740	4.5%	637	6,372,377	4.8%
David Aldrich			—	—	—	—	—	—
Diane Brink			—	—	—	—	—	—
Peter Kight			—	—	—	—	—	—
Karl-Thomas Neumann			—	—	—	—	—	—
Jeffrey Owens			—	—	—	—	—	—
Sonalee Parekh			—	—	—	—	—	—
William Woodward(6)			—	—	—	—	—	—
All post-Business Combination Director Nominees and Named Executive Officers as a Group (13 persons):			21,214,457		15.1%	21,214,457		16.1%
Greater than Five Percent Holders:
Anthem ADK Holdings, Inc.(6)			13,307,696	—	9.5%	13,307,696	—	10.1%
GoDubs Inc. (Walden)(7)			11,129,853	—	7.9%	11,129,853	—	8.5%
Bison Capital Partners IV, L.P.(8)			1,628,403	8,534,873	7.3%	1,628,403	8,534,873	7.7%
Cezanne Investments Ltd (Embry Converts)(9)			7,969,840	—	5.7%	7,969,840	—	6.1%

____________

*        less than one percent.

(1)      Includes Class A ordinary shares held by the Public Shareholders and Class B ordinary shares, or Founder Shares, held by Thunder Bridge Acquisition II LLC (also referred to as the Sponsor).

(2)      Upon the completion of the Business Combination, holders of Class A common stock will be entitled to one vote for each share of Class A common stock held by them. Certain indie Equity Holders will own Post-Merger indie Units and a corresponding number of shares of Class V common stock and will be entitled to one vote per share Class V common stock. Subject to the terms of the Exchange Agreement, the Post-Merger indie Units are initially exchangeable for shares of Class A common stock on a one-for-one basis from and after the six-month anniversary of the Closing.

(3)      Represents percentage of voting power of the holders of Class A common stock and Class V common stock of the Company voting together as a single class. See the section entitled “Description of Thunder Bridge II’s and the Company’s Securities — Capital Stock of the Company after the Business Combination — Class V Common Stock.” Based on 140,141,484 shares of Class A common stock and Class V common stock outstanding (No Redemptions) and 131,516,264 shares of Class A common stock and Class V common stock outstanding (Maximum Redemptions).

(4)      Interests shown consist solely of Founder Shares, classified as Class B ordinary shares. These shares will convert into Class A ordinary shares on a one-for-one basis, subject to adjustment, as described herein. Mr. Simanson, Thunder Bridge II’s President and Chief Executive Officer, may be deemed to beneficially own shares held by the Sponsor by virtue of his control over the Sponsor as its managing member. Mr. Simanson disclaims beneficial ownership of the ordinary shares held by the Sponsor other than to the extent of his pecuniary interest in such shares. Each of Thunder Bridge II’s officers and directors is a member of the Sponsor. Pursuant to the Sponsor Letter Agreement, at any time subsequent to the Closing, the Sponsor may liquidate and distribute the shares of Class A common stock (including rights to the Escrow Shares) among its members in accordance with its operating agreement, subject to the escrow. Following this dissolution, Mr. Simanson will have the authority to act on behalf of the Sponsor’s members in respect of all of the Escrow Shares (subject to an escrow agreement, in releasing from escrow or otherwise disposing of the Escrow Shares). While the Escrow Shares are held in escrow, the Sponsor’s members will have full ownership rights to the Escrow Shares, including voting rights, but any earnings or proceeds from the Escrow Shares will be retained in the escrow account, and neither the Sponsor’s members nor Mr. Simanson following the Sponsor dissolution will have the right to transfer the Escrow Shares. Mr. Simanson will also deemed to own 1,000,000 shares of Class A common stock to be acquired in the PIPE Financing by Thunder Bridge Capital, LLC. Mr. Simanson is President and CEO of Thunder Bridge Capital, LLC.

(5)      Unless otherwise noted, the principal business address of all the individuals listed under “Expected Directors and Named Executive Officers of the Company Post-Business Combination” in the table above is 32 Journey, Aliso Viejo, California 92656.

(6)      Consists of shares of Class A common stock to be issued in consideration for the Business Combination, which will be held of record by Anthem ADK Holdings, Inc. (“Anthem ADK”). Anthem LLC (“Anthem LLC”) is the general partner of Anthem ADK, and as such, may be deemed to have the power to vote and dispose of the shares of Class A common stock held of record by Anthem ADK. William Woodward is the managing member of Anthem LLC and may be deemed to have the power to vote and dispose of the shares of Class A common stock held of record by Anthem ADK.

(7)      Consists of shares of Class A common stock to be issued to GoDubs, Inc. as consideration for the Business Combination. Walkden CEL Global Fund I, L.P. is the sole stockholder of GoDubs, Inc. Walden CEL Global Fund GP (I) LTD is the general partner of Walden CEL Global Fund I, L.P. and has sole voting and disposition over such shares. The Address of GoDubs, Inc. is 2550 Hanover Street, Palo Alto.

(8)      Consists of 1,628,403 shares of Class A common stock and 8,534,873 shares of Class V common stock which will be owned directly or indirectly by Bison Capital Partners IV, L.P. (“Bison”) following the Business Combination. Bison Capital Partners IV GP, LP. Is the general partner of Bison and has voting and dispositive power over these shares. The address of Bison Capital Partners IV, L.P. is 233 Wilshire Blvd, Suite 425, Santa Monica, CA 90401.

(9)      Consists of 7,969,840 shares of Class A common stock to be issued to Cezanne Investments Ltd as consideration for the Business Combination. Renato Portella has voting and dispositive power over the shares. The address of Cezanne Investments Ltd (Embry Converts) is Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, The British Virgin Islands

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thunder Bridge II Related Person Transactions

In February 2019, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. Such shares had an aggregate market value of approximately $87.3 million based on the last sale price of $10.12 per share on Nasdaq on May 10, 2021. The Sponsor owns 20.0% of the issued and outstanding ordinary shares of Thunder Bridge II and has the right to elect all of Thunder Bridge II’s directors prior to the initial business combination. Pursuant to the Letter Agreement between Thunder Bridge II and its Sponsor, officers and directors, Thunder Bridge II’s Sponsor, officers and directors have agreed to vote all ordinary shares owned by them, including the Founder Shares, in favor of the Business Combination.

The Sponsor purchased an aggregate of 8,650,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant for an aggregate purchase price of $8,650,000 in a private placement that closed simultaneously with the closing of the IPO. Such warrants had an aggregate market value of approximately $14.7 million based on the last sale price of $1.70 per warrant on Nasdaq on May 10, 2021. Each private placement warrant entitles the holder upon exercise to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants (including the common stock that will be issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial Business Combination.

Thunder Bridge II entered into an Administrative Services Agreement with First Capital Group, LLC, an affiliate of the Sponsor, pursuant to which Thunder Bridge II pays a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of the Business Combination, Thunder Bridge II will cease paying these monthly fees.

Thunder Bridge II entered into an Advisory Agreement with Thunder Bridge Capital, LLC, an affiliate of its Chief Executive Officer, pursuant to which Thunder Bridge II pays a total of $20,000 per month for advisory services relating to its search for and consummation of an initial business combination. Upon completion of the Business Combination, Thunder Bridge II will cease paying these monthly fees.

Thunder Bridge II and Monroe Capital, LLC, a member of the Sponsor, entered into a letter agreement on the date of the IPO granting Monroe Capital a right of first refusal to provide up to 51% of any necessary debt financing in connection with the Business Combination and the right to act as lead agent and arranger in connection thereto.

indie Related Person Transactions

None.

Post-Business Combination Arrangements

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the MTA. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•        Amended Operating Agreement (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Amended Operating Agreement”);

•        Exchange Agreement (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Exchange Agreement”);

•        Tax Receivable Agreement (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Tax Receivable Agreement”);

•        Sponsor Letter Agreement (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Sponsor Letter Agreement”);

•        Lock-up Agreements (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Subscription Agreement; Lock-up Agreement”);

•        The Company Support Agreements and Sponsor Support Agreement (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Support Agreements”);

•        Registration rights agreements contained in the Subscription Agreements (see the section entitled “Shareholder Proposal 2: The Merger Proposal — Related Agreements — Subscription Agreements”);

•        Employee agreements for executive officers (see the section entitled “Executive Compensation of indie — Key Compensation Actions in 2021).

Statement of Policy Regarding Transactions with Related Persons

The Company will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to certain exceptions. For more information, see the section entitled “Management of the Company Following the Business Combination — Related Person Policy of the Company.”

Indemnification of Directors and Officers

The Bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. In addition, we intend to enter into indemnification agreements with each of our directors and executive officers, to provide indemnification and reimbursement of expenses to the fullest extent permitted by law.

See “Legal Proceedings” for more information about pending or threatened litigation against Thunder Bridge II’s officers and directors.

INFORMATION ABOUT INDIE

Throughout this section, unless otherwise noted, “we,” “us,” “indie” and the “Company” refer to Ay Dee Kay LLC d/b/a indie Semiconductor and its consolidated subsidiaries.

About indie

indie offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems (ADAS), including LiDAR, connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. indie is an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, indie has design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations throughout China.

Industry Overview

At the highest level, semiconductors can be classified either as discrete devices, such as individual transistors, or integrated circuits (ICs), where a number of transistors and other components are combined to form a more complicated electronic subsystem. ICs can be divided into three primary categories: digital, analog, and mixed-signal. Digital ICs, such as memory devices and microprocessors, can store or perform arithmetic functions with data. Analog ICs, by contrast, handle real-world signals such as temperature, pressure, light, sound or speed, and also perform power management functions such as regulating or converting voltages for electronic devices. Mixed-signal ICs combine digital and analog functions onto a single chip and play an important role in bridging real world inputs into the digital domain.

Historically, growth in the semiconductor industry has been driven by content expansion in computing, mobile and consumer electronics. However, research analysts anticipate that as each of these markets approach saturation, the automotive sector will become one of the fastest growing opportunities. Specifically, according to IHS research, the automotive semiconductor market is expected to grow from $33 billion in 2020 to $59 billion in 2025, representing a 12 percent Compound Annual Growth Rate (CAGR) compared to the overall semiconductor industry which, according to Fortune Business Insights, is expected to grow at a 5 percent CAGR over the same timeframe.

indie’s Market Opportunity

In today’s automobiles, semiconductors perform a variety of functions across multiple electronic components and systems, including sensing, processing data, storing information and converting or controlling signals. Semiconductor architectures vary significantly depending upon the specific function or application of the end product. They also differ based on a number of technical characteristics, including the degree of integration, level of customization, programmability and the underlying process technology utilized in manufacturing and assembly.

While semiconductors have always comprised the core building blocks of automotive electronic systems and equipment, recent technological advances have substantially increased their features, functionality and performance. Today, they support enhanced user interfaces and offer improved power consumption — all with reduced footprints and lower costs. These innovations have resulted in significant growth opportunities spanning diverse end markets and applications.

The twin technology megatrends driving the automotive semiconductor market are the rapid proliferation of electric vehicles (EVs) and adoption of ADAS functionality. Deloitte’s global EV forecast is for a 29 percent CAGR over the next 10 years, with total annual EV sales growing from 2.5 million in 2020 to 31.1 million by 2030, representing almost one third of all new car production. These estimated sales volumes are driven in part by increasing governmental mandates in Europe and Asia, along with similar new legislation in the United States. For example, special provisions in the United States Clean Air Act allow states to either follow the federal requirements or adopt California’s vehicle emission regulations. Currently, 10 states are following California and implementing its Zero Emission Vehicle (ZEV) regulations, including the requirements that about 10 percent of new vehicles must be ZEVs by 2025. Further, EVs are also benefitting from higher performance in terms of horsepower and range as well as compelling long-term economics resulting from decreased battery prices, lower lifetime maintenance costs and total cost of ownership.

At the same time, global ADAS volumes are expected to increase substantially, driven by consumer demand and government mandates for increased vehicle safety features. The European New Car Assessment Program (NCAP), which has been focused on fostering safe cars since 1996, requires a minimum level of crash mitigation functionality in new vehicles, such as Automatic Electronic Braking (AEB), Lane Keeping Assist (LKA) and other driver-assist features, in order for a vehicle to be awarded a 5-star rating. Similarly, the European Union is moving towards requiring speed assistance, driver drowsiness, attention-warning and driver distraction systems. In the United States, ADAS adoption and consumer education on advanced crash avoidance capabilities are being fueled by industry standards such as the U.S. NCAP and the Insurance Institute for Highway Safety “Top Safety Pick” and “Top Safety Pick+” awards. Additionally, the National Highway Traffic Safety Administration and 20 automakers recently pledged to voluntarily equip nearly all new passenger vehicles by September 1, 2022, with low-speed AEB systems that include forward-collision warning. With global safety rating programs and auto manufacturers pushing to deliver more safety and comfort features to customers, many industry experts expect near complete adoption of ADAS functionalities in all new vehicles produced in Europe, the United States, Japan and South Korea by 2026.

indie’s addressable market is not solely dependent on global automotive volumes, but rather on the increased levels of semiconductor content that are required in vehicles to support safety systems, connected car, enhanced user experiences and EV applications as defined below:

Safety Systems:    Automotive safety features are evolving from passive to active systems, with the addition of ADAS and sensor technologies such as radar and vision. The path to Level 4 (high autonomy) and Level 5 (full autonomy) also contributes to ADAS adoption in vehicles today.

Connected Car:    Vehicles are increasingly called upon to communicate not only within the cabin, but also with external devices and networks. Smart car access, automotive Near-Field Communication (NFC) and Ultra-Wide Band (UWB) technologies, which enable the connection of vehicles and keys with external devices (including smart phones and vehicle to vehicle applications), are becoming increasingly standardized in baseline vehicle models rather than solely in the luxury or customized vehicles segments. Data integrity and security hardware features for safeguarding memory and other critical data are also becoming standard across all vehicle models, particularly as vehicles interface with external networks.

User Experience:    Comfort and convenience systems coupled with user interface applications, such as the inclusion of digital cockpits with multiple, large, interactive screens, require increased processing power. In addition, indie believes that consumer demand for the standardization of higher-end options across a greater number of vehicle classes, as well as complex internal vehicle customization, will drive higher semiconductor content.

Electrification:    Higher performance, broader availability of charging stations and more stringent emissions regulations are each accelerating the move toward electric vehicles.

Company Overview

indie is empowering the Autotech revolution via next generation automotive semiconductors and software solutions. Through best-in-class analog, digital and mixed signal ICs, together with software running on the embedded processors, we are developing a differentiated, market leading portfolio of products. Our technological expertise, including cutting edge design capabilities and packaging skillsets, combined with our deep applications knowledge and strong customer relationships, have enabled us to ship over 100 million devices to date to Tier 1 automotive suppliers. This is a powerful testament to the traction we have achieved in our relatively short history.

Our go-to-market strategy focuses on collaborating with innovative customers and partnering with dozens of Tier 1 automotive suppliers through aligned new product development, in pursuit of solutions addressing the highest growth emerging technologies. We leverage our core capabilities in system-level hardware and software integration expertise to demonstrate to both existing and new customers, our ability to extend our current platform and scale into new products and markets.

Additionally, our innovative product roadmaps meet or exceed the quality standards that are specified by the more than 20 global automotive manufacturers who utilize our devices. We support leading customers from our design and application centers located in North America, Asia and Europe, where our local teams work closely on their unique design requirements, indie is partner and customer agnostic.

Competitive Strengths

indie focuses on delivering leading edge IC hardware with embedded software solutions. Over the past 10 years, we have built trusted relationships with Tier 1 automotive suppliers. Through focused R&D, leading intellectual property and a curated strategic partner network, we are on a dozen Tier 1 Approved Vendor Lists (AVLs). Our competitive strengths include:

•        Market leadership positions in the highest growth areas.    Our products serve four types of automotive applications: safety systems, connected car, user experience and electrification. According to IHS research, these key functions are projected to grow at a 19 percent CAGR, from $16 billion in 2020 to $38 billion by 2025, substantially outpacing the broader global automotive semiconductor market by 700 basis points during the same period.

•        Differentiated solutions with high barriers to entry.    Due to the high degree of regulatory scrutiny and safety requirements in the automotive industry, the semiconductor market is characterized by stringent qualification processes, zero defect quality requirements and functionally safe design architectures. As a result, products must meet high reliability standards and have extensive design-in timeframes. Further, the automotive environment is harsh, exposing vehicles to fluctuations in temperature and humidity and solutions require specific expertise. Given our extensive industry experience, indie has overcome these high barriers to entry and is well positioned to solve some of the most demanding Autotech design challenges.

•        Partner/Customer relationships.    We focus on engaging with leading global customers by developing technically differentiated, compelling and sustainable architectures. To win with customers and programs, we bring unique designs that allow major cost savings through higher levels of product integration, reducing the total number of chips needed to support multiple requirements. Toward that end, today indie is approved on a dozen Tier 1 AVLs.

•        Proven management team.    indie’s executive management team brings extensive semiconductor experience, with past successes in delivering leading edge technologies and focusing on creating shareholder value. Our key management and leadership team includes:

Donald McClymont, 52. Mr. Donald McClymont serves as our Chief Executive Officer and Chairman of the Board and is responsible for formulating our strategic vision, ensuring execution of our business plans and creating shareholder value. Prior to co-founding indie, he was Vice President of Marketing at Axiom Microdevices, tasked with driving company strategy, developing sales engagements and building key industry partnerships. Prior to Axiom, he was a Product Line Director at Skyworks Solutions/Conexant and a Marketing Manager at Fujitsu. Previously, he was with Thesys (now X-FAB/Melexis), and Wolfson (now Cirrus Logic), as a design engineer. Mr. McClymont holds five patents worldwide and earned a Masters in Engineering Electronics and Electrical from the University of Glasgow.

Dr. Ichiro Aoki, 55. Dr. Ichiro Aoki serves as our President and as a Board Member of indie. He works closely with our executive team and Board to create, update and manage execution of indie’s strategies and technical roadmaps. Prior to co-founding indie, Dr. Aoki was a co-founder, Board Member and Chief Architect of Axiom Microdevices, which was subsequently sold to Skyworks Solutions. Previously, Dr. Aoki founded and served as co-CEO of PST Eletronica Ltd. in Brazil, which was later sold to Stoneridge, Inc. Dr. Aoki has developed 35 patents worldwide and has authored numerous IEEE papers, two of them having over 400 citations. He is fluent in Japanese, Portuguese and English. Dr. Aoki holds a Ph.D. and Masters in Electrical Engineering from the California Institute of Technology and a Bachelor of Science in Electrical Engineering from the University of Campinas. He serves as a California Institute of Technology Electrical Engineering Advisory Council Member and is also a Scientific Advisory Board Member with the California Institute of Technology Space-based Solar Power Project (SSPP).

Thomas Schiller, 50. Mr. Thomas Schiller serves as our Chief Financial Officer and Executive Vice President of Strategy. In this role, he leads all corporate financing, reporting, investor relations, treasury, tax, as well as merger and acquisition activities. Prior to joining indie in October 2019, Mr. Schiller was Vice President of Marketing at Marvell

Semiconductor and previously was Vice President of Strategy and Corporate Development at Skyworks Solutions. He earned a Masters of Business Administration from the University of Southern California with specialization in Entrepreneurship and Finance and holds a Bachelor of Arts in Social Sciences with emphasis in Economics and Political Science from the University of California, Irvine. In addition, Mr. Schiller has completed executive education programs at the University of California, Los Angeles and at Suffolk University, Boston.

Dr. Scott Kee, 44. Dr. Scott Kee is indie’s Chief Technology Officer with responsibility for all strategic product development and roadmap alignment. Prior to co-founding indie, Dr. Kee was Chief Technology Officer at Axiom Microdevices, another company he co-founded, which was subsequently sold to Skyworks Solutions. Dr. Kee has developed 35 patents worldwide. He earned his Ph.D. from the California Institute of Technology in Electrical and Electronics Engineering and holds a Bachelor of Science in Electrical and Electronics Engineering from the University of Delaware.

Steven Machuga, 56. Mr. Machuga has been indie’s Chief Operating Officer since March 2021. He has over 30 years of experience in electronics and semiconductor development and high-volume operations management of the entire supply chain. Prior to joining indie, he was Vice President, Worldwide Operations, at Skyworks Solutions since 2016. Prior to that, he was Vice President, External Manufacturing Operations & Engineering at Skyworks from 2006. He holds an Masters in Chemical Engineering and Materials Science from the University of Minnesota and a Bachelor of Science in Chemical Engineering from the University of Connecticut. He holds six U.S. patents and three European patents.

Ellen Bancroft, 55. Ms. Bancroft joined indie in April 2021 as its General Counsel. Previously, she was a partner at the international law firm of Morgan, Lewis & Bockius LLP since 2013, where she served as Office Managing Partner for over five years. From 2003 to 2013, she was a partner and the California Corporate Group Head, at Dorsey & Whitney LLP. Prior to that, she was an associate, and later a partner, at Brobeck, Phleger & Harrison LLP. In her law firm practice, she regularly counseled corporate boards and related committees, advised various public companies on their public company reporting obligations and corporate governance matters, and handled a variety of M&A and corporate finance transactions. Ms. Bancroft holds a Juris Doctor from Vanderbilt University School of Law, and a Bachelor of Science in Business from Indiana University, Bloomington.

Company Strategy

We are dedicated to offering our customers a comprehensive portfolio of automotive technology solutions. We focus on designing and delivering the technologies that enable four key automotive dynamics: safety systems, connected car, enhanced user experience and electrification. Core tenets of indie’s strategy include:

•        Enabling diverse, high growth applications.    Our system on chip solutions are at the epicenter of a diverse set of emerging applications including telematics, LiDAR, wireless charging, lighting, CarKey and CarPlay.

•        Delivering on existing wins and extending product reach.    Our products currently support multiple Tier 1 automotive supplier platforms. Over the next twelve months, we intend to meet the demand for current solutions, secure additional business with existing customers in the user experience and connected car segments, and expand sales of our ADAS product lines. As we move into 2023 and 2024, we plan to deliver expanded LiDAR solutions and bring Artificial Intelligence (AI) and Machine Learning (ML) processor acceleration capabilities into new deployments in radar and vision applications.

•        Pursuing selective acquisitions.    We continually assess and plan to selectively pursue acquisition opportunities that are complementary to our existing portfolio of products and/or accelerate our growth initiatives.

•        Leveraging our global supply chain.    indie has built an extremely nimble global network of foundry, test and assembly partners that provide us with the unique ability to deliver to industry-leading cycle times. As a fabless semiconductor supplier, this approach has allowed us to maximize scalability while minimizing capital expenditures. To meet demand as the business scales, indie plans to focus on augmenting its successful strategic supply chain partnerships.

•        Driving margin expansion through innovative designs and development.    We intend to expand our margins through the design and development of new, more highly integrated solutions. Our engineering teams develop highly integrated architectures to reduce our customers’ chip placements and lower their overall bill of materials while expanding indie’s margins.

Company Products and Solutions

Our products include solutions for a multitude of automotive applications including parking assist, vision systems, wireless charging, telematics, cloud access, infotainment and cabin lighting. Products under development range from artificial intelligent accelerators to driver monitoring systems, charging controllers and diagnostic platforms. The following chart identifies our solutions for the various markets.

We have deep design experience and capabilities in core technologies, allowing us to deliver leading-edge Autotech architectures. Our capabilities include, but are not limited to:

•        System engineering, optimization and partitioning

•        Mixed signal and RF design

•        Analog and power management

•        Digital Design

•        Digital Signal Processors (DSP) and ARM-based Microcontrollers (MCU)

In addition, embedded software is a cornerstone of all of indie’s products. We utilize automotive grade software solutions and ARM 32-bit processors. Through our proprietary design flow, we also enable algorithm development and co-development with hardware.

Sales, Marketing and Customer Support

Our go-to-market strategy provides comprehensive customer coverage. We are partner and standard agnostic, allowing our solutions to be used globally and across multiple platforms and customers. We target innovative Tier 1 automotive suppliers and focus on the semiconductors and software that enable the key systems which underpin the highest growth automotive technology market opportunities.

We often work with customers that have a leading market share in a given application and we deliver unique, tailor-made software and hardware solutions. Given automotive product cycles, we are typically in production with customers for more than seven years with a single design. Through our customer collaboration at the R&D level, our team members are often integrated into a customer’s technology selection and design processes, a key aspect in indie’s winning track record of repeat business.

We have shipped over 100 million devices to customers and our products are powering solutions in over 20 automotive suppliers. By establishing a trusted relationship with the industry’s leading suppliers, indie is ideally positioned to gain a growing share of new automotive solutions.

The following table shows revenue disaggregated by geography, based on the customer’s shipping location, for the years ended December 31, 2020 and 2019. Given the fact that many of our customers have foreign manufacturing operations, this table is not indicative of where our customers are headquartered or where our products are ultimately deployed.

	Product revenue		Contract revenue
	Twelve months ended December 31,		Twelve months ended December 31,
(in thousands)	2020	2019	2020	2019
China	$13,006	$16,665	$33	$—
United States	2,118	1,497	2,905	1,898
South Korea	1,596	1,149	—	—
Brazil	666	1,105	—	—
Other	2,102	398	184	—
Total	$19,488	$20,814	$3,122	$1,898

Concentrations

Revenues for the years ended December 31, 2020 and 2019 include sales to Aptiv, a leading Tier 1 automotive supplier, which represents approximately 57% and 77% of total revenue, respectively. The loss of this customer would have a material impact on indie’s consolidated financial results.

Litigation

indie may be a party to routine claims or litigation incidental to its business. The Company is currently not a party to any pending legal proceeding that is likely to have a material adverse effect on its business, financial condition or results of operations. See Note 19 to indie’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of our commitments and contingencies.

Research and Development Strategy

indie has invested a significant amount of time and expense into the design and development of its products and the associated software. Our engineering teams deliver best-in-class mixed signal solutions with a focus on meeting our customers’ performance requirements.

As an Autotech company, we believe that our future success depends on our ability to rapidly develop and introduce differentiated products. Our goal is to continually improve both our existing portfolio, while simultaneously introducing new solutions in order to create value for our customers. To outpace market growth, we invest in opportunities that will help extend our product reach, with an emphasis on the industry’s fastest growing segments. Our attention to meeting or exceeding the stringent automotive safety and reliability requirements is fundamental to our research and development process.

To that end, we regularly review our investments to ensure alignment with our growth and profitability goals and make necessary changes in the allocation of resources as needed. In 2019, we spent approximately 89% of our revenues on research and development.

indie’s research activities are principally conducted at its headquarters in Aliso Viejo, California and in Austin, Texas, Boston, Massachusetts, San Francisco, California, Edinburgh, Scotland and Wuxi, China. As of December 31, 2020, indie had approximately 100 full-time employees engaged in its research development, with nearly 70% of all employees holding either a Master of Science or Ph.D. degree.

Process and Packaging Technology

Packaging is becoming increasingly crucial to the performance and reliability of automotive ICs, especially given the challenging operating environment of vehicles. indie’s technology development engineers have long-established expertise in delivering leading edge capabilities, such as system-in-package (SiP) technology. Further, indie leverages its proprietary packaging capabilities to integrate multiple chips into a single package solution.

Automotive Quality and Safety

indie employs wafer and package technologies that meet or exceed the rigorous quality and safety requirements set by industry standards and our customers. Our robust development processes and company guidelines have resulted in indie devices that are capable of exceeding the requirements of AEC Q100 Automotive Grade.

Our dedication to our customers begins with a commitment to design, produce and deliver the highest quality products that meet or exceed the performance levels required for each application. We encourage our customers to frequently visit both our design centers and our manufacturing partners to ensure that the processes and quality meet the standards they have come to expect. We are ISO9001 certified and intend to pursue further certifications.

Intellectual Property

The core strengths of our business are our intellectual property portfolio and engineering experience, both of which guide product development activities and our approach to patent filings.

Our future success and competitive position depend in part upon our ability to obtain and maintain protection of our proprietary technologies. In general, we have elected to pursue patent protection for aspects of our circuit and device designs that we believe are patentable. We have a number of core technology patents currently in process, including provisions, but we do not rely on any particular patent or patents for our success and have instead relied on our know-how and trade secrets. We also rely on a combination of non-disclosure agreements and other contractual provisions, as well as our employees’ commitment to confidentiality and loyalty, to protect our technology and processes.

The semiconductor industry in general is characterized by frequent claims of infringement and litigation regarding patent and other intellectual property rights. Patent infringement is an ongoing risk, in part because other companies in our industry could have patent rights that may not be identifiable when we initiate development efforts. Litigation may be necessary to enforce our intellectual property rights, and we may have to defend ourselves against infringement claims.

Competition

The market for high-performance analog, digital and mixed-signal semiconductors for automotive applications, is competitive although recent consolidation across the semiconductor industry has reduced the number of viable competitors and created design opportunities for indie. Our primary competitors are other automotive-focused semiconductor companies, including Infineon, Monolithic Power Systems, NXP, Renesas and ST Microelectronics.

Some competitors have more financial resources than we do, while others have a more diversified set of products and end markets. Accordingly, such competitors may be able to more quickly respond to customer requests and market developments, and to better withstand external economic or market factors.

However, we believe that our technical and design experience, our existing approved vendor list position across a dozen Tier 1 automotive suppliers, and a growing demand for software embedded solutions with proprietary manufacturing and packaging capabilities, position us to outpace our addressable market.

Manufacturing

We utilize a fabless business model, working with a network of third parties to manufacture, assemble and test our designs. This approach allows us to focus our engineering and design resources on our core competencies and to control and reduce our fixed costs and capital expenditures.

Wafers, which are the fundamental components of our devices, can be manufactured by multiple foundries. Having several sources provides us with an enhanced security of supply. Our primary manufacturing partners are X-FAB, HHGrace, ASE Group, and GlobalFoundries. We contract with X-FAB for mixed signal and high voltage foundry. HHGrace provides us deeper sub-micron capabilities with embedded Flash Memory. ASE Group is contracted for packaging and testing. We dual source packaging and testing locations at ASE Groups’ Taiwan and Shanghai facilities. We use GlobalFoundries as our foundry partner for several process technologies including advanced nodes.

Manufacturing is typically a 13-week cycle. The process begins by indie submitting a purchase order for wafers (which normally has a 70-day cycle), while simultaneously sending a forecast of demand to assembly and test partners so that they may order materials and secure capacity for indie, respectively. Assembly is a 10 to15 day process, while testing takes 1 to 5 days. The finished product is then warehoused and drop-shipped to a specific location. We currently ship products to China (Shanghai, Anting, Shenzhen and Changsha), Hong Kong, Taiwan, the United States, Portugal, Korea, Mexico, and Germany.

Design Centers and other Facilities

indie’s headquarters is located in Aliso Viejo, California, with additional design, sales and support centers strategically located across Asia, Europe and North America. The map below outlines our specific locations. Our global footprint allows us to address customers’ needs while simultaneously attracting the talent needed to support our business.

INDIE GLOBAL FOOTPRINT

United States
Aliso Viejo, CA - Headquarters
Austin, TX
Boston, MA
Detroit, MI
San Francisco, CA
San Jose, CA
Scotland
Edinburgh
Germany
Dresden
Wuxi indie China
Hong Kong
Shanghai
Shenzhen
Wuxi
Taiwan
Taipei

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF INDIE

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us, or “our” refer to the business of indie and its subsidiaries prior to the consummation of the Business Combination. Throughout this section, unless otherwise noted, “indie” refers to Ay Dee Kay, LLC, d/b/a indie Semiconductor, and its consolidated subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial and Other Data of indie” section of this proxy statement/prospectus and our financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

indie offers highly innovative automotive semiconductors and software solutions for ADAS, including LiDAR, connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. indie is an approved vendor to multiple Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, indie has design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations in China.

Our go-to-market strategy focuses on collaborating with innovative customers and partnering with dozens of Tier 1 automotive suppliers through aligned new product development, in pursuit of solutions addressing the highest growth emerging technologies. We leverage our core capabilities in system-level hardware and software integration expertise to demonstrate to both existing and new customers, our ability to extend our current platform and scale into new products and markets.

Additionally, our innovative products are designed to meet or exceed the quality standards that are specified by the more than 20 global automotive manufacturers who utilize our devices. We support leading customers from our design and application centers located in North America, Asia and Europe, where our local teams work closely on customers’ unique design requirements.

We maintain design centers for our semiconductor engineers and designers in the United States, Scotland and China. We engage subcontractors to manufacture our products. These subcontractors, as well as the majority of our customers’ locations, are primarily in Asia. For the years ended December 31, 2020 and 2019 75% and 86%, respectively, of the Company’s product revenues were recognized for shipments to customer locations in Asia.

Although revenue generated by each design win and the timing of the recognition of that revenue can vary significantly, we consider ongoing partnerships with Tier 1 automotive suppliers to be a key factor in our future success. A win occurs when our customer or contract manufacturer notifies us that it has selected our products to be incorporated into a product or system under development. We consider a design win to occur when an OEM or contract manufacturer notifies us that it has selected our products to be incorporated into a product or system under development. The design win process is typically lengthy, and our sales cycles will vary based on the market served, whether the design win is with an existing or new customer and whether our product is under consideration for inclusion in a first or subsequent generation product. In addition, our customers’ products that incorporate our semiconductors can be complex and can require a substantial amount of time to define, design and produce in volume. As a result, we can incur significant design and development expenditures in circumstances where we do not ultimately recognize, or experience delays in recognizing revenue. Our customers generally order our products on a purchase order basis. We generally do not have firm long-term purchase commitments (in excess of six months) from any of our customers. Once our product is incorporated into a customer’s design, however, we believe that our product is likely to continue to be purchased for that design throughout that product’s life cycle because of the time and expense associated with redesigning the product or substituting an alternative semiconductor. Our design cycle from initial engagement to volume shipment is typically two to three years. Product life cycles in the markets we serve typically range from five to ten years and vary by application.

Since our inception, we have devoted substantially all of our efforts to organizing and staffing our company, research and development activities, producing devices and making sales to customers, raising capital and providing general and administrative support for these operations. To date, we have principally raised capital through the issuance and sale of our member units to outside investors in private equity financings, convertible debt and SAFEs. To date, we have received gross proceeds of $42.2 million from investors in our Class C, D, E, F, G and H preferred member units and gross proceeds of $31.4 million from investors in our issued convertible debt and SAFEs, including $25.8 million from SAFEs issued in 2020 and $5.0 million in 2021.

We have incurred significant operating losses since inception. Our net losses were $98.4 million and $20.9 million for the years ended December 31, 2020 and 2019, respectively, of which $0.9 million and $0.5 million, respectively, was attributable to the non-controlling interest. In addition, as of December 31, 2020 and 2019, we had an accumulated deficit of $153.3 million and $55.8 million, respectively.

As a result, we will need substantial additional funding to support our continuing operations, fund our product development plans, capital expenditure requirements and service our debt obligations. Until such time as we can achieve profitability, we expect to finance our operations through the sale of equity, debt financings, other capital sources, or a combination thereof.

On December 14, 2020, we entered into a master transactions agreement with Thunder Bridge Acquisition II, Ltd. (“Thunder Bridge II”) (the “MTA”). We are pursuing the consummation of a business combination with Thunder Bridge II pursuant to the MTA. If the Business Combination is unable to be completed and we are not able to secure alternative sources of financing, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, reduce or eliminate certain operations.

As of December 31, 2020, we had cash and cash equivalents of $18.7 million. We believe the existing cash and cash equivalents and the anticipated net proceeds from the Business Combination and the concurrent private placement of Thunder Bridge II’s Class A common stock to the PIPE Investors, will enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “— Liquidity and capital resources.”

Impact of COVID-19

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic (the “COVID-19 pandemic”), and the virus continues to spread in areas where we operate and sell our products and services. Several public health organizations have recommended, and many local governments have implemented, certain measures to slow and limit the transmission of the virus, including shelter in place and social distancing ordinances, which have resulted in a significant deterioration of economic conditions in many of the countries in which we operate.

The impact of the COVID-19 pandemic and the related disruptions caused to the global economy had a material impact on our business during the year ended December 31, 2020. The industry supply chain has experienced interruptions, for example, reduced capacity in customer and supplier manufacturing facilities. We experienced a decrease in customer demand and product shipments in the second quarter of fiscal year 2020. This decrease was primarily the result of closures or reduced capacity at customer manufacturing facilities in China. During the second half of fiscal year 2020, customer manufacturing facilities re-opened and the customer demand increased. We have transitioned to a remote work environment for our employees and during the second and third fiscal quarters of 2020, we have reduced discretionary spending and transitioned to a remote work environment for its employees. As customer demand increased during the second half of fiscal year 2020, the semiconductor industry, and automotive semiconductors in particular, experienced material shortages and supply constraints. Given our reliance on third party manufacturing suppliers, these industry dynamics present a significant risk to us.

As a result of the COVID-19 pandemic, we believe there is heightened risk that our business results and outcomes may differ materially from our estimates and assumptions. The impact of the COVID-19 pandemic on the global economy and on our business, as well as on the business of our suppliers and customers, and the additional measures that may be needed in the future in response to it, will depend on many factors beyond our control and knowledge. We will monitor the situation to determine what actions may be necessary or appropriate to address the impact of the pandemic, which may include actions mandated or recommended by federal, state or local authorities.

Master Transaction Agreement

On December 14, 2020, we entered into the MTA with Thunder Bridge II. Pursuant to the MTA, and assuming a favorable vote of Thunder Bridge II’s stockholders, we will affect a series of transactions resulting in the combination of indie with Thunder Bridge II (the “Business Combination”). The surviving parent company will be renamed “indie Semiconductor, Inc.” See “Shareholder Proposal 2: The Merger Proposal.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Thunder Bridge II is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and indie Semiconductor, Inc., as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in indie’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet as of December 31, 2020) of between approximately $362.8 million, assuming maximum shareholder redemptions permitted under the MTA, and $450.2 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $150.0 million in proceeds from the private placement (“PIPE Financing”) to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs of the Business Combination are approximately $38.3 million and, additionally, deferred underwriter fees related to Thunder Bridge II’s initial public offering of $12.1 million. See “Unaudited Pro Forma Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

Results of Operations and Key Operating Metrics

Revenue

We design, develop and manufacture analog, digital and mixed signal ICs together with software running on the embedded processors in the majority of the ICs. Our revenue represents both non-recurring engineering (NRE) fees for the development of ICs and prototypes and product sales, the sale of semiconductors under separate commercial supply arrangements.

Our revenues fluctuate in response to a combination of factors, including the following:

•        our overall product mix and sales volumes;

•        gains and losses in market share and design win traction;

•        semiconductor content per vehicle;

•        pace at which technology is adopted in our end markets;

•        fluctuations in currency exchange rates that affect our prices;

•        the stage of our products in their respective life cycles;

•        the effects of competition and competitive pricing strategies;

•        governmental regulations influencing our markets; and

•        the global and regional economic cycles.

Product Revenue

Our product revenue is recognized when the customer obtains control of the product and is based on the contractual shipping terms of a contract. We provide an assurance-type warranty which is not sold separately and does not represent a separate performance obligation. Therefore, the estimated costs of warranty claims are generally accrued as cost of goods sold in the period the related revenue is recorded. Under limited circumstances, we may offer an extended limited warranty to customers for certain products. We accrue for known warranty and indemnification issues if a loss is probable and can be reasonably estimated. The majority of our product revenue originates from sales shipped to customer locations in Asia, the United States, and Brazil.

Contract Revenue

Contract revenue is revenue earned from non-recurring engineering services (“NRE”). Generally, our NRE contracts with our customers initially contain a single distinct performance obligation, which is to provide NRE design services for ICs based on the customer’s specifications. Generally, our contracts also include the optional purchase of ICs that may be exercised at stated prices subsequent to completion of NRE design services. We have determined that the option to purchase ICs is not a material right and have not allocated transaction price to this provision.

For NRE arrangements, we recognize revenue over time as services are provided based on the terms of the contract on an input basis, using costs incurred as the measure of progress. The costs incurred represent the most reliable measure of transfer of control to the customer. Revenue is deferred for amounts billed or received prior to delivery of the services.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of semiconductors purchased from subcontractors, including wafer fabrication, assembly, testing and packaging, board and device costs, manufacturing support costs, including labor and overhead associated with such purchases, final test yield fallout, inventory and warranty provisions, memory and component costs, and shipping costs. Cost of goods sold also includes compensation related to personnel associated with manufacturing. Cost of goods sold does not include development costs incurred related to servicing our NRE services contracts, which are recorded to research and development and expensed as incurred.

Research and Development Expense

Costs related to research, design, and development of our products are expensed as incurred. Research and development expense consists primarily of pre-production costs related to the design and development of our products and technologies, including costs related to NRE services contracts with customers such as employee compensation, benefits and related costs of sustaining our engineering teams, project material costs, third party fees paid to consultants, prototype development expenses, and other costs incurred in the product design and development process.

Selling, General, and Administrative Expense

Selling, general, and administrative costs include employee compensation, including compensation and benefits for executive, finance, accounting, legal, business operations and other administrative personnel. In addition, it includes marketing and advertising, outside legal, tax and accounting services, insurance, and occupancy costs and related overhead based on headcount. Selling, general, and administrative costs are expensed as incurred.

Interest Expense

Interest expense primarily consists of cash and non-cash interest under our term loan facilities, convertible notes and line of credit.

Other Expense

Other expense primarily comprises the change in the fair value of the SAFEs issued during 2020. The settlement or conversion of the SAFEs in conjunction with the Business Combination or another liquidity or financing transaction would eliminate the need for remeasurement of the instruments and thereby eliminate the other expense or income related to such.

Income Taxes

We are a limited liability company for U.S. federal income tax purposes and have elected to be treated as a partnership for income tax purposes. Ay Dee Kay, LLC is not subject to income tax, but may be subject to certain tax fees imposed by the states. We record these tax fees as general and administrative expenses because they are not considered income taxes under ASC 740, Income Taxes. As such, all taxable income for Ay Dee Kay, LLC is passed directly to the members, and is subject to income tax at the members’ level. Our subsidiary corporations may be subject to taxes. Refer to Note 17, Income Tax, in our accompanying financial statements elsewhere in this proxy statement/prospectus. Our tax exposure through our subsidiaries is limited.

Comparison of the Years Ended December 31, 2020 and 2019

The table and discussion below present our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Change $	Change %
(dollars in thousands)	2020	2019
Revenue:
Product revenue	$19,488	$20,814	$(1,326)	(6)%
Contract revenue	3,122	1,898	1,224	64%
Total revenue	22,610	22,712	(102)	(0.4)%
Operating expenses:
Cost of goods sold	13,042	15,717	(2,675)	(17)%
Research and development	22,013	20,186	1,827	9%
Selling, general, and administrative	6,796	5,719	1,077	19%
Total operating expenses	41,851	41,622
Loss from operations	(19,241)	(18,910)
Other income (expense), net:
Interest income	25	180	(155)	(86)%
Interest (expense)	(2,193)	(2,215)	22	(1)%
Other income (expense):	(76,926)	16	(76,942)	N/M
Total other income (expense), net	(79,094)	(2,019)
Net loss before income taxes	(98,335)	(20,929)
Income tax expense	(29)	(11)	(18)	164%
Net loss	(98,364)	(20,940)	(77,424)	370%
Less: Net loss attributable to noncontrolling interest	(866)	(486)
Net loss attributable to Ay Dee Kay, LLC	$(97,498)	$(20,454)	$(77,044)	377%

Revenue

Revenue for the year ended December 31, 2020 was $22.6 million, compared to $22.7 million for the year ended December 31, 2019. The decrease of $0.1 million or 0.4% was primarily driven by $2.9 million unfavorable shift in product mix, which was largely offset by $2.1 million higher product volume (units sold) and Contract revenue increased $1.2 million, primarily due to the progress under each design project.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2020 was $13.0 million, compared to $15.7 million for the year ended December 31, 2019. The decrease of $2.7 million or 17% was primarily due to pricing changes from a $2.1 million favorable product mix and a $2.1 million increase in production efficiency, which is offset by a $1.2 million increase in production volume.

Research and Development Expense

Research and development expense for the year ended December 31, 2020 increased by $1.8 million to $22 million, or 9%, as compared to the year ended December 31, 2019. The increase is primarily driven by a $2.9 million increase in the compensation costs as we increased the number of employees working on product development programs. However, there was a $1.1 million decrease in amortization expense recognized for intangible assets attributable to research and development activities. We expect research and development expense to continue to increase as we grow our headcount to support our expansion.

Selling, General, and Administrative Expense

Selling, general, and administrative expense for the year ended December 31, 2020 increased by $1.1 million to $6.8 million, or 19%, when compared to the year ended December 31, 2019. The increase is primarily due to a $1.6 million increase in legal, audit and tax consulting costs and increased compensation expense related to headcount growth. We expect selling, general, and administrative expense to continue to increase as we grow our headcount to support our expansion.

Interest Income

Interest income for the year ended December 31, 2020 decreased $0.2 million, or 86%, from the year ended December 31, 2019. The decrease was the result of lower cash balances held in interest bearing accounts.

Interest Expense

Interest expenses for the year ended December 31, 2020 was $2.2 million, compared to $2.2 million for the year ended December 31, 2019, a decrease of less than $0.1 million, or 1%. Interest expense relates primarily to interest on outstanding debt obligations and has decreased based on the mix of outstanding debt and the associated interest rates.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2020 increased to $76.9 million, compared to the year ended December 31, 2019. The change was primarily due to $76.9 million expense related to the recognition and change in the fair value of SAFEs.

Income Tax Expense

Income tax expenses for the year ended December 31, 2020 and 2019 remained relatively consistent and are primarily a result of operations in the United Kingdom.

Liquidity and Capital Resources

Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, working capital requirements related to inventory, accounts payable and accounts receivable, and general and administrative expenditures. In addition, we use cash to fund our debt service obligations, and purchases of capital and software assets.

We expect to continue to incur net operating losses and negative cash flows from operations and we expect our research and development expenses, general and administrative expenses and capital expenditures will continue to increase as we continue to expand our operations. We expect our expenses and capital requirements to increase in connection with our ongoing initiatives to expand our operations, product offerings and customer base.

Historically, we have funded our operations primarily from the issuance and sale of preferred member units, convertible notes, and SAFEs. To date, we have raised $71.3 million from these sources. We have also raised funds from term loans from multiple sources, of which $14.3 million is outstanding as of December 31, 2020. We have access to a revolving line of credit with Pacific Western Bank (formerly Square 1 Bank), for up to $2.0 million, limited to a percentage of domestic accounts receivables less than 90 days past due, of which $1.7 million is outstanding as of December 31, 2020. We have also issued $5.6 million of convertible notes and received a PPP Loan of $1.9 million, as described below. In April 2021, we raised an additional $5.0 million from the issuance of an additional SAFE, which is not reflected in the financial statements as of December 31, 2020.

Going Concern

Our historical consolidated financial statements have been prepared under the assumption that we will continue as a going concern. Our recurring losses from operations, negative cash flows from operating activities and net capital deficiency raise substantial doubt about our ability to continue as a going concern and the report on our audited consolidated financial statements for the year ended December 31, 2020, issued by our independent registered public accounting firm, included in this proxy statement/prospectus, includes an explanatory paragraph referring to the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

As of December 31, 2020, we had cash and cash equivalents of $18.7 million. We currently use cash to fund operations, meet working capital requirements, for capital expenditures and strategic investments. Based on past performance and current expectations, we believe that our current available sources of funds (including cash and cash equivalents plus proceeds from the Business Combination and PIPE Financing) will be adequate to finance our operations, working capital requirements, capital expenditures and potential dividends for at least the next twelve months. There can be no assurance that the Company will be successful in completing the Business Combination or with other fund-raising initiatives.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our customer base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility, and would also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

U.S. Small Business Administration’s Paycheck Protection Program

The Company participated in the Small Business Administration Payment Protection Plan (PPP) established by the Coronavirus Aid, Relief and Economic Security (CARES) Act, which was intended to provide economic relief to small businesses that have been adversely impacted by COVID-19.

In May 2020, the loan was approved and the Company received the proceeds from the loan in the amount of $1.9 million (the PPP Loan). The PPP Loan took the form of a promissory note issued by the Company that matures in May 2022 and bears interest at a rate of 1.0% per annum.

Pursuant to the CARES Act, the PPP Loan would be fully forgiven if the funds were used for payroll costs, rent and utilities, subject to certain conditions, including maintaining employees and maintaining salary levels. The Company applied for loan forgiveness in December 2020, although no assurance can be given that we will obtain forgiveness of the PPP loan either in whole or in part.

Upon closing of our transaction with Thunder Bridge II, we intend to repay our PPP loan in full.

Cash Flows

The following table summarizes our consolidated cash flows for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
	(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(21,218)	$(14,875)
Net cash used in investing activities	(771)	(2,200)
Net cash provided by financing activities	33,474	125

We derive liquidity primarily from debt and equity financing activities as we have historically had negative cash flows from operations. As of December 31, 2020, our balance of cash and cash equivalents was $18.7 million, which is an increase of $11.5 million or 161% compared to December 31, 2019. The increase in cash year over year was mostly due to $25.8 million of proceeds received from the issuance of SAFEs. Our total outstanding debt principal balance as of December 31, 2020 was $21.6 million, which represents an increase of $2.2 million over the total debt outstanding as of December 31, 2019 of $19.4 million. The increase in outstanding debt principal consists of an additional $5.0 million from proceeds from the issuance of debt and offset by payments on our existing debt obligations of $3.1 million.

Operating Activities

Cash flows from operating activities during 2020 mostly consisted of net loss adjusted for certain non-cash items and changes in operating assets and liabilities. Non-cash adjustments primarily included $76.9 million expense associated with the remeasurement of liabilities under SAFEs and $2.6 million in depreciation and amortization.

Changes in the timing of collections have resulted in a decrease in cash from operating activities of $1.3 million during 2020. Customer collections have slowed throughout 2020, though bad debts have decreased from $0.3 in 2019 to $0.1 in 2020. Decreases in inventory and increases in accounts payable and accrued expenses and other current liabilities were driven by the increasing linearity of revenue and the associated production in the fourth quarter of 2020 compared to the same period in 2019.

Cash used in operating activities during 2019 mostly consisted of net loss of $20.9 million adjusted for certain non-cash items and changes in operating assets and liabilities. Non-cash charges primarily consisted of $4.0 million in depreciation and amortization and $2.3 million of inventory impairment charges.

Changes in the timing of supplier payments resulted in an increase in cash from operations of $3.0 million that was offset by increases in inventory. Existing inventory increased during 2019 to align with anticipated future customer demand and represented $1.8 million of cash used in operations.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2020 of $0.8 million was primarily due to $0.6 million used for the purchase of property and equipment. Purchases of property and equipment mostly consisted of production tooling used in production of ICs and office equipment associated with leasehold improvements at our Edinburgh, Scotland corporate office location.

Net cash used in investing activities for the year ended December 31, 2019 of $2.2 million was primarily due to $1.6 million used for the purchase of property and equipment and $0.5 million in payments for acquired software licenses. Purchases of property and equipment mostly consisted of research and development equipment for our lab facilities and office equipment across all our office locations. Purchases of software licenses related to software used in research and development for our products.

Financing Activities

Cash provided by financing activities during 2020 of $33.5 million was primarily the result of $25.8 million proceeds from SAFE note issued, $6.2 million in proceeds from the sale of noncontrolling interest, $6.1 million proceeds from the issuance of debt and offset by $4.2 million payments on debt principal. During 2020, we entered into SAFEs with existing and new investors for gross proceeds of $25.8 million and have used the proceeds to fund operations. From time to time we have sold equity interest in our subsidiary, Wuxi, to raise funds to support operations. During 2020, we sold 13% of the outstanding equity for gross proceeds of $6.2 million.

Cash provided by financing activities during 2019 of $0.1 million was primarily the result of $2.6 million in proceeds from the sale of noncontrolling interest, $0.3 million in proceeds from the issuance of debt and offset by $2.0 million payments on debt principal and $0.7 million payments on financed software. Proceeds received from issuance of debt related to the outstanding debt obligation of our Chinese subsidiary, Wuxi, which used the proceeds to fund operations. During 2019, we sold 10% of the outstanding equity in our subsidiary, Wuxi, for gross proceeds of $2.6 million to raise funds and support operations. Cash used in the financing activities includes repayment of outstanding debt principal in accordance with the terms of our loan agreements and payments for financed software purchases. During 2019, we have made payments for software used in the research and development that was purchased under financing arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Our most critical accounting estimates include revenue recognition, the valuation of inventory, and the fair value measurement of SAFEs.

Revenue Recognition

Prior to January 1, 2019, we recognized revenue when there was persuasive evidence of an arrangement, delivery had occurred, the fee was fixed or determinable and collection was reasonably assured.

We adopted Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers, on January 1, 2019. The FASB subsequently issued several amendments and updates to the new revenue standard. We refer to ASU 2014-09 and its related ASUs as “ASC 606”. We applied ASC 606 using the modified retrospective method and elected to apply this initial application of the standard only to contracts that are not completed at the date of initial application. The cumulative effect of adopting ASC 606 resulted in a $4.0 million adjustment to the opening balance of retained earnings as of January 1, 2019, with an offsetting adjustment to deferred revenues.

Revenue is recognized when a customer obtains control of products or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, we perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to customers in an amount that reflects the consideration we expect to receive in exchange for such goods or services.

The majority of our revenue is derived from the sale of semiconductor products. In determining the transaction price, we evaluate whether the price is subject to refund or adjustment to determine the net consideration to which we expect to be entitled.

Revenue is recognized when control of the product is transferred to the customer (i.e., when our performance obligation is satisfied), which is defined by the commercial terms of each purchase but typically occurs at shipment. In determining whether control has transferred, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the customer. Refer to Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional discussion of our revenue recognition policy.

Inventories

Historically, the semiconductor industry has experienced periods of extreme volatility in product demand and in industry capacity, resulting in significant price fluctuations. This volatility has also resulted in significant fluctuations in price within relatively short timeframes.

Inventories are valued at the lower of cost or market. We regularly review our inventories and write down our inventories for estimated losses due to obsolescence. This allowance is determined for groups of products based on sales of our products in the recent past and/or expected future demand. Future demand is affected by market conditions, technological obsolescence, new products and strategic plans, each of which is subject to change with little or no forewarning. In estimating obsolescence, we utilize information that includes projecting future demand.

The need for strategic inventory levels to ensure competitive delivery performance to our customers are balanced against the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

Valuation of SAFEs

The fair value of the SAFEs issued from March 2020 through December 2020 was estimated using a scenario-based analysis that estimates the fair value of the SAFEs based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including conversions in various initial public offering, settlement, equity financing, corporate transaction and dissolution scenarios.

Off-Balance Sheet Commitments and Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

Thunder Bridge II is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. Thunder Bridge II has elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

Management of INDIE

Throughout this section, unless otherwise noted “we,” “us,” “our” and “indie” refer to Ay Dee Kay LLC and its consolidated subsidiaries.

indie’s current executive officers are as follows:

Name	Age	Title
Donald McClymont	52	Chief Executive Officer
Ichiro Aoki	55	President
Thomas Schiller	50	Chief Financial Officer and EVP of Strategy
Scott Kee	44	Chief Technology Officer
Steven Machuga	56	Chief Operating Officer
Ellen Bancroft	55	General Counsel

Donald McClymont serves as indie’s Chief Executive Officer and Chairman of the Board and is responsible for formulating its strategic vision, ensuring execution of business plans and creating shareholder value. Prior to co-founding indie, he was Vice President of Marketing at Axiom Microdevices, tasked with driving company strategy, developing sales engagements and building key industry partnerships. Prior to Axiom, he was a Product Line Director at Skyworks Solutions/Conexant and a Marketing Manager at Fujitsu. Previously, he was with Thesys (now X-FAB/Melexis), and Wolfson (now Cirrus Logic), as a design engineer. Mr. McClymont holds five patents worldwide and earned a Masters in Engineering Electronics and Electrical from the University of Glasgow.

Dr. Ichiro Aoki serves as indie’s President and as a member of the Board. He works closely with indie’s executive team and Board to create, update and manage execution of indie’s strategies and technical roadmaps. Prior to co-founding indie, Dr. Aoki was a co-founder, Board Member and Chief Architect of Axiom Microdevices, which was subsequently sold to Skyworks Solutions. Previously, Dr. Aoki founded and served as co-CEO of PST Eletronica Ltd. in Brazil, which was later sold to Stoneridge, Inc. Dr. Aoki has developed 35 patents worldwide and has authored numerous IEEE papers, two of them having over 400 citations. He is fluent in Japanese, Portuguese and English. Dr. Aoki holds a Ph.D. and Masters in Electrical Engineering from the California Institute of Technology and a Bachelor of Science in Electrical Engineering from the University of Campinas, Sao Paulo, Brazil. He serves as a California Institute of Technology Electrical Engineering Advisory Council Member and is also a Scientific Advisory Board Member with the California Institute of Technology Space-based Solar Power Project (SSPP).

Thomas Schiller serves as indie’s Chief Financial Officer and Executive Vice President of Strategy. In this role, he leads all corporate financing, reporting, investor relations, treasury, tax, as well as merger and acquisition activities. Prior to joining indie in October 2019, Mr. Schiller was Vice President of Marketing at Marvell Semiconductor, from February to October of 2019. From July 2002 to February 2019, he was Vice President of Strategy and Corporate Development at Skyworks Solutions. He earned a Masters of Business Administration from the University of Southern California with specialization in Entrepreneurship and Finance and holds a Bachelor of Arts in Social Sciences with emphasis in Economics and Political Science from the University of California, Irvine. In addition, Mr. Schiller has completed executive education programs at the University of California, Los Angeles and at Suffolk University, Boston.

Dr. Scott Kee is indie’s Chief Technology Officer with responsibility for all strategic product development and roadmap alignment. Prior to co-founding indie, Dr. Kee was Chief Technology Officer at Axiom Microdevices, another company he co-founded, which was subsequently sold to Skyworks Solutions. Dr. Kee has developed 35 patents worldwide. He earned his Ph.D. in Electrical and Electronics Engineering from the California Institute of Technology, and holds a Bachelor of Science in Electrical and Electronics Engineering from the University of Delaware.

Steven Machuga has been indie’s Chief Operating Officer since March 2021. He has over 30 years of experience in electronics and semiconductor development and high-volume operations management of the entire supply chain. Prior to joining indie, he was Vice President, Worldwide Operations at Skyworks Solutions since 2016. Prior to that, he was Vice President, External Manufacturing Operations & Engineering at Skyworks from 2006. He holds a Masters in Chemical Engineering and Materials Science from the University of Minnesota and a Bachelor of Science in Chemical Engineering, from the University of Connecticut. He holds six U.S. patents and three European patents.

Ellen Bancroft joined indie in April 2021 as its General Counsel. Previously, she was a partner at the international law firm of Morgan, Lewis & Bockius LLP since 2013, where she served as Office Managing Partner for over five years. From 2003 to 2013, she was a partner and the California Corporate Group Head, at Dorsey & Whitney LLP. Prior to that, she was an associate, and later a partner, at Brobeck, Phleger & Harrison LLP. In her law firm practice, she regularly counseled corporate boards and related committees, advised various public companies on their public company reporting obligations and corporate governance matters, and handled a variety of M&A and corporate finance transactions. Ms. Bancroft holds a Juris Doctor from Vanderbilt University School of Law, and a Bachelor of Science in Business from Indiana University, Bloomington.

EXECUTIVE COMPENSATION OF INDIE

This section discusses the material components of the executive compensation programs for indie’s Named Executive Officers (identified below) for the fiscal year ended December 31, 2020 (fiscal 2020) and fiscal year ended December 31, 2019 (fiscal 2019). This discussion may contain forward- looking statements that are based on indie’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that indie adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

indie has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as it is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for indie’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer (such individuals, the “Named Executive Officers”).

Donald McClymont was indie’s principal executive officer for the entirety of fiscal 2020 and fiscal 2019. The two most highly compensated executive officers of indie that were serving in such capacity at the end of fiscal year 2019 (other than Mr. McClymont) were Ichiro Aoki and Scott Kee. The three most highly compensated executive officers of indie that were serving in such capacity at the end of fiscal 2020 (other than Mr. McClymont) were Thomas Schiller, Ichiro Aoki and Scott Kee.

Therefore, for the fiscal year ended December 31, 2020, indie’s Named Executive Officers were:

•        Donald McClymont, Chief Executive Officer;

•        Ichiro Aoki, President;

•        Thomas Schiller, Chief Financial Officer and Executive Vice President of Strategy; and

•        Scott Kee, Chief Technology Officer.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation ($)	Total ($)
Donald McClymont Chief Executive Officer	2020 2019	220,000 220,000	— —	220,000 220,000
Ichiro Aoki President	2020 2019	200,000 200,000	— —	200,000 200,000
Thomas Schiller Chief Financial Officer and Executive Vice President of Strategy	2020 2019	300,000 57,292	— —	300,000 57,292
Scott Kee Chief Technology Officer	2020 2019	200,000 200,000	— —	200,000 200,000

Employment Arrangements with Named Executive Officers

None of Messrs. McClymont, Schiller, Aoki or Kee had an employment agreement with indie during fiscal 2020 and fiscal 2019. Mr. Thomas Schiller’s service as Chief Financial Officer and Executive Vice President of Strategy of indie commenced in October 2019, and as a result, he was not one of the two most highly compensated executive officers after Mr. McClymont during the fiscal 2019.

New Employment Agreements

indie intends to enter into employment agreements with each of its executive officers on mutually acceptable terms upon the consummation of the Business Combination.

2020 Equity-Based Compensation

Class B Units

indie has entered into Class B Unit Purchase Agreements with certain employees and executives pursuant to which indie awards Class B Units. Class B Units provide for the grant of “profits interests” that give the grantee the right to participate in future profits and appreciation in the value of indie. The profits interests vest over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the next three years. The agreements provide for double trigger accelerated vesting if there is a change of control of indie and the grantee’s employment is terminated other than for “cause” or if the grantee resigns for “good reason.”

Treatment of Class B Units in Business Combination

None of the Named Executive Officers hold Class B Units other than Mr. Schiller, the Chief Financial Officer of indie, who holds 40,208.3 vested Class B Units. At the time of the Business Combination, these vested Class B Units are expected to be exchanged for Class A common stock of the Company. In accordance with the applicable allocation schedule pursuant to the MTA, Mr. Schiller is expected to receive approximately 1,124,400 shares of Class A common stock with respect to his vested Class B Units.

2021 Equity Incentive Plan

If approved by Thunder Bridge II’s Board and shareholders, the 2021 Equity Incentive Plan will govern equity-based awards to be granted by the Company following the consummation of the Business Combination. For more information about the 2021 Equity Incentive Plan, see “Shareholder Proposal 3: The Equity Incentive Plan Proposal.”

Tax-Qualified Retirement Plan

indie maintains a defined contribution 401(k) plan for its executives and employees, which allows them to defer a percentage of their compensation on a tax-free basis. indie matches 100% of a participant’s elective deferrals up to 3% of eligible compensation for the plan year, plus 50% of the portion of a participant’s elective deferrals that exceeds 3%, but not to exceed 5% of eligible compensation for the plan year. Participants are always 100% vested in their elective deferrals and indie matching contributions. The 401(k) plan also contains a Roth IRA component.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

The Company Board following the Business Combination is expected to be comprised of nine directors including Donald McClymont, Ichiro Aoki, David Aldrich, Diane Brink, Peter Kight, Karl-Thomas Neumann, Jeffrey Owens, Sonalee Parekh and William Woodward. As discussed below, the Company Board will be divided into three classes of directors, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Currently, indie’s executive management team is comprised of the following individuals and will remain unchanged following the Business Combination:

Name	Position
Donald McClymont	Chief Executive Officer
Ichiro Aoki	President and Director
Thomas Schiller	Chief Financial Officer and EVP of Strategy
Scott Kee	Chief Technology Officer
Steven Machuga	Chief Operating Officer
Ellen Bancroft	General Counsel

The executive officers of the Company and the Company Board following the Business Combination are well qualified as leaders. In their prior positions they gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. The Company’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.

Thunder Bridge II believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide the Company with a diverse range of perspectives and judgment necessary to facilitate the goals of the Company.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors following the completion of the Business Combination.

Name	Age	Position
Donald McClymont	52	Chief Executive Officer and Director
Ichiro Aoki	55	President and Director
David Aldrich(1)(2)	63	Chairman and Independent Director
Diane Brink(2)(3)	62	Independent Director
Peter Kight(3)	65	Independent Director
Karl-Thomas Neumann(2)	59	Independent Director
Jeffrey Owens(1)	66	Independent Director
Sonalee Parekh(1)(2)	48	Independent Director
William Woodward(3)	61	Independent Director

____________

(1)      Member of the audit committee

(2)      Member of the compensation committee

(3)      Member of the nominating and corporate governance committee

Officers, Directors and Key Employees

For more information about Peter Kight, see the section entitled “Directors, Officers, Executive Compensation and Corporate Governance of Thunder Bridge II prior to the Business Combination — Senior Special Advisor.”

For more information about Donald McClymont and Ichiro Aoki, see the section entitled “Management of indie.”

For more information about Messrs. Aldrich, Kight, Neumann, Owens and Woodward, and Ms. Parekh and Ms. Brink, see the section entitled “Shareholder Proposal 4: The Director Election Proposal.”

Corporate Governance Guidelines and Code of Business Conduct

The Company Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable to a publicly traded company. In addition, the Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

The Company’s business affairs will be managed under the direction of the Company Board. The Company Board will consist of nine members, at least seven of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. Messrs. McClymont and Aoki will not be considered independent.

Pursuant to the MTA, the initial Company Board upon the completion of the Business Combination will be comprised of nine individuals who are nominated pursuant to the Director Election Proposal, including Donald McClymont, Ichiro Aoki, David Aldrich, Diane Brink, Peter Kight, Karl-Thomas Neumann, Jeffrey Owens, Sonalee Parekh and William Woodward. In the event that any of the nine individuals is unable or unwilling to serve as a director upon the Closing, their replacement will be designated as set forth in the MTA.

The Company Board will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•        the Class I directors will be Sonalee Parekh, Ichiro Aoki and Jeffrey Owens and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be William Woodward, Karl-Thomas Neumann and Diane Brink and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Donald McClymont, Peter Kight and David Aldrich and their terms will expire at the annual meeting of stockholders to be held in 2024.

The Certificate of Incorporation will provide that the Company Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the Company Board provided that the number of directors constituting the whole Company Board shall not be more than nine. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Company Board may have the effect of delaying or preventing changes in control of the Company.

Each of the Company’s officers will serve at the discretion of the Company Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal. There are no family relationships among any of the persons expected to be directors or officers of the Company upon the consummation of the Business Combination.

Director Independence

In connection with the Business Combination, the Company’s common stock will be listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Thunder Bridge II Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Thunder Bridge II anticipates that Messrs. Aldrich, Kight, Neumann, Owens and Woodward, and Ms. Brink and Ms. Parekh will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Board Leadership Structure

Thunder Bridge II believes that the structure of the Company Board and its committees will provide strong overall management of the Company.

Committees of the Company Board

The Company Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Each of the members of the Company’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of Nasdaq. The Company will also determine that a member of the audit committee will qualify as an “audit committee financial expert” as defined in the SEC rules and will satisfy the financial sophistication requirements of Nasdaq. The Company’s audit committee will be responsible for, among other things:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;

•        reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•        approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board will adopt a written charter for the audit committee which will be available on the Company’s website upon the completion of the Business Combination.

Compensation Committee

Each of the members of the Company’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of Nasdaq. The Company’s compensation committee will be responsible for, among other things:

•        reviewing, approving and determining the compensation of the Company’s officers and key employees;

•        reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•        administering the Company’s equity compensation plans;

•        reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•        establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Company Board will adopt a written charter for the compensation committee which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Each of the members of the nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

•        evaluating the performance of the Company Board and of individual directors;

•        considering, and making recommendations to the Company Board regarding, the composition of the Company Board and its committees;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of the corporate governance practices and reporting;

•        reviewing related person transactions; and

•        developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

The Company Board will adopt a written charter for the nominating and corporate governance committee which will be available on its website upon the completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Person Policy of the Company

The Company will adopt a formal written policy that will be effective upon the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related person transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s nominating and corporate governance committee, or other independent body of the Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s nominating and corporate governance committee, or other independent body of the Company Board, determines in the good faith exercise of its discretion.

The Company’s nominating and corporate governance committee has determined that certain transactions will not require the approval of the nominating and corporate governance committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Company common stock or Company warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and shall have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Company common stock or Company warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total amount of Company common stock then outstanding (as of the date of this proxy statement/prospectus, Thunder Bridge II has 43,125,000 ordinary shares outstanding); or

•        the average weekly reported trading volume of the Company common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after Thunder Bridge II has completed its initial business combination.

Thunder Bridge II anticipates that following the completion of the Business Combination, the Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Description of Thunder Bridge II and the Company Securities — Registration Rights” above.

APPRAISAL RIGHTS

The Thunder Bridge II’s shareholders do not have appraisal rights under the Companies Act or otherwise in connection with the Merger Proposal or the other Shareholder Proposals.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Thunder Bridge II Board, any committee chairperson or the non-management directors as a group by writing to the Thunder Bridge II Board or committee chairperson at Thunder Bridge Acquisition II, Ltd., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 (if sent before the Business Combination) or with the Company Board or any committee chairperson or the non-management directors as a group, to 32 Journey, Aliso Viejo, California 92656 (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP will pass upon the validity of the securities of the Company to be issued in connection with the Business Combination and upon certain U.S. federal income tax consequences to Thunder Bridge II’s shareholders as a result of the Business Combination and the Domestication and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The audited financial statements of Thunder Bridge Acquisition II, Ltd. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Ay Dee Kay, LLC as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 and 2019 consolidated financial statements contains an explanatory paragraph that states that indie’s recurring losses from operations, negative cash flows from operating activities and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Thunder Bridge II and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Thunder Bridge II’s annual report to shareholders and Thunder Bridge II’s proxy statement/prospectus. Upon written or oral request, Thunder Bridge II will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Thunder Bridge II deliver single copies of such documents in the future. Shareholders may notify Thunder Bridge II of their requests by calling (202) 431-0507 or writing Thunder Bridge II at 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 (if before the Business Combination) or 3 West Paces Ferry Road, Suite 200, Atlanta, GA 30305 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for Thunder Bridge II’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Thunder Bridge II Board is aware of no other matter that may be brought before the Shareholders Meeting. However, if any matter other than the Shareholder Proposals, or related matters should properly come before such meetings, the persons named in the enclosed proxy will vote proxies in accordance with their judgment on those matters.

Under the laws of the Cayman Islands, only business stated in the notice of an extraordinary general meeting may be transacted at such meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Company’s annual meetings of stockholders. If the Company holds a 2021 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the Company Board for inclusion in the proxy statement for the Company’s 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Thunder Bridge II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Thunder Bridge II with the SEC at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of Thunder Bridge II upon written or oral request. If you have questions about the Business Combination or the other Shareholder Proposals to be presented at the Shareholders Meeting, you should contact Thunder Bridge II in writing at Gary A. Simanson, Thunder Bridge Acquisition II, Ltd., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066 or by telephone at (202) 431-0507.

If you would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, the proxy solicitor for Thunder Bridge II, toll-free at (800) 662-5200 or collect at (203) 658-9400, or by email at THBR.info@morrowsodali.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholders Meeting, or no later than June 2, 2021.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Thunder Bridge II has been supplied by Thunder Bridge II and all such information relating to indie has been supplied by indie. Information provided by Thunder Bridge II or indie does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
THUNDER BRIDGE ACQUISITION II, LTD.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2020 and December 31, 2019	F-3
Statements of Operations for the year ended December 31, 2020 and the period from February 13, 2019 (date of inception) through December 31, 2019	F-4
Statement of Changes in Shareholder’s Equity for the year ended December 31, 2020 and the period from February 13, 2019 (date of inception) through December 31, 2019	F-5
Statements of Cash Flows for the year ended December 31, 2020 and the period from February 13, 2019 (date of inception) through December 31, 2019	F-6
Notes to Financial Statements	F-7

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR AND SUBSIDIARIES
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-31
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-32
Consolidated Statements of Operations for the years ended December 31, 2020 and December 31, 2019	F-33
Consolidated Statement of Comprehensive Loss for the years ended December 31, 2020 and December 31, 2019	F-34
Consolidated Statements of Members’ Equity (Deficit) and Noncontrolling Interest for the years ended December 31, 2020 and December 31, 2019	F-35
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and December 31, 2019	F-36
Notes to the Consolidated Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Thunder Bridge Acquisition II, Ltd.

Opinion on the financial statements

We have audited the accompanying balance sheets of Thunder Bridge Acquisition II, Ltd. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of previously issued financial statements

As discussed in Note 10, the 2019 and 2020 financial statements have been restated to correct a misstatement.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

Philadelphia, Pennsylvania

February 23, 2021 (except for the effect of the restatement disclosed in Note 10 and Note 11, as to which the date is May 3, 2021)

THUNDER BRIDGE ACQUISITION II, LTD.
BALANCE SHEETS

	December 31,
	2020 (Restated)	2019 (Restated)
ASSETS
Current assets
Cash and cash equivalents	$133,695	$497,549
Prepaid expenses	59,330	431,294
Total current assets	193,025	928,843
Other assets
Cash and marketable securities held in Trust Account	349,583,138	347,460,852
Total assets	$349,776,163	$348,389,695

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$626,750	$41,731
Warrant liability	97,181,794	23,387,415
Promissory note payable – related party	300,000	—
Total current liabilities	98,108,544	23,429,146
Deferred underwriting fee payable	12,075,000	12,075,000
Total Liabilities	110,183,544	35,504,146

Ordinary shares subject to possible redemption, 34,500,000 at December 31, 2020 and 2019, at redemption value	349,583,138	347,460,852

Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 34,500,000 shares subject to possible redemption), at December 31, 2020 and 2019	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid in capital	—	—
Accumulated deficit	(109,991,382)	(34,576,166)
Total Shareholders’ Equity	(109,990,519)	(34,575,303)
	349,776,163	348,389,695

See accompanying notes to the financial statements.

THUNDER BRIDGE ACQUISITION II, LTD.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2020 (Restated)	For the Period from February 13, 2019 (Date of Inception) through December 31, 2019 (Restated)
Formation costs and other operating expenses	$1,620,837	$379,352
Loss from operations	(1,620,837)	(379,352)
Other Income:
Interest income	2,122,286	2,460,851
Change in fair value of warrant liability	(73,794,379)	1,538,409
Net (loss) income	$(73,292,930)	$3,619,908

Weighted average shares outstanding, basic and diluted(1)	8,625,000	8,437,500

Basic and diluted net loss per ordinary share	$(8.74)	$0.14

____________

(1)      excludes an aggregate of up to 34,500,000 and 34,500,000 shares subject to redemption at December 31, 2020 and 2019, respectively (See Note 7).

See accompanying notes to the financial statements.

THUNDER BRIDGE ACQUISITION II, LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Restated)

	Class A Ordinary shares		Class B Ordinary shares		Additional Paid in Capital	Retained Earnings	Total Shareholders Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – February 13, 2019 (Date of Inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B ordinary share to sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of 34,500,000 Units, net of underwriters discount and offering costs	34,500,000	3,450	—	—	309,237,190	—	309,237,190
Common stock subject to redemption	(34,500,000)	(3,450)	—	—	(309,261,327)	(38,196,074)	(347,460,851)
Net income	—	—	—	—	—	3,619,908	3,619,908
Balance – December 31, 2019	—	—	8,625,000	863	—	(34,576,166)	(34,576,166)
Common stock subject to redemption	—	—	—	—	—	(2,122,286)	(2,122,286)
Net income	—	—	—	—	—	(73,292,930)	(73,292,930)
Balance – December 31, 2020	—	$—	8,625,000	$863	$—	$(109,991,382)	$(109,990,519)

See accompanying notes to the financial statements.

THUNDER BRIDGE ACQUISITION II, LTD.
STATEMENTS OF CASH FLOWS
(Restated)

	For the Year Ended December 31, 2020	For the Period from February 13, 2019 (Date of Inception) through December 31, 2019
Cash flow from operating activities:
Net (loss) income	$(73,292,930)	$3,619,908
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in Trust Account	(2,122,286)	(2,460,851)
Change in fair value of warrant liability	73,794,379	(1,538,409)
Changes in operating assets and liabilities:
Prepaid expenses	371,964	(431,294)
Accounts payable and accrued expenses	585,021	41,733
Net cash used in operating activities	(663,852)	(768,913)

Cash flow from investing activities:
Investment of cash in Trust Account	—	(345,000,000)

Cash flows from financing activities:
Proceeds from sale of Class B ordinary shares	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	338,100,000
Proceeds from sale of private placement warrants	—	8,650,000
Proceeds from promissory note – related party	300,000	277,000
Repayment of promissory note – related party	—	(277,000)
Payment of deferred offering costs	—	(508,538)
Net cash provided by financing activities	300,000	346,266,462
Net change in cash	(363,852)	497,549
Cash at the beginning of the period	497,549	—
Cash at the end of the period	$133,697	$497,549

See accompanying notes to the financial statements.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Plan of Business Operations

Thunder Bridge Acquisition II, Ltd. (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on February 13, 2019. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

All activity for the period from February 13, 2019 (date of inception) through August 13, 2019 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”), which is described in Note 3.

The registration statement for the Initial Public Offering was declared effective on August 8, 2019. On August 13, 2019 the Company consummated the Initial Public Offering of 34,500,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares”), generating gross proceeds of $345,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,650,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to Thunder Bridge Acquisition II, LLC (the “Sponsor”), generating gross proceeds of $8,650,000, which is described in Note 4.

Following the closing of the Initial Public Offering, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $19,483,537 consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees (see Note 6) and $508,537 of other costs. In addition, $1,230,680 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Plan of Business Operations (cont.)

more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith. The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination.

The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

The Company will have until August 13, 2021 to consummate a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within 24 months of the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Loss Per Ordinary Share (Restated)

Basic loss per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Consistent with FASB 480, ordinary shares subject to possible redemption, as well as their pro rata share of undistributed trust earnings consistent with the two-class method, have been excluded from the calculation of loss per ordinary share for the year ended December 31, 2020 and for the period from February 13, 2019 (date of inception) through December 31, 2019. Such shares, if redeemed, only participate in their pro rata share of trust earnings. Diluted loss per share includes the incremental number of ordinary shares to be issued to settle warrants, as calculated using the treasury method. For the year ended December 31, 2020 and for the period from February 13, 2019 (date of inception) through December 31, 2019, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for all periods presented.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

A reconciliation of net loss per ordinary share as adjusted for the portion of income that is attributable to ordinary shares subject to redemption is as follows:

	For the Year Ended December 31, 2020 (Restated)	For the Period from February 13, 2019 (Date of Inception) through December 31, 2019 (Restated)
Net (loss) income	$(73,292,930)	$3,619,908
Less: Income attributable to ordinary shares	(2,122,286)	(2,460,851)
Net (loss) income available to ordinary shares	$(75,415,216)	$1,159,057

Weighted average shares outstanding, basic and diluted	8,625,000	8,437,500

Basic and diluted net loss per ordinary share	$(8.74)	$0.14

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Offering costs (restated)

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to our initial public offering. Offering costs amounting to $19,483,537, of which $18,509,360 were charged to shareholders’ equity upon the completion of our initial public offering, with the balance expensed as a cost of the warrant liability.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, Fair Value Measurements and Disclosures, approximates the carrying amounts represented in the financial statements.

Fair Value Measurements (restated)

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of December 31, 2020 through the date these financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half redeemable Warrant. Each whole warrant (“Public Warrant”) entitles the holder to purchase one Class A Share at a price of $11.50 per share (See Note 7).

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 8,650,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,650,000. Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the ordinary shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On February 19, 2019, an aggregate 8,625,000 Class B Shares (the “Founder Shares”) were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. This number included an aggregate of up to 1,125,000 Founder Shares that were subject to forfeiture if the over-allotment option is not exercised in full by the Underwriters in order to maintain the Initial Shareholders’ ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Initial Public Offering. The Underwriters exercised their over-allotment option in full so none of the Founder Shares were forfeited. The Founder Shares are identical to the Class A Shares included in the Units being sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described in Note 7, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Private Placement Warrants

The sponsor purchased from the Company an aggregate of 8,650,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,650,000.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on August 8, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of the sponsor a monthly fee of $10,000 for office space, utilities and administrative support. As of December 31, 2020 and 2019, the Company had incurred and paid $120,000 and $50,000, respectively.

Advisory Agreement

The Company entered into an agreement, whereby, commencing on August 8, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of Chief Executive Officer and its senior special advisor a monthly fee of $20,000 for advisory services related to its search for and consummation of its Initial Business Combination. As of December 31, 2020 and 2019, the Company had incurred and paid $240,00 and $100,000, respectively.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay such loaned amounts. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. The terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The Company does not expect to seek loans from parties other than the Sponsor or its directors or officers or their respective affiliates as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. There was $300,000 and $0 of related party loans outstanding as of December 31, 2020 and 2019, respectively.

Financing Agreement

The Company and a member of the Sponsor entered into a letter agreement on August 8, 2019, under the terms of which the Company will provide such member with a right of first refusal to provide up to 51% of any necessary debt financing in connection with the Company’s Business Combination and to act as lead agent and arranger in connection thereto.

Note Payable to Sponsor

On February 20, 2019, the Sponsor and the Company executed an unsecured promissory note pursuant to which the Company may borrow up to $300,000 in the aggregate to cover the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. On August 13, 2019, the outstanding balance of $277,000 in borrowings outstanding under the Promissory Note was repaid.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Initial Public Offering

In August 2019, our Chief Executive Officer purchased 100,000 units at a price of $10.00 per unit for an aggregate purchase price of $1,000,000 as part of our Initial Public Offering.

Note 6 — Commitments

Registration Rights

Pursuant to a registration rights agreement entered into on August 8, 2019, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions, which was exercised on August 13, 2019.

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $6,900,000. In addition, the underwriters are entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Initial Public Offering, or $12,075,000. The deferred commission was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Warrant Liability (Restated)

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company is not obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Warrant Liability (Restated) (cont.)

with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of Warrants — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the redemption price of the warrants shall be adjusted to equal 180% of the newly issued price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

At December 31, 2020 and 2019, there were 17,250,000 whole public warrants and 8,650,000 private placement warrants outstanding, respectively, with a fair value of $97,181,794 and $23,387,415, respectively.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Warrant Liability (Restated) (cont.)

The Company accounts for the 17,250,000 warrants issued in connection with the Initial Public Offering and the 8,650,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A common stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Proposed Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8 — Shareholders’ Equity (Restated)

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects.

At December 31, 2020 and 2019, there were no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Shareholders’ Equity (Restated) (cont.)

of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, or any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.

At December 31, 2020 and 2019, there were 0 and 0 Class A Shares issued and outstanding, (excluding 34,500,000 and 34,500,000 Class A shares subject to possible redemption), and there were 8,625,000 Class B Shares issued and outstanding, respectively.

Founder Shares

On February 20, 2019, an aggregate of 8,625,000 Class B Shares (the “Founder Shares”) were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. This number included an aggregate of up to 1,125,000 Founder Shares that were subject to forfeiture if the over-allotment option is not exercised in full by the Underwriters in order to maintain the Initial Shareholders’ ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Initial Public Offering. The Founder Shares are identical to the Class A Shares included in the Units sold in the Initial Public Offering, except (i) they have the voting rights described in this Note 7, (ii) they are subject to certain transfer restrictions described below and (iii) they are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Note 9 — Business Combination

On December 14, 2020, The Company (including its successor after the Domestication (as defined below), “Thunder Bridge II”), entered into a Master Transactions Agreement (the “MTA”) with Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Surviving Pubco”), TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Surviving Pubco (“TBII Merger Sub”), ADK Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Surviving Pubco (“ADK Merger Sub”), ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Surviving Pubco (“ADK Service Provider Merger Sub”), ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Surviving Pubco (“ADK Blocker Merger Sub” and collectively with the TBII Merger Sub, ADK Merger Sub and ADK Service Provider Merger Sub, the “Merger Subs”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), the corporate entities listed therein holding membership unites in the Company (the “ADK Blockers”), ADK Service Provider Holdco LLC, a Delaware limited liability company (“ADK Service Provider Holdco”), and solely in his capacity as Company Securityholder Representative, Donald McClymont (the “Company Securityholder Representative”). Pursuant to the MTA, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated thereby (the “Closing”): (i) Thunder Bridge II will domesticate into a Delaware corporation (the “Domestication”), (ii) TBII Merger Sub will merge with and into Thunder Bridge II (the “Thunder Bridge II Merger”) with Thunder Bridge II being the surviving corporation and pursuant to which Thunder Bridge II equity holders will receive corresponding shares in Surviving Pubco, (iii) ADK Merger Sub will merge with and into the Company (the “Company Merger”)

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Business Combination (cont.)

with the Company being the surviving limited liability company (in such capacity after the Company Merger, the “Surviving Company”), (iv) the ADK Blockers will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company (the “Blocker Mergers,”) and (v) ADK Service Provider Merger Sub will merge with and into ADK Service Provider Holdco, with ADK Service Provider Holdco being the surviving limited liability company (“Service Provider Merger,” and collectively with the Thunder Bridge II Merger, the Company Merger and the Blocker Mergers, the “Mergers,” and the Mergers collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). Following the Mergers, Surviving Pubco will be the successor issuer and public company pursuant to the federal securities laws, and Surviving Pubco’s corporate name will change to “indie Semiconductor, Inc.”

As a result of the Transactions, each issued and outstanding Class A ordinary share and Class B ordinary share of Thunder Bridge II will convert into a share of Class A common stock of Surviving Pubco, and each issued and outstanding warrant to purchase Class A ordinary shares of Thunder Bridge II will be exercisable by its terms to purchase an equal number of shares of Class A common stock of Surviving Pubco. Each share of Surviving Pubco Class A common stock will provide the holder with the rights to vote, receive dividends, share in distributions in connection with a liquidation and other stockholder rights with respect to Surviving Pubco.

Merger Consideration

The merger consideration (the “Merger Consideration”) to be paid to holders of the limited liability company interests of the Company (collectively, the “Company Equity Holders”) pursuant to the MTA will be an amount equal to 90,000,000 shares of Class A common stock of Thunder Bridge II, subject to adjustment as described below, paid in either shares of Class A common stock of Surviving Pubco or limited liability company interests in the Company (valued at $10.00 per unit) (the “Post-Merger Company Units”), which will be exchangeable on a one-for-one basis for shares of Class A common stock of Surviving Pubco. The Merger Consideration is subject to adjustment downward for the amount that Company indebtedness exceeds Company indebtedness at closing. In addition, Company Equity Holders will receive the right to receive the Earn Out Shares described below, if any.

Those Company Equity Holders that receive Post-Merger Company Units will also receive one share of Class V common stock of Surviving Pubco, which will have no economic rights in Surviving Pubco but will entitle the holder to vote as a stockholder of Surviving Pubco, with the number of votes equal to the number of Post-Merger Company Units held by the Company Equity Holder. After the Closing, each Company Equity Holder will be permitted to exchange its Post-Merger Company Unit for a share of Class A common stock of Surviving Pubco on a one-for-one basis.

The Earn Out

In addition to the consideration set forth above, the Company Equity Holders will also have a contingent earn out right to receive up to an additional 10,000,000 shares of Class A common stock of Surviving Pubco (the “Earn Out Shares”) after the Closing based on the following:

•        If at any time following the Closing and prior to December 31, 2027, the volume weighted average price of the Class A common stock of Surviving Pubco is greater than or equal to $12.50 over any 20 trading days within any 30 trading day period, the Company Equity Holders will be entitled to receive 50% of the Earn Out Shares; and

•        If at any time following the Closing and prior to December 31, 2027, the volume weighted average price of the Class A common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period, the Company Equity Holders will be entitled to receive 100% of the remaining unissued Earn Out Shares.

Payments of the Earn Out Shares to holders of Class A common stock of the Surviving Pubco or holders of the Post-Merger Company Units will not depend on the holders continuing to hold the holders’ Class A common stock or Units, as the case may be, at the time of the payout of the Earn Out Shares.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Business Combination (cont.)

The Earn Out Shares will be paid either in shares of Class A common stock of the Surviving Pubco, or in Post-Merger Company Units, valued at the applicable price target stated above. Holders of Class A common stock of the Surviving Pubco will be paid the Earn Out Shares in additional shares of Class A common stock of the Surviving Pubco. Holders of Post-Merger Company Units will be paid the Earn Out Shares in additional Post-Merger Company Units.

The price targets shall be equitably adjusted for stock splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the shares of Class A common stock of Surviving Pubco.

Notwithstanding the foregoing, if there is a Surviving Pubco Sale (as defined in the MTA) at any time following the Closing and prior to December 31, 2027, then all of the remaining unissued Earn Out Shares will be deemed to be earned and will paid out to the Company Equity Holders.

Covenants of the Parties

Each party agreed in the MTA to use its reasonable best efforts to effect the Closing. The MTA also contains certain customary covenants by each of the parties during the period between the signing of the MTA and the earlier of the Closing or the termination of the MTA in accordance with its terms, including the conduct of their respective businesses, provision of information, notification of certain matters, obtaining governmental consents (including making any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)), filing a registration statement and proxy statement soliciting the approval of Thunder Bridge II stockholders for the Transaction, terminating affiliate contracts, maintaining books and records, entering into a Paying and Exchange Agent Agreement for the distribution of the Merger Consideration and earned Earn Out Shares, establishing an equity incentive plan effective at the Closing, as well as certain customary covenants, such as publicity, that will continue after the termination of the MTA. Each of the parties also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the MTA and continuing until the earlier of the termination of the MTA or the Closing. The Company also agreed to enter into lock-up agreements with Company Equity Holders that receive shares of Class A common stock in Surviving Pubco providing restrictions on sale for six months following the Closing. Thunder Bridge II also agreed to use its reasonable best efforts to cause its shares of the Class A common stock to be approved for listing on Nasdaq as of the Closing.

Directors of the Combined Company

The parties also agreed to take all necessary action so that the board of directors of Surviving Pubco following the Closing will consist of the following nine individuals (a majority of whom shall be independent directors in accordance with Nasdaq requirements): five individuals selected by the Company, three individuals selected by Thunder Bridge II, and one individual mutually agreed upon by the Company and Thunder Bridge II. Surviving Pubco’s board of directors will be classified with three classes of directors serving three year terms.

Closing Conditions

The obligations of the parties to complete the Closing are subject to various conditions, including customary conditions of each party and the following mutual conditions of the parties unless waived:

•        the absence of any law that would prohibit the completion of the Mergers or the other transactions contemplated by the MTA;

•        expiration of the waiting period under the HSR Act;

•        the Company Equity Holders having approved the Mergers, the MTA and the other Transaction documents and the transactions contemplated thereby in accordance with the Delaware Limited Liability Company Act and the organizational documents of the Company;

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Business Combination (cont.)

•        the Thunder Bridge II stockholders having approved the Transactions, the MTA and the other Transaction documents, the Domestication, the Mergers, the issuance of the Company’s Class V shares and the Post-Merger Company Units, the adoption of a new equity incentive plan and the election of the directors of Surviving Pubco referred to above;

•        the effectiveness of the registration statement on Form S-4 (as such filing is amended or supplemented, and including the proxy statement/prospectus contained therein, the “Registration Statement”);

•        upon the Closing, after giving effect to the completion of any redemptions, Thunder Bridge II having net tangible assets of at least $5,000,001; and

•        the contribution of certain Company Equity Holders of their interests in the Company in exchange for interests in a holding company.

Unless waived by the Company, the obligations of the Company to effect the Closing are subject to the satisfaction of the following additional conditions:

•        the accuracy of the representations and warranties and compliance with covenants made by Thunder Bridge II;

•        there being no Surviving Pubco indebtedness upon consummation of the Closing;

•        after giving effect to any possible redemptions of Thunder Bridge II stockholders, at least $262,185,126 remains in the Thunder Bridge II trust account;

•        Thunder Bridge II shall have received from the PIPE investment at least $75,000,000;

•        After giving effect to any redemptions and any PIPE investment, Surviving Pubco shall have cash and cash equivalents on hand equal to at least $250,000,000;

•        upon the Closing, (i) no person or group (excluding any Company Equity Holder) owning more than 9.9% of the issued and outstanding shares of Surviving Pubco and (ii) no three persons or groups (excluding any Company Equity Holders) owning in the aggregate more than 25% of the issued and outstanding shares of Surviving Pubco;

•        the Class A common stock having been listed on Nasdaq and shall be eligible for continued listing on Nasdaq following the Closing and after giving effect to any redemptions as if it were a new listing;

•        the post-Closing board of directors of Surviving Pubco having been appointed as described above;

•        Thunder Bridge Acquisition II, LLC (the “Sponsor”) shall have delivered the Sponsor escrow shares to the escrow agent pursuant to the Sponsor Letter Agreement (described below); and

•        the Domestication having been consummated prior to the Mergers.

Termination

The MTA may be terminated under certain customary and limited circumstances, including:

•        if the Closing has not occurred on or prior to June 30, 2021; or

•        by the Company if (i) all of the closing conditions required for Thunder Bridge II, Surviving Pubco and Merger Subs to effect the Closing have been waived or satisfied on the date that the Closing would have been completed, (ii) the Company has irrevocably confirmed by written notice to Thunder Bridge II and Merger Subs that all conditions required for the Company to complete the Closing have been satisfied or waived or that it is willing to waive any such conditions and that the Company is ready, willing and able to complete the Closing and (iii) Thunder Bridge II has failed to complete the Closing by the earlier of (x) 30 business days after the day the Closing is required to occur or (y) five business days prior to June 30, 2021.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Business Combination (cont.)

If the MTA is terminated, all further obligations of the parties under the MTA will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination, fees and expenses, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful and intentional breach of the MTA prior to such termination.

The foregoing description of the MTA and the Transactions do not purport to be complete and are qualified in their entirety by the terms and conditions of the MTA, a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The MTA contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The MTA has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Thunder Bridge II, the Company or any other party to the MTA. In particular, the representations, warranties, covenants and agreements contained in the MTA, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the MTA, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the MTA instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the MTA. In addition, the representations, warranties, covenants and agreements and other terms of the MTA may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the MTA, which subsequent information may or may not be fully reflected in Thunder Bridge II’s public disclosures.

Subscription Agreements

Contemporaneously with the execution of the MTA, Thunder Bridge II entered into separate Subscription Agreements with a number of subscribers (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and Thunder Bridge II agreed to sell to the Subscribers, an aggregate of up to 15,000,000 shares of Class A common stock of Thunder Bridge II (the “PIPE Shares”), in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of $150 million (the “PIPE Investments”).

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing of the Transactions. The purpose of the PIPE Investments is to raise additional capital for use by the Company following the Closing.

Pursuant to the Subscription Agreements, Thunder Bridge II agreed that, within 30 calendar days after the Closing, Thunder Bridge II (or its successor) will file with the SEC (at Thunder Bridge II’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and Thunder Bridge II shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Thunder Bridge II that it will “review” the registration statement) following the Closing and (ii) the fifth business day after the date Thunder Bridge II is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements, a form of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Business Combination (cont.)

Exchange Agreement

Concurrently with the completion of the Mergers, Surviving Pubco will enter into an exchange agreement with the Company and the Company Equity Holders receiving Post-Merger Company Units (the “Exchange Agreement”), which will provide for the exchange of Post-Merger Company Units into shares of Class A common stock of the Surviving Pubco. Holders of Post-Merger Company Units will, from and after the six-month anniversary of the Closing, be able to elect to exchange all or any portion of their Post-Merger Company Units for shares of Class A common stock by delivering a notice to the Surviving Pubco; provided, that Thunder Bridge II, at its sole election, may instead pay for such Post-Merger Company Units in cash based on the volume weighted average price of the Class A common stock. The initial exchange ratio will be one Post-Merger Company Unit for one share of Class A common stock, subject to certain adjustments.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Exchange Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Tax Receivable Agreement

Concurrently with the completion of the Transactions and as a condition precedent for the Closing, the Surviving Pubco will enter into the tax receivable agreement (the “Tax Receivable Agreement”) with certain holders of the Post-Merger Company Units (the “TRA Participants”). Pursuant to the Tax Receivable Agreement, the Surviving Pubco will be required to pay the TRA Participants 85% of the amount of savings, if any, in U.S. federal, state and local income tax that the Surviving Pubco actually realizes as a result of (i) the increases in tax basis of the Surviving Company’s assets attributable to and resulting from any exchanges of Post-Merger Company Units for Class A common stock of Surviving Pubco and (ii) certain net operating loss carryforwards of the ADK Blockers inherited by Surviving Pubco in connection with the Transactions. All such payments to the TRA Participants will be the Surviving Pubco’s obligation, and not that of the Company.

The foregoing description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Receivable Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Support Agreements

Simultaneously with the execution of the MTA, each of (i) the Sponsor and (ii) certain officers and directors of the Company and certain Company Equity Holders entered into support agreements (collectively, the “Support Agreements”) in favor of Thunder Bridge II and the Company and their present and future successors and subsidiaries.

In the Support Agreements for the officers and directors of the Company and certain Company Equity Holders, they each agreed to vote all of their Company membership interests in favor of the MTA and related transactions and to take certain other actions in support of the MTA and related transactions. The Support Agreements also prevent them from transferring their voting rights with respect to their Company membership interests or otherwise transferring their Company membership interests prior to the meeting of the Company’s members to approve the MTA and related transactions, except for certain permitted transfers.

In its Support Agreement, the Sponsor agreed with the Company to vote all of its equity interests in Thunder Bridge II in favor of the MTA and related transactions and to take certain other actions in support of the MTA and related transactions. The Support Agreement also prevents the Sponsor from transferring its voting rights with respect to its equity interests in Thunder Bridge II or otherwise transferring its equity interests in Thunder Bridge II prior to the meeting of Thunder Bridge II’s stockholders to approve the MTA and related transactions, except for certain permitted transfers.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Support Agreements, copies of which, or the forms of which, are filed as Exhibit 10.4 and Exhibit 10.5 hereto and incorporated by reference herein.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Business Combination (cont.)

Sponsor Earnout Letter

Simultaneously with the execution of the MTA, the Sponsor entered into a letter agreement (the “Sponsor Letter Agreement”) with Thunder Bridge II and the Company, pursuant to which the Sponsor agreed at the Closing to deposit with Continental Stock Transfer and Trust Company, as escrow agent (the “Sponsor Escrow Agent”), 3,450,000 shares of its Class B ordinary shares of Thunder Bridge II (including any shares of Surviving Pubco Class A common stock issued in exchange therefore in the Transactions, the “Escrow Shares”) to be held in escrow by the Sponsor Escrow Agent, along with any earnings or proceeds thereon. Fifty percent of the Escrow Shares will be released from escrow if at any time prior to December 31, 2027, the closing price of shares of Class A common stock on the principal exchange on which such securities are then listed or quoted will have been at or above $12.50 for 20 trading days over a 30 trading day period, and 100% of the remaining Escrow Shares will be released from escrow if at any time prior to the seventh anniversary of the Closing the closing price of shares of Class A common stock on the principal exchange on which such securities are then listed or quoted will have been at or above $15.00 for 20 trading days over a 30 trading day period. Additionally, all of the Escrow Shares will be released from escrow to the Sponsor (along with any related earnings and proceeds) upon the occurrence of certain Triggering Events described therein prior to December 31, 2027.

The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Letter Agreement, a copy of which is filed as Exhibit 10.6 hereto and incorporated by reference herein.

Note 10 — Restatement of Previously Issued Financial Statements

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of August 8, 2019, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 17,250,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “IPO”) and (ii) the 8,650,000 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the IPO (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”, which are discussed in Note 3, Note 4, Note 5 and Note 7). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from February 13, 2019 (date of inception) through December 31, 2019, as previously reported in its Form 10-K. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Restatement of Previously Issued Financial Statements (cont.)

	As Previously Reported	Adjustment	As restated
Balance sheet as of December 31, 2020
Warrant liability	$—	$97,181,794	$97,181,794
Total liabilities	13,001,751	97,181,794	110,183,545
Ordinary shares subject to possible redemption(1)	331,774,406	17,808,732	349,583,138
Class A ordinary shares	175	(175)	—
Additional paid in capital	2,416,020	(2,416,020)	—
Retained earnings (accumulated deficit)	2,582,948	(112,574,330)	(109,991,382)

Balance sheet as of December 31, 2019
Warrant liability	$—	$23,387,415	$23,387,415
Total liabilities	12,116,731	23,387,415	35,504,146
Ordinary shares subject to possible redemption(1)	331,272,961	16,187,891	347,460,852
Class A ordinary shares	162	(162)	—
Additional paid in capital	2,917,448	(2,917,448)	—
Retained earnings (accumulated deficit)	2,081,499	(36,657,665)	(34,576,166)

Statement of Operations for the year ended December 31, 2020
Change in warrant liability	$—	$(73,794,379)	$(73,794,379)
Net income (loss)	501,449	(73,794,379)	(73,292,930)
Basic and diluted weighted average shares outstanding	10,247,054	(1,622,054)	8,625,000
Basic and diluted net loss per share	(0.15)	(8.59)	(8.74)

Statement of Operations for the Period from February 13, 2019 (Date of Inception) through December 31, 2019
Change in warrant liability	$—	$1,538,409	$1,538,409
Net income (loss)	2,081,499	1,538,409	3,619,908
Basic and diluted weighted average shares outstanding	9,142,764	(705,264)	8,437,500
Basic and diluted net (loss) income per share	(0.03)	0.17	0.14

Statement of Cash Flows for the Year Ended December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$501,449	$(73,794,379)	$(73,292,930)
Change in fair value of warrant liability	—	73,794,379	73,794,379

Statement of Cash Flows for the Period from February 13, 2019 (Date of Inception) through December 31, 2019
Cash Flows from Operating Activities:
Net income (loss)	$—	$1,538,409	$1,538,409
Change in fair value of warrant liability	—	(1,538,409)	(1,538,409)

____________

(1)      Class A ordinary shares subject to possible redemption as Previously Reported as of December 31, 2020 and 2019 were 32,751,669 and 32,897,017, that are Adjusted by 1,748,331 and 1,602,983, respectively and are As Restated at 34,500,000 and 34,500,000, respectively.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,
Description	Level	2020	2019
Liabilities:
Private Placement Warrants(1)	2	$33,443,044	$7,862,415
Public Warrants(1)	1	$63,738,750	$15,525,000

____________

(1)      Measured at fair value on a recurring basis.

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

Initial Measurement

The Company established the initial fair value for the Warrants on August 9, 2019, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), and (ii) the sale of Private Placement Warrants, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	August 9, 2019
Risk-free interest rate	1.64%
Expected term (years)	6.72
Expected Volatility	14%
Exercise Price	$11.50
Stock price	$9.50

The Company’s use of a Monte Carlo simulation model required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the 6.72 year yield the yield on the U.S. Treasury notes as of the Valuation Date that matched the time period to de-SPAC as of each Valuation Date.

•        The expected term was simulated out daily over the expected remaining life of the Public Warrants. The specific remaining life was based on Management’s estimated time to de-SPAC as well as the five-year contractual period that begins once the transaction closes.

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of other similar business combinations. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

Note 11 — Fair Value Measurements (cont.)

•        The fair value of the Units, which each consist of one Class A ordinary share and one-half of one Public Warrant, represents the closing price on the measurement date as observed from the ticker THBR. Based on the applied volatility assumption and the expected term to a business combination noted above, the Company determined that the risk neutral probability of exceeding the $18.00 redemption value by the start of the exercise period for the Warrants resulted in a nominal difference in value between the Public Warrants and Private Placement Warrants across the valuation dates utilized in the Monte Carlo simulation model.

Therefore, the resulting valuations for the two classes of Warrants were determined to be equal. On August 9, 2019, the Private Placement Warrants and Public Warrants were determined to be $1.57 per warrant for aggregate values of $12.6 million and $31.6 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker THBR. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

As of December 31, 2020 and 2019, the aggregate values of the Private Placement Warrants and Public Warrants were approximately $97.2 million and $23.4 million, respectively, based on the closing price of THBR on that date of $13.22 and $9.95, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of February 13, 2019	$—	$—	$—
Initial Measurement on August 9, 2019	9,175,984	17,250,000	26,425,984
Change in valuation inputs or other assumptions(1)(2)	(1,313,569)	(1,725,000)	(3,038,569)
Fair value as of December 31, 2019	7,862,415	15,525,000	23,387,415
Change in valuation inputs or other assumptions(1)(2)	25,580,629	48,213,750	73,794,379
Fair value as of December 31, 2020	$33,443,044	$63,738,750	$97,181,794

____________

(1)      Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.

(2)      Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) to measure the fair values of the Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $23.4 million during the period from August 9, 2019 through December 31, 2019.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — Quarterly Financial Information (Unaudited)

The following tables are a summary of certain quarterly financial data for the year ended December 31, 2020 and for the period from February 13, 2019 (Date of Inception) through December 31, 2019.

	2020
	4th Quarter (As restated)	3rd Quarter (As restated)	2nd Quarter (As restated)	1st Quarter (As restated)
Formation costs and other operating expenses	$1,080,155	$148,871	$153,264	$238,549
Loss from operations	(1,080,155)	(148,871)	(153,264)	(238,549)
Other Income:
Interest income	8,812	8,812	87,114	2,017,548
Change in fair value of warrant liability(2)	(62,099,708)	2,826,228	(19,520,931)	5,000,031
Net (loss) income	$(63,171,051)	$2,686,169	$(19,587,081)	$6,779,030
Weighted average shares outstanding, basic and diluted(1)	8,625,000	8,625,000	8,625,000	8,625,000
Basic and diluted net (loss) income per ordinary share	$(7.33)	$0.31	$(2.28)	$0.55

____________

(1)      Excludes an aggregate of up to 34,500,000 shares subject to redemption at December 31, 2020.

(2)      As restated amount includes change in fair value of warrant liability of ($62,099,708), 2,826,228, ($19,520,931) and $5,000,031 in the 4th, 3rd, 2nd, and 1st Quarters, respectively.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — Quarterly Financial Information (Unaudited) (cont.)

	2020
	4th Quarter (As restated)	3rd Quarter (As restated)	2nd Quarter (As restated)	1st Quarter (As restated)
ASSETS
Current assets
Cash and cash equivalents	$133,697	$217,982	$272,257	$304,208
Prepaid expenses	59,330	341,445	370,443	403,712
Total current assets	193,027	559,427	642,700	707,920
Other assets
Cash and marketable securities held in Trust Account	349,583,138	349,574,326	349,565,514	349,478,401
Deferred offering costs	—	—	—	—
Total assets	$349,776,165	$350,133,753	$350,208,214	$350,186,321

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$626,752	$12,998	$147,400	$59,356
Promissory note payable	—	—	—	—
Warrant liability(1)	97,181,794	35,082,086	37,908,314	18,387,385
Promissory note payable – related party	300,000	200,000	—	—
Total current liabilities	98,108,546	35,295,084	38,055,714	18,446,741
Deferred underwriting fee payable	12,075,000	12,075,000	12,075,000	12,075,000
Total Liabilities	110,183,546	47,370,084	50,130,714	30,521,741

Ordinary shares subject to possible redemption(2)	349,583,138	349,574,326	349,565,514	349,478,401

Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 1,000,000 shares	—	—	—	—
Class A ordinary shares, $0.0001 par value;(3)	—	—	—	—
Class B ordinary shares, $0.0001 par value;	863	863	863	863
Additional paid in capital(4)	—	—	—	—
(Accumulated Deficit)(5)	(109,991,382)	(46,811,520)	(49,488,877)	(29,814,684)
Total Shareholders’ Equity (Deficit)	(109,990,519)	(46,810,657)	(49,488,014)	(29,813,821)
	$349,776,165	$350,133,753	$350,208,214	$350,186,321

____________

(1)      As restated amount includes an additional $97,181,794, 35,082,086, $37,908,314, and 18,387,385 for the 4th, 3rd, 2nd and 1st quarters, respectively.

(2)      As restated amount includes an increase of $17,808,732, $16,728,581, $16,579,701 and $16,426,469 for the 4th, 3rd, 2nd and 1st quarters, respectively.

(3)      As restated amount includes a decrease of $175, $164, $163 and $162 for the 4th, 3rd, 2nd and 1st quarters, respectively.

(4)      As restated amount includes a decrease of $2,416,019, $1,344,692, 1,204,624 and $1,138,477 for the 4th, 3rd, 2nd and 1st quarters, respectively.

(5)      As restated amount includes a decrease of $112,574,331, $50,465,812, $53,283,227 and $33,675,185 for the 4th, 3rd, 2nd and 1st quarters, respectively.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — Quarterly Financial Information (Unaudited) (cont.)

	2019
	4th Quarter (As restated)	3rd Quarter (As restated)	2nd Quarter	For the Period from February 13, 2019 (Date of Inception) through March 31, 2019
Formation costs and other operating expenses	$200,824	$147,173	$26,355	$5,000
Loss from operations	(200,824)	(147,173)	(26,355)	(5,000)
Other Income:
Interest income	1,593,683	867,168	—	—
Change in fair value of warrant liability(2)	3,494,207	(1,955,798)	—	—
Net (loss) income	$4,887,066	$(1,235,803)	$(26,355)	$(5,000)
Weighted average shares outstanding, basic and diluted(1)	8,625,000	8,625,000	6,382,980	6,382,980
Basic and diluted net (loss) income per ordinary share	$0.38	$(0.24)	$—	$—

____________

(1)      Excludes an aggregate of up to 34,500,000 shares subject to redemption at December 31, 2020.

(2)      As restated amount includes change in fair value of warrant liability of $3,494207 and ($1,955,798) in Quarters 4 and 3, respectively.

THUNDER BRIDGE ACQUISITION II, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — Quarterly Financial Information (Unaudited) (cont.)

	2019
	4th Quarter (As restated)	3rd Quarter (As restated)	August 13, 2019
ASSETS
Current assets
Cash and cash equivalents	$497,549	$944,979	$1,036,349
Prepaid expenses	431,294	168,309	179,900
Total current assets	928,843	1,113,288	1,216,249
Other assets
Cash and marketable securities held in Trust Account	347,460,852	345,867,168	345,000,000
Deferred offering costs	—	—	—
Total assets	$348,389,695	$346,980,456	$346,216,249

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$41,731	$25,353	$0
Warrant liability(1)	23,387,415	26,881,621	26,425,984
Total current liabilities	23,429,146	26,906,974	26,425,984
Deferred underwriting fee payable	12,075,000	12,075,000	12,075,000
Total Liabilities	35,504,146	38,981,974	38,500,984

Ordinary shares subject to possible redemption(2)	347,460,852	345,867,168	345,000,000

Shareholders’ Equity (Deficit)
Preferred shares, $0.0001 par value; 1,000,000 shares	—	—	—
Class A ordinary shares, $0.0001 par value;(3)	—	—	—
Class B ordinary shares, $0.0001 par value;	863	863	863
Additional paid in capital(4)	—	—	—
(Accumulated Deficit)(5)	(34,576,166)	(37,869,549)	(37,285,598)
Total Shareholders’ Equity (Deficit)	(34,575,303)	(37,868,686)	(37,284,735)
	$348,389,695	$346,980,456	$346,216,249

____________

(1)      As restated amount includes an additional $97,181,794, 35,082,086, $37,908,314, and 18,387,385 for the 4th, 3rd, 2nd and 1st quarters, respectively.

(2)      As restate amount includes an increase of $17,808,732, $16,728,581, $16,579,701 and $16,426,469 for the 4th, 3rd, 2nd and 1st quarters, respectively.

(3)      As restated amount includes a decrease of 160, 162 and 159 or the 4th and 3rd quarters and on August 13, 2019.

(4)      As restated amount includes a decrease of $2,917,479, 4,310,339 and $5,049,201 or the 4th and 3rd quarters and on August 13, 2019.

(5)      As restated amount includes a decrease of $36,657,666, $38,558,188 and $37,235,353 for the 4th and 3rd quarters and on August 13, 2019.

Report of Independent Registered Public Accounting Firm

To the Members and Board of Directors

Ay Dee Kay, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ay Dee Kay, LLC, d/b/a indie Semiconductor, and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, members’ equity (deficit) and noncontrolling interest, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

Irvine, California

March 22, 2021

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except unit and per unit amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$18,698	$7,155
Accounts receivable, net of allowance for doubtful accounts of $185 as of December 31, 2020 and $253 as of December 31, 2019	5,913	4,565
Inventory, net	2,900	4,278
Prepaid expenses and other current assets	2,465	529
Total current assets	29,976	16,527
Property and equipment, net	2,169	2,408
Intangible assets, net	1,088	2,284
Goodwill	1,739	—
Other assets and deposits	154	154
Total assets	$35,126	$21,373

Liabilities and members’ deficit
Accounts payable	$4,554	$4,706
Accrued expenses and other current liabilities	2,522	1,217
Intangible asset contract liability	2,270	2,119
Deferred revenue	1,665	3,486
Simple agreements for future equity	102,700	—
Current debt obligations	8,488	4,176
Total current liabilities	122,199	15,704
Long-term debt, net of current portion	12,345	11,416
Convertible debt, net of current portion	—	3,375
Intangible asset contract liability, net of current portion	400	908
Other long-term liabilities	1,674	552
Total liabilities	136,618	31,955
Commitments and contingencies (Note 19)
Members’ deficit
Class A and B units, $.0001 par value; 3,650,364 and 3,560,377 shares authorized as of December 31, 2020 and 2019, respectively; 1,279,427 and 1,170,965 shares issued as of December 31, 2020 and 2019, respectively; 1,141,232 and 1,109,473 shares outstanding as of December 31, 2020 and 2019, respectively	—	—
Class C, D, E, F, G and H units, $.0001 par value; 1,258,029 and 1,251,185 units authorized as of December 31, 2020 and 2019, respectively; 1,146,047 and 1,141,547 shares issued and outstanding as of December 31, 2020 and 2019, respectively	42,179	41,468
Additional paid-in capital	982	577
Accumulated deficit	(153,264)	(55,766)
Accumulated other comprehensive income	(209)	(241)
Total Ay Dee Kay LLC members’ deficit	(110,312)	(13,962)
Noncontrolling interest	8,820	3,380
Total members’ deficit	(101,492)	(10,582)
Total liabilities and members’ deficit	$35,126	$21,373

See accompanying notes to the consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except unit and per unit amounts)

	Year ended December 31,
	2020	2019
Revenue:
Product revenue	$19,488	$20,814
Contract revenue	3,122	1,898
Total revenue	22,610	22,712
Operating expenses:
Cost of goods sold	13,042	15,717
Research and development	22,013	20,186
Selling, general, and administrative	6,796	5,719
Total operating expenses	41,851	41,622
Loss from operations	(19,241)	(18,910)
Other income (expense), net:
Interest income	25	180
Interest (expense)	(2,193)	(2,215)
Other income (expense)	(76,926)	16
Total other income (expense), net	(79,094)	(2,019)
Net loss before income taxes	(98,335)	(20,929)
Income tax expense	(29)	(11)
Net loss	(98,364)	(20,940)
Less: Net loss attributable to noncontrolling interest	(866)	(486)
Net loss attributable to Ay Dee Kay, LLC	$(97,498)	$(20,454)

Net loss per unit attributable to common unitholders – basic and diluted	$(86.68)	$(18.59)

Weighted average common units outstanding – basic and diluted	1,124,864	1,100,423

See accompanying notes to the consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands)

	Year Ended December 31,
	2020	2019
Net loss	$(98,364)	$(20,940)
Other comprehensive loss:
Foreign currency translation adjustments	158	(81)
Comprehensive loss	(98,206)	(21,021)
Less: comprehensive loss attributable to the noncontrolling interest	$(740)	$(486)
Comprehensive loss attributable to Ay Dee Kay, LLC	$(97,466)	$(20,535)

See accompanying notes to the consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) AND
NONCONTROLLING INTEREST
(Amounts in thousands, except unit amounts)

	Class A and B units		Class C, D, E, F, G and H convertible units		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Noncontrolling interest	Total members’ equity (deficit)
	Units	Amount	Units	Amount
Balance as of December 31, 2018	1,088,351	$—	1,141,547	$41,468	$577	$(31,346)	$(160)	$1,634	$12,173
Cumulative effect of adoption of ASC 606	—	—	—	—	—	(3,966)	—	—	(3,966)
Vesting of Class B units	21,122	—	—	—	—	—	—	—	—
Proceeds from sale of noncontrolling interest	—	—	—	—	—	—	—	2,232	2,232
Net loss	—	—	—	—	—	(20,454)	—	(486)	(20,940)
Foreign currency translation adjustment	—	—	—	—	—	—	(81)	—	(81)
Balance as of December 31, 2019	1,109,473	$—	1,141,547	$41,468	$577	$(55,766)	$(241)	$3,380	$(10,582)
Vesting of Class B units	31,759	—	—	—	—	—	—	—	—
Issuance of Class H units	—	—	4,500	711	—	—	—	—	711
Proceeds from sale of noncontrolling interest	—	—	—	—	—	—	—	6,180	6,180
Net loss	—	—	—	—	—	(97,498)	—	(866)	(98,364)
Issuance of warrants for Class G Units	—	—	—	—	405	—	—	—	405
Foreign currency translation adjustment	—	—	—	—	—	—	32	126	158
Balance as of December 31, 2020	1,141,232	$—	1,146,047	$42,179	$982	$(153,264)	$(209)	$8,820	$(101,492)

See accompanying notes to the consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(98,364)	$(20,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,652	3,986
Inventory impairment charges	618	2,264
Amortization of discount and cost of issuance of debt	249	197
Bad debts	47	256
Impairment of equity method investment	—	157
Non-cash interest expense	474	219
Loss on remeasurement of SAFE note	76,935	—
Accrued contingent consideration related to acquisition	553	—
Changes in operating assets and liabilities:
Accounts receivable	(1,304)	280
Inventory	767	(1,863)
Accounts payable	(207)	1,341
Accrued expenses and other liabilities	(38)	1,663
Deferred revenue	(1,821)	(1,062)
Other current and long term assets	(1,918)	(193)
Other current and long term liabilities	139	(1,180)
Net cash used in operating activities	(21,218)	(14,875)
Cash flows from investing activities:
Purchases of property and equipment	(637)	(1,656)
Acquisitions of intangible assets	—	(37)
Payments for acquired software licenses	(134)	(507)
Business combination, net of cash	—	—
Net cash used in investing activities	(771)	(2,200)
Cash flows from financing activities:
Net proceeds from SAFE note issuance	25,765	—
Proceeds from sale of noncontrolling interest	6,180	2,591
Proceeds from issuance of debt	6,112	285
Payment on debt obligations	(4,183)	(2,041)
Payments for financed software	(400)	(710)
Net cash provided by financing activities	33,474	125
Effect of exchange rate changes on cash and cash equivalents	58	(65)
Net increase (decrease) in cash and cash equivalents	11,543	(17,015)
Cash and cash equivalents at beginning of period	7,155	24,170
Cash and cash equivalents at end of period	$18,698	$7,155

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,476	$1,790

Non-cash investing and financing activities
Non-cash investing in property and equipment, accrued but not paid	$161	$138
Acquisition of intangible assets	509	—

See accompanying notes to the consolidated financial statements.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

1) Nature of the Business and Basis of Presentation

Ay Dee Kay, LLC, d/b/a indie Semiconductor, and Subsidiaries (“indie” or the “Company”) offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems (ADAS), including light detection and ranging (“LiDAR”), connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. indie is an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, indie has design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations in China. The Company engages subcontractors to manufacture its products. The majority of these subcontractors are located in Asia.

Going Concern

In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Since its inception, the Company has funded its operations with proceeds from the sales of Member units including Preferred Units and borrowing funds via convertible subordinated notes, term loans, venture debt, convertible debt and a revolving line of credit. These borrowings are subject to covenants, the failure to meet such covenants could result in the outstanding balance becoming immediately due and payable.

Primarily as a result of ongoing product development investments, the Company has incurred recurring losses and negative cash flows from operating activities since its inception, including net operating losses of $19,241 and $18,910 for the years ended December 31, 2020 and 2019, respectively. Net losses, which amongst other things include the impact of fair value changes in the Company’s Simple Agreement for Future Equity (SAFE) liabilities and interest expenses, were $98,364 and $20,940, for the years ended December 31, 2020 and 2019, respectively, of which $866 and $486 was attributable to the noncontrolling interest for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $153,264. The Company expects to continue to invest in product development and generate operating losses in the future. As of the issuance date of the annual financial statements for the year ended December 31, 2020, the Company recognizes the possibility that its cash and cash equivalents will not be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments for the subsequent twelve months without raising additional capital to finance its operations.

On December 14, 2020, the Company entered into a merger agreement with Thunder Bridge Acquisition II, Ltd. (“Thunder Bridge”) (the “Merger Agreement”). The Company is pursuing the consummation of a merger with Thunder Bridge under the Merger Agreement. If the merger is unable to be completed and the Company is not able to secure alternative sources of financing, the Company will be forced to reduce operating expenditures, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations and negative cash flows from operating activities incurred since inception, the expectation of continuing operating losses in the future, and the need to raise additional capital to finance its future operations, as of the issuance date of the annual financial statements for the year ended December 31, 2020, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

1) Nature of the Business and Basis of Presentation (cont.)

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Risks and Uncertainties

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic (the “Pandemic”) and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. The duration and extent of the Pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions. It has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the Pandemic remains unknown. Concerns over the economic impact of the Pandemic have caused volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future.

The Company experienced a decrease in customer demand and product shipments in the second quarter of fiscal year 2020. This decrease was primarily the result of closures or reduced capacity at customer manufacturing facilities in China. During the second half of fiscal year 2020, customer manufacturing facilities re-opened and demand increased. The Company has transitioned to a remote work environment for its employees and, during the second and third fiscal quarters of 2020, reduced discretionary spending. As customer demand increased during the second half of fiscal year 2020, the semiconductor industry, and automotive semiconductors in particular, experienced material shortages and supply constraints. Given the Company’s reliance on third-party manufacturing suppliers, these industry dynamics present a significant risk to the Company. The Company has reduced discretionary spending and transitioned to a remote work environment for its employees. However, the Company cannot predict the duration or magnitude of the pandemic or the full impact that it may have on the Company’s financial condition, operations, and workforce. The Company will continue to actively monitor the rapidly evolving situation related to the Pandemic and may take further actions that alter the Company’s operations, including those that may be required by federal, state or local authorities, or that the Company determines are in the best interests of its employees and other third parties with whom the Company does business.

Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of Ay Dee Kay, LLC, its wholly owned subsidiaries indie LLC, a California entity, Ay Dee Kay Limited, a private limited company incorporated under the laws of Scotland, indie GmbH, a private limited liability company incorporated under the laws of Germany, its majority owned subsidiary, Wuxi indie Microelectronics (“Wuxi”), a Chinese entity 50% owned by the Company as of December 31, 2020 and Wuxi’s wholly owned subsidiary indie Semiconductor HK, Ltd. All significant intercompany accounts and transactions of the subsidiaries have been eliminated in consolidation. The noncontrolling interest attributable to the Company’s less-than-wholly-owned subsidiary is presented as a separate component from members’ equity (deficit) in the consolidated balance sheets, and a noncontrolling interest in the consolidated statements of operations and consolidated statements of members’ equity (deficit) and noncontrolling interest (see Note 2 — Summary of Significant Accounting Policies — Consolidation).

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

On an ongoing basis, management evaluates its estimates assumptions, including those related to (i) the collectability of accounts receivable; (ii) write-down for excess and obsolete inventories; (iii) warranty obligations; (iv) the value assigned to and estimated useful lives of long-lived assets; (v) the realization of tax assets and estimates of tax liabilities and tax reserves; (vi) the measurement of non-marketable equity securities; (vii) amounts recorded in connection with acquisitions; (viii) recoverability of intangible assets and goodwill; (ix) the recognition and disclosure of fair value of convertible debt and contingent liabilities; (x) the computation of unit-based compensation; (xi) accrued expenses; and (xii) the recognition of revenue based on a cost-to-cost measure of progress for certain engineering services contracts. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company engages third-party valuation specialists to assist with estimates related to the valuation of certain financial instruments and assets associated with various contractual arrangements, and valuation of assets acquired in connection with acquisitions. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions or circumstances.

Foreign Currency

The Company’s foreign subsidiaries use the local currency as their functional currency. Accordingly, foreign currency assets and liabilities are translated at the rate of exchange existing at the consolidated balance sheet date, and income and expense amounts are translated at the average of the monthly exchange rates. Gains or losses from foreign currency transactions are included in foreign currency translation adjustments in the consolidated statements of comprehensive loss.

Consolidation

The consolidated financial statements comprise the financial statements of the Company, its wholly owned subsidiaries, and subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. All significant intercompany accounts and transactions are eliminated in consolidation. The Company recognizes noncontrolling interest related to its less-than-wholly-owned subsidiary as equity in the consolidated financial statements separate from the parent entity’s equity. The net loss attributable to noncontrolling interest is included in net loss in the consolidated statements of operations and comprehensive loss. The Company accounts for investments in which it has significant influence but not a controlling interest using the equity method of accounting. See Note 6 — Equity Method Investment.

Cash and Cash Equivalents

Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less at the date of purchase. As of December 31, 2020 and 2019, cash and cash equivalents consisted of cash deposits that were held by reputable financial institutions in local jurisdictions of the Company’s subsidiaries including the U.S., Great Britain, and China denominated in U.S. dollars and local currency.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

The Company deposits its cash with large financial institutions. At times, the Company’s cash balances with individual banking institutions will exceed the limits insured by the FDIC, however, the Company has not experienced any losses on such deposits.

The Company extends credit to its customers based upon an evaluation of the customers’ financial condition and credit history and generally does not require collateral. Credit losses, if any estimated, are provided for in the consolidated financial statements and consistently have been within management’s expectations. See Note 15 — Revenue — Concentrations.

Fair Value Measurements

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between willing, able and knowledgeable market participants at the measurement date. Fair value measurements are not adjusted for transaction costs. In addition, a three-tiered hierarchy for inputs is used in management’s determination of fair value of financial instruments that emphasizes the use of observable inputs over the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are market participant assumptions based on market data obtained from sources independent of the Company. Unobservable inputs are the reporting entity’s own assumptions about market participants based on the best information available under the circumstances. In assessing the appropriateness of using observable inputs in making its fair value determinations, the Company considers whether the market for a particular security is “active” or not based on all the relevant facts and circumstances.

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested under the terms of service agreements. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates and other market observable information, as applicable. The valuation models consider, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued including its term, interest rate, credit rating, industry sector and, when applicable, collateral quality and other issue or issuer specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.

As a basis for considering such assumptions, a three-tier value hierarchy is used in management’s determination of fair value based on the reliability and observability of inputs as follows:

Level 1 — Valuations are based on unadjusted quoted prices in active markets that the Company has the ability to access for identical, unrestricted assets and do not involve any meaningful degree of judgment. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis;

Level 2 — Valuations are based on direct and indirect observable inputs other than quoted market prices included in Level 1. Level 2 inputs include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as the terms of the security and market-based inputs;

Level 3 — Valuations are based on techniques that use significant inputs that are unobservable. The valuation of Level 3 assets and liabilities requires the greatest degree of judgment. These measurements may be made under circumstances in which there is little, if any, market activity for the asset or liability. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, the Company considers factors specific to the asset. In certain cases, the inputs used to measure fair value

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s fair value measurements in each reporting period include cash equivalents, convertible debt, and unit-based awards. The Company’s financial instruments of accounts receivable, accounts payable and accrued expenses are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The Company remeasures its simple agreements for future equity (SAFEs) and contingent considerations associated with the business combination using Level 3 fair value measurements.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.

Revenue

Revenue is derived from the design and sale of semiconductor solutions. Revenue is recognized within the scope of ASC 606, Revenue from Contracts with Customers. The Company recognizes product revenue in the consolidated statement of operations when it satisfies performance obligations under the terms of its contracts and upon transfer of control at a point in time when title transfers either upon shipment to or receipt by the customer as determined by the contractual shipping terms of the contract, net of accruals for estimated sales returns and allowances. Sales and other taxes the Company collects, if any, are excluded from revenue. Product revenue arrangements do not contain significant financing components.

The Company generally offers a limited warranty to customers covering a period of twelve months which obligates the Company to repair or replace manufacturing defective products. The warranty is not sold separately and does not represent a separate performance obligation. Therefore, such warranties are accounted for under ASC 460, Guarantees, and the estimated costs of warranty claims are accrued as cost of goods sold in the period the related revenue is recorded. Infrequently, the Company offers an extended limited warranty to customers for certain products. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated.

The Company has agreements with certain distribution customers which may include certain rights of return and pricing programs, including stock rotation and price protection which affect the transaction price. Sales to these customers and programs offered are in accordance with terms set forth in written agreements, which require the Company to assess the potential revenue effects of this variable consideration utilizing the expected value method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. As such, revenue on sales to customers that include rights of return and pricing programs are recorded net of estimated variable consideration, utilizing the expected value method based on historical sales data. Pricing adjustments on these items have not been historically significant.

Engineering services contracts with customers contain only one distinct performance obligation, which is design services for integrated circuits (“ICs”) based on agreed upon specifications. Engineering services contracts typically also include the purchase, at the customer’s option, of ICs at agreed upon prices subsequent to completion of ICs design services. The Company has determined that the option to purchase ICs is not a material right and has not allocated transaction price to this provision.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

For ICs development arrangements, revenue is recognized over time as services are provided based on the terms of the contract on an input basis, using costs incurred as the measure of progress and is recorded as contract revenue in the consolidated statement of operations. The costs incurred represent the most reliable measure of transfer of control to the customer. Revenue is deferred for amounts billed or received prior to delivery of the services.

Practical Expedients and Elections

ASC 606 requires disclosure of the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of the reporting periods presented. The guidance provides certain practical expedients that limit this requirement and, therefore, disclosure of the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed is not provided. The Company has elected not to disclose the aggregate amount of transaction prices associated with unsatisfied or partially unsatisfied performance obligations for contracts where these criteria are met.

The Company’s policy is to capitalize any incremental costs incurred to obtain a customer contract, only to the extent that the benefit associated with the costs is expected to be longer than one year. Capitalizable contract costs were not significant as of both December 31, 2020 and 2019, and accordingly, no costs have been capitalized.

The Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. When shipping and handling costs are incurred after a customer obtains control of the products, the Company has elected to account for these as costs to fulfill the promise and not as a separate performance obligation. Shipping and handling costs associated with the distribution of products to customers are insignificant, but if incurred, are recorded in cost of goods sold generally when the related product is shipped to the customer.

Cost of Goods Sold

Cost of goods sold includes cost of materials and contract manufacturing services, including semiconductor wafers processed by third-party foundries, costs associated with packaging, assembly, testing and shipping products. In addition, cost of goods sold includes the costs of personnel, certain royalties for embedded intellectual property, production tooling used in the manufacturing process, logistics, warranty, and amortization of production mask costs.

In addition to generating revenues from product shipments, the Company recognizes revenues related to certain engineering services contracts which help offset the costs of developing ICs for customers. The costs associated with fulfilling these contracts are expensed as incurred as research and development in the period incurred.

Research and Development Costs

Research and development expenses consist of costs incurred in performing product design and development activities including employee compensation and benefits, third-party fees paid to consultants, occupancy costs, pre-production engineering mask costs, engineering samples and prototypes, packaging, test development and product qualification costs. In certain situations, the Company enters into engineering services agreements with certain customers to develop ICs. The costs incurred in satisfying these contracts are recorded as research and development costs. All research and development costs are expensed as incurred.

Selling, General, and Administrative Costs

Selling, general, and administrative costs include employee compensation and benefits for sales, executive management, finance, accounting, legal, human resources and other administrative personnel. In addition, it includes marketing and advertising, outside legal, tax and accounting services, insurance, and occupancy costs and related overhead costs allocated based on headcount. Selling, general, and administrative costs are expensed as incurred.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

Accounts Receivable

Accounts receivable consist of amounts due primarily from customers for product sales and engineering services agreements. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company accounts for potential losses in accounts receivable utilizing the allowance method. The Company closely monitors outstanding accounts receivable and considers its knowledge of customers, historical losses, and current economic conditions in establishing the allowance for doubtful accounts. The Company wrote off $116 and $3 of accounts receivable, for the years ended December 31, 2020 and 2019, respectively.

Inventory, Net

The Company values inventories at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventories are reduced for write-downs based on periodic reviews for evidence of slow-moving or obsolete parts. The write-down is based on the comparison between inventory on hand and forecasted customer demand for each specific product. Once written down, inventory write-downs are not reversed until the inventory is sold or scrapped. Inventory write-downs are also established when conditions indicate the net realizable value is less than cost due to physical deterioration, technological obsolescence, changes in price level or other causes. All inventory provisions are recorded to cost of goods sold in the consolidated statement of operations.

Property and Equipment, Net

The Company’s property and equipment primarily consist of lab equipment, production tooling and masks, equipment, furniture and fixtures, leasehold improvements, and computer hardware and software. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method based on the estimated useful lives of between three and seven years and for leasehold improvements the lesser of the remaining lease term or useful life. Major improvements are capitalized while routine repairs and maintenance are charged to expense when incurred.

Production masks with discernible future benefits, namely that they will be used to manufacture products to service customer demand, are capitalized and amortized over the estimated useful life of four years. Production masks being used for research and development or testing do not meet the criteria for capitalization and are expensed as research and development costs.

Intangible Assets, Net

The Company’s intangible assets include intellectual property (“IP”) and software licensed from third parties. The IP and software licenses have finite lives and are amortized over a period of three to eight years, on a straight-line basis, which approximates the pattern in which economic benefits of the IP and software is expected to be utilized.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, consisting of property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company regularly reviews its operating performance for indicators of impairment. Factors considered important that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, or a significant change in the manner of the use of the assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to estimated undiscounted future cash flows expected to be generated by the asset (or asset group). If the carrying amount of an asset (or asset group) exceeds its estimated undiscounted future cash flows, an impairment charge is recognized to the extent the fair value is less than the carrying value. The Company did not record any impairment to long-lived assets for the years ended December 31, 2020 and 2019.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

Business Combinations

The Company accounts for its business acquisitions under the ASC Topic 805, Business Combinations guidance for business combinations. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.

Goodwill

Goodwill represents the excess of the fair value of purchase consideration of an acquired business over the fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at a reporting unit level on an annual basis on October 1, or more frequently if circumstances change or an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Significant judgment may be required when goodwill is assessed for impairment. Qualitative factors may be assessed to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative goodwill impairment test is not necessary. If the assessment of all relevant qualitative factors indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company will perform a quantitative goodwill impairment test. The quantitative impairment test for goodwill consists of a comparison of the fair value of a reporting unit with its carrying value, including the goodwill allocated to that reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Company will recognize an impairment loss equal to the amount of the excess, limited to the amount of goodwill allocated to that reporting unit. Application of the impairment test requires judgement, including the identification of reporting units, assignment of assets and liabilities to reporting units and the determination of fair value of each reporting unit.

Debt Issuance Costs

In relation to the issuance of the outstanding term loans discussed in Note 10 — Debt, there is a balance of $48 and $77 of debt issuance costs as of December 31, 2020 and 2019, respectively. The debt issuance costs are being amortized using the effective interest method over the terms of the underlying obligation and are included in interest expense in the consolidated statements of operations.

Unit-Based Compensation

The Company has a long-term incentive plan and awards Class B Units (“profit interests”) to its employees and non-employee consultants. Profit interests represent an interest in the profits and losses and distributions of the Company. The profit interests, which are non-voting, are accounted for under ASC 718, Compensation — Stock Compensation. The fair value of the equity-classified awards is determined using a Monte-Carlo simulation as of the grant date. The awards are subject to a substantive performance condition involving a change of control, upon which, all the unvested units accelerate and become fully vested. The Company has had a history of net losses and is in an accumulated deficit position. No compensation cost will be recognized until a change of control qualifying event is deemed probable to occur as the vested units are considered to have no value until distributions are made. As of the date of these financial statements, the performance condition was not deemed probable and accordingly, no stock compensation expense was recognized. The expense that would become recognizable upon satisfaction of the performance conditions are disclosed in Note 16 — Unit-Based Compensation.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

Income Taxes

Ay Dee Kay, LLC is a limited liability company for U.S. federal income tax purposes and has elected to be treated as a partnership for income tax purposes. The Company is not subject to income tax, instead it may be subject to certain tax fees imposed by the states. The Company records these tax fees as general and administrative expenses because they are not considered income taxes under ASC 740, Income Taxes. As such, all income taxes and other related information are passed directly to the members and subject to income tax at the members’ level.

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740 for its corporate subsidiaries. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on all available positive and negative evidence. As of December 31, 2020 and 2019, the Company continues to maintain a full valuation allowance against its deferred tax assets.

The Company recognizes liabilities for uncertain tax positions based on a two-step process regarding recognition and measurement. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities based on the technical merits of the position. Then the Company measures the tax benefits recognized in the financial statements from such positions based on the largest benefit greater than 50% likelihood of being realized upon ultimate settlement with the related tax authority. The changes in recognition or measurement are reflected in the period in which the change in judgment occurs based on new information not previously available. As of December 31, 2020 and 2019, the Company has not identified any uncertain tax positions.

The Company records interest and penalties related to unrecognized tax benefits in its tax provision. As of December 31, 2020 and 2019, no accrued interest or penalties are recorded on the consolidated balance sheet, and the Company has not recorded any related expenses.

Comprehensive Loss

Foreign currency translation adjustments of $158 and ($81) represent the difference between net loss and comprehensive loss for the year ended December 31, 2020 and 2019, respectively.

Net Loss Per Common Unit

The Company follows the two-class method when computing net loss per common unit as the Company has issued units that meet the definition of participating securities. The two-class method determines net loss per common unit for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common unitholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per common unit is computed by dividing the net loss attributable to Ay Dee Kay, LLC by the weighted average number of common units outstanding for the period. Diluted net loss per common unit is computed by adjusting net loss to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per common unit is computed including the impacts of potential dilutive common units.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

The Company’s convertible preferred units contractually entitle the holders of such units to participate in dividends but do not contractually require the holders of such units to participate in losses of the Company. Accordingly, for the years ended December 31, 2020 and 2019 in which the Company reported net losses, such losses are not allocated to such securities and diluted net loss per common unit is the same as basic net loss per common unit, since dilutive common units are not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), whereby lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. A modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements must be applied. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The FASB issued ASU 2019-10-Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates in November 2019 and ASU 2020-05-Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities in June 2020. The ASUs change some effective dates for ASU 2016-02 on leasing. After applying ASU 2019-10 and 2020-05, ASU 2016-02 is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of the new standard is expected to result in the recognition of additional lease liabilities and right-of-use assets as of January 1, 2022. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss.  This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivable, based on expected losses rather than incurred losses. For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 (and December 15, 2021 for nonpublic companies) and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company is currently assessing the impact that this standard will have on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. However, ASU 2020-04 will only be available for a limited time (generally through December 31, 2022). The Company is currently evaluating the impact of the reference rate reform and ASU 2020-04 on its financial statements and disclosures.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

2) Summary of Significant Accounting Policies (cont.)

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The new standard reduces the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The standard also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. For non-public entities, ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is in the process of completing its review of its existing convertible instruments under ASU 2020-06 and does not expect the adoption of ASU 2020-06 to have a material impact on its financial position, results of operations, or cash flows.

3) Acquisition of City Semiconductor, Inc.

On May 13, 2020, the Company acquired certain assets and liabilities of City Semiconductor, Inc. (“City Semi”), which has developed technology related to analog and mixed-signal integrated circuitry, with a focus on high-speed analog-to-digital converters and digital-to analog-intellectual property cores. The Company accounted for the acquisition as a business combination. The transaction costs associated with the acquisition were not material and were expensed as incurred. The acquisition date fair value of the consideration transferred for City Semi was approximately $2,029, which consisted of the following:

As of May 13, 2020
Class H units issued	$711
Contingent consideration	1,180
Cash consideration to be transferred at a later date	138
Total	$2,029

The maximum contingent consideration payable in connection with the acquisition is $2,000. The acquisition date fair value of the contingent consideration was determined based on the Company’s assessment of the probability of achieving the performance targets that ultimately obligate the Company to transfer additional consideration to the seller. The contingent consideration is comprised of two tranches. The first tranche is payable, up to a maximum of $500, upon the achievement of cash collection targets within twelve months of the acquisition and the second tranche is payable, up to a maximum of $1,500, upon the shipment of a product incorporating the acquired developed technology. The fair value of any outstanding contingent consideration liabilities will be remeasured as of the end of each reporting period with any resulting remeasurement gains or losses recognized in the consolidated statement of operations. As of December 31, 2020, the fair value of the first and second tranche contingent consideration liabilities was $500 and $900, respectively. The fair value of the first tranche contingent consideration liability is reflected in other current liabilities within the consolidated balance sheet and the fair value of the second tranche contingent consideration liability is reflected in other long-term liabilities.

In connection with the acquisition, the two existing employees of City Semi, including the founder and sole shareholder of City Semi, entered into employment agreements with the Company. As there is a service condition associated with these agreements, the related compensation expense is accounted for separately from the acquisition. The Company recognizes the related compensation expense as research and development expense in the consolidated statement of operations on a straight-line basis over the requisite service period.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

3) Acquisition of City Semiconductor, Inc. (cont.)

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition:

Fair Value
Intangible asset – Software license	$139
Intangible asset – Developed technology	369
Goodwill	1,739
Deferred revenue	(41)
Accrued expenses	(177)
Net assets acquired	$2,029

The Company estimates that the useful life of the acquired developed technology intangible asset is seven years and the useful life of the acquired software license intangible asset is approximately one year, which represents the remaining duration of the software license. The excess of purchase consideration over the fair value of net assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes.

The amounts of revenue and earnings of City Semi included in the Company’s consolidated statement of operations from the acquisition date of May 13, 2020 through December 31, 2020 are $591 and ($396), respectively.

The unaudited pro forma financial information shown below summarizes the combined results of operations for the Company and City Semi as if the closing of the acquisition had occurred on January 1, 2019.

	Year ended December 31,
	2020	2019
Combined revenue	$23,388	$24,434
Combined net loss before income taxes	(96,121)	(21,014)

The unaudited pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The adjustments primarily reflect the amortization of acquired developed technology and compensation expense related to consideration to be transferred to the founder upon the second anniversary of his employment. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been realized if the acquisition had taken place on January 1, 2019.

4) Inventory, Net

Inventory, net consists of the following:

	December 31,
	2020	2019
Work-in-process	$4,277	$4,135
Finished goods	882	2,362
Inventory, gross	5,159	6,497
Less: Inventory reserves	2,259	2,219
Inventory, net	$2,900	$4,278

During the years ended December 31, 2020 and 2019, the Company recognized write-downs in the value of inventory of $618 and $2,264, respectively.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

5) Property and Equipment, Net

Property and equipment, net consists of the following:

		December 31,
	Useful life	2020	2019
	(in years)
Production tooling	4	$3,924	$3,562
Office and lab equipment	3 – 7	2,834	2,498
Leasehold improvements	*	129	120
Property and equipment, gross		6,887	6,180
Less: Accumulated depreciation		4,719	3,772
Property and equipment, net		$2,169	$2,408

____________

*        Leasehold improvements are amortized over the shorter of the remaining lease term or estimated useful life of the leasehold improvement.

The Company recognized depreciation expense of $947 and $930 for the years ended December 31, 2020 and 2019, respectively.

6) Equity Method Investment

The Company’s ownership of Ell-IoT, Inc. was accounted for as an equity method investment. As of December 31, 2019, the Company determined that the carrying amount of the investment was not recoverable and recorded a full impairment. The Company recognized impairment loss in the amount of $157 for the year ended December 31, 2019 in other income (expense) in the consolidated statement of operations.

7) Intangible Assets, Net

Intangible assets, net consist of the following:

	December 31,
	2020				2019
	Weighted average remaining useful life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted average remaining useful life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software Licenses	0.6	$4,391	$(3,759)	$632	1.4	$4,251	$(2,244)	$2,007
Intellectual Property Licenses	1.7	1,736	(1,614)	122	1.8	2,986	(2,709)	277
Developed Technology	6.4	369	(35)	334	—	—	—	—
Total		$6,496	$(5,408)	$1,088		$7,237	$(4,953)	$2,284

The Company obtained IP licenses which it uses for its research and development efforts related to its products.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

7) Intangible Assets, Net (cont.)

Amortization of intangible assets for the years ended December 31, 2020 and 2019 was $1,705 and $3,056, respectively, and is included in research and development expense in the consolidated statements of operations. During the year ended December 31, 2019, the Company abandoned an intellectual property license and accelerated the recognition of amortization expense to match the revised useful life of the asset. Amortization expense of $1,250 was recorded related to this license for the year ended December 31, 2019 and the net carrying amount of the license is $0 as of December 31, 2019.

Based on the amount of intangible assets subject to amortization as of December 31, 2020, amortization expense for each of the next five fiscal years is expected to be as follows:

2021	$758
2022	82
2023	72
2024	53
Thereafter	123
Total	$1,088

8) Goodwill

The following table sets forth the carrying amount and activity of goodwill as of December 31, 2020:

Amount
Balance as of December 31, 2019	$—
Acquisition of City Semiconductor	1,739
Balance as of December 31, 2020	$1,739

9) Warranties

The Company’s warranty liabilities are included in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2020 and 2019. The following table identifies the changes in the Company’s aggregate product warranty liabilities for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Balance at the beginning of period	$192	$579
Accruals for warranties issued	86	96
Warranty obligations satisfied during the period	(77)	(483)
Balance at the end of period	$201	$192

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

10) Debt

The following table sets forth the components of debt as of December 31:

	December 31,
	2020			2019
	Principal outstanding	Unamortized discount and issuance cost	Carrying amount	Principal outstanding	Unamortized discount and issuance cost	Carrying amount
PacWest term loan, due 2021	$—	$—	$—	$1,000	$(19)	$981
Trinity term loan, due 2022	12,000	(665)	11,335	14,468	(145)	14,323
Short term loans, due 2021	459	—	459	288	—	288
PPP Loan, due 2022	1,868	—	1,868	—	—	—
Total term loans	14,327	(665)	13,662	15,756	(164)	15,592

Revolving line of credit	1,675	—	1,675	—	—	—
Tropez convertible loan, due 2021	2,000	—	2,000	—	—	—
Embry convertible debt, due 2021	3,607	(111)	3,496	3,607	(232)	3,375
Total debt	$21,609	$(776)	$20,833	$19,363	$(396)	$18,967

The outstanding debt as of December 31, 2020 and 2019 is classified in the consolidated balance sheets as follows:

	December 31,
	2020	2019
Current liabilities – Current debt obligations	$8,488	$4,176
Noncurrent liabilities – Long-term debt net of current maturities	12,345	11,416
Noncurrent liabilities – Convertible debt net of current maturities	—	3,375
	$20,833	$18,967

Embry Convertible Subordinated Notes Payable

On December 4, 2012, the Company entered into two convertible note and exchange agreements with an investor, pursuant to which the entire outstanding principal of $3,500 and corresponding accrued interest of $107 held under existing loan agreements were exchanged for two convertible subordinated notes with aggregate principal amounts of $2,604 and $1,003. The convertible subordinated notes bore interest of 0.93% per annum, which is compounded annually. The aggregate principal and all accrued and unpaid interest were due in full on December 4, 2017. On December 3, 2017, the Company entered into a 12-month extension of these two convertible note and exchange agreements.

On December 3, 2018, the Company entered into a 36-month extension of these two convertible note and exchange agreements. The interest rate on the 36-month extension was amended to 3.07% per annum. The Company recorded a discount on this convertible debt extension and a corresponding increase in additional paid-in capital related to the enhanced value of the embedded conversion options. The Company is amortizing the discount to interest expense over the 36-month extension period.

The amendments to extend the maturity date were treated as modifications of the debt.

The convertible subordinated notes with aggregate principal of $2,604 and $1,003 may be converted to an aggregate 185,000 Class A Units and 100,000 Class C Units, respectively, at the investors’ discretion prior to the maturity date or automatically upon a liquidity event, as defined in the loan agreement. The Company determined that the embedded conversion options should not be bifurcated from their host instruments.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

10) Debt (cont.)

At December 31, 2020 and 2019, the total carrying value of the convertible subordinated notes payable, net of unamortized discount, was $3,496 and $3,375, respectively. Total accrued interest as of December 31, 2020 was $458 and is included in other short-term liabilities on the Company’s consolidated balance sheet. Total accrued interest as of December 31, 2019 was $335 and is included in other long-term liabilities on the Company’s consolidated balance sheets. Contractual interest incurred related to the convertible subordinated notes was $123 and $119 for the years ended December 31, 2020 and 2019, respectively, and is included in interest expense in the Company’s consolidated statements of operations. The amortization of the debt discount and cost of issuance resulted in interest expense of $121 and $120 for the years ended December 31, 2020 and 2019, respectively, and is also included in interest expense in the Company’s consolidated statements of operations.

PacWest Term Loan and Revolving Line of Credit

The Company entered into a loan and security agreement with Pacific Western Bank (“PacWest”, formerly Square 1 Bank) in January 2015, that provided a term loan of up to $10,000 with a maturity date of September 2020. The term loan bore interest equal to the greater of one percent above the prime rate in effect, or 4.5% on outstanding borrowings. In addition, the loan and security agreement provided for a revolving line of credit. The revolving line of credit bore interest equal to the greater of seventy-five basis points above the prime rate in effect, or 4.25%, on outstanding borrowings. The terms of the loan and security agreement have been amended from time to time, with the most recent amendment dated February 21, 2021. The amendments have extended the maturity date of the loan and adjusted the financial covenants’ borrowing limits. In August 2017 and as part of an amendment to the loan and security agreement, the Company issued warrants to PacWest to purchase 3,388 Membership Units, see Note 19 — Commitments and Contingencies.

During 2020, the Company entered into three amendments to the PacWest loan agreement. Pursuant to the terms of the amendments, $889, the full amount of unpaid principal and interest was transferred from the PacWest term loan to the revolving line of credit as of January 30, 2020. In addition, the amendments modified certain financial covenants, including the Company maintain a minimum cash balance of $2,300 and adjusted the borrowing limits to $2,000. The maturity date of the revolving line of credit has been amended to April 1, 2021, see Note 21 — Subsequent Events.

As of December 31, 2020 and 2019, the Company had $0 and $981 outstanding on the term loan, net of the unamortized discount, respectively, generated as a result of the warrant issuance described in Note 13 — Members’ Equity. The discount associated with the term loan was fully amortized as of December 31, 2020.

Contractual interest incurred related to the term loan and line of credit was $48 and $111 for the years ended December 31, 2020 and 2019, respectively, and is included in interest expense in the Company’s consolidated statements of operations. The amortization of the debt discount resulted in interest expense of $19 and $25 for the years ended December 31, 2020 and 2019, respectively, and is also included in interest expense in the Company’s consolidated statements of operations.

As of December 31, 2020 and 2019, the revolving line of credit had an outstanding balance of $1,675 and $0, respectively. The Company’s borrowings under the term loan and revolving line of credit were subject to an aggregate borrowing limit of $2,000 and $10,000 as of December 31, 2020 and 2019, respectively. Total borrowings at any given time under the agreement are limited to a percentage of domestic accounts receivables less than 90 days past due and other factors.

Trinity Term Loan

In March 2018, the Company entered into a term loan agreement with Trinity Capital Fund (“Trinity”) to borrow $15,000 at a rate of 11.25%. In connection with such loan, the Company issued 6,250 warrants to Trinity to acquire Class G units.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

10) Debt (cont.)

In October 2020, the Company entered into a new loan agreement with Trinity, which replaced the March 2018 agreement. The new loan has a principal of $12,000, which was exchanged for the old loan’s principal balance of $11,325, lender fees of $474 and a cash payment to the Company of $194. In addition, the Company issued to Trinity 1,844 additional warrants to purchase the Company’s Class G Units, which had a fair value of $405. The new loan agreement was treated as a modification for accounting purposes. The unamortized discount from the old loan was treated as additional debt discount on the new loan along with the lender fees paid to and additional warrants issued to Trinity in October 2020.

The new loan has a maturity date of October 1, 2024 and bears interest equal to the greater of 10.75% or the Prime Rate plus 7.5%. The term loan may be prepaid by paying the principal and interest plus a prepayment fee ranging from 4.0% to 1.0% of the principal being repaid, depending on the length of time between the effective date and the prepayment date. Upon final repayment, an end-of-term fee of $720 must be paid by the Company to Trinity. The term loan is collateralized by substantially all of the Company’s assets to the extent they are not claimed by the senior debt holder, PacWest.

As of December 31, 2020 and 2019, the Company had $11,335 and $14,323 outstanding under the Trinity Term Loans, respectively, net of the issuance cost and unamortized discount generated as a result of the warrant issuance described in Note 13 — Members’ Equity. The debt discount and issuance costs are being amortized through interest expense over the term of the loan using the effective interest method. The old loan required monthly interest only payments of $141 until November 2019 when repayment of principal began and payments increased to $493 per month. The new loan requires interest only payments of $108 until October 2021 when repayment of principal begins and payments increase to $391 per month with an effective interest rate of 15.8%.

Contractual interest incurred related to the term loans was $1,523 and $1,785 for the years ended December 31, 2020 and 2019, respectively, and is included in interest expense in the Company’s consolidated statements of operations. The amortization of the debt discount and cost of issuance resulted in interest expense of $129 and $53 for the years ended December 31, 2020 and 2019, respectively, and is also included in interest expense in the Company’s consolidated statements of operations.

This loan, along with other outstanding debt are subject to debt covenants which, if violated, could result in the outstanding balance becoming immediately due. The Company has complied with or obtained waivers for all such covenants as of the date these financial statements were issued.

Short-Term Loans

On November 13, 2019, Wuxi entered into a short-term loan agreement with CITIC Group Corporation Ltd. with aggregate principal balance of CNY 2,000, or approximately $285, and bearing interest of 4.785%. The principal balance is denominated in Chinese Yuan and the outstanding balance is adjusted for changes in foreign currency exchange rates at each reporting period. On November 13, 2020, the terms of the agreement were extended for twelve months and the principal and interest are due on November 15, 2021. On October 15, 2020, Wuxi entered into a short-term loan agreement with Netherlands China Business Council (NCBC) with aggregate principal balance of CNY1,000 or approximately $151 and bearing interest of 4.785%. As of December 31, 2020 and 2019, the aggregate outstanding principal balance of the short-term loans was $459 and $288, respectively.

Tropez Convertible Note

On January 31, 2020, the Company entered into a convertible loan agreement with Tropez Fund Limited (“Tropez”) with principal amount of $2,000 and subject to interest of 12% per annum. The terms of the loan provide for a renewable 180-day period for a maximum term of twelve months. The Company renewed the loan on July 29, 2020 for the additional 180-day period. The loan is terminated upon full repayment of principal and interest or upon conversion. The loan is convertible into membership units at the option of the lender if the Company issues membership

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

10) Debt (cont.)

units in an equity financing transaction for aggregate gross proceeds in excess of $20,000 and the financing occurs prior to the maturity of the loan. The loan is convertible into the same class of units as issued in the qualifying equity financing transaction at a conversion price of 75% of the cash received per unit. Interest expense related to the loan was $220 and $0 for the years ended December 31, 2020 and 2019, respectively, and is included in interest expense in the Company’s consolidated statements of operations. The note was amended on January 21, 2021 to extend the maturity date to the earlier of December 31, 2021 or the closing of the merger with Thunder Bridge described in Note 1 — Nature of the Business and Basis of Presentation. Additionally, the January 21, 2021 amendment removed the conversion rights associated with the loan. See Note 21 — Subsequent Events.

Paycheck Protection Program

In April 2020, the Company applied for a loan pursuant to the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) as administered by the U.S. Small Business Administration (the “SBA”). In May 2020, the loan was approved, and the Company received the proceeds from the loan in the amount of $1,868 (the “PPP Loan”). The PPP Loan took the form of a promissory note that matures two years after the date of the note and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below), will commence in 2021. The PPP Loan provides for customary events of default, including, among others, those relating to failure to make payments thereunder. The Company may prepay the principal of the PPP Loan at any time without incurring any prepayment penalties. The PPP Loan is non-recourse against any individual shareholder, except to the extent that such party uses the loan proceeds for an unauthorized purpose.

All or a portion of the PPP Loan may be forgiven by the SBA and lender upon application by the Company and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities during the applicable period beginning on the date of loan approval. For purposes of the CARES Act, payroll costs exclude compensation of an individual employee in excess of $100,000, prorated annually. Not more than 25% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. No assurance can be given that the Company will obtain forgiveness of the PPP Loan either in whole or in part. Accordingly, the Company accounts for the PPP Loan as part of long-term debt.

The future maturities of the convertible debt, term loans, PPP loan, and revolving line of credit are as follows:

2021	$8,488
2022	5,359
2023	4,005
2024 and thereafter	2,981
Total	$20,833

11) Simple Agreements for Future Equity

During the year ended December 31, 2020, between March 2020 and October 2020, the Company entered into SAFEs with existing investors and third-party investors for total proceeds of $25,765. The SAFEs require that the Company issue equity to the SAFE holders in exchange for their investment upon an equity raise of at least $35,000. The conversion price of the equity to be issued in exchange for the SAFE investment would be equal to the lower of a 25% discount to the equity issued or such price that implies the pre-money valuation of the Company is $250,000 for the SAFEs issued to existing investors while the SAFEs issued to new third-party investors have a pre-money valuation of $350,000 (all other features are the same). In the event of a dissolution, the SAFE holders are entitled to receive payment in the amount of the original purchase amount, in preference to any membership units. In the event

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

11) Simple Agreements for Future Equity (cont.)

of a liquidation, the SAFE holders are entitled to redeem the SAFE for two times the original purchase amount. In the event of a change in control of the Company, the SAFE holders receive a return of their purchase price for the SAFE. Certain SAFE holders may convert the SAFE into preferred units of the Company if change of control or another exit event has not occurred prior to December 31, 2021. The SAFEs have no interest rate or maturity date and the SAFE holders have no voting rights prior to conversion.

The SAFEs are recorded at fair value at issuance and remeasured at each reporting date. Changes in fair value are recorded in other income (expense) in the consolidated statement of operations. The fair value of the SAFEs was $102,700 as of December 31, 2020. The increase in the fair value of the SAFEs is reflective of changes in the valuation of the Company as the Company evaluates strategic opportunities. See Note 12 — Fair Value Measurements.

12) Fair Value Measurements

The Company’s debt instruments are recorded at their carrying values in its consolidated balance sheets, which may differ from their respective fair values. The fair values of the Company’s convertible notes, are estimated using the valuation of the securities into which the debt is convertible, external pricing data, based on interest rates and credit ratings for similar issuances with the same remaining term as the Company’s outstanding borrowings. The fair value of the Embry convertible debt is determined using valuation inputs categorized as Level 3. The fair values of the Company’s term loans and Tropez convertible debt generally approximate their carrying values. The following table presents the Company’s Embry convertible debt carrying and fair values:

	December 31, 2020		December 31, 2019
	Carrying value	Fair value	Carrying value	Fair value
Convertible debt	$3,496	$103,200	$3,375	$3,750

As of December 31, 2019, the Company did not have any financial assets or liabilities measured at fair value. The following table presents the Company’s fair value hierarchy for financial assets and liabilities measured as of December 31, 2020:

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
SAFEs	$—	$—	$102,700	$102,700
First Tranche Contingent Consideration	$—	$—	$500	$500
Second Tranche Contingent Consideration	$—	$—	$900	$900

Level 3 Disclosures

The SAFEs were valued using a probability-weighted expected return method (PWERM) valuation approach aligned to the SAFE provisions, including (i) conversion through qualified equity financing, (ii) conversion through acquisition of a special purpose acquisition company, (iii) no conversion through equity or acquisition prior to December 31, 2021, (iv) a liquidation event, and (v) a dissolution event. Determining the fair value of the SAFEs using the PWERM requires assumptions and estimates for both the probability of each scenario and the fair value determined under each scenario. The SAFEs were valued through each scenario using an appropriate valuation approach, including calculations based on the terms of the SAFEs and a Monte Carlo simulation, which utilized the Geometric Brownian

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

12) Fair Value Measurements (cont.)

Motion formula to simulate the conversion and payout of the SAFEs. The significant unobservable inputs include the discount rate, constant volatility factor and the Geometric Brownian Motion. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement.

As of December 31, 2020
Liabilities:	Input
SAFEs
Discount rate	75%
Constant volatility factor	40%
Geometric Brownian Motion	0.98

The first and second tranche of contingent consideration associated with the City Semi business combination is recorded at fair value and remeasured as of December 31, 2020 using the present value of cash flows method and assumed market yield and probability of success.

13) Members’ Equity

As of December 31, 2020 and 2019, the following members’ equity units were authorized, issued, and outstanding:

	December 31,
	2020			2019
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Class A	3,136,518	911,500	911,500	3,046,531	911,500	911,500
Class B	513,846	367,927	229,732	513,846	259,465	197,973
Class C	400,000	300,000	300,000	400,000	300,000	300,000
Class D	236,521	236,521	236,521	236,521	236,521	236,521
Class E	112,916	112,916	112,916	112,916	112,916	112,916
Class F	492,110	492,110	492,110	492,110	492,110	492,110
Class G	11,482	—	—	9,638	—	—
Class H	5,000	4,500	4,500	—	—	—
Total	4,908,393	2,425,474	2,287,279	4,811,562	2,312,512	2,251,020

In connection with its formation on February 9, 2007, the Company issued 911,500 Class A Units to the four initial members. On December 28, 2012, the Company issued 300,000 Class C Units to an investor at an original issue price of $10 per unit for total consideration of $3,000.

The Company reserved 185,000 Class A units and 100,000 Class C Units in connection with the convertible notes described in Note 10 — Debt. These units are not issued or outstanding until conversion of the outstanding principal in accordance with the terms of the notes.

The Fifth Amended and Restated LLC Agreement authorized an increase of Class B Units from 243,000 units to 513,846 units. The Class B Units are profit interests issued to employees, directors, and consultants. See Note 16 — Unit-Based Compensation.

On July 24, 2015, the Company issued 221,739 Class D units to an investor at an original issue price of $33.82 per unit for cash consideration of approximately $7,215, net of issuance costs of $285. On August 28, 2015, the Company issued an additional 14,782 Class D units to an existing investor at an original issue price of $33.82 per unit for cash consideration of $500.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

13) Members’ Equity (cont.)

On July 25, 2017, the Company issued 112,916 Class E units to investors at an original issue price of $35.42 per unit for cash consideration of $3,963, net of issuance costs of $37.

The Company has issued warrants to purchase Class G Units as part of amendments to the terms of debt agreements with Trinity and PacWest, see Note 10 — Debt. In connection with entering into the term loan agreement with Trinity in March 2018, the Company issued 6,250 warrants with a strike price of $35.42 to purchase Class G Units. In April 2018, as part of an amendment to the loan and security agreement, the Company issued warrants to PacWest to purchase 3,388 Class G Units with a strike price of $35.42 (see Note 19 — Commitments and Contingencies). On October 1, 2020, in connection with the new loan agreement with Trinity, the Company issued additional warrants to Trinity to purchase 1,844 Class G units at a strike price of $35.42 under the same terms and features as previously issued Class G warrants. All warrants can be exercised through payment of the exercise price or by net share settlement and the holders of Class G units do not have voting rights.

In June 2018, the Company issued 492,110 Class F units to investors at an issue price of $54.87 per unit for cash consideration of $26,790, net of issuance costs of $210.

In May 2020, the Company issued 4,500 Class H units to the owners of City Semi as part of the business combination, see Note 3 — Acquisition of City Semiconductor.

As of December 31, 2020 and 2019, the Company owned 50% and 63% of its subsidiary, Wuxi, respectively. From time to time, Wuxi has sold equity ownership and the transactions have reduced the Company’s controlling interest in Wuxi on the consolidated balance sheets. As of December 31, 2020, the Company maintained majority ownership interest in Wuxi and a controlling financial interest.

The rights and privileges of the holders of the equity units are as follows:

Liquidation Rights and Distributions with Respect to Liquidity Event Rights

The Company’s Operating Agreement outlines the liquidation and other preferential rights granted to holders of Class C, D, E, F, G and H units. These rights include preferential treatment in the case of an extraordinary distribution by the Company to its members (not including any distribution of units), a sale of the Company, a liquidation event or unwind of the Company. The distribution provisions are complex and depend on the amount of proceeds to be distributed. In the scenario where the proceeds are sufficient to return the capital investment of each class and provide greater than another 50% of the capital investment of each class on a participating basis, then Class F as the most senior preference and would be entitled to the amount of the original issue price of the Class F Units, followed by Classes E, D, and C in that order, each in the respective amount of the original issue price of its units, followed by Class H and G up to the original issue price. The remaining amounts available to be distributed are shared among all of the classes of Units (except for Class G) according to their fully diluted percentages. If distribution proceeds are not sufficient to return the capital investment of each class and provide greater than another 50% of the capital investment of each class on a participating basis, then, the Operating Agreement provides numerous distribution waterfalls that are designed to achieve the rights of each class in each scenario based on the specific amount of proceeds. Generally, if a preferred class would receive through a fixed preference of 150% of its capital as compared to 100% of its capital plus its participation in the residual tranche, then the preferred class would receive up to 150% of its capital with no participation. Class A and Class B receive distributions only in the residual tranche to the extent proceeds remain after the preferences.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

13) Members’ Equity (cont.)

Conversion Rights

Each unit of Classes C, D, E, F, G and H shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable Class A units as is determined by dividing the original issue price for the units of Classes C, D, E, F, G or H as applicable, by the conversion price (original issue price) applicable to such Class C, D, E, F, G and H unit in effect on the conversion date. Additionally, each Class C, D, E, F, G, or H unit shall automatically be converted into Class A units at the Conversion Price applicable to such units of Classes C, D, E, F, G or H immediately upon the Company’s sale of its securities in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act in which (i) the public offering per unit price is not less than $180.53 (adjusted for splits and reverse splits and other adjustments of Class F Units) and (ii) the anticipated aggregate offering price is at least $200,000. The conversion price shall be the initial issuance price as adjusted for any antidilution provisions as defined in the operating agreement.

Voting Rights

Each Class A unit shall be entitled to one point four seven (1.47) votes per Class A unit. This ratio is revised from time to time to equal (X) divided by (Y), where (X) equals the sum of (i) the Class A units issued to the initial members and their successors and assigns plus (ii) the total number of authorized B units and G units, and (Y) equals the total number of Class A units issued to the initial members and their successors and assigns.

Holders of Class B units shall not be entitled to vote except as otherwise required by law. Each holder of Class C, D, E, and F units shall be entitled one vote per Class A unit into which such Class C, D, E, and F units are convertible. Holders of Class G and H units shall not be entitled to vote except as otherwise required by law or in the event the holders of Class G or H units convert their units to Class A units as in the operating agreement.

14) Noncontrolling Interest

The Company’s ownership of Wuxi was 50% and 63% as of December 31, 2020 and 2019, respectively. From time to time, Wuxi has sold equity ownership and the transactions have reduced the Company’s controlling interest in Wuxi on the consolidated balance sheets. As of December 31, 2020, the Company maintained majority ownership interest in Wuxi and a controlling financial interest.

15) Revenue

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers by geographic region, as management believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

15) Revenue (cont.)

The following tables present revenue disaggregated by geography of the customer’s shipping location for the years ended December 31, 2020 and 2019:

	Product revenue		Contract revenue
	Year Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
China	$13,006	$16,665	$33	$—
United States	2,118	1,497	2,905	1,898
South Korea	1,597	1,149	—	—
Canada	795	121	—	—
Brazil	666	1,105	—	—
Netherlands	560	—	—	—
Other	746	277	184	—
Total	$19,488	$20,814	$3,122	$1,898

Contract Balances

Contract assets or contract liabilities are recorded depending on the timing of revenue recognition, billings and cash collections on a contract-by-contract basis. Contract liabilities primarily relate to deferred revenue, including advance consideration received from customers for contracts prior to the transfer of control to the customer, and therefore revenue is recognized upon delivery of products and services or as the services are performed. The Company recorded contract assets of $55 and $0 at December 21, 2020 and 2019, respectively. The balance represents unbilled revenue and is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

The following table presents the changes in contract liabilities during the years ended December 31, 2020 and 2019 after the effects of the adoption of ASC 606 on January 1, 2019:

	December 31,		January 1, 2019
	2020	2019
Deferred revenue	$1,665	$3,486	$4,528

As of December 31, 2020 and 2019, contract liabilities were included as deferred revenue and classified as current liabilities in the consolidated balance sheets.

During the year ended December 31, 2020 and 2019, the Company recognized $2,143 and $1,722, respectively, of revenue related to amounts that were previously included in contract liabilities at the beginning of the year. Deferred revenue decreased $1,042 from January 1, 2019 to December 31, 2019 and decreased $1,821 from December 31, 2019 to December 31, 2020 due to the timing of payments received from customers.

Revenue related to remaining performance obligations represents the amount of contracted development arrangements that has not been recognized. As of December 31, 2020, the amount of performance obligations that have not been recognized as revenue was $2,774, of which approximately 62% is expected to be recognized as revenue over the next twelve months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less. Variable consideration that has been constrained is excluded from the amount of performance obligations that have not been recognized.

Concentrations

Revenues for the years ended December 31, 2020 and 2019 include sales to one significant customer and its subcontractors, totaling approximately $12,877 or 57% of total revenue for 2020 and $17,423 or 77% of total revenue for 2019. The loss of this customer would have a material impact on the Company’s consolidated financial results.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

15) Revenue (cont.)

The two largest customers represented 34% and 12% of accounts receivable as of December 31, 2020 and the two largest customers represented 40% and 20% of accounts receivable as of December 31, 2019. No other individual customer represented more than 10% of accounts receivable at either December 31, 2020 or 2019.

16) Unit-Based Compensation

Per the Company’s operating agreement, the Company may issue Class B Units (“profits interests”, “units”) to employees, directors and consultants of the Company. Class B Units entitle the holders of such units to a share of the Company’s profits and distributions of the Company’s assets to the extent their capital accounts are positive. Holders of Class B Units do not have voting rights.

The board of directors has authorized 513,846 units for grant under the agreement. As of December 31, 2020, 367,927 Class B Units were granted, and 145,919 units remained available for grant. All awards are subject to the terms of the Company’s operating agreement, including forfeiture.

The Class B units are incentive units of the Company subject to vesting and certain restrictions. The standard Class B unit has a four-year vesting schedule, in which 25% of units vest after 12 months and the remaining 75% vest monthly over the following three-year period. Upon (1) a change of control and (2) termination of employment other than for cause or if the grantee resigns for good reason, all the unvested units accelerate and become fully vested. Non-standard Class B unvested units will accelerate and become fully vested upon (i) a capital raise of $50,000, (ii) the Company achievement of $150,000 in trailing twelve-month revenue or (iii) a change in control or firm commitment underwritten public offering.

In the event of voluntary or involuntary termination of the holder of the profit interest, the Company has the right, but not the obligation, to repurchase the profit interest at fair market value (the “Repurchase Right”), at any time during the 180-day period following the cessation of service from the unit holder.

The profit interests are equity-classified awards. The Company has had a history of net losses and is in an accumulated deficit position. No compensation cost will be recognized until a change of control qualifying event is deemed probable to occur as the vested units are considered to have no value until distributions are made. Upon occurrence of a qualifying change of control performance condition, the compensation cost will be recognized in full for vested awards.

The following table summarizes activity related to profit interests for the years ended December 31, 2020:

	Number of units	Weighted average grant date fair value
Nonvested profit interests as of December 31, 2019	61,492	$2.58
Granted	120,800	$91.30
Vested	(31,758)	$15.23
Forfeited	(12,339)	$2.51
Nonvested profit interests as of December 31, 2020	138,195	$72.68

As of December 31, 2020 and 2019, there was $11,348 and $369, respectively, of total unrecognized compensation cost related to profit interests. These unrecognized compensation costs will be recognized in full when a change of control satisfying the in-substance performance condition becomes probable.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

16) Unit-Based Compensation (cont.)

The grant date fair value of the profit interests is determined using the Monte Carlo simulation. The significant assumptions used in valuation include the constant risk free rate, constant volatility factor and the Geometric Brownian Motion. The following table presents the weighted average assumptions used in the valuations for grants in the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Constant risk free rate	1.5%	2.4%
Constant volatility factor	54%	50%
Geometric Brownian Motion	0.853	0.798

17) Net Loss Per Common Unit

Basic and diluted net loss per common unit was calculated as follows:

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(98,364)	$(20,940)
Less: Net loss attributable to noncontrolling interest	(866)	(486)
Net loss attributable to common unitholders	$(97,498)	$(20,454)

Denominator:
Weighted average shares used to compute net loss per unit attributable to common unitholders, basic and diluted	1,124,864	1,100,423
Net loss per unit attributable to common unitholders, basic and diluted	$(86.68)	$(18.59)

The Company’s potentially dilutive securities, which include unvested Class B Units, preferred units, warrants for Class A units, and convertible debt, have been excluded from the computation of diluted net loss per unit as the effect would be to reduce the net loss per unit. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per unit attributable to common unitholders is the same. The Company excluded the following potential common units, presented based on amounts outstanding at each period end, from the computation of diluted net loss per unit attributable to common unitholders for the periods indicated because including them would have had an antidilutive effect:

	Year Ended December 31,
	2020	2019
Class B unvested units	138,195	61,492
Preferred units	1,146,047	1,141,547
Warrants to purchase Class G units	11,482	9,638
Convertible debt into Class A and Class C Units	285,000	285,000
	1,580,724	1,497,677

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

18) Income Taxes

The components of loss before income taxes for the years ended December 31, 2020 and 2019 are as follows:

	Year Ended December 31,
	2020	2019
United States	$(96,544)	$(19,746)
Foreign	(1,791)	(1,183)
Total	$(98,335)	$(20,929)

The components of the provision for income taxes for the years ended December 31, 2020 and 2019 are as follows:

	Year Ended December 31,
	2020	2019
Current expense:
Federal	$—	$—
State	—	—
Foreign	18	—
Total current expense:	$18	$—
Deferred expense:
Federal	$—	$—
State	—	—
Foreign	11	11
Total deferred expense:	$11	$11
Total income tax expense	$29	$11

The components of deferred tax assets / (liabilities) as of December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Reserves and accruals	$114	$171
Net operating loss carryforwards	1,071	635
Total Deferred Tax Assets before Valuation Allowance	1,185	806
Valuation Allowance	(1,040)	(617)
Deferred Tax Assets – net of Valuation Allowance	145	189

Fixed Assets	$(33)	$(21)
Intangibles	(145)	(189)
Total Deferred Tax Liabilities	(178)	(210)
Net Deferred Tax Liabilities	$(33)	$(21)

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

18) Income Taxes (cont.)

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2020 and 2019, are as follows:

	2020	2019
Valuation Allowance as on January 1st	$617	$126
Increases recorded to tax provision	423	491
Decreases recorded as a benefit to income tax provision	—	—
Valuation Allowance as on December 31st	$1,040	$617

As of December 31, 2020, the Company has approximately $4,374 of net operating loss carryforwards primarily in China that begin to expire at various dates through 2025.

In evaluating its ability to realize its net deferred tax assets, the Company considered all available positive and negative evidence, such as past operating results, forecasted earnings, prudent and feasible tax planning strategies, and the future realization of the tax benefits of existing temporary differences. The Company determined that it was not possible to reasonably quantify future taxable income and, considering its history of generating net operating losses, determined that it is more likely than not that its net deferred tax assets in China will not be realized. As a result, the Company continues to maintain a full valuation allowance as of December 31, 2020 and 2019 for its China operations. The Company’s net deferred tax liability position is the result of the UK operations.

The Company does not provide for foreign income and withholding, U.S. Federal, or state income taxes or tax benefits on the financial reporting basis over the tax basis of its investments in foreign subsidiaries to the extent such amounts are indefinitely reinvested to support operations and continued growth plans outside the U.S. The Company reviews its plan to indefinitely reinvest on a quarterly basis. In making its decision to indefinitely reinvest, the Company evaluates its plans of reinvestment, its ability to control repatriation and to mobilize funds without triggering basis differences, and the profitability of U.S. operations and their cash requirements and the need, if any, to repatriate funds. If the assessment of the Company with respect to earnings of non-U.S. subsidiaries changes, deferred U.S. income taxes, foreign income taxes, and foreign withholding taxes may have to be accrued. At this time, determination of the unrecognized deferred tax liabilities for temporary differences related to the Company’s investment in non-US subsidiaries is not practicable.

A reconciliation of the federal statutory income tax rate to the effective tax rate for the years ended December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Tax at statutory federal income tax rate	$(20,650)	$(4,390)
Change in Valuation Allowance	470	491
Foreign tax rate differential	(72)	(74)
Partnership/ Non-Taxable Income	20,512	4,142
Other	(231)	(158)
Provision for income taxes	$29	$11

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for the jurisdictions in which it operates or does business in. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

18) Income Taxes (cont.)

The Company records tax positions as liabilities and adjusts these liabilities when its judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2020 and 2019, the Company has not recorded any uncertain tax positions in its financial statements.

The Company records interest and penalties related to unrecognized tax benefits in general and administrative expenses. As of December 31, 2020 and 2019, no accrued interest or penalties are recorded in the consolidated balance sheets, and the Company has not recorded any related expenses.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates and is subject to examinations by the various jurisdictions where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from 2016 to the present.

19) Commitments and Contingencies

Litigation

The Company may be a party to routine claims or litigation incidental to its business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse effect on its business, financial condition or results of operations.

In connection with a credit facility amendment executed with PacWest on August 9, 2017, the Company agreed to issue the bank warrants to acquire Membership Units. In 2018, the Company and the bank agreed that 3,388 warrants would be issued at a strike price of $35.42 per unit, which was subsequently reflected in the Company’s books and records. Following the Company’s announcement of the Master Transactions Agreement (MTA), on February 3, 2021, PacWest issued a letter to the Company demanding 52,632 warrants in satisfaction of the provisions contained in the August 9, 2017 credit facility amendment. The Company has offered PacWest warrants for the amount the Company believes it is obligated to provide. While the Company believes the bank’s claims are unfounded and subject to meritorious defenses, the ultimate resolution of the matter, which is expected to occur within one year from the date of the financial statements, could result in the Company issuing a number of warrants higher than the Company believes it is contractually obligated to provide. An estimate of any cost of the resolution of these claims cannot be made as the number of and fair value of any additional warrants that may ultimately be issued based on the final resolution cannot be determined at this time. The Company expects any outcome could be settled in warrants and could result in additional equity dilution to the Company.

Lease Commitments

In July 2015, the Company entered into a five-year operating lease for its 14,881 square foot headquarters in Aliso Viejo, California, which is payable monthly with periodic rent adjustments over the lease term. The lease requires a security deposit of $30, which is recorded in other assets on the Company’s consolidated balance sheets as well as a tiered, time-based letter of credit that has now reached its lowest tier of $200. Subsequently, the lease was extended through the end of June 2023.

In October 2015, the Company entered into a five-year operating lease for its Scotland Design Center in Edinburgh, Scotland, which is payable monthly with periodic rent adjustments over the lease term. The lease expired in October 2020. During 2019, the Company entered into a sub-lease agreement with a third party for the Scotland Design Center facility. Separately, effective January 2020, the Company entered into a lease for a property in Scotland. The lease agreement has a term through December 2022 and monthly rent of approximately $19.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

19) Commitments and Contingencies (cont.)

In August 2017, the Company entered into a lease assignment and assumption agreement for its design center in Austin, Texas. Rent for the associated office is payable monthly with periodic rent adjustments over the lease term, which expires in April 2021.

In October 2017, the Company entered into a 26-month operating lease for its Wuxi sales and design center. Rent for the associated office is payable monthly with periodic rent adjustments over the lease term. The lease was subsequently extended through February 2021.

In April 2020, the Company entered into a lease for a location in Shanghai, China. The lease expires in February 2022. Rent is approximately $4 per month.

In June 2020, the Company entered into a month-to-month lease for a location in San Francisco for approximately $1 a month.

Total rent expense related to the Company’s operating leases was $1,932 and $753 for the years ended December 31, 2020 and 2019, respectively. Rent expense is recognized on a straight-lined basis over the lease term and is included in the consolidated statements of operations for the years ended December 31, 2020 and 2019 as follows:

	Year Ended December 31,
	2020	2019
Research and development.	$1,381	$642
Selling, general, and administrative	551	111
Total	$1,932	$753

The following table summarizes the future minimum lease payments due under operating leases as of December 31, 2020:

2021	740
2022	666
2023	237
2024 and thereafter	—
Total	$1,643

Royalty Agreement

The Company has entered into license agreements to use certain technology within its design and manufacture of its products. The agreements require royalty fees for each semiconductor sold using the licensed technology. Total royalty expense incurred in connection with these contracts during the years ended December 31, 2020 and 2019 was $386 and $408, respectively, which is included in cost of goods sold in the consolidated statements of operations. Accrued royalties of $139 and $129 are included in accrued expenses in the Company’s consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Tax Distributions

To the extent the Company has funds legally available, the board of directors will approve distributions to each member, prior to March 15 of each year, in an amount per unit that, when added to all other distributions made to such member with respect to the previous calendar year, equals the estimated federal and state income tax liabilities applicable to such member as the result of its, his or her ownership of the units and the associated net taxable income allocated with respect to such units for the previous calendar year. There were no distributions approved by the board of directors or paid by the Company during the years ended December 31, 2020 and 2019.

AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR,
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts)

20) Geographical Information

Long-lived assets include property and equipment, net, which were based on the physical location of the assets as of the end of each year.

	December 31,
	2020	2019
United States	$1,718	$2,009
China	272	220
Scotland	171	179
Germany	8	—
Total	$2,169	$2,408

21) Subsequent Events

For its consolidated financial statements as of December 31, 2020 and the year then ended, management reviewed and evaluated material subsequent events from the consolidated balance sheet date of December 31, 2020 through March 22, 2021, the date the consolidated financial statements were issued.

On January 26, 2021, the Company entered into an amendment to extend the maturity date of the convertible note with Tropez to December 31, 2021 or the closing of the merger with Thunder Bridge described in Note 1 — Nature of the Business and Basis of Presentation. The amendment removed the conversion rights associated with the loan; other than this and the extended maturity date, there were no material changes to the terms of the note.

On February 26, 2021, the Company entered into an amendment to extend the maturity date of the revolving credit facility with PacWest to April 1, 2021.Other than the change in maturity date, there were no material changes to the terms of the credit facility.

Annex A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INDIE SEMICONDUCTOR, INC.

ARTICLE I
NAME

The name of the corporation is “indie Semiconductor, Inc.” (the “Company”).

ARTICLE II
REgistered Office and agent

The address of the Company’s registered office in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware 19810. The name of the Company’s registered agent at such address is Corporate Creations Network Inc.

ARTICLE III
Purpose

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Company is authorized to issue is 300,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 40,000,000 shares of Class V common stock, no par value (the “Class V Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Article IV, Section 2(e)(3) below) by the affirmative vote of the holders of capital stock representing a majority in voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 2. Common Stock.

(a)    Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b)    Voting. Subject to the rights of the holders of any series of Preferred Stock, (i) each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and (ii) each holder of Class V Common Stock, as such, shall have the right to one (1) vote per share of Class V Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class V Common Stock, as such, shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Company generally. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock will not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. There shall be no cumulative voting.

Annex A-1

(c)    Dividends and Distributions. Subject to the rights of the holders of any series of Preferred Stock, holders of shares of Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(d)    Liquidation, Dissolution or Winding Up. Subject to the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock will be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company, as such terms are used in this Article IV, Section 2(d), will not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets. The holders of shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(e)    Transfer. No holder of Class V Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class V Common Stock other than as permitted pursuant to that certain Exchange Agreement (the “Exchange Agreement”) entered into by and between the Company and certain members of Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (“ADK”). Any purported Transfer of Class V Common Stock not in accordance with the terms of this Article IV, Section 2(e) shall be void ab initio. The Company may, as a condition to the Transfer or the registration of Transfer of shares of Class V Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such Transfer is permitted pursuant to the terms of this Article IV, Section 2(e).

(f)    Retirement of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of an LLC Unit (as defined in the Exchange Agreement) as set forth in the books and records of ADK, such share shall automatically and without further action on the part of the Company or any holder of Class V Common Stock be transferred to the Company for no consideration. The Company shall not issue additional shares of Class V Common Stock after the effectiveness of this Certificate of Incorporation.

Section 3. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)    the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)    the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)    whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

Annex A-2

(g)    the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(h)    the provisions, if any, of a sinking fund applicable to such series; and

(i)    any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

ARTICLE V
MEETINGS OF STOCKHOLDERS

Section 1. General. Subject to the rights of the holders of any series of Preferred Stock, (a) any action required or permitted to be taken by the stockholders of the Company may be taken at a duly called annual or special meeting of stockholders of the Company and (b) special meetings of stockholders of the Company may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of Directors that the Company would have if there were no vacancies on the Board. At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article V.

Section 2. Written Consent. Unless otherwise provided in this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, any action required to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take action were delivered to the Company.

ARTICLE VI
BOARD OF DIRECTORS

Section 1. General. The business and affairs of the Company will be managed by or under the direction of the Board.

Section 2. Number. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will be fixed from time to time in the manner provided in the Bylaws of the Company.

Section 3. Election and Terms of Service.

(a)    Subject to the rights of holders of any series of Preferred Stock to elect Directors, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

(b)    Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Company’s first annual meeting of stockholders held following the time at which

Annex A-3

the initial classification of the Board becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Company’s second annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Company’s third annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

(c)    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting capital stock of the Company present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of a written ballot will be satisfied by a ballot submitted by electronic transmission as long as any such electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 4. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 5. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 6. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least 66-2/3% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class.

ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a Director of the Company; provided, however, that nothing contained in this Article VII shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. No repeal or modification of this Article VII will adversely affect the protection of any Director of the Company provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director of the Company occurring prior to the effectiveness of such repeal or modification. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VIII
INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee

Annex A-4

benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified by the Company to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article VIII with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article VIII will include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) will be made pursuant to this Section 2 only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it is ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article VIII with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article VIII are contract rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense that, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company will be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, will be on the Company.

Annex A-5

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VIII will not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article VIII will limit or otherwise affect any such other right or the Company’s power to confer any such other right.

Section 6. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Company will not be liable under this Article VIII to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, the affirmative vote of the holders of at least a majority in voting power of the outstanding voting capital stock of the Company, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article VII, Article VIII, this Article IX and Article X, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any Article VII, Article VIII and this Article IX will not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

ARTICLE X
FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court, or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any

Annex A-6

such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XI
Section 203

The Company shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Company.

[The remainder of this page has been left intentionally blank.]

Annex A-7

The undersigned has executed this Amended and Restated Certificate of Incorporation as of this ___ day of ________, 2020.

By:
Name:
Title:

Annex A-8

Annex B-1

MASTER TRANSACTIONS AGREEMENT

by and among

Thunder Bridge II Surviving Pubco, Inc.,

Thunder Bridge Acquisition II, Ltd.,

Ay Dee Kay LLC, d/b/a indie Semiconductor,

the Merger Subs described herein,

each ADK Blocker,
ADK Service Provider Holdco LLC

and

Donald McClymont, as the Company Securityholder Representative,

Dated as of December 14, 2020

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THUNDER BRIDGE ACQUISITION II, LTD AND AY DEE KAY LLC, AND, IF APPLICABLE, ANY RECIPIENTS AND AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

Annex B Page Nos.
ARTICLE 1 THE MERGERS; Closing		B-1-2
1.1	The Mergers	B-1-2
1.2	Location and Date	B-1-3
1.3	Effective Time	B-1-3
1.4	Effects of Mergers	B-1-3
1.5	Organizational Documents	B-1-3
1.6	Directors, Managers and Officers of the Surviving Company	B-1-4
1.7	Company Securityholder Representative	B-1-4
1.8	Certain Closing Deliveries	B-1-6
ARTICLE 2 EFFECT OF THE MERGERS		B-1-7
2.1	The Mergers and Closing Payments	B-1-7
2.2	Payout Schedule	B-1-9
2.3	Letter of Transmittal	B-1-9
2.4	Merger Consideration Adjustment	B-1-10
2.5	Earn Out	B-1-10
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		B-1-15
3.1	Organization and Standing	B-1-15
3.2	Authorization; Binding Agreement	B-1-15
3.3	Capitalization	B-1-15
3.4	Subsidiaries	B-1-16
3.5	Governmental Approvals	B-1-16
3.6	Non-Contravention	B-1-17
3.7	Financial Statements	B-1-17
3.8	Absence of Certain Changes	B-1-18
3.9	Compliance with Laws	B-1-18
3.10	Company Permits	B-1-18
3.11	Litigation	B-1-19
3.12	Material Contracts	B-1-19
3.13	Intellectual Property	B-1-20
3.14	Reserved	B-1-22
3.15	Real Property	B-1-22
3.16	Personal Property	B-1-22
3.17	Title to and Sufficiency of Assets	B-1-23
3.18	Employee Matters	B-1-23
3.19	Benefit Plans	B-1-24
3.20	Environmental Matters	B-1-25
3.21	Transactions with Related Persons	B-1-26
3.22	Insurance	B-1-26
3.23	Books and Records	B-1-26
3.24	Top Customers and Suppliers	B-1-26
3.25	Certain Business Practices	B-1-27
3.26	PPP Loan	B-1-27
3.27	Investment Company Act	B-1-27
3.28	Finders and Brokers	B-1-27
3.29	Disclosure	B-1-28
3.30	No Other Representations or Warranties	B-1-28
3.31	Taxes and Returns	B-1-28

Annex B-1-i

Annex B Page Nos.
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THUNDER BRIDGE II AND MERGER SUBS		B-1-29
4.1	Organization and Standing	B-1-29
4.2	Authorization; Binding Agreement	B-1-29
4.3	Governmental Approvals	B-1-30
4.4	Non-Contravention	B-1-30
4.5	Capitalization	B-1-30
4.6	SEC Filings and Thunder Bridge II Financials	B-1-32
4.7	Absence of Certain Changes	B-1-33
4.8	Compliance with Laws	B-1-33
4.9	Actions; Orders; Permits	B-1-33
4.10	Taxes and Returns	B-1-33
4.11	Employees and Employee Benefit Plans	B-1-35
4.12	Properties	B-1-35
4.13	Material Contracts	B-1-35
4.14	Transactions with Affiliates	B-1-35
4.15	Parent and Merger Sub Activities	B-1-35
4.16	Investment Company Act	B-1-36
4.17	Finders and Brokers	B-1-36
4.18	Ownership of Stockholder Merger Consideration	B-1-36
4.19	Certain Business Practices	B-1-36
4.20	Insurance	B-1-36
4.21	No Other Thunder Bridge II, Parent or Merger Sub Representations or Warranties	B-1-36
4.22	Information Supplied	B-1-37
4.23	Trust Account	B-1-37
4.24	Letter Agreement	B-1-37
4.25	Board Approval	B-1-37
ARTICLE 5 PRE-CLOSING COVENANTS		B-1-37
5.1	Conduct of Business of the Company	B-1-37
5.2	Conduct of Business of Thunder Bridge II	B-1-39
5.3	Information	B-1-41
5.4	Notification of Certain Matters	B-1-41
5.5	Cause Conditions to be Satisfied	B-1-42
5.6	Governmental Consents and Filing of Notices	B-1-42
5.7	Paying and Exchange Agent Agreement	B-1-43
5.8	[Reserved]	B-1-43
5.9	Termination of Affiliate Contracts	B-1-43
5.10	Registration Statement; Thunder Bridge II Equity Holder Meeting	B-1-43
5.11	Disclosure Information	B-1-45
5.12	Securities Listing	B-1-46
5.13	No Solicitation	B-1-46
5.14	Post-Closing Board of Directors and Executive Officers	B-1-46
5.15	[Intentionally Omitted	B-1-47
5.16	Additional Equity Financing	B-1-47

Annex B-1-ii

Annex B Page Nos.
5.17	Trust Account Proceeds	B-1-48
5.18	No Trading	B-1-48
5.19	Domestication	B-1-48
5.20	Equity Incentive Plan	B-1-48
5.21	Obligations of Parent and Merger Sub	B-1-48
5.22	Lock-Up Agreement	B-1-48
5.23	Additional Financial Information	B-1-49
ARTICLE 6 COVENANTS		B-1-49
6.1	Maintenance of Books and Records	B-1-49
6.2	Tax Matters	B-1-49
6.3	Further Assurances	B-1-52
6.4	Indemnification, Exculpation and Insurance	B-1-52
6.5	Employee Benefits	B-1-53
6.6	Form 8-K Filings	B-1-53
6.7	Surviving Pubco Charter	B-1-54
ARTICLE 7 CONDITIONS PRECEDENT		B-1-54
7.1	Conditions Precedent to Obligations of Thunder Bridge II, Merger Subs and the Company	B-1-54
7.2	Conditions Precedent to Obligations of Thunder Bridge II and Merger Subs	B-1-54
7.3	Conditions Precedent to Obligations of the Company	B-1-55
ARTICLE 8 TERMINATION		B-1-56
8.1	Termination	B-1-56
8.2	Effect of Termination	B-1-57
8.3	Fees and Expenses	B-1-57
ARTICLE 9 SURVIVAL; WAIVERS		B-1-57
9.1	Survival	B-1-57
9.2	Trust Account Waiver	B-1-59
ARTICLE 10 DEFINITIONS		B-1-60
10.1	Specific Definitions	B-1-60
10.2	Accounting Terms	B-1-70
10.3	Usage	B-1-70
10.4	Index of Defined Terms	B-1-71
ARTICLE 11 GENERAL		B-1-74
11.1	Notices	B-1-74
11.2	Entire Agreement	B-1-76
11.3	Successors and Assigns	B-1-76
11.4	Counterparts	B-1-76
11.5	Governing Law	B-1-76
11.6	Submission to Jurisdiction; Waiver of Jury Trial	B-1-76
11.7	Specific Performance	B-1-76
11.8	Severability	B-1-77
11.9	Amendment; Waiver	B-1-77

Annex B-1-iii

Annex B Page Nos.
11.10	Absence of Third Party Beneficiary Rights	B-1-77
11.11	Mutual Drafting	B-1-77
11.12	Further Representations	B-1-77
11.13	Waiver of Conflicts	B-1-77
11.14	Public Disclosure	B-1-78
11.15	Currency	B-1-79

Exhibits

Exhibit A	Merger Sub Equity Holder Written Consent
Exhibit B	Sponsor Support Agreement
Exhibit C	Company Support Agreement
Exhibit D	Sponsor Letter
Exhibit E	Phantom Equity Plan
Exhibit F	Surviving Pubco Amended and Restated Certificate of Incorporation
Exhibit G	Surviving Pubco Amended and Restated Bylaws
Exhibit H	Surviving Company Amended and Restated Limited Liability Company Agreement
Exhibit I	Exchange Agreement
Exhibit J	Tax Receivable Agreement
Exhibit K	Letter of Transmittal
Exhibit L	Paying and Exchange Agent Agreement
Exhibit M	Thunder Bridge II Charter
Exhibit N	Thunder Bridge II Bylaws
Exhibit O	Form of Lock-up Agreement
Exhibit P	Registration Rights Agreement

Schedules

Schedule 1	ADK Blocker Group
Schedule 2	ADK Legacy Owners
Schedule 3	ADK Principal Owners
Schedule 4	ADK Non-Contributing Service Providers
Schedule 5	ADK Contributing Service Providers
Schedule 6	ADK Phantom Unit Holders
Schedule 7	Illustrative Merger Consideration Payout Schedule

Annex B-1-iv

MASTER TRANSACTIONS AGREEMENT

THIS MASTER TRANSACTIONS AGREEMENT (this “Agreement”) is made and entered into as of this [•] day of December, 2020, by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Surviving Pubco” or “Parent”), Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (“Thunder Bridge II”), TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“TBII Merger Sub”), ADK Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“ADK Merger Sub”), ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“ADK Service Provider Merger Sub”), ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“ADK Blocker Merger Sub”) (TBII Merger Sub, ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub may be referred to herein, collectively, as the “Merger Subs”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), each of the corporate entities listed on Schedule 1 holding membership units in the Company (each an “ADK Blocker” and collectively, the “ADK Blocker Group”), ADK Service Provider Holdco LLC, a Delaware limited liability company (“ADK Service Provider Holdco”), and, solely in his capacity as the Company Securityholder Representative, Donald McClymont (the “Company Securityholder Representative”). Parent, Thunder Bridge II, the Company, the Merger Subs, the ADK Blocker Group, ADK Service Provider Holdco and the Company Securityholder Representative may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions hereof, (i) at or before the Effective Time (as defined below), Thunder Bridge II will domesticate into a Delaware corporation in accordance with the applicable provisions of the Companies Law (2020 Revision) of the Cayman Islands (as amended, the “Companies Law”) and the General Corporation Law of the State of Delaware (as amended, the “DGCL”) (such domestication, including filing of the certificate of corporate domestication and the certificate of incorporation and the change of Thunder Bridge II’s name in connection therewith, the “Domestication”), (ii) at the Effective Time, TBII Merger Sub will merge with and into the Thunder Bridge II (the “Thunder Bridge II Merger”) with Thunder Bridge II being the surviving corporation and pursuant to which Thunder Bridge II equity holders will receive corresponding shares in Surviving Pubco, (iii) at the Effective Time, ADK Merger Sub will merge with and into the Company (the “Company Merger”) with the Company being the surviving limited liability company (in such capacity after the Company Merger, the “Surviving Company”), (iv) at the Effective Time, the ADK Blockers will merge with and into ADK Blocker Merger Sub, with ADK Blocker Merger Sub being the surviving limited liability company (the “Blocker Mergers”) and (v) at the Effective Time, ADK Service Provider Merger Sub will merge with and into ADK Service Provider Holdco, with ADK Service Provider Holdco being the surviving limited liability company (“Service Provider Merger,” and collectively with the Thunder Bridge II Merger, the Company Merger and the Blocker Mergers, the “Mergers”);

WHEREAS, the respective boards of directors or other equivalent governing bodies of the Company, Parent, Thunder Bridge II, TBII Merger Sub, ADK Merger Sub, ADK Blocker Merger Sub, ADK Service Provider Merger Sub, and each equity holder of each ADK Blocker and ADK Service Provider Holdco have each adopted and approved this Agreement and approved the consummation of the Transactions (including, as applicable, the Domestication, the Mergers, and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers), as applicable, in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), the Companies Law, the DGCL, the California Revised Uniform Limited Liability Company Act (as amended, the “CRULLCA”) and the Organizational Documents of the Company, Parent, Thunder Bridge II, TBII Merger Sub, ADK Merger Sub, ADK Blocker Merger Sub, ADK Service Provider Merger Sub, the ADK Blockers and ADK Service Provider Holdco, as applicable;

WHEREAS, the board of directors of Thunder Bridge II has (i) determined that the Transactions (including the Domestication, the Mergers and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers) are advisable and in the best interests of Thunder Bridge II, (ii) resolved to submit this Agreement to the Thunder Bridge II Equity Holders for their approval and (iii) resolved to recommend adoption of this Agreement and the approval of the Transactions (including the Domestication, the Mergers, and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers) by the Thunder Bridge II Equity Holders;

Annex B-1-1

WHEREAS, prior to the execution and delivery of this Agreement, the written consent attached hereto as Exhibit A (the “Merger Sub Equity Holder Written Consent”) approving and adopting this Agreement and the Mergers was executed and delivered by Surviving Pubco and Merger Subs pursuant to the DLLCA, the DGCL and the Organizational Documents of Merger Subs, as applicable, pursuant to which Merger Subs obtained the Merger Sub Equity Holder’s Approval;

WHEREAS, the board of directors of the Company have determined that the Mergers are advisable and in the best interests of the Company.

WHEREAS, the Mergers are intended to constitute a contribution of property to Parent in exchange for stock of Parent within the meaning of Section 351 of the Code;

WHEREAS, in connection with the Transactions, certain Company Equity Holders shall remain members of the Company following the Closing such that the applicable portion of the Merger Consideration, the Reserve Consideration, shall be reserved by Surviving Pubco for issuance as further set out in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Sponsor and Gary A. Simanson, as stockholder of Thunder Bridge II and/or member of Sponsor, as applicable, have entered into that certain support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which each signatory thereto has agreed to, among other things, to vote in favor of each of the Voting Matters;

WHEREAS, concurrently with the execution of this Agreement, certain Company Equity Holders have entered into that certain support agreement in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each signatory thereto has agreed to, among other things, to vote in favor of each of the Voting Matters;

WHEREAS, concurrently with the execution of this Agreement, Sponsor has entered into a letter agreement with Parent, Thunder Bridge II and the Company (the “Sponsor Letter”), a copy of which is attached as Exhibit D hereto, pursuant to which Sponsor has agreed to hold in escrow 3,450,000 shares of its Thunder Bridge Class B Shares (including any Surviving Pubco Class A Shares issued in exchange therefore in the Transactions), and subject such shares to potential forfeiture if any Earn Out Milestones are not met, and to certain other obligations; and

WHEREAS, prior to the Closing, the Company will put in place a Phantom Equity Plan in substantially the form attached hereto as Exhibit E (the “Phantom Equity Plan”), pursuant to which it intends to grant to its ADK Phantom Unit Holders the Phantom Units pursuant to and in accordance with the form of the Phantom Equity Award Agreement attached as Exhibit A thereto (the “Phantom Award Agreements”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE MERGERS; Closing

1.1    The Mergers.

a.    The Thunder Bridge II Merger. Upon the terms and subject to the conditions hereof, and following the Domestication at the Effective Time, TBII Merger Sub shall be merged with and into Thunder Bridge II in accordance with the DGCL, whereupon the corporate existence of TBII Merger Sub shall cease, and Thunder Bridge II shall continue as the surviving corporation in the Thunder Bridge II Merger. Holders of equity of Thunder Bridge II immediately prior to the Thunder Bridge II Merger will receive shares of Parent such that the equity capitalization of Parent immediately following the Thunder Bridge II Merger shall be identical to the equity capitalization of Thunder Bridge II immediately prior to the Thunder Bridge II Merger. Parent shall be deemed to be the successor registrant of Thunder Bridge II pursuant to Rule 12g-3 under the Exchange Act.

Annex B-1-2

b.    The Company Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, ADK Merger Sub shall be merged with and into the Company in accordance with the DLLCA and CRULLCA, whereupon the separate limited liability company existence of ADK Merger Sub shall cease, and the Company shall continue as the surviving limited liability company in the Company Merger. Any reference in this Agreement to the Company for periods from and after the Effective Time will be deemed to include the Surviving Company.

c.    The Blocker Mergers. Upon the terms and subject to the conditions hereof, at the Effective Time, each of the ADK Blocker Group entities shall be merged with and into ADK Blocker Merger Sub in accordance with the DGCL and the DLLCA, whereupon the separate corporate existence of each of the members of the ADK Blocker Group shall cease, and ADK Blocker Merger Sub shall continue as the surviving limited liability company in the ADK Blocker Merger.

d.    The Service Provider Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, ADK Service Provider Merger Sub shall be merged with and into ADK Service Provider Holdco in accordance with the DLLCA, whereupon the separate limited liability company existence of ADK Service Provider Merger Sub shall cease, and ADK Service Provider Holdco shall continue as the surviving limited liability company in the Service Provider Merger.

1.2    Location and Date. The consummation of the Transactions contemplated pursuant to this Agreement, including the Mergers (the “Closing”), shall take place by remote exchange of signatures and documents or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, at 10:00 a.m., Eastern Time, on the third (3rd) Business Day following the date on which all conditions to the Closing shall have been satisfied or waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing), or such other date as Thunder Bridge II and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3    Effective Time. In connection with the Closing, the Company shall duly execute and file certificates of merger in connection with each of the Company Merger, the Blocker Mergers and the Service Provider Merger and Parent shall duly execute and file the certificate of merger in connection with the Thunder Bridge II Merger (each the “Certificates of Merger”), in each case, in accordance with the provisions of the DLLCA, CRULLCA and the DGCL, as applicable. The Mergers shall become effective at such time as the respective Certificates of Merger are duly filed with the Office of the Secretary of State of the State of Delaware and/or the Secretary of State of the State of California unless otherwise specified in the applicable Certificate of Merger (the time at which the Mergers becomes effective, the “Effective Time”).

1.4    Effects of Mergers. The Company Merger will have the effects provided in this Agreement and the applicable provisions of the DLLCA and CRULLCA. The Thunder Bridge II Merger, the Blocker Mergers and the Service Provider Merger will have the effects provided in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.

1.5    Organizational Documents.

a.    The Thunder Bridge II Merger. At the Effective Time, the certificate of incorporation of Thunder Bridge II as in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit F (“Surviving Pubco Charter”), and the bylaws of Thunder Bridge II as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached hereto as Exhibit G (“Surviving Pubco Bylaws”).

b.    The Company Merger. At the Effective Time, (1) the certificate of formation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth in, and in the form attached to, the Certificate of Merger for the Company Merger and (2) the limited liability company agreement of the Company in effect immediately prior to the Effective Time shall be amended and restated in the form attached hereto as Exhibit H (the “Surviving Company Amended and Restated Limited Liability Company Agreement”), which shall become the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with the DLLCA, CRULLCA and as provided in such certificate of formation or the Surviving Company Amended and Restated Limited Liability Company Agreement, as applicable.

Annex B-1-3

c.    The Blocker Mergers. At the Effective Time, (1) the certificate of formation of ADK Blocker Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the surviving ADK Blocker Merger Sub in connection with each of the Blocker Mergers and (2) the limited liability company agreement of ADK Blocker Merger Sub in effect immediately prior to the Effective Time shall become the limited liability company agreement of the surviving ADK Blocker Merger Sub, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or the limited liability company agreement of the surviving ADK Blocker Merger Sub, as applicable.

d.    The Service Provider Merger. At the Effective Time, (1) the certificate of formation of ADK Service Provider Holdco as in effect immediately prior to the Effective Time, shall be the certificate of formation of the surviving ADK Service Provider Holdco and (2) the limited liability company agreement of ADK Service Provider Holdco in effect immediately prior to the Effective Time shall be amended and restated in a form agreed to by the Parties, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or the limited liability company agreement of the surviving ADK Service Provider Holdco, as applicable.

1.6    Managers and Officers of the Surviving Company.

a.    The Thunder Bridge II Merger. The officers of Thunder Bridge II shall, from and after the Effective Time, become officers of Thunder Bridge II until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Thunder Bridge II and applicable Law.

b.    The Company Merger. The officers of the Company as of immediately prior to the Effective Time shall, from and after the Effective Time, become officers of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Company and applicable Law. From and after the Effective Time, the sole manager of the Surviving Company shall be Surviving Pubco, which shall be the managing member of the Surviving Company (and all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as of the Effective Time), until the Organizational Documents of the Surviving Company are thereafter amended in accordance with the CRULLCA and as provided in such Organizational Documents.

c.    The Blocker Mergers. The officers of ADK Blocker Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, become officers of ADK Blocker Merger Sub until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the surviving ADK Blocker Merger Sub and applicable Law. From and after the Effective Time, the sole managing member of ADK Blocker Merger Sub shall be Surviving Pubco.

d.    The Service Provider Merger. The sole manager of ADK Service Provider Holdco as of immediately prior to the Effective Time shall, from and after the Effective Time, become the sole manager of ADK Service Provider Holdco, until his successors shall have been duly elected, appointed or qualified or until his earlier death, resignation or removal in accordance with the Organizational Documents of ADK Service Provider Holdco and applicable Law.

1.7    Company Securityholder Representative.

a.    By (A) the adoption of this Agreement by the Company Equity Holders representing greater than 50% in interest of the Company Interests, and/or (B) any Company Equity Holder’s acceptance of any consideration pursuant to this Agreement and/or (C) as set forth in each Letter of Transmittal executed and delivered by a Company Equity Holder in accordance with the requirements of this Agreement, the Company Equity Holders hereby irrevocably (subject only to Section 1.7(d)) appoint the Company Securityholder Representative as the representative, attorney-in-fact and agent of the Company Equity Holders in connection with the Transactions and in any litigation or arbitration involving this Agreement or the Transaction Documents. In connection therewith, the Company Securityholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Company Securityholder Representative shall deem

Annex B-1-4

necessary or appropriate, and shall have the power and authority to, in each case, in the name and on behalf of the Company Equity Holders (in each case, to the extent of such Company Equity Holder’s capacity as such and, for clarity, not with respect to any employment or other matters):

(i)    act for all of the Company Equity Holders with regard to all matters pertaining to this Agreement and the Transaction Documents;

(ii)    act for the Company Equity Holders to transact matters of litigation or arbitration with regard to all matters pertaining to this Agreement and the Transaction Documents;

(iii)    execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Company Securityholder Representative deems necessary or appropriate in connection with the consummation of the Transactions, including, without limitation, the Surviving Company Amended and Restated Limited Liability Company Agreement, the Exchange Agreement and the Tax Receivable Agreement;

(iv)    receive funds, make payments of funds and give receipts for funds;

(v)    do or refrain from doing, on behalf of the Company Equity Holders, any further act or deed that the Company Securityholder Representative deems necessary or appropriate in the Company Securityholder Representative’s discretion relating to the subject matter of this Agreement and the Transaction Documents, in each case as fully and completely as the Company Equity Holders could do if personally present;

(vi)    give and receive all notices required to be given or received by the Company Equity Holders under this Agreement and the Transaction Documents;

(vii)    give any written direction to the Paying and Exchange Agent on behalf of any Company Equity Holder;

(viii)    calculate, agree to, and/or negotiate with the determination of the adjustment to the Merger Consideration pursuant to Section 2.4;

(ix)    agree to, negotiate and/or comply with the determination of any Earn Out Shares issuable pursuant to Section 2.5; and

(x)    receive service of process in connection with any claims under this Agreement and the Transaction Documents.

b.    No bond shall be required of the Company Securityholder Representative by any Company Equity Holder. The Company Securityholder Representative shall not be paid any fee for services to be rendered hereunder.

c.    The Company Securityholder Representative shall act for the Company Equity Holders on all of the matters set forth in this Agreement and the Transaction Documents in good faith and in the manner the Company Securityholder Representative believes to be in the best interests of the Company Equity Holders. The Company Securityholder Representative is authorized to act on behalf of the Company Equity Holders notwithstanding any dispute or disagreement among the Company Equity Holders. In taking any action as the Company Securityholder Representative, the Company Securityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Company Securityholder Representative reasonably believes to be authorized thereunto.

d.    In the event the Company Securityholder Representative becomes unable to perform the Company Securityholder Representative’s responsibilities hereunder or resigns from such position, the Company Securityholder Representative shall select another representative to fill the vacancy of the Company Securityholder Representative, and such substituted representative shall be deemed to be the Company Securityholder Representative for all purposes of this Agreement; provided, that if the Company Securityholder Representative has not selected a substitute representative at or prior to the time of such inability or resignation, the Company Equity Holders (acting by a written instrument signed by the Company Equity Holders who held, as of immediately prior to the Closing, a majority (by voting power) of the then-outstanding Company Interests)

Annex B-1-5

shall select such substitute representative. The Company Securityholder Representative may be removed only upon delivery of written notice to Thunder Bridge II (or, following the Closing, Surviving Pubco) signed by the Company Equity Holders who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding Company Interests; provided, that no such removal shall be effective until such time as a successor Company Securityholder Representative shall have been validly appointed hereunder. The Company Securityholder Representative shall provide Thunder Bridge II (or, following the Closing, Surviving Pubco) prompt written notice of any replacement of the Company Securityholder Representative, including the identity and address of the new Company Securityholder Representative.

e.    For all purposes of this Agreement:

(i)    Parent (or, following the Closing, Surviving Pubco) and Thunder Bridge II shall be entitled to rely conclusively on the instructions and decisions of the Company Securityholder Representative as to the settlement of any disputes or claims under this Agreement or the Transaction Documents, or any other actions required or permitted to be taken by the Company Securityholder Representative hereunder, and no Party shall have any cause of action against Parent (or, following the Closing, Surviving Pubco) and Thunder Bridge II for any action taken by Parent (or, following the Closing, Surviving Pubco) and Thunder Bridge II in reliance upon the instructions or decisions of the Company Securityholder Representative;

(ii)    the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equity Holder may have in connection with the Transactions; and

(iii)    this Section 1.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, assignees and successors of each Company Equity Holder, and any references in this Agreement to a Company Equity Holder shall be deemed to include the successors to the rights of each applicable Company Equity Holder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

f.    The Company Securityholder Representative shall not be liable for any liabilities, losses, claims, damages, costs or expenses (including legal expenses and costs) while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement.

1.8    Certain Closing Deliveries.

a.    At the Closing, on the terms and conditions set forth in this Agreement, Surviving Pubco shall deliver to the Company:

(i)    a copy of the Paying and Exchange Agent Agreement, duly executed by Surviving Pubco and the Paying and Exchange Agent;

(ii)    a copy of the Surviving Company Amended and Restated Limited Liability Company Agreement, duly executed by Surviving Pubco;

(iii)    a copy of the Exchange Agreement in the form attached hereto as Exhibit I (the “Exchange Agreement”), duly executed by Surviving Pubco;

(iv)    a copy of the Tax Receivable Agreement in the form attached hereto as Exhibit J (the “Tax Receivable Agreement”), duly executed by Surviving Pubco;

(v)    the Registration Rights Agreement duly executed by Surviving Pubco;

(vi)    a copy of each Executive Employment Agreement, countersigned by Surviving Pubco;

(vii)    a copy of each of the Phantom Award Agreements, duly executed by Surviving Pubco; and

(viii)    written confirmation from each of the members of Sponsor agreeing that upon liquidation of Sponsor, they will be bound by the provisions of the Sponsor Letter with respect to any of the Sponsor Escrow Shares (as defined in the Sponsor Letter) that they might otherwise be entitled to receive upon liquidation of Sponsor.

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b.    At the Closing, on the terms and conditions set forth in this Agreement, the Company shall deliver to Surviving Pubco:

(i)    a copy of the Paying and Exchange Agent Agreement, duly executed by the Company Securityholder Representative on behalf of the Company Equity Holders listed on the signature page thereto;

(ii)    a copy of the Surviving Company Amended and Restated Limited Liability Company Agreement, duly executed by the Company Equity Holders listed on the signature page thereto;

(iii)    a copy of the Exchange Agreement, duly executed by the Company and the Company Equity Holders listed on the signature page thereto;

(iv)    a copy of the Tax Receivable Agreement, duly executed by the Company Securityholder Representative and the Company Equity Holders listed on the signature page thereto.

(v)    a copy of each Executive Employment Agreement, countersigned by the Executive; and

(vi)    evidence of the repayment or forgiveness of the PPP Loan.

c.    At or prior to the Closing, the Company shall deliver to Parent, Thunder Bridge II or Surviving Pubco, as applicable, good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions, if any, and can be obtained within a reasonable period of time after request.

d.    At or prior to the Closing, Parent shall deliver to the Company the good standing certificate for the Parent, Thunder Bridge II, TBII Merger Sub, ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization.

ARTICLE 2
EFFECT OF THE MERGERS

2.1    The Mergers and Closing Payments.

a.    The Thunder Bridge II Merger. At the Closing, by virtue of the Thunder Bridge II Merger and without any action on the part of Parent, Thunder Bridge II or any of the Thunder Bridge II Equity Holders:

(i)    (1) Each Thunder Bridge II Class A Share issued and outstanding immediately prior to the Transaction shall remain outstanding and shall be automatically converted into one (1) Surviving Pubco Class A Share and (2) each certificate that evidenced Thunder Bridge II Class A Shares immediately prior to the Transaction (“Thunder Bridge II Class A Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class A Shares evidenced by such Thunder Bridge II Class A Share Certificate; provided, however, that each Thunder Bridge II Class A Share Certificate owned by Public Stockholders who have validly elected to redeem their shares in connection with the Redemption shall entitle the holder thereof to receive only cash in an amount equal to the Redemption Price as provided for in the Trust Agreement and Thunder Bridge II’s Organizational Documents.

(ii)    (1) Each Thunder Bridge II Class B Share issued and outstanding immediately prior to the Transaction shall be automatically converted into one (1) Surviving Pubco Class A Share, (2) each certificate that evidenced Thunder Bridge II Class B Shares immediately prior to the Transaction (“Thunder Bridge II Class B Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class B Shares evidenced by such Thunder Bridge II Class B Share Certificate and (3) all rights in respect of all Thunder Bridge II Class B Shares shall cease to exist, other than the right to receive the Surviving Pubco Class A Shares in accordance with this Section 2.1(a).

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(iii)    Following the Transactions, the holders of Thunder Bridge II Warrants shall, pursuant to the terms of the Thunder Bridge II Warrants, have the right (the “Surviving Pubco Warrants” and, with the Thunder Bridge II Public Warrants becoming “Surviving Pubco Public Warrants”) to purchase and receive, upon the basis and upon terms and conditions specified in such Thunder Bridge II Warrants and in lieu of the shares of Thunder Bridge II Common Stock immediately theretofore purchasable and receivable upon the exercise of rights represented thereby, the number of Surviving Pubco Class A Shares receivable in connection with the Transactions that the holder of such Thunder Bridge II Warrants would have received if such holder had exercised his, her or its Thunder Bridge II Warrant(s) immediately prior to the Transactions;

(iv)    Each Thunder Bridge II Class A Share and Thunder Bridge II Class B Share held by Thunder Bridge II shall be automatically cancelled and no consideration shall be issued or paid in respect thereof.

b.    The Company Merger. At the Closing, by virtue of the Company Merger, without any action on the part of the Company, ADK Legacy Owners, ADK Principal Owners, ADK Non-Contributing Service Providers, ADK Contributing Service Providers, ADK Service Provider Holdco, Parent or Thunder Bridge II except to the extent expressly provided in this Agreement otherwise:

(i)    Reserve Consideration. Surviving Pubco shall reserve that certain number of Surviving Pubco Class A Shares for issuance pursuant to the terms of this Agreement and the Transaction Documents, as determined by the following calculation (such resulting number, the “Reserve Consideration”): (i) Merger Consideration minus (ii) Consideration Shares (which net amount shall include the Surviving Pubco Class A Shares issuable pursuant to the Phantom Award Agreements).

(ii)    ADK Legacy Owners. In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Legacy Owner, each LLC Unit held by an ADK Legacy Owner shall automatically be converted into and exchanged for such ADK Legacy Owner’s Allocable Share of the Merger Consideration.

(iii)    ADK Non-Contributing Service Provider. Surviving Pubco shall enter into the Exchange Agreement with each ADK Non-Contributing Service Provider.

(iv)    ADK Phantom Unit Holders. In accordance with each of the Phantom Award Agreements executed by the Company and each ADK Phantom Unit Holder, each Phantom Unit held by an ADK Phantom Unit Holder shall have the right to receive from the Reserve Consideration the number of Surviving Pubco Class A Shares set forth in such ADK Phantom Unit Holder’s Phantom Award Agreement, subject to the vesting schedule set forth therein; and Surviving Pubco shall issue such Surviving Pubco Class A Shares pursuant to the terms of each Phantom Award Agreement.

(v)    ADK Principal Owners.

(A)    Each ADK Principal Owner shall be deemed to have contributed to Surviving Pubco all of his, her or its voting rights in the Surviving Company to Surviving Pubco held by such ADK Principal Owners in consideration for (i) receipt for the number of Surviving Pubco Class V Shares set out opposite each such ADK Principal Owners’ name in Schedule 2.1(b)(v)(A), and (ii) the execution and delivery by Surviving Pubco to such ADK Principal Owner of the Tax Receivables Agreement and the Exchange Agreement.

(B)    In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Principal Owner, all ADK Principal Owner Exchangeable LLC Units held by each ADK Principal Owner shall automatically be converted into and exchanged for the Allocable Share of the Merger Consideration attributable to such ADK Principal Owner Exchangeable LLC Units.

c.    The Service Provider Merger. At the Closing, by virtue of the Service Provider Merger and without any action on the part of ADK Service Provider Holdco or ADK Service Provider Merger Sub, Parent, Thunder Bridge II or any of the members of ADK Service Provider Holdco, the units held by the equity holders (the ADK Contributing Service Providers) of ADK Service Provider Holdco shall automatically be converted into and exchanged for such holder’s share (in accordance the Organizational Documents of ADK Service Provider Holdco) of the Allocable Share of the Merger Consideration attributable to ADK Service Provider Holdco

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(collectively, the “ADK Service Provider Class A Shares”); provided that the number of ADK Service Provider Class A Shares equal to the quotient obtained by multiplying (i) the ADK Service Provider Class A Shares by (ii) the ratio (rounded to the nearest one hundredth) determined by dividing (A) the number of LLC Units held by ADK Service Provider Holdco that remains subject to forfeiture in accordance with the terms of any LLC Unit awards pursuant to which those LLC Units were granted (each a “Class B Units Grant”) by (B) the total number of LLC Units held by ADK Service Provider Holdco, whether subject to forfeiture or not, shall be subject to the same terms and conditions of forfeiture as under the Class B Units Grants.

d.    The Blocker Mergers. At the Closing, by virtue of the Blocker Mergers and without any action on the part of Parent or Thunder Bridge II or any ADK Blocker, each LLC Unit held by each ADK Blocker shall automatically be converted and exchanged for the equity holder of such ADK Blocker’s share (in accordance the Organizational Documents of such ADK Blocker) of such ADK Blocker’s Allocable Share of the Merger Consideration.

2.2    Payout Schedule.

Attached hereto as Schedule 7 is a schedule setting forth, based on the vested and unvested Company Interests outstanding as of the date hereof and the other data and assumptions reflected therein, and giving effect to the rights, preferences and privileges of the Company Equity Holders in connection with the Transactions, an illustrative allocation of the Merger Consideration among the Company Equity Holders (the “Illustrative Merger Consideration Payout Schedule”). The Company shall deliver to Thunder Bridge II, at least two (2) Business Days prior to the Closing Date, a schedule (the “Merger Consideration Payout Schedule”), in substantially the same format as the Illustrative Merger Consideration Payout Schedule and prepared in accordance with the same principles and methodologies used in the preparation thereof, showing the allocation among the Company Equity Holders of the Merger Consideration, including the allocation of Merger Consideration for distribution at Closing as the Reserve Consideration. No fractional shares of Surviving Pubco Common Stock or fractional Surviving Company Membership Units (including, for purpose of clarification, such shares or Surviving Company Membership Units as may be issuable pursuant to Section 2.5) shall be issued pursuant to this Agreement and each Company Equity Holder who would otherwise be entitled to a fraction of a share of Surviving Pubco Common Stock or Surviving Company Membership Unit, as the case may be (after aggregating all fractional shares of Surviving Pubco Common Stock or Surviving Company Membership Units, as applicable, that otherwise would be received by such holder), shall instead have the number of shares of Surviving Pubco Common Stock and Surviving Company Membership Units issued to such holder rounded in the aggregate to the nearest whole share of Surviving Pubco Common Stock.

2.3    Letter of Transmittal.

a.    At a reasonable time prior to the Closing Date, the Company shall deliver to each equity holder of each ADK Blocker, each ADK Legacy Owner and each ADK Contributing Service Provider a letter of transmittal substantially in the form of Exhibit K (the “Letter of Transmittal”), together with a request to have such Company Equity Holder or the equity holder of such Company Equity Holder, as applicable, deliver an executed Letter of Transmittal to the Company no less than two (2) Business Days prior to the Closing. Upon delivery to the Company of a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, such Company Equity Holder shall be entitled to receive for its Company Interests the consideration described in Section 2.1(b). If a Company Equity Holder has not delivered to the Company a Letter of Transmittal, such Company Equity Holder will become entitled to receive consideration for its Company Interests described in Section 2.1(b) promptly upon receipt by the Company of an executed Letter of Transmittal from such Company Equity Holder. The Company shall provide the Company Securityholder Representative and Thunder Bridge II with a copy of each Letter of Transmittal it receives promptly after receipt thereof.

b.    Continental Stock Transfer and Trust Company shall act, at Thunder Bridge II’s expense, as paying agent and as exchange agent (the “Paying and Exchange Agent”) in effecting the exchanges provided for herein pursuant to the Paying and Exchange Agent Agreement substantially in the form attached hereto as Exhibit L, with such changes therein as the Paying and Exchange Agent may request (the “Paying and Exchange Agent Agreement”). Each equity holder of each ADK Blocker, each ADK Legacy Owner and each equity holder of ADK Service Provider Holdco (each ADK Contributing Service Provider) shall receive from the Paying and

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Exchange Agent, in exchange for the Company Interests of such Company Equity Holder, or the equity holder of such Company Equity Holder, on or following the Closing Date, its portion of Merger Consideration in accordance with the allocation pursuant to Section 2.2.

c.    Each Letter of Transmittal shall provide that each Company Equity Holder shall agree to restrictions on reselling such shares received pursuant to this Section 2.3, subject to customary permitted transfers.

2.4    Merger Consideration Adjustment. Two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to Thunder Bridge II a calculation of the adjustment to the Merger Consideration (by 8:00PM Eastern Time) based on the following adjustment calculation: if the amount of Closing Cash is less than the total amount of Adjustment Indebtedness, then the Merger Consideration shall be decreased at a rate of one share of Surviving Pubco Class A Shares for each $10.00 increment by which the Closing Cash is less than the amount of Adjustment Indebtedness.

Any adjustment to the Merger Consideration pursuant to this Section 2.4 shall be in whole shares of Surviving Pubco Common Stock and no adjustment shall be made for any divergence that is in an increment of $9.99 or less.

2.5    Earn Out.

a.    For purposes of this Section 2.5:

(i)    the “First Earn Out Milestone” shall be deemed to have occurred if at any time following the Closing and prior to December 31, 2027, the VWAP of the Surviving Pubco Class A Shares is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) Trading Day period; provided, that the foregoing price target shall be equitably adjusted for stock splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the date of this Agreement;

(ii)    the “Second Earn Out Milestone” shall be deemed to have occurred if at any time following the Closing and prior to December 31, 2027, the VWAP of the Surviving Pubco Class A Shares is greater than or equal to $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period; provided, that the foregoing price target shall be equitably adjusted for stock splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the date of this Agreement;

(iii)    the First Earn Out Milestone and the Second Earn Out Milestone may also be referred to as an “Earn Out Milestone” or collectively as the “Earn Out Milestones”;

(iv)    the “First Earn Out Milestone Shares” means, with respect to the determination of the allocation of Earn Out Shares in connection with the achievement of the First Earn Out Milestone, fifty percent (50%) of the Earn Out Shares. For clarity: First Earn Out Milestone Shares represent the Earn Out Shares issuable in respect of the First Earn Out Milestone; First Earn Out Milestone Shares will be paid out in part as Surviving Pubco Class A Shares and in part as Surviving Company Membership Units;

(v)    the “Second Earn Out Milestone Shares” means, with respect to the determination of the allocation of Earn Out Shares in connection with the achievement of the Second Earn Out Milestone, one hundred percent (100%) of the Earn Out Shares, unless, as of the date of such determination, Earn Out Shares have previously been issued to the Company Equity Holders pursuant to Section 2.5b., in which event the Second Earn Out Milestone Shares means the remaining unissued Earn Out Shares. For clarity: Second Earn Out Milestone Shares represent the Earn Out Shares issuable in respect of the Second Earn Out Milestone; Second Earn Out Milestone Shares will be paid out in part as Surviving Pubco Class A Shares and in part as Surviving Company Membership Units;

(vi)    a “Pubco Owner” means a Company Equity Holder who receives at least one Surviving Pubco Class A Share pursuant to paragraphs b., c., or d. of Section 2.1 as part of the Transactions;

(vii)    the “Pubco Owners’ First Base” means the number, A, determined pursuant to the following formula: A = B – C, where B equals the aggregate number of Consideration Shares and C equals the aggregate number of Forfeited Consideration Shares as of immediately prior to the achievement of the First Earn Out Milestone;

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(viii)    the “Pubco Owners’ Second Base” means the number, A, determined pursuant to the following formula: A = B – C, where B equals the aggregate number of Consideration Shares and C equals the aggregate number of Forfeited Consideration Shares as of immediately prior to the achievement of the Second Earn Out Milestone;

(ix)    the “Forfeited Consideration Shares” means, with respect to any Pubco Owner and as of any date of determination, the unvested Consideration Shares of such Pubco Owner, if any, that have been forfeited, cancelled or terminated after the Closing and before such date of determination pursuant to the Contract or Contracts governing such unvested Consideration Shares;

(x)    the “Forfeited Consideration Units” means, with respect to any Surviving Company Owner and as of any date of determination, the unvested Consideration Units of such Surviving Company Owner, if any, that have been forfeited, cancelled or terminated after the Closing and before such date of determination pursuant to the Contract or Contracts governing such unvested Consideration Units;

(xi)    a “Surviving Company Owner” means a Company Equity Holder who receives at least one Surviving Company Membership Unit pursuant to paragraphs b., c., or d. of Section 2.1 as part of the Transactions;

(xii)    the “Surviving Company Owners’ First Base” means the aggregate number of Consideration Units (for the purpose of clarification, excluding the aggregate number of any Forfeited Consideration Units as of immediately prior to the achievement of the First Earn Out Milestone);

(xiii)    the “Surviving Company Owners’ Second Base” means the aggregate number of Consideration Units (for the purpose of clarification, excluding the aggregate number of any Forfeited Consideration Units as of immediately prior to the achievement of the Second Earn Out Milestone);

(xiv)    the “Consideration Shares” means the aggregate vested and unvested Surviving Pubco Class A Shares issued to the Company Equity Holders pursuant to paragraphs (b)(ii)-(v), (c), and (d) of Section 2.1 as part of the Transactions (for the purpose of clarification, regardless of whether subsequently sold, transferred, or otherwise disposed of);

(xv)    the “Consideration Units” means the aggregate vested and unvested Surviving Company Membership Units issued to the Company Equity Holders pursuant to paragraphs b(ii)-(v), (c) and (d) of Section 2.1 as part of the Transactions (for the purpose of clarification, regardless of whether subsequently sold, transferred or otherwise disposed of);

(xvi)    the “Total First Base” means the number, A, determined pursuant to the following formula: A = B + C, where B equals the Pubco Owners First Base, and C equals the Surviving Company Owners’ First Base;

(xvii)    the “Total Second Base” means the number, A, determined pursuant to the following formula: A = B + C, where B equals the Pubco Owners Second Base, and C equals the Surviving Company Owners’ Second Base;

b.    Subject to the terms and conditions of this Section 2.5, the Earn Out Shares shall be issuable to the Company Equity Holders as follows (any such issuable Earn Out Shares, “Earned Earn Out Shares”):

(i)    In the event the First Earn Out Milestone is achieved:

(A)    each Pubco Owner will be entitled to have allocated to him, her or it that number of First Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = (B – C) × D/E, where B equals the aggregate number of Consideration Share issued to such Pubco Owner, C equals the aggregate number of Forfeited Consideration Shares of such Pubco Owner as of immediately prior to the achievement of the First Earn Out Milestone, D equals the aggregate number of First Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the First Earn Out Milestone, and E equals the Total First Base.

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(B)    Each Surviving Company Owner will be entitled to have allocated to him, her, or it that number of notional First Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = B × C/D, where B equals the aggregate number of Consideration Units issued to such Surviving Company Owner less the aggregate number of Forfeited Consideration Units of such Surviving Company Owner as of immediately prior to the achievement of the First Earn Out Milestone, C equals the aggregate number of First Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the First Earn Out Milestone, and D equals the Total First Base.

(C)    The Surviving Company Membership Units of the Surviving Company Owners and of Surviving Pubco shall be adjusted pursuant to Section 2.3(c) of the Surviving Company Amended and Restated Limited Liability Company Agreement on account of the achievement of the First Earn Out Milestone to reflect the same.

(ii)    In the event the Second Earn Out Milestone is achieved:

(A)    each Pubco Owner will be entitled to have allocated to him, her or it that number of Second Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = (B – C) × D/E, where B equals the aggregate number of Consideration Shares issued to such Pubco Owner, C equals the aggregate number of Forfeited Consideration Shares of such Pubco Owner as of immediately prior to the achievement of the Second Earn Out Milestone, D equals the aggregate number of Second Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the Second Earn Out Milestone, and E equals the Total Second Base;

(B)    Each Surviving Company Owner will be entitled to have allocated to him, her, or it that number of notional Second Earn Out Milestone Shares equal to the amount, A, determined pursuant to the following formula: A = B × C/D, where B equals the aggregate number of vested and unvested Consideration Units issued to such Surviving Company Owner less the aggregate number of Forfeited Consideration Units of such Surviving Company Owner as of immediately prior to the achievement of the Second Earn Out Milestone, C equals the aggregate number of Second Milestone Earn Out Shares issuable to all Company Equity Holders in respect of the Second Earn Out Milestone, and D equals the Total Second Base.

For the purpose of clarification and notwithstanding anything to the contrary set forth in this Agreement, the aggregate number of Earned Earn Out Shares to be issued pursuant to this Section 2.5 shall in no event exceed 100% of the Earn Out Shares. Earn Out Shares (i) shall be treated by the Parties for Tax purposes as an adjustment to the Merger Consideration and (ii) to the extent received by any Pubco Owner in respect of such Pubco Owner’s Surviving Pubco Class A Shares, shall be treated for Tax purposes as having been received by such Pubco Owner in a transaction qualifying as an exchange under Section 351 of the Code, in each case unless otherwise required by Law.

c.     Surviving Pubco shall use commercially reasonable efforts to monitor the VWAP of the Surviving Pubco Class A Shares on a daily basis and track any progress toward achievement of the Earn Out Milestones. As soon as practicable (but in any event within five (5) Business Days) after the achievement of an Earn Out Milestone, Surviving Pubco shall deliver concurrently to the Company Securityholder Representative and the Surviving Company a written statement (a “Stock Price Earn Out Statement”) that sets forth (i) the VWAP over the applicable 20-Trading Day period, (ii) the determination pursuant to Section 2.5a. of the amount of the First Earn Out Milestone Shares or the Second Earn Out Milestone Shares, as the case may be, in connection therewith, and (iii) the number of the First Earn Out Milestone Shares (including any notional First Earn Out Milestone Shares) or the Second Earn Out Milestone Shares (including any notional Second Earn Out Milestone Shares), as the case may be, to each Company Equity Holder as determined pursuant to Section 2.5b., together with reasonably detailed supporting calculations with respect to all such determinations. The Company Securityholder Representative and the Surviving Company shall promptly review and confirm the determinations of Surviving Pubco set forth in the Stock Price Earn Out Statement and, if it disagrees with any of such determinations, it shall, not later than ten (10) Business Days after its receipt of the Stock Price Earn Out Statement, deliver written notice (an “Objection Notice”) to Surviving Pubco setting forth such disagreements in reasonable detail. If the Company Securityholder Representative or the Surviving Company shall fail to deliver an Objection Notice to Surviving Pubco within such 10-Business Day period, he or it, as the case may be, shall be deemed

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to have accepted the Stock Price Earn Out Statement and the determinations therein shall, except to the extent of any manifest errors, be final and binding on the Company Securityholder Representative, the Surviving Company, and the Company Equity Holders. Surviving Pubco, the Company Securityholder Representative, and/or the Surviving Company shall, for a period of ten (10) Business Days from Surviving Pubco’s receipt of any Objection Notice, engage in good faith discussions to attempt to resolve any matters set forth in such Objection Notice, after which period any party shall be permitted to pursue judicial resolution of any unresolved disagreements in accordance with this Agreement. If the Company Securityholder Representative believes that an Earn Out Milestone has been achieved but it has not received from Surviving Pubco a Stock Price Earn Out Statement with respect thereto as required by this Section 2.5c., it may deliver to Surviving Pubco (with a concurrent copy provided to the Surviving Company for informational purposes) a written notice to such effect, which shall include the 20-Trading Day VWAP detail that supports its belief that an Earn Out Milestone has been achieved. Surviving Pubco shall promptly review and confirm the data set forth in such notice from the Company Securityholder Representative and, if it disagrees with any of such determinations, it shall, not later than ten (10) Business Days after its receipt of such notice, deliver written notice (a “VWAP Objection Notice”) to the Company Securityholder Representative setting forth such disagreements in reasonable detail. If Surviving Pubco shall fail to deliver an Objection Notice to the Company Securityholder Representative within such 10-Business Day period, it shall be deemed to have agreed with the Company Securityholder Representative that an Earn Out Milestone has occurred as set forth in the notice from the Company Securityholder Representative. Surviving Pubco and the Company Securityholder Representative shall, for a period of ten (10) Business Days from the Company Securityholder Representative’s receipt of a VWAP Objection Notice, engage in good faith discussions to attempt to resolve any matters set forth in the VWAP Objection Notice, after which period either party shall be permitted to pursue judicial resolution of any unresolved disagreements in accordance with this Agreement. Not later than five (5) Business Days after any Earned Earn Out Shares have become issuable under this Section 2.5 (as deemed by the foregoing provisions hereof, agreed by the parties, or finally determined in accordance with this Section 2.5), the Company Securityholder Representative and Surviving Pubco shall jointly prepare, execute and deliver (1) to the Paying and Exchange Agent, a written instruction directing the Paying and Exchange Agent to issue to each Company Equity Holder, subject to his, her or its delivery to the Paying and Exchange Agent of a completed and duly executed Letter of Transmittal (unless already delivered pursuant to Section 2.3 in connection with the delivery of the Merger Consideration), his, her or its allocation of First Earn Out Milestone Shares (but not notional First Earn Out Milestone Shares) or Second Earn Out Milestone Shares (but not notional Second Earn Out Milestone Shares), as the case may be (determined pursuant to Section 2.5b.) and (2) to the Surviving Company a written notice setting forth the number of notional First Earn Out Milestone Shares or Second Earn Out Milestone Shares, as the case may be, issuable to each Company Equity Holder entitled to have such notional shares allocated to him, her, or it in connection with the achievement of the applicable Earn Out Milestone (as determined pursuant to Section 2.5b.), and the Surviving Company shall, not later than five (5) Business Days after its receipt of such written notice, issue to each such Company Equity Holder that number of Surviving Company Membership Units equal to the number of notional First Earn Out Milestone Shares or notional Second Earn Out Milestone Shares, as the case may be, designated in such written notice as being issuable to such Company Equity Holder.

d.    The Company Securityholder Representative, on behalf of the Company Equity Holders, acknowledges and agrees that, (i) at all times from and after the Closing, Surviving Pubco and its Subsidiaries, including the Acquired Companies, will be entitled to operate their respective businesses and conduct their affairs based upon the business requirements of Surviving Pubco and its Subsidiaries as determined in the sole and absolute discretion of the board of directors or equivalent governing body of each such Person and (ii) such operation and conduct of the affairs of such Persons may have the effect (or perceived effect) of hindering or preventing the achievement of any Earn Out Milestone. Without limiting the foregoing, each of Surviving Pubco and its Subsidiaries, including the Acquired Companies, will be permitted following the Closing and until December 31, 2027, to make changes in its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, without regard to whether such actions may have an impact on the achievement of any Earn Out Milestone, and none of the Company Equity Holders (nor the Company Securityholder Representative on their behalf) will have any right to claim the loss of all or any portion of an Earn Out Shares or other damages as a result of such decisions so long as such changes are not made for the sole purpose of hindering or preventing the achievement of any Earn Out Milestone.

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e.    Subject to and in accordance with the provisions of this Section 2.5e., in the event that a Surviving Pubco Sale occurs after the Closing and on or prior to December 31, 2027, any Earn Out Shares not theretofore issued to the Company Equity Holders shall be deemed 100% earned and issuable in connection therewith. Surviving Pubco shall, subject to any applicable confidentiality obligations to which Surviving Pubco is subject under any Contract entered into in connection with such Surviving Pubco Sale, use commercially reasonable efforts to provide the Company Securityholder Representative with written notice of any Surviving Pubco Sale a reasonable time prior to the consummation or implementation thereof. If the Surviving Pubco Sale constitutes a transaction described in Section 2.5f.(iii), the Earn Out Shares issuable in connection therewith pursuant to this Section 2.5e. shall be deemed, for purposes of such Surviving Pubco Sale, to be earned and issued as of immediately prior to the consummation of such Surviving Pubco Sale. If the Surviving Pubco Sale constitutes a transaction pursuant to Section 2.5f.(i) or Section 2.5f.(ii), the Earn Out Shares issuable in connection therewith shall be issuable as soon as practicable following the time such Surviving Pubco Sale becomes effective. In furtherance of the foregoing, Surviving Pubco and the Company Securityholder Representative shall use commercially reasonable efforts to cause the issuance of the Earn Out Shares to occur in accordance with this Section 2.5e., including, without limitation, by jointly preparing, executing and delivering to the Paying and Exchange Agent written instructions directing the issuance of the Earn Out Shares in accordance herewith. For the avoidance of doubt, any Earn Out Shares issuable pursuant to this Section 2.5e. shall be allocated among the Company Equity Holders in accordance with this Section 2.5.

f.    For purposes hereof, a “Surviving Pubco Sale” means the occurrence of any of the following events:

(i)    if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(ii)    if Surviving Pubco Class A Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy:

(A)    any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of Surviving Pubco or its Subsidiaries taken after the Closing for the sole purpose of causing the Surviving Pubco to violate such applicable minimum listing requirements; or

(B)    a minimum price per share requirement of such national securities exchange;

(iii)    if any of the following shall occur:

(A)    there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(B)    the stockholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the assets of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

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(C)    any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Thunder Bridge II on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Parent and Thunder Bridge II, as of the date hereof and as of the Closing, as follows:

3.1    Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the CRULLCA and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing in every jurisdiction in which the conduct of its business or the nature of its property requires such registration qualification or authorization under the Laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Schedule 3.1 of the Company Disclosure Schedules lists all jurisdictions in which any Acquired Company is qualified to conduct business and all names other than its legal name under which any Acquired Company does business. The Company has provided to the Parent accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Acquired Company is in violation of any provision of its Organizational Documents.

3.2    Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Other than the Company Equity Holders’ Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Transaction Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Company’s board of directors, by resolutions (i) determined that this Agreement and each Transaction Document to which the Company is or is required to be a party and the consummation of the Transactions are advisable, fair to, and in the best interests of, the Company and its members, (ii) directed that this Agreement be submitted to the Company’s members for adoption and (iii) resolved to recommend that the Company members adopt this Agreement.

3.3    Capitalization.

a.    The Company is authorized to issue eight classes of units in the Company representing the Membership Interests in the Company consisting of (i) up to 2,951,518 Class A Units, 911,500 of which shares are issued and outstanding as of the date hereof; (ii) up to 513,846 Class B Units, 408,692 of which shares are issued and outstanding as of the date hereof; (iii) up to 400,000 Class C Units, 300,000 of which shares are issued and outstanding as of the date hereof; (iv) up to 236,521 Class D Units, 236,521 of which shares are issued and outstanding as of the date hereof; (v) up to 112,916 Class E Units, 112,916 of which shares are issued and outstanding as of the date hereof; (vi) up to 492,110 Class F Units, 492,110 of which shares are issued and outstanding; (vii) up to 9,638 Class G Units, 0 of which shares are issued and outstanding as of the date hereof; and (viii) up to 5,000 Class H Units,

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4,350 of which shares are issued and outstanding as of the date hereof. Schedule 3.3(a) of the Company Disclosure Schedules sets forth, as of the date hereof, the issued and outstanding Company Interests and other Equity Interests of the Company, along with the beneficial and record owners thereof, all of which shares and other Equity Interests are owned free and clear of any Liens other than Permitted Liens and those imposed under the Company LLC Agreement. The Company holds no shares or other Equity Interests of the Company in its treasury. None of the outstanding shares or other Equity Interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company LLC Agreement and as provided by the CRULLCA.

b.    Other than as set forth on Schedule 3.3(b) of the Company Disclosure Schedules, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

c.    Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

3.4    Subsidiaries. Schedule 3.4 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other Equity Interests (if applicable), (c) the number of issued and outstanding shares or other Equity Interests and the record holders and Beneficial Owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the Equity Interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any Equity Interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Acquired Company. Except for the Equity Interests of the Subsidiaries listed on Schedule 3.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any Equity Interests of, or otherwise control, any Person. Except as set forth in Schedule 3.4, none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.5    Governmental Approvals. Except as otherwise described in Schedule 3.5 of the Company Disclosure Schedules, no consent of or with any Governmental Authority on the part of any Acquired Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder; and (e) where the failure to obtain or make such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

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3.6    Non-Contravention. Except as otherwise described in Schedule 3.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Acquired Company, as applicable) of this Agreement and each Transaction Document to which any Acquired Company is or is required to be a party or otherwise bound, and the consummation by any Acquired Company of the transactions contemplated hereby and thereby and compliance by any Acquired Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Acquired Company’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 3.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Order or consent applicable to any Acquired Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Acquired Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien except a Permitted Lien upon any of the properties or assets of any Acquired Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Company.

3.7    Financial Statements.

a.    As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Acquired Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2018, and the related consolidated unaudited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, and (ii) the Company prepared financial statements, consisting of the consolidated balance sheet (“Interim Balance Sheet”) of the Acquired Companies as of September 30, 2020 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then ended. True and correct copies of the Company Financials have been provided to the Parent. The Company Financials (i) accurately reflect the Books and Records of the Acquired Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Acquired Companies for the periods indicated. No Acquired Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

b.    Each Acquired Company maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Acquired Company does not maintain any off-the-book accounts and that such Acquired Company’s assets are used only in accordance with such Acquired Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Acquired Company and to maintain accountability for such Acquired Company’s assets, (iv) material access to such Acquired Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Acquired Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial Books and Records of the Acquired Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Acquired Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Acquired Company. Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedules, to the Company’s Knowledge, in the past five (5) years, no Acquired Company

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or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Acquired Company has engaged in questionable accounting or auditing practices.

c.    The Acquired Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 3.7(c) of the Company Disclosure Schedules, which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness as of the date of this Agreement.

d.    Except as set forth on Schedule 3.7(d) of the Company Disclosure Schedules, no Acquired Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), (iii) Liabilities incurred in connection with the consummation of the Transactions, or (iv) Liabilities that would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

e.    All financial projections with respect to the Acquired Companies that were delivered by or on behalf of the Company to Thunder Bridge II or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

f.    All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Acquired Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to an Acquired Company arising from its business. Except as set forth on Schedule 3.7(f) of the Company Disclosure Schedules, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Acquired Companies (net of reserves) within ninety (90) days.

3.8    Absence of Certain Changes. Except as set forth on Schedule 3.8 of the Company Disclosure Schedules, since December 31, 2019, each Acquired Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.1 (without giving effect to Schedule 5.1 of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of the Thunder Bridge II.

3.9    Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have Material Adverse Effect, no Acquired Company is or has been in conflict or non-compliance with, or in material default or violation of, nor has any Acquired Company received, since January 1, 2017, any written or, to the Knowledge of the Company, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.10    Company Permits. Each Acquired Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Acquired Company), holds all permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Thunder Bridge II true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 3.10 of the Company Disclosure Schedules. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Acquired Company is in violation in any material respect of the terms of any Company Permit, and no Acquired Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

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3.11    Litigation. Except as described on Schedule 3.11 of the Company Disclosure Schedules, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor to the Company’s Knowledge is there any reasonable basis for any Action to be made; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Acquired Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of an Acquired Company must be related to the Acquired Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 3.11 of the Company Disclosure Schedules, if finally determined adversely to the Acquired Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Acquired Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Acquired Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12    Material Contracts.

a.    Schedule 3.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to the Thunder Bridge II true, correct and complete copies of, each Contract to which any Acquired Company is a party or by which any Acquired Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i)    Contracts that materially restrict the ability of the Company and its Subsidiaries to transact its business as presently conducted;

(ii)    involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture other than the Organizational Documents of the Company;

(iii)    involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)    evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Company having an outstanding principal amount in excess of $250,000;

(v)    involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Interests of any Acquired Company or another Person;

(vi)    relates to any merger, consolidation or other Business Combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Acquired Company, its business or material assets;

(vii)    by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Acquired Companies under such Contract or Contracts of at least $250,000;

(viii)    is with any Top Customer or Top Supplier;

(ix)    obligates the Acquired Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x)    is between any Acquired Company and any directors, officers or employees of an Acquired Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person, other than as required by applicable Law;

(xi)    obligates the Acquired Companies to make any capital commitment or expenditure in excess of $2500,000 (including pursuant to any joint venture);

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(xii)    relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Acquired Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)    provides another Person (other than another Acquired Company or any manager, director or officer of any Acquired Company) with a power of attorney, other than in the ordinary course of business; or

(xiv)    that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

b.    Except as disclosed in Schedule 3.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Acquired Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), except as would not reasonably be expected to, individually or in the aggregate, to have a Material Adverse Effect individually or in the aggregate; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Acquired Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Acquired Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Acquired Company, under such Company Material Contract; (v) no Acquired Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Acquired Company in any material respect; and (vi) no Acquired Company has waived any rights under any such Company Material Contract.

3.13    Intellectual Property.

a.    Schedule 3.13(a) of the Company Disclosure Schedules sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by an Acquired Company or otherwise used or held for use by an Acquired Company in which an Acquired Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 3.13(a) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which an Acquired Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from an Acquired Company, if any. Each Acquired Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Acquired Company, and previously used or licensed by such Acquired Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Knowledge of the Company, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Acquired Companies have obtained valid assignments of

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inventions from each inventor. Except as set forth on Schedule 3.13(a) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the applicable Acquired Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Acquired Company has recorded assignments of all Company Registered IP.

b.    To the Knowledge of the Company, each Acquired Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Acquired Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Acquired Companies as presently conducted. To the Knowledge of the Company, each Acquired Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Acquired Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of each Acquired Company, the continued use by the Acquired Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Acquired Company. To the Knowledge of the Acquired Company, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Acquired Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. To the Knowledge of the Company, no Acquired Company is party to any Contract that requires an Acquired Company to assign to any Person all of its rights in any Intellectual Property developed by an Acquired Company under such Contract.

c.    Schedule 3.13(c) of the Company Disclosure Schedules sets forth all licenses, sublicenses and other agreements or permissions under which an Acquired Company is the licensor, except inter-Acquired Company licenses (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to an Acquired Company, if any. To the Knowledge of the Company, each Acquired Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Acquired Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

d.    No Action is pending or, to the Company’s Knowledge, threatened against an Acquired Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Acquired Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Acquired Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Acquired Company, nor to the Knowledge of the Company is there a reasonable basis therefor. To the Knowledge of the Company, there are no Orders to which any Acquired Company is a party or its otherwise bound that (i) restrict the rights of an Acquired Company to use, transfer, license or enforce any Intellectual Property owned by an Acquired Company, (ii) restrict the conduct of the business of an Acquired Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by an Acquired Company. To the Knowledge of the Company, no Acquired Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by an Acquired Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Acquired Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Acquired Company (“Company IP”) in any material respect.

e.    All officers, directors, employees and independent contractors of an Acquired Company (and each of their respective Affiliates) have assigned to the Acquired Companies all Intellectual Property arising from the services performed for an Acquired Company by such Persons and all such assignments of Company

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Registered IP have been recorded. To the Knowledge of the Company, no current or former officers, employees or independent contractors of an Acquired Company have claimed any ownership interest in any Intellectual Property owned by an Acquired Company. To the Knowledge of the Company, there has been no violation of an Acquired Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by an Acquired Company. The Company has made available to Thunder Bridge II true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to an Acquired Company. To the Company’s Knowledge, none of the employees of any Acquired Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Acquired Companies, or that would materially conflict with the business of any Acquired Company as presently conducted or contemplated to be conducted. Each Acquired Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

f.    To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of an Acquired Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by an Acquired Company. To the Knowledge of the Acquired Company, each Acquired Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Acquired Company, the operation of the business of the Acquired Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

g.    To the Knowledge of the Company, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by an Acquired Company, or (ii) any Company IP License. To the Knowledge of the Company, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Acquired Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Acquired Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Companies would otherwise be required to pay in the absence of such transactions.

3.14    Reserved.

3.15    Real Property. Schedule 3.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by an Acquired Company for the operation of the business of an Acquired Company, and of all current leases, lease guarantees, amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to the Parent a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect except as could not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of an Acquired Company, and no Acquired Company has received notice of any such condition. No Acquired Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

3.16    Personal Property. Each item of Personal Property which is tangible in nature which is currently owned, used or leased by an Acquired Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 3.16 of the Company Disclosure Schedules, Except as set forth on Schedule 3.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Acquired Companies.

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3.17    Title to and Sufficiency of Assets. Each Acquired Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet, (d) Liens set forth on Schedule 3.17 of the Company Disclosure Schedules and (e) where such failure to have good and marketable title, free and clear of all Liens, would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate. The assets (including Intellectual Property rights and contractual rights) of the Acquired Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Acquired Companies as they are now conducted and presently proposed to be conducted or that are used or held by the Acquired Companies for use in the operation of the businesses of the Acquired Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Acquired Companies as currently conducted and as presently proposed to be conducted.

3.18    Employee Matters.

a.    Except as set forth on Schedule 3.18(a) of the Company Disclosure Schedules, no Acquired Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Acquired Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 3.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Acquired Company and Persons employed by or providing services as independent contractors to an Acquired Company. No current officer or employee of an Acquired Company has provided any Acquired Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Acquired Company.

b.    Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedules, each Acquired Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, threatened notice that there is any pending Action involving unfair labor practices against an Acquired Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 3.18(b) of the Company Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Company, threatened against an Acquired Company brought by or on behalf of any current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

c.    Schedule 3.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all employees of the Acquired Companies showing for each as of such date, subject to Applicable Law (i) the employee’s name, job title, location and salary for the fiscal year ending December 31, 2020. Except as set forth on Schedule 3.18(c) of the Company Disclosure Schedules, (A) no employee is a party to a written employment Contract with an Acquired Company and each is employed “at will,” and (B) the Acquired Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Acquired Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable

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Law, custom, trade or practice. Except as set forth on Schedule 3.18(c) of the Company Disclosure Schedules, each Acquired Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with an Acquired Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Thunder Bridge II by the Company.

d.    Schedule 3.18(d) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Acquired Company, along with the position, the entity engaging such Person, and date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 3.18(d) of the Company Disclosure Schedules, all of such independent contractors are a party to a written Contract with an Acquired Company. Except as set forth on Schedule 3.18(d) of the Company Disclosure Schedules, each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with an Acquired Company, a copy of which has been provided to Thunder Bridge II by the Company. For the purposes of applicable Law, including the Code, all independent contractors engaged by an Acquired Company are bona fide independent contractors and not employees of an Acquired Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Acquired Company to pay a termination fee.

3.19    Benefit Plans.

a.    Set forth on Schedule 3.19(a) of the Company Disclosure Schedules is a true and complete list of each Benefit Plan of an Acquired Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Acquired Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

b.    Each Company Benefit Plan is and has been operated and administered in all material respects at all times in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Acquired Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

c.    With respect to each Company Benefit Plan which covers any officer, or employee (or beneficiary thereof) of an Acquired Company, the Company has provided to Thunder Bridge II accurate and complete copies, if applicable, of: (i) all Company Benefit Plan agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

d.    With respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

e.    No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no

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Acquired Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA. No Company Benefit Plan will become a multiple employer plan with respect to any Acquired Company immediately after the Closing Date. No Acquired Company currently maintains or has ever maintained a multiple employer welfare arrangement.

f.    With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA, no such plan provides medical or death benefits with respect to current or former employees of an Acquired Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees. Each Acquired Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

g.    The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation or (ii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

h.    Except to the extent required by Section 4980B of the Code or similar state Law, no Acquired Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

i.    Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.19(i) of the Company Disclosure Schedules. There is no Contract or plan to which any Acquired Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

3.20    Environmental Matters. Except as set forth in Schedule 3.20 of the Company Disclosure Schedules:

a.    Each Acquired Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

b.    No Acquired Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect. No Acquired Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

c.    No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Acquired Company or any assets of an Acquired Company alleging either or both that an Acquired Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

d.    No Acquired Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Acquired Company or any property currently or formerly owned, operated, or leased by any Acquired Company or any property to which an Acquired Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in an Acquired Company incurring any material Environmental Liabilities.

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e.    To the Knowledge of the Company, there is no investigation of the business, operations, or currently owned, operated, or leased property of an Acquired Company or, to the Company’s Knowledge, previously owned, operated, or leased property of an Acquired Company pending or, to the Company’s Knowledge, threatened that could reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

f.    To the Knowledge of the Company, there is not located at any of the properties of an Acquired Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

g.    The Company has provided to the Parent all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Acquired Company.

3.21    Transactions with Related Persons. Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no Acquired Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an Acquired Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with an Acquired Company.

3.22    Insurance. Schedule 3.22 of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by an Acquired Company relating to an Acquired Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Parent. All premiums due and payable under all such insurance policies have been timely paid and the Acquired Companies are otherwise in material compliance with the terms of such insurance policies. Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Acquired Company has any self-insurance or co-insurance programs. To the Knowledge of the Company, in the past three (3) years, no Acquired Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any material adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

3.23    Books and Records. All of the financial Books and Records of the Acquired Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.24    Top Customers and Suppliers. Schedule 3.24 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, the twenty (20) largest customers of the Acquired Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Acquired Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Acquired Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with an Acquired Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or to the Company’s Knowledge, threatened to stop, decrease or limit materially, or to the Company’s Knowledge, intends to modify materially its material relationships with an Acquired Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to any Acquired Company or its usage or purchase of the products or services of any Acquired Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any material amount due to any Acquired Company or seek to exercise any remedy against any Acquired Company, (iv) no Acquired Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not adversely affect the relationship of any Acquired Company with any Top Supplier or Top Customer.

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3.25    Certain Business Practices.

a.    No Acquired Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Acquired Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Acquired Company or assist any Acquired Company in connection with any actual or proposed transaction.

b.    The operations of each Acquired Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving an Acquired Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

c.    Each Acquired Company, and, to the Company’s Knowledge, each of their affiliates and any director, officer, agent or employee of, or other person associated with or acting on behalf of, the Company has acted at all times in compliance in all material respects with applicable Export and Import Laws (as defined below) and there are no claims, complaints, charges, investigations or proceedings pending or expected or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any Governmental Authority under any Export or Import Laws. The term “Export and Import Laws” means the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act of 1979, as amended, the Export Administration Regulations, and all other laws and regulations of the United States government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America, and all similar laws and regulations of any foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country to parties not of the foreign country.

d.    No Acquired Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of an Acquired Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Acquired Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.26    PPP Loan. The application submitted by the Company, and all representations and certifications made by the Company to lenders or any Governmental Body, in connection with the PPP Loan were accurate, true and correct in all respects when made and did not contain any inaccuracies or omissions. The Company complied with all applicable Laws and was permitted by applicable Law to apply for, receive, and use of the proceeds of the PPP Loan. The Company used the proceeds of the PPP Loan solely for the allowable uses set forth in the Paycheck Protection Program in the Coronavirus Aid, Relief, and Economic Security Act and solely for the purposes permitted under the loan forgiveness guidelines issued by the Small Business Administration.

3.27    Investment Company Act. No Acquired Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.28    Finders and Brokers. Except as set forth in Schedule 3.28 of the Company Disclosure Schedules, no Acquired Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

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3.29    Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Transaction Documents, (a) contains any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Transaction Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

3.30    No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 3, none of the Company, its Subsidiaries or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company or its Subsidiary, and the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company, any Subsidiary of the Company or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). Without limiting the generality of the foregoing, except for the representations and warranties contained in this ARTICLE 3 (as modified by the Company Disclosure Schedules), the Company hereby expressly disclaims any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Thunder Bridge II or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Thunder Bridge II or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions,” in response to questions submitted by or on behalf of Thunder Bridge II or otherwise by any director, manager, officer, employee, agent, advisor, consultant, or representative of the Company or any of their respective Affiliates).

3.31    Taxes and Returns.

a.    Each Acquired Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Acquired Company has complied with all applicable Laws relating to Tax.

b.    There is no Action currently pending or, to the Knowledge of the Company, threatened against an Acquired Company by a Governmental Authority in a jurisdiction where the Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

c.    No Acquired Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Acquired Company in respect of any Tax, and no Acquired Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

d.    There are no Liens with respect to any Taxes upon any Acquired Company’s assets, other than Permitted Liens.

e.    Each Acquired Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

f.    No Acquired Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by an Acquired Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

g.    No Acquired Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

h.    No Acquired Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

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i.    No Acquired Company has any Liability or potential Liability for the Taxes of another Person (other than another Acquired Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Acquired Company with respect to any period following the Closing Date.

j.    No Acquired Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

k.    No Acquired Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

l.    No Acquired Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THUNDER BRIDGE II AND MERGER SUBS

Except as set forth in (i) the disclosure schedules delivered by the Thunder Bridge II to the Company on the date hereof (the “Thunder Bridge II Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Parent and Thunder Bridge II, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.1    Organization and Standing. Thunder Bridge II is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Parent and each Merger Sub is duly incorporated, validly existing and in good standing under the Laws of Delaware. Thunder Bridge II, Parent and each Merger Sub has all requisite corporate power to carry on its business as now being conducted and to own and use the properties owned and used by it. Schedule 4.1 of Thunder Bridge II Disclosure Schedules lists for each of Parent, Thunder Bridge II and their respective Subsidiaries all jurisdictions in which they are qualified to conduct business and all names other than their respective legal names under which they each do business. Thunder Bridge II has provided to the Company accurate and complete copies of the Organizational Documents of Parent, Thunder Bridge II and each of their respective Subsidiaries, each as amended to date and as currently in effect. Each of Parent, Thunder Bridge II and their Subsidiaries are not in violation of any provision of their respective Organizational Documents in any material respect.

4.2    Authorization; Binding Agreement. Each of Parent, Thunder Bridge II, and each Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Surviving Pubco Equity Holders’ Approval. The execution, delivery and performance by Parent, Thunder Bridge II and each of the Merger Subs of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by its board of directors on the part of Parent and Thunder Bridge II, and (b) other than the Surviving Pubco Equity Holders’ Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Parent, Thunder Bridge II or any Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which Parent, Thunder Bridge II or any Merger Sub is a party shall be when delivered, duly and validly executed and delivered by such party and, assuming the due authorization, execution, delivery and

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performance of this Agreement and such Transaction Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Parent, Thunder Bridge II or the Merger Sub, as applicable, enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

4.3    Governmental Approvals. Assuming the Surviving Pubco Equity Holders’ Approval is obtained and the effectiveness of the Transactions, no consent of or with any Governmental Authority, on the part of Parent, Thunder Bridge II or any Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent, Thunder Bridge II or Merger Sub of this Agreement and each Transaction Document to which it is a party or the consummation by Parent, Thunder Bridge II or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain such consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent or Thunder Bridge II.

4.4    Non-Contravention. Except as otherwise described in Schedule 4.4 of Thunder Bridge II Disclosure Schedules, the execution and delivery by each of Parent, Thunder Bridge II and the Merger Subs of this Agreement and each Transaction Document to which it is a party, the consummation by Thunder Bridge II of the transactions contemplated hereby and thereby, and compliance by Thunder Bridge II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Thunder Bridge II’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to herein, and the waiting periods referred to therein having terminated or expired, and any condition precedent to such consent or waiver having been satisfied, conflict with or violate any Law, Order or consent applicable to Thunder Bridge II or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Thunder Bridge II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Thunder Bridge II under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Thunder Bridge II Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Thunder Bridge II.

4.5    Capitalization.

a.    As of the date of this Agreement (and, prior to giving effect to the consummation of the transactions contemplated by Additional Equity Financing (in accordance with the terms of Section 5.16) or the Redemption, as of the Closing), the authorized share capital of Thunder Bridge II is US$22,100 divided into 200,000,000 Class A ordinary shares (“Thunder Bridge II Class A Shares”), of which 34,500,000 are outstanding as of the date hereof, 20,000,000 Class B ordinary shares (“Thunder Bridge II Class B Shares” and, together with Thunder Bridge II Class A Shares, the “Thunder Bridge II Common Stock”), of which 8,625,000 are outstanding as of the date hereof, and 1,000,000 preferred shares (“Thunder Bridge II Preferred Shares”), none of which are outstanding as of the date hereof. All outstanding shares of Thunder Bridge II Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of Thunder Bridge II), subscription right or any similar right under any provision of Delaware Law, rights of first refusal or similar rights, Organizational Documents of Thunder Bridge II or any contract to which Thunder Bridge II is a party or by which Thunder Bridge II is bound and are owned free and clear of any Liens other than those imposed under applicable securities Laws. As of the date hereof (and, prior to giving effect to the consummation of the transactions contemplated by the Additional Equity Financing in accordance with the terms of Section 5.16, as of the Closing), Thunder Bridge II has issued 25,900,000 warrants (“Thunder Bridge II Warrants”), each such Thunder Bridge II Warrant entitling the holder thereof to purchase one Thunder Bridge II Class A Share. Other than the Thunder Bridge II Warrants, there are no options, warrants, equity securities, calls, rights, commitments or agreements to which Thunder Bridge II is a party or by which Thunder Bridge II is bound obligating Thunder Bridge II to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered

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or sold, additional shares of Thunder Bridge II Common Stock or other Equity Interests of Thunder Bridge II or any security or rights convertible into or exchangeable or exercisable for any shares of Thunder Bridge II Common Stock or other Equity Interests of Thunder Bridge II, or obligating Thunder Bridge II to enter into any commitment or agreement containing such obligation. Except for the Thunder Bridge II Warrants or as described in this Section 4.5(a) or in Schedule 4.5(a) of Thunder Bridge II Disclosure Schedule, there are no Equity Interests of Thunder Bridge II, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Thunder Bridge II. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, the Transaction Documents, the Organizational Documents of Thunder Bridge II, and the Additional Equity Financing (in accordance with the terms of Section 5.16), no Equity Interests of Thunder Bridge II are issuable.

b.    All of the outstanding securities of Thunder Bridge II have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except for the Letter Agreement and as set forth in the Organizational Documents of Thunder Bridge II, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Equity Interests of Thunder Bridge II. Except as set forth in the Organizational Documents of Thunder Bridge II, as applicable, there are no outstanding contractual obligations of Thunder Bridge II to repurchase, redeem or otherwise acquire any Equity Interests or securities of Thunder Bridge II, nor has Thunder Bridge II granted any registration rights to any Person with respect to any Equity Interests of Thunder Bridge II (other than as permitted pursuant to Section 5.16, the Additional Equity Financing).

c.    Thunder Bridge II does not own any capital stock, securities convertible into capital stock or any other Equity Interest in any Person, nor is Thunder Bridge II a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no outstanding contractual obligations of Parent or Thunder Bridge II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Other than its ownership in Merger Subs, Parent does not own any capital stock, securities convertible into capital stock or any other Equity Interest in any Person, nor is Parent a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.

d.    At the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of common stock, par value $0.0001 per share, of which 100 are outstanding.

e.    The outstanding Equity Interests of each of ADK Merger Sub, ADK Service Provider Merger Sub and ADK Blocker Merger Sub consist of 100 limited liability company membership units. The authorized capital stock of TBII Merger Sub consist of 100 shares of common stock, par value $0.0001 per share, of which 100 are outstanding. All outstanding limited liability company membership units or shares of each Merger Sub are owned by Parent, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents of any Merger Sub), subscription right or any similar right under any provision of Delaware Law, rights of first refusal or similar rights, Organizational Documents of any Merger Sub or any contract to which any Merger Sub is a party or by which any Merger Sub is bound and are owned free and clear of any Liens other than those imposed applicable securities Laws. There are no options, warrants, equity securities, calls, rights, commitments or agreements to which any Merger Sub or any other Subsidiary of Parent is a party or by which any Merger Sub or any other Subsidiary of Parent is bound obligating Merger Sub or such Subsidiary to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional limited liability company interests or other Equity Interests of any Merger Sub or any other Subsidiary of Parent or any security or rights convertible into or exchangeable or exercisable for any such limited liability company interests or other Equity Interests of any Merger Sub or any other Subsidiary of Parent, or obligating any Merger Sub or any other Subsidiary of Parent to enter into any commitment or agreement containing such obligation. Except as described in this Section 4.5(e), there are no Equity Interests of Merger Subs, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Merger Sub. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement and the Transaction Documents, no Equity Interests of any Merger Sub or any other Subsidiary of Parent are issuable.

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f.    All of the outstanding securities of each Merger Sub are owned by Parent. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Equity Interests of any Merger Sub or any other Subsidiary of Parent. There are no outstanding contractual obligations of any Merger Sub or any other Subsidiary of Parent to repurchase, redeem or otherwise acquire any Equity Interests or securities of any Merger Sub or any other Subsidiary of Parent, nor has any Merger Sub or any other Subsidiary of Parent granted any registration rights to any Person with respect to any Equity Interests of any Merger Sub or any other Subsidiary of Parent.

g.    No Merger Sub nor any other Subsidiary of Parent owns any capital stock, securities convertible into capital stock or any other Equity Interest in any Person, nor is any Merger Sub or any other Subsidiary of Parent a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no outstanding contractual obligations of any Merger Sub or any other Subsidiary of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6    SEC Filings and Thunder Bridge II Financials.

a.    Thunder Bridge II, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Thunder Bridge II with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Thunder Bridge II has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Thunder Bridge II’s annual reports on Form 10-K for each fiscal year of Thunder Bridge II beginning with the first year Thunder Bridge II was required to file such a form, (ii) Thunder Bridge II’s quarterly reports on Form 10-Q for each fiscal quarter that Thunder Bridge II filed such reports to disclose its quarterly financial results in each of the fiscal years of Thunder Bridge II referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Thunder Bridge II with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Thunder Bridge II Public Units, Thunder Bridge II Class A Shares and Thunder Bridge II Public Warrants are listed on Nasdaq, (B) Thunder Bridge II has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Thunder Bridge II securities, (C) there are no Actions pending or, to the Knowledge of Thunder Bridge II, threatened against Thunder Bridge II by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Thunder Bridge II Securities on Nasdaq, (D) such Thunder Bridge II Securities are in compliance with all of the applicable corporate governance rules of Nasdaq and (E) there is no Action pending or, to Thunder Bridge II’s Knowledge, threatened in writing against Thunder Bridge II by the SEC with respect to the deregistration of Thunder Bridge II securities under the Exchange Act and Thunder Bridge II has taken no action in an attempt to terminate the registration of Thunder Bridge II securities under the Exchange Act.

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b.    The financial statements and notes of Thunder Bridge II contained or incorporated by reference in the SEC Reports (the “Thunder Bridge II Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Thunder Bridge II at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

c.    Except as and to the extent reflected or reserved against in the Thunder Bridge II Financials, Thunder Bridge II has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Thunder Bridge II Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Thunder Bridge II’s formation in the ordinary course of business.

4.7    Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7 of Thunder Bridge II Disclosure Schedules, Thunder Bridge II has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Acquired Companies and the negotiation and execution of this Agreement) and related activities and (b) since September 30, 2020, not been subject to a Material Adverse Effect on Thunder Bridge II.

4.8    Compliance with Laws. Thunder Bridge II is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect on Thunder Bridge II, and Thunder Bridge II has not received written notice alleging any violation of applicable Law in any material respect by Thunder Bridge II.

4.9    Actions; Orders; Permits. There is no pending or, to the Knowledge of Thunder Bridge II, threatened material Action to which Thunder Bridge II is subject which would reasonably be expected to have a Material Adverse Effect on Thunder Bridge II. There is no material Action that Thunder Bridge II has pending against any other Person. Thunder Bridge II is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. As of the date hereof, there are no Actions (at Law or in equity) or investigations pending or, to the Knowledge of Thunder Bridge II, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions contemplated by this Agreement. Thunder Bridge II holds all material permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such consent or for such consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Thunder Bridge II.

4.10    Taxes and Returns.

a.    Thunder Bridge II has timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Thunder Bridge II Financials have been established in accordance with GAAP. Thunder Bridge II has complied with all applicable Laws relating to Tax.

b.    There is no Action currently pending or, to the Knowledge of Thunder Bridge II, threatened against Thunder Bridge II by a Governmental Authority in a jurisdiction where Thunder Bridge II does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

c.    Thunder Bridge II is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of Thunder Bridge II, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Thunder Bridge II in respect of any Tax, and Thunder Bridge II has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Thunder Bridge II Financials have been established).

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d.    There are no Liens with respect to any Taxes upon any of Thunder Bridge II’s assets, other than Permitted Liens.

e.    Thunder Bridge II has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

f.    Thunder Bridge II has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Thunder Bridge II for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

g.    Thunder Bridge II has not (i) made any change in accounting method (except as required by a change in Law), (ii) received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing, (iii) made, revoked, or amended any Tax election, (iv) filed any amended Tax Returns or claim for refund or (v) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund, in each case that would reasonably be expected to result in Parent or Thunder Bridge II being required to include a material amount in income for Tax purposes in a taxable period (or portion thereof) beginning after the Closing Date.

h.    Thunder Bridge II has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

i.    Thunder Bridge II does not have any Liability or potential Liability for the Taxes of another Person that are not adequately reflected in Thunder Bridge II Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Thunder Bridge II is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Thunder Bridge II with respect to any period following the Closing Date.

j.    Thunder Bridge II has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

k.    Thunder Bridge II: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Thunder Bridge II is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Thunder Bridge II is or was the common parent corporation.

l.    Thunder Bridge II is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as an exchange within the meaning of Section 351 of the Code.

m.    Thunder Bridge II has not engaged in a trade or business, has not had a permanent establishment (within the meaning of an applicable Tax treaty), and has not otherwise become subject to Tax jurisdiction in a country other than the United States.

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4.11    Employees and Employee Benefit Plans. Other than any officers as described in the SEC Reports and consultants and advisors in the ordinary course of business, Parent, Thunder Bridge II and each of the Merger Subs have never employed any employees or retained any contractors.

a.    Other than reimbursement of any out-of-pocket expenses incurred by Thunder Bridge II’s officers and directors in connection with activities on Thunder Bridge II’s behalf in an aggregate amount not in excess of the amount of cash held by Thunder Bridge II outside of the Trust Account, neither Thunder Bridge II nor any Merger Sub has any unsatisfied material Liability with respect to any officer or director.

b.    Thunder Bridge II does not (maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12    Properties. Thunder Bridge II does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Thunder Bridge II does not own or lease any material real property or material Personal Property.

4.13    Material Contracts.

a.    Except as set forth on Schedule 4.13(a) of Thunder Bridge II Disclosure Schedules, other than confidentiality and non-disclosure agreements, this Agreement and the Transaction Documents (and after the date hereof, the Additional Equity Financing documents entered into in accordance with the terms of Section 5.16), there are no Contracts to which Thunder Bridge II is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Thunder Bridge II on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Thunder Bridge II as its business is currently conducted, any acquisition of material property by Thunder Bridge II, or restricts in any material respect the ability of Thunder Bridge II to engage in business as currently conducted by it or compete with any other Person (each, a “Thunder Bridge II Material Contract”). All Thunder Bridge II Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

b.    With respect to each Thunder Bridge II Material Contract: (i) Thunder Bridge II Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Thunder Bridge II Material Contract is legal, valid, binding and enforceable in all material respects against Thunder Bridge II and, to the Knowledge of Thunder Bridge II, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Thunder Bridge II is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Thunder Bridge II, or permit termination or acceleration by the other party, under such Thunder Bridge II Material Contract; and (iv) no other party to any Thunder Bridge II Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Thunder Bridge II under any Thunder Bridge II Material Contract.

4.14    Transactions with Affiliates. Schedule 4.14 of Thunder Bridge II Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Thunder Bridge II and any (a) present or former director, officer or employee or Affiliate of Thunder Bridge II, or any immediate family member of any of the foregoing, or (b) record or Beneficial Owner of more than five percent (5%) of Thunder Bridge II’s outstanding capital stock as of the date hereof.

4.15    Parent and Merger Sub Activities. Since their respective formation, each of Parent and each Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Parent’s ownership in Merger Subs) and has no assets or Liabilities except those incurred in connection with this Agreement and the Transaction Documents to which it is a party and the Transactions, and, other than this Agreement and the Transaction Documents to which it is a party, each of Parent and each Merger Sub is not party to or bound by any Contract.

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4.16    Investment Company Act. Thunder Bridge II is not as of the date of this Agreement, nor upon the Closing will be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.17    Finders and Brokers. Except as set forth on Schedule 4.17 of Thunder Bridge II Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Thunder Bridge II or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Thunder Bridge II.

4.18    Ownership of Stockholder Merger Consideration. All shares of Parent Common Stock to be issued and delivered to the Company Equity Holders as Merger Consideration in accordance with ARTICLE 2 shall be, upon issuance and delivery of such Parent Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Equity Holder, and the issuance and sale of such Parent Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19    Certain Business Practices.

a.    Neither Thunder Bridge II, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) since the formation of Thunder Bridge II, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Thunder Bridge II or assist it in connection with any actual or proposed transaction.

b.    The operations of Thunder Bridge II are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Thunder Bridge II with respect to any of the foregoing is pending or, to the Knowledge of Thunder Bridge II, threatened.

c.    None of Thunder Bridge II or any of its directors or officers, or, to the Knowledge of Thunder Bridge II, any other Representative acting on behalf of Thunder Bridge II is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Thunder Bridge II has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20    Insurance. Except for directors’ and officers’ liability insurance, Thunder Bridge II does not maintain any insurance policies.

4.21    No Other Thunder Bridge II, Parent or Merger Sub Representations or Warranties. Except for the specific representations and warranties expressly set forth in this ARTICLE 4 (as qualified by Thunder Bridge II Disclosure Schedules) or expressly set forth in any Transaction Document, none of Parent, Thunder Bridge II, Merger Subs nor any of their respective Representatives makes any other representation or warranty, either written or oral, express or implied, with respect to Parent, Thunder Bridge II, Merger Subs, or any of their respective businesses, financial projections, assets, liabilities or operations, or the Transactions, and each of Parent, Thunder Bridge II and Merger Subs disclaims any other representations or warranties, whether made by such party or any of its Representatives. Except for the specific representations and warranties contained in this ARTICLE 4 (as qualified by Thunder Bridge II Disclosure Schedules) or expressly set forth in any Transaction Documents, each of Parent, Thunder Bridge II and Merger Subs hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company by

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any Representative of Parent or Thunder Bridge II). Neither Parent, Thunder Bridge II nor any Merger Sub makes any representations or warranties to the Company regarding (a) merchantability or fitness for any particular purpose or (b) the future success or profitability of Parent, Thunder Bridge II or any Merger Sub. Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of a Fraud Claim.

4.22    Information Supplied. None of the information supplied or to be supplied by Thunder Bridge II expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Thunder Bridge II’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Thunder Bridge II or that is included in the SEC Reports).

4.23    Trust Account. As of November 30, 2020, Thunder Bridge II had $349,580,168.42 in the trust account established by Thunder Bridge II for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer and Trust Company (“Continental”) pursuant to the Investment Management Trust Agreement, dated as of August 8, 2019 between Thunder Bridge II and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Thunder Bridge II has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Thunder Bridge II or by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Thunder Bridge II Class A Shares in accordance with the provisions of the Thunder Bridge II Organizational Documents.

4.24    Letter Agreement. The Letter Agreement, pursuant to which the Sponsor and the individuals party to the Letter Agreement, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), agreed that if Thunder Bridge II solicits approval of its stockholders of an initial Business Combination the Sponsor and each Insider will vote all Thunder Bridge II Class B Shares beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such Business Combination, is in full force and effect.

4.25    Board Approval. Thunder Bridge II’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Thunder Bridge II, and (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Organizational Documents.

ARTICLE 5
PRE-CLOSING COVENANTS

5.1    Conduct of Business of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedules, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to in writing by Parent or Thunder Bridge II (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 hereof (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Acquired Companies and their respective businesses, assets and employees, and (iii) use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, suppliers, customers, vendors, licensors, Governmental Authorities, creditors and others having business relations with such Person.

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Except as set forth in Section 5.1 of the Company Disclosure Schedules, as otherwise contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by Parent or Thunder Bridge II (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

a.    change or amend any of the Organizational Documents of the Acquired Companies, or authorize or propose the same;

b.    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in the ordinary course of business;

c.    declare or pay any distribution (other than regular tax distributions or distributions made by wholly-owned Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries) in respect of its limited liability company interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;

d.    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 in the aggregate;

e.    make a loan or advance to or investment in any third party (other than (i) loans or advances to or investments in the Company or any wholly-owned Subsidiary thereof or (ii) in the ordinary course of business);

f.    make or agree to make any capital expenditures other than in the ordinary course of business;

g.    increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

h.    sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of the Acquired Companies (excluding non-exclusive licenses of Company IP to Acquired Company customers in the ordinary course of business consistent with past practice and as among or between Acquired Companies);

i.    acquire (whether by merger, consolidation, acquisition of stock or assets or any other form of Business Combination) any non-natural Person or business or initiate the start-up of any new business, business line, non-wholly-owned Subsidiary or joint venture or otherwise acquire any securities or material assets in excess of consideration of $500,000 in the aggregate;

j.    merge or consolidate, or agree to merge or consolidate with or into any other person;

k.    enter into any Material Contract or amend, modify, terminate or waive any material right under any Material Contract or any Material Permit, other than in the ordinary course of business;

l.    commence a lawsuit or settle, compromise, release or waive its rights under any claim or litigation, other than for (i) routine collection and settlement matters (ii) in connection with ordinary course commercial matters or (iii) where the amount in controversy is less than $500,000;

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m.    enter into, amend or terminate (other than terminations in accordance with their terms) any Contract or transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice), or waive any material right in connection therewith;

n.    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

o.    revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

p.    make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy with a Governmental Authority relating to a material amount of Taxes, file any materially amended Tax Return or claim for refund of a material amount of Taxes, or make any material change to a method of accounting for Tax purposes, in each case except as required by applicable Law or in compliance with GAAP;

q.    close or materially reduce its activities, or effect a material reduction in force of the personnel

r.    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage (in the aggregate) with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

s.    accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business consistent with past practice; or

t.    authorize or agree (in writing or otherwise) to take any of the actions described in this Section 5.1.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to Parent or Thunder Bridge II, directly or indirectly, the right to control or direct the ordinary course operations of any Acquired Company prior to the Closing.

5.2    Conduct of Business of Thunder Bridge II. Except as set forth in Section 5.2 of Thunder Bridge II Disclosure Schedules, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Thunder Bridge II shall, and shall cause Parent and the Merger Subs to, (i) conduct their respective businesses in all material respects in the ordinary course of business, (ii) conduct their respective businesses in compliance with applicable Law, and (iii) use their commercially reasonable efforts to maintain and preserve their respective businesses and organizations intact, retain their respective present officers and employees and maintain and preserve their relationships with their officers and employees, Governmental Authorities, creditors and others having business relations with such Person.

Except as set forth in Section 5.2 of Thunder Bridge II Disclosure Schedules, as otherwise expressly contemplated by this Agreement, as required by applicable Law or a Governmental Authority, or as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Thunder Bridge II shall not and shall cause Parent and its Merger Subs not to:

a.    amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

b.    authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (other than in connection with the Additional Equity Financing);

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c.    split, combine, recapitalize or reclassify any of its shares or other Equity Interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other Equity Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

d.    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.2(d) shall not prevent Thunder Bridge II from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including the Additional Equity Financing and the costs and expenses necessary for an extension of the time period in which to consummate a Business Combination (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $500,000);

e.    make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

f.    amend, waive or otherwise change the Trust Agreement in any manner adverse to the stockholders of Thunder Bridge II;

g.    terminate, waive or assign any material right under any Thunder Bridge II Material Contract;

h.    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

i.    establish any Subsidiary or enter into any new line of business;

j.    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

k.    revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Thunder Bridge II’s outside auditors;

l.    waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Thunder Bridge II or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Thunder Bridge II Financials;

m.    acquire, including by merger, consolidation, acquisition of Equity Interests or assets, or any other form of Business Combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

n.    make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Extension Expenses);

o.    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

p.    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Extension Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2 during the Interim Period;

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q.    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

r.    enter into any agreement, understanding or arrangement with respect to the voting of Thunder Bridge II Securities (other than as contemplated by this Agreement);

s.    take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Governmental Authority to be obtained in connection with this Agreement; or

t.    authorize or agree to do any of the foregoing actions.

5.3    Information.

a.    During the Interim Period, the Company shall give, and shall cause its Representatives to give, Thunder Bridge II and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, Books and Records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Acquired Companies, as Thunder Bridge II or its Representatives may reasonably request regarding the Acquired Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Thunder Bridge II and its Representatives in their investigation; provided, however, that Thunder Bridge II and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Acquired Companies.

b.    During the Interim Period, Thunder Bridge II shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, Books and Records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Thunder Bridge II or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Thunder Bridge II, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Thunder Bridge II’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Thunder Bridge II or any of its Subsidiaries.

c.    Thunder Bridge II acknowledges and agrees that the Confidentiality Agreement, except as modified by Section 9.2 hereof, remains in full force and effect and that information provided by any Acquired Company, any Company Equity Holder or any Company Equity Holder’s Affiliates to Thunder Bridge II pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement, except as modified by Section 9.2 hereof, shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

5.4    Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or

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(ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in ARTICLE 7 not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.5    Cause Conditions to be Satisfied. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

5.6    Governmental Consents and Filing of Notices.

a.    As soon as reasonably practicable, but in any event within thirty (30) calendar days following the date of this Agreement, Thunder Bridge II and the Company shall make all necessary filings and submissions under the HSR Act. Thunder Bridge II and the Company shall make all other filings required by the antitrust or Competition Laws of any other jurisdiction as soon as reasonably practicable after the date of this Agreement. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act or to the applicable Law of any other jurisdiction by Thunder Bridge II or the Company in connection with the Transactions, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (A) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (B) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act. Each Party shall promptly notify the other Parties hereto of any written communication made to or received by either Thunder Bridge II and/or the Company, as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

b.    Thunder Bridge II shall be responsible for all filing fees incurred under the antitrust or Competition Laws of any jurisdiction in connection with the Transactions, and each Party shall pay its own costs with respect to its preparation of such filings.

c.    Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or
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advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to an Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular assets, or categories of assets of the Company or Thunder Bridge II or (B) the amendment or assignment of existing relationships and contractual rights and obligations of the Company or Thunder Bridge II and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

5.7    Paying and Exchange Agent Agreement. At the Closing, each of Parent, Thunder Bridge II, the Company and the Company Securityholder Representative shall duly execute and deliver to the other, and shall use their reasonable best efforts to cause the Paying and Exchange Agent to duly execute and deliver to Parent, Thunder Bridge II, the Company and the Company Securityholder Representative, the Paying and Exchange Agent Agreement.

5.8    [Reserved].

5.9    Termination of Affiliate Contracts. In connection with the Closing, (a) the Company shall take such actions as may be necessary to terminate any Contracts set forth in Section 5.9(a) of the Company Disclosure Schedules with no further obligations of the Company or its Affiliates from and after the Closing except (i) to the extent set forth in Section 5.9(a) of the Company Disclosure Schedules and (ii) for those certain provisions of, and obligations and liabilities under, such Contracts that expressly survive such termination by their terms, and (b) Thunder Bridge II shall take all such actions as may be necessary to terminate any Contracts set forth in Section 5.9(b) of Thunder Bridge II Disclosure Schedule except (i) to the extent set forth in Section 5.9(b) of Thunder Bridge II Disclosure Schedules and (ii) for those certain provisions of, and obligations and liabilities under, such Contracts that expressly survive such termination by their terms.

5.10    Registration Statement; Thunder Bridge II Equity Holder Meeting.

a.    As promptly as reasonably practicable after the date of this Agreement, Thunder Bridge II shall, with the assistance, cooperation and reasonable best efforts of the Company, prepare and file a Registration Statement on Form S-4 with the SEC (as such filing is amended or supplemented, and including the Proxy Statement (as defined below) contained therein, the “Registration Statement”), and with all other applicable regulatory bodies, for the purpose of registering the Surviving Pubco Class A Shares and Surviving Pubco Public Warrants to be issued or issuable in the Transactions, including the Surviving Pubco Class A Shares issuable upon exercise of the Surviving Pubco Public Warrants in accordance with their terms, which Registration Statement shall also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (i) providing the Public Stockholders with the opportunity to redeem their shares of Thunder Bridge II Class A Shares as contemplated by Thunder Bridge II’s Organizational Documents, the SEC Reports and the Trust Agreement (the “Redemption”) and (ii) soliciting proxies from the Thunder Bridge II Equity Holders to obtain Thunder Bridge II Equity Holder’s Approval, at a meeting of the Thunder Bridge II Equity Holders to be called and held for such purpose (the “Thunder Bridge II Equity Holder Meeting”), in favor of (A) the adoption and approval of this Agreement and the Transactions contemplated hereby, (B) the adoption and approval of each Transaction Document, (C) the issuance of shares in connection with the Additional Equity Financing, the Surviving Pubco Class V Shares and the Merger Consideration in connection with the Mergers, and Surviving Company Membership Units exchangeable for Surviving Pubco Class A Shares in connection with the Exchange Agreement, (D) the Domestication, including related amendment to the Thunder Bridge II charter documents, (E) the adoption and approval of the new omnibus equity incentive plan for the Surviving Pubco, in form

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and substance reasonably acceptable to Thunder Bridge II and the Company (the “Equity Incentive Plan”); (F) the appointment, and designation of classes, of the members of the Post-Closing Surviving Pubco Board, in accordance with Section 5.14(a) hereof, (G) any other matters necessary or advisable to effect the consummation of the Transactions (clauses (A) through (G) of this Section 5.10(a), collectively, the “Voting Matters”), and (H) the adjournment of Thunder Bridge II Equity Holder Meeting in accordance with Section 5.10(f).

b.    Thunder Bridge II shall comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the Securities Act and the Exchange Act, all applicable Laws of the Cayman Islands and the State of Delaware, Thunder Bridge II’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement, the holding of the Thunder Bridge II Equity Holder Meeting and the Redemption. Without limiting the foregoing, Thunder Bridge II shall ensure that each of the Registration Statement, as of the Closing Date, and the Proxy Statement, as of the date on which it is first distributed to Thunder Bridge II Equity Holder, and as of the date of the Thunder Bridge II Equity Holder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Thunder Bridge II or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Thunder Bridge II Equity Holders, an amendment or supplement to the Registration Statement. If at any time prior to the effectiveness of the Registration Statement, a change in the information relating to the Company or any other information furnished by Thunder Bridge II for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Thunder Bridge II or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Thunder Bridge II Equity Holders. In connection therewith, Thunder Bridge II and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Thunder Bridge II as relevant if required to achieve the foregoing.

c.    Thunder Bridge II (i) shall permit the Company and its counsel to review and comment on the Registration Statement and any exhibits, amendments or supplements thereto (or other related documents), (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith and (iii) shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Thunder Bridge II shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Thunder Bridge II or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Thunder Bridge II shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Thunder Bridge II will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement or any amendment or supplement thereto has been filed with the SEC, and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

d.    Thunder Bridge II, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective as promptly as reasonably practicable. As soon as reasonably practicable following the declaration of effectiveness of the Registration Statement, Thunder Bridge II shall distribute the Proxy Statement and the proxy card to the Thunder Bridge II Equity Holders, and pursuant thereto, shall (i) call Thunder Bridge II Equity Holder Meeting in accordance with applicable Law and Thunder Bridge II’s Organizational Documents on a date as soon as reasonably practicable following the effectiveness of the Registration Statement, and (ii) use its reasonable best efforts to solicit proxies from the Thunder Bridge II Equity Holders to vote in favor of the adoption of this Agreement and the other Voting Matters (including by enforcing the Letter Agreement). Thunder Bridge II shall appoint an inspector of elections in connection with Thunder Bridge II Equity Holder Meeting, and cause such inspector of elections to deliver or caused to be delivered an affidavit or certificate verifying the vote of such Thunder Bridge II Equity

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Holder Meeting to the Trustee in accordance with the terms of the Trust Agreement. The Proxy Statement shall provide the Public Stockholders with the opportunity to redeem all or a portion of their Thunder Bridge II Class A Shares, up to that number of shares of Thunder Bridge II Class A Shares that would permit Thunder Bridge II to maintain net tangible assets of at least $5,000,001 at a price per share equal to the $10.00, all in accordance with and as required by Thunder Bridge II’s Organizational Documents, applicable Law and any applicable rules and regulations of the SEC. In accordance with Thunder Bridge II’s Organizational Documents, the proceeds held in the Trust Account will be used for the Redemption of the Thunder Bridge II Class A Shares held by the Public Stockholders who have elected to redeem such shares.

e.    Thunder Bridge II, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the Thunder Bridge II Equity Holders vote in favor of the Voting Matters and shall otherwise use its reasonable best efforts to obtain the Thunder Bridge II Equity Holders’ Approval. Neither Thunder Bridge II’s board of directors nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), Thunder Bridge II board of directors’ recommendation that the Thunder Bridge II Equity Holders vote in favor of the adoption of the Voting Matters.

f.    Thunder Bridge II shall be entitled to postpone or adjourn Thunder Bridge II Equity Holder Meeting (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of Thunder Bridge II has determined in good faith is required by applicable Law is disclosed to the Thunder Bridge II Equity Holders and for such supplement or amendment to be promptly disseminated to the Thunder Bridge II Equity Holders prior to Thunder Bridge II Equity Holder Meeting, (ii) if, as of the time for which the Thunder Bridge II Equity Holder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Thunder Bridge II Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Thunder Bridge II Equity Holder Meeting, or (iii) if, as of the time for which the Thunder Bridge Equity Holder Meeting is originally scheduled, Thunder Bridge II has not yet received approval of the initial listing application by Nasdaq; provided, however, that in no event shall Thunder Bridge II postpone or adjourn Thunder Bridge II Equity Holder Meeting beyond the date that is ten (10) Business Days prior to the Termination Date without the prior written consent of the Company; and, provided, further, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Thunder Bridge II Equity Holder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

5.11    Disclosure Information.

a.    During the Interim Period, in connection with the preparation of the Registration Statement, Announcement 8-K, the Completion 8-K, the Signing Press Release, the Closing Press Release or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of Thunder Bridge II, Merger Subs or the Company to any Governmental Authority in connection with the Transactions (each, a “Reviewable Document”), Thunder Bridge II and the Company shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, managers, officers and shareholders (including the directors of Thunder Bridge II and the Company to be elected to the Post-Closing Surviving Pubco Board pursuant to Section 5.14 hereof), assets, Liabilities, condition (financial or otherwise), business, operations and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

b.    Whenever any event occurs that would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Thunder Bridge II or the Company, as the case may be, shall promptly inform the other party of such occurrence and shall furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

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5.12    Securities Listing. Thunder Bridge II shall use its reasonable best efforts to (i) have Thunder Bridge II’s initial listing application with Nasdaq in connection with the Transactions contemplated by this Agreement to have been approved, (ii) all applicable Nasdaq continuing listing requirements of Thunder Bridge II to be satisfied, and (iii) cause the Surviving Pubco Class A Shares (including the Surviving Pubco Class A Shares to be issued in connection with the Transaction and the Surviving Pubco Class A Shares issuable upon exchange of Surviving Company Membership Units in accordance with the Exchange Agreement) to be approved for listing on Nasdaq as of the Closing.

5.13    No Solicitation.

a.    For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or any material part of the business or assets of the Acquired Companies or (y) any material portion of the shares or other Equity Interests or profits of the Acquired Companies, in any case, whether such transaction takes the form of a sale of shares or other Equity Interests, assets, merger, consolidation, issuance of debt securities, joint venture or partnership, or otherwise and (B) with respect to Thunder Bridge II and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination.

b.    During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Thunder Bridge II, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

c.    Each Party shall notify the others as reasonably promptly as practicable (and in any event within forty-eight (48) hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal.

5.14    Post-Closing Board of Directors and Executive Officers.

a.    The Parties shall take all necessary action, including causing the directors of Thunder Bridge II to resign, so that effective as of the Closing, the Surviving Pubco’s board of directors (the “Post-Closing Surviving Pubco Board”) will consist of nine (9) individuals, as set forth below (such persons and any replacements as are appointed or created as a result of the application of the provisions of this Section 5.14, collectively, the “Post-Closing Directors”): five individuals selected by the Company, three selected by Thunder Bridge II and one mutually agreed upon by the Company and Thunder Bridge II. If, prior to the Closing, any of the foregoing individuals becomes unable or unwilling to serve as a Post-Closing Director (such individual, a “Withdrawing Director”), (i) if such Withdrawing Director was selected by Thunder Bridge II, Thunder Bridge II shall designate a replacement to serve as a Post-Closing Director in such Withdrawing Director’s stead; (ii) if such Withdrawing Director was selected by the Company, Company Securityholder Representative shall designate a replacement

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to serve as a Post-Closing Director in such Withdrawing Director’s stead; and (iii) if such Withdrawing Director was mutually selected by the Company and Thunder Bridge II, Thunder Bridge II and Company Securityholder Representative shall designate a replacement to serve as a Post-Closing Director in such Withdrawing Director’s stead, which replacement will be mutually agreeable to Thunder Bridge II and Company Securityholder Representative. At least a majority of the Post-Closing Surviving Pubco Board shall consist of “independent” directors for the purposes of the Nasdaq listing rules and regulations. In the event a Withdrawing Director was (or was expected to be) (A) an “independent” director for purposes of the Nasdaq listing rules or (B) a qualified member of the audit committee of the Post-Closing Surviving Pubco Board, any Person designated to replace such Withdrawing Director must also be an “independent” director or qualified to serve on the audit committee, as applicable. In accordance with the Organizational Documents of the Surviving Pubco as in effect as of the Closing, the Parties acknowledge and agree that the Post-Closing Surviving Pubco Board will be a classified board with three classes of directors.

b.    The Parties shall take all action necessary, including causing the executive officers of Thunder Bridge II to resign, so that the individuals serving as executive officers of the Surviving Pubco immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

c.    The Parties hereby acknowledge and agree that after the Closing, the Disinterested Director Majority is authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Surviving Pubco under this Agreement and to enforce the Surviving Pubco’s rights and remedies under this Agreement, in each case with respect to (i) any adjustments under Section 2.5, (ii) Fraud Claims against the Company Equity Holders, and (iii) any amendments or waivers under Section 11.10. Nothing in this Section 5.14 shall restrict the right or authorization of the Post-Closing Surviving Pubco Board (including, without limitation, any directors that are executive officers of Surviving Pubco) to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of the Surviving Pubco under this Agreement and to enforce of the Surviving Pubco’s rights and remedies under this Agreement, in each case other than with respect to the matters set forth in clauses (i) or (ii) of the preceding sentence.

5.15    [Intentionally Omitted].

5.16    Additional Equity Financing.

a.    During the Interim Period, Thunder Bridge II shall enter into and consummate subscription agreements with investors relating to a private equity investment in Surviving Pubco to purchase shares of Surviving Pubco in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms and conditions approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed) (any such agreements entered into in accordance with the terms of this Section 5.16, an “Additional Equity Financing”);

b.    Thunder Bridge II and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Additional Equity Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Thunder Bridge II, and the preparation of materials in connection therewith).

c.    Thunder Bridge II shall keep the Company reasonably informed of the status of any and all discussions pertaining to Additional Equity Financing, and shall provide the Company with true, correct and complete copies of any subscription agreements or other agreements relating thereto no later than forty-eight (48) hours following the execution thereof. Thunder Bridge II shall not, without the prior written consent of the Company, agree to or permit (i) any termination, repudiation, rescission, cancellation, expiration of or amendment, restatement, replacement, supplement or modification to be made to, or grant any waiver of any provision under, any agreements entered into in connection with the Additional Equity Financing, (ii) any waiver of any provision or remedy under any agreements entered into in connection with the Additional Equity Financing or (iii) the early termination of any agreements entered into in connection with the Additional Equity Financing. Trust Account Proceeds.

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5.17    Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Thunder Bridge II from the Additional Equity Financing shall first be used to pay (i) Thunder Bridge II’s accrued Expenses, (ii) Thunder Bridge II’s deferred Expenses (including cash amounts payable to the IPO underwriter and any legal fees) of the IPO, (iii) any loans owed by Thunder Bridge II to Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Thunder Bridge II or Extension Expenses and (iv) any other Liabilities of Thunder Bridge II as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of Thunder Bridge II’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Thunder Bridge II and the Surviving Pubco.

5.18    No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective other Representatives is aware or, upon receipt of any material nonpublic information of Thunder Bridge II, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information concerning Thunder Bridge II, it shall not purchase or sell any securities of Thunder Bridge II (to the extent such purchase or sale would violate applicable Law).

5.19    Domestication. Prior to the Effective Time, (a) Thunder Bridge II shall attend to and effect all filings, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Law to effect the Domestication, (b) Thunder Bridge II shall duly execute and file a certificate of corporate domestication with the Office of the Secretary of State of the State of Delaware, (c) Thunder Bridge II shall duly execute and file a certificate of incorporation with the Secretary of State of the State of Delaware identical to the certificate of incorporation attached hereto as Exhibit M (the “Thunder Bridge II Charter”), which shall be the certificate of incorporation of the Thunder Bridge II until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, (d) the Thunder Bridge II shall adopt bylaws identical to the bylaws attached hereto as Exhibit N (the “Thunder Bridge II Bylaws”), which shall be the bylaws of the Thunder Bridge II until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Thunder Bridge II and as provided in such bylaws, and (e) Thunder Bridge II shall take any other action reasonably necessary to consummate the Domestication in accordance with the applicable provisions of the DGCL and the Companies Law, in each case such that the Domestication shall become effective at or prior to the Effective Time, including any necessary amendments to the Trust Agreement such that Surviving Pubco shall assume the obligations of Thunder Bridge II under the Trust Agreement and the Trust Agreement shall remain in effect after the Domestication.

5.20    Equity Incentive Plan. Prior to the Closing Date, Thunder Bridge II shall adopt the Equity Incentive Plan, with such changes or modifications thereto as the Company and Thunder Bridge II may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company Thunder Bridge II, as applicable), effective as of one day prior to the Closing Date. The Equity Incentive Plan shall have a number of shares equal to seven percent (7%) of the Surviving Pubco’s outstanding common stock after giving effect to the Transactions contemplated under this Agreement available for issuance as determined by the Board of Directors of the Company (subject to the reasonable consent of Thunder Bridge II), provided that for the avoidance of doubt any Surviving Pubco Class A Shares issuable pursuant to any Phantom Award Agreement shall reduce the Reserve Consideration and not the Equity Incentive Plan.

5.21    Obligations of Parent and Merger Sub. Thunder Bridge II shall take all actions necessary to cause each of Parent and each Merger Sub to perform their respective obligations under this Agreement and to consummate the Transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

5.22    Lock-Up Agreement. Prior to the Closing, the Company shall cause each equity holder of each ADK Blocker, each ADK Legacy Owner and each ADK Contributing Service Provider (the “Lock-up Signatories”) to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up for a period of six months from the Closing Date (the “Lock-up Agreement”) in substantially the form attached hereto as Exhibit O.

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5.23    Additional Financial Information. On or before December 31, 2020, the Company shall provide Parent with the Company’s audited consolidated financial statements of the Acquired Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the Company’s reviewed Interim Balance Sheet as of the Interim Balance Sheet Date and the related consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then-ended.

ARTICLE 6
COVENANTS

6.1    Maintenance of Books and Records. After the Closing Date, Thunder Bridge II and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Acquired Companies in existence on the Closing Date and make the same available for inspection and copying by Sponsor during normal business hours of the Acquired Companies, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Thunder Bridge II or its Subsidiaries (including any Acquired Company) without first advising Sponsor in writing and giving Sponsor a reasonable opportunity to obtain possession thereof.

6.2    Tax Matters.

a.    Intended Tax Treatment; Purchase Price Allocation. The Parties intend that the Mergers contemplated hereby shall constitute a contribution of property to Parent in exchange for stock of Parent within the meaning of Section 351 of the Code for U.S. federal income tax purposes (the “Intended Tax Treatment”). The Company Securityholder Representative shall prepare and deliver to the Surviving Pubco, within ninety (90) days following the determination of the Final Closing Adjustment in accordance with Section 2.5 of this Agreement, an allocation of the Merger Consideration and any other amounts treated as consideration for U.S. federal income tax purposes among the Company’s assets in accordance with Section 2.2(b) of this Agreement and Section 1060 (and Section 751 and 755, if applicable) of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). The Surviving Pubco shall have thirty (30) days from the receipt of the Allocation to review and comment on the Allocation and the Surviving Pubco and the Company Securityholder Representative shall negotiate in good faith to resolve any disagreements; provided, that if the Surviving Pubco does not provide any comments in writing to the Company Securityholder Representative within such period, such Allocation as delivered by the Company Securityholder Representative shall become final. Any disputes under this Section 6.2 that cannot be resolved through good faith negotiation shall be referred to the Neutral Accountant, whose determination shall be final and binding upon the parties. The cost of the Neutral Accountant’s review and determination shall be borne by the Surviving Pubco and the Company Securityholder Representative in accordance with the principles of Section 2.5 of this Agreement. The Company Securityholder Representative and the Surviving Pubco shall report consistently with the Intended Tax Treatment and the Allocation on all Tax Returns, and no Party shall take any position in any Tax Return or with any Governmental Authority that is inconsistent with the Intended Tax Treatment or Allocation, as finally determined in accordance with this Section 6.2(a) in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

b.    Tax Returns.

(i)    The Surviving Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for the Acquired Companies required to be filed after the Closing. The Surviving Pubco shall make all payments required with respect to any such Tax Returns. With respect to any Tax Returns of the Acquired Companies that are due after the Closing that are of the type used to report the income, loss, gain, deduction and other Tax attributes from the operation of a partnership or other pass-through entity and that are of the type that could reflect items of income, loss, gain, deduction or other Tax attributes required to be included on a Tax Return of a Company Equity Holder (whether or not such items are actually reflected thereon) (a “Flow-Through Tax Item”), (w) such Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, (x) the Surviving

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Pubco shall submit such Tax Return to the Company Securityholder Representative no later than thirty (30) days prior to filing any such Tax Return for its review, (y) the Surviving Pubco shall make any changes to such Tax Returns reasonably requested by the Company Securityholder Representative to the extent such comments relate to Flow-Through Tax Items and (z) no such Tax Return shall be filed without the prior written consent of the Company Securityholder Representative. Notwithstanding the foregoing, the Company shall have in effect an election under Section 754 of the Code for the taxable period which includes the Closing Date.

(ii)    The Surviving Pubco and the Company Equity Holders agree that in connection with the preparation and filing of Tax Returns of or with respect to the Acquired Companies, to the extent permitted by applicable Law, deductions and/or losses of or with respect to Company Indebtedness, Employee Payments and Transaction Expenses shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date.

(iii)    Notwithstanding any other provision in this Agreement or the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) shall be borne by the Surviving Pubco, and paid when due. The Surviving Pubco shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company Equity Holders will join in the execution of any such Tax Returns and other documentation.

c.    Allocation of Taxes. The portion of any Taxes for a taxable period beginning on or before and ending after the Closing Date allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 6.2(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion. The parties agree that all items of income, gain, loss, deduction and credit allocable among the members of the Company for the taxable year that includes the Closing Date shall be allocated by taking into account the member’s varying interests during such taxable year in accordance with Section 706(d) of the Code using the “interim closing of the books” method.

d.    Cooperation in Tax Matters. The Company Equity Holders and the Surviving Pubco shall cooperate reasonably in connection with the filing of Tax Returns of the Acquired Companies and any Tax Proceeding of any Acquired Company. Such cooperation shall include the provision of records and information with respect to any Acquired Company which are in the possession of any Company Equity Holder or the Surviving Pubco and are reasonably relevant to any such Tax Proceeding. Without limiting the foregoing, the Company Equity Holders will cooperate reasonably and use commercially reasonable efforts to have the now-current officers, directors and employees of any Acquired Company cooperate with the Surviving Pubco in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. The Company Equity Holders agree to transfer to the Surviving Pubco on or as soon as practicable after the Closing Date (but in no event later than fifteen (15) Business Days after the Closing Date) all Books and Records of the Acquired Companies with respect to Tax matters pertinent to any Acquired Company that are in their possession or subject to their direct or indirect control.

e.    Tax Proceedings. The Company Securityholder Representative shall have the right, at the expense of the Company Equity Holders, to control any Tax Proceeding, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date;

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provided, however, the Company Securityholder Representative shall inform the Surviving Pubco of the status of any such proceedings, shall provide the Surviving Pubco (at the Surviving Pubco’s cost and expense) with copies of any pleadings, correspondence and other documents as the Surviving Pubco may reasonably request and shall reasonably consult with the Surviving Pubco prior to the settlement of any such proceedings and shall obtain the prior written consent of the Surviving Pubco prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Surviving Pubco or an Acquired Company in any taxable period ending after the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that the Surviving Pubco, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceedings controlled by the Company Securityholder Representative. The Surviving Pubco shall have the right, at its own expense, to control any other Tax Proceeding, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to an Acquired Company; provided, that in the case of any such Tax Proceeding, claim for refund, contest, assessment, deficiency or other adjustment or proposed adjustment relating to Taxes of the Company or any of its Subsidiaries for a taxable period that includes but does not end on the Closing Date and which is not otherwise controlled by the Company Securityholder Representative in accordance with this Section 6.2(e), (A) the Surviving Pubco shall provide the Company Securityholder Representative written notice of such proceeding, and (B) the Surviving Pubco shall inform the Company Securityholder Representative of the status of any such proceedings, shall provide the Company Securityholder Representative (at the Company Securityholder Representative’s cost and expense) with copies of any pleadings, correspondence and other documents as the Company Securityholder Representative may reasonably request, and shall consult with the Company Securityholder Representative prior to the settlement of any such proceedings and shall obtain the prior written consent of the Company Securityholder Representative prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Company Securityholder Representative or the Company or any of its Subsidiaries in any taxable period (or portion thereof) ending on or before the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that the Company Securityholder Representative, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceeding controlled by the Surviving Pubco that relates to a taxable period that includes but does not end on the Closing Date.

f.    Post-Closing Actions. Neither the Surviving Pubco nor any of its Affiliates (including, after the Closing, the Acquired Companies) shall, without the prior written consent of the Company Securityholder Representative, (i) make, change or revoke any Tax election affecting a taxable period (or portion thereof) ending on or before the Closing Date of any Acquired Company, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Acquired Companies relating to a taxable period (or portion thereof) ending on or before the Closing Date, (iii) file or request any ruling with respect to Taxes or Tax Returns of the Acquired Companies, or enter into any voluntary disclosure with any Governmental Authority regarding any Tax or Tax Returns of the Acquired Companies, in each case relating to a taxable period (or portion thereof) ending on or before the Closing Date or (iv) take any action that results in any increased Tax liability or reduction of any Tax asset of any Company Equity Holder in respect of a taxable period ending on or before the Closing Date.

g.    Withholding Certificates. Prior to the Closing, each Company Equity Holder shall have delivered to Thunder Bridge II, to the extent applicable, either (i) a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code certifying that such Company Equity Holder is not a “foreign person” as defined in Section 1445 of the Code, (ii) a properly signed certification pursuant to Treasury Regulation section 1.1446(f)-2(b)(6) certifying that withholding is not required by reason of the operation of a non-recognition provision of the Code, or (iii) a properly signed certification pursuant to Treasury Regulation section 1.1446(f)-2(c)(4) regarding such Company Equity Holder’s maximum tax liability, as determined under Treasury Regulation section 1.1446(f)-2(c)(4)(ii).

(i)    Prior to the Closing, each equity holder of each ADK Blocker shall have delivered to Thunder Bridge II a properly signed certification, dated as of the Closing Date, in the form and substance as prescribed by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), stating that such ADK Blocker is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

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(ii)    Prior to the Closing, the Company shall have delivered to Thunder Bridge II a properly signed certification, dated as of the Closing Date, in the form and substance as prescribed by Treasury Regulation Section 1.1445-11T(d)(2), certifying that fifty percent or more of the value of the gross assets of the Company does not consist of United States real property interests, within the meaning of Section 897(c) of the Code, or that ninety percent or more of the value of the gross assets of the Company does not consist of United States real property interests, within the meaning of Section 897(c), plus cash or cash equivalents.

h.    Tax Adjustments. The Parties agree to treat any amount paid in cash pursuant to Section 2.5 or this Section 6.2 as an adjustment to the Merger Consideration for federal Tax purposes, unless otherwise required by Law.

i.    Disregarded Entity Status. Each of ADK Merger Sub and ADK Blocker Merger Sub shall be treated as an entity disregarded from Parent for U.S. federal income tax purposes. No party shall make an election to treat ADK Merger Sub or ADK Blocker Merger Sub as a corporation for U.S. federal income tax purposes.

6.3    Further Assurances.

From time to time after the Closing Date, upon reasonable request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the Transactions.

6.4    Indemnification, Exculpation and Insurance.

a.    The Surviving Pubco, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, shall cause (i) the Organizational Documents of Surviving Pubco and each Acquired Company and Acquiror Company to contain provisions no less favorable to the current or former directors, managers, officers or employees of such Surviving Pubco, Acquired Company or Acquiror Company (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of such Surviving Pubco, Acquired Company or Acquiror Company, as applicable, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

b.    Prior to the Closing, the Company may obtain up to six (6) years of “tail” coverage with respect to the Acquired Companies’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those of the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date hereof and covering each D&O Indemnitee covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date hereof. Prior to the Closing, Thunder Bridge II may obtain up to six (6) years of “tail” coverage with respect to Thunder Bridge II’s, any Merger Sub’s or Acquiror Companies’ directors’ and officers’ liability insurance policies with coverage amounts, terms and conditions substantially similar to those in effect as of the date hereof and covering each D&O Indemnitee covered by such directors’ and officers’ liability insurance policies in effect as of the date hereof. The Surviving Pubco shall and shall cause the Surviving Company to maintain each such “tail” policy and not take any action to adversely modify or terminate any such “tail” policy during the applicable tail period thereof.

c.    The provisions of this Section 6.4: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

d.    In the event the Surviving Pubco, any Acquired Company, any Acquiror Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, the Surviving Pubco shall use commercially reasonable efforts to ensure that the successors and assigns of the Surviving Pubco or such Acquired Company or Acquiror Company, as the case may be, shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.4(d), all of the obligations set forth in this Section 6.4.

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e.    The obligations of the Surviving Pubco under this Section 6.4 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.4 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.4 applies shall be third party beneficiaries of this Section 6.4).

6.5    Employee Benefits.

a.    During the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, the Surviving Pubco shall, or shall cause the Surviving Company to, provide (i) each continuing employee of the Surviving Company or its Subsidiaries with a base salary or wage rate and an annual target bonus opportunity at least equal to the base salary or wage rate and annual target bonus opportunity in effect as of immediately prior to the Closing Date, and (ii) continuing employees other employee benefits that are substantially similar in the aggregate to those provided to employees of the Company and its Subsidiaries immediately prior to the Closing Date.

b.    From and after the Closing, the Surviving Pubco shall, or shall cause the Surviving Company to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities under any Company Benefit Plan or Company Benefit Arrangement in accordance with the terms thereof.

c.    For purposes of eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of the Surviving Pubco, the Surviving Company or any of their respective Subsidiaries in which employees are eligible to participate following the Closing (the “Surviving Pubco Plans”), the Surviving Pubco and the Surviving Company shall, to the extent permitted under such plans, credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan, except where such crediting would result in duplication of benefits. Surviving Pubco Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Benefit Plans immediately prior to the Closing and shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date, in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

d.    The parties hereto acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of Thunder Bridge II and the Company and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Company Benefit Plan or Surviving Pubco Plan, or (ii) to continued employment with the Company, the Surviving Pubco or any of their respective Subsidiaries. After the Effective Time, nothing contained in this Section 6.5 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Surviving Company, the Surviving Pubco or any of their respective Subsidiaries, nor shall it interfere with the Surviving Pubco’s, the Surviving Company’s or any of their respective Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan, Company Benefit Arrangement or Surviving Pubco Plan (subject to the foregoing provisions of this Section 6.5) or to terminate the employment of any employee of the Surviving Pubco, the Surviving Company or any of their respective Subsidiaries for any reason.

6.6    Form 8-K Filings. Thunder Bridge II and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Thunder Bridge II and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Thunder Bridge II shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Announcement 8-K”). Prior to Closing, Thunder Bridge II and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, Thunder Bridge II shall issue the Closing Press Release. Thunder Bridge II and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, Thunder Bridge II shall prepare a draft Form 8-K

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announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the Surviving Pubco shall file the Completion 8-K with the SEC.

6.7    Surviving Pubco Charter. Without limiting any other provisions thereof referenced in this Agreement, the Organizational Documents of the Surviving Pubco shall provide for formula voting such that each holder of a Surviving Pubco Class V Share shall be entitled to a number of votes equal to the number of Surviving Company Membership Units held by such holder.

ARTICLE 7
CONDITIONS PRECEDENT

7.1    Conditions Precedent to Obligations of Thunder Bridge II, Merger Subs and the Company. The obligations of Thunder Bridge II, Merger Subs and the Company to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

a.    No Injunctions or Restraints. No Law shall be in effect that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions.

b.    Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired or terminated.

c.    Company Equity Holders’ Approval. The Company Equity Holders’ Approval shall have been obtained.

d.    Thunder Bridge II Equity Holders’ Approval. The Thunder Bridge II Equity Holders’ Approval shall have been obtained.

e.    Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

f.    Net Tangible Assets. Upon the Closing, and after giving effect to the completion of the Redemption, Thunder Bridge II shall have net tangible assets of at least $5,000,001.

g.    Contribution. Each ADK Contributing Service Provider shall have entered into a contribution and exchange agreement with ADK Service Provider Holdco pursuant to which each such ADK Contributing Service Provider shall have contributed to ADK Service Provider Holdco all of his or her Class B Units in exchange for units of ADK Service Provider Holdco.

7.2    Conditions Precedent to Obligations of Thunder Bridge II and Merger Subs. The obligations of Thunder Bridge II and the Merger Subs to effect the Closing are subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

a.    Accuracy of Representations and Warranties. (i) The representations and warranties made by the Company set forth in Section 3.3(a) and Section 3.8(b) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing; (ii) the Company Fundamental Representations (in each case, without taking into account any Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (iii) the representations and warranties (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.3(a) and Section 3.8(b)) made by the Company (in each case, without taking into account any Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing,

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except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and the Surviving Pubco shall have received a certificate signed by an officer of the Company, dated as of the Closing, to such effect.

b.    Compliance with Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by the Company prior to the Closing; and Surviving Pubco shall have received a certificate signed by an officer of the Company, dated as of the Closing, to such effect.

c.    Lock-ups. The Company shall cause the Lock-up Signatories to execute and deliver to Parent the Lock-up Agreement.

d.    Company Deliverables. The Surviving Pubco shall have received the deliverables set forth in Section 1.8(b) required to be delivered by the Company upon the Closing.

7.3    Conditions Precedent to Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

a.    Accuracy of Representations and Warranties. (i) The representations and warranties made by Thunder Bridge II and Merger Subs set forth in Section 4.5(a) and Section 4.7(b) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of such date) be true and correct in all respects (except for inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as if made as of the Closing; (ii) Thunder Bridge II Fundamental Representations (in each case, without taking into account any Thunder Bridge II Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and (iii) the representations and warranties (other than Thunder Bridge II Fundamental Representations and the representations and warranties set forth in Section 4.5(a) and Section 4.7(b) made by Thunder Bridge II and Merger Subs (in each case, without taking into account any Thunder Bridge II Material Adverse Effect or other materiality qualifications) shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, except in each case under this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably likely to have a Thunder Bridge II Material Adverse Effect; and the Company shall have received a certificate signed by an officer of the Surviving Pubco, dated as of the Closing, to such effect.

b.    Compliance with Covenants. Thunder Bridge II and Merger Subs shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by such Party prior to the Closing, and the Company shall have received a certificate signed by an officer of the Surviving Pubco, dated as of the Closing, to such effect.

c.    Closing Indebtedness. Upon consummation of the Closing, there shall be no Pubco Indebtedness.

d.    Shareholders. Upon consummation of the Closing, (i) no Person or Group (excluding any Company Equity Holder) shall own in excess of 9.9% of the issued and outstanding shares of Surviving Pubco Common Stock and (ii) no three Persons or Groups (excluding any Company Equity Holders) shall own in the aggregate in excess of 25% of the issued and outstanding shares of Surviving Pubco Common Stock.

e.    Nasdaq Listing Requirements. The Surviving Pubco Class A Shares (including the Surviving Pubco Class A Shares issuable in connection with the Domestication and the Surviving Pubco Class A Shares issuable pursuant to the Exchange Agreement) shall have been listed on Nasdaq and shall be eligible for continued listing on Nasdaq immediately following the Closing and after giving effect to the Redemption (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

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f.    Appointment to the Board. The existing directors of Thunder Bridge II shall have resigned, and the Post-Closing Directors designated pursuant to Section 5.14 shall have been appointed in accordance with the DGCL and the Surviving Pubco Organizational Documents to serve on the Post-Closing Surviving Pubco Board effective as of the Closing.

g.    Domestication. The Domestication shall be consummated prior to the Mergers.

h.    Trust Account. After giving effect to all Redemptions, Surviving Pubco shall have at least $262,185,126 in the Trust Account (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Redemption).

i.    Additional Equity Financing. Thunder Bridge II shall have received from the Additional Equity Financing at least $75,000,000.

j.    Minimum Cash. Independent of the conditions set forth in subsection (h) and (i) of this Section 7.3, after the consummation of the Additional Equity Financing and all the Redemptions, Surviving Pubco shall have cash and cash equivalents on hand equal to or in excess of $250,000,000.

k.    Sponsor Escrow Shares. Sponsor shall have delivered the Sponsor Escrow Shares (as defined in the Sponsor Letter) to the escrow agent pursuant to the Sponsor Letter.

l.    Surviving Pubco Deliverables. The Company shall have received the deliverables set forth in Section 1.8(a) required to be delivered by the Surviving Pubco upon the Closing.

ARTICLE 8
TERMINATION

8.1    Termination. This Agreement may be terminated at any time prior to the Closing solely:

a.    by mutual written consent of Thunder Bridge II and the Company;

b.    by either Thunder Bridge II or the Company if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure (or with respect to Thunder Bridge II, any Merger Sub’s failure) to fulfill any representation, warranty, covenant or obligation under this Agreement or whose action has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

c.    by either Thunder Bridge II or the Company, if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that permanently prohibits, makes illegal, enjoins or prevents the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure (or with respect to Thunder Bridge II or any Merger Sub’s failure) to fulfill any representation, warranty, covenant or obligation under this Agreement or whose other action has been the cause of, or resulted in, such order, decree, ruling or Law;

d.    by either Thunder Bridge II or the Company, if the Thunder Bridge II Equity Holder Meeting has been held (including any adjournment or postponement thereof permitted by Section 5.10(f)), has concluded, the Thunder Bridge II Equity Holders have duly voted, and the Thunder Bridge II Equity Holders’ Approval has not been obtained at such meeting or any such permitted adjournment or postponement thereof;

e.    by Thunder Bridge II (if neither it nor any Merger Sub is in material breach of their respective representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) Business Days after the receipt by the Company of written notice thereof from Thunder Bridge II);

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f.    by the Company (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Thunder Bridge II or a Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.3(a) or 7.3(b) not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) Business Days after the receipt by Thunder Bridge II of written notice thereof from the Company); or

g.    by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) on the date that the Closing should have been consummated in accordance with Section 1.2, (ii) the Company has irrevocably confirmed by written notice to Thunder Bridge II and Merger Subs that all of the conditions set forth in Section 7.3 have been satisfied (other than Sections 7.3(c) and (d) and conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions (other than Sections 7.3(c) and (d)) and that the Company is ready, willing and able to consummate the Closing and (iii) Thunder Bridge II and Merger Subs have failed to consummate the Transactions by the earlier of the day that is (x) thirty (30) Business Days after the day the Closing is required to occur pursuant to Section 1.2 or (y) five (5) Business Days prior to the Termination Date.

8.2    Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Party, which sets forth the provision of Section 8.1 under which such termination is made. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (nor any of its Representatives) shall have any liability or obligation hereunder, except (i) the provisions of ARTICLE 10 (Definitions) and the following Sections shall survive any such termination: 5.3(c) (Continued Effect of Confidentiality Agreement), 8.2 (Effect of Termination), 8.3 (Fees and Expenses), 9.2 (Trust Account Waiver), 11.1 (Notices), 11.2 (Entire Agreement), 11.3 (Successors and Assigns), 11.4 (Counterparts), 11.5 (Governing Law), 11.6 (Submission to Jurisdiction; Waiver of Jury Trial), 11.7 (Specific Performance), 11.8 (Severability), 11.9 (Amendment; Waiver), 11.10 (Absence of Third Party Beneficiary Rights), 11.11 (Mutual Drafting), 11.12 (Further Representations), 11.14 (Public Disclosure) and 11.15 (Currency), and (ii) nothing herein shall relieve any Party from liability for a Willful and Intentional Breach of this Agreement or any Transaction Document prior to such termination.

8.3    Fees and Expenses. Subject to Sections 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Transaction Document related hereto and all other matters related to the consummation of this Agreement. With respect to Thunder Bridge II, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

ARTICLE 9
SURVIVAL; WAIVERS

9.1    Survival.

a.    The representations, warranties, covenants and agreements of the Parties and their Affiliates in this Agreement, any Transaction Document or in any agreement or document delivered pursuant to this Agreement prior to the Closing will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except that the foregoing provisions of this Section 9.1(a) shall not apply to (x) Fraud Claims, (y) any claim for breach of the representations and warranties expressly set forth within the Letter of Transmittal or (z) any claim for breach

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of those covenants and agreements contained herein or in any other Transaction Document or agreement or document delivered pursuant to this Agreement that by their terms are to be performed in whole or in part after the Closing (or representations and warranties made after the Closing in a Transaction Document) (collectively, the “Excluded Company Matters”).

b.    Thunder Bridge II, for itself and on behalf of its Subsidiaries and, after the Closing, the Acquired Companies, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the Company, the Company Equity Holders or any of their respective directors, managers, officers or Affiliates relating to the operation of the Acquired Companies or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for the Excluded Company Matters. Furthermore, without limiting the generality of this Section 9.1(b), (i) no claim will be brought or maintained by, or on behalf of, Thunder Bridge II, Merger Subs or any of their respective Affiliates (including, after the Closing, the Acquired Companies) against the Company, the Company Equity Holders or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for the Excluded Company Matters. Thunder Bridge II acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability set forth in this Section 9.1(b) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, for Excluded Company Matters).

c.    The Company, for itself and on behalf of its Subsidiaries, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the Surviving Pubco, the Thunder Bridge II Equity Holders (including Sponsor) or any of their respective directors, managers, officers or Affiliates relating to the operation of Thunder Bridge II or Merger Subs or their respective businesses or relating to the subject matter of this Agreement or any Transaction Document, or as a result of any of the Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except only for (“Excluded Thunder Bridge II Matters”) (x) Fraud Claims or (y) those covenants and agreements contained herein or in any Transaction Document that by their terms are to be performed in whole or in part after the Closing (or representations and warranties made after the Closing in a Transaction Document). Furthermore, without limiting the generality of this Section 9.1(c), (i) no claim will be brought or maintained by, or on behalf of, the Company or any Company Equity Holder or any of their respective Affiliates against the Surviving Pubco, the Thunder Bridge II Equity Holders (including Sponsor) or any of their respective directors, managers, officers or Affiliates in connection with this Agreement, any Transaction Document or the Transactions; and (ii) no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Thunder Bridge II or Merger Subs set forth or contained in this Agreement or any Transaction Document, or as a result of any of the Transactions, except only for Excluded Thunder Bridge II Matters. The Company acknowledges and agrees that neither it, nor any of its Subsidiaries, nor any of their respective Affiliates may avoid such limitation on liability under this Section 9.1(c) by (A) seeking damages for breach of Contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (B) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement or in any Transaction Document (other than in each case, Excluded Thunder Bridge II Matters).

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d.    The Parties hereto agree that the limits imposed on each Party’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

9.2    Trust Account Waiver.

a.    Reference is made to the final prospectus of Thunder Bridge II, dated as of August 8, 2019 (File No. 333-232688), and filed with the SEC on August 9, 2019 (the “Prospectus”). The Company understands that Thunder Bridge II has established a Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Thunder Bridge II’s public stockholders (including overallotment shares acquired by Thunder Bridge II’s underwriters) (the “Public Stockholders”), and that, except as otherwise described in the Prospectus or as set forth in the Trust Agreement, Thunder Bridge II may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their shares in connection with the consummation of Thunder Bridge II’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Stockholders if Thunder Bridge II fails to consummate a Business Combination within 18 months after the closing of the IPO, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and up to $100,000 in liquidation expenses or (iv) to Thunder Bridge II after or concurrently with the consummation of a Business Combination.

b.    For and in consideration of Thunder Bridge II entering into this Agreement and discussions with the Company regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that:

(i)    notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), in each case, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transactions or any proposed or actual business relationship between Thunder Bridge II or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Account are collectively referred to hereafter as the “Released Claims”);

(ii)    the Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Thunder Bridge II or its Representatives, including this Agreement or the Transactions, and will not seek recourse against the Trust Account (including any distributions therefrom) in connection therewith (including for an alleged breach of this Agreement or any other agreement with Thunder Bridge II or its Affiliates);

(iii)    the irrevocable waiver set forth in the immediately preceding clause (ii) is material to this Agreement and specifically relied upon by Thunder Bridge II and its Affiliates to induce Thunder Bridge II to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law; and

(iv)    to the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Thunder Bridge II or its Representatives, including this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against Thunder Bridge II or Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and such claim shall not permit the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

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c.    Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, nothing in this Section 9.2 or the Confidentiality Agreement shall waive, limit, amend, alter, change, supersede or otherwise modify the right of the Company or any of its Affiliates to (i) bring any action or actions for specific performance, injunctive and/or equitable relief (including, without limitation, the right of the Company to compel specific performance by Thunder Bridge II and/or Merger Subs of their respective obligations under this Agreement), (ii) bring or seek a claim for damages against Thunder Bridge II and/or Merger Subs, or any of their respective successors or assigns, for any breach of this Agreement against monies or other assets held outside the Trust Account (other than distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a)), (iii) bring or seek a claim that the Company or its Affiliates may have in the future against Thunder Bridge II’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), but excluding distributions therefrom to Public Stockholders as described in clauses (i) and (ii) of Section 9.2(a), or (iv) bring or seek a claim against any other Person (or any Affiliate thereof) that is party to an alternative Business Combination consummated by Thunder Bridge II. Furthermore, Thunder Bridge II shall not execute any definitive agreement related to such alternative Business Combination that (A) attempts to prevent the Company or any Affiliate thereof from so bringing or seeking any such claim, or (B) permits the entity that survives such alternative Business Combination to not assume Thunder Bridge II’s obligation for damages in connection with this Agreement and the Transactions.

ARTICLE 10
DEFINITIONS

10.1    Specific Definitions. Section 10.4 includes cross references for capitalized terms that are not otherwise defined in this Section 10.1.

a.    “Acquired Companies” means the Company and its Subsidiaries, and each individually is sometimes referred to herein as an “Acquired Company.”

b.    “Acquiror Companies” means Parent, Thunder Bridge II and their Subsidiaries, and each individually is sometimes referred to herein as an “Acquiror Company.”

c.    “Action” means a civil, criminal or administrative action, suit, claim, complaint, stipulation, demand, charge, hearing, audit, investigation, request (including request for information), arbitration or proceeding by or before any Governmental Authority.

d.    “Adjustment Indebtedness” means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations secured by a Lien on any property of such Person, (d) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Adjustment Indebtedness of such Person and (j) all obligation described in clauses (a) through (d) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and for the avoidance of doubt, “Adjustment Indebtedness” shall not include the Expenses of the Company in connection with the consummation of the Transactions.

e.    “ADK Contributing Service Providers” means each of the Company Equity Holders listed on Schedule 5 to this Agreement.

f.    “ADK Legacy Owner” means each of the Company Equity Holders listed on Schedule 2 to this Agreement.

g.    “ADK Non-Contributing Service Providers” means each of the Company Equity holders listed on Schedule 4 to this Agreement.

h.    “ADK Phantom Unit Holders” means those parties listed on Schedule 6 of this Agreement who shall receive, prior to the Closing, the Phantom Units in the quantities set forth on Schedule 6.

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i.    “ADK Principal Owner Exchangeable LLC Units” means, with respect to an ADK Principal Owner, the number of LLC Unit Equivalents equal to 0.01% of the total number of LLC Unit Equivalents held by such ADK Principal Owner.

j.    “ADK Principal Owner” means each of the Company Equity Holders listed on Schedule 3 to this Agreement.

k.    “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Thunder Bridge II prior to the Closing.

l.    “Allocable Share” means, with respect to the allocation of the Merger Consideration to any particular Company Equity Holder (including, for the purpose of clarification, any ADK Legacy Owner, ADK Phantom Unit Holder, ADK Principal Owner, ADK Service Provider Holdco, or ADK Blocker), the portion of the Merger Consideration allocable to such Company Equity Holder in accordance with the Merger Consideration Payout Schedule.

m.    “Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

n.    “Benefit Arrangement” means any benefit plan, policy or arrangement, whether written or unwritten, that is not a Benefit Plan and that provides benefits, compensation, including employment agreements (other than offer letters for at-will employment without an obligation for severance) or consulting agreements, severance pay, stay or retention bonuses or compensation, change in control payments or benefits, executive or incentive compensation, sick leave, vacation pay, disability pay, retirement, deferred compensation, bonus, equity based compensation, hospitalization, medical or disability insurance, life insurance, tuition reimbursement, material fringe benefit and any plans subject to Section 125 of the Code.

o.    “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not otherwise exempt from ERISA by that or another section.

p.    “Books and Records” means, with respect to any Person, any and all business records, financial books and records, minute books, sales order files, purchase order files, supplier lists, customer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications and technical data.

q.    “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

r.    “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

s.    “Class A Units” means the class of units in the Company which represent the ownership interest of a member designated as the “Class A Units” in the limited liability company agreement of the Company, as amended by the Surviving Company Amended and Restated Limited Liability Company Agreement at Closing (as may be amended).

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t.    “Class B Units” means the class of units in the Company which represent the ownership interest of a member designated as the “Class B Units” in the limited liability company agreement of the Company, as amended by the Surviving Company Amended and Restated Limited Liability Company Agreement at Closing (as may be amended).

u.    “Closing Cash” means, as of immediately prior to the Effective Time, all cash and cash equivalents of the Acquired Companies.

v.    “Code” means the United States Internal Revenue Code of 1986, as amended.

w.    “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former employees, consultants or service providers of the Company or any of its Subsidiaries.

x.    “Company Benefit Plan” means any Benefit Plan for which the Company or any of its Subsidiaries is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that the Company or any of its Subsidiaries maintains or to which it is obligated to make payments or has any current or future Liability, in each case with respect to any present or former employees of the Company or any of its Subsidiaries.

y.    “Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

z.    “Company Equity Holders” means, collectively, the holders of all of the Company Interests, as of immediately prior to the consummation of the Transactions.

aa.    “Company Equity Holders’ Approval” means the affirmative vote or written consent of the holders of the requisite number of the then-outstanding Company Interests voting or consenting together or as a class, as necessary, in favor of the adoption of this Agreement, the Transaction Documents, the Mergers and the other Transactions in accordance with the CRULLCA and the Company’s Organizational Documents.

bb.    “Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Due Organization), 3.2 (Company Authorization), 3.3 (Company Capitalization) and 3.28 (Finders and Brokers).

cc.    “Company Indebtedness” means, without duplication, the aggregate amount of (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) any Capital Lease Obligations of the Company or any of its Subsidiaries, (iii) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) any other indebtedness of the Company or its any of its Subsidiaries that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (v) all obligations of the Company or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, called or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Company Indebtedness and (viii) all obligation described in clauses (i) through (vii) above of any other Person which is guaranteed by the Company or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Company or any of its Subsidiaries. For the avoidance of doubt, Company Indebtedness shall not include (A) any obligations of the Company or any of its Subsidiaries under any performance bond or letter of credit to the extent undrawn, uncalled and unclaimed, (B) any intercompany Liability of the Company or any of its Subsidiaries, or (C) any indebtedness incurred by Parent, Thunder Bridge II and their Affiliates (and subsequently assumed by the Company or any of its Subsidiaries) on the Closing Date.

dd.    “Company Interests” means all of the outstanding units of limited liability company interests in the Company as set forth in the Company LLC Agreement.

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ee.    “Company’s Knowledge,” “Knowledge of the Company,” “Known by the Company” or phrases of similar import, mean the actual knowledge, after reasonable inquiry, of each Person named on Schedule 10.1(ee).

ff.    “Company Leased Real Property” means all Real Property leased by any the Company or any of its Subsidiaries.

gg.    “Company LLC Agreement” means the Seventh Amended and Restated Operating Agreement of the Company, dated as of April 30, 2020.

hh.    “Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

ii.    “Confidentiality Agreement” means the Confidentiality and Non-disclosure Agreement dated September 22, 2020 by and between Thunder Bridge Acquisition II, Ltd. and the Company.

jj.    “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (including any amendments and other modifications thereto)

kk.    “Disinterested Director Majority” means a majority of the disinterested independent directors (i.e., such independent director is not a Company Equity Holder, an Affiliate of a Company Equity Holder, or an officer, director, manager, employee, trustee or beneficiary of a Company Equity Holder, nor an immediate family member of any of the foregoing) then serving on the Surviving Pubco board of directors.

ll.    “Earn Out Shares” means 10,000,000 Surviving Pubco Class A Shares, as equitably adjusted for equity splits, dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Common Stock after the date hereof.

mm.    “Employee Payments” means any change of control bonuses, transaction bonus, retention bonus, phantom equity, profit participation or similar rights, in any case, made or required to be made, to any current or former employee, independent contractor, director, manager or officer of an Acquired Company solely as a result of the Transactions, in all cases, including the employer portion of any payroll and other employment Taxes payable in connection therewith.

nn.    “Environmental Law” means any Law in any way relating to (i) the protection of human health and safety, to the extent relating to exposure to Hazardous Materials, (ii) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

oo.    “Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any

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violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

pp.    “Equity Interest” means, with respect to any Person, (i) any share, partnership or limited liability company interest, unit of participation or other similar interest (however designated) in such Person and (ii) any option, warrant, purchase right, conversion right, exchange right or other agreement that would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

qq.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

rr.    “Exchange Act” means the Securities Exchange Act 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

ss.    “Executive” means each of the senior executives listed on Schedule 10.1(ss).

tt.    “Executive Employment Agreement” means an agreement for employment by and between an Executive and Surviving Pubco, to be effective following the Closing, in the form mutually acceptable to the parties.

uu.    “Fraud Claim” means a claim against a Person for actual intentional fraud (notconstructive fraud or negligent misrepresentation) of such Person with respect to a representation made in this Agreement when made; provided, that, for the avoidance of doubt, (i) no Person shall be liable for or as a result of any other Person’s actual intentional fraud and (ii) the maximum Liability with respect to a Fraud Claim of any Company Equity Holder against whom such Fraud Claim is made shall be capped at the value of the consideration received by such Company Equity Holder under this Agreement.

vv.    “Governmental Authority” means any federal, state, tribal, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission or similar dispute resolving panel or body, or any applicable self-regulatory organization.

ww.    “Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

xx.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

yy.    “Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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zz.    “Intellectual Property” means the following subsisting in any jurisdiction throughout the world: (i) patents, patent applications, patentable inventions, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (ii) trademarks, service marks, trade dress, trade names, brand names, logos, Internet domain names, corporate names and doing business designations, in each case, whether or not registered, and all registrations and applications for registration or renewal of the foregoing, and all goodwill related to the foregoing; (iii) copyrights, works of authorship, designs, database rights and registrations and applications for registration or renewal thereof, including moral rights of authors; (iv) inventions, invention disclosures, statutory invention registrations, trade secrets and know-how; (v) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

aaa.    “IPO Prospectus” means that certain prospectus filed with the SEC pursuant to Rule 424(b)(4) on August 9, 2019 in connection with the completion of Thunder Bridge II’s initial public offering.

bbb.    “Knowledge of Thunder Bridge II,” “Known by Thunder Bridge II” or phrases of similar import or any of the foregoing with respect to Thunder Bridge II, mean the actual knowledge, after reasonable inquiry, of each Person named on Schedule 10.1(bbb).

ccc.    “Law” means each applicable federal, state, local, municipal, foreign or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

ddd.    “Letter Agreement” means that certain letter agreement, dated as of August 8, 2019, by and among Thunder Bridge II, Sponsor and certain other signatories thereto.

eee.    “Liability” means any direct or indirect liability, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

fff.    “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, proxy, voting trust, conversion, put, call or other claim or right, restriction on transfer, under any shareholder or similar agreement, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

ggg.    “LLC Unit” mean each issued and outstanding unit of the Company, on a fully diluted basis.

hhh.    “LLC Unit Equivalent” means such number of LLC Units that a Company Equity Holder would hold if all preferences set out in Section 4.2 of the Company’s limited liability company agreement as of the date hereof were converted into LLC Units with respect to such Company Equity Holder.

iii.    “Material Adverse Effect” means any result, occurrence, fact, change, event or effect (collectively, “Events”) that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a material adverse effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (ii) the ability of the Company, the Company Securityholder Representative or any Company Equity Holder to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change affecting generally the industries or markets in which the Acquired Companies operate, including in any change in the financial markets, credit markets or

Annex B-1-65

capital markets in the United States or any other country or region in the world, (ii) acts of God, or any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) any change in GAAP (or the interpretation thereof), (iv) any change in Law, rules, regulations, Orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (v) any failure by the Company to meet any internal or external operating projections or forecasts or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the taking of any action expressly required by this Agreement or (vii) the public announcement or pendency of this Agreement or any of the Transactions (including but not limited to any impact on the relationships of the Acquired Companies with Merchants or other customers, vendors, referral partners or employees, including voluntary departures of employees in anticipation of the Transactions); provided, further, in each case under clauses (i), (ii), (iii) or (iv) above, that such change does not affect the Acquired Companies in a disproportionate manner relative to other Persons operating in the industries or markets in which the Acquired Companies operate. Notwithstanding the foregoing, with respect to Thunder Bridge II, the amount of the Redemption (or any redemption in connection with the extension, if any, of the time period in which to consummate a Business Combination) or the failure to obtain the Thunder Bridge II Equity Holders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Thunder Bridge II.

jjj.    “Merchant” means any customer for whom the Company or any of its Subsidiaries, directly or indirectly, provides or arranges to provide payment processing services.

kkk.    “Merger Consideration” means the amount equal to 90,000,000 Surviving Pubco Class A Share, at $10.00 per share, as may be finally adjusted pursuant to Section 2.4.

lll.    “Merger Sub Equity Holder’s Approval” means the affirmative vote or written consent of Parent voting or consenting in favor of the adoption of this Agreement, which Merger Sub Equity Holder’s Approval was effectuated by the Merger Sub Equity Holder Written Consent.

mmm.    “Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

nnn.    “Organizational Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vii) any amendment to any of the foregoing.

ooo.    “PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

ppp.    “Permit” with respect to any Person, any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

qqq.    “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable as of the Closing Date or for Taxes that the taxpayer is diligently contesting in good faith and for which adequate reserves have been established, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the ordinary course of business that does not materially detract from the value or use of the property encumbered thereby, (iii) any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not

Annex B-1-66

materially detract from the use of the property encumbered thereby or interfere or otherwise impair the current use, occupancy, value or marketability of title of the assets subject thereto, (iv) restrictions on transfers under applicable state and federal securities Laws or pursuant to the terms of the Company LLC Agreement, (v) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Company Leased Real Property which are not violated in any material respect by the current use thereof; (vi) statutory Liens of lessors under the Real Property Leases for amounts not yet due, or Liens encumbering the fee interests (or any superior leasehold interest) in the Company Leased Real Property; and (vii) any Lien in favor of card associations pursuant to Contracts entered into in the ordinary course of business consistent with past practices.

rrr.    “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

sss.    “Phantom Units” means a contractual right to receive upon vesting Surviving Pubco Class A Shares or cash pursuant to the Phantom Equity Plan and related award agreements.

ttt.    “PPP Lender” means East West Bank.

uuu.    “PPP Loan” means that certain loan in the original principal amount of $1,868,700.00 made to the Company by the PPP Lender and payable to the PPP Lender pursuant to that certain Promissory Note dated April 10, 2020.

vvv.    “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

www.    “Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

xxx.    “Redemption Price” means an amount equal to the price at which each Thunder Bridge II Class A Share (or after the Domestication, Surviving Pubco Class A Share) is redeemed pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the Closing).

yyy.    “Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit P, registering the resale of Merger Consideration that will be held post-Closing by those persons who are officers, directors and Affiliates of the Company prior to the Effective Time.

zzz.    “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

aaaa.    “Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

bbbb.    “Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective officers and directors (or Persons holding comparable positions), employees, consultants, independent contractors, subcontractors, advisors, accountants, legal and other agents or legal representatives.

cccc.    “SEC” means the U.S. Securities and Exchange Commission.

dddd.    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

eeee.    “Sponsor” means Thunder Bridge Acquisition II LLC, a Delaware limited liability company.

Annex B-1-67

ffff.    “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

gggg.    “Surviving Company Membership Units” means the membership units of the Surviving Company, which shall provide the holder thereof with, and subject the holder to, such rights, privileges, restrictions and obligations as set forth in the Surviving Company Amended and Restated Limited Liability Company Agreement.

hhhh.    “Surviving Pubco Class A Share” means a Class A Share of the Surviving Pubco, as set forth in the Surviving Pubco Charter.

iiii.    “Surviving Pubco Class V Share” means a non-economic voting Class V Share of the Surviving Pubco, as set forth in the Surviving Pubco Charter.

jjjj.    “Surviving Pubco Common Stock” means Surviving Pubco Class A Shares together with the Surviving Pubco Class V Shares.

kkkk.    “Surviving Pubco Indebtedness” means, without duplication, the aggregate amount of (i) Indebtedness of the Surviving Pubco or any of its Subsidiaries for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) any Capital Lease Obligations of the Surviving Pubco or any of its Subsidiaries, (iii) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) any other indebtedness of the Surviving Pubco or any of its Subsidiaries that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (v) all obligations of the Surviving Pubco or any of its Subsidiaries for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn, called or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Surviving Pubco or any of its Subsidiaries, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of the Surviving Pubco or any of its Subsidiaries and (viii) all obligations described in clauses (i) through (vii) above of any other Person which is guaranteed by the Surviving Pubco or any of its Subsidiaries (as surety or otherwise) or which is secured by any of the assets of the Surviving Pubco or any of its Subsidiaries. For the avoidance of doubt, the Surviving Pubco Indebtedness shall not include (A) any obligations of the Surviving Pubco or any of its Subsidiaries under any performance bond or letter of credit to the extent undrawn, uncalled and unclaimed, (B) any intercompany Liability of the Surviving Pubco or any of its Subsidiaries or (C) any Indebtedness of the Company outstanding at Closing.

llll.    “Tax” (including with correlative meaning the term “Taxes”) means any and all direct or indirect taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes or similar assessments imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties or additions to tax imposed with respect to such items.

mmmm.    “Tax Proceeding” means any audit, investigation, litigation, dispute or other similar proceeding with respect to Taxes.

Annex B-1-68

nnnn.    “Tax Return” means any and all reports, returns (including information returns and claims for refunds), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

oooo.    “Termination Date” means June 30, 2021.

pppp.    “Thunder Bridge II Equity Holder” means any holders of Thunder Bridge II Class A Shares, Thunder Bridge II Class B Shares or Thunder Bridge II Preferred Shares.

qqqq.    “Thunder Bridge II Equity Holders’ Approval” means the affirmative vote or written consent of the holders of, (i) with respect to the Mergers, including the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers, a majority of Thunder Bridge II Class A Shares and Thunder Bridge II Class B Shares that are present and vote at Thunder Bridge II Equity Holder Meeting; (ii) with respect to the Domestication, a two-thirds majority of the then outstanding Thunder Bridge II Class A Shares and Thunder Bridge II Class B Shares that are present for and vote at Thunder Bridge II Equity Holder Meeting; and (iii) with respect to the election of each of the Post-Closing Directors set forth in Section 5.14, by a majority of the outstanding Thunder Bridge II Class B Shares as of the record date for Thunder Bridge II Equity Holder Meeting that are present at Thunder Bridge II Equity Holder Meeting.

rrrr.    “Thunder Bridge II Fundamental Representations” means the representations and warranties set forth Section 4.1 (Due Organization), 4.2 (Thunder Bridge II and Merger Sub Authorization), 4.5 (Capitalization) and 4.17 (Finders and Brokers).

ssss.    “Thunder Bridge II Material Adverse Effect” means any Event that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would be reasonably likely to have a Material Adverse Effect on (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquiror Companies, taken as a whole, or (ii) the ability of Parent, Thunder Bridge II or Merger Subs to consummate the Transactions or to perform their respective obligations hereunder or under the Transaction Documents to which they are a party or bound. Notwithstanding the foregoing, for purposes of clause (i) above, no Event (by itself or taken with any and all of the other Events) that results from or arises out of or is related to any of the following shall be deemed to constitute or be taken into account in determining whether there has been, a Thunder Bridge II Material Adverse Effect: (i) any change affecting generally the industries or markets in which the Acquiror Companies operate, including in any change in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, (ii) acts of God, or any change in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) any change in GAAP (or the interpretation thereof), (iv) any change in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (or the interpretation thereof), (v) the taking of any action expressly required by this Agreement, (vi) the public announcement or pendency of this Agreement or any of the Transactions or (vii) the consummation and effects of the Redemption; provided, further, in each case under clauses (i), (ii), (iii) or (iv) above, that such change does not affect the Acquiror Companies in a disproportionate manner relative to other Persons operating in the industries or markets in which the Acquiror Companies operate. Notwithstanding the foregoing, with respect to Thunder Bridge II, the amount of the Redemption (or any redemption in connection with the extension, if any, of the time period in which to consummate a Business Combination) or the failure to obtain the Thunder Bridge II Equity Holders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Thunder Bridge II.

tttt.    “Thunder Bridge II Public Units” means the units issued in the IPO or the overallotment consisting of one (1) Thunder Bridge II Class A Share and one (1) Thunder Bridge II Warrant.

uuuu.    “Trading Day” means any day on which Surviving Pubco Class A Shares are actually traded on the principal securities exchange or securities market on which Surviving Pubco Class A Shares are then traded.

Annex B-1-69

vvvv.    “Transaction Documents” means each of the agreements and instruments contemplated by this Agreement hereby to be executed on the date hereof or on or prior to the Closing Date by a Company Equity Holder, the Company Securityholder Representative, the Company, Parent, Merger Subs and/or any of their respective Affiliates. The Transaction Documents include, without limitation, the Merger Sub Equity Holder Written Consent, Sponsor Support Agreements, the Company Support Agreements, Sponsor Letter, Phantom Equity Plan, the Surviving Company Amended and Restated Limited Liability Company Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Letters of Transmittal, the Paying and Exchange Agent Agreement, the Surviving Pubco Charter, the Surviving Pubco Bylaws, the Thunder Bridge II Charter, the Thunder Bridge II Bylaws, the Lock-up Agreement and the Registration Rights Agreement.

wwww.    “Transaction Expenses” means, to the extent payable by any Company Equity Holder or the Acquired Companies (and not paid by the Acquired Companies before the Closing), all costs and expenses incurred by or on behalf of any Acquired Company at or prior to the Closing in connection with the preparation, execution and performance of this Agreement, the Transaction Documents and consummation of the Transactions and any related agreements in connection with the Transactions, including, without limitation, all fees and out of pocket expenses due all attorneys, accountants and financial advisors of any Acquired Company, and any success fees due or otherwise earned upon the Closing (but in all cases excluding the cost of the “tail” directors’ and officers’ liability insurance policies purchased pursuant to Section 6.4).

xxxx.    “Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the Domestication, the Mergers, and the issuance of Surviving Pubco Class V Shares and Surviving Company Membership Units in connection with the Mergers.

yyyy.    “Trust Agreement” means that certain Investment Management Trust Account Agreement, dated August 8, 2019, by and between Thunder Bridge Acquisition II, Ltd. And Continental Stock Transfer & Trust Company, as trustee, as may be amended from time to time.

zzzz.    “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between the Company Securityholder Representative and the Surviving Pubco.

aaaaa.    “Willful and Intentional Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (including a failure to cure circumstances) where the breaching Party knows such action or omission is or would reasonably be expected to result in a breach of such representation, warranty, agreement or covenant, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement.

10.2    Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

10.3    Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” shall be deemed to be references to articles and sections of and exhibits, annexes and schedules to this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practices.” The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors

Annex B-1-70

and any other Person for whose conduct such Person is or may be responsible. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Transaction Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person, in whatever form.

10.4    Index of Defined Terms.

Accounts Receivable	25
Acquisition Proposal	65
Additional Equity Financing	67
ADK Blocker	1
ADK Blocker Merger Sub	1
ADK Blocker Group	1
ADK Merger Sub	1
ADK Service Provider Class A Shares	12
ADK Service Provider Holdco	1
ADK Service Provider Merger Sub	1
Agreement	1
Allocation	69
Alternative Transaction	65
Announcement 8-K	75
Blocker Mergers	1
Business Combination	83
Certificates of Merger	4
Class B Units Grant	12
Closing	4
Closing Date	4
Closing Press Release	75
Companies Law	1
Company	1
Company Benefit Plan	34
Company Disclosure Schedules	20
Company Financials	24
Company IP	30
Company IP Licenses	28
Company Material Contract	26
Company Merger	1
Company Permits	26
Company Real Property Leases	31
Company Registered IP	28

Annex B-1-71

Company Securityholder Representative	1
Company Support Agreement	3
Completion 8-K	75
Consideration Shares	15
Consideration Units	15
Continental	52
control	85
controlled by	85
CRULLCA	2
D&O Indemnitees	73
DGCL	1
DLLCA	2
Domestication	1
Earn Out Milestone	14
Earned Earn Out Shares	16
Effective Time	4
Enforceability Exceptions	21
Environmental Permits	35
Equity Incentive Plan	61
Exchange Agreement	8
Excluded Company Matters	81
Excluded Thunder Bridge II Matters	82
Expenses	80
Export and Import Laws	38
Extension Expenses	56
First Earn Out Milestone	14
First Earn Out Milestone Shares	14
Flow-Through Tax Item	70
Forfeited Consideration Shares	15
Forfeited Consideration Units	15
Illustrative Merger Consideration Payout Schedule	12
Intended Tax Treatment	66
Interim Balance Sheet	24
Interim Balance Sheet Date	24
Interim Period	53
Insider	52
IPO	83
Letter of Transmittal	13
Lock-up Agreement	68
Lock-up Signatories	68
Mergers	1
Merger Consideration Payout Schedule	12
Merger Subs	1
Merger Sub Equity Holder Written Consent	2
Objection Notice	17
OFAC	51
Off-the-Shelf Software	29
Outbound IP License	29
Parent	1
Parties	1
Party	1

Annex B-1-72

Paying and Exchange Agent	13
Paying and Exchange Agent Agreement	13
Phantom Award Agreement	3
Phantom Equity Plan	3
Post-Closing Directors	66
Post-Closing Surviving Pubco Board	66
Prospectus	82
Proxy Statement	61
Pubco Owner	14
Pubco Owner’s First Base	14
Pubco Owner’s Second Base	15
Public Certifications	45
Public Stockholders	83
Redemption	61
Registration Statement	61
Related Person	36
Released Claims	82
Reserve Consideration	11
Reviewable Document	64
SEC Reports	45
Second Earn Out Milestone	14
Second Earn Out Milestone Shares	14
Section 409A Plan	35
Service Provider Merger	1
Signing Press Release	75
Sponsor Letter	3
Sponsor Support Agreement	2
Stock Price Earn-Out Statement	17
Surviving Company	1
Surviving Company Amended and Restated Limited Liability Company Agreement	5
Surviving Company Owner	15
Surviving Company Owner’s First Base	15
Surviving Company Owner’s Second Base	15
Surviving Pubco	1
Surviving Pubco Bylaws	4
Surviving Pubco Charter	4
Surviving Pubco Plans	75
Surviving Pubco Public Warrants	10
Surviving Pubco Sale	19
Surviving Pubco Warrants	10
Tax Receivable Agreement	9
TBII Merger Sub	1
Thunder Bridge II	1
Thunder Bridge II Class A Share Certificate	10
Thunder Bridge II Class A Shares	43
Thunder Bridge II Class B Share Certificate	10
Thunder Bridge II Class B Shares	43
Thunder Bridge II Bylaws	68
Thunder Bridge II Charter	68
Thunder Bridge II Common Stock	43
Thunder Bridge II Disclosure Schedules	41

Annex B-1-73

Thunder Bridge II Equity Holder Meeting	61
Thunder Bridge II Financials	46
Thunder Bridge II Material Contract	49
Thunder Bridge II Merger	1
Thunder Bridge II Preferred Shares	43
Thunder Bridge II Warrants	43
Top Customers	37
Top Suppliers	37
Total First Base	15
Total Second Base	16
Transfer Taxes	70
Trust Account	52
Trust Agreement	52
under common control with	85
Voting Matters	62
VWAP Objection Notice	18
Withdrawing Director	66

ARTICLE 11
GENERAL

11.1    Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email of a PDF document (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11.1 within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Parent, Thunder Bridge II or Merger Subs prior to the Closing:

Thunder Bridge Acquisition II, Ltd.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Gary Simanson, CEO
(202) 431-0507 (phone)
gsimanson@thunderbridge.us

With a required copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Jonathan Talcott
E. Peter Strand
(202) 689-2806 (phone)
Jon.talcott@nelsonmullins.com
Peter.strand@nelsonmullins.com

Annex B-1-74

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Douglas Ellenoff, Esq.
Matthew A. Gray, Esq.
(212) 370-1300 (phone)
ellenoff@egsllp.com
mgray@egsllp.com

If to the Company (prior to Closing):

indie Semiconductor
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
(949) 608 0854
info@indiesemi.com

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

If to the Company Securityholder Representative:

Donald McClymont
c/o indie Semiconductor
Aliso Viejo, California 92656
(949) 608 0854
info@indiesemi.com

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

If to the Surviving Pubco or the Surviving Company after Closing:

indie Semiconductor
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
(949) 608 0854
info@indiesemi.com

Annex B-1-75

With a required copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell Nussbaum
Giovanni Caruso
(212) 407-4159
mnussbaum@loeb.com
gcaruso@loeb.com

11.2    Entire Agreement. This Agreement (which includes the Company Disclosure Schedules, Thunder Bridge II Disclosure Schedules, the other schedules hereto and the exhibits hereto), the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Company Disclosure Schedule, Thunder Bridge II Disclosure Schedule, the other schedules and the exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Company Disclosure Schedule, Thunder Bridge II Disclosure Schedule or any schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

11.3    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties hereto may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably conditioned, withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

11.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11.6    Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any Party hereto may make service on another party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. To the extent permitted by applicable law, each Party hereby irrevocably and unconditionally waives all rights to trial by jury in any action OR proceeding contemplated hereby.

11.7    Specific Performance. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements of the other Parties (or any one or more of them) contained in this Agreement and the Transaction

Annex B-1-76

Documents, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement or the Transaction Documents and to enforce specifically the terms and provisions of this Agreement or the Transaction Documents shall not be required to provide any bond or other security in connection with such order or injunction.

11.8    Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

11.9    Amendment; Waiver.

a.    This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Thunder Bridge II, the Company, and the Company Securityholder Representative.

b.    Thunder Bridge II on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Securityholder Representative on behalf of itself and the Company Equity Holders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Company Securityholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10    Absence of Third Party Beneficiary Rights. Except for the rights of the D&O Indemnitees, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties.

11.11    Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

11.12    Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statements made by any other Party as to such tax consequences.

11.13    Waiver of Conflicts.

a.    The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Loeb & Loeb LLP may serve as counsel to the Company Equity Holders and their Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Loeb & Loeb LLP prior to the Closing Date of the Company. The Parties hereby (i) waive any claim they have or may have that Loeb & Loeb LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Subs or the Company (or the Surviving Company), on the one hand, and any of the Company Equity Holders or any of their respective Affiliates, on the other hand, Loeb & Loeb LLP may represent the Company Equity Holders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent (or the Surviving Pubco), Thunder Bridge II, Merger Subs or the Company (or the Surviving Company) and even

Annex B-1-77

though Loeb & Loeb LLP may have represented the Company in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Loeb & Loeb LLP and the Company, the Company Equity Holders or the Company Equity Holders’ Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to the Company Equity Holders and may be controlled by the Company Equity Holders and shall not pass to or be claimed by Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Subs or the Company (or the Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Loeb & Loeb LLP to such third party; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Company Securityholder Representative.

b.    The Parties agree, on their own behalf and on behalf their respective directors, officers, managers, employees and Affiliates, that, following the Closing, Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP may serve as counsel to Sponsor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP prior to the Closing Date of Parent or Thunder Bridge II. The Parties hereby (i) waive any claim they have or may have that Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises either before or after the Closing between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company), on the one hand, and Sponsor or any of its Affiliates, on the other hand, Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP may represent Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company) and even though Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP may have represented the Company in a matter substantially related to such dispute. The Parties also further agree that, as to all communications prior to the Closing among Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP and Parent, Thunder Bridge II, Sponsor or Affiliates and Representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belong to Sponsor and may be controlled by Sponsor and shall not pass to or be claimed by Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company). Notwithstanding the foregoing, in the event that a dispute arises between Parent (or the Surviving Pubco), Thunder Bridge II, Merger Sub or the Company (or the Surviving Company), on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, the Surviving Pubco may assert the attorney-client privilege to prevent disclosure of confidential communications by Nelson Mullins Riley & Scarborough LLP and/or Ellenoff Grossman & Schole LLP to such third party; provided, however, that the Surviving Pubco may not waive such privilege without the prior written consent of Sponsor.

11.14    Public Disclosure. Except as otherwise provided herein (including with respect to the Announcement 8-K, the Completion 8-K, the Signing Press Release and the Closing Press Release) or as required by applicable Law, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Thunder Bridge II, the Company and, after the Closing, the Company Securityholder Representative in writing, which approval shall not be unreasonably conditioned, withheld or delayed. No Company Equity Holder shall, and each Company Equity Holder shall cause each of its Affiliates not to, at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage Thunder Bridge II, the Acquired Companies or any of their respective Affiliates and their respective business reputations; provided, however, that any such Party may disclose such terms to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services related to the Transactions to such party.

Annex B-1-78

11.15    Currency. Whenever any payment hereunder is to be paid in “cash,” payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the foreign currency exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

[Signature Pages Follow]

Annex B-1-79

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

COMPANY:
AY DEE KAY, LLC d/b/a INDIE SEMICONDUCTOR
By:	/s/ Donald McClymont
	Name:	Donald McClymont
	Title:	Chief Executive Officer
COMPANY SECURITYHOLDER REPRESENTATIVE:
/s/ Donald McClymont
Name:	Donald McClymont
ADK SERVICE PROVIDER HOLDCO:
ADK SERVICE PROVIDER HOLDCO LLC
By:	/s/ Donald McClymont
	Name:	Donald McClymont
	Title:	Manager

[Signature Page to Master Transactions Agreement]

Annex B-1-80

ADK BLOCKER GROUP:
Anthem ADK Holdings, Inc.
By:	/s/ William Woodward
	Name:	William Woodward
	Title:	Chief Executive Officer

[Signature Page to Master Transactions Agreement]

Annex B-1-81

ADK BLOCKER GROUP:
Reggae Semiconductor, Inc.
By:	/s/ Maurice E. P. Gunderson
	Name:	Maurice E. P. Gunderson
	Title:	Director

[Signature Page to Master Transactions Agreement]

Annex B-1-82

ADK BLOCKER GROUP:
GoDubs, Inc.
By:	/s/ Steve Fu
	Name:	Steve Fu
	Title:	Chief Executive Officer

[Signature Page to Master Transactions Agreement]

Annex B-1-83

ADK BLOCKER GROUP:
Indie Semi Blocker Corp.
By:	/s/ Peter S. Macdonald
	Name:	Peter S. Macdonald
	Title:	President

[Signature Page to Master Transactions Agreement]

Annex B-1-84

THUNDER BRIDGE II:
THUNDER BRIDGE ACQUISITION II, LTD.
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	Chief Executive Officer
PARENT:
THUNDER BRIDGE II SURVIVING PUBCO, INC.
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President
ADK MERGER SUB:
ADK MERGER SUB LLC
By:	Thunder Bridge II Surviving Pubco, Inc., its sole managing member
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President
TBII MERGER SUB:
TBII MERGER SUB INC.
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

[Signature Page to Master Transactions Agreement]

Annex B-1-85

ADK BLOCKER MERGER SUB:
ADK BLOCKER MERGER SUB LLC
By:	Thunder Bridge II Surviving Pubco, Inc., its sole managing member
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President
ADK SERVICE PROVIDER MERGER SUB:
ADK SERVICE PROVIDER MERGER SUB LLC
By:	Thunder Bridge II Surviving Pubco, Inc., its sole managing member
By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	President

[Signature Page to Master Transactions Agreement]

Annex B-1-86

Annex B-2

AMENDMENT TO

MASTER TRANSACTIONS AGREEMENT

This Amendment (this “Amendment”) to the Master Transactions Agreement (the “MTA”), dated as of December 14, 2020, by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Parent”), Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (“Thunder Bridge II”), TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent, ADK Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, ADK Service Provider Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, ADK Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), each of the corporate entities listed on Schedule 1 to the MTA holding membership units in the Company, ADK Service Provider Holdco LLC, a Delaware limited liability company, and, solely in his capacity as the Company Securityholder Representative, Donald McClymont (the “Company Securityholder Representative”), is entered into as of April [•], 2021, by and among the Thunder Bridge II, the Company, and the Company Securityholder Representative. All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in the MTA.

W I T N E S S E T H :

A.    The parties to the MTA desire to amend the MTA as expressly provided in this Amendment pursuant to Section 11.9 of the MTA.

The parties accordingly agree as follows:

ARTICLE I.
AMENDMENTS

1.1    Amendment to Article II. Section 2.1 of the MTA is hereby amended and restated in its entirety to read as follows:

a.      The Thunder Bridge II Merger. At the Closing, by virtue of the Thunder Bridge II Merger and without any action on the part of Parent, Thunder Bridge II or any of the Thunder Bridge II Equity Holders:

(i)    (1) Each Thunder Bridge II Class A Share issued and outstanding immediately prior to the Transaction shall remain outstanding and shall be automatically converted into one (1) Surviving Pubco Class A Share and (2) each certificate that evidenced Thunder Bridge II Class A Shares immediately prior to the Transaction (“Thunder Bridge II Class A Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class A Shares evidenced by such Thunder Bridge II Class A Share Certificate; provided, however, that each Thunder Bridge II Class A Share Certificate owned by Public Stockholders who have validly elected to redeem their shares in connection with the Redemption shall entitle the holder thereof to receive only cash in an amount equal to the Redemption Price as provided for in the Trust Agreement and Thunder Bridge II’s Organizational Documents.

(ii)     (1) Each Thunder Bridge II Class B Share issued and outstanding immediately prior to the Transaction shall be automatically converted into one (1) Surviving Pubco Class A Share, (2) each certificate that evidenced Thunder Bridge II Class B Shares immediately prior to the Transaction (“Thunder Bridge II Class B Share Certificate”) shall instead represent a number of Surviving Pubco Class A Shares equal to the number of Thunder Bridge II Class B Shares evidenced by such Thunder Bridge II Class B Share Certificate and (3) all rights in respect of all Thunder Bridge II Class B Shares shall cease to exist, other than the right to receive the Surviving Pubco Class A Shares in accordance with this Section 2.1(a).

(iii)     Following the Transactions, the holders of Thunder Bridge II Warrants shall, pursuant to the terms of the Thunder Bridge II Warrants, have the right (the “Surviving Pubco Warrants” and, with the Thunder Bridge II Public Warrants becoming “Surviving Pubco Public Warrants”) to purchase and receive, upon the basis and upon terms and conditions specified in such Thunder Bridge II Warrants and in lieu of the shares

Annex B-2-1

of Thunder Bridge II Common Stock immediately theretofore purchasable and receivable upon the exercise of rights represented thereby, the number of Surviving Pubco Class A Shares receivable in connection with the Transactions that the holder of such Thunder Bridge II Warrants would have received if such holder had exercised his, her or its Thunder Bridge II Warrant(s) immediately prior to the Transactions;

(iv)     Each Thunder Bridge II Class A Share and Thunder Bridge II Class B Share held by Thunder Bridge II shall be automatically cancelled and no consideration shall be issued or paid in respect thereof.

b.      The Company Merger. At the Closing, by virtue of the Company Merger, without any action on the part of the Company, ADK Legacy Owners, ADK Principal Owners, ADK Non-Contributing Service Providers, ADK Contributing Service Providers, ADK Service Provider Holdco, Parent or Thunder Bridge II except to the extent expressly provided in this Agreement otherwise:

(i)     Reserve Consideration. Surviving Pubco shall reserve that certain number of Surviving Pubco Class A Shares for issuance pursuant to the terms of this Agreement and the Transaction Documents, as determined by the following calculation (such resulting number, the “Reserve Consideration”): (i) Merger Consideration minus (ii) Consideration Shares (which net amount shall include the Surviving Pubco Class A Shares issuable pursuant to the Phantom Award Agreements).

(ii)     ADK Legacy Owners. In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Legacy Owner, each LLC Unit held by an ADK Legacy Owner shall automatically be converted into and exchanged for such ADK Legacy Owner’s Allocable Share of the Merger Consideration.

(iii)     ADK Non-Contributing Service Provider. Each LLC Unit held by an ADK Non-Contributing Service Provider as of immediately prior to the Effective Time shall elect either to, (1) to enter into the Exchange Agreement with respect to all (and not less than all) the LLC Units held by such ADK Non-Contributing Service Provider, or (2) execute the Letter of Transmittal to have all (and not less than all) LLC Units held by such ADK Non-Contributing Service Provider converted as of the Effective Time into the right to receive that number of Surviving Pubco Class A Shares equal to the quotient obtained by dividing (A) such ADK Non-Contributing Service Provider’s Allocable Share of the Merger Consideration by (B) the total number of LLC Units held by such ADK Non-Contributing Service Provider as of immediately prior to the Effective Time (the aggregate number of Surviving Pubco Class A Shares into which such ADK Non-Contributing Service Provider’s LLC Units are so converted being hereinafter referred to as such ADK Non-Contributing Service Provider’s “NCSP Class A Shares”); provided, that if an ADK Non-Contributing Service Provider shall fail to make an election as set forth above , then such LLC Units shall not be converted in the Company Merger and shall, as of immediately after the Effective Time, continue to remain issued and outstanding, subject in all respects to the Surviving Company Amended and Restated Limited Liability Company Agreement; and provided further that, if any of the LLC Units held by such Non-Contributing Service Provider as of immediately prior to conversion pursuant to clause (2) above are subject to forfeiture pursuant to the terms of any LLC Unit award under which such LLC Units were issued (each such LLC Unit award, a “Class B Units Grant”), then the NCSP Class A Shares into which such LLC Units subject to a Class B Unit Grant are converted shall be subject to the same terms and conditions of forfeiture, mutatis mutandis, as are provided under the Class B Units Grant applicable to such LLC Units.

(iv)     ADK Phantom Unit Holders. In accordance with each of the Phantom Award Agreements executed by the Company and each ADK Phantom Unit Holder, each Phantom Unit held by an ADK Phantom Unit Holder shall have the right to receive from the Reserve Consideration the number of Surviving Pubco Class A Shares set forth in such ADK Phantom Unit Holder’s Phantom Award Agreement, subject to the vesting schedule set forth therein; and Surviving Pubco shall issue such Surviving Pubco Class A Shares pursuant to the terms of each Phantom Award Agreement.

(iv)     ADK Principal Owners.

(A)     Each ADK Principal Owner shall be deemed to have contributed to Surviving Pubco all of his, her or its voting rights in the Surviving Company to Surviving Pubco held by such ADK Principal Owners in consideration of (i) receipt of the number of Surviving Pubco Class V Shares set out opposite each such ADK Principal Owners’ name in Schedule 2.1(b)(v)(A), and (ii) the execution and delivery by Surviving Pubco to such ADK Principal Owner of the Tax Receivables Agreement and the Exchange Agreement.

Annex B-2-2

(B)     In accordance with the directions provided in the executed Letter of Transmittal executed by each ADK Principal Owner, all ADK Principal Owner Exchangeable LLC Units held by each ADK Principal Owner shall automatically be converted into and exchanged for the Allocable Share of the Merger Consideration attributable to such ADK Principal Owner Exchangeable LLC Units.

c.      The Service Provider Merger. At the Closing, each membership unit of ADK held by an ADK Contributing Service Provider outstanding as of immediately prior to the Effective Time shall, by virtue of the Service Provider Merger and without any action on the part of ADK Service Provider Holdco or ADK Service Provider Merger Sub, Parent, Thunder Bridge II or any of the members of ADK Service Provider Holdco, automatically be converted into and exchanged for the right to receive that number of Surviving Pubco Class A Shares equal to the quotient obtained by dividing (A) such ADK Contributing Service Provider’s share (in accordance the Organizational Documents of ADK Service Provider Holdco) of the Merger Consideration by (B) the total number of membership units held by such ADK Contributing Service Provider as of immediately prior to the Effective Time (the aggregate number of Surviving Pubco Class A Shares into which such ADK Contributing Service Provider’s membership units are so converted being hereinafter referred to as such ADK Contributing Service Provider’s “CSP Class A Shares”); provided that, if any of such membership units held by such Contributing Service Provider as of immediately prior to such conversion are subject to forfeiture pursuant to the terms of any unit award under which such membership units were issued (each such unit award, a “CSP Units Grant”), then the CSP Class A Shares into which such membership units subject to a CSP Units Grant are converted shall be subject to the same terms and conditions of forfeiture, mutatis mutandis, as are provided under the CSP Units Grant applicable to such membership units.

d.      The Blocker Mergers. At the Closing, by virtue of the Blocker Mergers and without any action on the part of Parent or Thunder Bridge II or any ADK Blocker, each LLC Unit held by each ADK Blocker shall automatically be converted and exchanged for the equity holder of such ADK Blocker’s share (in accordance the Organizational Documents of such ADK Blocker) of such ADK Blocker’s Allocable Share of the Merger Consideration.

ARTICLE II.
MISCELLANEOUS

2.1      Remaining Provision; References. Except as expressly modified by this Amendment, the MTA shall remain in full force and effect. Each reference in the MTA to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the MTA, and each reference in any other document relating to the “MTA,” “thereunder,” “thereof” or words of like import referring to the MTA, means and references the MTA as amended by this Amendment.

Miscellaneous. Article XI of the MTA shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

Annex B-2-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:
AY DEE KAY, LLC d/b/a INDIE SEMICONDUCTOR
By:
Name:	Donald McClymont
Title:	Chief Executive Officer
COMPANY SECURITYHOLDER REPRESENTATIVE:

Name:	Donald McClymont
THUNDER BRIDGE II:
THUNDER BRIDGE ACQUISITION II, LTD.
By:
Name:	Gary A. Simanson
Title:	Chief Executive Officer

Annex B-2-4

Annex C

THUNDER BRIDGE II SURVIVING PUBCO, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

THUNDER BRIDGE II SURVIVING PUBCO, INC.
2021 OMNIBUS EQUITY INCENTIVE PLAN

Article I
PURPOSE

The purpose of this Thunder Bridge II Surviving Pubco, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) is to benefit Thunder Bridge II Surviving Pubco, Inc. , a Delaware corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

Article II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1     “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.2     “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.3     “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4     “Board” shall mean the Board of Directors of the Company.

2.5     “Base Value” shall have the meaning given to such term in Section 14.2.

2.6     “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

2.7     “Change of Control” shall mean, except as otherwise provided in an Award Agreement, (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)     Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an

Annex C-1

Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)     The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c)     The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)     The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

(e)     Within any twenty four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

Unless otherwise provided in an applicable Award Agreement, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Code Section 409A, a Change of Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

2.8     “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.9     “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10     “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11     “Consultant” shall mean any natural person that provides bona fide services as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 of the Securities Act of 1933, as amended.

2.12     “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13     “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.14     “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15     “Effective Date” shall mean [________], 2021.

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2.16     “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17     “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.18     “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

2.19     “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.20     “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.21     “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22     “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23     “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.24     “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.25     “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.26     “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.27     “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.28     “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.

2.29     “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.

2.30     “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

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2.31     “Performance Unit Award” or “Performance Unit” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.32     “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.33     “Plan” shall mean this Thunder Bridge II Surviving Pubco, Inc. 2021 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.34     “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.35     “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.36     “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or Shares shall be made to the Holder, based on the number of Units awarded to the Holder.

2.37     “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.38     “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.39     “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.40     “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.41     “Shares” or “Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

2.42     “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.43     “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.44     “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.45     “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.46     “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

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2.47     “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.48     “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.49     “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.50     “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

Article III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

Article IV
ADMINISTRATION

4.1     Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2     Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3     Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4     Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

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Article V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1     Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Shares that may be issued under the Plan shall not exceed [____________] (______)]1 Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Incentive Stock Options shall not be more than [____________] (______)] Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding).

5.2     Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

Article VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1     Eligibility. Awards made under the Plan may be granted solely to individuals who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2     Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a)     The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i)     If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii)     If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii)     If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b)     In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs.

____________

1          To be equal to [7%] of the Company on a fully diluted basis.

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6.3     Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4     Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

Article VII
OPTIONS

7.1     Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2     Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement

7.3     Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

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7.4     Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5     Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6     Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7     Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate. Any substitute Awards granted under this Plan shall not reduce the number of Shares authorized for grant under the Plan.

7.8     Prohibition Against RePricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

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Article VIII
RESTRICTED STOCK AWARDS

8.1     Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2     Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3     Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Article IX
UNRESTRICTED STOCK AWARDS

9.1     Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2     Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3     Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

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Article X
RESTRICTED STOCK UNIT AWARDS

10.1     Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified vesting schedule. At the time a Restricted Stock Unit Award is made, the Committee shall establish the vesting schedule applicable to such Award. Each Restricted Stock Unit Award may have a different vesting schedule, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2     Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3     Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive Shares or a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

Article XI
PERFORMANCE UNIT AWARDS

11.1     Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2     Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3     Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

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Article XII
PERFORMANCE STOCK AWARDS

12.1     Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 12.3.

12.2     Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made in accordance with Section 12.3, below. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3     Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

Article XIII
DISTRIBUTION EQUIVALENT RIGHTS

13.1     Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2     Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3     Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future

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date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

Article XIV
STOCK APPRECIATION RIGHTS

14.1     Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

14.2     Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)     The excess of (i) the Fair Market Value of a Share on the date of exercise, over (ii) the Base Value, multiplied by,

(b)     The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.3     Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a)     The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b)     The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c)     The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)     The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)     The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

Article XV
RECAPITALIZATION OR REORGANIZATION

15.1     Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation

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of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2     Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3     Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

15.4     Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

15.5     Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.6     No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the

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Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

Article XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.7 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

Article XVII
MISCELLANEOUS

17.1     No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2     No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3     Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

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17.4     No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

17.5     Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6     Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7     Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8     Clawback Policy. Notwithstanding anything contained herein or in any incentive “performance based” award, Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

17.9     No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Holder to advise such Holder as to the time or manner of exercising any Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any person.

17.10     Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. If an Award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Holder, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Holder’s separation from service (unless an earlier death), if required by Section 409A. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. It is the intent of the Company that

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the provisions of this Plan and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

17.11     Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.12     Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.13     Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.14     Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

17.15     Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Holders within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Holders in any jurisdiction that is not affected.

17.16     Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.17     No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.18     Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Annex C-16

Annex D

FORM OF

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of [•], 2021, among indie Semiconductor, Inc. (formerly known as Thunder Bridge II Surviving Pubco, Inc.), a Delaware corporation (the “Corporation”), Ay Dee Kay, LLC, d/b/a indie Semiconductor, a California limited liability company (“Ay Dee Kay LLC”), and the holders of LLC Units (as defined herein) from time to time party hereto. Capitalized terms used herein and not otherwise defined shall have the meaning given to them in that certain Master Transactions Agreement by and among the Corporation, ADK Merger Sub LLC, a Delaware limited liability company, Ay Dee Kay LLC and certain other parties thereto, dated as of [•], 2020 (the “MTA”).

WHEREAS, in accordance with MTA, the Corporation has agreed to enter into this Agreement pursuant to which the Principal Class A Unitholders (as defined below) and the Class B Unitholders (as defined below) shall have the right to exchange their LLC Units for shares of Class A Common Stock (as defined herein), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1. Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acceleration” has the meaning set forth in Section 2.4(b) of this Agreement.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Ay Dee Kay LLC” has the meaning set forth in the Preamble to this Agreement.

“Ay Dee Kay LLC Agreement” means the Eighth Amended and Restated Operating Agreement of Ay Dee Kay, LLC, dated on or about the date hereof, as such agreement may be amended from time to time.

“Change of Control” means the occurrence of any of the following:

a.      if the Corporation engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

b.      if the Corporation Class A Common Stock or successor shares to the Class A Common Stock cease to be listed on a national securities exchange, other than for the failure to satisfy:

i.       any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of the Corporation or its Subsidiaries taken after the Closing with the primary intent of causing, or which would otherwise reasonably be expected to cause, the Corporation to violate such applicable minimum listing requirements; or

ii.      a minimum price per share requirement of such national securities exchange;

c.      or if any of the following shall occur:

i.       there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Corporation board of directors immediately prior to the merger or consolidation

Annex D-1

does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

ii.      the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporation of all or substantially all of the asset of the Corporation and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporation of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale; or

iii.     any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Class A Units” has the meaning given to them in the Ay Dee Kay LLC Agreement.

“Class B Units” has the meaning given to them in the Ay Dee Kay LLC Agreement.

“Class B Unitholders” means the holders of Class B Units in Ay Dee Kay LLC.

“Class V Common Stock” means the Class V common stock, par value $0.0001 per share, of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation” has the meaning set forth in the Preamble to this Agreement.

“Earn Out Exchange” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“Earn Out Unit” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“Exchange” has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“Exchange Date” means the date on which an Exchanging Member exercises his, her or its Exchange right under this Agreement.

“Exchanging Member” mean each Principal Class A Unitholders and Class B Unitholders, in his, her or its capacity as a party to this Agreement, having the rights and obligations set out in this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means 1.0, subject to adjustment pursuant to Section 2.2 hereof.

“Fair Market Value” means, with respect to any shares of Class A Common Stock, the product of (i) the number of such shares of Class A Common Stock, multiplied by (ii) the average of the VWAP of the Class A Common Stock for each of the seven (7) consecutive Trading Days ending on the Trading Day immediately preceding the date such Fair Market Value is to be determined pursuant to this Agreement.

“LLC Unit” means (i) each Class A Unit held by the Principal Class A Unitholders and each Class B Unit issued and outstanding, in each case as of the date hereof and (ii) each Class A Unit and each Class B Unit or other interest in Ay Dee Kay LLC that may be issued by Ay Dee Kay LLC in the future that is designated as an “LLC Unit”.

Annex D-2

“LLC Unitholder” means each holder of one or more LLC Units that may from time to time be a party to this Agreement.

“Member” means a “Member” of Ay Dee Kay LLC, as such term is defined in the Ay Dee Kay LLC Agreement.

“MTA” has the meaning set forth in the Preamble to this Agreement.

“Permitted Transferee” has the meaning given to such term in Section 3.1 of this Agreement.

“Principal Class A Unitholders” means the following Members of Ay Dee Kay LLC: Bison Capital Partners IV, L.P., Donald McClymont, Ichiro Aoki, Scott Kee, and David Kang.

“Principal Exchange” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

“Securities Act” has the meaning set forth in Section 2.1(e) of this Agreement.

“Service Provider Exchange” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Service Provider Grant Award” means, with respect to each Class B Unitholder, that certain Class B Unit Purchase Agreement by and between such Class B Unitholder and Ay Dee Kay LLC.

“Trading Day” means any day on which Class A Common Stock is actually traded on the principal securities exchange or securities market on which Class A Common Stock is then traded.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm selected by the Corporation.

ARTICLE II

SECTION 2.1. Exchange of LLC Units for Class A Common Stock.

(a) The Exchanges.

(i) Principal Exchange. With respect to the Principal Class A Unitholders, from and after the six-month anniversary of the Closing, each Principal Class A Unitholder shall be entitled at any time and from time to time thereafter, upon the terms and subject to the conditions hereof, to surrender to the Corporation any LLC Units held by such Principal Class A Unitholder as of the Exchange Date, in exchange for the delivery by the Corporation to such exchanging Principal Class A Unitholder, of a number of shares of Class A Common Stock that is equal to the product of (i) the number of LLC Units surrendered multiplied by (ii) the Exchange Rate (such exchange, a “Principal Exchange”).

(ii) Service Provider Exchange. With respect to each of the Class B Unitholders, from and after the later of (i) the six-month anniversary of the Closing and (ii) the date that is the two year anniversary of the Effective Date as defined in such Class B Unitholder’s Service Provider Grant Agreement (or if the Class B Unitholder has entered into more than one Service Provider Grant Agreement, then the date that is the two year anniversary of the Effective Date of the latest Service Provider Grant Agreement entered into by such Class B Unitholder), each Class B Unitholder shall be entitled at any time and from time to time thereafter, upon the terms and subject to the conditions hereof, to surrender to the Corporation any or all of the LLC Units held by such Class B Unitholder as of the Exchange

Annex D-3

Date, in exchange for the delivery by the Corporation to such exchanging Class B Unitholder, a number of shares of Class A Common Stock that is equal to the product of (i) the number of LLC Units surrendered multiplied by (ii) the Exchange Rate (such exchange, a “Service Provider Exchange”); provided, that any portion of the Class B Units held by a Class B Unitholder that remains subject to forfeiture in accordance with the Service Provider Grant Agreement shall not be eligible for the Service Provider Exchange until such time as such Class B Units are no longer subject to forfeiture pursuant to the terms of the applicable Service Provider Grant Agreement.

(iii) Earn Out Exchange. The parties to this Agreement acknowledge and agree that pursuant to Section 2.5 of the MTA (the Earn Out), the Principal Class A Unitholders and the Class B Unitholders are eligible to receive additional LLC Units in Ay Dee Kay LLC pursuant to the terms and conditions set forth in the MTA (“Earn Out Unit”), and from and after the six-month anniversary of the Closing, each Principal Class A Unitholder and Class B Unitholder shall be entitled at any time and from time to time thereafter, upon the terms and subject to the conditions hereof, to surrender to the Corporation any or all of the Earn Out Units held by such LLC Unitholder, in exchange for the delivery by the Corporation to such exchanging LLC Unitholder, a number of shares of Class A Common Stock that is equal to the product of (i) the number of Earn Out Units surrendered multiplied by (ii) the Exchange Rate (such exchange, an “Earn Out Exchange” and together with the Principal Exchange and the Service Provider Exchange, the “Exchange”); provided, however, with respect to the Class B Unitholders, a Class B Unitholder shall not be entitled to an Earn Out Exchange until the later of (x) the six-month anniversary of the Closing and (y) the date that is the two year anniversary of the Effective Date as defined in such Class B Unitholder’s Service Provider Grant Agreement (or if the Class B Unitholder has entered into more than one Service Provider Grant Agreement, then the date that is the two year anniversary of the Effective Date of the latest Service Provider Grant Agreement entered into by such Class B Unitholder).

(b) An LLC Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to the Corporation and to Ay Dee Kay LLC a written election of exchange in respect of the LLC Units to be exchanged, substantially in the form of Exhibit A hereto, duly executed by such holder or such holder’s duly authorized attorney, in each case delivered during normal business hours at the principal executive offices of the Corporation or of Ay Dee Kay LLC . As promptly as practicable following the delivery of such a written election of exchange (and the concurrent consummation of the transfer of LLC Units from such LLC Unitholder to the Corporation in connection therewith), the Corporation shall deliver or cause to be delivered at the offices of then-acting registrar and transfer agent of the Class A Common Stock or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Corporation, the number of shares of Class A Common Stock deliverable upon such Exchange, registered in the name of the relevant exchanging LLC Unitholder or its designee. Notwithstanding the foregoing, if the Class A Common Stock is settled through the facilities of The Depository Trust Company, and the exchanging LLC Unitholder is permitted to hold shares of Class A Common Stock through The Depository Trust Company, Ay Dee Kay LLC will, subject to Section 2.1(c) hereof, upon the written instruction of an exchanging LLC Unitholder, use its reasonable best efforts to deliver or cause to be delivered the shares of Class A Common Stock deliverable to such exchanging LLC Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging LLC Unitholder. The Corporation, including in its capacity as the Manager of Ay Dee Kay LLC, shall take such actions as may be required to ensure the performance by Ay Dee Kay LLC of its obligations under this Section 2(b) and the foregoing Section 2(a), including the issuance and sale of shares of Class A Common Stock to or for the account of Ay Dee Kay LLC in exchange for the delivery to the Corporation of a number of LLC Units that is equal to the number of LLC Units surrendered by an exchanging LLC Unitholder. Any LLC Unitholder that surrenders all of the LLC Units held by such LLC Unitholder to the Corporation, for the account of Ay Dee Kay LLC or to Ay Dee Kay LLC pursuant to this Section 2.1(b) shall concurrently surrender all shares of Class V Common Stock held by such LLC Unitholder (including any fractions thereof) to the Corporation for no additional consideration.

(c) Ay Dee Kay LLC and each exchanging LLC Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that Ay Dee Kay LLC shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the LLC Unitholder that requested the Exchange, then such LLC Unitholder and/or the person in whose name such shares are to be delivered shall pay to Ay Dee Kay LLC the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Ay Dee Kay LLC that such tax has been paid or is not payable.

Annex D-4

(d) Notwithstanding anything to the contrary herein, to the extent the Corporation or Ay Dee Kay LLC shall determine that LLC Units do not meet the requirements of Treasury Regulation section 1.7704-1(h), the Corporation or Ay Dee Kay LLC may impose such restrictions on an Exchange with respect to such LLC Units as the Corporation or Ay Dee Kay LLC may determine to be necessary or advisable so that Ay Dee Kay LLC is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that each LLC Unitholder shall be entitled at any time to exchange LLC Units for Class A Common Stock, provided that the transfer satisfies the “block transfer” exception of Treasury Regulations Section 1.7704-1(e)(2) Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Corporation or of Ay Dee Kay LLC, such an Exchange would pose a material risk that Ay Dee Kay LLC would be a “publicly traded partnership” under Section 7704 of the Code.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary herein, an LLC Unitholder shall not be entitled to effect an Exchange to the extent the Corporation determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreements with the Corporation or its subsidiaries to which such LLC Unitholder may be party (including, without limitation, the Ay Dee Kay LLC Agreement) or any written policies of the Corporation related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(f) The Corporation may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election of an Exchange.

SECTION 2.2. Adjustment. The Exchange Rate shall be adjusted accordingly, by the Corporation in good faith, if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the LLC Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging LLC Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging LLC Unitholder would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any LLC Unit.

SECTION 2.3. Class A Common Stock to be Issued.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided, that nothing contained herein shall be construed to preclude Ay Dee Kay LLC from satisfying its obligations in respect of the Exchange of the LLC Units by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation or are held by Ay Dee Kay LLC or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation or held by any subsidiary thereof). The Corporation and Ay Dee Kay LLC covenant that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Corporation and Ay Dee Kay shall at all times ensure that the execution and delivery of this Agreement by each of the Corporation and Ay Dee Kay and the consummation by each of the Corporation and Ay Dee Kay LLC of the transactions contemplated hereby (including without limitation, the issuance of the Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Corporation and Ay Dee Kay LLC, including, but not limited to, all actions necessary to ensure that the acquisition

Annex D-5

of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Corporation’s board of directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) The Corporation and Ay Dee Kay LLC covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the LLC Unitholder requesting such Exchange, the Corporation and Ay Dee Kay LLC shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Corporation and Ay Dee Kay LLC shall use commercially reasonable efforts to list the Class A Common Stock required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

SECTION 2.4. Mandatory Exchanges.

(a) Change of Control.

(i) In connection with a Change of Control, and subject to any approval of the Change of Control as required under the applicable organizational documents of the Corporation and the law, the Corporation shall have the right to require each Exchanging Member to surrender to the Corporation any LLC Units held by such Exchanging Member, effective immediately prior to the effectiveness or consummation, as applicable, of a Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated), in exchange for the delivery by the Corporation to such Exchanging Member, a number of shares of Class A Common Stock that is equal to the product of (i) the number of LLC Units surrendered multiplied by (ii) the Exchange Rate, without any action on the part of any Person, including the Corporation or the Exchanging Members.

(ii) The Corporation shall provide written notice of an expected Change of Control to each Exchanging Member who has not, as of such date, Exchanged his, her or its LLC Units, within the earlier of (x) five (5) Business Days following the execution of the definitive agreement with respect to such Change of Control or (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid in the Change of Control. Notwithstanding the above, in the event that it is impracticable for the Corporation to notify the Exchanging Members of such a Change of Control within the time frame set forth in the preceding sentence, the Corporation shall provide written notice to all Exchanging Members of such Change of Control within five (5) Business Days of the Corporation’s discovery of such Change of Control.

(b) Acceleration of Exchanges. Notwithstanding anything contained in this Agreement to the contrary, on the date which is the date that (i) all Class B Units held by Class B Unitholders have ceased to be subject to forfeiture pursuant to each Class B Unitholder’s respective Service Provider Grant Award and (ii) all LLC Units held by the Principal Class A Members have exchanged his, her or its Class A Units in a Principal Exchange such that none of the Principal Class A Members is a Member of Ay Dee Kay LLC, the Corporation shall have the right to require each Class B Unitholder to surrender to the Corporation any LLC Units held by such Class B Unitholder that were issued to such Class B Unitholder pursuant to a Service Provider Grant Award with an Effective Date that is at least two years before such surrender, in exchange for the delivery by the Corporation to such exchanging Class B Unitholder a number of shares of Class A Common Stock that is equal to the product of the number of LLC Units surrendered multiplied by the Exchange Rate, without any action on the part of any Person, including the Corporation and the Class B Unitholder. The Corporation shall provide written notice of its intent to accelerate the surrender to the Corporation of any LLC Units held by such Class b Unitholder pursuant to Section 2.4(b) (the “Acceleration”) by delivering notice to each such affected Class b Unitholder not less than ten (10) Business Days before the proposed date upon which the Corporation contemplates to effectuate the Acceleration.

Annex D-6

SECTION 2.5. Cash Exchange. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, with respect to any Exchange, the Corporation shall be entitled to deliver to any exchanging LLC Unitholder, in lieu of delivering any or all of the shares of its Class A Common Stock it would otherwise be required to deliver pursuant to this Article II, cash in an amount equal to the Fair Market Value of such shares of its Class A Common Stock, with such Fair Market Value to be determined pursuant this Agreement as of the date the applicable written election of exchange to be delivered to the Corporation pursuant to Section 2.1(b) is received by the Corporation (or, with respect to a mandatory exchange pursuant to Section 2.4, as of immediately prior to the effectiveness or consummation, as the case may be, of the applicable Change of Control. Contemporaneously with its delivery of cash to an exchanging LLC Unitholder, the Corporation shall deliver to such LLC Unitholder a statement prepared by or at the direction of the Corporation setting forth in reasonable detail the determination of the Fair Market Value of the shares of Class A Common Stock in lieu of which cash is being delivered pursuant to this Section 2.5.

ARTICLE III

SECTION 3.1. Additional LLC Unitholders. To the extent an LLC Unitholder proposes to transfer any or all of such holder’s LLC Units to another person in a transaction in accordance with, and not in contravention of, the Ay Dee Kay LLC Agreement or any other agreement or agreements with the Corporation or any of its subsidiaries to which a transferring LLC Unitholder may be party (each, a “Permitted Transferee”), then such LLC Unitholder shall take all actions reasonably necessary to cause such Permitted Transferee to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee all become an LLC Unitholder hereunder. To the extent Ay Dee Kay LLC issues LLC Units in the future, Ay Dee Kay LLC shall be entitled, in its sole discretion, to make any holder of such LLC Units an LLC Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

SECTION 3.2. Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a) If to the Corporation, to:

indie Semiconductor, Inc.
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
949 608 0854
Tom@indiesemi.com

(b) If to Ay Dee Kay LLC, to:

indie Semiconductor
32 Journey
Aliso Viejo, California 92656
Attention: Tom Schiller, CFO
949 608 0854
Tom@indiesemi.com

(c) If to any LLC Unitholder, to the address and other contact information set forth in the records of Ay Dee Kay LLC from time to time.

SECTION 3.3. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

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SECTION 3.5. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6. Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation, (ii) Ay Dee Kay LLC and (iii) LLC Unitholders holding at least a majority of then outstanding LLC Units (excluding LLC Units held by the Corporation); provided that no amendment may materially, disproportionately and adversely affect the rights of an LLC Unitholder (other than the Corporation and its subsidiaries) without the consent of such LLC Unitholder (or, if there is more than one such LLC Unitholder that is so affected, without the consent of a majority in interest of such affected LLC Unitholders (other than the Corporation and its subsidiaries) in accordance with their holdings of LLC Units).

SECTION 3.7. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding, investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

Annex D-8

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(i) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 3.8(c) and such parties agree not to plead or claim the same.

SECTION 3.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

SECTION 3.10. Tax Treatment. This Agreement shall be treated as part of the partnership agreement of Ay Dee Kay LLC as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the LLC Units by an LLC Unitholder to the Corporation, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, Ay Dee Kay LLC and/or the Corporation shall provide the exchanging LLC Unitholder with all reasonably necessary information to enable the exchanging LLC Unitholder to file its income Tax returns for the taxable year that includes the Exchange, including information with respect to Code Section 751 assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) basis adjustments as soon as practicable and in all events within 60 days following the close of such taxable year (and use commercially reasonable efforts to provide estimates of such information within 90 days of the applicable Exchanges).

SECTION 3.11. Withholding. The Corporation and Ay Dee Kay LLC shall be entitled to deduct and withhold from any payment made to a LLC Unitholder pursuant to any Exchange consummated under this Agreement all Taxes that each of the Corporation and Ay Dee Kay LLC is required to deduct and withhold with respect to such payment under the Code (or any other provision of applicable law), including, without limitation, Section 1446(f) of the Code. Ay Dee Kay LLC may at its sole discretion reduce the Class A Common Stock issued to a LLC Unitholder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such LLC Unitholder.

SECTION 3.12. Acknowledgement and Agreement with Respect to the MTA. By his, her or its execution hereof (jncluding by any joinder agreement hereto), (i) each LLC Unitholder acknowledges that it has received a copy of the MTA and carefully reviewed the same, with such advice in connection therewith from its advisors, including legal counsel, as such LLC Unitholder deems necessary or appropriate, (ii) each LLC Unitholder consents and agrees to the provisions of Section 1.7 of the MTA, including, without limitation, the appointment of the Company Securityholder Representative pursuant to the terms and conditions thereof, with authority to act on behalf of such LLC Unitholder (as a Company Equity Holder under the MTA), and such other authority, as provided in the MTA, and (iii) each Class A Unitholder who is an ADK Principal Owner consents to and agrees to the provisions of Section 2.1(b)(v) of the MTA under which such LLC Unitholder is deemed to have contributed to the Corporation all of his, her or its voting rights in Ay Dee Kay LLC to the Corporation in consideration for the receipt of the consideration specified therein.

SECTION 3.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

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SECTION 3.14. Independent Nature of LLC Unitholders’ Rights and Obligations. The obligations of each LLC Unitholder hereunder are several and not joint with the obligations of any other LLC Unitholder, and no LLC Unitholder shall be responsible in any way for the performance of the obligations of any other LLC Unitholder hereunder. The decision of each LLC Unitholder to enter into to this Agreement has been made by such LLC Unitholder independently of any other LLC Unitholder. Nothing contained herein, and no action taken by any LLC Unitholder pursuant hereto, shall be deemed to constitute the LLC Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the LLC Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Corporation acknowledges that the LLC Unitholders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regards to its principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank]

Annex D-10

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Thunder Bridge II Surviving Pubco, Inc.
By:
Name:
Title:
Ay Dee Kay LLC, d/b/a indie Semiconductor
By:
Name:
Title:
LLC UNITHOLDER
By:
Name:
Title:

[Signature Page — Exchange Agreement]
Annex D-11

EXHIBIT A

FORM OF
ELECTION OF EXCHANGE

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, California 92656

Attention: Tom Schiller, CFO

Ay Dee Kay, LLC, d/b/a indie Semiconductor

32 Journey

Aliso Viejo, California 92656

Attention: Tom Schiller, CFO

Reference is hereby made to the Exchange Agreement, dated as of [•], [•] (the “Exchange Agreement”), among indie Semiconductor, Inc. (formerly known as Thunder Bridge II Surviving Pubco, Inc.,) a Delaware corporation, Ay Dee Kay, LLC, d/b/a indie Semiconductor, a California limited liability company, and the holders of LLC Units (as defined herein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned LLC Unitholder hereby transfers to the Corporation, for the account of indie Semiconductor, Inc., the number of LLC Units set forth below in exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Exchange Agreement.

Legal Name of LLC Unitholder: ______________________________________

Address: _________________________________________________________

Number of LLC Units to be exchanged: ________________________________

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the LLC Units subject to this Election of Exchange are being transferred to the Corporation free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the LLC Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such LLC Units to the Corporation.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation or of Ay Dee Kay, LLC as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation, for the account of indie Semiconductor, Inc., the LLC Units subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

Annex D-12

EXHIBIT B

FORM OF
JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•], [•] (the “Exchange Agreement”), among indie Semiconductor, Inc. (formerly known as Thunder Bridge II Surviving Pubco, Inc.), a Delaware corporation (the “Corporation”), Ay Dee Kay, LLC, d/b/a indie Semiconductor, a California limited liability company, and each of the LLC Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired LLC Units in Ay Dee Kay, LLC. By signing and returning this Joinder Agreement to the Corporation, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of an LLC Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of an LLC Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation and by Ay Dee Kay, LLC, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:
Address for Notices:	With copies to:

Attention:

Annex D-13

Annex E

TAX RECEIVABLE AGREEMENT

among

THUNDER BRIDGE II SURVIVING PUBCO, INC. AND ITS SUCCESSORS

and

THE PERSONS NAMED HEREIN

Dated as of [        ], 2020

Annex E-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of December [•], 2020, is hereby entered into by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (the “Corporate Taxpayer”), each Person identified on Schedule A hereto (the “TRA Parties”) and the TRA Party Representative. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Article I hereof.

RECITALS

WHEREAS, the Corporate Taxpayer, Thunder Bridge Acquisition II, Ltd., Merger Subs described therein, Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (“OpCo”), each ADK Blocker, ADK Service Provider Holdco, LLC and the Company Securityholder Representative named therein entered into a Master Transactions Agreement, dated as of December __, 2020 (as amended from time to time, the “Merger Agreement”);

WHEREAS, the TRA Parties directly or indirectly hold limited liability company units (the “Units”) in OpCo, which is classified as a partnership for United States federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the Manager of OpCo, and holds and will hold, directly and/or indirectly, Units;

WHEREAS, each Blocker is taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, in connection with the Mergers (as defined in the Merger Agreement), the shareholders of each Blocker will enter into certain reorganization transactions with the Corporate Taxpayer (the “Reorganization Transactions”), and as a result of such transactions the Corporate Taxpayer will obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common stock (the “Class A Shares”) of the Corporate Taxpayer, subject to the provisions of the Eighth Amended and Restated Operating Agreement of OpCo (as amended from time to time, the “LLC Agreement”) and the Exchange Agreement, dated as of [•], 2020, among the Corporate Taxpayer and the holders of Units from time to time party thereto (as amended from time to time, the “Exchange Agreement”);

WHEREAS, OpCo is currently treated as a partnership for United States federal income tax purposes and will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units by the Corporate Taxpayer from the TRA Parties in exchange for Class A Shares or other consideration (each such acquisition in exchange for such consideration, an “Exchange”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer Group may be affected by the Basis Adjustments, the Blocker NOLs and the Imputed Interest; and

WHEREAS, the Parties hereto are entering into this Agreement to set forth the agreements regarding the sharing of certain Tax benefits realized by the Corporate Taxpayer Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

Annex E-1

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b), 754 and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker” means each of [Anthem ADK Holdings, Inc., GoDubs Inc (Walden), indie Semi Blocker Corporation, and Reggae Semiconductor, Inc (Autotech Ventures)].

“Blocker NOLs” means the net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of each Blocker relating to taxable periods ending on or prior to the Closing Date.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)     any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)     the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)     there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)     the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other

Annex E-2

disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the Merger Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Group” means the Corporate Taxpayer, any direct or indirect Subsidiary of the Corporate Taxpayer and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means the LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the LIBOR plus 100 basis points.

“Exchange” shall have meaning provided in the Recitals; provided, however, that for the avoidance of doubt, a distribution of cash to the members of OpCo on or around the Closing Date, which will be treated for U.S. federal income tax purposes, in whole or in part, as a deemed sale of partnership interests in OpCo to the Corporate Taxpayer pursuant to Section 707(a) and 743(b) of the Code) shall each be treated as Exchanges. The terms “Exchanged” and “Exchanges” shall have correlative meanings.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer Group, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Basis and Attribute Schedule including amendments thereto for the Taxable Year, (b) excluding any Blocker NOLs and (c) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment, Blocker NOLs or Imputed Interest, as applicable.

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“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, foreign or local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement. For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by the Corporate Taxpayer to a TRA Party shall be excluded in determining the Hypothetical Tax Liability of the Corporate Taxpayer for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith consultation with the TRA Party Representative, on or prior to the relevant date of determination that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines, in good faith consultation with the TRA Party Representative, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine, in good faith consultation with the TRA Party Representative, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines, in good faith consultation with the TRA Party, is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that the TRA Party Representative disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the TRA Party Representative of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.9 hereof.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Bloomberg; provided, that if the closing price is not reported by the Bloomberg for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Bloomberg; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Units (a) that occurs prior to an Exchange of such Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group

Annex E-4

of which the Corporate Taxpayer is the parent for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability over the Hypothetical Tax Liability for Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means any tangible or intangible asset that is held by OpCo, or by any of its direct or indirect Subsidiaries at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) a Basis and Attribute Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OpCo that is treated as a corporation for United States federal income tax purposes.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including (without limitation) any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including any franchise taxes based on or measured with respect to net income or profits), and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party Representative” means, initially, [•], or, if [•] becomes unable to perform the TRA Party Representative’s responsibilities hereunder or resigns from such position, either (x) a replacement TRA Party Representative selected by [•], or (y) if [•] has not selected a substitute TRA Party Representative at or prior to the time of such inability or resignation, that TRA Party or committee of TRA Parties determined by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (a) the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the deductions arising from the Basis Adjustments, the Blocker NOLs and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the

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Valuation Assumptions) in which such deductions would become available and (ii) any loss or credit carryovers generated by deductions or losses arising from Basis Adjustments, the Blocker NOLs or Imputed Interest that are available in the Taxable year that includes the Early Termination Date and any Blocker NOLs that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Date will be utilized by the Corporate Taxpayer in the earliest possible Taxable Year permitted by the Code and the Treasury Regulations from the Early Termination Date, (b) the United States federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year has already been enacted into law, (c) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment and any short-term investments will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (d) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit is treated as Exchanged for the Market Value of the Class A Shares or the amount of cash that would be transferred to such Person if the Exchange occurred on the Early Termination Date.

Section 1.2     Other Definitions. As used in this Agreement, the following terms are defined in the Sections indicated below:

Term	Section
Agreement	Recitals
Amended Schedule	Section 2.2
Basis and Attribute Schedule	Section 2.1
Blocker Parties	Schedule A
Catchup Payment	Schedule A
Class A Shares	Recitals
Code	Recitals
Corporate Taxpayer	Recitals
Dispute	Section 7.8(a)
Early Termination Effective Date	Section 4.2
Early Termination Notice	Section 4.2
Early Termination Payment	Section 4.3(b)
Early Termination Schedule	Section 4.2
Exchange Agreement	Recitals
Expert	Section 7.9
Held Back Amount	Schedule A
Joinder Requirement	Section 7.6(a)
LLC Agreement	Recitals
Material Objection Notice	Section 4.2
Mergers	Recitals
Merger Agreement	Recitals
Net Tax Benefit	Section 3.1(b)
Objection Notice	Section 2.2(a)
Partial Payment	Schedule A
Reconciliation Dispute	Section 7.9
Reconciliation Procedures	Section 2.2(a)
Reorganization Transactions	Recitals
Senior Obligations	Section 5.1
Tax Benefit Payment	Section 3.1(b)
Tax Benefit Schedule	Section 2.2(a)
TRA Party	Recitals
Units	Recitals

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Article II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1     Basis and Attribute Schedule. Within one hundred twenty (120) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for the Taxable Year in which the Reorganization Transactions are effected, and for each Taxable Year thereafter, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis and Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, to the extent applicable in each case: (a) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year by such TRA Party, calculated in the aggregate, (c) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable, (d) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable, (e) the Blocker NOLs, and (f) any applicable limitations on the use of such Blocker NOLs for Tax purposes (including under Section 382 of the Code). For the avoidance of doubt, the Basis and Attribute Schedule shall reflect all changes in the bases of Reference Assets arising other than from a Basis Adjustment (e.g., as the result of an audit). Each Basis and Attribute Schedule will become final and binding on the Parties as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2     Tax Benefit Schedule.

(a)     Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for each Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment or Realized Tax Detriment for such Taxable Year and the allocation of any Net Tax Benefit among the TRA Parties, which allocation shall be made in accordance with Schedule A (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final and binding on the Parties as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)     Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, the Blocker NOLs and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Blocker NOLs and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment, Blocker NOLs or Imputed Interest (a “TRA Portion”) and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (i) the amount of such Tax item for all Tax purposes taking into account the Basis Adjustments, Blocker NOLs or Imputed Interest and (ii) the amount of such Tax item for all Tax purposes without taking into account the Basis Adjustments, Blocker NOLs or Imputed Interest, with the TRA Portion equal to the excess of the amount specified in clause (i) over the amount specified in clause (ii) (but only if such excess is greater than zero). The parties agree that (1) all Tax Benefit Payments made to a TRA Party (other than the Blocker Parties) and attributable to the Basis Adjustments (other than amounts accounted for as Imputed Interest) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (2) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

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Section 2.3     Procedures, Amendments.

(a)     Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporate Taxpayer for Taxes, the Hypothetical Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)     Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis and Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

Article III
TAX BENEFIT PAYMENTS

Section 3.1     Payments.

(a)     Payments. Subject to Section 3.3, within ten (10) Business Days after all the Tax Benefit Schedules with respect to the taxable year delivered to the TRA Party become final in accordance with Article II of this Agreement, Corporate Taxpayer shall pay or cause to be paid to each applicable TRA Party for such taxable year such TRA Party’s Tax Benefit Payment (if any) determined in accordance with and subject to Section 3.1(b) and the applicable final Tax Benefit Schedule. Each such payment shall be made by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the applicable TRA Party to Corporate Taxpayer or as otherwise agreed by Corporate Taxpayer and the applicable Exchanged Owner. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments.

(b)     A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, which Corporate Taxpayer is required to pay or cause to be paid pursuant to this Section 3.1, equal to the sum of the Net Tax Benefit that is allocable to such TRA Party and the Interest Amount with respect thereto (less any Held Back Amount). For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated

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as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit, if any, as of the end of such Taxable Year, over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a) and Schedule A. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (a), (c) and (d), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 3.2     No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3     Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a)     Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments, Blocker NOLs or Imputed Interest, as such terms are defined in this Agreement, is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b)     If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c)     Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Article IV
TERMINATION

Section 4.1     Early Termination and Breach of Agreement.

(a)     The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains outstanding as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

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(b)     In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or (2)(A) the Corporate Taxpayer commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) days, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment.

(c)     In the event of a Change of Control, then all obligations hereunder with respect to any Exchanges occurring prior to such Change of Control shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to such prior Exchanges as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. In the event of a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing Valuation Assumptions (1), (2), (3) and (4), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.” Any Exchanges with respect to which a payment has been made under this Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments, or Early Termination Payments, and this Agreement shall have no further application to such Exchanges.

Section 4.2     Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party a notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth calendar day, the TRA Party Representative (a) provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection

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Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3     Payment upon Early Termination.

(a)     Within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party or as otherwise agreed by Corporate Taxpayer or the TRA Party.

(b)     “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied (ii) for each Taxable Year, the Tax Benefit Payment is paid ninety-five (95) calendar days after the due date, assuming an extension, of the U.S. federal income tax return of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice.

Section 4.4     Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange, after the 40th anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this Agreement shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1     Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2     Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment, Partial Payment or Catchup Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment, Partial Payment or Catchup Payment was due and payable.

Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1     Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the

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TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or Exchange Agreement.

Section 6.2     Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3     Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

Article VII
MISCELLANEOUS

Section 7.1     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Thunder Bridge Acquisition II, Ltd.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Gary Simanson, CEO
(202) 431-0507 (phone)
gsimanson@thunderbridge.us

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Jonathan Talcott
E. Peter Strand
(202) 689-2906 (phone)
Jon.talcott@nelsonmullins.com
Peter.strand@nelsonmullins.com

And

If to the TRA Parties, to the address and other contact information set forth in the records of OpCo from time to time.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

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Section 7.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3     Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the state of Delaware. The parties irrevocably consent to the exclusive jurisdiction of the courts of the state of Delaware and of the federal courts sitting in the state of Delaware in connection with any action relating to this Agreement and each party agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (a) or (b) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. To the extent not prohibited by applicable law, each party hereto waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in the above-named courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter thereof, may not be enforced in or by such courts. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim herein.

Section 7.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6     Successors; Assignment; Amendments; Waivers.

(a)     Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement; provided, however, that to the extent any TRA Party sells, exchanges, distributes, or otherwise transfers Units to any Person (other than the Corporate Taxpayer or the OpCo) in accordance with the terms of the Exchange Agreement and/or LLC Agreement, such TRA Party shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units; provided, further, that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the Exchange Agreement and/or LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement.

Annex E-13

(b)     No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative); provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).

(c)     All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8     Reserved.

Section 7.9     Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters (x) governed by Sections 2.2 and 4.2 or (y) described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis and Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

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Section 7.10     Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable tax forms and certifications reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.11     Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)     If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)     If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner. If any member of a group described in Section 7.11(a) that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder deconsolidates from the group (or the Corporate Taxpayer deconsolidated from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make Tax Benefit Payments in a manner consistent with the terms of its Agreement as the member actually realizes such Tax Benefits. If a member of a group described in Section 7.11(a) assumes an obligation to make Tax Benefit Payments hereunder, then the initial obligor is relieved of the obligation assumed

Section 7.12     Confidentiality.

(a)     Each TRA Party and each of their assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such

Annex E-15

returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b)     If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13     Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14     Reserved.

Section 7.15     Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.16     TRA Party Representative.

(a)     Without further action of any of the Corporate Taxpayer, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b)     If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.16(b), it may do so at any time and from time to time in its sole discretion).

Annex E-16

(c)     The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d)     Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

[The remainder of this page is intentionally blank]

Annex E-17

IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

Corporate Taxpayer:
THUNDER BRIDGE ACQUISITION II, LTD.
By:
Name:
Title:
TRA Party Representative:
[•]
By:
Name:
Title:

[Signature Page — Tax Receivable Agreement]

Annex E-18

TRA Parties:
By:
Name:
Title:

[Signature Page — Tax Receivable Agreement]

Annex E-19

SCHEDULE A

In accordance with Section 3,1, the entire Net Tax Benefit for each Taxable Year shall be paid within five (5) Business Days after the date on which the Tax Benefit Schedule for such Taxable Year becomes final in accordance with Section 2.2(a) (such final date, the “Payment Determination Date”), provided that with respect to a Tax Benefit Payment arising solely out of Blocker NOLs, if a TRA Party has Exchanged less than all of the Units held by such TRA Party immediately prior to the Closing Date (as indicated in the chart below), (i) such TRA Party’s Tax Benefit Payment in respect of such Blocker NOLs shall be reduced by a percentage equal to the percentage of the Units still held by such TRA Party on the Payment Determination Date (such partial amount paid, the “Partial Payment”), (ii) the amount by which such payment shall have been reduced (the “Held Back Amount”) shall be set aside, segregated and held in trust by the Corporate Taxpayer, and (iii) within [thirty (30) Business Days] after such TRA Party Exchanges any additional Units (an “Additional Exchange”), the TRA Party shall be paid out of such Held Back Amount an amount (such additional payment, a “Catchup Payment”) equal to (x) the amount such TRA Party would have been paid for such Taxable Year had such additional Units also been Exchanged prior to such Payment Determination Date minus (y) the Partial Payment (and the aggregate amount of any Catchup Payments previously made to such TRA Party out of such Held Back Amount).

All TRA Parties share in Net Tax Benefits derived from Blocker NOLs in accordance with the column below entitled “Relative Ownership Percentage (NOL Payments).” Net Tax Benefits derived from a Basis Adjustment resulting from an Exchange by a TRA Party shall be allocated solely to the TRA Party effecting such Exchange (in accordance with Section 2.1(b)) and the “Blocker Parties” identified below in accordance with the column below entitled “Relative Ownership Percentage (Basis Payments).”

Name of TRA Party	Units Held Immediately Prior to Closing Date	Relative Ownership Percentage (NOL Payments)	Relative Ownership Percentage (Basis Payments)
[PRINCIPAL OWNER]
[PRINCIPAL OWNER]
[PRINCIPAL OWNER]
[PRINCIPAL OWNER]
[PRINCIPAL OWNER]
[BLOCKER PARTY]
[BLOCKER PARTY]
[BLOCKER PARTY]
[BLOCKER PARTY]

Annex E-20

Annex F

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT, dated as of [•], 2020 (this “Agreement”), by and among Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (“Thunder Bridge II”), Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“ParentCo”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), and each of the members of the Company whose names appear on the signature pages of this Agreement (each, a “Company Member” and, collectively, the “Company Members”).

WHEREAS, Thunder Bridge II, the Company, Thunder Bridge II, ParentCo, TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“TBII Merger Sub”), ADK Merger Sub, a Delaware limited liability company and wholly-owned subsidiary of ParentCo (“ADK Merger Sub”) and certain other persons propose to enter into, simultaneously herewith, a master transactions agreement (the “MTA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the MTA), a copy of which has been made available to each Company Member, which provides, among other things, that, upon the terms and subject to the conditions thereof, TBII Merger Sub will be merged with and into Thunder Bridge II (the “TBII Merger”), with Thunder Bridge II surviving the TBII Merger as a wholly owned subsidiary of ParentCo, and ADK Merger Sub will be merged with and into the Company (the “ADK Merger”), with the Company surviving the ADK Merger, as ultimately, an indirect wholly-owned subsidiary of ParentCo;

WHEREAS, as of the date hereof, each Company Member owns of record the number of class of units of the Company representing the Membership Interests in the Company as set forth opposite such Company Member’s name on Exhibit A hereto (all such units and any units of the Company of which ownership of record or the power to vote is hereafter acquired by the Company Members prior to the termination of this Agreement being referred to herein as the “Units”); and

WHEREAS, in order to induce, Thunder Bridge II, ParentCo, TBII Merger Sub Corp, ADK Merger Sub and the Company to enter into the MTA, the Company Members are executing and delivering this Agreement to Thunder Bridge II and ParentCo.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Company Members (severally and not jointly), Thunder Bridge II and the Company hereby agrees as follows:

1.     Agreement to Vote. Each Company Member, by this Agreement, with respect to its Units, severally and not jointly, hereby agrees (and agrees to execute such documents and certificates evidencing such agreement as Thunder Bridge II may reasonably request in connection therewith), if (and only if) the Approval Condition (as defined below) shall have been satisfied, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Member’s Units (a) in favor of the approval and adoption of the MTA, the transactions contemplated by the MTA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the MTA and considered and voted upon by the members of the Company, (c) in favor of the approval and adoption of the Equity Incentive Plan (as defined in the MTA) and (d) against any action, agreement or transaction (other than the MTA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the MTA or that would reasonably be expected to result in the failure of the transactions contemplated by the MTA from being consummated. Each Company Member acknowledges receipt and review of a copy of the MTA. For purposes of this Agreement, “Approval Condition” shall mean that the MTA shall not have been amended or modified to change the Merger Consideration payable under the MTA to the Company Members. For the purpose of clarification, any adjustment to the Merger Consideration pursuant to Section 2.4 of the MTA shall not constitute an amendment or modification to the Merger Consideration for purposes of the immediately preceding sentence.

2.     Transfer of Units. Except as may be required by or permitted in the MTA, each Company Member, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct

Annex F-1

or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder.

3.     Representations and Warranties. Each Company Member severally and not jointly, represents and warrants for and on behalf of itself to Thunder Bridge II as follows:

(a)     The execution, delivery and performance by such Company Member of this Agreement and the consummation by such Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or other Order applicable to such Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Units (other than pursuant to this Agreement, the MTA or transfer restrictions under applicable securities laws or the Organizational Documents of the Company or such Company Member) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Company Member’s Organizational Documents.

(b)     Such Company Member owns of record and has good, valid and marketable title to the Units set forth opposite the Company Member’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of such Company Member) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Units, and such Company Member does not own, directly or indirectly, any other Units.

(c)     Such Company Member has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Company Member.

4.     Termination. This Agreement and the obligations of the Company Members under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the MTA in accordance with its terms; and (c) the mutual agreement of Thunder Bridge II and the Company. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to such termination of this Agreement.

5.     Miscellaneous.

(a)     Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(b)):

If to ParentCo or Thunder Bridge II, to it at:

9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Gary Simanson, CEO
Telephone: (202) 431-0507
Email: gsimanson@thunderbridge.us

with a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave NW, Suite 900
Washington, DC 20001
Attention: Jonathan Talcott; E. Peter Strand
Telephone: (202) 689-2906
Email: Jon.talcott@nelsonmullins.com
Peter.strand@nelsonmullins.com

and

Annex F-2

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Douglas Ellenoff, Esq.

Matthew A. Gray, Esq.

Telephone: (212) 370-1300

Email: ellenoff@egsllp.com; mgray@egsllp.com

If to the Company, to:

indie Semiconductor

32 Journey

Aliso Viejo, California 92656

Attention: Tom Schiller, CFO

Telephone: [•]

Email: Tom@indiesemi.com

with a copy to:

Loeb & Loeb

345 Park Avenue

New York, New York 10154

Attention: Mitchell Nussbaum; Giovanni Caruso

Telephone: (212)407-4159

Email: mnussbaum@loeb.com; gcaruso@loeb.com

If to a Company Member, to the address set forth for such Company Member on the signature page hereof.

(c)     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)     This Agreement, the MTA and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e)     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Member shall be liable for the breach by any other Company Member of this Agreement.

(f)     The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of

Annex F-3

another jurisdiction. All actions, suits or proceedings (collectively, “Action”). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)     This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)     Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)     This Agreement shall not be effective or binding upon any Company Member until such time as the MTA is executed by each of the parties thereto.

(k)     If, and as often as, there are any changes in the Company or the Company Member’s Units by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Member and its Units as so changed.

(l)     Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

Annex F-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THUNDER BRIDGE ACQUISITION II, LTD.
By:
Name: Gary A. Simanson Title: Chief Executive Officer
THUNDER BRIDGE II SURVIVING PUBCO, INC.
By:
Name: Gary A. Simanson Title: President
AY DEE KAY, LLC d/b/a INDIE SEMICONDUCTOR
By:
Name: Donald McClymont Title: Chief Executive Officer

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY MEMBERS
By:

[Signature Page to Company Support Agreement]

Annex F-6

Annex G

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of [•], 2020 (this “Agreement”), by and among Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (together with any successor entity resulting from its domestication, “Thunder Bridge II”), Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“ParentCo”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), Thunder Bridge Acquisition II LLC ( “Sponsor”), and Gary A. Simanson, as managing member of Sponsor (“Simanson”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the MTA (as defined below).

WHEREAS, Thunder Bridge II, the Company, Thunder Bridge II, ParentCo, TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“TBII Merger Sub”), ADK Merger Sub, a Delaware limited liability company and wholly-owned subsidiary of ParentCo (“ADK Merger Sub”) and certain other persons propose to enter into, simultaneously herewith, a master transactions agreement (the “MTA”), a copy of which has been made available to Sponsor, which provides, among other things, that, upon the terms and subject to the conditions thereof, TBII Merger Sub will be merged with and into Thunder Bridge II (the “TBII Merger”), with Thunder Bridge II surviving the TBII Merger as a wholly owned subsidiary of ParentCo, and ADK Merger Sub will be merged with and into the Company (the “ADK Merger”), with the Company surviving the ADK Merger as ultimately, an indirect wholly-owned subsidiary of ParentCo;

WHEREAS, as of the date hereof, the Sponsor owns 8,6245,000 shares of Class B ordinary shares of Thunder Bridge II (all such shares of Thunder Bridge II ordinary shares and any shares of Thunder Bridge II Common Stock, or any successor shares of ParentCo of which ownership of record or the power to vote is hereafter acquired by the Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company, Thunder Bridge II, ParentCo, TBII Merger Sub and ADK Merger Sub to enter into the MTA, the Sponsor and Simanson are executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Sponsor, Simanson, the Company, ParentCo and Thunder Bridge II hereby agrees as follows:

1.     Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as the Company may reasonably request in connection therewith) to vote at any meeting of the stockholders of Thunder Bridge II, and in any action by written consent of the stockholders of Thunder Bridge II, to approve the MTA, all of the Shares (a) in favor of the approval and adoption of the MTA, the transactions contemplated by the MTA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the MTA and considered and voted upon by the stockholders of Thunder Bridge II (including the Voting Matters (as defined in the MTA)), (c) in favor of the approval and adoption of the Equity Incentive Plan (as defined in the MTA), (d) for the appointment, and designation of classes, of the members of the Post-Closing Surviving Pubco Board (as defined in the MTA) and (e) against any action, agreement or transaction (other than the MTA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ParentCo or Thunder Bridge II under the MTA or that would reasonably be expected to result in the failure of the transactions contemplated by the MTA from being consummated. Sponsor acknowledges receipt and review of a copy of the MTA.

2.     Transfer of Shares. Sponsor agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Sponsor Letter (as defined in the MTA), (a) sell, assign, transfer (including by operation of law), lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder.

Annex G-1

3.     Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to the Company as follows:

(a)     The execution, delivery and performance by Sponsor and Simanson of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Sponsor) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b)     Sponsor owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote and, subject to the provisions of the Sponsor Letter, has the full right, power and authority to sell, transfer and deliver such Shares, and Sponsor does not own, directly or indirectly, any other Shares, other than 8,650,000 Thunder Bridge II Warrants held by Sponsor.

(c)     Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by Sponsor.

4.     Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the MTA in accordance with its terms; and (c) the mutual agreement of the Company and Thunder Bridge II. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

5.     Miscellaneous.

(a)     Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5 (b)):

If to ParentCo, Sponsor or Thunder Bridge II:

9912 Georgetown Pike, Suite D203

Great Falls, Virginia 22066

Attention: Gary Simanson, CEO

Telephone: (202) 431-0507

Email: gsimanson@thunderbridge.us

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: Jonathan Talcott; E. Peter Strand

Telephone: (202) 689-2906

Email: Jon.talcott@nelsonmullins.com

Peter.strand@nelsonmullins.com

and

Annex G-2

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Douglas Ellenoff, Esq.

Matthew A. Gray, Esq.

Telephone: (212) 370-1300

Email: ellenoff@egsllp.com; mgray@egsllp.com

If to the Company, to:

indie Semiconductor

32 Journey

Aliso Viejo, California 92656

Attention: Tom Schiller, CFO

Telephone: (949) 608-0854

Email: Tom@indiesemi.com

with a copy to:

Loeb & Loeb

345 Park Avenue

New York, New York 10154

Attention: Mitchell Nussbaum; Giovanni Caruso

Telephone: (212) 407-4159

Email: mnussbaum@loeb.com; gcaruso@loeb.com

(c)     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)     This Agreement, the MTA and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e)     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)     The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party

Annex G-3

hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)     This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)     Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)     This Agreement shall not be effective or binding upon Sponsor until such time as the MTA is executed by each of the parties thereto.

(k)     If, and as often as, there are any changes in Thunder Bridge II or the Thunder Bridge II Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Thunder Bridge II, Sponsor and the Shares as so changed.

(l)     Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

Annex G-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THUNDER BRIDGE ACQUISITION II, LTD.
By:
Name: Gary A. Simanson Title: Chief Executive Officer
THUNDER BRIDGE II SURVIVING PUBCO, INC.
By:
Name: Gary A. Simanson Title: President
AY DEE KAY, LLC D/B/A INDIE SEMICONDUCTOR
By:
Name: Title:

[Signature Page to Sponsor Support Agreement]

Annex G-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPONSOR
Thunder Bridge Acquisition II LLC
By:
Name: Gary Simanson Its: Managing Member
Gary A. Simanson, as Managing Member of Thunder Bridge Acquisition II LLC
By:

[Signature Page to Sponsor Support Agreement]

Annex G-6

Annex H

Thunder Bridge Acquisition II LLC
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066

[•], 2020

Thunder Bridge Acquisition II, Ltd.
9912 Georgetown Pike, Suite D203
Great Falls, Virginia 22066
Attention: Chief Executive Officer

Re:    Sponsor Earnout Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Master Transactions Agreement, dated as of [•], 2020 (as amended, the “Merger Agreement”) by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Parent”), the Merger Subs described therein, Thunder Bridge Acquisition II Ltd., a Cayman Islands exempted company (including any successor entity thereto, including upon the Domestication (as defined in the Merger Agreement), “Thunder Bridge II”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (including the successor entity in its merger with ADK Merger Sub pursuant to the Merger Agreement, the “Company”), the ADK Blockers named therein, ADK Service Provider HoldCo, LLC, and the Company Securityholder Representative. Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

In connection with the Merger Agreement, and pursuant to the authority of the undersigned Managing Member of Thunder Bridge Acquisition II LLC, a Delaware limited liability company (“Sponsor”), under the Organizational Documents of Sponsor to enter into arrangements with respect to Founder Shares (as defined below) to facilitate the initial business combination of Thunder Bridge II, Sponsor agrees to enter into this letter agreement (this “Agreement”) with Parent, Thunder Bridge II and the Company relating to the 8,625,000 Class B ordinary shares of Thunder Bridge II (including the Surviving Pubco Class A Shares into which such shares are converted pursuant to the Domestication and Mergers in accordance with the Merger Agreement, “Founder Shares”) initially purchased by Sponsor in a private placement prior to Thunder Bridge II’s initial public offering, which shares are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and Parent hereby agree as follows:

1.      Sponsor hereby agrees that prior to the Closing it shall enter into an Escrow Agreement with Surviving Pubco and Continental Stock Transfer and Trust, as escrow agent (the “Escrow Agent”), in substantially the form attached as Exhibit A hereto (the “Sponsor Escrow Agreement”), and upon and subject to the Closing, Sponsor shall deposit 3,450,000 of the Founder Shares (subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares (as defined below) after the date of this Agreement) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and in each case only to the extent held in the Sponsor Escrow Account, the “Sponsor Escrow Shares”) into a segregated escrow account (the “Sponsor Escrow Account”) with the Escrow Agent, to be held, along with any other dividends, distributions or other income on the Sponsor Escrow Shares (“Escrow Earnings”), in the Sponsor Escrow Account and disbursed in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

2.      Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, the Sponsor Escrow Shares. Except as otherwise set forth in this Agreement, all of the Sponsor Escrow Shares, together with any Escrow Earnings, shall be retained in the Sponsor Escrow Account unless and until a Stock Price Trigger (as defined below) or Triggering Event (as defined below) has occurred. In the event that, as of December 31, 2027 (the “Termination Date,” and the period from the Closing Date until and including the Termination Date, the “Contingent Period”), neither the Second Stock Price Trigger nor any Triggering Event has occurred, Sponsor will forfeit the remaining Sponsor Escrow Shares and any remaining Escrow Earnings in the Sponsor Escrow Account, and the Escrow Agent shall deliver such

Annex H-1

Sponsor Escrow Shares and such Escrow Earnings to the Surviving Company (with any Sponsor Escrow Shares to be delivered to Surviving Pubco in certificated or book entry form for cancellation by Surviving Pubco). Surviving Pubco and Sponsor shall give joint written instructions to the Escrow Agent to release the applicable Sponsor Escrow Shares promptly (but in any event within five (5) Business Days) after the occurrence of a Stock Price Trigger or Triggering Event; provided, that Surviving Pubco shall notify Sponsor in writing at least three (3) Business Days in advance of and provide written instructions to the Escrow Agent to release one hundred percent (100%) of the Sponsor Escrow Shares upon the occurrence of a Triggering Event described in Sections 6(a), 6(b) or 6(c).

3.      Until and unless the Sponsor Escrow Shares are forfeited, other than as expressly set forth in this Agreement or the Sponsor Escrow Agreement, Sponsor shall have full ownership rights to the Sponsor Escrow Shares, including, without limitation, the right to vote the Sponsor Escrow Shares, except that any Escrow Earnings shall be retained in the Sponsor Escrow Account, to be held in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

4.      Fifty percent (50%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account if the closing price of Surviving Pubco Class A Shares or any equity security that is the successor to Surviving Pubco Class A Shares (“Successor Shares”) on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.50 (in each case, subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period (the “First Stock Price Trigger”).

5.      One hundred percent (100%) of the remaining Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account if the closing price of Surviving Pubco Class A Shares or any Successor Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 (in each case, subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares or Successor Shares after the date of this Agreement) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Contingent Period (the “Second Stock Price Trigger” and together with the First Stock Price Trigger, the “Stock Price Triggers”).

6.      One hundred percent (100%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account upon the first of any of the following to occur (a “Triggering Event”):

a.      if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

b.      if Surviving Pubco Class A Shares or Successor Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy:

i.       any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of Surviving Pubco or its Subsidiaries taken after the Closing with the primary intent of causing, or which would otherwise reasonably be expected to cause, the Surviving Pubco to violate such applicable minimum listing requirements; or

ii.      a minimum price per share requirement of such national securities exchange;

c.      if any of the following shall occur:

i.       there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting

Annex H-2

securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

ii.      the shareholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the asset of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

iii.     any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities.

7.      Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Founder Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Merger Agreement without the consent of Surviving Pubco (subject to compliance with the provisions of the letter agreement, dated as of August 8, 2019 by and among Thunder Bridge II, Sponsor and the directors and officers of Thunder Bridge II named therein (the “Insider Letter”)); provided that (i) any Founder Shares so transferred shall continue to be subject to the terms and conditions of the Insider Letter and, unless otherwise agreed in writing by the Company and Sponsor, the terms and conditions of this Agreement and the Sponsor Escrow Agreement, and (ii) the transferee of such shares shall sign a joinder to this Agreement agreeing to be bound by the obligations applicable to Sponsor and the Founder Shares in this Agreement, in form and substance reasonably acceptable to the Company.

8.      Within ten (10) days following the Closing, Sponsor shall distribute to its members any securities of Parent that it owns in accordance with its Organizational Documents, subject to the terms of this Agreement and the Sponsor Escrow Agreement (the “Liquidation”).

9.      This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by both parties hereto.

10.    Subject to Section 7 above, neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party; provided, that in the event of the Liquidation, Sponsor may, without obtaining the consent of any other party hereto, transfer Sponsor’s rights to the Sponsor Escrow Shares and any Escrow Earnings and its rights and obligations under this Agreement and the Sponsor Escrow Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement and the Sponsor Escrow Agreement that apply to Sponsor hereunder and thereunder; provided, further, that upon any such Liquidation, all of the rights of Sponsor hereunder (other than the rights to receive the Sponsor Escrow Shares and any Escrow Earnings upon their release from the Sponsor Escrow Account in accordance with this Agreement and the Sponsor Escrow Agreement, which rights shall be belong to the Sponsor’s members in accordance with such liquidation) shall automatically be assigned to Gary A. Simanson, solely in his capacity as representative of the Sponsor members in order to ensure continued enforcement of the escrow arrangements on behalf and for the benefit of the Sponsor members, without any further action by any party hereto or any other

Annex H-3

Person. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

11.    This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.10, 11.11 and 11.12, of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

12.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.1 of the Merger Agreement. Notices to Sponsor shall be sent to the following address: Thunder Bridge Acquisition II LLC, 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Gary Simanson, Telephone: (202) 431-0507, Email: gsimanson@thunderbridge.us; with a copy (which shall not constitute notice) to Nelson Mullins Riley & Scarborough LLP, 101 Constitution Ave NW, Suite 900, Washington, DC 20001, Attention: Jon Talcott and E. Peter Strand, Telephone: (202) 689-2983, Email: Peter.Strand@nelsonmullins.com (or such other address as shall be specified in a notice given in accordance with this Section 12 and Section 11.1 of the Merger Agreement).

13.    Each of the parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) except in the case of a natural person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by the Enforcement Exceptions. The Managing Member of the Sponsor represents and warrants that it has the power and authority pursuant to the Organizational Documents of the Sponsor to enter into this Agreement, and agrees to take such actions in accordance with such Organizational Documents as may be necessary or advisable to cause the Sponsor to comply with its obligations hereunder.

14.    This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Annex H-4

Please indicate your agreement to the foregoing by signing in the space provided below.

THUNDER BRIDGE ACQUISITION II LLC
By:
Name:	Gary A. Simanson
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

THUNDER BRIDGE ACQUISITION II, LTD

By:
Name:	Gary A. Simanson
Title:	Chief Executive Officer

AY DEE KAY, LLC

By:
Name:
Title:

{Signature Page to Sponsor Earnout Letter}

Annex H-5

Agreed and acknowledged, effective as of the date first set forth above:

Gary A. Simanson, solely in his capacity as representative of the Sponsor members

{Signature Page to Sponsor Earnout Letter}

Annex H-6

Exhibit A
Form of Sponsor Escrow Agreement

See attachment.

Annex H-7